Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-185568
333-185568-01 through 333-185568-033

PROSPECTUS

Exchange Offer for

7 1/4% Senior Notes due 2020

This is an offer to exchange any of Intelsat Jackson Holdings S.A.’s 7 1/4% Senior Notes due 2020 that you now hold for newly issued 7 1/4% Senior Notes due 2020. The new notes will be issued under an indenture dated as of September 30, 2010. This offer will expire at 5:00 p.m., New York City time, on February 1, 2013, unless we extend the offer. You must tender your original notes by this deadline in order to receive the new notes. We do not currently intend to extend the expiration date.

The exchange of outstanding original notes for new notes in the exchange offer will not constitute a taxable event for U.S. federal income tax purposes. The terms of the new notes to be issued in the exchange offer are substantially identical to the original notes, except that the new notes will be freely tradeable and will not benefit from the registration and related rights pursuant to which we are conducting this exchange offer. All untendered original notes will continue to be subject to the restrictions on transfer set forth in the original notes and in the indenture.

There is no existing public market for your original notes, and there is currently no public market for the new notes to be issued to you in the exchange offer.

Before participating in this exchange offer, please refer to the section in this prospectus entitled “Risk Factors ” commencing on page 20.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus has been prepared on the basis that this exchange offer in any Member State of the European Economic Area which has implemented the Prospectus Directive (each a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of securities. Accordingly, any person making or intending to make any offer in that Relevant Member State of notes which are the subject of the offer contemplated in this prospectus, may only do so in circumstances in which no obligation arises for the Issuer to produce a prospectus for such offer pursuant to Article 3 of the Prospectus Directive in relation to such offer. The Issuer has not authorized, nor does it authorize, the making of any exchange offer in circumstances in which an obligation arises for the Issuer to publish a prospectus for such offer.

In relation to each Relevant Member State with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no exchange offer of notes to the public will be made in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that with effect from and including the Relevant Implementation Date, an exchange offer of notes to the public in that Relevant Member State may be made at any time:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive subject to obtaining the prior consent of the representatives of the Issuer for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive provided that no such offer of notes shall require the Issuer to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

The date of this prospectus is December 27, 2012.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to exchange the notes only in jurisdictions where these offers and exchanges are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus.

Intelsat Jackson Holdings S.A.’s 7 1/4% Senior Notes due 2020 are referred to as the “notes.” The term “original notes” refers to the notes that were issued on April 26, 2012 in a private offering. Unless we indicate differently, when we use the term “notes” or “new notes” in this prospectus, we mean the new notes that we will issue to you if you exchange your original notes. However, unless we indicate differently, references to “notes” for periods prior to the exchange of the original notes for new notes means the original notes. On September 30, 2010, the Issuer issued $1,000,000,000 in aggregate principal amount of 7 1/4% Senior Notes due 2020 (the “existing notes”) that are guaranteed by the Guarantors. On December 16, 2011, we exchanged the existing notes that were issued on September 30, 2010 with the restrictive legends for existing notes not containing the restrictive legends in accordance with the registration rights agreement entered into in connection with the issuance of the existing notes. The original notes were originally issued under CUSIP numbers different from the existing notes; however, following the consummation of this exchange offer, the existing notes and the notes issued in the exchange offer will have the same CUSIP number and be fungible.

INDUSTRY AND MARKET DATA

This prospectus includes information with respect to market share and industry conditions from third-party sources, public filings and based upon our estimates using such sources when available. While we believe that such information and estimates are reasonable and reliable, we have not independently verified the data from third-party sources, including Satellite Communication & Broadcasting World Markets Survey, Ten Year Outlook, dated September 2012, by Euroconsult; Broadband Satellite Markets, 10th Edition, dated April 2011, by NSR; Mobile Satellite Services, 8th Edition, dated May 2012, by NSR; Global Assessment of Satellite Demand, 9th Edition, dated September 2012, by NSR; Global Military Satellite Communications, dated September 2012, 9th Edition, by NSR, Pyramid Research Latin America Forecast Insights, dated September 2012, and Pyramid Research Asia Pacific Forecast Insight, dated September 2012, by Pyramid Research. Similarly, our internal research is based upon our understanding of industry conditions, and such information has not been verified by independent sources. Specifically, when we refer to the relative size, regions served, number of customers contracted, experience and financial performance of our business as compared to other companies in our sector, our assertions are based upon public filings of other operators and comparisons provided by third-party sources, as outlined above.

Throughout this prospectus, unless otherwise indicated, references to market positions are based on third-party market research. If a market position or statement as to industry conditions is based on internal research, it is identified as management’s belief. Throughout this prospectus, unless otherwise indicated, statements as to our relative positions as a provider of services to customers and markets are based upon our market share. For additional information regarding our market share with respect to our customer sets, services and markets, and the bases upon which we determine our market share, see “Business.”

ii

SUMMARY

This summary may not contain all of the information that may be important to you. You should read this prospectus carefully in its entirety before making an investment decision. In particular, you should read the section entitled “Risk Factors” included elsewhere in this prospectus and the consolidated financial statements and notes thereto included elsewhere in this prospectus. In this prospectus, unless otherwise indicated or the context otherwise requires,

•	the terms “we,” “us,” “our” and the “Company” refer to Intelsat S.A. and its currently existing subsidiaries on a consolidated basis,

•	the term “Intelsat Luxembourg” refers to Intelsat (Luxembourg) S.A., Intelsat S.A.’s direct wholly-owned subsidiary,

•	the terms “Intelsat Jackson” and “Issuer” refer to Intelsat Jackson Holdings S.A., Intelsat Luxembourg’s direct wholly-owned subsidiary,

•	the term “Intelsat Global Holdings” refers to Intelsat Global Holdings S.A.,

•	the term “Intelsat Investment Holdings” refers to Intelsat Investment Holdings S.à r.l., Intelsat Global Holdings’ direct wholly-owned subsidiary,

•	the term “Intelsat Holdings” refers to Intelsat Holdings S.A., Intelsat Investment Holdings’ direct wholly-owned subsidiary, and

•	all references to transponder capacity or demand refer to transponder capacity or demand in the C-band and Ku-band only.

OUR COMPANY

Overview

We operate the world’s largest satellite services business, providing a critical layer in the global communications infrastructure. We generate more revenue, operate more satellite capacity, hold more orbital location rights, contract more backlog, serve more commercial customers and deliver services in more countries than any other commercial satellite operator. We provide diversified communications services to the world’s leading media companies, fixed and wireless telecommunications operators, data networking service providers for enterprise and mobile applications, multinational corporations and Internet service providers (“ISPs”). We are also the leading provider of commercial satellite capacity to the U.S. government and other select military organizations and their contractors.

Our network solutions are a critical component of our customers’ infrastructures and business models. Our customers use our global network for a broad range of applications, from global distribution of content for media companies to providing the transmission layer for unmanned aerial vehicles to enabling essential network backbones and broadband access networks for telecommunications providers, including in emerging regions. In addition, our satellite solutions provide higher reliability than is available from local terrestrial telecommunications services in many regions and allow our customers to reach geographies that they would otherwise be unable to serve.

We believe that we have one of the largest, most reliable and most technologically advanced commercial communications networks in the world. Our global communications system features a fleet of over 50 geosynchronous satellites that covers more than 99% of the world’s populated regions. Our satellites primarily provide services in the C- and Ku-band frequencies, which form the largest part of the fixed satellite services (“FSS”) sector. Our satellite capacity is complemented by our suite of IntelsatOneSM managed services, including our terrestrial network comprised of leased fiber optic cable, multiplexed video and data platforms and owned and operated teleports. Our satellite-based network solutions offer distinct technical and economic benefits to our target customers and provide a number of advantages over terrestrial communications systems, including the following:

•	Fast and scalable media and communications infrastructure deployments;

•	Superior end-to-end network availability as compared to the availability of terrestrial networks, due to fewer potential points of failure;

•	Highly reliable bandwidth and consistent application performance, as satellite beams effectively blanket service regions;

•	Ability to extend beyond terrestrial network end points or to provide an alternative path to terrestrial infrastructure;

•	Efficient content distribution through the ability to broadcast high quality signals from a single location to many locations simultaneously;

•	Video neighborhoods, or capacity at orbital locations with a large number of consumer dishes or cable headend dishes pointed to them maximizing potential distribution of television programming; and

•	Rapidly deployable communications infrastructure for disaster recovery.

As of September 30, 2012, our contracted backlog, which is our expected future revenue under existing customer contracts, was approximately $10.8 billion, or more than four times our 2011 annual revenue. For the nine months ended September 30, 2012 and for the year ended December 31, 2011, we generated revenue of approximately $1.9 billion and $2.6 billion, respectively.

We believe we are well-positioned to enjoy growth in free cash flow in the near future based on the following factors:

•	Significant long-term contracted backlog, enabling us to generate steady and predictable revenue streams;

•	High operating leverage, which has allowed us to generate an average Adjusted EBITDA margin of 78% over the three year period ended December 31, 2011;

•	Our $3.7 billion fleet investment program that began in 2008 will be substantially complete in 2012, enhancing our future revenue potential; and

•	A stable, efficient and sustainable tax profile for our global business.

We believe that our leadership position in our attractive sector, global scale, efficient operating and financial profile, diversified customer sets and sizeable contracted backlog, together with the growing worldwide demand for reliable bandwidth, provide us with a platform for success.

Our Sector

Satellite services are an integral and growing part of the global communications infrastructure. Through unique capabilities, such as the ability to effectively blanket service regions, to offer point-to-multipoint distribution and to provide a flexible architecture, satellite services complement, and for certain applications are preferable to, terrestrial telecommunications services, including fiber and wireless technologies. The FSS sector is expected to generate revenues of approximately $11.6 billion in 2013, and C- and Ku-band transponder service revenue is expected to grow by a compound annual growth rate (“CAGR”) of 4.1% from 2012 to 2017 according to a study issued in 2012 by NSR, a leading international market research and consulting firm specializing in satellite and wireless technology and applications.

In recent years, the addressable market for FSS has expanded to include mobile applications because existing mobile satellite systems cannot provide the broadband access required by high bandwidth mobile platforms, such as ships and aircrafts, including unmanned aerial vehicles.

Our sector is noted for having favorable operating characteristics, including long-term contracts, high renewal rates and strong cash flows. The fundamentals of our sector—solid growth in demand, moderate price improvements and high operating margins—were maintained throughout the recent economic downturn.

There is a finite number of geostationary orbital slots in which FSS satellites can be located, and many orbital locations already hold operational satellites pursuant to complex regulatory processes involving many international and national governmental bodies. We currently hold the largest number of rights to orbital slots in the most valuable C- and Ku-band spectrums.

We believe a number of fundamental trends are creating increasing demand for satellite services:

•	Globalization of economic activities is increasing the geographic expansion of corporations and the communications networks that support them while creating new audiences for content;

•	Connectivity and broadband access are essential elements of infrastructure supporting the rapid economic growth of developing nations;

•	The emergence of new content consumers resulting from economic growth in developing regions results in increased demand for free-to-air and pay-TV content, including cable and direct-to-home (“DTH”);

•	Proliferation of formats results in increased bandwidth requirements as content owners seek to maximize distribution to multiple viewing audiences across multiple technologies;

•	Mobility applications, such as wireless phone services, maritime communications and aeronautical services, are fueling demand for mobile bandwidth; and

•	Increased government applications resulting from significant technology advancements in aeronautical data and video services.

Our Strategy

We seek revenue growth and increased cash flows by expanding our leading infrastructure business in high growth regions and applications while maintaining our focus on operational discipline. Given our efficient operating structure, we believe our strategies will position us to continue to deliver high operating margins, and to generate strong cash flow and growth as our current fleet investment program is completed. The key components of our strategy include the following:

Focus our core business on attractive and growing broadband, mobility and media applications and innovative government solutions

We are a business-to-business provider of critical communications infrastructure. We have an industry-leading position in each of the customer sets served by our business. We intend to leverage our leading position, customer relationships, global network and regional strengths to capture new business opportunities as our customers expand their service territories, introduce new offerings and add new capabilities.

Network Services:	Provide broadband services in support of growing demand from emerging regions and mobility applications such as those serving the maritime and aeronautical industries and capacity to support continued expansion of cellular networks in emerging regions.

Media:	Supply capacity to support new and expanding DTH television platforms and global content distributions.

Government:	Deliver bandwidth to support transmission requirements from mobile platforms, including drones, access to space for hosted payloads and diversified solutions for complex global networks.

Optimize our space-based assets, including orbital locations and spacecraft

We intend to maximize the revenues and returns generated by our assets by managing capacity in a disciplined and efficient manner. Key elements of our strategy include:

•

Relocating bandwidth in order to support customer growth or to capture emerging opportunities. For instance, in 2009 we moved two satellites in our fleet to new orbital locations in a matter of months in order to support special military requirements;

•	Optimizing our space-based assets by creating additional marketable capacity through re-assigning traffic (grooming), repointing steerable beams and relocating satellites; and

•

Allocating capital based on expected returns and market demand, and being disciplined in the selection of the number, size and characteristics of replacement and new satellites to be launched. We do not expect to replace our existing fleet of over 50 satellites on a one-for-one basis.

Leverage the growth capacity resulting from completion of the current fleet investment program

Our $3.7 billion fleet investment program that began in 2008 will be substantially complete in 2012. We will utilize our new and enhanced capacity to support our customers’ business needs and to increase our revenue growth potential. Key characteristics of our refreshed fleet are expected to include:

•	A significant increase in the proportion of high-power, land mass-focused transponders suitable for broadband and video applications;

•	Expanded capacity to serve our faster-growth network services and government customers, particularly in emerging regions;

•	Ku-band “mobility beams,” providing highly reliable broadband capability for maritime and aeronautical applications on a global basis;

•	Expanded capacity at our most valuable regional video distribution neighborhoods;

•	Reduced risk of anomalies resulting from the replacement of satellites with known health issues; and

•	A modest increase in the total amount of station-kept transponder capacity after the majority of the remaining satellites in this program have been launched and placed into service in 2013.

In addition, we intend to leverage our frequent satellite launches and collection of orbital rights to address opportunities to supply specialized capabilities for large media companies and government applications. For instance, in September 2011 we announced an agreement with DIRECTV Latin America to provide customized services for DTH satellite services on two new satellites, and we recently integrated a specialized payload for the Australian Defence Force into our Intelsat 22 satellite, which we launched in 2012.

Incorporate new technology into our core network to capture growth from new applications and evolving customer requirements

Our global scale, leadership position and technical expertise in procuring and designing satellites enable us to identify and capitalize on new opportunities in satellite services. As satellites reach the end of their service lives, we have an ongoing opportunity to refresh the technology we use to serve our customers, resulting in flexibility to address new opportunities as they are identified. As a result, we believe that we are well positioned to efficiently incorporate new technologies into our network, such as:

•

The use of high throughput satellites, such as our Intelsat EPICNG platform, to significantly improve the performance of our network and thereby decrease our cost per bit delivered, increasing the value we can provide to customers and expanding our addressable market into new fixed and mobile broadband applications, including maritime and aeronautical services;

•	IP-based networking and distribution, including growing use of new media formats and compression techniques, as well as infrastructure applications in emerging regions;

•	Enhanced technology for our terrestrial network to deliver converging video and IP content, thus expanding the services we provide to the media and telecommunications industries; and

•

Compression technologies for our ground network to reduce the bandwidth necessary for network service applications, increasing our customers’ efficiency and expanding our market potential, particularly in emerging regions.

Drive innovation through creative acquisitions and new business models

Our record of capitalizing on strategic growth opportunities through targeted acquisitions is well established. In addition, we have demonstrated our ability to integrate acquisitions efficiently and quickly, due to our scale and our centralized satellite operations philosophy. Going forward, we will consider select acquisitions of complementary businesses or technologies that enhance our product and geographic portfolio and can benefit from our scale, scope and status as a global leader.

Recent Transactions

On October 3, 2012, Intelsat Jackson completed an offering of $640,000,000 aggregate principal amount of 6 5/8% Senior Notes due 2022 (the “2022 Jackson Notes”). The net proceeds from the offering were used by Intelsat Jackson to repurchase or redeem all of its outstanding 11 1/4% Senior Notes due 2016 (the “2016 Intelsat Jackson Notes”) as described below.

On September 19, 2012, Intelsat Jackson commenced a tender offer (the “Tender Offer”) to purchase for cash any and all of its outstanding $603.2 million aggregate principal amount of 2016 Intelsat Jackson Notes. On October 3, 2012, Intelsat Jackson used a portion of the proceeds from the sale of the 2022 Jackson Notes to purchase $442,302,000 aggregate principal amount of 2016 Intelsat Jackson Notes tendered in connection with the Tender Offer. On October 18, 2012, Intelsat Jackson used an additional portion of such proceeds to purchase $20,000 aggregate principal amount of 2016 Intelsat Jackson Notes tendered in connection with the Tender Offer. On November 2, 2012, Intelsat Jackson redeemed all of the remaining outstanding 2016 Intelsat Jackson Notes at a redemption price of 103.75% of the principal amount thereof, plus accrued and unpaid interest (the “Redemption”).

On October 3, 2012, Intelsat Jackson entered into an Amendment and Joinder Agreement (the “Jackson Credit Agreement Amendment”), which amended the Intelsat Jackson Secured Credit Agreement. As a result of the Jackson Credit Agreement Amendment, interest rates for borrowings under the term loan facility and the revolving credit facility will be (i) the London Inter-Bank Offered Rate (“LIBOR”) plus 3.25%, or (ii) the Above Bank Rate (“ABR”) plus 2.25%. Following the Jackson Credit Agreement Amendment, the interest rate may decrease to LIBOR plus 3.00% or ABR plus 2.00% based on the corporate family rating of Intelsat Jackson from Moody’s Investors Service, Inc. LIBOR and the ABR, plus the applicable margins, will be determined as specified in the Intelsat Jackson Secured Credit Agreement, as amended by the Jackson Credit Agreement Amendment, and LIBOR will not be less than 1.25% per annum.

On October 5, 2012 Intelsat S.A. purchased Convergence SPV Ltd.’s (“Convergence Partners”) 25.1% equity interest in New Dawn Satellite Company, Ltd. (“New Dawn”), the joint venture that owns the Intelsat New Dawn satellite (the “New Dawn Equity Purchase”). As a result, Intelsat became the sole owner of the Intelsat New Dawn satellite, which was re-named Intelsat 28. The joint venture is fully consolidated in our financial statements. In connection with the New Dawn Equity Purchase, on October 5, 2012, Intelsat also repaid in full the remaining $82.6 million outstanding under the New Dawn secured credit agreement, dated December 5, 2008, and related interest rate swaps.

The offering of the 2022 Jackson Notes, the Tender Offer, the Redemption, the New Dawn Equity Purchase and repayment of the outstanding borrowings under the New Dawn secured credit agreement are collectively referred to as the “Recent Transactions.” Except where explicitly stated otherwise herein, or where the context otherwise requires, the information in this prospectus, including all financial and pro forma information, does not give effect to the Recent Transactions.

Corporate and Other Information

The Issuer and certain of the guarantors are public limited liability companies (sociétés anonymes) that are registered in Luxembourg. The Issuer is registered at the Register of Commerce and Companies in Luxembourg (the “R.C.S. Luxembourg”) under number B 149959, Intelsat S.A. is registered at the R.C.S. Luxembourg under number B 149970 and Intelsat Luxembourg is registered at the R.C.S. Luxembourg under the number B 149942. The mailing address and telephone number of the registered office of each of these companies is: 4, rue Albert Borschette, L-1246 Luxembourg, Grand Duchy of Luxembourg, tel: +(352) 27-84-1600.

ORGANIZATIONAL STRUCTURE

The following chart summarizes our ownership, corporate structure and principal amount of third-party indebtedness in millions of dollars as of September 30, 2012 on a pro forma basis after giving effect to the Recent Transactions. The following chart excludes $48.8 million of third-party debt of Horizons Satellite Holdings LLC (“Horizons Holdings”), a joint venture that is consolidated in our results.

(1)	Intelsat S.A.’s senior notes are carried at a discount from their face value, created as a result of fair value accounting associated with the completion by Intelsat Global Subsidiary S.A. (formerly known as Serafina Acquisition Limited) of its acquisition of 100% of the equity ownership of Intelsat Holdings (the “Sponsors Acquisition”) on February 4, 2008. The amount shown here does not reflect this discount.
(2)	Intelsat S.A. guarantees the senior notes noted in this table and the unsecured term loans due 2014 under the Intelsat Jackson Unsecured Credit Agreement and the New Intelsat Jackson Unsecured Credit Agreement. The amounts shown here do not reflect Intelsat S.A.’s obligations under these guarantees.
(3)	Intelsat Luxembourg guarantees Intelsat Jackson’s obligations under the Intelsat Jackson Secured Credit Agreement, the unsecured term loans due 2014 under the Intelsat Jackson Unsecured Credit Agreement and the New Intelsat Jackson Unsecured Credit Agreement and the senior notes of Intelsat Jackson noted in this table. The amounts shown here do not reflect Intelsat Luxembourg’s obligations under these guarantees.
(4)	Guaranteed by certain subsidiaries of Intelsat Jackson.
(5)

Intelsat Jackson’s 8 1/2% Senior Notes due 2019 are carried at a discount from their face value as a result of their discount pricing at issuance. The amount shown does not reflect the unamortized discount from face value.

(6)

Certain subsidiaries guarantee Intelsat Jackson’s obligations under the Intelsat Jackson Secured Credit Agreement, the unsecured term loans due 2014 under the Intelsat Jackson Unsecured Credit Agreement and the New Intelsat Jackson Unsecured Credit Agreement and the senior notes of Intelsat Jackson noted in this table other than the 6 5/ 8% Senior Notes due 2022.

OWNERSHIP

Intelsat Jackson is owned 100% by Intelsat Luxembourg. Intelsat Luxembourg is owned 100% by Intelsat S.A., which is 100% owned by Intelsat Holdings. Intelsat Holdings is owned 100% by Intelsat Investment Holdings, which is 100% owned by Intelsat Global Holdings. Substantially all of Intelsat Global Holdings’ common equity is beneficially owned by BC Partners, Silver Lake, certain other equity sponsors and members of management and our employees.

BC Partners is a leading international private equity firm, operating through integrated teams based in Hamburg, London, Milan, New York and Paris, with advised funds in excess of €10bn. For over 25 years, the firm has developed a long track record of successfully acquiring and developing businesses in partnership with management, having made 79 investments with a combined enterprise value of €74 billion. Recent investments include Intelsat, Office Depot, Com Hem, Brenntag and MultiPlan.

Silver Lake is the leader in private investment in technology and technology-enabled industries. Silver Lake invests with the strategic and operational insights of an experienced industry participant. Silver Lake Partners, Silver Lake’s large-cap investment platform, pursues large-scale private investments in companies within the technology, technology-enabled and related growth industries. Silver Lake employs over 70 investment and value creation professionals located in offices in Silicon Valley, New York, London, Hong Kong, Shanghai and Tokyo.

Summary of the Exchange Offer

Notes Offered for Exchange	We are offering up to $1,200,000,000 aggregate principal amount of our new 7 1/4% Senior Notes due 2020 in exchange for an equal aggregate principal amount of our original 7 1/4% Senior Notes due 2020 on a one-for-one basis.

The new notes have substantially the same terms as the original notes you hold, except that the new notes have been registered under the Securities Act of 1933, as amended, referred to as the Securities Act of 1933, and therefore will be freely tradable and will not contain the provisions for an increase in the interest rate related to defaults in our agreement to carry out this exchange offer.

The Exchange Offer	We are offering to exchange $2,000 principal amount, or integral multiples of $1,000 in excess thereof, of new notes for each $2,000 principal amount, or integral multiples of $1,000 in excess thereof, of your original notes. In order to be exchanged, your original notes must be properly tendered and accepted. All original notes that are validly tendered and not withdrawn will be exchanged.

Ability to Resell Notes	We believe that the new notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933 if:

•	the notes issued in the exchange offer are being acquired in the ordinary course of your business;

•	you are not participating, do not intend to participate and have no arrangement with any person to participate in the distribution of notes issued to you in the exchange offer;

•	you are not an affiliate of ours; and

•	you are not a broker-dealer tendering original notes acquired directly from us for your own account.

By tendering your original notes as described below, you will be making representations to this effect. If you are an affiliate, you will not be able to resell or otherwise transfer the new notes without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, and you will be required to represent that you will comply with the registration and prospectus delivery requirements of the Securities Act of 1933 and will provide information to be included in the shelf registration statement in order to have your new notes included in such shelf registration statement. See “The Exchange Offer—Representations We Need From You Before You May Participate in the Exchange Offer.”

In relation to each Relevant Member State, you will need to represent and agree that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State

(the “Relevant Implementation Date”) you have not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that you may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive subject to obtaining the prior consent of the representatives of the Issuer for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive provided that no such offer of notes shall require the Issuer to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

CUSIP Numbers and Fungibility	On September 30, 2010, the Issuer issued $1,000,000,000 in aggregate principal amount of 7 1/4% Senior Notes due 2020 (the “existing notes”) that are guaranteed by the Guarantors. On December 16, 2011, we exchanged the existing notes that were issued on September 30, 2010 with the restrictive legends for existing notes not containing the restrictive legends in accordance with the registration rights agreement entered into in connection with the issuance of the existing notes. The original notes were originally issued under CUSIP numbers different from the existing notes; however, following the consummation of this exchange offer, the existing notes and the notes issued in the exchange offer will have the same CUSIP number and be fungible.

Those Excluded from the Exchange Offer	You may not participate in the exchange offer if you are:

•	a holder of original notes in any jurisdiction in which the exchange offer is not, or your acceptance will not be, legal under the applicable securities or blue sky laws of that jurisdiction;

•

a holder of original notes who is an affiliate of ours, unless you represent that you will comply with the registration and prospectus delivery requirements of the Securities Act of 1933 and will provide information to be included in a shelf registration statement in order to have your new notes included in such shelf registration statement; or

•	a holder of original notes in any Relevant Member State in which the exchange offer would require the Issuer to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

Consequences of Failure to Exchange Your Original Notes	After the exchange offer is complete, you will no longer be entitled to exchange your original notes for registered notes. If you do not exchange your original notes for new notes in the exchange offer, your original notes will continue to have the restrictions on transfer contained in the original notes and in the indenture governing the original notes. In general, your original notes may not be offered or sold unless registered under the Securities Act of 1933, unless there is an exemption from, or unless in a transaction not governed by, the Securities Act of 1933 and applicable state securities laws. We have no current plans to register your original notes under the Securities Act of 1933.

Expiration Date	The exchange offer expires at 5:00 p.m., New York City time, on February 1, 2013, the expiration date, unless we extend the offer.

We do not currently intend to extend the expiration date.

Conditions to the Exchange Offer	The exchange offer has customary conditions that may be waived by us. There is no minimum aggregate amount of original notes that must be tendered to complete the exchange offer.

Procedures for Tendering Your Original Notes	If you wish to tender your original notes for exchange in the exchange offer, you or the custodial entity through which you hold your notes must send to Wells Fargo Bank, National Association, the exchange agent, on or before the expiration date of the exchange offer:

•

a properly completed and executed letter of transmittal, which has been provided to you with this prospectus, together with your original notes and any other documentation requested by the letter of transmittal; and

•	for holders who hold their positions through The Depository Trust Company, referred to as DTC:

•	an agent’s message from DTC stating that the tendering participant agrees to be bound by the letter of transmittal and the terms of the exchange offer;

•	your original notes by timely confirmation of book-entry transfer through DTC; and

•	all other documents required by the letter of transmittal.

Holders who hold their positions through Euroclear and Clearstream, Luxembourg must adhere to the procedures described in “The Exchange Offer—Procedures for Tendering Your Original Notes.”

Special Procedures for Beneficial Owners	If you beneficially own original notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your original notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf.

Guaranteed Delivery Procedures for Tendering Original Notes	If you wish to tender your original notes and the original notes are not immediately available, or time will not permit your original notes or other required documents to reach Wells Fargo Bank, National Association before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, you may tender your original notes according to the guaranteed delivery procedures set forth under “The Exchange Offer—Guaranteed Delivery Procedures.”

Withdrawal Rights	You may withdraw the tender of your original notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

U.S. Tax Considerations	The exchange of original notes for new notes will not constitute a taxable event for U.S. federal income tax purposes. Rather, the notes you receive in the exchange offer will be treated as a continuation of your investment in the original notes. For additional information regarding U.S. federal income tax considerations, you should read the discussion under “Taxation—U.S. Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any proceeds from the issuance of the notes in the exchange offer. We will pay all expenses incidental to the exchange offer.

Exchange Agent	Wells Fargo Bank, National Association is serving as the exchange agent. Its contact information is as follows:

By Registered or Certified Mail: WELLS FARGO BANK, N.A. Corporate Trust Operations MAC N9303-121 PO Box 1517 Minneapolis, MN 55480	By Regular Mail or Overnight Courier: WELLS FARGO BANK, N.A. Corporate Trust Operations MAC N9303-121 Sixth & Marquette Avenue Minneapolis, MN 55479

In Person by Hand Only: WELLS FARGO BANK, N.A. 12th Floor—Northstar East Building Corporate Trust Operations 608 Second Avenue South Minneapolis, MN 55479

By Facsimile (For Eligible Institutions only):

fax. (612) 667-6282

Attn. Bondholder Communications

For Information or Confirmation by Telephone: (800) 344-5128, Option 0 Attn. Bondholder Communications

Please review the information under the heading “The Exchange Offer” for more detailed information concerning the exchange offer.

SUMMARY DESCRIPTION OF NOTES

The notes are governed by an indenture, dated September 30, 2010, among the Issuer, the guarantors and Wells Fargo Bank, National Association, as trustee. The following is a summary of certain terms of the indenture and the notes and is qualified in its entirety by the more detailed information contained under the heading “Description of Notes” elsewhere in this prospectus. Certain descriptions in this prospectus of provisions of the indenture are summaries of such provisions and are qualified herein by reference to the indenture.

Issuer	Intelsat Jackson Holdings S.A.

Notes Offered	Up to $1,200.0 million in aggregate principal amount of 7 1/4% senior notes due 2020 (the “new notes”).

The terms of the new notes will be identical in all material respects to the terms of the original notes, except that the new notes have been registered under the Securities Act of 1933, as amended, and therefore will not contain transfer restrictions and will not contain the provisions for an increase in the interest rate related to defaults in the agreement to carry out this exchange offer.

Maturity	The notes will mature on October 15, 2020.

Interest	The notes will bear interest at a rate of 7 1/4% per annum.

Interest Payment Dates	Interest on the notes will be payable semi-annually on April 1 and October 1 of each year.

Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Guarantees	Intelsat S.A., Intelsat Luxembourg and certain of the direct and indirect subsidiaries of the Issuer that guarantee the Issuer’s obligations under the Intelsat Jackson Secured Credit Agreement will unconditionally guarantee the notes.

Ranking	The notes will be the Issuer’s senior unsecured obligations, ranking equally in right of payment with all of the Issuer’s existing and future senior unsecured indebtedness. The notes will be effectively subordinated to the Issuer’s existing and future secured indebtedness, including the Issuer’s senior secured credit facilities, to the extent of the assets securing that indebtedness. The notes will be structurally subordinated in right of payment to the existing and future indebtedness of the Issuer’s existing and future subsidiaries that are not guarantors.

The guarantees of the notes will be each guarantor’s senior unsecured obligations, ranking equally in right of payment with all of such guarantor’s existing and future senior unsecured indebtedness. The guarantees will be effectively subordinated to each guarantor’s existing and future secured indebtedness to the extent of the assets securing that indebtedness and structurally subordinated to all obligations of any subsidiary of such guarantor if that subsidiary is not a guarantor.

As of September 30, 2012, on a pro forma basis after giving effect to the Recent Transactions, (a) the Issuer and its subsidiaries would have had approximately $10.4 billion principal amount of total third-party indebtedness on a consolidated basis, approximately $3.4 billion of which would have been secured indebtedness, (b) Intelsat Luxembourg would have had approximately $15.7 billion principal amount of total third-party indebtedness on a consolidated basis, approximately $3.4 billion of which would have been secured indebtedness, and (c) Intelsat S.A. would have had approximately $16.1 billion principal amount of total third-party indebtedness on a consolidated basis, approximately $3.4 billion of which would have been secured indebtedness.

In addition, as of September 30, 2012, the Issuer had $339.3 million (net of standby letters of credit) of availability under its senior secured credit facilities, all of which would be obligations of the Issuer and the guarantors of the senior secured credit facilities, including Intelsat Luxembourg and certain subsidiaries of the Issuer.

Optional Redemption	The Issuer may redeem all or a portion of the notes at any time prior to October 15, 2015, at a price equal to 100% of the principal amount thereof plus the make-whole premium described in “Description of Notes—Optional Redemption.”

Thereafter, the Issuer may redeem all or a portion of the notes at the applicable redemption prices listed in “Description of Notes—Optional Redemption,” plus accrued and unpaid interest.

At any time, which may be more than once, before October 15, 2013, the Issuer may redeem up to 35% of the outstanding notes with the proceeds of certain equity offerings and capital contributions, as long as:

•	the Issuer pays a redemption price equal to 107.250% of the principal amount of such notes (plus any accrued and unpaid interest);

•	the notes are redeemed within 90 days of completing such equity offering or of such capital contribution; and

•	at least 65% of the aggregate principal amount of such notes remains outstanding afterwards.

Change of Control	If a change of control of the Issuer occurs, the Issuer must give holders of the notes the opportunity to sell the Issuer their notes at 101% of their principal amount, plus accrued interest.

The Issuer might not be able to pay you the required price for notes you present to it at the time of a change of control because:

•	the Issuer might not have enough funds at that time; or

•	the terms of the Issuer’s other debt may prevent it from paying.

Asset Sale Proceeds	If the Issuer or certain of its subsidiaries engage in asset sales or receive certain proceeds from certain events of loss, the Issuer generally must either invest the net cash proceeds from such sales or events of loss in our business within a specified period of time, prepay senior debt or make an offer to purchase a principal amount of the notes equal to the excess net cash proceeds. The purchase price of the notes will be 100% of their principal amount, plus accrued interest, if any, to the repurchase date.

Certain Covenants	The indenture governing the notes contains covenants that, among other things, limit the Issuer’s and certain of its subsidiaries’ ability to:

•	incur or guarantee additional indebtedness or issue disqualified or preferred stock;

•	pay dividends or distributions on the Issuer’s ordinary shares or repurchase the Issuer’s ordinary shares;

•	make certain investments;

•	create liens on their assets to secure debt;

•	enter into transactions with affiliates;

•	merge, consolidate or amalgamate with another company; and

•	transfer and sell assets.

These covenants are subject to a number of important limitations and exceptions. See “Description of Notes.”

Governing Law	The notes will be, and the indenture governing the notes is, governed by New York law.

Absence of a Public Market for the New Notes	The new notes are new securities with no established market for them. We cannot assure you that a market for these new notes will develop or that this market will be liquid. Please refer to the section of this prospectus entitled “Risk Factors—Risks Relating to Our Substantial Indebtedness and the Notes—There has not been, and may not be, a public market for the notes.”

Form of the New Notes	The new notes will be represented by one or more permanent global securities in registered form deposited on behalf of The Depository Trust Company with Wells Fargo Bank, National Association, as custodian. You will not receive new notes in certificated form unless one of the events described in the section of this prospectus entitled “Book-Entry; Delivery and Form—Exchange of Global Exchange Notes for Certificated Notes” occurs. Instead, beneficial interests in the new notes will be shown on, and transfers of these new notes will be effected only through, records maintained in book-entry form by The Depository Trust Company with respect to its participants.

Risk Factors	Investing in the new notes involves substantial risk. See “Risk Factors” beginning on page 20 for a discussion of certain factors that you should carefully consider before deciding to invest in the notes.

Summary Historical Consolidated Financial and Other Data

The following information is only a summary and should be read in conjunction with “Capitalization,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and their notes included elsewhere in the prospectus.

Our summary historical consolidated statement of operations data and cash flow data for the years ended December 31, 2009, 2010 and 2011, and the summary consolidated balance sheet data as of December 31, 2010 and 2011 have been derived from our audited consolidated financial statements, which have been prepared in accordance with U.S. GAAP and are included elsewhere in this prospectus. The consolidated balance sheet data as of December 31, 2009 have been derived from our audited consolidated financial statements that are not included in this prospectus.

Our summary historical consolidated statement of operations data and cash flow data for the nine months ended September 30, 2011 and 2012 and the summary consolidated balance sheet data as of September 30, 2012 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. The summary consolidated balance sheet data as of September 30, 2011 have been derived from our unaudited condensed consolidated financial statements not included in this prospectus. The unaudited condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth herein. Interim financial results are not necessarily indicative of results to be expected for the full year or any future reporting period.

	Year Ended December 31,			Nine Months Ended September 30,
	2009	2010	2011	2011	2012
	($ in thousands)
Consolidated Statement of Operations Data:
Revenue	$2,513,039	$2,544,652	$2,588,426	$1,935,515	$1,937,783
Operating expenses:
Direct costs of revenue (excluding depreciation and amortization)	401,826	413,400	417,179	316,749	307,224
Selling, general and administrative	259,944	220,207	208,189	157,516	151,300
Depreciation and amortization	804,037	798,817	769,440	583,196	567,472
Impairment of asset value(1)	499,100	110,625	—	—	—
Losses on derivative financial instruments	2,681	89,509	24,635	24,163	37,651

Total operating expenses	1,967,588	1,632,558	1,419,443	1,081,624	1,063,647

Income from operations	545,451	912,094	1,168,983	853,891	874,136
Interest expense, net	1,362,823	1,379,019	1,309,484	992,084	950,073
Gain (loss) on early extinguishment of debt	4,697	(76,849)	(326,183)	(326,183)	(46,489)
Earnings (loss) from previously unconsolidated affiliates	517	503	(24,658)	(24,658)	—
Other income (expense), net	41,496	9,124	1,955	7,753	(20,982)

Loss before income taxes	(770,662)	(534,147)	(489,387)	(481,281)	(143,408)
Provision for (benefit from) income taxes	11,399	(26,378)	(55,393)	(48,931)	(1,110)

Net loss	(782,061)	(507,769)	(433,994)	(432,350)	(142,298)
Net loss (income) attributable to noncontrolling interest	369	2,317	1,106	2,942	(643)

Net loss attributable to Intelsat S.A.	$(781,692)	$(505,452)	$(432,888)	$(429,408)	$(142,941)

Consolidated Cash Flow Data:
Net cash provided by operating activities	$873,656	$1,018,218	$916,060	$673,220	$559,563
Net cash used in investing activities	(947,095)	(954,614)	(850,431)	(620,612)	(725,101)
Net cash provided by (used in) financing activities	73,001	150,698	(465,234)	(453,022)	106,827
Other Data:
Capital expenditures	$943,133	$982,127	$844,688	$615,113	$715,101
Contracted Backlog (at period end)	9,416,652	9,829,180	10,742,217	10,747,267	10,762,389
Number of satellites (at period end)	54	54	52	52	53
Debt (principal amount)(2)	$15,592,697	$16,104,335	$16,067,409	$16,070,557	$16,111,573
Net debt(2)	15,115,126	15,411,405	15,772,709	15,775,136	15,880,327
Cash interest expense(3)	978,515	954,111	1,196,416	921,812	924,977
EBITDA(4)	1,391,501	1,720,538	1,915,720	1,420,182	1,420,626

	As of December 31,			As of September 30,
	2009	2010	2011	2011	2012
	($ in thousands)
Consolidated Balance Sheet Data (at period end):
Cash and cash equivalents, net of restricted cash	$477,571	$692,930	$294,700	$295,421	$231,246
Restricted cash(5)	—	—	94,131	—	—
Satellites and other property and equipment, net	5,781,955	5,997,283	6,142,731	6,179,780	6,403,078
Total assets	17,342,935	17,592,367	17,361,406	17,283,553	17,363,549
Total debt	15,320,699	15,916,625	16,002,330	15,999,183	16,085,536
Shareholder’s deficit	(210,763)	(698,941)	(1,143,375)	(1,105,589)	(1,265,536)

(1)	The non-cash impairment charge in 2009 due to the impairment of our rights to operate at orbital locations. The non-cash impairment charge in 2010 includes $104.1 million for the write-down in the value of our Galaxy 15 satellite to its estimated fair value following an anomaly and $6.5 million for the non-cash write-off of our IS-4 satellite, which was deemed to be unrecoverable due to an anomaly, including a write-off of the related deferred performance incentive obligations.
(2)	Debt (principal amount) for Intelsat S.A. excludes any unamortized discounts or premiums relating to the outstanding debt. Net debt represents debt (principal amount) less cash and cash equivalents, net of restricted cash.
(3)	Cash interest expense excludes (i) amortization of debt issuance costs, (ii) amortization of the unamortized discount and premium on certain of Intelsat S.A.’s, Intelsat Luxembourg’s, Intelsat Jackson’s, Intelsat Subsidiary Holding Company S.A.’s (“Intelsat Sub Holdco”, and Intelsat Intermediate Holding Company S.A.’s former indirect wholly-owned subsidiary) and Intelsat Corporation’s (formerly known as “PanAmSat Corporation” and Intelsat Jackson’s indirect wholly-owned subsidiary) senior notes and credit facilities, (iii) accretion of principal related to the senior discount notes of Intelsat Intermediate Holding Company S.A., Intelsat Jackson’s former direct wholly-owned subsidiary, (iv) payment-in-kind interest related to Intelsat Luxembourg’s Senior PIK Election Notes due 2017 (the “2017 PIK Notes”) and (v) the imputed interest associated with satellite performance incentives.
(4)	EBITDA consists of earnings before net interest, gain (loss) on early extinguishment of debt, taxes and depreciation and amortization. Given our high level of leverage, refinancing activities are a frequent part of our efforts to manage our costs of borrowing. Accordingly, we consider gain (loss) on early extinguishment of debt to be an element of interest expense. EBITDA is a measure commonly used in the FSS sector, and we present EBITDA to enhance understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, EBITDA is not a measure of financial performance under U.S. GAAP, and our EBITDA may not be comparable to similarly titled measures of other companies. EBITDA should not be considered as an alternative to operating income (loss) or net income (loss) attributable to Intelsat S.A., determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity.

Set forth below is a reconciliation of net loss to EBITDA:

	Year Ended December 31, 2009	Year Ended December 31, 2010	Year Ended December 31, 2011	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2012
Net loss	$(782,061)	$(507,769)	$(433,994)	$(432,350)	$(142,298)
Add:
Interest expense, net	1,362,823	1,379,019	1,309,484	992,084	950,073
(Gain) loss on early extinguishment of debt	(4,697)	76,849	326,183	326,183	46,489
Provision for (benefit from) income taxes	11,399	(26,378)	(55,393)	(48,931)	(1,110)
Depreciation and amortization	804,037	798,817	769,440	583,196	567,472

EBITDA	$1,391,501	$1,720,538	$1,915,720	$1,420,182	$1,420,626

(5)	Restricted cash is related to the proceeds from a New Dawn insurance settlement, which was held in a specific account and used to prepay certain of New Dawn’s debt obligations, along with associated fees, in July 2012.

RISK FACTORS

You should carefully consider the risks described below before deciding to invest in the notes. The risks described below are not the only ones that we may face. Additional risks that are not currently known to us or that we currently consider immaterial may also impair our business, financial condition or results of operations.

Risk Factors Relating to Our Indebtedness and the Notes

If you do not elect to exchange your original notes for new notes, you will hold securities that are not registered and that contain restrictions on transfer.

The original notes that are not tendered and exchanged will remain restricted securities. If the exchange offer is completed, we will not be required to register any remaining original notes, except in the very limited circumstances described in the registration rights agreement for the original notes. That means that if you wish to offer, sell, pledge or otherwise transfer your original notes at some future time, they may be offered, sold, pledged or transferred only if an exemption from registration under the Securities Act of 1933 is available or, outside of the United States, to non-U.S. persons in accordance with the requirements of Regulation S under the Securities Act of 1933 or in accordance with exemptions under the Prospectus Directive. Any remaining original notes will bear a legend restricting transfer in the absence of registration or an exemption from registration.

We have a substantial amount of indebtedness, which may adversely affect our cash flow and our ability to operate our business, remain in compliance with debt covenants and make payments on our indebtedness, including the notes.

As of September 30, 2012, on a pro forma basis after giving effect to the Recent Transactions, (a) the Issuer and its subsidiaries would have had approximately $10.4 billion principal amount of total third-party indebtedness on a consolidated basis, approximately $3.4 billion of which would have been secured indebtedness, (b) Intelsat Luxembourg would have had approximately $15.7 billion principal amount of total third-party indebtedness on a consolidated basis, approximately $3.4 billion of which would have been secured indebtedness, and (c) Intelsat S.A. would have had approximately $16.1 billion principal amount of total third-party indebtedness on a consolidated basis, approximately $3.4 billion of which would have been secured indebtedness. In addition, as of September 30, 2012, the Issuer had $339.3 million (net of standby letters of credit) of availability under its senior secured credit facilities, all of which would be obligations of the Issuer and the guarantors of the senior secured credit facilities, including Intelsat Luxembourg and certain subsidiaries of the Issuer.

The indentures and credit agreements governing a substantial portion of the outstanding debt of Intelsat Luxembourg, Intelsat Jackson and their subsidiaries permit each of these companies to make payments to their respective direct and indirect parent companies to fund the cash interest payments on such indebtedness, so long as no default or event of default shall have occurred and be continuing or would occur as a consequence thereof.

Our substantial indebtedness could have important consequences to you. For example, it could:

•

make it more difficult for us to satisfy obligations with respect to indebtedness, including the notes, and any failure to comply with the obligations of any of our debt instruments, including financial and other restrictive covenants, could result in an event of default under the indenture governing the notes and the agreements governing such other indebtedness;

•

require us to dedicate a substantial portion of available cash flow to pay principal and interest on our outstanding debt, which will reduce the funds available for working capital, capital expenditures, acquisitions and other general corporate purposes;

•	limit flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•	limit our ability to engage in strategic transactions or implement our respective business strategies;

•	limit our ability to borrow additional funds; and

•	place us at a disadvantage compared to any competitors that have less debt.

Any of the factors listed above could materially and adversely affect our business and our results of operations. Furthermore, our interest expense could increase if interest rates rise because certain portions of our debt bear interest at floating rates. If we do not have sufficient cash flow to service our debt, we may be required to refinance all or part of our existing debt, sell assets, borrow more money or sell securities, none of which we can guarantee we will be able to do.

We may be able to incur significant additional indebtedness in the future. Although the indentures governing the notes and our other outstanding notes, the credit agreement governing the Issuer’s senior secured credit facilities (the “Intelsat Jackson Secured Credit Agreement”), the credit agreements governing the Issuer’s senior unsecured credit facilities (the “Intelsat Jackson Unsecured Credit Agreements”) and other agreements governing our indebtedness contain restrictions on the incurrence of certain additional indebtedness, these restrictions are subject to a number of important qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. If we incur new indebtedness, the related risks, including those described above, could intensify.

The Issuer is a holding company with no independent operations or assets. Repayment of our debt, including the notes, is dependent on cash flow generated by our subsidiaries and these notes are subject to a cross-default if we default on certain of our obligations.

The Issuer is a holding company, and all of our satellites are owned by its indirect subsidiaries. The Issuer’s direct parent company, Intelsat Luxembourg, and indirect parent company, Intelsat S.A., are also holding companies and have outstanding indebtedness. Repayment of the Issuer’s indebtedness, including the notes, is dependent on the generation of cash flow by the Issuer’s subsidiaries. Likewise, payment on indebtedness of Intelsat Luxembourg and Intelsat S.A. is dependent on the Issuer’s ability to make payments to Intelsat Luxembourg and Intelsat S.A. because Intelsat S.A. and Intelsat Luxembourg currently have no subsidiaries other than the Issuer and its subsidiaries (other than Intelsat Management LLC, Intelsat S.A.’s direct subsidiary).

Unless they are guarantors of the notes, the Issuer’s subsidiaries do not have any obligation to pay amounts due on the notes or to make funds available for that purpose. The Issuer’s subsidiaries may not be able to, or be permitted to, make distributions to enable the Issuer to make payments in respect of its indebtedness, including the notes, or to enable Intelsat Luxembourg or Intelsat S.A. to make payments in respect of their respective indebtedness, including their guarantees of the notes. Each of the Issuer’s subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit the Issuer’s ability to obtain cash from its subsidiaries. While the indenture governing the notes limits the ability of the Issuer’s subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to the Issuer, these limitations are subject to certain qualifications and exceptions. If the Issuer does not receive distributions from its subsidiaries, the Issuer may be unable to make required principal and interest payments on its indebtedness, including the notes. Additionally, the Issuer may not be able to make distributions required to service the indebtedness of its parents, Intelsat Luxembourg and Intelsat S.A. If Intelsat Luxembourg or Intelsat S.A. defaults on certain of its obligations, a cross-default under the indenture governing the notes may occur.

In addition, notwithstanding the fact that the Issuer will not guarantee or otherwise agree to be liable for the indebtedness of Intelsat Luxembourg or Intelsat S.A., no assurance can be given that a court or other tribunal in a bankruptcy or similar proceeding would not seek to “substantively consolidate” the estates of the Issuer, Intelsat Luxembourg and Intelsat S.A. “Substantive consolidation” would effectively merge the assets and liabilities of affiliated entities, such as Intelsat Luxembourg, Intelsat S.A. and the Issuer, in bankruptcy so that they will be treated as though held and incurred by one entity. If a bankruptcy court were to reach such a finding, the notes would no longer be “structurally senior” to any indebtedness of Intelsat Luxembourg and Intelsat S.A.

To service our third-party indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control, and any failure to meet our third-party debt service obligations could harm our business, financial condition and results of operations.

As of September 30, 2012, on a pro forma basis after giving effect to the Recent Transactions, the Issuer’s and its subsidiaries’ estimated payment obligations with respect to their indebtedness for the next twelve months are comprised of approximately $199.0 million of principal payments and approximately $621.0 million of interest payments, excluding payments related to satellite performance incentives due to satellite manufacturers.

As of September 30, 2012, on the same pro forma basis, Intelsat Luxembourg’s and its subsidiaries’ estimated payment obligations with respect to their indebtedness for the next twelve months are comprised of approximately $199.0 million of principal payments and approximately $1.2 billion of interest payments, excluding payments related to satellite performance incentives due to satellite manufacturers.

As of September 30, 2012, on the same pro forma basis, estimated payment obligations with respect to the third-party indebtedness of Intelsat S.A. and its subsidiaries for the next twelve months, which include the payment obligations of Intelsat Luxembourg and the Issuer and their subsidiaries, are comprised of approximately $199.0 million of principal payments and approximately $1.2 billion of interest payments, excluding payments related to satellite performance incentives due to satellite manufacturers.

Each of Intelsat S.A.’s and its subsidiaries’ ability to pay interest on and principal of their notes and our ability to satisfy our other debt obligations will depend principally upon our future operating performance. As a result, prevailing economic conditions and financial, business and other factors, many of which are beyond our control, will affect our ability to make payments on our indebtedness. If we do not generate sufficient cash flow from operations to satisfy our debt service obligations, including payments on the notes, we may have to undertake alternative financing plans, such as refinancing or restructuring our indebtedness, selling assets, reducing or delaying capital investments or seeking to raise additional capital. Our ability to restructure or refinance our debt will depend on the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. In addition, the terms of existing or future debt instruments, including the Intelsat Jackson Secured Credit Agreement, the Intelsat Jackson Unsecured Credit Agreements and the indentures governing the notes and our other outstanding notes, may restrict us from adopting some of these alternatives. Furthermore, the New Sponsors have no obligation to provide us with debt or equity financing in the future. Our inability to generate sufficient cash flow to satisfy our debt service obligations, including the Issuer’s inability to service the notes or its other debt obligations, or to refinance our obligations on commercially reasonable terms, would have an adverse effect, which could be material, on our business, financial position, results of operations and cash flows, as well as on the Issuer’s and its subsidiaries’ ability to satisfy their obligations in respect of their respective notes.

The terms of the Intelsat Jackson Secured Credit Agreement, the Intelsat Jackson Unsecured Credit Agreements, the indentures governing the notes and our other outstanding notes and the terms of our other indebtedness may restrict our current and future operations, particularly our ability to respond to changes in our business or to take certain actions.

The Intelsat Jackson Secured Credit Agreement, the Intelsat Jackson Unsecured Credit Agreements, the indentures governing the notes and our other outstanding notes and the terms of our other outstanding indebtedness contain, and any future indebtedness of ours would likely contain, a number of restrictive covenants imposing significant operating and financial restrictions on Intelsat S.A. and some or all of its subsidiaries, including restrictions that may limit our ability to engage in acts that may be in our long-term best interests. The Intelsat Jackson Secured Credit Agreement includes two financial covenants. Intelsat Jackson must maintain a consolidated secured debt to consolidated EBITDA ratio of less than or equal to 3.50 to 1.00 at the end of each fiscal quarter as well as a consolidated EBITDA to consolidated interest expense ratio of greater than or equal to 1.75 to 1.00 at the end of each fiscal quarter, in each case as such financial measures are defined in the Intelsat Jackson Secured Credit Agreement.

In addition, the Intelsat Jackson Secured Credit Agreement requires Intelsat Jackson to use a portion of the proceeds of certain asset sales, in excess of a specified amount, that are not reinvested in its business to repay indebtedness under such agreement.

The Intelsat Jackson Secured Credit Agreement, the Intelsat Jackson Unsecured Credit Agreements, the indentures governing the notes and our other outstanding notes and the terms of our other outstanding indebtedness include covenants restricting, among other things, the ability of Intelsat S.A., Intelsat Luxembourg, Intelsat Jackson or their respective subsidiaries to:

•	incur or guarantee additional debt or issue disqualified stock;

•	pay dividends (including to fund cash interest payments at different entity levels), or make redemptions, repurchases or distributions, with respect to ordinary shares or capital stock;

•	create or incur certain liens;

•	make certain loans or investments;

•	engage in mergers, acquisitions, amalgamations, asset sales and sale and leaseback transactions; and

•	engage in transactions with affiliates.

These covenants are subject to a number of qualifications and exceptions. The operating and financial restrictions and covenants in our existing debt agreements and any future financing agreements may adversely affect our ability to finance future operations or capital needs or to engage in other business activities. A breach of any of the restrictive covenants in the Intelsat Jackson Secured Credit Agreement could result in a default under such agreement. If any such default occurs, the lenders under the Intelsat Jackson Secured Credit Agreement may elect to declare all outstanding borrowings, together with accrued interest and other fees, to be immediately due and payable, enforce their security interest or require us to apply all available cash to repay these borrowings. If this occurred under the Intelsat Jackson Secured Credit Agreement, this would result in an event of default under the notes, our other outstanding notes and the Intelsat Jackson Unsecured Credit Agreements. The lenders under the Intelsat Jackson Secured Credit Agreement will also have the right in these circumstances to terminate any commitments they have to fund further borrowings. If Intelsat Jackson were unable to repay outstanding borrowings when due, the lenders under the Intelsat Jackson Secured Credit Agreement would have the right to proceed against the collateral granted to them to secure the debt owed to them. If the debt under the Intelsat Jackson Secured Credit Agreement were to be accelerated, our assets might not be sufficient to repay such debt in full or to repay the notes and our other debt.

The notes and the guarantees are effectively subordinated to any secured debt of the Issuer and its subsidiaries.

The notes and the guarantees are the Issuer’s and the guarantors’ unsecured obligations. Holders of any existing or future secured debt of the Issuer, including under the Intelsat Jackson Secured Credit Agreement, will have claims that are prior to your claims as holders of the notes to the extent of the value of the assets securing that other debt. Additionally, the indentures governing the notes and our other outstanding notes, the Intelsat Jackson Secured Credit Agreement and the Intelsat Jackson Unsecured Credit Agreements permit us and/or our subsidiaries to incur additional indebtedness, including secured indebtedness, under certain circumstances. The notes are effectively subordinated to any such additional secured debt that the Issuer or its subsidiaries may incur to the extent of the value of the collateral securing such debt.

Value should not be assigned to the guarantees of the notes provided by Intelsat S.A. or Intelsat Luxembourg and you should not expect Intelsat S.A. or Intelsat Luxembourg to participate in making any payments in respect of the notes or the guarantees.

The notes are guaranteed by Intelsat S.A. and Intelsat Luxembourg, but you should not assign any value to such guarantees. Intelsat S.A. and Intelsat Luxembourg are holding companies, the only assets of which are the shares of their respective direct wholly-owned subsidiaries. These entities are dependent for the service of their indebtedness on the ability of the Issuer and its subsidiaries to generate cash flow and make this cash available to Intelsat Luxembourg and Intelsat S.A., as the case may be, by dividend, distribution, loan or otherwise. The covenants in the indenture governing the notes apply only to the Issuer and certain of its subsidiaries and do not apply to any direct or indirect parent of the Issuer, including Intelsat S.A. and Intelsat Luxembourg. As noted elsewhere in these “Risk Factors” and in this prospectus, Intelsat S.A. and Intelsat Luxembourg currently have a substantial amount of indebtedness (including guarantees of subsidiary indebtedness) outstanding. Any direct or indirect parent of the Issuer, including Intelsat S.A. and Intelsat Luxembourg, may be able to incur significant additional indebtedness in the future, and the indenture governing the notes does not prohibit any such entity from doing so. If any additional indebtedness is incurred by any of these entities, the risks of servicing the indebtedness of these entities will be magnified. Finally, the indenture governing the notes provides that the guarantees provided by Intelsat S.A. and Intelsat Luxembourg may be released at any time at our option.

The notes and the guarantees are structurally subordinated to all of the liabilities of the Issuer’s subsidiaries that are not guarantors, and the assets of the Issuer’s non-guarantor subsidiaries may not be available to make payments on the notes.

Not all of the Issuer’s subsidiaries are required to guarantee the notes. If any non-guarantor subsidiary becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of its indebtedness and its trade creditors generally will be entitled to payment on their claims from the assets of that subsidiary before any of those assets are made available to the Issuer. Consequently, claims in respect of the notes are structurally subordinated to all of the liabilities of the Issuer’s non-guarantor subsidiaries, including trade payables, and any claims of third-party holders of preferred equity interests, if any, in the Issuer’s non-guarantor subsidiaries. All obligations of our non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or a guarantor of the notes.

None of the subsidiaries comprising our New Dawn or Horizons Holdings joint ventures guarantee the notes. You should not expect these subsidiaries to participate in making any payments in respect of the notes.

Enforcing your rights as a holder of the notes or under the guarantees across multiple jurisdictions may be difficult.

The Issuer, Intelsat S.A., Intelsat Luxembourg and certain of our subsidiaries are Luxembourg companies. Also, guarantees are granted by companies located in the United States, the United Kingdom, Luxembourg, Gibraltar and other jurisdictions and in the jurisdiction of organization of any other existing or future guarantor of the notes. In the event of bankruptcy, insolvency or a similar event, proceedings could be initiated in any of these jurisdictions. Your rights under the notes and the guarantees could therefore be subject to the laws of multiple jurisdictions, and you may not be able to enforce effectively your rights in multiple jurisdictions. Moreover, multi-jurisdictional proceedings are typically complex and costly for creditors and often result in substantial uncertainty and delay in the enforcement of creditors’ rights. Treaties may not exist in all cases for the recognition of the enforcement of a judgment or order of a foreign court.

In addition, the bankruptcy, insolvency, foreign exchange, administration and other laws of the various jurisdictions may be materially different from or in conflict with one another and those of the United States, including in respect of creditors’ rights, priority of creditors, the ability to obtain post-petition interest and the duration of the insolvency proceeding. The consequences of the multiple jurisdictions involved in the transaction could trigger disputes over which jurisdiction’s law should apply which could adversely affect your ability to enforce your rights and to collect payment in full under the notes and the guarantees.

U.S. federal and state statutes and Luxembourg laws allow courts, under specific circumstances, to void the notes and the guarantees, subordinate claims in respect of the notes and the guarantees and require noteholders to return payments received from the Issuer or the guarantors.

Certain of the Issuer’s subsidiaries guarantee the obligations under the notes. Additionally, the Issuer’s direct and indirect parent companies, Intelsat Luxembourg and Intelsat S.A., guarantee the notes. The Issuer’s issuance of the notes and the issuance of the guarantees by the subsidiary guarantors may be subject to review under U.S. federal and state laws if a bankruptcy, liquidation or reorganization case or a lawsuit, including in circumstances in which bankruptcy is not involved, were commenced at some future date by, or on behalf of, our unpaid creditors or the unpaid creditors of a guarantor. Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a court may void or otherwise decline to enforce the notes or a subsidiary guarantor’s guarantee, or may subordinate the notes or such guarantee to our or the applicable subsidiary guarantor’s existing and future indebtedness. While the relevant laws may vary from state to state, a court might do so if it found that when the notes were issued or when the applicable subsidiary guarantor entered into its guarantee, or, in some states, when payments became due under the notes or such guarantee, the Issuer or the applicable subsidiary guarantor received less than reasonably equivalent value or fair consideration and either:

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

A court would likely find that the Issuer or a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for the notes or such guarantee if the Issuer or such subsidiary guarantor did not substantially benefit directly or indirectly from the issuance of the notes. A Luxembourg court may conduct a similar review and although Luxembourg law may differ from U.S. federal and state laws, a Luxembourg court could nevertheless come to the same or a similar conclusion.

The measures of insolvency for purposes of these fraudulent transfer laws vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, the Issuer or a subsidiary guarantor, as applicable, would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of its assets; or

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

A court might also void the notes or a guarantee, without regard to the above factors, if the court found that the notes were issued or the applicable subsidiary guarantor entered into its guarantee with actual intent to hinder, delay or defraud its creditors. In addition, under applicable U.S. federal and state laws and applicable Luxembourg laws any payment by the Issuer or a guarantor pursuant to the notes or its guarantee could be voided and required to be returned to the Issuer or such guarantor or to a fund for the benefit of the Issuer’s or such guarantor’s creditors, and accordingly the court might direct you to repay any amounts that you had already received from the Issuer or such subsidiary guarantor. Luxembourg insolvency law may affect transactions entered into or payments made by the Issuer or the Luxembourg guarantors during the period before liquidation or administration. If the liquidator or administrator in a Luxembourg proceeding can show the Issuer or the Luxembourg guarantors have given “preference” to any person by defrauding the rights of creditors generally, regardless of when this fraud occurred, a Luxembourg court has the power, among other things, to void the preferential transaction. If the liquidator or administrator can show that a payment was made during the so-called suspect period (période suspecte) (which is generally a maximum of six months and ten days preceding the judgment declaring bankruptcy) that is disadvantageous to the general body of creditors and the party receiving such payment is shown to have known that the bankrupt party had generally stopped making payments when such payment occurred, a Luxembourg court has the power, among other things, to void the preferential transaction.

To the extent a court voids the notes or any of the guarantees as fraudulent transfers or holds the notes or any of the guarantees unenforceable for any other reason, holders of notes would cease to have any direct claim against the Issuer or the applicable subsidiary guarantor. If a court were to take this action, the Issuer’s or the applicable guarantor’s assets would be applied first to satisfy the Issuer’s or the applicable guarantor’s liabilities, if any, before any portion of its assets could be applied to the payment of the notes. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any.

Each subsidiary guarantee contains a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under applicable fraudulent transfer laws or may reduce the guarantor’s obligation to an amount that effectively makes the guarantee worthless.

The value of the guarantee of the notes by Luxembourg, Gibraltar and English entities may be limited by applicable Luxembourg, Gibraltar and English law affecting the rights of creditors.

Some of the guarantors are organized or existing under Luxembourg, Gibraltar or English law. Under Luxembourg insolvency law, transactions may be voided in certain circumstances including on the grounds that the transaction constituted a fraudulent preference or lacked a corporate benefit for the relevant party. A transaction might also be challenged if it involved a gift by the company or a company received consideration of significantly less value than the benefit given by such company. However, a Luxembourg court generally will not intervene if a company entered into the transaction in good faith for the purposes of carrying on its business and there were reasonable grounds for believing the transaction would benefit the company either on a stand alone basis or, more exceptionally under certain circumstances, as part of a larger corporate group that is connected through common ownership. Under Luxembourg law, a court (if it deems appropriate) may in certain circumstances order that, where persons were knowingly parties to the conduct of a transaction with that company and the carrying on of business of that company with the intent of defrauding creditors of the company or any other person or of any fraudulent purpose, such persons be held liable for damages or, depending on the circumstances, without limitation, for all or any debt or other liability of that company. Under English insolvency law, the liquidator or administrator of a company may apply to the court to unwind a transaction entered into by such company at less than fair value if the company was insolvent at the time of, or becomes insolvent as a consequence of, the transaction and entered into a formal insolvency process within two years of the completion of the transaction. Under Gibraltar insolvency law, in a liquidation of a company any obligation incurred by a company which is unable to pay its debts as they become due in favor of any creditor, with a view to giving such creditor a preference over other creditors, shall, unless effected for valuable consideration, be void against a liquidator if incurred within three months of the commencement of the winding up.

Each of the Luxembourg and English guarantors believes that its guarantee of the existing notes was not, and its guarantee of the new notes will not be, issued on terms that would amount to a transaction at less than fair value and that such guarantee was in good faith for the purposes of carrying on its business and that there are reasonable grounds for believing that the transactions would benefit it. Each of the Luxembourg, Gibraltar and English guarantors also believes that it is solvent and that its guarantee of the existing notes did not, and its guarantee of the new notes will not, render it insolvent. There can be no assurance, however, that the issue of the guarantees will not be challenged by a liquidator of such guarantors or that a Luxembourg, Gibraltar, English or other competent court would support the analysis described above.

The guarantees of the notes by the Luxembourg, Gibraltar and English guarantors are limited to the maximum amount that can be guaranteed without rendering the guarantees voidable or otherwise ineffective under applicable laws relating to insolvency, ultra vires or similar laws or regulations affecting the rights of creditors generally. As a result, the liabilities of the Luxembourg, Gibraltar and English guarantors under their guarantees could be reduced to zero, depending upon the amount of their respective other obligations.

The Issuer may not be able to repurchase the notes upon a change of control.

The indenture requires the Issuer to offer to repurchase some or all of the notes when certain change of control events occur. If the Issuer experiences a change of control, you will have the right to require the Issuer to repurchase your notes at a purchase price in cash equal to 101% of the principal amount of your notes plus accrued and unpaid interest, if any. Many of the indentures governing our other outstanding notes and the Intelsat Jackson Unsecured Credit Agreements contain similar change of control provisions.

The Intelsat Jackson Secured Credit Agreement provides that a change of control (as defined therein) constitutes an event of default. Any future credit agreement or other agreements relating to senior indebtedness to which we become a party may contain similar provisions. If the Issuer experiences a change of control that triggers a default under its senior secured credit facilities, the Issuer could seek a waiver of such default or seek to refinance the senior secured credit facilities. If the Issuer does not obtain such a waiver or refinance the senior secured credit facilities, such default could result in amounts outstanding under its senior secured credit facilities being declared due and payable.

If the Issuer experiences a change of control that results in it having to repurchase the notes, it may not have sufficient financial resources to satisfy all of its obligations under the notes and the other outstanding notes issued by the Issuer. In addition, the change of control covenant in the indenture governing the notes does not cover all corporate reorganizations, mergers or similar transactions and may not provide you with protection in a highly leveraged transaction. See “Description of Notes—Change of Control” in this prospectus.

There has not been, and may not be, a public market for the notes.

The notes will be new securities for which there is currently no public market. We cannot guarantee the future development of a market for the notes or the ability of holders to sell, or the price at which holders may be able to sell, their notes. If the notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. The initial purchasers in the offering of the original notes informed us that, subject to applicable laws and regulations, as of the issuance date of the original notes they intended to make a market in the notes. However, the initial purchasers are not obligated to do so, and any market making by them may be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the notes or, if a market develops, whether it will continue.

The Issuer does not intend to apply for listing of the notes on any securities exchange or automated quotation system.

Because the non-U.S. Intelsat companies are incorporated under the laws of countries other than the United States, and certain of their directors and officers reside outside of the United States, it may be difficult for you to enforce judgments against the non-U.S. Intelsat companies or their directors and officers.

The Issuer and certain of the guarantors are incorporated and currently existing under the laws of countries other than the United States. In addition, certain of the directors and officers of the non-U.S. Intelsat companies reside outside of the United States. As a result, it may be difficult for investors to effect service of process on the non-U.S. Intelsat companies or those persons in the United States or to enforce in the United States judgments obtained in U.S. courts against the non-U.S. Intelsat companies or those persons based on the civil liability provisions of the U.S. securities or other laws. Uncertainty exists as to whether courts in the jurisdictions of organization of the non-U.S. Intelsat companies will enforce judgments obtained in other jurisdictions, including the United States, against the non-U.S. Intelsat companies or the directors or officers under the securities or other laws of those jurisdictions or entertain actions in those jurisdictions against the non-U.S. Intelsat companies or the directors or officers under the securities or other laws of other jurisdictions.

The Intelsat companies might be subject to unanticipated taxes, and a holder’s income on the notes might be treated as income from U.S. sources.

Intelsat S.A. and its non-U.S. subsidiaries, including the Issuer, intend to conduct their operations (and believe they have conducted their operations to date) so that Intelsat S.A. and its non-U.S. subsidiaries, including the Issuer, will not be (and have not been) engaged in a trade or business within the United States, will not earn (and have not earned) income effectively connected with such a business that would be subject to U.S. federal income tax and will not be subject (and have not been subject) to significant U.S. withholding tax. However, the U.S. Internal Revenue Service may conclude that Intelsat S.A. and/or its non-U.S. subsidiaries, including the Issuer, have engaged in a trade or business within the United States and/or have been subject to significant U.S. withholding tax. Such a determination could result in a substantial unanticipated tax liability. In addition, if the Issuer were deemed to have engaged in a U.S. trade or business, all or a portion of the interest on the notes would be treated as from U.S. sources and to the extent payable to non-U.S. holders, could be subject to withholding tax unless certain conditions are met.

Risk Factors Relating to the Exchange Offer

The issuance of the new notes may adversely affect the market for the original notes.

To the extent the original notes are tendered and accepted in the exchange offer, the trading market for the untendered and tendered but unaccepted original notes could be adversely affected. Because we anticipate that most holders of the original notes will elect to exchange their original notes for new notes due to the absence of restrictions on the resale of new notes under the Securities Act of 1933, we anticipate that the liquidity of the market for any original notes remaining after the completion of this exchange offer may be substantially limited. Please refer to the section in this prospectus entitled “The Exchange Offer—Consequences of Failure to Properly Tender Original Notes in the Exchange.”

Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the new notes.

Based on interpretations of the staff of the Securities and Exchange Commission contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the new notes without compliance with the registration and prospectus delivery requirements of the Securities Act of 1933. However, in some instances described in this prospectus under “Plan of Distribution,” you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act of 1933 and/or the Prospectus Directive to transfer your new notes. In these cases, if you transfer any new note without delivering a prospectus meeting the requirements of the Securities Act of 1933 or without an exemption from registration of your new notes under the Securities Act of 1933, you may incur liability under this act. We do not and will not assume, or indemnify you against, this liability.

Risk Factors Relating to Our Business

We are subject to significant competition both within the FSS sector and from other providers of communications capacity, such as fiber optic cable capacity. Competition from other telecommunications providers could have a material adverse effect on our business and could prevent us from implementing our business strategy and expanding our operations as planned.

We face significant competition in the FSS sector in different regions around the world. We compete against other satellite operators and against suppliers of ground-based communications capacity. The increasing availability of satellite capacity and capacity from other forms of communications technology has historically created an excess supply of telecommunications capacity in certain regions from time to time. Increased competition in the FSS sector could lower prices, which could reduce our operating margins and the cash available to fund our operations and service our debt obligations. In addition, there has been a trend toward consolidation of major FSS providers as customers increasingly demand more robust distribution platforms with network redundancies and worldwide reach, and we expect to face increased competition as a result of this trend. Our direct competitors are likely to continue developing and launching satellites with greater power and more transponders, which may create satellite capacity at lower costs. In order to compete effectively, we may have to invest in similar technology.

We also believe that there are many companies that are seeking ways to improve the ability of existing land-based infrastructure, such as fiber optic cable, to transmit signals. Any significant improvement or increase in the amount of land-based capacity, particularly with respect to the existing fiber optic cable infrastructure and point-to-point applications, may cause our video services customers to shift their transmissions to land-based capacity or make it more difficult for us to obtain new customers. If fiber optic cable networks or other ground-based high-capacity transmission systems are available to service a particular point, that capacity, when available, is generally less expensive than satellite capacity. As land-based telecommunications services expand, demand for some satellite-based services may be reduced.

In addition, we face challenges to our business apart from these industry trends that our competition may not face. A portion of our revenue has historically been derived from channel services. Because fiber optic cable capacity is generally available at lower prices than satellite capacity, competition from fiber optic cable has historically caused a migration of our point-to-point customers from satellite to fiber optic cable on certain routes, resulting in erosion in our revenue from point-to-point services over the last ten years. Some other FSS operators have service mixes that are less weighted towards point-to-point connectivity than our current service mix. We have been addressing this erosion and sustaining our business by expanding our customer base in point-to-multipoint services, such as video, and growing our managed services business.

Failure to compete effectively with other FSS operators and to adapt to new competition and new technologies or failure to implement our business strategy while maintaining our existing business could result in a loss of revenue and a decline in profitability, a decrease in the value of our business and a downgrade of our credit ratings, which could restrict our access to the capital markets.

The market for fixed satellite services may not grow or may shrink and therefore we may not be able to attract new customers, retain our existing customers or implement our strategies to grow our business. In addition, pricing pressures may have an adverse impact on FSS sector revenue.

The FSS sector, as a whole, has experienced growth over the past few years. However, the future market for FSS may not grow or may shrink. Competing technologies, such as fiber optic cable, are continuing to adversely affect the point-to- point segment of the FSS sector. In the point-to-multipoint segment, the global economic downturn, the transition of video traffic from analog to digital and continuing improvements in compression technology have negatively impacted demand for certain fixed satellite services. Developments that we expect to support the growth of the satellite services industry, such as continued growth in data traffic and the proliferation of DTH platforms, HDTV and niche programming, may fail to materialize or may not occur in the manner or to the extent we anticipate. Any of these industry dynamics could negatively affect our operations and financial condition.

Because the market for FSS may not grow or may shrink, we may not be able to attract customers for the services that we are providing as part of our strategy to sustain our business. Reduced growth in the FSS sector may also adversely affect our ability to retain our existing customers. A shrinking market could reduce the number and value of our customer contracts and would have a material adverse effect on our business and results of operations. In addition, there could be a substantial negative impact on our credit ratings and our ability to access the capital markets.

The FSS sector has in the past experienced periods of pricing pressures that have resulted in reduced revenues of FSS operators. If similar pricing pressures were to occur in the future, this could have a significant negative impact on our revenues and financial condition.

Our financial condition could be materially and adversely affected if we were to suffer a satellite loss that is not adequately covered by insurance.

We currently carry in-orbit insurance only with respect to a small portion of our satellite fleet. As of September 30, 2012, six of the satellites in our fleet were covered by in-orbit insurance. One of the six insured satellites, Galaxy 13/Horizons-1, is covered by an insurance policy with substantial exclusions or exceptions to coverage for failures of specific components identified by the insurance underwriters as at risk for possible failure, which reduces the probability of an insurance recovery in the event of a loss on this satellite. Amounts recoverable from in-orbit insurance coverage may initially be comparable to amounts recoverable with respect to launch insurance coverage; however, such amounts generally decrease over time and are typically based on the declining book value of the satellite.

As our satellite insurance policies expire, we may elect to reduce or eliminate insurance coverage relating to certain of our satellites to the extent permitted by our debt agreements if, in our view, exclusions make such policies ineffective or the costs of coverage make such insurance impractical and we believe that we can more reasonably protect our business through the use of in-orbit spare satellites, backup transponders and self-insurance. A partial or complete failure of a revenue-producing satellite, whether insured or not, could require additional, unplanned capital expenditures, an acceleration of planned capital expenditures, interruptions in service, a reduction in contracted backlog and lost revenue and could have a material adverse effect on our business, financial condition and results of operations. We do not currently insure against lost revenue in the event of total or partial loss of a satellite.

We also maintain third-party liability insurance on our satellites to cover damage caused by our satellites. As of September 30, 2012, all of the satellites in our fleet were covered by third-party insurance. This insurance, however, may not be adequate or available to cover all third-party liability damages that may be caused by any of our satellites, and we may not in the future be able to renew our third-party liability coverage on reasonable terms and conditions, if at all.

Our business is capital intensive and requires us to make long-term capital expenditure decisions, and we may not be able to raise adequate capital to finance our business strategies, or we may be able to do so only on terms that significantly restrict our ability to operate our business.

Implementation of our business strategy requires a substantial outlay of capital. As we pursue our business strategies and seek to respond to opportunities and trends in our industry, our actual capital expenditures may differ from our expected capital expenditures and there can be no assurance that we will be able to satisfy our capital requirements in the future. The nature of our business also requires us to make capital expenditure decisions in anticipation of customer demand, and we may not be able to correctly predict customer demand. We have only a fixed amount of transponder capacity available to serve a particular region. If our customer demand exceeds our transponder capacity, we may not be able to fully capture the growth in demand in the region served by that capacity. We currently expect that the majority of our liquidity requirements in the next twelve months will be satisfied by cash on hand, cash generated from our operations and borrowings under our revolving credit facility. However, if we determine we need to obtain additional funds through external financing and are unable to do so, we may be prevented from fully implementing our business strategy.

The availability and cost to us of external financing depend on a number of factors, including general market conditions, our financial performance and our credit rating. Both our credit rating and our ability to obtain financing generally may be influenced by the supply and demand characteristics of the telecommunications sector in general and of the FSS sector in particular. Declines in our expected future revenue under contracts with customers and challenging business conditions faced by our customers are among factors that may adversely affect our credit. Other factors that could impact our credit include the amount of debt in our current capital structure, activities associated with our strategic initiatives, our expected future cash flows and the capital expenditures required to execute our business strategy. The overall impact on our financial condition of any transaction that we pursue may be negative or may be negatively perceived by the financial markets and ratings agencies and may result in adverse rating agency actions with respect to our credit rating. A disruption in the capital markets, a deterioration in our financial performance or a credit rating downgrade could limit our ability to obtain financing or could result in any such financing being available only at greater cost or on more restrictive terms than might otherwise be available. Our credit rating was downgraded by Moody’s Investor Services Inc. in June 2006, in January 2008, in February 2009 and again in October 2009 and by Standard & Poor’s Ratings Group (“S&P”), in June 2006, in June 2007, in February 2008 (but only with respect to one tranche of our debt) and again in October 2009. Our debt agreements also impose restrictions on our operation of our business and could make it more difficult for us to obtain further external financing if required. See “—Risk Factors Relating to Our Indebtedness and the Notes—The terms of the Intelsat Jackson Secured Credit Agreement, the Intelsat Jackson Unsecured Credit Agreements, the indentures governing the notes and our other outstanding notes and the terms of our other indebtedness may restrict our current and future operations, particularly our ability to respond to changes in our business or to take certain actions.”

Long-term disruptions in the capital and credit markets as a result of uncertainty due to the recent global recession, changing or increased regulation or failures of significant financial institutions could adversely affect our access to capital. If financial market disruptions intensify, it may become difficult for us to raise additional capital or refinance debt when needed, on acceptable terms or at all. Any disruption could require us to take measures to conserve cash until the markets stabilize or until alternative credit arrangements or other funding for our business needs can be arranged. Such measures could include deferring capital expenditures and reducing or eliminating other discretionary uses of cash.

We may become subject to unanticipated tax liabilities that may have a material adverse effect on our results of operations.

We and certain of our subsidiaries are Luxembourg-based companies and are subject to Luxembourg taxation for corporations. We believe that a significant portion of the income derived from our communications network will not be subject to tax in certain countries in which we own assets or conduct activities or in which our customers are located, including the United States and the United Kingdom. However, this belief is based on the presently anticipated nature and conduct of our business and on our current position under the tax laws of the countries in which we own assets or conduct activities. This position is subject to review and possible challenge by taxing authorities and to possible changes in law that may have a retroactive effect.

In addition, we conduct business with customers and counterparties in multiple countries and jurisdictions. Our overall tax burden is affected by tax legislation in these jurisdictions and the terms of income tax treaties between these countries and the countries in which our subsidiaries are qualified residents for treaty purposes as in effect from time to time. Tax legislation in these countries and jurisdictions may be amended, and treaties are regularly renegotiated by the contracting countries and, in each case, may change. If tax legislation or treaties were to change, we could become subject to additional taxes, including retroactive tax claims or assessments of withholding on amounts payable to us or other taxes assessed at the source, in excess of the taxation we anticipate based on business contacts and practices and the current tax regimes. The extent to which certain taxing jurisdictions may require us to pay tax or to make payments in lieu of tax cannot be determined in advance. Our results of operations could be materially adversely affected if we become subject to a significant amount of unanticipated tax liabilities.

We are subject to political, economic and other risks due to the international nature of our operations.

We provide communications services in approximately 200 countries and territories. Accordingly, we may be subject to greater risks than other companies as a result of the international nature of our business operations. We could be harmed financially and operationally by tariffs, taxes and other trade barriers that may be imposed on our services, or by political and economic instability in the countries in which we provide services. If we ever need to pursue legal remedies against our customers or our business partners located outside of Luxembourg, the United States or the United Kingdom, it may be difficult for us to enforce our rights against them depending on their location.

Substantially all of our on-going technical operations are conducted and/or managed in the United States, Luxembourg and Germany. However, providers of satellite launch services, upon which we are reliant to place our satellites into orbit, locate their operations in countries including Kazakhstan and French Guiana. Political disruptions in these two countries could increase the risk of launching the satellites that provide capacity for our operations, which could result in financial harm to us.

Our business is subject to foreign currency risk.

Almost all of our customers pay for our services in U.S. dollars, although we are exposed to some risk related to customers who do not pay in U.S. dollars. Fluctuations in the value of non-U.S. currencies may make payment in U.S. dollars more expensive for our non-U.S. customers. In addition, our non-U.S. customers may have difficulty obtaining U.S. currency and/or remitting payment due to currency exchange controls.

Our New Sponsors control us and may have conflicts of interest with us in the future.

Intelsat Global Holdings is controlled by affiliates of the New Sponsors and the funds advised by or associated with the New Sponsors. The New Sponsors, together with certain members of our senior management team and other designated employees, beneficially own substantially all of the equity interests in Intelsat Global Holdings, which is the direct parent company of Intelsat Investment Holdings S.à r.l., which is the direct parent of Intelsat Holdings, which is the direct parent of Intelsat S.A. The New Sponsors have control over our decisions to enter into any corporate transaction and have the ability to prevent any transaction that requires the approval of shareholders. For example, the New Sponsors could cause us to make acquisitions that increase the amount of our indebtedness. Additionally, the New Sponsors are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. The New Sponsors may also pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. So long as the New Sponsors continue to own a significant amount of the equity of Intelsat Global Holdings, they will continue to be able to strongly influence or effectively control our decisions.

We have several large customers and the loss of, or default by, these customers could materially reduce our revenue and materially adversely affect our business.

We rely on a limited number of customers to provide a substantial portion of our revenue and contracted backlog. For the year ended December 31, 2011, our ten largest customers and their affiliates represented approximately 27% of our revenue. The loss of, or default by, our larger customers could adversely affect our current and future revenue and operating margins.

Some customers have in the past defaulted and, although we monitor our larger customers’ financial performance and seek deposits, guarantees and other methods of protection against default where possible, our customers may in the future default on their obligations to us due to bankruptcy, lack of liquidity, operational failure or other reasons. Defaults by any of our larger customers or by a group of smaller customers who, collectively, represent a significant portion of our revenue could adversely affect our revenue, operating margins and cash flows. If our contracted backlog is reduced due to the financial difficulties of our customers, our revenue, operating margins and cash flows would be further negatively impacted.

The pricing of our services is generally fixed for the duration of existing service commitments, which could adversely affect our business, results of operations and prospects.

The pricing of our services is generally fixed for the duration of our existing service commitments, and the terms of our contracts with customers generally range from three to 15 years. See “Business” for additional details regarding the terms of our contracts. If market rates were to become more favorable than the rates set forth in our contracts, our potential revenue would be limited by the fixed prices in our contracts. Any failure to maximize our revenues as a result of the fixed prices in our contracts could adversely affect our business, results of operations and prospects.

Risk Factors Relating to Our Industry

We may experience in-orbit satellite failures or degradations in performance that could impair the commercial performance of our satellites, which could lead to lost revenue, an increase in our cash operating expenses, lower operating income or lost contracted backlog.

Satellites utilize highly complex technology and operate in the harsh environment of space and, accordingly, are subject to significant operational risks while in orbit. These risks include malfunctions, commonly referred to as anomalies, that have occurred in our satellites and the satellites of other operators as a result of:

•	the satellite manufacturer’s error, whether due to the use of new and largely unproven technology or due to a design, manufacturing or assembly defect that was not discovered before launch;

•	problems with the power systems of the satellites, including:

•

circuit failures or other array degradation causing reductions in the power output of the solar arrays on the satellites, which could cause us to lose some of our capacity, require us to forego the use of some transponders initially and to turn off additional transponders in later years; and/or

•

failure of the cells within the batteries, whose sole purpose is to power the payload and spacecraft operations during the daily eclipse periods which occur for brief periods of time during two 40-day periods around March 21 and September 21 of each year; and

•	problems with the control systems of the satellites, including:

•	failure of the primary and/or backup satellite control processor (“SCP”); and

•	failure of the Xenon-Ion Propulsion System (“XIPS”) used on certain Boeing satellites, which is an electronic propulsion system that maintains the spacecraft’s proper in-orbit position; and/or

•	general failures resulting from operating satellites in the harsh space environment, such as premature component failure or wear out.

We have experienced anomalies in each of the categories described above. Although we work closely with the satellite manufacturers to determine and eliminate the cause of these anomalies in new satellites and provide for on-satellite backups for certain critical components to minimize or eliminate service disruptions in the event of failure, we may experience anomalies in the future, whether of the types described above or arising from the failure of other systems or components. These anomalies can manifest themselves in scale from minor reductions of equipment redundancy to marginal reductions in capacity to complete satellite failure. Some of our satellites have experienced significant anomalies in the past and some have components that are now known to be susceptible to similar significant anomalies. Each of these is discussed in “Business—Satellite Health and Technology.” An on-satellite backup for certain components may not be available upon the occurrence of such an anomaly.

Any single anomaly or series of anomalies could materially and adversely affect our operations, our revenues, our relationships with our current customers and our ability to attract new customers for our satellite services. In particular, future anomalies may result in the loss of individual transponders on a satellite, a group of transponders on that satellite or the entire satellite, depending on the nature of the anomaly and the availability of on-satellite backups. Anomalies and our estimates of their future effects may also cause a reduction of the expected service life of a satellite and contracted backlog. Anomalies may also cause a reduction of the revenue generated by that satellite or the recognition of an impairment loss, and in some circumstances could lead to claims from third parties for damages, if a satellite experiencing an anomaly were to cause physical damage to another satellite, create interference to the transmissions on another satellite, or cause other satellite operators to incur expenses to avoid such physical damage or interference. Finally, the occurrence of anomalies may adversely affect our ability to insure our satellites at commercially reasonable premiums, if at all. While some anomalies are covered by insurance policies, others are not or may not be covered. See “—Risk Factors Relating to Our Business—Our financial condition could be materially and adversely affected if we were to suffer a satellite loss that is not adequately covered by insurance.”

Many of the technical problems we have experienced with our current fleet have been component failures and anomalies. Our IS-804 satellite experienced a sudden and unexpected electrical power system anomaly that resulted in the total loss of the satellite in January 2005. The IS-804 satellite was a Lockheed Martin 7000 series (“LM 7000 series”) satellite, and as of September 30, 2012, we operated two other satellites in the LM 7000 series, IS-801 and IS-805. We believe that the IS-804 satellite failure was most likely caused by a high current event in the battery circuitry triggered by an electrostatic discharge that propagated to cause the sudden failure of the high voltage power system.

Our IS-802 satellite, which was also a LM 7000 series satellite, experienced a reduction of electrical power capability that resulted in a degraded capability of the satellite in September 2006. A significant subset of transponders on IS-802 was subsequently reactivated and operated normally until the end of its service life in September 2010, when it was decommissioned. We believe that the IS-802 anomaly was most likely caused by an electrical short internal to the solar array harness located on the south solar array boom.

Our Galaxy 26 and Galaxy 27 satellites experienced sudden anomalies in their electrical distribution systems that resulted in the loss of control of the satellites and the interruption of customer services on the satellites in June 2008 and November 2004, respectively. We believe the likely root cause of the anomalies is a design flaw that is affected by a number of parameters and in some extreme cases can result in an electrical system anomaly. This design flaw exists on three of our satellites, Galaxy 27, Galaxy 26 and IS-8.

Our Galaxy 15 satellite experienced an anomaly in April 2010 resulting in our inability to command the satellite. We transitioned all media traffic on this satellite to our Galaxy 12 satellite, which was our designated in-orbit spare satellite for the North America region. Galaxy 15 is a Star-2 satellite manufactured by Orbital Sciences Corporation. On December 23, 2010, we recovered command of the spacecraft and subsequently completed diagnostic testing and uploading of software updates that protect against future anomalies of this type. In February 2011, Galaxy 15 initiated a drift to 133.1°W and returned to service, initially as an in-orbit spare. In October 2011, media traffic was transferred from Galaxy 12 back to Galaxy 15, and Galaxy 15 resumed normal service.

We may also experience additional anomalies relating to the failure of the SCP in certain of our BSS 601 satellites, various anomalies associated with XIPS in our BSS 601 HP satellites or a progressive degradation of the solar arrays in certain of our BSS 702 satellites.

Three of the BSS 601 satellites that we operated in the past, as well as BSS 601 satellites operated by others, have experienced a failure of the primary and backup SCPs. On February 1, 2010, our IS-4 satellite experienced an anomaly of its backup SCP and was taken out of service.

Certain of the BSS 601 HP satellites have experienced various problems associated with their XIPS. We currently operate four satellites of this type, three of which have experienced failures of both XIPS. We may in the future experience similar problems associated with XIPS or other propulsion systems on our satellites.

Two of the three BSS 702 satellites that we operate, as well as BSS 702 satellites of a similar design operated by others, have experienced a progressive degradation of their solar arrays causing a reduction in output power. Along with the manufacturer, we continually monitor the problem to determine its cause and its expected effect. The power reduction may require us to permanently turn off certain transponders on the affected satellites to allow for the continued operation of other transponders, which could result in a loss of revenues, or may result in a reduction of the satellite’s service life. In 2004, based on a review of available data, we reduced our estimate of the service lives of both satellites due to the continued degradation.

On April 22, 2011, the Intelsat New Dawn satellite was launched into orbit. Subsequent to the launch, the satellite experienced an anomaly during the deployment of its west antenna reflector, which controls communications in the C-band frequency. The anomaly had not been experienced previously on other STAR satellites manufactured by Orbital Sciences Corporation, including those in the Intelsat fleet. The Ku-band antenna reflector deployed and that portion of the satellite is operating as planned, entering service in June 2011. A failure review board was established to determine the cause of the anomaly. The failure review board completed its investigation in July 2011 and concluded that the deployment anomaly of the C-band reflector was most likely due to a malfunction of the reflector sunshield. As a result, the sunshield interfered with the ejection release mechanism, and prevented the deployment of the C-band antenna. The New Dawn failure review board also recommended corrective actions for Orbital Sciences Corporation satellites not yet launched to prevent reoccurrence of the anomaly. Appropriate corrective actions were implemented on Intelsat 18, which was successfully launched on October 5, 2011, and on Intelsat 23, which was successfully launched in October 2012.

On June 1, 2012, our Intelsat 19 satellite experienced damage to its south solar array during its launch operations. Although both solar arrays are deployed, the power available to the satellite is less than is required to operate 100% of the payload capacity. Failure review boards were established to determine the cause of the anomaly. A final conclusion has not been reached; however, the investigation has converged on two very likely contributing factors to the anomaly that can be eliminated in future manufacturing, and the launch vehicle appears not to have been a contributing factor. In-orbit testing on our Intelsat 19 satellite is complete and the satellite entered into service in August 2012 at the 166º east longitude orbital location. We have filed a partial loss claim with our insurers relating to damage to the south solar array.

We may experience a launch failure or other satellite damage or destruction during launch, which could result in a total or partial satellite loss. A new satellite could also fail to achieve its designated orbital location after launch. Any such loss of a satellite could negatively impact our business plans and could reduce our revenue.

Satellites are subject to certain risks related to failed launches. Launch failures result in significant delays in the deployment of satellites because of the need both to construct replacement satellites, which can take 24 months or longer, and to obtain other launch opportunities. Such significant delays could materially and adversely affect our operations and our revenue. In addition, significant delays could give customers who have purchased or reserved capacity on that satellite a right to terminate their service contracts relating to the satellite. We may not be able to accommodate affected customers on other satellites until a replacement satellite is available. A customer’s termination of its service contracts with us as a result of a launch failure would reduce our contracted backlog. Delay caused by launch failures may also preclude us from pursuing new business opportunities and undermine our ability to implement our business strategy.

Launch vehicles may also under-perform, in which case the satellite may still be placed into service by using its onboard propulsion systems to reach the desired orbital location, resulting in a reduction in its service life. In addition, although we have had launch insurance on all of our launches to date, if we were not able to obtain launch insurance on reasonable terms and a launch failure were to occur, we would directly suffer the loss of the cost of the satellite and related costs, which could be more than $250 million.

Since 1975, we and the entities we have acquired have launched 114 satellites. Eight of these satellites were destroyed as a result of launch failures. In addition, certain launch vehicles that we have used or are scheduled to use have experienced launch failures in the past. Launch failure rates vary according to the launch vehicle used.

As of September 30, 2012, we had five satellites in development that were expected to be launched from 2012 to 2015. See “Business—Our Network—Satellite Systems—Planned Satellites.”

New or proposed satellites are subject to construction and launch delays, the occurrence of which can materially and adversely affect our operations.

The construction and launch of satellites are subject to certain delays. Such delays can result from delays in the construction of satellites and launch vehicles, the periodic unavailability of reliable launch opportunities, possible delays in obtaining regulatory approvals and launch failures. We have in the past experienced delays in satellite construction and launch which have adversely affected our operations. Future delays may have the same effect. A significant delay in the future delivery of any satellite may also adversely affect our marketing plan for the satellite. If satellite construction schedules are not met, a launch opportunity may not be available at the time a satellite is ready to be launched. Further, any significant delay in the commencement of service of any of our satellites could enable customers who pre-purchased or agreed to utilize transponder capacity on the satellite to terminate their contracts and could affect our plans to replace an in-orbit satellite prior to the end of its service life. The failure to implement our satellite deployment plan on schedule could have a material adverse effect on our financial condition and results of operations. Delays in the launch of a satellite intended to replace an existing satellite that results in the existing satellite reaching its end of life before being replaced could result in loss of business to the extent an in-orbit backup is not available. As of September 30, 2012, we had five satellites in development that were expected to be launched from 2012 to 2015. See “Business—Our Network—Satellite Systems—Planned Satellites.”

Our dependence on outside contractors could result in increased costs and delays related to the launch of our new satellites, which would in turn adversely affect our business, operating results and financial condition.

There are a limited number of companies that we are able to use to launch our satellites and a limited number of commercial satellite launch opportunities available in any given time period. Adverse events with respect to our launch service providers, such as satellite launch failures or financial difficulties (which some of these providers have previously experienced), could result in increased costs or delays in the launch of our satellites. We have paid funds to certain of these providers for future launch services. General economic conditions may also affect the ability of launch providers to provide launch services on commercially reasonable terms or to fulfill their obligations in terms of launch dates, pricing, or both. In the event that our launch service providers are unable to fulfill their obligations, we may have difficulty procuring alternative services in a timely manner and may incur significant additional expenses as a result. Any such increased costs and delays could have a material adverse effect on our business, operating results and financial condition.

A natural disaster could diminish our ability to provide communications service.

Natural disasters could damage or destroy our ground stations, resulting in a disruption of service to our customers. We currently have the technology to safeguard our antennas and protect our ground stations during natural disasters such as a hurricane, but the collateral effects of such disasters such as flooding may impair the functioning of our ground equipment. If a future natural disaster impairs or destroys any of our ground facilities, we may be unable to provide service to our customers in the affected area for a period of time.

Risk Factors Relating to Regulation

We are subject to regulatory and licensing requirements in each of the countries in which we provide services, and our business is sensitive to regulatory changes in those countries.

The telecommunications industry is highly regulated, and in connection with providing satellite capacity, ground network uplinks, downlinks and other value-added services to our customers, we need to maintain regulatory approvals, and from time to time obtain new regulatory approvals, from various countries. Obtaining and maintaining these approvals can involve significant time and expense. If we cannot obtain or are delayed in obtaining the required regulatory approvals, we may not be able to provide these services to our customers or expand into new services. In addition, the laws and regulations to which we are subject could change at any time, thus making it more difficult for us to obtain new regulatory approvals or causing our existing approvals to be revoked or adversely modified. Because the regulatory schemes vary by country, we may also be subject to regulations of which we are not presently aware and could be subject to sanctions by a foreign government that could materially and adversely affect our operations in that country. If we cannot comply with the laws and regulations that apply to us, we could lose our revenue from services provided to the countries and territories covered by these laws and regulations and be subject to criminal or civil sanctions.

If we do not maintain regulatory authorizations for our existing satellites and associated ground facilities or obtain authorizations for our future satellites and associated ground facilities, we may not be able to operate our existing satellites or expand our operations.

The operation of our existing satellites is authorized and regulated by the U.S. Federal Communications Commission (“FCC”), the U.K. Office of Communications, the telecommunications licensing authority in Papua New Guinea, the telecommunications ministry of Japan and the regulatory agency of Germany.

We believe our current operations are in compliance with FCC and non-U.S. licensing jurisdiction requirements. However, if we do not maintain the authorizations necessary to operate our existing satellites, we will not be able to operate the satellites covered by those authorizations unless we obtain authorization from another licensing jurisdiction. Likewise, if any of our current operations are not in compliance with applicable regulatory requirements, we may be subject to various sanctions, including fines, loss of authorizations, or denial of applications for new authorizations or the renewal of existing authorizations. Some of our authorizations provide waivers of technical regulations. If we do not maintain these waivers, we will be subject to operational restrictions or interference that will affect our use of existing satellites. Loss of a satellite authorization could cause us to lose the revenue from services provided by that satellite at a particular orbital location to the extent these services cannot be provided by satellites at other orbital locations.

Our launch and operation of planned satellites requires additional regulatory authorizations from the FCC or a non-U.S. licensing jurisdiction. It is not uncommon for licenses for new satellites to be granted just prior to launch, and we expect to receive such licenses for all planned satellites. If we do not obtain required authorizations in the future, we will not be able to operate our planned satellites. If we obtain a required authorization but we do not meet milestones regarding the construction, launch and operation of a satellite by deadlines that may be established in the authorization, we may lose our authorization to operate a satellite using certain frequencies in an orbital location. Any authorizations we obtain may also impose operational restrictions or permit interference that could affect our use of planned satellites.

If we do not occupy unused orbital locations by specified deadlines, or do not maintain satellites in orbital locations we currently use, those orbital locations may become available for other satellite operators to use.

We currently have rights to use one orbital location that we may lose because the location is not occupied by one of our in-orbit satellites. If we are unable to place satellites into currently unused orbital locations by specified deadlines and in a manner that satisfies the International Telecommunication Union (“ITU”), or national regulatory requirements, or if we are unable to maintain satellites at the orbital locations that we currently use, we may lose our rights to use these orbital locations, and the locations could become available for other satellite operators to use. We cannot operate our satellites without a sufficient number of suitable orbital locations in which to place the satellites. The loss of one or more of our orbital locations could negatively affect our plans and our ability to implement our business strategy.

Coordination results may adversely affect our ability to use a satellite at a given orbital location for our proposed service or coverage area.

We are required to record frequencies and orbital locations used by our satellites with the ITU and to coordinate the use of these frequencies and orbital locations in order to avoid interference to or from other satellites. The results of coordination may adversely affect our use of satellites at particular orbital locations. If we are unable to coordinate our satellites by specified deadlines, we may not be able to use a satellite at a given orbital location for our proposed service or coverage area. The use of our satellites may also be temporarily or permanently adversely affected if the operation of adjacent satellite networks does not conform to coordination agreements resulting in the acceptable interference levels being exceeded (e.g., due to operational errors associated with the transmissions to adjacent satellite networks).

Our failure to maintain or obtain authorizations under the U.S. export control and trade sanctions laws and regulations could have a material adverse effect on our business.

The export of satellites and technical data related to satellites, earth station equipment and provision of services are subject to U.S. State Department, U.S. Commerce Department and U.S. Treasury Department regulations. If we do not maintain our existing authorizations or obtain necessary future authorizations under the export control laws and regulations of the United States, we may be unable to export technical data or equipment to non-U.S. persons and companies, including to our own non-U.S. employees, as required to fulfill existing contracts. If we do not maintain our existing authorizations or obtain necessary future authorizations under the trade sanctions laws and regulations of the United States, we may not be able to provide satellite capacity and related administrative services to certain countries subject to U.S. sanctions. In addition, because we conduct management activities from Luxembourg, our U.S. suppliers must comply with U.S. export control laws and regulations in connection with their export of satellites and related equipment and technical data to us. Our ability to acquire new satellites, launch new satellites or operate our satellites could also be negatively affected if our suppliers do not obtain required U.S. export authorizations.

If we do not maintain required security clearances from, and comply with our agreements with, the U.S. Department of Defense, or if we do not comply with U.S. law, we may not be able to continue to perform our obligations under U.S. government contracts.

To participate in classified U.S. government programs, we sought and obtained security clearances for one of our subsidiaries from the U.S. Department of Defense. Given our foreign ownership, we entered into a proxy agreement with the U.S. government that limits our ability to control the operations of this subsidiary, as required under the national security laws and regulations of the United States. If we do not maintain these security clearances, we will not be able to perform our obligations under any classified U.S. government contracts to which our subsidiary is a party, the U.S. government would have the right to terminate our contracts requiring access to classified information and we will not be able to enter into new classified contracts. As a result, our business could be materially and adversely affected. Further, if we materially violate the terms of the proxy agreement or if we are found to have materially violated U.S. law, we or the subsidiary holding the security clearances may be suspended or barred from performing any government contracts, whether classified or unclassified, and we could be subject to civil or criminal penalties.

FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus constitute forward-looking statements that do not directly or exclusively relate to historical facts. When used in this prospectus, the words “may,” “will,” “ might,” “should,” “expect,” “plan,” “anticipate,” “project,” “believe,” “estimate,” “predict,” “intend,” “potential,” “outlook” and “continue,” and the negative of these terms, and other similar expressions are intended to identify forward-looking statements and information. Examples of these forward-looking statements include, but are not limited to, statements regarding the following: our belief that we are well positioned to enjoy growth in free cash flow in the near future based on our backlog, our high operating leverage, the pending conclusion of our fleet investment program and our stable tax profile; the expected favorable characteristics of our refreshed fleet upon completion of a fleet investment program; our ability to efficiently incorporate new technologies into our network to capture growth; our intention to maximize our revenues and returns by managing our capacity in a disciplined and efficient manner; our intention to leverage our satellite launches and orbital rights to supply specialized capabilities for certain customers; our goal to expand our leading fixed satellite services business to capture new business opportunities; the trends we believe will increase demand for satellite services and that we believe will allow us to capture new business opportunities in the future; our intent to consider select acquisitions of complementary businesses or technology; our expectation that the fixed satellite services sector will experience growth over the next few years; the trends that we believe will impact our revenue and operating expenses in the future; our assessments regarding how long satellites that have experienced anomalies in the past should be able to provide service on their transponders; our assessment of the risk of additional anomalies occurring on our satellites; our expectation that certain anomalies will not result in the acceleration of capital expenditures; our plans for satellite launches in the near term; our expected capital expenditures for the remainder of 2012 and during the next several years; our belief that the diversity of our revenue and customer base allows us to recognize trends, capture new growth opportunities, and gain experience that can be transferred to customers in other regions, enables us to capitalize on changing market conditions and mitigates the impact of fluctuations in any specific customer type or geographic region; our belief that our global scale, diversity, collection of spectrum rights, technical expertise and fully integrated hybrid network form a strategic platform that positions us to identify and capitalize on new opportunities in satellite services; our belief that the scale of our fleet can reduce the financial impact of any satellite failures and protect against service interruption; and the impact on our financial position or results of operations of pending legal proceedings.

The forward-looking statements made in this prospectus reflect our intentions, plans, expectations, assumptions and beliefs about future events. These forward-looking statements speak only as of their dates and are not guarantees of future performance or results and are subject to risks, uncertainties and other factors, many of which are outside of our control. These factors could cause actual results or developments to differ materially from the expectations expressed or implied in the forward-looking statements and include known and unknown risks. Known risks include, among others, the risks discussed in “Risk Factors” in this prospectus, the political, economic and legal conditions in the markets we are targeting for communications services or in which we operate and other risks and uncertainties inherent in the telecommunications business in general and the satellite communications business in particular.

Other factors that may cause results or developments to differ materially from the forward-looking statements made in this prospectus include, but are not limited to:

•	risks associated with operating our in-orbit satellites;

•	satellite launch failures, satellite launch and construction delays and in-orbit failures or reduced performance;

•

potential changes in the number of companies offering commercial satellite launch services and the number of commercial satellite launch opportunities available in any given time period that could impact our ability to timely schedule future launches and the prices we pay for such launches;

•

our ability to obtain new satellite insurance policies with financially viable insurance carriers on commercially reasonable terms or at all, as well as the ability of our insurance carriers to fulfill their obligations;

•	possible future losses on satellites that are not adequately covered by insurance;

•	U.S. and other government regulation;

•	changes in our contracted backlog or expected contracted backlog for future services;

•	pricing pressure and overcapacity in the markets in which we compete;

•	inadequate access to capital markets;

•	the competitive environment in which we operate;

•	customer defaults on their obligations to us;

•	our international operations and other uncertainties associated with doing business internationally;

•	litigation; and

•	other risks discussed under “Risk Factors” in this prospectus.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee our future results, level of activity, performance or achievements. Because actual results could differ materially from our intentions, plans, expectations, assumptions and beliefs about the future, you are urged not to rely on forward-looking statements in this prospectus and to view all forward-looking statements made in this prospectus with caution. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

The Issuer and certain guarantors (the “non-U.S. Intelsat companies”) are incorporated and currently existing under the laws of countries other than the United States. In addition, certain of the directors and officers of the non-U.S. Intelsat companies reside outside of the United States and most of the assets of the non-U.S. Intelsat companies and some of the assets of their directors and officers are located outside the United States. As a result, it may be difficult for investors to effect service of process on the non-U.S. Intelsat companies or those persons in the United States or to enforce in the United States judgments obtained in U.S. courts against the non-U.S. Intelsat companies or those persons based on the civil liability provisions of the U.S. securities laws or other laws. Uncertainty exists as to whether courts in the jurisdiction of organization of the non-U.S. Intelsat companies will enforce judgments obtained in other jurisdictions, including the United States, against the non-U.S. Intelsat companies or their directors or officers under the securities or other laws of those jurisdictions or entertain actions in those jurisdictions against the non-U.S. Intelsat companies or their directors or officers under the securities or other laws of those jurisdictions.

Luxembourg

It may be possible to effect service of process within Luxembourg upon the Issuer, the Luxembourg guarantors and their respective directors and officers provided that The Hague Convention on the Service Abroad of Judicial and Extrajudicial Documents in Civil or Commercial Matters of November 15, 1965 is complied with.

We have been advised by Elvinger, Hoss & Prussen, our Luxembourg counsel, that the traditional requirements for a valid, final and conclusive judgment against the Issuer or the Luxembourg guarantors in any civil or commercial suit, action or proceeding arising out of or in connection with the notes obtained from a court of competent jurisdiction in the United States, which judgment remains in full force and effect after all appeals as may be taken in the relevant state or federal jurisdiction with respect thereto have been taken, to be enforced through a court of competent jurisdiction of Luxembourg may be the following (subject to court interpretation, which may evolve):

•

the U.S. court awarding the judgment has jurisdiction to adjudicate the respective matter under its applicable laws, and such jurisdiction is recognized by Luxembourg private international and local law;

•	the judgment is final and duly enforceable in the jurisdiction where the decision is rendered;

•	the U.S. court has applied the substantive law as designated by the Luxembourg conflict of laws rules;

•	the U.S. court has acted in accordance with its own procedural laws;

•	the judgment was granted following proceedings where the counterparty had the opportunity to appear, and if it appeared, to present a defense; and

•	the judgment does not contravene public policy as understood under the laws of Luxembourg and has not been given in proceedings of a criminal nature.

The Issuer has also been advised by its Luxembourg counsel that if an original action is brought in Luxembourg, Luxembourg courts may refuse to apply the designated law if its application contravenes Luxembourg public policy.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the new notes in this exchange offer. We will pay all expenses in connection with the exchange offer. We are making this exchange solely to satisfy our obligations under the registration rights agreement entered into in connection with the offering of the original notes. In consideration for issuing the new notes, we will receive original notes in like aggregate principal amount.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2012 on an actual and on an as adjusted basis to give effect to the Recent Transactions.

You should read the following table in conjunction with “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

	As of September 30, 2012
	Actual	As Adjusted
	(in thousands)
Long-term debt:
Intelsat S.A.
6 1/2% Senior Notes due November 2013	$353,550	$353,550
Unamortized discount on 6 1/2% Senior Notes	(32,257)	(32,257)

Total Intelsat S.A. obligations	321,293	321,293

Intelsat Luxembourg
11 1/4% Senior Notes due February 2017(1)	2,805,000	2,805,000
11 1/2%/12 1/2% Senior PIK Election Notes due 2017(1)	2,502,986	2,502,986

Total Intelsat Luxembourg obligations	5,307,986	5,307,986

Intelsat Jackson
11 1/4% Senior Notes due 2016(2)	603,220	—
Unamortized premium on 11 1/4% Senior Notes	2,132	—
8 1/2% Senior Notes due 2019(3)	500,000	500,000
Unamortized discount on 8 1/2% Senior Notes	(3,303)	(3,303)
7 1/4% Senior Notes due October 2020(3)	2,200,000	2,200,000
Unamortized premium on 7 1/4% Senior Notes	20,213	20,213
7 1/4% Senior Notes due April 2019(3)	1,500,000	1,500,000
7 1/2% Senior Notes due April 2021(3)	1,150,000	1,150,000
6 5/8% Senior Notes due 2022	—	640,000
Senior Unsecured Credit Facilities due February 2014(4)	195,152	195,152
New Senior Unsecured Credit Facilities due February 2014(5)	810,876	810,876
Senior Secured Credit Facilities due April 2018(6)	3,209,375	3,209,375
Unamortized discount on Senior Secured Credit Facilities	(12,822)	(12,822)
Senior Secured Revolving Credit Facility(6)	150,000	150,000

Total Intelsat Jackson obligations	10,324,843	10,359,491

New Dawn
Senior Secured Credit Facility due 2017	14,070	—
Mezzanine Secured Debt Facility due 2019	68,508	—

Total New Dawn obligations	82,578	—

Horizons Holdings
Loan Payable to JSAT	48,836	48,836

Total Horizons Holdings obligations	48,836	48,836

Total long-term debt	$16,085,536	$16,037,606
Total shareholder’s deficit	$(1,265,536)	$(1,265,536)
Noncontrolling interest	$46,731	$46,731

Total capitalization	$14,866,731	$14,818,801

(1)	These notes are guaranteed by Intelsat S.A.

(2)	These notes are guaranteed by Intelsat S.A. and Intelsat Luxembourg.
(3)	These notes are guaranteed by Intelsat S.A., Intelsat Luxembourg and certain of Intelsat Jackson’s subsidiaries that guarantee Intelsat Jackson’s obligations under the Intelsat Jackson Secured Credit Agreement.
(4)	The term loan under the Intelsat Jackson Senior Unsecured Credit Agreement is guaranteed by Intelsat S.A., Intelsat Luxembourg and certain of Intelsat Jackson’s subsidiaries that guarantee Intelsat Jackson’s obligations under the Intelsat Jackson Secured Credit Agreement.
(5)	The term loan under the New Intelsat Jackson Senior Unsecured Credit Agreement is guaranteed by Intelsat S.A., Intelsat Luxembourg and certain of Intelsat Jackson’s subsidiaries that guarantee Intelsat Jackson’s obligations under the Intelsat Jackson Secured Credit Agreement.
(6)	The Intelsat Jackson Secured Credit Agreement is guaranteed by Intelsat Luxembourg and certain of Intelsat Jackson’s subsidiaries.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following selected historical consolidated financial data should be read in conjunction with, and is qualified by reference to, our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and their notes included elsewhere in this prospectus.

As a result of the consummation of the Sponsors Acquisition, the financial results for the combined year ended December 31, 2008 have been presented in our audited consolidated financial statements for the “Predecessor Entity” for the period January 1, 2008 to January 31, 2008 and for the “Successor Entity” for the period February 1, 2008 to December 31, 2008 and the years ended December 31, 2009, 2010 and 2011. Although the effective date of the Sponsors Acquisition was February 4, 2008, due to the immateriality of the results of operations for the period between February 1, 2008 and February 4, 2008, we have accounted for the Sponsors Acquisition as if it had occurred on February 1, 2008 and recorded “push-down” accounting to reflect the acquisition of Intelsat Holdings.

Our selected historical consolidated statement of operations data and cash flow data for the period January 1, 2008 to January 31, 2008 (Predecessor Entity) have been derived from our audited consolidated financial statements, which have been prepared in accordance with U.S. GAAP and included elsewhere in this prospectus.

Our selected historical consolidated statement of operations data and cash flow data for the period February 1, 2008 to December 31, 2008 (Successor Entity) and the years ended December 31, 2009, 2010 and 2011(Successor Entity), and the consolidated balance sheet data as of December 31, 2010 and 2011 have been derived from our audited consolidated financial statements, which have been prepared in accordance with U.S. GAAP and are included elsewhere in this prospectus. The consolidated balance sheet data as of December 31, 2009 and 2008 have been derived from our audited consolidated financial statements that are not included in this prospectus.

Our selected consolidated statement of operations data and consolidated cash flow data for the year ended December 31, 2007 (Predecessor Entity) and the consolidated balance sheet data as of December 31, 2007 (Predecessor Entity) have been derived from our audited consolidated financial statements that are not included in this prospectus.

Our selected historical consolidated statement of operations data and cash flow data for the nine months ended September 30, 2012 and 2011 and our selected consolidated balance sheet data as of September 30, 2012 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. The selected consolidated balance sheet data as of September 30, 2011 have been derived from our unaudited condensed consolidated financial statements not included in this prospectus. All adjustments that are, in our opinion, necessary for a fair statement of the results of the interim periods presented have been recorded. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the full year or any future period.

	Predecessor Entity		Successor Entity
	Year Ended December 31, 2007	January 1 to January 31, 2008	February 1 to December 31, 2008	Year Ended December 31,			Nine Months Ended September 30,
				2009	2010	2011	2011	2012
	(in thousands)
Consolidated Statement of Operations Data:
Revenue	$2,183,079	$190,261	$2,174,640	$2,513,039	$2,544,652	$2,588,426	$1,935,515	$1,937,783
Operating expenses:
Direct costs of revenue (excluding depreciation and amortization)	323,557	25,683	337,466	401,826	413,400	417,179	316,749	307,224
Selling, general and administrative	238,490	18,485	182,957	259,944	220,207	208,189	157,516	151,300
Depreciation and amortization	784,120	64,157	795,663	804,037	798,817	769,440	583,196	567,472
Restructuring and transaction costs	9,258	313,102	1,926	—	—	—	—	—
Impairment of asset value(1)	—	—	390,444	499,100	110,625	—	—	—
Losses on derivative financial instruments	11,699	11,431	155,305	2,681	89,509	24,635	24,163	37,651

Total operating expenses	1,367,124	432,858	1,863,761	1,967,588	1,632,558	1,419,443	1,081,624	1,063,647

Income (loss) from operations	815,955	(242,597)	310,879	545,451	912,094	1,168,983	853,891	874,136
Interest expense, net	954,607	80,275	1,295,458	1,362,823	1,379,019	1,309,484	992,084	950,073
Gain (loss) on early extinguishment of debt	(38,143)	—	576	4,697	(76,849)	(326,183)	(326,183)	(46,489)
Earnings (loss) from previously unconsolidated affiliates	187	15	495	517	503	(24,658)	(24,658)	—
Other income (expense), net	(324)	520	(12,452)	41,496	9,124	1,955	7,753	(20,982)

Loss before income taxes	(176,932)	(322,337)	(995,960)	(770,662)	(534,147)	(489,387)	(481,281)	(143,408)
Provision for (benefit from) income taxes	14,957	(10,476)	(109,561)	11,399	(26,378)	(55,393)	(48,931)	(1,110)

Net loss	(191,889)	(311,861)	(886,399)	(782,061)	(507,769)	(433,994)	(432,350)	(142,298)
Net loss (income) attributable to noncontrolling interest	—	—	93	369	2,317	1,106	2,942	(643)

Net loss attributable to Intelsat S.A.	$(191,889)	$(311,861)	$(886,306)	$(781,692)	$(505,452)	$(432,888)	$(429,408)	$(142,941)

Consolidated Cash Flow Data:
Net cash provided by operating activities	$557,021	$19,619	$876,143	$873,656	$1,018,218	$916,060	$673,220	$559,563
Net cash used in investing activities	(540,988)	(24,701)	(409,897)	(947,095)	(954,614)	(850,431)	(620,612)	(725,101)
Net cash provided by (used in) financing activities	(173,602)	(22,304)	(1,504,431)	73,001	150,698	(465,234)	(453,022)	106,827

Other Data
EBITDA(2)	$1,599,938	$(177,905)	$1,094,585	$1,391,501	$1,720,538	$1,915,720	$1,420,182	$1,420,626
Ratio of earnings to fixed charges(3)	—	—	—	—	—	—	—	—
Capital expenditures	$543,612	$24,701	$397,759	$943,133	$982,127	$844,688	$615,113	$715,101

	Predecessor Entity	Successor Entity
	As of December 31,		As of December 31,			As of September 30,
	2007	2008	2009	2010	2011	2011	2012
Consolidated Balance Sheet Data:
Cash and cash equivalents, net of restricted cash	$426,569	$470,211	$477,571	$692,930	$294,700	$295,421	231,246
Restricted cash	—	—	—	—	94,131	—	—
Satellites and other property and equipment, net	4,586,348	5,339,671	5,781,955	5,997,283	6,142,731	6,179,780	6,403,078
Total assets	12,053,332	17,657,332	17,342,935	17,592,367	17,361,406	17,283,553	17,363,549
Total debt	11,265,404	14,873,333	15,320,699	15,916,625	16,886,107	15,999,183	16,085,536
Shareholder’s equity (deficit)	(722,384)	504,347	(210,763)	(698,941)	(1,143,375)	(1,105,589)	(1,265,536)

(1)	The non-cash impairment charge in 2008 includes $63.6 million for the write-down of the Galaxy 26 satellite to its estimated fair value after a partial loss of the satellite, as well as $326.8 million due to the impairment of our rights to operate at orbital locations. The non-cash impairment charge in 2009 relates to a further impairment of our rights to operate at orbital locations. The non-cash impairment charge in 2010 includes $104.1 million for the write-down of the Galaxy 15 satellite to its estimated fair value following an anomaly and $6.5 million for the write-off of our IS-4 satellite, net of the related deferred performance incentive obligations. The IS-4 satellite was deemed to be unrecoverable due to an anomaly.
(2)	EBITDA consists of earnings before net interest, gain (loss) on early extinguishment of debt, taxes and depreciation and amortization. Given our high level of leverage, refinancing activities are a frequent part of our efforts to manage our costs of borrowing. Accordingly, we consider gain (loss) on early extinguishment of debt an element of interest expense. EBITDA is a measure commonly used in the FSS sector, and we present EBITDA to enhance the understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, EBITDA is not a measure of financial performance under U.S. GAAP, and our EBITDA may not be comparable to similarly titled measures of other companies. EBITDA should not be considered as an alternative to operating income (loss) or net income (loss), determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity.

Set forth below is a reconciliation of net loss to EBITDA.

	Predecessor Entity		Successor Entity
	Year Ended December 31, 2007	January 1 to January 31, 2008	February 1 to December 31, 2008	Year Ended December 31, 2009	Year Ended December 31, 2010	Year Ended December 31, 2011	Nine Months Ended September 30,
							2011	2012
		(in thousands)
Net loss	$(191,889)	$(311,861)	$(886,399)	$(782,061)	$(507,769)	$(433,994)	$(432,350)	$(142,298)
Add:
Interest expense, net	954,607	80,275	1,295,458	1,362,823	1,379,019	1,309,484	992,084	950,073
(Gain) loss on early extinguishment of debt	38,143	—	(576)	(4,697)	76,849	326,183	326,183	46,489
Provision for (benefit from) income taxes	14,957	(10,476)	(109,561)	11,399	(26,378)	(55,393)	(48,931)	(1,110)
Depreciation and amortization	784,120	64,157	795,663	804,037	798,817	769,440	583,196	567,472

EBITDA	$1,599,938	$(177,905)	$1,094,585	$1,391,501	$1,720,538	$1,915,720	$1,420,182	$1,420,626

(3)	For purposes of calculating the ratio of earnings to fixed charges, earnings represent income (loss) from continuing operations before income taxes, less capitalized interest, plus amortization of capitalized interest and fixed charges. Fixed charges include interest expense (including amortization of debt issuance costs), capitalized interest and the portion of operating rental expense that our management believes is representative of the interest component of rent expense. The ratio of earnings to fixed charges is not presented for the year ended December 31, 2007, the periods January 1 to January 31, 2008, February 1 to December 31, 2008, the years ended December 31, 2009, 2010 and 2011 or the nine months ended September 30, 2011 and 2012 as earnings were inadequate to cover fixed charges during those periods by $201.0 million, $324.6 million, $1.0 billion, $837.6 million, $601.3 million, $555.9 million, $524.9 million and $213.2 million, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion should be read together with “Selected Historical Consolidated Financial Data” and our consolidated financial statements and their notes included elsewhere in this prospectus. Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP, and, unless otherwise indicated, the other financial information contained in this prospectus has also been prepared in accordance with U.S. GAAP. See “Forward-Looking Statements” and “Risk Factors” for a discussion of factors that could cause our future financial condition and results of operations to be different from those discussed below. Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them. Unless otherwise indicated, all references to “dollars” and “$” in this prospectus are to, and all monetary amounts in this prospectus are presented in, U.S. dollars.

Overview

We operate the world’s largest satellite services business, providing a critical layer in the global communications infrastructure. We generate more revenue, operate more satellite capacity, hold more orbital location rights, contract more backlog, serve more commercial customers and deliver services in more countries than any other commercial satellite operator. We provide diversified communications services to the world’s leading media companies, fixed and wireless telecommunications operators, data networking service providers for enterprise and mobile applications, multinational corporations and ISPs. We are also the leading provider of commercial satellite capacity to the U.S. government and other select military organizations and their contractors.

Our network solutions are a critical component of our customers’ infrastructures and business models. Our customers use our global network for a broad range of applications, from global distribution of content for media companies to providing the transmission layer for unmanned aerial vehicles to enabling essential network backbones for telecommunications providers. In addition, our satellite solutions provide higher reliability than is available from local terrestrial telecommunications services in many regions and allow our customers to reach geographies that they would otherwise be unable to serve.

Revenue

Revenue Overview

We earn revenue primarily by providing services over satellite transponder capacity to our customers. Our customers generally obtain satellite capacity from us by placing an order pursuant to one of several master customer service agreements. The master customer agreements and related service orders under which we sell services specify, among other things, the amount of satellite capacity to be provided, whether service will be non-preemptible or preemptible and the service term. Most services are full time in nature, with service terms ranging from three years to as long as 15 years. Occasional use services used for video applications can be for much shorter periods, including increments of one hour. Our master customer service agreements offer different service types, including transponder services, managed services, and channel, which are all services that are provided on, or used to provide access to, our global network. We refer to these services as on-network services. Our customer agreements also cover services that we procure from third parties and resell, which we refer to as off-network services. These services can include transponder services and other satellite-based transmission services sourced from other operators, often in frequencies not available on our network. The following table describes our primary service types:

Service Type	Description
On-Network Revenues:
Transponder Services

Commitments by customers to receive service via, or to utilize capacity on particular designated transponders according to specified technical and commercial terms. Transponder services also include revenues from hosted payload capacity. Transponder services are marketed to each of our primary customer sets, as follows:

•   Network Services: fixed and wireless telecom operators, data network operators, enterprise operators of private data networks, and value-added network operators for broadband network infrastructure.

•   Media: broadcasters (for distribution of programming and full time contribution, or gathering, of content), programmers and DTH operators.

•   Government: civilian and defense organizations, for use in implementing private networks, or for the provision of capacity or capabilities through hosted payloads.

Managed Services

Hybrid services based upon IntelsatOneSM, which combine satellite capacity, teleport facilities, satellite communications hardware such as broadband hubs or video multiplexers and fiber optic cable and other ground facilities to provide managed and monitored broadband, Internet, video and private network services to customers. Managed services are marketed to each of our customer sets as follows:

•   Network Services: ISPs and value-added service providers who develop service offerings based upon our integrated broadband platforms.

•   Media: programmers outsourcing elements of their transmission infrastructure and part time occasional use services used primarily by news and sports organizations to gather content from remote locations.

•   Government: users seeking secured, integrated, end-to-end solutions.

Service Type	Description
Channel

Commitments by customers to purchase an overall amount or level of service, without committing to particular designated transponders for specified terms within the commitment period. Services are offered “off the shelf,” so technical terms are not specially tailored to a given customer. Channel is not considered a core service offering due to changing market requirements and the proliferation of fiber alternatives for point-to-point customer applications. Channel services are exclusively marketed to:

•   Network Services: traditional telecommunications providers.

Off-Network and Other Revenues:
Transponder, Mobile Satellite Services and Other

Voice, data and video services provided by third-party commercial satellite operators for which the desired frequency type or geographic coverage is not available on our network. These services include L-band mobile satellite services (“MSS”), for which our Intelsat General Corporation (“Intelsat General”) business is a reseller. These products are primarily marketed to:

•   Government: direct government users, government contractors working on programs where aggregation of capacity is required.

Satellite-related Services	Services include a number of satellite-related consulting and technical services that involve the lifecycle of satellite operations and related infrastructure, from satellite and launch vehicle procurement through tracking, telemetry and commanding (“TT&C”) services and related equipment sales. These services are typically marketed to other satellite operators.

We market our services on a global basis, with almost every populated region of the world contributing to our revenue. The diversity of our revenue allows us to benefit from changing market conditions and lowers our risk from revenue fluctuations in our service applications and geographic regions.

Trends Impacting Our Revenue

Our revenue at any given time is partially dependent on the supply of communications capacity available in a geographic region, including capacity from other satellite providers and from competing technologies such as fiber optic cable networks, as well as the level of demand for that capacity. See “Business—Our Sector” for a discussion of the global trends creating demand for our services. In recent years, we have generated new revenue from a number of sources, including on our global network, from growth in demand for transponder services for network services applications such as network extensions for cellular phone operators and satellite-based private data networks and managed services for Internet backbone access and corporate broadband networks. We have also experienced growth in demand for transponder services for use in video applications such as DTH television services and HDTV and globalized program distribution. New transponder services and managed services revenue has also been generated from demand for government applications, such as support for military operations. With respect to off-network services, demand for MSS has softened as usage patterns have reduced in some regions. Demand for other off-network services, such as transponder services, has generally increased over the past several years as we have implemented contracts which require capacity either not available or in a different frequency than is available on our network. Although margins for MSS and other off-network services are typically substantially lower than for services provided on our network, these services are low risk in nature, with no required up-front investment and terms and conditions of the procured capacity which typically match the contractual commitments from our customers.

See “Business—Our Customer Sets and Growing Applications” for a discussion of our customers’ uses of our services and see “—Business—Our Strategy” for a discussion of our strategies with respect to marketing to our various customer sets.

Customer Applications

Our transponder services, managed services, MSS and channel are used by our customers for three primary customer applications: network service applications, media applications and government applications.

Pricing

Pricing of our services is based upon a number of factors, including, but not limited to, the region served by the capacity, the power and other characteristics of the satellite beam, the amount of demand for the capacity available on a particular satellite and the total supply of capacity serving any particular region. Over the last three years our business has experienced improving pricing trends in most of the regions we serve, particularly with respect to capacity serving Africa and Latin America. Based upon our current experience, we believe pricing is generally stable overall, but that in the near to mid-term, price improvements will be limited to certain regions and coverage areas, such as Latin America. According to Euroconsult, the annual average price per transponder for C- and Ku- band capacity is forecasted to be generally stable, growing globally from $1.61 million to $1.66 million per 36 MHz transponder over the period 2012 to 2017.

The pricing of our services is generally fixed for the duration of the service commitment. New and renewing service commitments are priced to reflect regional demand and other factors as discussed above, subject to the lifeline connectivity obligation (“LCO”) protection provisions which are applicable to less than 1% of our backlog at September 30, 2012 and which are further described in “Business—Certain Customer Service Agreements.”

Operating Expenses

Direct Costs of Revenue (Excluding Depreciation and Amortization)

Direct costs of revenue relate to costs associated with the operation and control of our satellites, our communications network and engineering support, and the purchase of off-network capacity. Direct costs of revenue consist principally of salaries and related employment costs, in-orbit insurance, earth station operating costs and facilities costs. Our direct costs of revenue fluctuate based on the number and type of services offered and under development. Direct costs of revenue have increased due to our expanded sales of off-network transponder services to customers of our Intelsat General business and due to launch vehicle costs related to satellite-related services. We expect our direct costs of revenue to increase as we add customers and expand our managed services and use of off-network capacity.

Selling, General and Administrative Expenses

Selling, general and administrative expenses relate to costs associated with our sales and marketing staff and our administrative staff, which includes legal, finance and human resources. Staff expenses consist primarily of salaries and related employment costs, including stock compensation, travel costs and office occupancy costs. Selling, general and administrative expenses also include building maintenance and rent expenses and the provision for uncollectible accounts. Selling, general and administrative expenses generally fluctuate with the number of customers served and the number and types of services offered. Selling, general and administrative expenses also include fees for professional services and monitoring fees payable to the New Sponsors in support of strategic activities.

Depreciation and Amortization

Our capital assets consist primarily of our satellites and associated ground network infrastructure. Included in capitalized satellite costs are the costs for satellite construction, satellite launch services, insurance premiums for satellite launch and the in-orbit testing period, the net present value of deferred satellite performance incentives payable to satellite manufacturers, and capitalized interest incurred during the satellite construction period.

Capital assets are depreciated or amortized on a straight-line basis over their estimated useful lives. The remaining depreciable lives of our satellites range from less than one year to 15 years as of December 31, 2011.

Impairment Charges

During the first quarter of 2009, the credit markets experienced difficulties, with new debt issuances being priced at significantly higher effective interest rates as compared to the pricing of debt issuances completed in prior periods. The higher effective interest rates reflected, in our view, higher discounts being applied in the valuation of companies generally, and were therefore considered by us to be an indicator of potential impairment to the fair value of our right to operate at orbital locations. The higher interest rates resulted in an increase to our weighted average cost of capital, and led to our recognizing a non-cash impairment charge of $499.1 million in the first quarter of 2009. During the first quarter of 2010, we recorded a non-cash impairment charge of $6.5 million for the impairment of our IS-4 satellite, which was deemed unrecoverable. We also recorded a non-cash impairment charge of $104.1 million for the impairment of our Galaxy 15 satellite after an anomaly occurred in April 2010 resulting in our inability to command the satellite. When the Galaxy 15 anomaly occurred there was substantial uncertainty as to our ability to recover use of the satellite and, accordingly, we recognized an impairment during the second quarter of 2010. On December 23, 2010, our Galaxy 15 satellite was recovered and extensive in-orbit testing was subsequently completed to determine its functionality. In February 2011, Galaxy 15 initiated a drift to 133.1°W and returned to service, initially as an in-orbit spare. In October 2011, media traffic was transferred from Galaxy 12 back to Galaxy 15 and it resumed normal service. We do not currently anticipate any future impairment charges on the Galaxy 15 satellite. See “—Critical Accounting Policies—Asset Impairment Assessments.”

Contracted Backlog

We benefit from strong visibility of our future revenues. Our contracted backlog is our expected future revenue under existing customer contracts and includes both cancellable and non-cancellable contracts. Our contracted backlog was approximately $10.7 billion and $10.8 billion as of December 31, 2011 and September 30, 2012, respectively. As of September 30, 2012, approximately 85% of our backlog related to contracts that are non-cancellable and approximately 11% related to contracts that are cancellable subject to substantial termination fees. As of December 31, 2011, the weighted average remaining customer contract life was approximately 5.15 years. We currently expect to deliver services associated with approximately $2.2 billion, or approximately 20%, of our December 31, 2011 backlog during the year ending December 31, 2012. Based on our backlog at December 31, 2011, we expect to recognize at least $81.3 million in channel applications revenue during 2012. The amount included in backlog represents the full service charge for the duration of the contract and does not include termination fees. The amount of the termination fees, which are not included in the backlog amount, is generally calculated as a percentage of the remaining backlog associated with the contract. In certain cases of breach for non-payment or customer bankruptcy, we may not be able to recover the full value of certain contracts or termination fees. Our contracted backlog includes 100% of the backlog of our consolidated ownership interests, which is consistent with the accounting for our ownership interest in these entities.

Our expected future revenue under our contracted backlog as of December 31, 2011 was as follows (in millions):

Period
2012	$2,193.9
2013	1,671.5
2014	1,309.2
2015	1,035.7
2016	745.9
2017 and thereafter	3,786.0

Total	$10,742.2

Our backlog by service type as of December 31, 2011 was as follows (in millions, except percentages):

Service Type	Amount	Percent
Transponder services	$9,756.1	91%
Managed services	445.0	4
Off-network and other	300.4	3
Channel	240.7	2

Total	$10,742.2	100%

We believe this backlog and the resulting predictable cash flows in the FSS sector make our net cash provided by operating activities less volatile than that of typical companies outside our industry.

Results of Operations

Nine Months Ended September 30, 2011 and 2012

The following table sets forth our comparative statements of operations for the periods shown with the increase (decrease) and percentage changes, except those deemed not meaningful (“NM”), between the periods presented (in thousands, except percentages):

			Nine Months Ended September 30, 2011 Compared to Nine Months Ended September 30, 2012
	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2012	Increase (Decrease)	Percentage Change
Revenue	$1,935,515	$1,937,783	$2,268	0%
Operating expenses:
Direct costs of revenue (excluding depreciation and amortization)	316,749	307,224	(9,525)	(3)
Selling, general and administrative	157,516	151,300	(6,216)	(4)
Depreciation and amortization	583,196	567,472	(15,724)	(3)
Losses on derivative financial instruments	24,163	37,651	13,488	56

Total operating expenses	1,081,624	1,063,647	(17,977)	(2)

Income from operations	853,891	874,136	20,245	2
Interest expense, net	992,084	950,073	(42,011)	(4)
Loss on early extinguishment of debt	(326,183)	(46,489)	279,694	86
Loss from previously unconsolidated affiliates	(24,658)	—	24,658	NM
Other income (expense), net	7,753	(20,982)	(28,735)	NM

Loss before income taxes	(481,281)	(143,408)	337,873	70
Benefit from income taxes	(48,931)	(1,110)	47,821	(98)

Net loss	(432,350)	(142,298)	290,052	67%
Net (income) loss attributable to noncontrolling interest	2,942	(643)	(3,585)	NM

Net loss attributable to Intelsat S.A.	$(429,408)	$(142,941)	$286,467	67%

Revenue

The following table sets forth our comparative revenue by service type, with Off-Network and Other Revenues shown separately from On-Network Revenues, for the periods shown (in thousands, except percentages):

	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2012	Increase (Decrease)	Percentage Change
On-Network Revenues
Transponder services	$1,422,163	$1,447,797	$25,634	2%
Managed services	212,432	202,928	(9,504)	(4)
Channel	80,377	70,025	(10,352)	(13)

Total on-network revenues	1,714,972	1,720,750	5,778	0
Off-Network and Other Revenues
Transponder, MSS and other off-network services	178,942	180,665	1,723	1
Satellite-related services	41,601	36,368	(5,233)	(13)

Total off-network and other revenues	220,543	217,033	(3,510)	(2)

Total	$1,935,515	$1,937,783	$2,268	0%

Total revenue for the nine months ended September 30, 2012 increased by $2.3 million as compared to the nine months ended September 30, 2011. By service type, our revenues increased or decreased due to the following:

On-Network Revenues:

•

Transponder services—an aggregate increase of $25.6 million, primarily due to a $31.3 million increase in revenue from growth in capacity sold to media customers mainly in the Latin America and Caribbean, the Europe, the Asia-Pacific and the North America regions, as well as a $5.8 million increase in revenue from capacity sold by our Intelsat General business, partially offset by an aggregate $11.5 million decrease in revenue from network services customers, reflecting a decline in the Europe region for services provided in Africa and an increase in the Latin America and Caribbean region.

•

Managed services—an aggregate decrease of $9.5 million, largely due to a decrease in revenue from network services customers for international trunking primarily in Africa, a trend which we expect will continue due to the migration of services in this region to fiber optic cable, partially offset by increases in broadband services for mobility applications.

•

Channel—an aggregate decrease of $10.4 million related to a continued decline from the migration of international point-to-point satellite traffic to fiber optic cable, a trend which we expect will continue.

Off-Network and Other Revenues:

•

Transponder, MSS and other off-network services—an aggregate increase of $1.7 million, primarily due to an increase of $7.8 million in off-network transponder services revenue largely related to contracts being implemented by our Intelsat General business and a $5.4 million increase in customer premises equipment revenue, partially offset by a $6.7 million decline in off-network transponder and media services revenue and a $4.8 million decrease in MSS revenue.

•

Satellite-related services—an aggregate decrease of $5.2 million, primarily due to lower professional fees earned for providing government professional services and flight operations support for third-party satellites as compared to the nine months ended September 30, 2011.

Operating Expenses

Direct Costs of Revenue (Excluding Depreciation and Amortization)

Direct costs of revenue decreased by $9.5 million, or 3%, to $307.2 million for the nine months ended September 30, 2012 as compared to the nine months ended September 30, 2011. The decline was primarily due to an aggregate $10.0 million decrease in costs associated with purchases of off-network FSS capacity as well as the impact of accounting for our revenue and cost sharing arrangements with JSAT International, Inc. (“JSAT”) related to the consolidation of the Horizons Holdings joint venture at the end of the third quarter of 2011, and a $4.0 million decrease in the cost of MSS capacity purchased related to solutions sold by our Intelsat General business. These decreases were partially offset by a $4.7 million increase in costs relating to purchases of equipment.

Selling, General and Administrative

Selling, general and administrative expenses decreased by $6.2 million, or 4%, to $151.3 million for the nine months ended September 30, 2012 as compared to the nine months ended September 30, 2011. The decrease was primarily due to a $7.5 million decrease in professional fees, partially offset by a $1.3 million increase in bad debt expense.

Depreciation and Amortization

Depreciation and amortization expense decreased by $15.7 million, or 3%, to $567.5 million for the nine months ended September 30, 2012 as compared to the nine months ended September 30, 2011. This decrease was primarily due to the following:

•	a net decrease of $25.0 million in depreciation expense due to the timing of certain satellites becoming fully depreciated and changes in estimated remaining useful lives of certain satellites;

•	a decrease of $12.4 million in depreciation expense due to the timing of ground and other assets placed in service or becoming fully depreciated; and

•

a decrease of $10.3 million in amortization expense primarily due to changes in the expected pattern of consumption of amortizable intangible assets as these assets primarily include acquired backlog, which relates to contracts covering varying periods that expire over time, and acquired customer relationships for which the value diminishes over time; partially offset by

•	an increase of $32.4 million in depreciation expense resulting from the impact of satellites placed into service during 2011 and 2012.

Losses on Derivative Financial Instruments

Losses on derivative financial instruments were $37.7 million for the nine months ended September 30, 2012 as compared to $24.2 million for the nine months ended September 30, 2011. The losses on derivative financial instruments related to the net loss on our interest rate swaps, which reflects interest expense accrued on the interest rate swaps as well as the change in fair value.

Interest Expense, Net

Interest expense, net decreased by $42.0 million, or 4%, to $950.1 million for the nine months ended September 30, 2012 as compared to $992.1 million for the nine months ended September 30, 2011. The decrease in interest expense, net was principally due to the following:

•

a net decrease of $35.0 million in interest expense resulting from our refinancing transactions, redemptions and offerings in 2011 (see “—Liquidity and Capital Resources—Long-Term Debt—2011 Debt Transactions”); and

•	a decrease of $7.0 million from higher capitalized interest resulting from increased levels of satellites and related assets under construction.

Non-cash items in interest expense, net were $47.7 million for the nine months ended September 30, 2012 and included $5.0 million of payment-in-kind interest expense and $42.7 million primarily associated with the amortization of deferred financing fees incurred as a result of new or refinanced debt and the amortization and accretion of discounts and premiums.

Loss on Early Extinguishment of Debt

Loss on early extinguishment of debt was $46.5 million for the nine months ended September 30, 2012 as compared to $326.2 million for the nine months ended September 30, 2011. The 2012 loss primarily related to the repayment of debt in connection with the April 2012 Intelsat Jackson tender offers and redemptions (see “Liquidity and Capital Resources—Long-Term Debt—2012 Intelsat Jackson Notes Offerings, Tender Offers and Redemptions”). In the nine months ended September 30, 2012, Intelsat Jackson repurchased or redeemed $1,146.9 million of its debt for $1,186.2 million, excluding accrued and unpaid interest and related fees of $57.7 million. In addition, $112.2 million of New Dawn debt was prepaid from restricted cash relating to proceeds received from an insurance claim (see “—Liquidity and Capital Resources—Long-Term Debt—New Dawn Equity Purchase and Repayments of Credit Facilities”). The loss of $46.5 million was primarily driven by a $39.5 million difference between the carrying value of the Intelsat Jackson debt repurchased or redeemed and the total cash amount paid (including related fees), together with a write-off of $3.9 million of Intelsat Jackson unamortized debt premium and debt issuance costs and $3.1 million of New Dawn unamortized debt issuance costs.

The 2011 loss on early extinguishment of debt of $326.2 million related to the repayment of debt in connection with the 2011 refinancings, redemptions and tender offers (see “Liquidity and Capital Resources—Long-Term Debt—2011 Debt Transactions”). In January 2011, we repurchased $2,849.3 million of Intelsat Corp and Intelsat Sub Holdco debt for $2,906.1 million, excluding accrued and unpaid interest and related fees of $8.7 million. In March 2011, we redeemed $710.8 million of Intelsat S.A. and Intelsat Sub Holdco debt for $747.6 million, excluding $19.1 million of accrued and unpaid interest. In April and May 2011, we redeemed or repurchased $2,527.0 million of Intelsat Sub Holdco, Intelsat Jackson and Intermediate Holdco notes for $2,604.4 million, excluding accrued and unpaid interest of $58.1 million. The loss of $326.2 million was driven by a $171.1 million difference between the carrying value of the debt repurchased, redeemed or repaid and the total cash amount paid (including related fees), together with a write-off of $155.1 million of unamortized debt discounts and debt issuance costs.

Loss from Previously Unconsolidated Affiliates

Loss from previously unconsolidated affiliates was $24.7 million for the nine months ended September 30, 2011 with no comparable amount for the nine months ended September 30, 2012, due to the consolidation of the Horizons Holdings joint venture in September 2011 (see “Note 6(a)—Investments—Horizons Holdings” to our unaudited condensed consolidated financial statements included elsewhere in this prospectus).

Other Income (Expense), Net

Other expense, net was $21.0 million for the nine months ended September 30, 2012 as compared to other income, net of $7.8 million for the nine months ended September 30, 2011. The difference of $28.8 million was primarily due to a $20.0 million pre-tax charge plus $1.0 million of associated costs and expenses in connection with the expiration of an unconsummated third-party investment commitment, together with a $7.6 million increase in exchange rate losses, primarily related to our business conducted in Brazilian reais and euros.

Benefit from Income Taxes

Our benefit from income taxes was $1.1 million for the nine months ended September 30, 2012 as compared to a benefit of $48.9 million for the nine months ended September 30, 2011. The difference was principally due to the 2011 tax benefits recorded in connection with the Horizons remeasurement charge, the September 2011 internal subsidiary mergers, a release of withholding tax liabilities resulting from certain customer transactions in the Asia-Pacific region and refinancing expenses and changes in the balance of deferred taxes as a result of a series of internal transactions and related steps completed on January 12, 2011, that reorganized the ownership of our assets among our subsidiaries and effectively combined the legacy businesses of Intelsat Sub Holdco and Intelsat Corp in order to simplify our operations and enhance our ability to transact business in an efficient manner (the “2011 Reorganization”).

Cash paid for income taxes, net of refunds, totaled $19.5 million and $25.8 million for the nine months ended September 30, 2011 and 2012, respectively.

Years Ended December 31, 2010 and 2011

The following table sets forth our comparative statements of operations for the periods shown with the increase (decrease) and percentage changes, except those deemed not meaningful (“NM”), between the periods presented (in thousands, except percentages):

	Year Ended December 31, 2010	Year Ended December 31, 2011	Increase (Decrease)	Percentage Change
Revenue	$2,544,652	$2,588,426	$43,774	2%
Operating expenses:
Direct costs of revenue (excluding depreciation and amortization)	413,400	417,179	3,779	1
Selling, general and administrative	220,207	208,189	(12,018)	(6)
Depreciation and amortization	798,817	769,440	(29,377)	(4)
Impairment of asset value	110,625	—	(110,625)	NM
Losses on derivative financial instruments	89,509	24,635	(64,874)	(73)

Total operating expenses	1,632,558	1,419,443	(213,115)	(13)

Income from operations	912,094	1,168,983	256,889	28
Interest expense, net	1,379,019	1,309,484	(69,535)	(5)
Loss on early extinguishment of debt	(76,849)	(326,183)	(249,334)	NM
Earnings (loss) from previously unconsolidated affiliates	503	(24,658)	(25,161)	NM
Other income, net	9,124	1,955	(7,169)	(79)

Loss before income taxes	(534,147)	(489,387)	44,760	(8)
Benefit from income taxes	(26,378)	(55,393)	(29,015)	NM

Net loss	(507,769)	(433,994)	73,775	(15)%
Net loss attributable to noncontrolling interest	2,317	1,106	(1,211)	(52)

Net loss attributable to Intelsat S.A.	$(505,452)	$(432,888)	$72,564	(14)%

Revenue

The following table sets forth our comparative revenue by service type, with Off-Network and Other Revenues shown separately from On-Network Revenues, for the periods shown (in thousands, except percentages):

	Year Ended December 31, 2010	Year Ended December 31, 2011	Increase (Decrease)	Percentage Change
On-Network Revenues
Transponder services	$1,839,047	$1,907,768	$68,721	4%
Managed services	321,863	294,078	(27,785)	(9)
Channel	119,924	104,981	(14,943)	(12)

Total on-network revenues	2,280,834	2,306,827	25,993	1
Off-Network and Other Revenues
Transponder, MSS and other off-network services	221,663	225,328	3,665	2
Satellite-related services	42,155	56,271	14,116	33

Total off-network and other revenues	263,818	281,599	17,781	7

Total	$2,544,652	$2,588,426	$43,774	2%

Total revenue for the year ended December 31, 2011 increased by $43.8 million, or 2%, as compared to the year ended December 31, 2010. By service type, our revenues increased or decreased due to the following:

On-Network Revenues:

•

Transponder services—an aggregate increase of $68.7 million, primarily due to a $37.3 million increase in revenue from growth in capacity sold to media customers primarily in the Europe, the Latin America and Caribbean and the North America regions, and a $28.8 million increase in revenue from capacity sold by our Intelsat General business.

•

Managed services—an aggregate decrease of $27.8 million, primarily due to an $18.4 million net decrease in revenue from network services customers related to non-renewal of contracts for international internet trunking and private line solutions primarily in the Africa and Middle East and the Asia-Pacific regions, a trend which we expect to continue due to the migration of services in these regions to fiber optic cable. There was also a $7.2 million decrease in managed video services sold to media customers in the Asia-Pacific and the North America regions partially due to reduced occasional use services in the year ended December 31, 2011 as compared to 2010, which included a higher level of activity due to a large global sporting event.

•

Channel—an aggregate decrease of $14.9 million related to a continued decline from the migration of international point-to-point satellite traffic to fiber optic cables, a trend which we expect will continue.

Off-Network and Other Revenues:

•

Transponder, MSS and other off-network services—an aggregate increase of $3.7 million, primarily due to a $30.6 million increase in transponder services largely related to contracts being implemented by our Intelsat General business, partially offset by a $27.5 million decline in usage-based MSS revenue.

•

Satellite-related services—an aggregate increase of $14.1 million, due primarily to an increase in professional fees earned for providing flight operations support for third-party satellites and government professional services.

Operating Expenses

Direct Costs of Revenue (Excluding Depreciation and Amortization)

Direct costs of revenue increased by $3.8 million, or 1%, to $417.2 million for the year ended December 31, 2011 as compared to the year ended December 31, 2010. The increase was primarily due to the following:

•	a net increase of $31.3 million in costs attributable to off-network FSS capacity services and other third-party services purchased, corresponding to the related increase in revenue; and

•	an increase of $8.8 million in staff related expenses; partially offset by

•	a decrease of $23.5 million in the cost of MSS capacity purchased related to solutions sold by our Intelsat General business; and

•

a decrease of $10.3 million in other expenses primarily due to a reduction in satellite insurance costs in 2011 resulting from the expiration of prepaid in-orbit insurance coverage that was being amortized.

Selling, General and Administrative

Selling, general and administrative expenses decreased by $12.0 million, or 5%, to $208.2 million for the year ended December 31, 2011 as compared to the year ended December 31, 2010. The decrease in 2011 was primarily due to $12.6 million of lower non-cash stock compensation costs during the year ended December 31, 2011 associated with the amended and restated Intelsat Global, Ltd. 2008 Share Incentive Plan.

Depreciation and Amortization

Depreciation and amortization expense decreased by $29.4 million, or 4%, to $769.4 million for the year ended December 31, 2011 as compared to the year ended December 31, 2010. This decrease was primarily due to:

•

a decrease of $24.8 million in amortization expense primarily due to variation from year to year in the pattern of consumption of amortizable assets, as these assets primarily include acquired backlog, which relates to contracts covering varying time periods that expire over time, and acquired customer relationships for which the value diminishes over time; and

•

a net decrease of $33.3 million in depreciation expense due to the timing of certain satellites becoming fully depreciated, the impairment of the Galaxy 15 satellite in 2010 and changes to estimated remaining useful lives of certain satellites; partially offset by

•	an increase of $30.2 million in depreciation expense primarily resulting from the impact of satellites placed into service during 2011.

Impairment of Asset Value

Impairment of asset value was $110.6 million for the year ended December 31, 2010, with no similar charges for the year ended December 31, 2011. The amount incurred in 2010 included a $104.1 million non-cash impairment charge for the impairment of our Galaxy 15 satellite after an anomaly occurred in April 2010, as well as a $6.5 million non-cash impairment charge for the impairment of our IS-4 satellite, which was deemed unrecoverable after an anomaly occurred in February 2010.

Losses on Derivative Financial Instruments

Losses on derivative financial instruments were $24.6 million for the year ended December 31, 2011 as compared to $89.5 million for the year ended December 31, 2010. For the year ended December 31, 2011, the loss on derivative financial instruments was related to a $28.9 million loss on our interest rate swaps, partially offset by a $4.3 million gain on our put option embedded derivative related to Intelsat Sub Holdco’s 8 7/8% Senior Notes due 2015, Series B (the “2015 Sub Holdco Notes, Series B”).

Interest Expense, Net

Interest expense, net consists of the gross interest expense we incur less the amount of interest we capitalize related to capital assets under construction and less interest income earned. As of December 31, 2011, we also held interest rate swaps with an aggregate notional amount of $2.3 billion to economically hedge the variability in cash flow on a portion of the floating-rate term loans under our senior secured and unsecured credit facilities. The swaps have not been designated as hedges for accounting purposes. Interest expense, net decreased by $69.5 million, or 5%, to $1.31 billion for the year ended December 31, 2011, as compared to $1.38 billion for the year ended December 31, 2010. The decrease in interest expense, net was principally due to the following:

•

a net decrease of $50.4 million as a result of our refinancing activities, including the 2010 debt transactions and the various 2011 refinancing transactions, redemptions and offerings (see “Liquidity and Capital Resources—Long-Term Debt”); and

•	a decrease of $29.8 million from higher capitalized interest resulting from increased levels of satellites and related assets under construction; partially offset by

•	an increase of $2.9 million associated with interest paid-in-kind that was accreted into the principal amount of the 2017 PIK Notes.

The non-cash portion of total interest expense, net was $90.1 million for the year ended December 31, 2011 and included $27.3 million of payment-in-kind (“PIK”) interest expense. The remaining non-cash interest expense was primarily associated with the amortization of deferred financing fees incurred as a result of new or refinanced debt and the amortization and accretion of discounts and premiums.

Loss on Early Extinguishment of Debt

Loss on early extinguishment of debt was $326.2 million for the year ended December 31, 2011 as compared to $76.8 million for the year ended December 31, 2010. The 2011 loss related to the repayment of debt in connection with various 2011 refinancings, redemptions, tender offers and offerings. In January 2011, we repurchased $2,849.3 million of Intelsat Corp and Intelsat Sub Holdco debt for $2,906.1 million, excluding accrued and unpaid interest of $8.7 million (see “—Liquidity and Capital Resources—Long-Term Debt—2011 Debt Transactions—2011 Secured Loan Refinancing”). In March 2011, we redeemed $710.8 million of Intelsat S.A. and Intelsat Sub Holdco debt for $747.6 million, excluding accrued and unpaid interest of $19.1 million (see “—Liquidity and Capital Resources—Long-Term Debt—2011 Debt Transactions—2011 Notes Redemptions”). In April and May 2011, we redeemed or repurchased $2,527.0 million of Intelsat Sub Holdco, Intelsat Jackson and Intermediate Holdco debt for $2,604.4 million, excluding accrued and unpaid interest of $58.1 million (see “—Liquidity and Capital Resources—Long-Term Debt—2011 Debt Transactions—2011 Intelsat Jackson Notes Offering, Tender Offers and Additional Redemptions”). The loss of $326.2 million was primarily driven by a $171.1 million difference between the carrying value of the debt repurchased, redeemed or repaid and the total cash amount paid (including related fees), together with a write-off of $155.1 million of unamortized debt discounts and debt issuance costs.

The 2010 loss was recognized in connection with the purchases by Intelsat Corp of $546.3 million of the Intelsat Corp’s 9 1/4% Senior Notes due 2014 (the “2014 Intelsat Corp Notes”) for $565.4 million (excluding accrued and unpaid interest of $6.3 million) and $124.9 million of Intelsat Corp’s 6 7/8% Senior Secured Debentures due 2028 (the “2028 Intelsat Corp Notes”) for $149.9 million (excluding accrued and unpaid interest of $1.8 million), pursuant to cash tender offers (the “2010 Tender Offers”). The loss of $76.8 million was caused by a $47.4 million difference between the carrying value of the Intelsat Corp notes purchased and the total cash amount paid (including related fees), and a write-off of $29.4 million unamortized debt discounts and debt issuance costs.

Earnings (Loss) from Previously Unconsolidated Affiliates

Loss from previously unconsolidated affiliates was $24.7 million for the year ended December 31, 2011 as compared to earnings of $0.5 million for the year ended December 31, 2010. The decrease of $25.2 million was primarily due to a $20.2 million charge as a result of the remeasurement of our investment in Horizons Holdings to fair value upon the consolidation of the joint venture on September 30, 2011 and a $4.5 million loss from the operations of the joint venture recognized prior to consolidation. See “Note 8(b)—Investments—Horizons Holdings” to our audited consolidated financial statements included elsewhere in this prospectus.

Other Income, Net

Other income, net was $2.0 million for the year ended December 31, 2011 as compared to $9.1 million for the year ended December 31, 2010. The decrease of $7.2 million was primarily due to $6.1 million of expense related to the settlement of a dispute concerning our investment in WildBlue Communications, Inc. (“WildBlue”) in 2011 and a $1.3 million decrease related to a gain on the sale of our Viasat, Inc. common stock in 2010, with no comparable gain in 2011.

Provision for (Benefit from) Income Taxes

Our benefit from income taxes increased by $29.0 million to $55.4 million for the year ended December 31, 2011 as compared to a benefit from income taxes of $26.4 million for the year ended December 31, 2010. The increase in benefit was principally due to higher pre-tax losses incurred in certain taxable jurisdictions, primarily due to refinancing expenses related to the 2011 Reorganization, along with the release of withholding tax liabilities resulting from certain sales in the Asia-Pacific region and of certain valuation allowances on Intelsat Corporation’s deferred state tax assets. In total, these 2011 tax benefits exceeded the 2010 tax benefits recorded for the Galaxy 15 satellite impairment and the 2010 reduction in our balance of unrecognized tax benefits.

Years Ended December 31, 2009 and 2010

The following table sets forth our comparative statements of operations for the periods shown with the increase (decrease) and percentage changes, except those deemed not meaningful (“NM”), between the periods presented (in thousands, except percentages):

	Year Ended December 31, 2009	Year Ended December 31, 2010	Increase (Decrease)	Percentage Change
Revenue	$2,513,039	$2,544,652	$31,613	1%
Operating expenses:
Direct costs of revenue (excluding depreciation and amortization)	401,826	413,400	11,574	3
Selling, general and administrative	259,944	220,207	(39,737)	(15)
Depreciation and amortization	804,037	798,817	(5,220)	(1)
Impairment of asset value	499,100	110,625	(388,475)	(78)
Losses on derivative financial instruments	2,681	89,509	86,828	NM

Total operating expenses	1,967,588	1,632,558	(335,030)	(17)

Income from operations	545,451	912,094	366,643	67
Interest expense, net	1,362,823	1,379,019	16,196	1
Gain (loss) on early extinguishment of debt	4,697	(76,849)	(81,546)	NM
Other income, net	42,013	9,627	(32,386)	(77)

Loss before income taxes	(770,662)	(534,147)	236,515	(31)
Provision for (benefit from) income taxes	11,399	(26,378)	(37,777)	NM

Net loss	(782,061)	(507,769)	274,292	(35)%
Net loss attributable to noncontrolling interest	369	2,317	1,948	NM

Net loss attributable to Intelsat S.A.	$(781,692)	$(505,452)	$276,240	(35)%

Revenue

The following table sets forth our comparative revenue by service type, with Off-Network and Other Revenues shown separately from On-Network Revenues, for the periods shown (in thousands, except percentages):

	Year Ended December 31, 2009	Year Ended December 31, 2010	Increase (Decrease)	Percentage Change
On-Network Revenues
Transponder services	$1,795,477	$1,839,047	$43,570	2%
Managed services	338,607	321,863	(16,744)	(5)
Channel	133,660	119,924	(13,736)	(10)

Total on-network revenues	2,267,744	2,280,834	13,090	1
Off-Network and Other Revenues
Transponder, MSS and other off-network services	160,660	221,663	61,003	38
Satellite-related services	84,635	42,155	(42,480)	(50)

Total off-network and other revenues	245,295	263,818	18,523	8

Total	$2,513,039	$2,544,652	$31,613	1%

Total revenue for the year ended December 31, 2010 increased by $31.6 million, or 1%, as compared to the year ended December 31, 2009. Netted within this increase was a decline in satellite-related services revenues as a result of launch vehicle resales that occurred during the year ended December 31, 2009, with no similar resales during the year ended December 31, 2010. Excluding the launch vehicle resales of $44.2 million, total revenue for the year ended December 31, 2010 would have increased by 3% as compared to the year ended December 31, 2009. By service type, our revenues increased or decreased due to the following:

On-Network Revenues:

•

Transponder services—an aggregate increase of $43.6 million. This resulted from a $43.8 million increase from network services customers, primarily in the Latin America and Caribbean and the Africa and Middle East regions, the impact of the migration of one customer from managed services to transponder services, a $16.7 million increase from increased capacity sold by our Intelsat General business and a $7.4 million increase from media customers primarily in Latin America. These increases of $67.9 million in the aggregate were partially offset by an aggregate decrease of $24.3 million in revenues related to the IS-4 satellite anomaly, which primarily affected revenue from customers in the Europe and the Africa and Middle East regions, and the Galaxy 15 satellite anomaly, which mostly affected revenue from customers in the North America region.

•

Managed services—an aggregate decrease of $16.7 million, primarily due to a $12.8 million decline in revenues largely related to the migration of a network services customer from managed services to transponder services and a decline in services sold by our Intelsat General business. These decreases were partially offset by an increase in occasional video services sold to media customers in the Latin America and Caribbean region, mostly associated with a global soccer tournament.

•	Channel—an aggregate decrease of $13.7 million related to a continued decline from the migration of point-to-point satellite traffic to fiber optic cables, a trend which we expect will continue.

Off-Network and Other Revenues:

•

Transponder, MSS and other off-network services—an aggregate increase of $61.0 million, due primarily to a $42.6 million increase in revenues from transponder services associated with an increase in volume and a $11.9 million increase in MSS revenues from usage-based mobile services, both of which were sold by our Intelsat General business.

•

Satellite-related services—an aggregate decrease of $42.5 million, resulting primarily from $44.2 million in launch vehicle resale revenues recorded during the year ended December 31, 2009, with no similar resales occurring during the year ended December 31, 2010.

Operating Expenses

Direct Costs of Revenue (Excluding Depreciation and Amortization)

Direct costs of revenue increased by $11.6 million, or 3%, to $413.4 million for the year ended December 31, 2010 as compared to the year ended December 31, 2009. The increase was primarily due to the following:

•	an increase of $45.8 million in direct cost of sales primarily due to an increase of FSS and MSS sold to customers of our Intelsat General business; and

•	an increase of $5.4 million in satellite insurance expenses primarily due to the timing of satellites launched and the related amortization of prepaid satellite insurance; partially offset by

•	a decrease of $35.3 million in launch vehicle resale costs in 2010 due to the fact that we did not resell any launch vehicles in 2010; and

•	a decrease of $3.9 million in staff expenses in 2010 primarily related to higher compensation costs in 2009 due to new equity awards and revisions to the terms of existing equity awards in 2009.

Selling, General and Administrative

Selling, general and administrative expenses decreased by $39.7 million, or 15%, to $220.2 million for the year ended December 31, 2010 as compared to the year ended December 31, 2009. The decrease in 2010 was primarily due to $37.1 million in higher compensation costs in 2009 due to new equity awards and revisions to the terms of existing equity awards in 2009.

Depreciation and Amortization

Depreciation and amortization expense decreased by $5.2 million, or 1%, to $798.8 million for the year ended December 31, 2010 as compared to the year ended December 31, 2009. This decrease was primarily due to:

•

a net decrease of $47.4 million in depreciation expense due to the timing of certain satellites, ground and other assets becoming fully depreciated, the impairment of the IS-14 and Galaxy 15 satellites in 2010 and changes in estimated remaining useful lives of certain satellites; and

•	a decrease of $15.4 million in amortization expense in 2010 primarily due to changes in the expected pattern of consumption; partially offset by

•	an increase of $57.6 million in depreciation expense resulting from the impact of satellites placed into service during the second half of 2009 and the first quarter of 2010.

Impairment of Asset Value

Impairment of asset value was $110.6 million for the year ended December 31, 2010 as compared to $499.1 million for the year ended December 31, 2009. The charges incurred during the year ended December 31, 2010 included a $104.1 million non-cash impairment charge for the impairment of our Galaxy 15 satellite after an anomaly occurred in April 2010 resulting in our inability to command the satellite, as well as a $6.5 million non-cash impairment charge for the impairment of our IS-4 satellite, which was deemed unrecoverable after an anomaly occurred in February 2010.

Losses on Derivative Financial Instruments

Losses on derivative financial instruments were $89.5 million for the year ended December 31, 2010 as compared to $2.7 million for the year ended December 31, 2009. For the year ended December 31, 2010, the loss on derivative financial instruments related to a $99.8 million loss on our interest rate swaps primarily due to the change in fair value, partially offset by a $10.3 million gain on our put option embedded derivative related to the 2015 Sub Holdco Notes, Series B.

Interest Expense, Net

Interest expense, net increased by $16.2 million, or 1%, to $1.38 billion for the year ended December 31, 2010, as compared to $1.36 billion for the year ended December 31, 2009. As of December 31, 2010, we held interest rate swaps with an aggregate notional amount of $2.3 billion to economically hedge the variability in cash flow on a portion of the floating-rate term loans under our senior secured and unsecured credit facilities. The swaps have not been designated as hedges for accounting purposes. The increase in interest expense, net was principally due to the following:

•

a net increase of $25.7 million in interest expense associated with interest paid-in-kind that was accreted into the principal of the 2017 PIK Notes and the October 2009 issuance of Intelsat Jackson’s 8 1/2% Senior Notes due 2019, the proceeds of which were primarily used to purchase and cancel $400 million of the 2017 PIK Notes;

•	an increase of $13.0 million in interest expense associated with the 2009 financing activities of Intelsat Sub Holdco and the 2010 Intelsat S.A. consent solicitation; and

•

a net increase of $7.7 million in interest expense associated with the September 2010 issuance of Intelsat Jackson’s 7 1/4% Notes due October 2020, the proceeds of which were transferred to Intelsat Corp to repurchase $546.3 million of its outstanding 2014 Corp Notes for $571.7 million and $124.9 million of its outstanding 2028 Corp Notes for $151.7 million, pursuant to the 2010 Tender Offers, together with increased indebtedness under the New Dawn credit facilities; partially offset by

•	a decrease of $20.5 million from higher capitalized interest due to an increase in capitalized satellite related costs; and

•	a decrease of $12.4 million in interest expense due to lower interest rates on our variable rate debt in 2010 as compared to 2009.

Non-cash items in interest expense, net included $244.9 million of PIK interest expense and $97.2 million primarily associated with the amortization of deferred financing fees incurred as a result of new or refinanced debt and the amortization and accretion of discounts and premiums.

Gain (Loss) on Early Extinguishment of Debt

Loss on early extinguishment of debt was $76.8 million for the year ended December 31, 2010 as compared to a gain of $4.7 million for the year ended December 31, 2009. The 2010 loss was recognized in connection with Intelsat Corp’s 2010 repurchases of $546.3 million of its outstanding 2014 Corp Notes for $565.4 million (excluding accrued and unpaid interest of $6.3 million) and $124.9 million of its outstanding 2028 Intelsat Corp Notes for $149.9 million (excluding accrued and unpaid interest of $1.8 million) pursuant to the 2010 Tender Offers, and Intelsat Sub HoldCo’s 2010 repurchase of $33.0 million of its 8 1/2% Senior Notes due 2013 (the “2013 Sub Holdco Notes”) for $33.5 million (excluding accrued and unpaid interest of $0.6 million) pursuant to an open market purchase transaction. The loss of $76.8 million was primarily driven by a $47.4 million difference between the carrying value of the Intelsat Corp and Intelsat Sub Holdco notes repurchased and the total cash amount paid (including related fees), and a write-off of $29.4 million of unamortized debt discounts and debt issuance costs.

Other Income, Net

Other income, net was $9.6 million for the year ended December 31, 2010 as compared to $42.0 million for the year ended December 31, 2009. The decrease of $32.4 million was due to a $27.3 million gain from the sale of our equity ownership in WildBlue in the fourth quarter of 2009, as compared to a $1.3 million gain on the sale of our Viasat common stock received as consideration in the sale of our WildBlue interest during the first quarter of 2010, and a net $6.7 million decrease in exchange rate gains, primarily due to the U.S. dollar weakening against the Brazilian real, which impacts our service contracts with our Brazilian customers.

Provision for (Benefit from) Income Taxes

Our benefit from income taxes increased by $37.8 million to $26.4 million for the year ended December 31, 2010 as compared to a provision of $11.4 million for the year ended December 31, 2009. The increase in benefit was principally due to a reduction in the balance of unrecognized tax benefits and pre-tax losses incurred in certain taxable jurisdictions, primarily related to the loss on early extinguishment of debt and satellite impairment charges in the United States during 2010, partially offset by higher impairment charges in 2009.

The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, was enacted in March 2010. Included in the new legislation is a provision that affects the tax treatment of Medicare Part D subsidy payments. With the change in law, the subsidy will still not be taxed, but an equal amount of expenditures by the plan sponsor will not be deductible. Therefore, the expected future tax deduction will be reduced by an amount equal to the subsidy, and any previously recognized deferred tax asset must be reversed. In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 740, Income Taxes, the expense associated with adjusting this deferred tax asset is recognized as tax expense in continuing operations in the period the change in tax law is enacted. We recorded an increase of $2.9 million to tax expense related to the change in law during 2010.

EBITDA

EBITDA consists of earnings before net interest, gain (loss) on early extinguishment of debt, taxes and depreciation and amortization. Given our high level of leverage, refinancing activities are a frequent part of our efforts to manage our costs of borrowing. Accordingly, we consider (gain) loss on early extinguishment of debt an element of interest expense. EBITDA is a measure commonly used in the FSS sector, and we present EBITDA to enhance the understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, EBITDA is not a measure of financial performance under U.S. GAAP, and our EBITDA may not be comparable to similarly titled measures of other companies. EBITDA should not be considered as an alternative to operating income (loss) or net income (loss), determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity.

A reconciliation of net loss to EBITDA for the periods shown is as follows (in thousands):

	Year Ended December 31, 2009	Year Ended December 31, 2010	Year Ended December 31, 2011	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2012
Net loss	$(782,061)	$(507,769)	$(433,994)	$(432,350)	$(142,298)
Add:
Interest expense, net	1,362,823	1,379,019	1,309,484	992,084	950,073
(Gain) loss on early extinguishment of debt	(4,697)	76,849	326,183	326,183	46,489
Provision for (benefit from) income taxes	11,399	(26,378)	(55,393)	(48,931)	(1,110)
Depreciation and amortization	804,037	798,817	769,440	583,196	567,472

EBITDA	$1,391,501	$1,720,538	$1,915,720	$1,420,182	$1,420,626

Intelsat S.A. Adjusted EBITDA

In addition to EBITDA, we calculate a measure called Intelsat S.A. Adjusted EBITDA to assess the operating performance of Intelsat S.A. Intelsat S.A. Adjusted EBITDA consists of EBITDA of Intelsat S.A. as adjusted to exclude or include certain unusual items, certain other operating expense items and certain other adjustments as described in the table and related footnotes below. Our management believes that the presentation of Intelsat S.A. Adjusted EBITDA provides useful information to investors, lenders and financial analysts regarding our financial condition and results of operations because it permits clearer comparability of our operating performance between periods. By excluding the potential volatility related to the timing and extent of non-operating activities, such as impairments of asset value and gains (losses) on derivative financial instruments, our management believes that Intelsat S.A. Adjusted EBITDA provides a useful means of evaluating the success of our operating activities. We also use Intelsat S.A. Adjusted EBITDA, together with other appropriate metrics, to set goals for and measure the operating performance of our business, and it is one of the principal measures we use to evaluate our management’s performance in determining compensation under our incentive compensation plans. Adjusted EBITDA measures have been used historically by investors, lenders and financial analysts to estimate the value of a company, to make informed investment decisions and to evaluate performance. Our management believes that the inclusion of Intelsat S.A. Adjusted EBITDA facilitates comparison of our results with those of companies having different capital structures.

Intelsat S.A. Adjusted EBITDA is not a measure of financial performance under U.S. GAAP and may not be comparable to similarly titled measures of other companies. Intelsat S.A. Adjusted EBITDA should not be considered as an alternative to operating income (loss) or net income (loss), determined in accordance with U.S. GAAP, as an indicator of our operating performance, as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity.

A reconciliation of net loss to Intelsat S.A. EBITDA and Intelsat S.A. EBITDA to Intelsat S.A. Adjusted EBITDA is as follows (in thousands):

	Year Ended December 31, 2009	Year Ended December 31, 2010	Year Ended December 31, 2011	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2012
Net loss	$(782,061)	$(507,769)	$(433,994)	$(432,350)	$(142,298)

Add (Subtract):
Interest expense, net	1,362,823	1,379,019	1,309,484	992,084	950,073
Loss on early extinguishment of debt	(4,697)	76,849	326,183	326,183	46,489
Benefit from income taxes	11,399	(26,378)	(55,393)	(48,931)	(1,110)
Depreciation and amortization	804,037	798,817	769,440	583,196	567,472

Intelsat S.A. EBITDA	1,391,501	1,720,538	1,915,720	1,420,182	1,420,626

Add (Subtract):
Compensation and benefits(1)	61,229	21,124	8,811	4,275	4,705
Management fees(2)	23,188	24,711	24,867	18,650	18,797
(Earnings) loss from previously unconsolidated affiliates(3)	(517)	(503)	24,658	24,658	—
Impairment of asset value(4)	499,100	110,625	—	—	—
Loss on derivative financial instruments(5)	2,681	89,509	24,635	24,163	37,651
Gain on sale of investment(6)	(27,333)	(1,261)	—	—	—
Non-recurring and other non-cash items(7)	23,475	24,542	18,488	10,672	18,228

Intelsat S.A. Adjusted EBITDA(8)	$1,973,324	$1,989,285	$2,017,179	$1,502,600	$1,500,007

(1)	Reflects non-cash expenses incurred relating to our equity compensation plans and a portion of the expenses related to our defined benefit retirement plan and other postretirement benefits.
(2)	Reflects expenses incurred in connection with a monitoring fee agreement with the New Sponsors to provide certain monitoring, advisory and consulting services to our subsidiaries.
(3)	Represents gains and losses under the equity method of accounting relating to our investment in Horizons Holdings prior to the consolidation of Horizons Holdings. In addition, includes the charge from the remeasurement of our investment in Horizons Holdings to fair value upon the consolidation of the joint venture on September 30, 2011.
(4)	Represents the non-cash impairment charge in 2009 due to the impairment of our rights to operate at orbital locations. The non-cash impairment charge in 2010 includes $104.1 million for the write-down in the value of our Galaxy 15 satellite to its estimated fair value following an anomaly and $6.5 million for the non-cash write-off of our IS-4 satellite, which was deemed to be unrecoverable due to an anomaly, including a write-off of the related deferred performance incentive obligations.
(5)	Represents (i) the changes in the fair value of the undesignated interest rate swaps, (ii) the difference between the amount of floating rate interest we receive and the amount of fixed rate interest we pay under such swaps and (iii) the change in the fair value of our put option embedded derivative in 2011 related to the 2015 Sub Holdco Notes, Series B, all of which are recognized in operating income.
(6)	Represents the gain on the sale of our shares of Viasat, Inc. common stock (received as consideration in the sale of our investment in WildBlue to Viasat, Inc.) during the nine months ended September 30, 2010.
(7)

Reflects certain non-recurring gains and losses and non-cash items, including charges related to costs and expenses in connection with an unconsummated third-party investment commitment and its expiration in 2012, costs associated with the 2011 Reorganization in 2010 and 2011, net costs related to the settlement of a dispute concerning our investment in WildBlue in the year ended December 31, 2011, costs related to the migration of our jurisdiction of organization from Bermuda to Luxembourg in 2009 and 2010, transaction costs related to the Sponsors Acquisition in 2009 and expense for services on the Galaxy 13/Horizons-1 and Horizons-2 satellites prior to the consolidation of Horizons Holdings from 2009 through 2011, partially offset by non-cash income related to the settlement of a dispute concerning our investment in WildBlue in 2012 and non-cash income related to the recognition of deferred revenue on a straight-line basis of certain prepaid capacity contracts for 2009 through 2012.
(8)	Approximately $7.9 million and $12.5 million of Intelsat S.A. Adjusted EBITDA for the year ended December 31, 2011 and for the nine months ended September 30, 2012, respectively, was attributable to New Dawn.

Liquidity and Capital Resources

Overview

We are a highly leveraged company and our contractual obligations, commitments and debt service requirements over the next several years are significant. Our interest expense for the year ended December 31, 2011 was $1.31 billion, which included $90.1 million of non-cash interest expense. We also expect to make significant capital expenditures in 2012 and future years, as set forth below in “ —Capital Expenditures.” Our primary source of liquidity is and will continue to be cash generated from operations as well as existing cash. At September 30, 2012, cash and cash equivalents were approximately $231.2 million, and our total indebtedness was approximately $16.1 billion. In addition, we also had $339.3 million of borrowing capacity (net of $10.7 million of letters of credit outstanding) under our $500.0 million senior secured revolving credit facility at September 30, 2012.

We currently expect to use cash on hand, cash flows from operations, borrowings under our senior secured revolving credit facility and refinancing of our third-party debt to fund our most significant cash outlays, including debt service requirements and capital expenditures, in the next twelve months and beyond, and expect such sources to be sufficient to fund our requirements over that time and beyond. In past years, our cash flows from operations and cash on hand have been sufficient to fund our interest expense obligations ($1.38 billion and $1.31 billion in 2010 and 2011, respectively) and significant capital expenditures ($982.1 million and $844.7 million in 2010 and 2011, respectively). Additionally, we have been able to refinance significant portions of our debt at favorable rates and on favorable terms. Total capital expenditures are expected to range from $775 million to $850 million in 2012, $550 million to $625 million in 2013 and $525 million to $600 million in 2014. In addition, we expect to receive significant customer prepayments under our customer service contracts. Significant prepayments received in the first three quarters of 2012 totaled $137.9 million. Significant prepayments are currently expected to range from $150 million to $200 million in 2012, $150 million to $200 million in 2013 and $100 million to $150 million in 2014. However, an inability to generate sufficient cash flow to satisfy our debt service obligations or to refinance our obligations on commercially reasonable terms, would have an adverse effect on our business, financial position, results of operations and cash flows, as well as on our and our subsidiaries’ ability to satisfy their obligations in respect of their respective debt. See “Risk Factors—Risk Factors Relating to Our Business—We have a substantial amount of indebtedness, which may adversely affect our cash flow and our ability to operate our business, remain in compliance with debt covenants, and make payments on our indebtedness, including the notes.” We also continually evaluate ways to simplify our capital structure and opportunistically extend our maturities and reduce our costs of debt. In addition, we may from time to time retain any future earnings to purchase, repay, redeem or retire any of our outstanding debt securities in privately negotiated or open market transactions, by tender offer or otherwise.

On October 5, 2012, Intelsat Global Service LLC, our indirect subsidiary, completed the sale of our U.S. administrative headquarters office building in Washington, D.C. (the “U.S. Administrative Headquarters Property”), and assigned our Amended and Restated Lease Agreement with the U.S. Government relating to the U.S. Administrative Headquarters Property, to the purchaser for a purchase price of $85.0 million in cash. The sale will result in a pre-tax gain to be recognized in the fourth quarter of 2012 of between $12.0 and $13.0 million. Upon the closing of the sale, we entered into an agreement under which we will temporarily lease from the purchaser a portion of the U.S. Administrative Headquarters Property. On December 3, 2012, we entered into an agreement to lease space in a building to be constructed in McLean, Virginia, beginning in mid-2014, for our new permanent U.S. administrative headquarters and primary satellite operations center.

Cash Flow Items

Our cash flows consisted of the following for the periods shown (in thousands):

	Year Ended December 31, 2009	Year Ended December 31, 2010	Year Ended December 31, 2011	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2012
Net cash provided by operating activities	$873,656	$1,018,218	$916,060	$673,220	$559,563
Net cash used in investing activities	(947,095)	(954,614)	(850,431)	(620,612)	(725,101)
Net cash provided by (used in) financing activities	73,001	150,698	(465,234)	(453,022)	106,827
Net change in cash and cash equivalents	7,360	215,359	(398,230)	(397,509)	(63,454)

Net Cash Provided by Operating Activities

Net cash provided by operating activities decreased by $113.7 million during the nine months ended September 30, 2012, as compared to the nine months ended September 30, 2011. The primary driver of the period-over-period decrease in net cash provided by operating activities was significantly lower customer prepayments received under our long-term service contracts in the nine months ended September 30, 2012, as compared to the nine months ended September 30, 2011. During the nine months ended September 30, 2012, cash flows from operating activities included a $95.3 million cash inflow related to deferred revenue for customer prepayments received under our long-term service contracts, offset by a $50.6 million cash outflow related to accounts payable and accrued liabilities largely due to tax and the timing of interest payments, a $21.5 million cash outflow related to accrued retirement benefits due to employer contributions to our retirement plan and a $15.6 million cash outflow due to the timing of cash collections on receivables.

Net cash provided by operating activities decreased by $102.2 million to $916.1 million for the year ended December 31, 2011, as compared to the year ended December 31, 2010. The primary driver of the year-over-year decrease in net cash provided by operating activities was significantly lower interest paid in kind as a result of our elections to pay more interest in cash in 2011 as compared to 2010, offset in part by significantly higher customer prepayments received under our long-term service contracts in 2011, as compared to 2010. Our cash interest paid with respect to our 2017 PIK Notes (as defined below) increased by $213.7 million in 2011 as a result of our election to make certain interest payments in cash rather than in kind. We elected to make these interest payments in cash after considering our anticipated cash needs and liquidity and because the rate applicable to cash interest payments was lower than the rate applicable to payments in kind. During the year ended December 31, 2011, cash flows from operating activities included a $296.4 million cash inflow related to deferred revenue for customer prepayments received under our long-term service contracts and a $20.6 million cash inflow related to accounts payable and accrued liabilities primarily due to the timing of interest payments. Additionally, cash flows from operating activities included a $40.0 million cash outflow due to the timing of cash collections on receivables and a $21.0 million cash outflow related to accrued retirement benefits primarily due to employer contributions to our defined benefit retirement plan in 2011.

Net cash provided by operating activities increased by $144.6 million to $1.0 billion for the year ended December 31, 2010, as compared to the year ended December 31, 2009. During the year ended December 31, 2010, cash flows from operating activities included a $172.0 million cash inflow related to deferred revenue for amounts received from customers for long-term service contracts, a $60.3 million cash inflow related to accounts payable and accrued liabilities primarily due to higher accrued interest expense, and a $34.8 million cash inflow from receivables, largely due to cash collections. Also included is a $34.9 million cash outflow related to other long-term liabilities and a $36.8 million cash outflow related to prepaid expenses and other assets primarily due to a prepayment for the procurement of a long-term service contract, partially offset by cash received of $31.8 million from the cancellation of our options to terminate certain undesignated interest rate swaps prior to their maturity date.

Net Cash Used in Investing Activities

Net cash used in investing activities increased by $104.5 million during the nine months ended September 30, 2012 as compared to the nine months ended September 30, 2011. This increase in investing cash outflow was primarily related to an increase in capital expenditures of $100.0 million in 2012.

Net cash used in investing activities decreased by $104.2 million to $850.4 million for the year ended December 31, 2011 as compared to the year ended December 31, 2010. This decrease was primarily due to a $137.4 million decrease in capital expenditures in 2011, partially offset by the proceeds from the sale of our shares of Viasat, Inc. common stock of $28.6 million in the first half of 2010, with no similar transactions in 2011.

Net cash used in investing activities increased by $7.5 million to $954.6 million for the year ended December 31, 2010 as compared to the year ended December 31, 2009. This increase was primarily due a $39.0 million increase in capital expenditures in 2010 associated with satellites under construction, partially offset by $28.6 million in proceeds from the sale of our shares of Viasat, Inc. common stock in the first quarter of 2010.

Net Cash Provided by (Used in) Financing Activities
Net cash provided by financing activities increased by $559.8 million during the nine months ended September 30, 2012 as compared to the nine months ended September 30, 2011, from a cash outflow of $453.0 million in 2011 to a cash inflow of $106.8 million in 2012. During the nine months ended September 30, 2012, cash flows from financing activities primarily reflected the 2012 Intelsat Jackson notes offering and the 2012 Intelsat Jackson tender offers and redemptions, as discussed in “—2012 Intelsat Jackson Notes Offerings, Tender Offers and Redemptions” below. Net cash used in financing activities during the nine months ended September 30, 2012 also included a $39.5 million payment of a premium related to the debt transactions noted above and $19.4 million of debt issuance costs related to these debt transactions.

Net cash used in financing activities increased by $615.9 million to $465.2 million for the year ended December 31, 2011 as compared to the year ended December 31, 2010. During the year ended December 31, 2011, cash flows from financing activities reflected the 2011 Secured Loan Refinancing and the 2011 Notes Redemptions, as discussed in “—2011 Debt Transactions” below. Net cash used in financing activities during the year ended December 31, 2011 also included a $171.0 million payment of a premium related to the debt transactions noted above and $70.1 million of debt issuance costs related to these debt transactions.

Net cash provided by financing activities increased by $77.7 million to $150.7 million for the year ended December 31, 2010 as compared to the year ended December 31, 2009. During the year ended December 31, 2010, cash flows provided by financing activities primarily reflected $1.0 billion of proceeds from the issuance of Intelsat Jackson’s 7  1/4% Senior Notes due 2020, partially offset by $801.8 million of long-term debt repayments, including the repurchase of $546.3 million of the 2014 Corp Notes for $571.7 million and the repurchase of $124.9 million of the 2028 Intelsat Corp Notes for $151.7 million, pursuant to the 2010 Tender Offers, the repurchase of $33.0 million of the 2013 Sub Holdco Notes for $34.1 million via an open market purchase transaction and a $44.6 million premium paid in connection with the 2010 Tender Offers. In addition, we incurred $32.4 million of debt issuance costs during the year ended December 31, 2010. Also, during the second quarter of 2010 we received an $18.0 million contribution from our parent, Intelsat Holdings, a portion of which we used to fund the consent payment related to Intelsat S.A.’s consent solicitation (see “—2010 Debt Transactions”).

Long-Term Debt

This section describes the changes to our long-term debt during the years ended December 31, 2009, 2010 and 2011 and for the period in 2012 prior to the date of this prospectus. For detail regarding our outstanding long-term indebtedness as of September 30, 2012, see “Capitalization” and Note 10 to our consolidated financial statements included elsewhere in this prospectus. For a summary of the material terms of our outstanding long-term indebtedness, see “Description of Other Indebtedness.”

Senior Secured Credit Facilities

Intelsat Jackson Senior Secured Credit Facilities

On January 12, 2011, Intelsat Jackson, a wholly-owned subsidiary of Intelsat S.A., entered into the Intelsat Jackson Secured Credit Agreement, which includes a $3.25 billion term loan facility maturing in April 2018 and a $500.0 million revolving credit facility with a five year maturity, and borrowed the full $3.25 billion under the term loan facility. The term loan facility requires regularly scheduled quarterly payments of principal equal to 0.25% of the original principal amount of the term loan beginning six months after January 12, 2011, with the remaining unpaid amount due and payable at maturity on April 2, 2018. Up to $350.0 million of the revolving credit facility is available for issuance of letters of credit. Additionally, up to $70.0 million of the revolving credit facility is available for swingline loans. Both the face amount of any outstanding letters of credit and any swingline loans reduce availability under the revolving credit facility on a dollar for dollar basis. The revolving credit facility is available for five years on a revolving basis. Intelsat Jackson is required to pay a commitment fee for the unused commitments under the revolving credit facility, if any, at a rate per annum of 0.375%. As of September 30, 2012, Intelsat Jackson had $150.0 million outstanding under its revolving credit facility and $339.3 million (net of standby letters of credit) of availability remaining thereunder.

On October 3, 2012, Intelsat Jackson entered into the Jackson Credit Agreement Amendment, which amended the Intelsat Jackson Secured Credit Agreement. As a result of the Jackson Credit Agreement Amendment, interest rates for borrowings under the term loan facility and the revolving credit facility will be (i) LIBOR plus 3.25%, or (ii) the ABR plus 2.25%. Following the Jackson Credit Agreement Amendment, the interest rate may decrease to LIBOR plus 3.00% or ABR plus 2.00% based on the corporate family rating of Intelsat Jackson from Moody’s Investors Service, Inc. LIBOR and the ABR, plus the applicable margins, will be determined as specified in the Intelsat Jackson Secured Credit Agreement, as amended by the Jackson Credit Agreement Amendment, and LIBOR will not be less than 1.25% per annum.

Intelsat Jackson’s obligations under the Intelsat Jackson Secured Credit Agreement are guaranteed by Intelsat Luxembourg, the direct parent of Intelsat Jackson, pursuant to the Intelsat Jackson Secured Credit Agreement and by certain of Intelsat Jackson’s subsidiaries pursuant to a Guarantee dated as of January 12, 2011. Intelsat Jackson’s obligations under the Intelsat Jackson Secured Credit Agreement are secured by a first priority security interest in substantially all of the assets of Intelsat Jackson and the guarantors, to the extent legally permissible and subject to certain agreed exceptions, and by a pledge of the equity interests of the subsidiary guarantors and the direct subsidiaries of each guarantor, subject to certain exceptions, including exceptions for equity interests in certain non-U.S. subsidiaries, existing contractual prohibitions and prohibitions under other legal requirements.

The Intelsat Jackson Secured Credit Agreement includes two financial covenants. Intelsat Jackson must maintain a consolidated secured debt to consolidated EBITDA ratio of less than or equal to 3.50 to 1.00 at the end of each fiscal quarter as well as a consolidated EBITDA to consolidated interest expense ratio of greater than or equal to 1.75 to 1.00 at the end of each fiscal quarter, in each case as such financial measures are defined in the Intelsat Jackson Secured Credit Agreement. Intelsat Jackson was in compliance with these financial maintenance covenant ratios with a consolidated secured debt to consolidated EBITDA ratio of 1.58 to 1.00 and a consolidated EBITDA to consolidated interest expense ratio of 2.81 to 1.00 as of September 30, 2012. In the event we were to fail to comply with these financial maintenance covenant ratios and were unable to obtain waivers, we would default under the Intelsat Jackson Secured Credit Agreement, and the lenders under the Intelsat Jackson Secured Credit Agreement could accelerate our obligations thereunder, which would result in an event of default under our existing notes and the Intelsat Jackson Senior Unsecured Credit Agreements.

New Dawn Equity Purchase and Repayment of Credit Facilities

On December 5, 2008, New Dawn entered into a $215.0 million secured financing arrangement with an eight-year maturity that consisted of senior and mezzanine term loan facilities. The credit facilities were non-recourse to New Dawn’s shareholders, including us and our wholly-owned subsidiaries, beyond the shareholders’ scheduled capital contributions. In July 2012, a payment of $112.2 million was made out of restricted cash to prepay a portion of New Dawn’s outstanding borrowings. In connection with this prepayment, we recognized a loss on early extinguishment of debt of $3.1 million during the third quarter of 2012, associated with the write-off of unamortized debt issuance costs. As of September 30, 2012, New Dawn had aggregate outstanding borrowings of $82.6 million under its credit facilities. During the nine months ended September 30, 2012, New Dawn revenue was $23.7 million and approximately $12.5 million of the Intelsat S.A. Adjusted EBITDA was attributable to New Dawn.

On October 5, 2012, we purchased from Convergence Partners the remaining ownership interest in New Dawn for $8.7 million, increasing our ownership from 74.9% to 100%. In conjunction with the New Dawn Equity Purchase we repaid the remaining $82.6 million outstanding under New Dawn’s credit facilities and designated the New Dawn entities as restricted subsidiaries for purposes of applicable indentures and credit agreements of ours and our subsidiaries. In connection with this repayment, we expect to recognize a loss on early extinguishment of debt of $2.7 million in the fourth quarter of 2012 associated with the write-off of unamortized debt issuance costs.

2012 Debt Transactions

Intelsat Luxembourg Senior PIK Election Notes due 2017

In August 2012, we made an election to pay interest on the 2017 PIK Notes entirely in cash for the interest period August 15, 2012 through February 15, 2013. For the interest periods beginning February 16, 2013, we are required to make all interest payments in cash.

2012 Intelsat Jackson Notes Offerings, Tender Offers and Redemptions

On April 26, 2012, Intelsat Jackson completed an offering of $1.2 billion aggregate principal amount of 7 1/4% Senior Notes due 2020 (the “2020 Jackson Notes”). Intelsat Jackson had previously issued $1.0 billion aggregate principal amount of the 2020 Jackson Notes on September 30, 2010. The net proceeds from the April 2012 offering were used by Intelsat Jackson to repurchase all of its outstanding 9  1/2% Senior Notes due 2016 and $445.0 million aggregate principal amount of the 2016 Intelsat Jackson Notes.

On October 3, 2012, Intelsat Jackson completed an offering of $640.0 million aggregate principal amount of the 2022 Jackson Notes. The net proceeds from the October 2012 offering were used by Intelsat Jackson to repurchase or redeem all of its outstanding $603.2 million principal amount of the 2016 Intelsat Jackson Notes.

On October 3, 2012, Intelsat Jackson entered into the Jackson Credit Agreement Amendment, as discussed in “—Senior Secured Credit Facilities—Intelsat Jackson Senior Secured Credit Facilities.”

In connection with the tender offers and redemptions completed in the first half of 2012, we recognized a loss on early extinguishment of debt of $43.4 million in the second quarter of 2012, consisting of the difference between the carrying value of the aggregate debt repurchased or redeemed and the total cash amount paid (including related fees), and a write-off of unamortized debt premium and debt issuance costs, and we expect to recognize a loss on early extinguishment of debt of $23.6 million in the fourth quarter of 2012 associated with the write-off of unamortized debt premium related to the October 2012 offering.

Financing Commitment for Intelsat S.A. Senior Notes due 2013

On April 12, 2012, Intelsat S.A. obtained agreements from affiliates of Goldman, Sachs & Co. and Morgan Stanley to provide unsecured term loan commitments sufficient to refinance in full its 6  1/2% Senior Notes due 2013 (the “Intelsat S.A. Notes”) on or immediately prior to their maturity date, in the event that Intelsat S.A. does not otherwise refinance or retire the Intelsat S.A. Notes. These term loans will have a maturity of two years from funding, and the funding thereof is subject to various terms and conditions.

2011 Debt Transactions

2011 Reorganization and 2011 Secured Loan Refinancing

On January 12, 2011, certain of our subsidiaries completed a series of internal transactions and related steps that reorganized the ownership of our assets among our subsidiaries and effectively combined the legacy businesses of Intelsat Sub Holdco and Intelsat Corp in order to simplify our operations and enhance our ability to transact business in an efficient manner. Also on January 12, 2011, Intelsat Jackson entered into the Intelsat Jackson Secured Credit Agreement as discussed above, and borrowed $3.25 billion under the term loan facility. Part of the net proceeds of the term loan, amounting to $2.4 billion, were contributed or loaned to Intelsat Corp, which used such funds to repay all existing indebtedness under Intelsat Corp’s senior secured credit facilities and to redeem Intelsat Corp’s 9 1/4% Senior Notes due 2016. Separately, Intelsat Corp also redeemed the 2014 Intelsat Corp Notes and the 2028 Intelsat Corp Notes. In addition, Intelsat Jackson contributed approximately $330.2 million of the net proceeds of the new term loan to Intelsat Sub Holdco to repay all existing indebtedness under Intelsat Sub Holdco’s senior secured credit facilities. The entry into the Intelsat Jackson Secured Credit Agreement, the repayment of the existing indebtedness of Intelsat Corp and the repayment of all the secured existing indebtedness of Intelsat Sub Holdco are referred to collectively as the “2011 Secured Loan Refinancing”. In connection with the 2011 Secured Loan Refinancing, certain of our interest rate swaps were assigned by Intelsat Sub Holdco and Intelsat Corp to Intelsat Jackson, and are now secured by a first priority security interest in the collateral that also secures obligations under the Intelsat Jackson Secured Credit Agreement.

2011 Notes Redemptions

On March 18, 2011, Intelsat S.A. redeemed all of the $485.8 million aggregate principal amount outstanding of its 7 5/8% Senior Notes due 2012 (the “2012 Intelsat S.A. Notes”). Additionally, on March 18, 2011, Intelsat Sub Holdco redeemed $225.0 million aggregate principal amount outstanding of the 2013 Sub Holdco Notes. On April 8, 2011, Intermediate Holdco redeemed all of the $4.5 million aggregate principal amount outstanding of its 9 1/4% Senior Discount Notes due 2015. We refer to these transactions collectively as the “2011 Notes Redemptions.”

2011 Intelsat Jackson Notes Offering, Tender Offers and Additional Redemptions

On April 5, 2011, Intelsat Jackson completed an offering of $2.65 billion aggregate principal amount of senior notes (the “2011 Intelsat Jackson Notes Offering”), consisting of $1.5 billion aggregate principal amount of 7 1/4% Senior Notes due 2019 (the “2019 Intelsat Jackson Notes”) and $1.15 billion aggregate principal amount of 7 1/2% Senior Notes due 2021 (the “2021 Intelsat Jackson Notes” and collectively, the “New Jackson Notes”). The net proceeds from the sale of the New Jackson Notes were primarily used to repurchase all of the following notes in tender offers launched on March 21, 2011 and completed on April 15, 2011, and to subsequently redeem the remaining outstanding amounts of such notes on May 5, 2011:

•	$481.0 million aggregate principal amount outstanding of the Intermediate Holdco 9 1/2% Senior Discount Notes due 2015;

•	$625.3 million aggregate principal amount outstanding of the 2013 Sub Holdco Notes, after giving effect to the March 2011 partial redemption of the 2013 Sub Holdco Notes, as discussed above;

•	$681.0 million aggregate principal amount outstanding of the Intelsat Sub Holdco 8 7/8% Senior Notes due 2015;

•	$400.0 million aggregate principal amount outstanding of the 2015 Sub Holdco Notes, Series B;

•	$55.0 million aggregate principal amount outstanding of the Intelsat Jackson 9 1/4% Senior Notes due 2016; and

•	$284.6 million aggregate principal amount outstanding of the Intelsat Jackson 11 1/2% Senior Notes due 2016.

As a result, all of the above series of notes were paid off in full and no third party debt remained outstanding at Intermediate Holdco and Intelsat Sub Holdco as of May 5, 2011. Additionally, in connection with the above transactions, we recognized a loss on early extinguishment of debt of $158.0 million during the second quarter of 2011, which consists of the difference between the carrying value of the debt repaid or redeemed and the total cash amount paid (including related fees), and a write-off of unamortized debt discounts and debt issuance costs.

Horizons Holdings Debt

On September 30, 2011, we began consolidating Horizons Holdings within our results. Horizons Holdings had a debt balance of $73.3 million which is included in long-term debt on our consolidated balance sheet at December 31, 2011. Horizons Holdings incurred the debt pursuant to a loan agreement with JSAT in August 2005 whereby JSAT loaned Horizon Holdings funds for the construction of the Horizons-2 satellite.

2010 Debt Transactions

On April 21, 2010, Intelsat S.A. completed a consent solicitation that resulted in the amendment of certain terms of the indenture governing the 2012 Intelsat S.A. Notes and Intelsat S.A.’s 6 1/2% Senior Notes due 2013. The most significant amendments replaced the limitation on secured debt covenant, which limited secured debt of Intelsat S.A. and its restricted subsidiaries to 15% of their consolidated net tangible assets (subject to certain exceptions), with a new limitation on liens covenant, which generally limits such secured debt to two times the adjusted EBITDA of Intelsat S.A. plus certain general baskets (subject to certain exceptions), and made certain corresponding changes to the sale and leaseback covenant as a result of the addition of the new limitation on liens covenant. As consideration, Intelsat S.A. paid the consenting holders of such notes a consent payment equal to 2% of the outstanding principal amount of notes held by such holders that totaled approximately $15.4 million, which was capitalized and will be amortized over the remaining terms of the notes.

On September 30, 2010, Intelsat Jackson issued $1.0 billion aggregate principal amount of 2020 Jackson Notes. The majority of the net proceeds from the 2020 Jackson Notes were transferred to Intelsat Jackson’s indirect subsidiary, Intelsat Corp. The funds transferred were used by Intelsat Corp to repurchase $546.3 million of the 2014 Intelsat Corp Notes for $571.7 million and $124.9 million of the 2028 Intelsat Corp Notes for $151.7 million, pursuant to the 2010 Tender Offers. In connection with the 2010 Tender Offers, Intelsat Corp received the consent of the holders of the 2014 Intelsat Corp Notes and the 2028 Intelsat Corp Notes to amend the indentures governing these notes, among other things, to eliminate substantially all of the restrictive covenants, certain events of default and certain other provisions contained in the indentures.

On October 1, 2010, $34.1 million of the net proceeds from the 2020 Jackson Notes were transferred to Intelsat Sub Holdco. Intelsat Sub Holdco used the funds to repurchase and cancel $33.0 million of the outstanding 2013 Sub Holdco Notes via an open market purchase transaction.

After giving effect to the 2010 Tender Offers and the repurchase of the Intelsat Sub Holdco notes, approximately $227.8 million of the proceeds from the 2020 Jackson Notes remained available for general corporate purposes. These proceeds were used to fund a portion of the 2011 Notes Redemptions.

2009 Debt Transactions

On February 12, 2009, Intelsat Sub Holdco purchased $114.2 million of the outstanding 2012 Intelsat S.A. Notes for $93.3 million and $346.5 million of Intelsat, S.A.’s outstanding 6 1/2% Senior Notes due 2013 for $254.6 million pursuant to a tender offer. Intelsat Sub Holdco funded the tender offer through an offering of $400.0 million aggregate principal amount at maturity of the 2015 Sub Holdco Notes, Series B, completed on February 12, 2009, which yielded $348.3 million of proceeds at issuance, together with cash on hand. The 2015 Sub Holdco Notes, Series B had terms substantially similar to Intelsat Sub Holdco’s outstanding 8 7/8% Senior Notes due 2015 issued in June 2008.

On July 31, 2009, Intelsat Sub Holdco, redeemed the approximately $0.4 million principal amount of its outstanding 8 5/8% Senior Notes due 2015 and the approximately $0.4 million principal amount of its outstanding 8 1/4% Senior Notes due 2013.

On July 31, 2009, Intelsat Corp, redeemed the approximately $1.0 million principal amount of its outstanding 9% Senior Notes due 2014 and the approximately $0.01 million principal amount of its outstanding 9% Senior Notes due 2016.

On October 20, 2009, Intelsat Jackson completed an offering of $500.0 million aggregate principal amount at maturity of 8 1/2% Senior Notes due 2019, which yielded $487.1 million of cash proceeds at issuance (the “2009 Jackson Notes Offering”). Upon consummation of the 2009 Jackson Notes Offering, Intelsat Jackson paid a dividend to Intelsat Luxembourg in an amount equal to the price paid by Intelsat Luxembourg to purchase $400.0 million face amount of the 2017 PIK Notes from Banc of America Securities LLC at a discount. Intelsat Luxembourg then canceled the purchased 2017 PIK Notes. After giving effect to the purchase of the 2017 PIK Notes and fees and expenses related thereto and the 2009 Jackson Notes Offering, $101.1 million of the proceeds from the 2009 Jackson Notes Offering remained available for general corporate purposes.

Satellite Performance Incentives

Our cost of satellite construction includes an element of deferred consideration to satellite manufacturers referred to as satellite performance incentives. We are contractually obligated to make these payments over the lives of the satellites, provided the satellites continue to operate in accordance with contractual specifications. We capitalize the present value of these payments as part of the cost of the satellites and record a corresponding liability to the satellite manufacturers. This asset is amortized over the useful lives of the satellites and the liability is accreted as interest expense based on the passage of time and reduced as the payments are made. Our total satellite performance incentive payment liability as of December 31, 2010 and 2011 was $149.6 million and $131.7 million, respectively.

Capital Expenditures

Our capital expenditures depend on our business strategies and reflect our commercial responses to opportunities and trends in our industry. Our actual capital expenditures may differ from our expected capital expenditures if, among other things, we enter into any currently unplanned strategic transactions. Levels of capital spending from one year to the next are also influenced by the nature of the satellite life cycle and by the capital-intensive nature of the satellite industry. For example, we incur significant capital expenditures during the years in which satellites are under construction. We typically procure a new satellite within a timeframe that would allow the satellite to be deployed at least one year prior to the end of the service life of the satellite to be replaced. As a result, we frequently experience significant variances in our capital expenditures from year to year. The following table compares our satellite-related capital expenditures to total capital expenditures from 2007 through 2011 (in thousands).

Year	Satellite-Related Capital Expenditures		Total Capital Expenditures
2007	$474,060		$543,612
2008	370,761		422,460
2009	887,595		943,133
2010	915,184		982,127
2011	792,760	(1)	844,688	(1)

Total	$3,440,360		$3,736,020

(1)	Payments for satellites and other property and equipment during the year ended December 31, 2011 included $46.4 million of payments made by New Dawn.

Payments for satellites and other property and equipment during the nine months ended September 30, 2012 were $715.1 million. In March 2012, IS-22 was successfully launched into orbit and entered into service in May 2012. On June 1, 2012, IS-19 was launched into orbit. During launch operations, IS-19 experienced damage to its south solar array. Although both solar arrays are deployed, the power available to the satellite is less than is required to operate 100% of the payload capacity. Failure review boards were established to determine the cause of the anomaly. A final conclusion has not been reached; however, the investigation has converged on two very likely contributing factors to the anomaly that can be eliminated in future manufacturing, and the launch vehicle appears not to have been a contributing factor. We have filed a partial loss claim with our insurers relating to the solar array anomaly. This satellite entered into service in August 2012. Also in August 2012, IS-20 and IS-21 were successfully launched into orbit. IS-20, the first of the two August launches, entered into service in September 2012, while IS-21 entered into service in October 2012. Also in October 2012, IS-23 was successfully launched into orbit. IS-23 entered into service in November 2012.

Our capital expenditure guidance for the periods 2012 through 2014 (the “Guidance Period”) forecasts capital expenditures during those periods for ten satellites. Of these, five satellites were launched, as discussed above, four satellites are currently in development and one further satellite is expected to be ordered during the Guidance Period. We expect our 2012 capital expenditures to range from approximately $775 million to $850 million. Capital expenditures are expected to range from $550 million to $625 million in 2013 and $525 million to $600 million in 2014. Our capital expenditures guidance includes capitalized interest. The annual classification of capital expenditure payments could be impacted by the timing of achievement of satellite manufacturing and launch contract milestones.

During the Guidance Period, we expect to receive significant customer prepayments under our existing customer service contracts. We also anticipate that prepayments will be received under customer contracts to be signed in the future. Significant prepayments received in 2011 totaled $334 million, and significant prepayments received in the first three quarters of 2012 totaled $137.9 million. Significant prepayments are currently expected to range from $150 million to $200 million in 2012, all under existing customer contracts. Prepayments are currently expected to range from $150 million to $200 million in 2013 and $100 million to $150 million in 2014, with the majority of these prepayments coming from existing customer contracts. We intend to fund our capital expenditure requirements through cash on hand, cash provided from operating activities and, if necessary, borrowings under our senior secured revolving credit facility.

Currency and Exchange Rates

Substantially all of our customer contracts, capital expenditure contracts and operating expense obligations are denominated in U.S. dollars. Consequently, we are not exposed to material foreign currency exchange risk. However, the service contracts with our Brazilian customers provide for payment in Brazilian reais. Accordingly, we are subject to the risk of a reduction in the value of the Brazilian real as compared to the U.S. dollar in connection with payments made by Brazilian customers, and our exposure to fluctuations in the exchange rate for Brazilian reais is ongoing. However, the rates payable under our service contracts with Brazilian customers are adjusted annually to account for inflation in Brazil, thereby mitigating the risk. For the years ended December 31, 2009, 2010 and 2011, our Brazilian customers represented approximately 2.0%, 3.1% and 3.7%, respectively, of our revenues. Transactions in other currencies are converted into U.S. dollars using exchange rates in effect on the dates of the transactions.

We recorded foreign currency exchange gains of $7.8 million, $1.1 million and $1.4 million for the years ended December 31, 2009, 2010 and 2011, respectively. The gains in each year were primarily attributable to the conversion of our Brazilian reais cash balances held in Brazil, and were net of other working capital account balances translated into U.S. dollars at the exchange rate in effect on the last day of the applicable year or, with respect to exchange transactions effected during the year, at the time the exchange transactions occurred.

Off-Balance Sheet Arrangements

As of September 30, 2012, we do not have any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Contractual Obligations and Commercial Commitments

The following table sets forth our contractual obligations and capital and certain other commitments as of December 31, 2011, and the expected year of payment (in thousands):

	Payments due by year
Contractual Obligations(1)	2012	2013	2014	2015	2016	2017 and thereafter	Other	Total
Long-term debt obligations(2)
Intelsat S.A. and subsidiary notes and credit facilities—principal payment(3)	$165,076	$411,006	$1,070,335	$47,584	$1,799,056	$12,575,754	$—	$16,068,811
Intelsat S.A. and subsidiary notes and credit facilities—interest payment(4)	1,338,768	1,334,171	1,276,164	1,270,308	1,173,952	1,621,345	—	8,014,708
Operating lease obligations(5)	5,098	4,074	3,176	2,923	2,903	47,561	—	65,735
Sublease rental income(5)	(3,509)	(3,302)	(1,128)	(27)	(56)	—	—	(8,022)
Purchase obligations(6)	615,356	215,915	93,325	24,403	20,945	185,775	—	1,155,719
Other long-term liabilities (including interest)(7)	28,279	24,057	22,577	19,684	17,433	73,189	—	185,219
Income tax contingencies(8)	—	—	—	—	—	—	64,767	64,767

Total contractual obligations	$2,149,068	$1,985,921	$2,464,449	$1,364,875	$3,014,233	$14,503,624	$64,767	$25,546,937

(1)	Obligations related to our pension and postretirement medical benefit obligations are excluded from the table. We maintain a noncontributory defined benefit retirement plan covering substantially all of our employees hired prior to July 19, 2001. We expect that our future contributions to the defined benefit retirement plan will be based on the minimum funding requirements of the Internal Revenue Code and on the plan’s funded status. The impact on the funded status as of October 1, the plan’s annual measurement date, is determined based upon market conditions in effect when we completed our annual valuation. During the year ended December 31, 2011, we made a cash contribution to the defined benefit retirement plan of $26.3 million. We anticipate that our contributions to the defined benefit retirement plan in 2012 will be approximately $30.1 million. We fund the postretirement medical benefits throughout the year based on benefits paid. We anticipate that our contributions to fund postretirement medical benefits in 2012 will be approximately $4.5 million. See “Note 5—Retirement Plans and Other Retiree Benefits” to our audited consolidated financial statements included elsewhere in this prospectus.
(2)	Long-term debt obligations do not reflect the impact of the 2012 Intelsat Jackson notes offerings, tender offers and redemptions. See “—Long-Term Debt—2012 Debt Transactions—2012 Intelsat Jackson Notes Offerings, Tender Offers and Redemptions.”
(3)	Principal payments for Intelsat S.A. and subsidiaries include PIK interest capitalized as part of the New Dawn credit facility contractual obligations.
(4)	Represents estimated interest payments to be made on our fixed and variable rate debt and fees owed in connection with our senior secured credit facilities and letters of credit. All interest payments assume that principal payments are made as originally scheduled. Interest payments for variable rate debt and incentive obligations have been estimated based on the current interest rates.
(5)	Operating lease obligations and the associated sublease rental income do not reflect the impact of the sale of our U.S. administrative headquarters office building in Washington, D.C., on which we had commitments under a ground lease with the U.S. government. We also subleased a portion of this building and received rental income. See “Operating Leases” for further discussion.
(6)	Includes satellite construction and launch contracts, estimated payments to be made on performance incentive obligations related to certain satellites that are currently under construction, vendor contracts and customer commitments. Excludes an agreement to collaborate on satellite in-orbit refueling, which was terminated on January 10, 2012.
(7)	Includes satellite performance incentive obligations related to satellites that are in service (and interest thereon). Also, excludes future commitments related to our interest rate swaps.
(8)	The timing of future cash flows from income tax contingencies cannot be reasonably estimated and therefore are reflected in the Other column. See “Note 12—Income Taxes” to our audited consolidated financial statements included elsewhere in this prospectus for further discussion of income tax contingencies.

Satellite Construction and Launch Obligations

As of December 31, 2011, we had approximately $968.8 million of expenditures remaining under our existing satellite construction contracts and satellite launch contracts. Satellite launch and in-orbit insurance contracts related to future satellites to be launched are cancelable up to thirty days prior to the satellite’s launch. As of December 31, 2011, we did not have any non-cancelable commitments related to existing launch insurance or in-orbit insurance contracts for satellites to be launched.

See “Business—Our Network—Planned Satellites” for details relating to certain of our satellite construction and launch contracts.

Operating Leases

We have commitments for operating leases primarily relating to equipment and office facilities. These leases contain escalation provisions for increases. As of December 31, 2011, minimum annual rentals of all leases (net of sublease income on leased facilities and rental income on our previously owned Washington, D.C. building totaling $8.0 million), totaled approximately $57.7 million, exclusive of potential increases in real estate taxes, operating assessments and future sublease income.

On October 5, 2012, Intelsat Global Service LLC, our indirect subsidiary, completed the sale of our U.S. Administrative Headquarters Property, and assigned our Amended and Restated Lease Agreement with the U.S. Government relating to the U.S. Administrative Headquarters Property, to the purchaser for a purchase price of $85.0 million in cash. The sale will result in a pre-tax gain to be recognized in the fourth quarter of 2012 of between $12.0 and $13.0 million. Upon the closing of the sale, we entered into an agreement under which we are temporarily leasing from the purchaser a portion of the U.S. Administrative Headquarters Property. On December 3, 2012, we entered into an agreement to lease space in a building to be constructed in McLean, Virginia, beginning in mid-2014, for our new permanent U.S. administrative headquarters and primary satellite operations center. See “Business—Properties” for further discussion.

Customer and Vendor Contracts

We have contracts with certain of our customers which require us to provide equipment, services and other support during the term of the related contracts. We also have long-term contractual obligations with service providers primarily related to the operation of certain of our satellites. As of December 31, 2011, we had commitments under these customer and vendor contracts which totaled approximately $186.9 million related to the provision of equipment, services and other support.

Quantitative and Qualitative Disclosures About Market Risk

We are primarily exposed to the market risk associated with unfavorable movements in interest rates and foreign currencies. The risk inherent in our market risk sensitive instruments and positions is the potential loss arising from adverse changes in those factors. In addition, with respect to our interest rate swaps as described below, we are exposed to counterparty credit risk, which we seek to minimize through credit support agreements and the review and monitoring of all counterparties. We do not purchase or hold any derivative financial instruments for speculative purposes.

Interest Rate Risk

The satellite communications industry is a capital intensive, technology driven business. We are subject to interest rate risk primarily associated with our borrowings. Interest rate risk is the risk that changes in interest rates could adversely affect earnings and cash flows. Specific interest rate risks include: the risk of increasing interest rates on short-term debt; the risk of increasing interest rates for planned new fixed rate long-term financings; and the risk of increasing interest rates for planned refinancings using long-term fixed rate debt.

Excluding the impact of our outstanding interest rate swaps, approximately 72%, or $11.6 billion, of our debt as of September 30, 2012 was fixed-rate debt. In 2011, approximately 72%, or $11.6 billion of our debt was fixed-rate debt, excluding the impact of interest rate swaps. Based on the level of fixed rate debt outstanding at September 30, 2012, a 100 basis point decrease in market rates would result in an increase in fair value of this fixed rate debt of approximately $568.6 million.

As of September 30, 2012, we held interest rate swaps with an aggregate notional amount of $2.3 billion, with maturities ranging from 2013 to 2016. These swaps were entered into to economically hedge the variability in cash flow on a portion of the floating rate term loans under our senior secured and unsecured credit facilities. On December 22, 2011, we amended our interest rate swap agreements with an aggregate notional amount of $448.5 million between Intelsat Jackson and respective counterparties to the interest rate swaps. These amendments resulted in a change to the maturity date, the applicable fixed rate of interest that we pay and certain termination events. During the nine months ended September 30, 2012, we amended our interest rate swap agreements with an aggregate notional amount of $1.2 billion between Intelsat Jackson and respective counterparties to the interest rate swaps. These amendments resulted in a change to the maturity date, the applicable fixed rate of interest that we pay and certain termination events. On a quarterly basis, we receive a floating rate of interest equal to the three-month London Inter-Bank Offered Rate and pay a fixed rate of interest. On September 30, 2012, the rate we paid averaged 2.5% and the rate we received averaged 0.4%. In comparison, at December 31, 2011, the rate we paid averaged 3.3% and the rate we received averaged 0.5%.

These interest rate swaps have not been designated for hedge accounting treatment in accordance with the Derivatives and Hedging topic of the Codification, as amended and interpreted, and the changes in fair value of these instruments will be recognized in earnings during the period of change. Assuming a one percentage point decrease in the prevailing forward yield curve (or less, to the extent that the points on the yield curve are less than one percent) the fair value of the interest rate swap liability, excluding accrued interest, would increase to a liability of approximately $110.5 million from $87.5 million as of September 30, 2012.

We perform interest rate sensitivity analyses on our variable rate debt, including interest rate swaps, and cash and cash equivalents. These analyses indicate that a one percentage point change in interest rates would have minimal impact on our consolidated statements of operations and cash flows as of September 30, 2012. While our variable-rate debt may impact earnings and cash flows as interest rates change, it is not subject to changes in fair values.

Foreign Currency Risk

We do not currently use foreign currency derivatives to hedge our foreign currency exposures. Substantially all of our customer contracts, capital expenditure contracts and operating expense obligations are denominated in U.S. dollars. Consequently, we are not exposed to material foreign currency exchange risk. However, the service contracts with our Brazilian customers provide for payment in Brazilian reais. Accordingly, we are subject to the risk of a reduction in the value of the Brazilian reais as compared to the U.S. dollar in connection with payments made by Brazilian customers, and our exposure to fluctuations in the exchange rate for Brazilian reais is ongoing. However, the rates payable under our service contracts with Brazilian customers are adjusted annually to account for inflation in Brazil, thereby mitigating the risk. For the years ended December 31, 2009, 2010 and 2011, our Brazilian customers represented approximately 2.0%, 3.1% and 3.7% of our revenue, respectively. Transactions in other currencies are converted into U.S. dollars using rates in effect on the dates of the transactions.

Critical Accounting Policies

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect reported amounts and related disclosures. We consider an accounting estimate to be critical if: (1) it requires assumptions to be made that were uncertain at the time the estimate was made; and (2) changes in the estimate, or different estimates that could have been selected, could have a material effect on our consolidated results of operations or financial condition.

We believe that some of the more important estimates and related assumptions that affect our financial condition and results of operations are in the areas of revenue recognition, the allowance for doubtful accounts, satellites and other property and equipment, business combinations, asset impairments, share-based compensation, income taxes and fair value measurements. There were no accounting policies adopted during 2010, 2011 or the nine months ended September 30, 2012 that had a material effect on our financial condition or results of operations.

While we believe that our estimates, assumptions, and judgments are reasonable, they are based on information currently available. Actual results may differ significantly. Additionally, changes in our assumptions, estimates or assessments as a result of unforeseen events or otherwise could have a material impact on our financial position or results of operations.

Revenue Recognition, Accounts Receivable and Allowance for Doubtful Accounts

Revenue Recognition. We earn revenue primarily from satellite utilization charges and, to a lesser extent, from providing managed services to our customers. In general, we recognize revenue from satellite utilization in the period during which the services are provided. While the majority of our revenue transactions contain standard business terms and conditions, there are certain transactions that contain non-standard business terms and conditions. Additionally, we may enter into certain sales transactions that involve multiple element arrangements (arrangements with more than one deliverable). As a result, significant contract interpretation is sometimes required to determine the appropriate accounting for these transactions, including:

•	whether an arrangement contains a service contract or a lease;

•	whether an arrangement should be reported gross as a principal versus net as an agent;

•	whether we can develop reasonably dependable estimates about the extent of progress towards contract completion, contract revenues and costs;

•	how the arrangement consideration should be allocated among potential multiple elements, and when to recognize revenue related to those elements.

In addition, our revenue recognition policy requires an assessment as to whether collection is reasonably assured, which requires us, among other things, to evaluate the creditworthiness of our customers. Changes in judgments in these assumptions and estimates could materially impact the timing and/or amount of revenue recognition. For more information regarding our revenue recognition policies, see Note 2(c) to our audited consolidated financial statements included elsewhere in this prospectus.

Allowance for Doubtful Accounts. Our allowance for doubtful accounts is determined through a subjective evaluation of the aging of our accounts receivable, and considers such factors as the likelihood of collection based upon an evaluation of the customer’s creditworthiness, the customer’s payment history and other conditions or circumstances that may affect the likelihood of payment, such as political and economic conditions in the country in which the customer is located. If our estimate of the likelihood of collection is not accurate, we may experience lower revenue or an increase in our provision for doubtful accounts. When we determine that the collection of payments for satellite utilization or managed services is not reasonably assured at the time the service is provided, we defer recognition of the revenue until such time as collection is believed to be reasonably assured or the payment is received.

Satellites and Other Property and Equipment

Satellites and other property and equipment are depreciated and amortized on a straight-line basis over their estimated useful lives. The remaining depreciable lives of our satellites range from less than one year to 17 years as of December 31, 2011. We make estimates of the useful lives of our satellites for depreciation purposes based upon an analysis of each satellite’s performance, including its orbital design life and its estimated service life.

The orbital design life of a satellite is the length of time that the manufacturer has contractually committed that the satellite’s hardware will remain operational under normal operating conditions. In contrast, a satellite’s service life is the length of time the satellite is expected to remain operational as determined by remaining fuel levels and consumption rates. Our in-orbit satellites generally have orbital design lives ranging from ten to 15 years and service lives as high as 20 years. The useful depreciable lives of our satellites generally exceed the orbital design lives and are less than the service lives. Although the service lives of our satellites have historically extended beyond their depreciable lives, this trend may not continue. We periodically review the remaining estimated useful lives of our satellites to determine if any revisions to our estimates are necessary based on the health of the individual satellites. Changes in our estimate of the useful lives of our satellites could have a material effect on our financial position or results of operations.

We charge to operations the carrying value of any satellite lost as a result of a launch or in-orbit failure upon the occurrence of the loss. In the event of a partial failure, we record an impairment charge to operations upon the occurrence of the loss if the undiscounted future cash flows are less than the carrying value of the satellite. We measure the impairment charge as the excess of the carrying value of the satellite over its estimated fair value as determined by the present value of estimated expected future cash flows using a discount rate commensurate with the risks involved. We reduce the charge to operations resulting from either a complete or a partial failure by the amount of any insurance proceeds that were either due and payable to or received by us, and by the amount of any deferred satellite performance incentives that are no longer applicable following the failure. See “—Asset Impairment Assessments” below for further discussion.

Business Combinations

We account for business combinations under the acquisition method. We recognize the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree at the acquisition date at their fair values as of that date. We recognize as goodwill any excess of the consideration transferred plus the fair value of any noncontrolling interest in the acquiree at the acquisition date over the fair values of the identifiable net assets. The assignment of fair values to net assets acquired involves significant estimates and judgments. In arriving at the fair values of net assets acquired, we consider various generally accepted valuation approaches, including the cost approach, income approach, and market approach. Our estimates may also include assumptions about projected growth rates, cost of capital, effective tax rates, tax amortization periods, technology royalty rates and technology life cycles, the regulatory and legal environment, and industry and economic trends. The assumptions made and valuation techniques used can have significant impacts on the recorded amounts of assets and liabilities acquired in business combinations.

Asset Impairment Assessments

Goodwill. We account for goodwill and other intangible assets in accordance with FASB ASC Topic 350—Intangibles—Goodwill and Other topic of the Codification. Under this topic, goodwill and other intangible assets acquired in a business combination, and determined to have an indefinite useful life, are not amortized but are tested for impairment annually or more often if an event or circumstances indicate that an impairment loss has been incurred. We are required to identify reporting units at a level below the company’s identified operating segments for impairment analysis. We have identified only one reporting unit for the goodwill impairment test. Additionally, our identifiable intangible assets with estimable useful lives are amortized based on the expected pattern of consumption for each respective asset.

Assumptions and Approach Used. We follow a two-step process to evaluate if a potential impairment exists to our recorded amounts of goodwill. The first step of the process is to compare the reporting unit’s fair value to its carrying value, including goodwill. In the event the carrying value of our reporting unit exceeds its fair value, goodwill is considered impaired and the second step is required. The second step requires us to calculate a hypothetical purchase allocation to compare the current implied fair value of the goodwill to the current carrying value of the goodwill. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination, which is the excess of the fair value over the aggregate fair values of the individual assets, liabilities and identifiable intangibles as if they were being acquired in a business combination. If the implied fair value of goodwill as described above exceeds recorded goodwill, there is no impairment. If the goodwill exceeds the implied fair value, an impairment charge would be recorded for the excess. Furthermore, an impairment loss cannot exceed the amount of goodwill assigned to a reporting unit. After recognizing the impairment loss, the corresponding loss establishes a new basis in the goodwill. Subsequent reversals of goodwill impairment losses are not permitted under applicable accounting standards.

We determined the estimated fair value of our reporting unit using discounted cash flow analysis, along with independent source data related to comparative market multiples and, when available, recent transactions. The discounted cash flows were derived from our five-year projection of revenues and expenses plus a residual value, with the resulting projected cash flows discounted at an appropriate weighted average cost of capital. The analysis, which was completed in the fourth quarter of 2011, did not result in an impairment of our goodwill.

The key assumptions in our discounted cash flow analysis related to revenue growth rates, operating costs and capital expenditures. Our impairment analysis could be impacted by uncontrollable or unforeseeable events that could positively or negatively affect the anticipated future economic and operating conditions. A change in the estimated future cash flows could change our estimated fair values and result in future impairments.

Our analysis included projected growth rates for revenue consistent with general expectations in the FSS sector and our historical experience. The FSS sector is characterized by relatively stable and predictable contracted revenue streams, high operating margins, strong cash flows and long-term contractual commitments. We benefit from strong visibility into our future revenues and our contracted backlog, which is our expected future revenue under all of our existing customer contracts, of approximately $10.7 billion and $10.8 billion as of December 31, 2011 and September 30, 2012, respectively. Additionally, the long-term growth rate assumed in our discounted cash flow analysis could have declined significantly and we still would not have incurred an impairment to goodwill as of December 31, 2011, based upon our discounted cash flow analysis.

Our projected cash flows were discounted using a weighted average discount rate of 10.25%, based on an estimated weighted average cost of capital which included certain key inputs such as the average capital structures of comparable companies, specifically a market participant debt to equity ratio of 31.0% debt and 69.0% equity, and an equity risk premium of 6.0%, taking into account the recent contraction in the economic environment.

Trade name. We have implemented the relief from royalty method to determine the estimated fair value of the Intelsat trade name. The relief from royalty analysis is comprised of two major steps: (i) a determination of the hypothetical royalty rate, and (ii) the subsequent application of the royalty rate to projected revenue. In determining the hypothetical royalty rate utilized in the relief from royalty approach, we considered comparable license agreements, operating earnings benchmark rule of thumb, an excess earnings analysis to determine aggregate intangible asset earnings, and other qualitative factors. Based on our analysis, the fair value of the Intelsat trade name as of the fourth quarter of 2011 was not impaired.

The key assumptions used in our model to value the Intelsat trade name included the tax rate and discount rate. A change in the estimated tax rates or discount rate could result in future impairments.

Orbital Locations. Intelsat is authorized by governments to operate satellites at certain orbital locations—i.e., longitudinal coordinates along the Clarke Belt. The Clarke Belt is the part of space approximately 35,800 kilometers above the plane of the equator where geostationary orbit may be achieved. Various governments acquire rights to these orbital locations through filings made with the ITU, a sub-organization of the United Nations. We will continue to have rights to operate at our orbital locations so long as we maintain our authorizations to do so. See “Business—Regulation” and “—Risk Factors—Risk Factors Relating to Regulation.”

Our rights to operate at orbital locations can be used and sold individually; however, since satellites and customers can be and are moved from one orbital location to another, our rights are used in conjunction with each other as a network that can change to meet the changing needs of our customers and market demands. Due to the interchangeable nature of orbital locations, the aggregate value of all of the orbital locations is used to measure the extent of impairment, if any.

Assumptions and Approach Used. We determined the estimated fair value of our right to operate at orbital locations using the build up method, as described below, to determine the cash flows for the income approach, with the resulting projected cash flows discounted at an appropriate weighted average cost of capital. In instances where the build up method did not generate positive value for the rights to operate at an orbital location, but the right was expected to generate revenue, we assigned a value based upon independent source data for recent transactions of similar orbital locations.

Under the build up approach, the amount an investor would be willing to pay for the right to operate a satellite business at an orbital location is calculated by first estimating the cash flows that typical market participants would assume could be available from the right to operate satellites using the subject location in a similar market. It is assumed that rather than acquiring such a business as a going concern, the buyer would hypothetically start with the right to operate at an orbital location and build a new operation with similar attributes from scratch. Thus the buyer/builder is considered to incur the start-up costs and losses typically associated with the going concern value and pay for all other tangible and intangible assets. Based upon our analysis, which was completed in the fourth quarter of 2011, we did not have an impairment of the orbital locations.

The key assumptions used in estimating the fair values of our rights to operate at our orbital locations included: (i) market penetration leading to revenue growth, (ii) profit margin, (iii) duration and profile of the build up period, (iv) estimated start-up costs and losses incurred during the build up period and (v) weighted average cost of capital.

Long-Lived and Amortizable Intangible Assets. We review our long-lived and amortizable intangible assets to assess whether an impairment has occurred in accordance with the guidance provided under FASB ASC Topic 360—Property, Plant and Equipment, whenever events or changes in circumstances indicate, in our judgment, that the carrying amount of an asset may not be recoverable. These indicators of impairment can include, but are not limited to, the following:

•	satellite anomalies, such as a partial or full loss of power;

•	under-performance of an asset as compared to expectations; and

•	shortened useful lives due to changes in the way an asset is used or expected to be used.

The recoverability of an asset to be held and used is measured by a comparison of the carrying amount of the asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds its fair value, determined by either a quoted market price, if any, or a value determined by utilizing a discounted cash flow technique. Additionally, when assets are expected to be used in future periods, a shortened depreciable life may be utilized if appropriate, resulting in accelerated depreciation.

Assumptions and Approach Used. We employ a discounted future cash flow approach to estimate the fair value of our long lived intangible assets when an impairment assessment is required.

During the second quarter of 2010, our Galaxy 15 satellite experienced an anomaly resulting in our inability to command the satellite. When a satellite experiences an anomaly or other health related issues, we believe the lowest level of identifiable cash flows exists at the individual satellite level. Accordingly, in the second quarter of

2010, we performed an impairment review of our Galaxy 15 satellite and recorded a non-cash impairment charge of $104.1 million to write down the Galaxy 15 satellite to its estimated fair value following the anomaly. The estimated fair value of Galaxy 15 was determined by us based on a probability-weighted cash flow analysis derived primarily using our internally prepared budgets and forecast information including estimates of the potential revenue generating capacity of the satellite, if recovered, discounted at an appropriate weighted average cost of capital. Our analysis included an estimate of the likelihood of recovery of the satellite, based in part on discussions with Orbital and input from our engineers. On December 23, 2010, we regained command of the Galaxy 15 spacecraft and began diagnostic testing and uploading of software updates that protect against future anomalies of this type. Galaxy 15 was drifted to an interim orbital location where we concluded our in-orbit testing to confirm the functionality of every aspect of the spacecraft. In February 2011, Galaxy 15 initiated a drift to 133.1°W and returned to service, initially as an in-orbit spare. In October 2011, media traffic was transferred from Galaxy 12 back to Galaxy 15, and Galaxy 15 resumed normal service.

Share-Based Compensation

Because our equity is privately held, we are required to estimate the fair market value of our equity at each reporting period in order to properly record stock compensation expense. The determination of such fair market value requires considerable judgment. We estimate the fair market value using a combination of the income and market approaches, and we allocate a 50% weighting to each approach.

The income approach quantifies the future cash flows that we expect to achieve consistent with our annual business plan and forecasting processes. These future cash flows are discounted to their net present values using an estimated rate corresponding to a weighted average cost of capital. Our forecasted cash flows are subject to uncontrollable and unforeseen events that could positively or negatively impact economic and business conditions. The estimated weighted average cost of capital includes assumptions and estimates based upon interest rates, expected rates of return, and other risk factors that consider both historic data and expected future returns for comparable investments.

The market approach estimates fair value by applying trading multiples of enterprise value to EBITDA based on observed publicly traded comparable companies.

Income Taxes

We account for income taxes in accordance with the guidance provided under the Income Taxes topic of the Codification (“FASB ASC 740”). We are subject to income taxes in the United States as well as a number of other jurisdictions. Significant judgment is required in the calculation of our tax provision and the resultant tax liabilities and in the recoverability of our deferred tax assets that arise from temporary differences between the tax and financial statement recognition of revenue and expense and net operating loss and credit carryforwards.

We assess the likelihood that our deferred tax assets can be recovered. Under FASB ASC 740, a valuation allowance is required when it is more likely than not that all or a portion of the deferred tax asset will not be realized. We evaluate the recoverability of our deferred tax assets based in part on the existence of deferred tax liabilities that can be used to realize the deferred tax assets.

During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. We evaluate our tax positions to determine if it is more likely than not that a tax position is sustainable, based solely on its technical merits and presuming the taxing authorities have full knowledge of the position, and access to all relevant facts and information. When a tax position does not meet the more likely than not standard, we record a liability for the entire amount of the unrecognized tax benefit. Additionally, for those tax positions that are determined more likely than not to be sustainable, we measure the tax position at the largest amount of benefit more likely than not (determined by cumulative probability) to be realized upon settlement with the taxing authority.

Fair Value Measurements

On January 1, 2008, we prospectively adopted FASB ASC Topic 820—Fair Value Measurements and Disclosure (“FASB ASC 820”), which defines fair value as the price that would be received in the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FASB ASC 820 requires disclosure of the extent to which fair value is used to measure financial assets and liabilities, the inputs utilized in calculating valuation measurements, and the effect of the measurement of significant unobservable inputs on earnings, or changes in net assets, as of the measurement date. FASB ASC 820 establishes a three-level valuation hierarchy based upon the transparency of inputs utilized in the measurement and valuation of financial assets or liabilities as of the measurement date:

•	Level 1—unadjusted quoted prices for identical assets or liabilities in active markets;

•

Level 2—quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs other than quoted market prices that are observable or that can be corroborated by observable market data by correlation; and

•	Level 3—unobservable inputs based upon the reporting entity’s internally developed assumptions which market participants would use in pricing the asset or liability.

We performed an evaluation of our financial assets and liabilities that met the criteria of the disclosure requirements and fair value framework of FASB ASC 820. As a result of that evaluation, we identified investments in marketable securities, interest rate financial derivative instruments, embedded derivative instruments, and redeemable noncontrolling interest as having met such criteria.

We determined that the valuation measurement inputs of marketable securities represent unadjusted quoted prices in active markets and, accordingly, have classified such investments within Level 1 of the FASB ASC 820 hierarchy framework.

The fair value of our interest rate financial derivative instruments reflects the estimated amounts that we would pay or receive to terminate the agreement at the reporting date, taking into account current interest rates, the market expectation for future interest rates and current creditworthiness of both our counterparties and ourselves. Observable inputs utilized in the income approach valuation technique incorporate identical contractual notional amounts, fixed coupon rates, periodic terms for interest payments and contract maturity. Although we have determined that the majority of the inputs used to value our derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments, if any, associated with our derivatives utilize Level 3 inputs, such as the estimates of current credit spread, to evaluate the likelihood of default by us or our counterparties. We also considered the existence of offset provisions and other credit enhancements that serve to reduce the credit exposure associated with the asset or liability being fair valued. We have assessed the significance of the inputs of the credit valuation adjustments to the overall valuation of our derivative positions and have determined that the credit valuation adjustments are not significant to the overall valuation of our derivatives. As a result, we have determined that our derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

We accounted for a contingent put option that was embedded within the 2015 Sub Holdco Notes, Series B under FASB ASC Topic 815—Derivatives and Hedging, bifurcating the put option from the debt host instrument and classifying it as a derivative instrument. To estimate the fair value of the embedded derivative we used a standard valuation technique utilizing inputs and assumptions that include the debt maturity date, issue price, coupon rate, change of control put price, and the estimated date of a change in control. We identified the inputs used to calculate the fair value as Level 3 inputs and concluded that the valuation in its entirety was classified in Level 3 of the fair value hierarchy.

At September 30, 2012, New Dawn was a majority owned subsidiary of ours that was a joint venture investment with Convergence Partners. Convergence Partners had the ability to require us to buy its ownership interest at fair value subsequent to the operations of New Dawn’s assets for a period of time defined in the project and shareholders’ agreement we entered into in June 2008 with Convergence Partners. In accordance with the guidance provided in FASB ASC Topic 480, Distinguishing Liabilities from Equity, regarding the classification and measurement of redeemable securities, we marked to market the fair value of the noncontrolling interest in New Dawn at each reporting period. We estimated the fair value of redeemable noncontrolling interest in New Dawn using Level 3 inputs such as discounted cash flows. On October 5, 2012, we purchased the remaining noncontrolling ownership interest in New Dawn held by Convergence Partners for $8.7 million. At September 30, 2012, we valued our redeemable noncontrolling interest at this purchase price, as compared to the income approach valuation technique used in prior periods. Both of these approaches to estimate fair value utilized Level 3 inputs.

Recently Issued Accounting Pronouncements

In January 2010, the FASB issued ASU 2010-06, Improving Disclosures about Fair Value Measurements (“ASU 2010-06”). Certain provisions of ASU 2010-06 are effective for fiscal years beginning after December 15, 2010 and we adopted these provisions in the first quarter of 2011. These provisions of ASU 2010-06 amended FASB ASC 820, by requiring us to present as separate line items all purchases, sales, issuances, and settlements of financial instruments valued using significant unobservable inputs (Level 3) in the reconciliation for fair value measurements, whereas previously these were presented in aggregate as one line item. Although this may change the appearance of our reconciliation, this did not have a material impact on our financial statements or disclosures.

In June, 2011, the FASB issued ASU 2011-05, Presentation of Comprehensive Income (“ASU 2011-05”). Beginning in the first quarter of 2012, ASU 2011-05 eliminated the option had previously allowed us to present the components of other comprehensive income as part of the statement of changes in shareholders’ equity. Beginning in the first quarter of 2012, we have included a separate condensed consolidated statement of comprehensive loss in our financial statements. The majority of our other comprehensive loss and our accumulated other comprehensive loss is related to our defined benefit retirement plans. ASU 2011-05 does not change whether items are reported in net loss or in other comprehensive income and does not change whether and when items of other comprehensive income are reclassified to net loss.

BUSINESS

Overview

We operate the world’s largest satellite services business, providing a critical layer in the global communications infrastructure. We generate more revenue and more EBITDA, operate more satellite capacity, hold more orbital location rights, contract more backlog, serve more commercial customers and deliver services in more countries than any other commercial satellite operator based upon public filings and industry reports.

We provide diversified communications services to the world’s leading media companies, fixed and wireless telecommunications operators, data networking service providers for enterprise and mobile applications, multinational corporations, and ISPs. We are also the leading provider of commercial satellite capacity to the U.S. government and other select military organizations and their contractors.

Our customers use our global network for a broad range of applications, from global distribution of content for media companies to providing the transmission layer for unmanned aerial vehicles to enabling essential network backbones for telecommunications providers in high-growth emerging regions.

Our network solutions are a critical component of our customers’ infrastructures and business models. Generally, our customers need the specialized connectivity that satellites provide so long as they are in business or pursuing their mission. For instance, our satellite neighborhoods provide our media customers with efficient and reliable broadcast distribution that maximizes audience reach, a benefit that is difficult for terrestrial services to match. In addition, our satellite solutions provide higher reliability than is available from local terrestrial telecommunications services in many regions and allow our customers to reach geographies that they would otherwise be unable to serve.

We hold the largest number of rights to well-placed orbital slots in the most valuable C- and Ku-band spectrums. From these locations, our satellites are able to offer services in the established regions historically using the most satellite capacity, as well as the higher growth emerging regions, where approximately 55% of our capacity is currently focused.

We believe our leadership position, valuable customer relationships and global network enable us to benefit from growing demand for reliable bandwidth, resulting from trends such as:

•	Global distribution of television entertainment and news programming to fixed and mobile devices;

•	Completion and extension of international, national and regional voice and data networks, fixed and wireless, notably in emerging regions;

•	Universal access to broadband connectivity through fixed and mobile networks by consumers, corporations and other organizations; and

•	Highly specialized fixed and mobile military applications with large and growing bandwidth requirements, such as manned and unmanned surveillance vehicles (drones).

We believe that we have one of the largest, most reliable and most technologically advanced commercial communications networks in the world. Our global communications system features a fleet of over 50 geosynchronous satellites that covers more than 99% of the world’s populated regions. Our satellites primarily provide services in the C- and Ku-band frequencies, which form the largest part of the FSS sector. Our satellite capacity is complemented by our suite of IntelsatOneSM managed services, including our terrestrial network comprised of leased fiber optic cable, multiplexed video and data platforms and owned and operated teleports. Our satellite-based network solutions offer distinct technical and economic benefits to our target customers and provide a number of advantages over terrestrial communications systems, including the following:

•	Fast and scalable media and communications infrastructure deployments;

•	Superior end-to-end network availability as compared to the availability of terrestrial networks, due to fewer potential points of failure;

•	Highly reliable bandwidth and consistent application performance, as satellite beams effectively blanket service regions;

•	Ability to extend beyond terrestrial network end points or to provide an alternative path to terrestrial infrastructure;

•	Efficient content distribution through the ability to broadcast high quality signals from a single location to many locations simultaneously;

•	Video neighborhoods, or capacity at orbital locations with a large number of consumer dishes or cable headend dishes pointed to them maximizing potential distribution of television programming; and

•	Rapidly deployable communications infrastructure for disaster recovery.

We believe that our hybrid satellite-terrestrial network, combined with the world’s largest collection of FSS spectrum rights, is a unique and valuable asset.

Our network architecture is flexible and, coupled with our global scale, provides superior capital and operating efficiency. We are able to re-deploy capacity, moving satellites or repositioning beams to capture demand. Our technology has universal utility across a number of applications, with minimal customization to address diverse applications. We operate our global network from a fully-integrated, centralized satellite operations facility, with regional sales and marketing offices located close to our customers. The operational flexibility of our network is an important element of our differentiation and our growth.

We have a reputation for operational and engineering excellence, built on our experience of over 45 years in the communications sector. Our network delivered 99.999% network availability on station-kept satellites to our customers in 2011.

As of September 30, 2012, our contracted backlog, which is our expected future revenue under existing customer contracts, was approximately $10.8 billion, more than four times our 2011 annual revenue. For the year ended December 31, 2011, we generated revenue of $2.6 billion and a net loss of $0.4 billion. Our Adjusted EBITDA, which consists of EBITDA as adjusted to exclude or include certain unusual items, certain other operating expense items and certain other adjustments, was $2.0 billion, or 78% of revenue, for the year ended December 31, 2011.

We believe we are well-positioned to enjoy growth in free cash flow in the near future based on the following factors:

•	Significant long-term contracted backlog, enabling us to generate steady and predictable revenue streams;

•	High operating leverage, which has allowed us to generate an average Adjusted EBITDA margin of 78% in the past three years;

•	Our $3.7 billion fleet investment program that began in 2008 will be substantially complete in 2012, enhancing our future revenue potential; and

•	A stable, efficient and sustainable tax profile for our global business.

We believe that our leadership position in our attractive sector, global scale, efficient operating and financial profile, diversified customer sets and sizeable contracted backlog, together with the growing worldwide demand for reliable bandwidth, provide us with a platform for success.

Our Sector

Satellite services are an integral and growing part of the global communications infrastructure. Through unique capabilities, such as the ability to effectively blanket service regions, to offer point-to-multipoint distribution and to provide a flexible architecture, satellite services complement, and for certain applications are preferable to, terrestrial telecommunications services, including fiber and wireless technologies. The FSS sector is expected to generate revenues of approximately $11.6 billion in 2013, and C- and Ku-band transponder service revenue is expected to grow by a CAGR of 4.1% from 2012 to 2017 according to a study issued in 2012 by NSR.

In recent years, the addressable market for FSS has expanded to include mobile applications because existing mobile satellite systems cannot provide the broadband access required by high bandwidth mobile platforms, such as ships and aircraft, including unmanned aerial vehicles. Satellite services provide secure bandwidth capacity ideal for global in-theater communications since military operations are often in locations without reliable communications infrastructure. According to a study by NSR, global revenue growth from C- and Ku-band services used for government and military applications is expected to grow at a CAGR of 4.6% from 2012 to 2017.

Our sector is noted for having favorable operating characteristics, including long-term contracts, high renewal rates and strong cash flows. The fundamentals of the sector—solid growth in demand, moderate price improvements and high operating margins—were maintained throughout the recent economic downturn, demonstrating resilient growth during a period that resulted in recession or slower growth in many regions of the world.

There is a finite number of geostationary orbital slots in which FSS satellites can be located, and many orbital locations already hold operational satellites pursuant to complex regulatory processes involving many international and national governmental bodies. These satellites typically are operated under coordination agreements designed to avoid interference with other operators’ satellites. See “—Regulation” below for a more detailed discussion of regulatory processes relating to the operation of satellites.

Our sector has consolidated over the course of the last decade, as the combination of large capital commitments, operational infrastructure requirements and access to spectrum has created challenges for smaller operators. Today, there are only three FSS operators, including us, providing global services, which is increasingly important as multinationals and governments seek a one-stop solution for obtaining global connectivity. In addition, there are a number of operators with fewer satellites that provide regional and/or national services. We currently hold the largest number of rights to orbital slots in the most valuable C- and Ku-band spectrums.

We believe a number of fundamental trends are creating increasing demand for satellite services:

•

Globalization of economic activities is increasing the geographic expansion of corporations and the communications networks that support them while creating new audiences for content. Globalization also increases the communications requirements for governments supporting embassy and military applications;

•

Connectivity and broadband access are essential elements of infrastructure supporting the rapid economic growth of developing nations. Globally dispersed organizations often turn to satellite-based infrastructures to provide better access, reliability and control. The penetration of broadband connectivity for businesses is expected to grow from 48% to 87% and from 59% to 75%, in the Latin America and Asia Pacific regions, respectively, over the period 2012 to 2017 according to Pyramid Research, a research consultant;

•

The emergence of new content consumers resulting from economic growth in developing regions results in increased demand for free-to-air and pay-TV content, including cable and DTH. DTH subscribers are expected to grow at a CAGR of 9.2% in the Asia Pacific region from 2012 to 2017, according to Pyramid Research;

•

Proliferation of formats results in increased bandwidth requirements as content owners seek to maximize distribution to multiple viewing audiences across multiple technologies. HDTV, three-dimensional high definition television, Internet distribution of traditional television programming, Internet protocol television and video to mobile devices are all examples of the expanding format and distribution requirements of media programmers, the implementation of which varies greatly from developed to emerging regions. In its 2012 study, NSR forecasted that the number of standard and high definition television channels distributed worldwide for cable, broadcast and DTH is expected to grow at a CAGR of 6.4% from 2012 to 2017;

•

Mobility applications, such as wireless phone services, maritime communications and aeronautical services, are fueling demand for mobile bandwidth. Rapid growth in cellular services for emerging regions is expected to transition from voice only services to include new demand for data and video services over time, resulting in increased network bandwidth requirements. Given the low penetration of fixed-line telephone services in emerging regions and the introduction of smart phones, netbooks and tablets, Internet access in these markets may be primarily mobile, further contributing to demand for infrastructure. In addition, business and consumer demand for access to broadband for use in aeronautical and maritime applications can be satisfied by our flexible satellite infrastructure. Fixed satellite services revenue growth related to capacity demand for broadband mobility applications from land, aeronautical and maritime is expected to grow at a CAGR of 26.6% for the period 2012 to 2017, according to NSR; and

•

Increased government applications resulting from significant technology advancements in aeronautical data and video services, such as unmanned aerial vehicles, are also resulting in increased demand for satellite-based bandwidth. In addition, the cancellation of proprietary government satellite programs has led to an increased government demand for commercial capacity.

In total, C- and Ku-band transponder service revenue is expected to grow at a CAGR of 4.1% from 2012 to 2017, according to NSR. The fundamentals of our sector have consistently improved over the past few years, with continued strong demand despite the generally slower economic environment in many regions of the world.

Our Customer Sets and Growing Applications

We focus on business-to-business services, indirectly enabling enterprise, government and consumer applications through our customers. Our customer contracts offer four different service types: transponder services, managed services, channel services and mobile satellite services and other. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Revenue” for further discussion of our service types. We also perform satellite-related consulting and technical services for various third parties, such as operating satellites for other satellite owners.

Network Services

We are the world’s largest provider of satellite capacity for network services, according to Euroconsult, with a 33% global share. Our satellite capacity, paired with our terrestrial network comprised of leased fiber, teleports and data networking platforms, enables the transmission of video, data and voice to and from virtually any point on the surface of the earth. There is an increasing need for basic and high-speed connectivity in developed and emerging regions around the world. We provide an essential element of the infrastructure supporting the rapid expansion of wireless services in many emerging regions.

Network services is our largest customer set and accounted for 47% of our revenue for the year ended December 31, 2011 and $3.5 billion of our contracted backlog as of September 30, 2012. Our business generated from the network services sector is generally characterized by non-cancellable, two to five year contracts with many of the world’s leading communications providers, including fixed and wireless telecommunications companies, such as global carriers and regional and national providers in emerging regions, corporate network service providers, such as VSAT services providers to vertical markets including banks, value-added services providers, such as those serving the oil and gas and maritime industries, and multinational corporations and entities.

Our network services offerings are an essential component of our customers’ services, providing backbone infrastructure, expanded service areas and connectivity where reliability or geography is a challenge. We believe that we are a preferred provider because of our global service capability and our expertise in delivering service operator-grade network availability and efficient network control.

Our IntelsatOneSM network includes regional shared data networking platforms at our teleports that are connected to over 40 of our satellites. As a result, our customers can quickly establish highly reliable services across multiple regions, yet operate them on a centralized basis. Our satellite-based solutions allow customers to rapidly expand their service territories, increase the access speed and capabilities for their existing networks and efficiently address new customer and end-user requirements.

Highlights of our network services business include the following:

•

We provide services to many of the world’s largest telecommunications companies. Of the customers we categorize as telecommunications companies, our revenue from the top 25 in aggregate grew at a CAGR of 12.1% from 2007 to 2011;

•

We believe we are the world’s largest provider of satellite capacity for satellite-based private data networks, including VSAT networks. C- and Ku-band transponder demand for these networks is expected to grow at a CAGR of 5.8% from 2011 to 2016, according to NSR;

•

We believe we are the leading provider of satellite capacity for cellular backhaul applications in emerging regions, connecting cellular access points to the global telecommunications network, a global segment expected to generate over $800 million in revenue in 2013, according to NSR. Approximately 60 of our customers use our satellite-based backhaul services as a core component of their network infrastructure due to unreliable or non-existent terrestrial infrastructure. Our cellular backhaul customers include the top 10 mobile groups in Africa, such groups representing 73% of the region’s subscribers; and

•

Over 200 value-added network operators use our IntelsatOneSM broadband hybrid infrastructure to deliver their regional and global services. Applications for these services include corporate networks for multi-nationals, Internet access and broadband for maritime applications. C- and Ku-band revenue from capacity demand for broadband services for mobility applications is expected to grow at a CAGR of 26.6% from 2012 to 2017, according to NSR.

Media

We are the world’s largest provider of satellite capacity for media services, according to Euroconsult, with a 21% global share. We have delivered television programming to the world since the launch of our first satellite, Early Bird, in 1965. We provide satellite capacity for the transmission of entertainment, news, sports and educational programming for approximately 300 broadcasters, content providers and DTH platform operators worldwide. We have well-established relationships with our media customers, and in some cases have distributed their content on our satellites for over 25 years.

Media customers are our second largest customer set and accounted for 32% of our revenue for the year ended December 31, 2011 and $6.2 billion of our contracted backlog as of September 30, 2012. Our business generated from the media sector is generally characterized by non-cancellable, long-term contracts with terms of up to 15 years with premier customers, including national broadcasters, content providers and distributors, television programmers and DTH platform operators.

Broadcasters, content providers and television programmers seek efficient distribution of their content to make it easily obtainable by affiliates, cable operators and DTH platforms; satellites’ point-to-multipoint capability is difficult to replicate via terrestrial alternatives. Our strong cable distribution neighborhoods offer media customers high penetration of regional and national audiences.

Broadcasters, content providers and television programmers also select us because our global capabilities enable the distribution or retrieval of content to or from virtually any point on earth. For instance, we regularly provide fully integrated global distribution networks for content providers that need to distribute their products across multiple continents. DTH platform operators use our services because of our attractive orbital locations and because the scale and flexibility of our fleet can provide speed to market and lowers their operating risk, as we have multiple satellites serving every region.

We believe that we enjoy a strong reputation for delivering the high network reliability required to serve the demanding media sector.

Our fully integrated satellite, fiber and teleport facilities provide enhanced quality control for programmers. In addition to basic satellite services, we offer bundled, value-added services under our IntelsatOneSM brand that include managed fiber services, digital encoding of video channels and up-linking and down-linking services to and from our satellites and teleport facilities. Our IntelsatOneSM bundled services address programmers’ interests in delivering content to multiple distribution channels, such as television and Internet, and their needs for launching programs to new regions in a cost-efficient manner.

Highlights of our media business include the following:

•

28 of our satellites host premium video neighborhoods, offering programmers superior audience penetration, according to Lyngsat, with nine serving the United States, five serving Europe, six serving Latin America, five serving Asia and three serving Africa and the Middle East;

•

We are a leading provider of capacity used in global content distribution to media customers, according to Euroconsult. Our top 10 video distribution customers buy service on our network across four or more geographic regions, demonstrating the value provided by the global reach of our network;

•

We believe that we are the leading provider of satellite service capacity for the distribution of cable television programming in North America, with thousands of cable headends pointed to our satellites. Our Galaxy 13 satellite provided the first high definition neighborhood in North America, and today, the Galaxy fleet distributes over 200 high definition channels, and we distribute over 480 high definition channels on a global basis. In its 2011 study, NSR forecasted that the number of standard and high definition television channels distributed worldwide for cable, broadcast and DTH is expected to grow at a CAGR of 6.4% from 2012 to 2017;

•

We are a leading provider of satellite services for DTH providers, according to Euroconsult, delivering programming to over 45 million subscribers and supporting more than 30 DTH platforms around the world;

•

We are a leading provider of capacity used in video contribution managed occasional use services, supporting coverage of major events for news and sports organizations, according to Euroconsult. In early 2010, we landed a special events team in Haiti within hours of its tragic earthquake, providing a critical link for broadcast teams reporting on the event. In the eleven days following the event, we uplinked over 500 hours of broadcasts from the disaster zone; and

•	Global C- and Ku-band transponder revenue from video applications is forecasted to grow at an overall CAGR of approximately 4.3% from 2012 to 2017, according to NSR.

Government

We are the leading provider of commercial satellite services to the government sector, according to Frost & Sullivan, with a 26% share of the U.S. military and government use of commercial satellite capacity worldwide. With over 45 years of experience serving this customer set, we have built a reputation as a trusted partner for the provision of highly customized, secure satellite-based solutions. The government sector accounted for 20% of our revenue for the year ended December 31, 2011 and $795.3 million of our contracted backlog as of September 30, 2012. Our satellite capacity business generated from the government sector is generally characterized by single year contracts that are cancellable by the customer upon payment of termination for convenience charges and include annual options to renew for periods of up to four years. The annual renewal rate in our government business has averaged 86% for the last three fiscal years. Our business generated from hosted payloads is generally characterized by contracts with service periods extending up to the 15 year life of the satellite, cancellable upon payment of termination penalties defined by the respective contracts. Our customer base includes many of the leading government communications providers, including U.S. military and allied partners, civilian agencies and commercial customers serving the defense sector. We consider each party within the Department of Defense and other U.S. governmental agencies that has the ability to initiate a purchase requisition and select a contractor to provide services to be a separate customer, although such party may not be the party that awards us the contract for the services.

We attribute our strength in serving military and government users to our global infrastructure of satellites and our IntelsatOneSM network of teleports and fiber that complement the government’s own networks and satellites. Our fleet is flexible and provides global network capacity, resilience and critical surge capabilities, such as for recent missions in the Middle East. For instance, in 2009 we moved two satellites in our fleet to new orbital locations in a matter of months to support special military requirements. The bandwidth available on these satellites was utilized for critical unmanned aerial vehicle missions in the Middle East.

In responding to certain unique customer requirements, we also procure and integrate satellite services provided by other satellite operators, either to supplement our capacity or to obtain capacity in frequencies not available on our fleet, such as L-band, X-band services or ultra high frequency (“UHF”) channels. These off-network services are primarily low risk in nature, with the terms and conditions of the procured capacity and services often on a fixed price basis to recover costs and a predetermined margin, and typically matched to contractual commitments from our customer. We are an attractive supplier to the government sector because of our ability to leverage not only our assets but also other space-based solutions, providing a single contracting source for multiple, integrated technologies.

Highlights of our government business include the following:

•	We are the leading provider of government satellite services in the United States, according to Frost & Sullivan;

•

We are the prime contractor or a leading contractor on a number of multi-year contract vehicles under which multiple branches of the government can order our commercial satellite services, including the Commercial Broadband Satellite Program and the Future COMSATCOM Services Acquisition program;

•

The reliability and scale of our fleet and planned launches of new and replacement satellites allow us to address changing demand for satellite coverage and to provide mission-critical communications capabilities. For instance, our Intelsat 22 satellite hosts a UHF payload under a 15-year agreement with the Australian Defence Force;

•

Our business generated from the government sector is generally characterized by annual contracts with multi-year renewal options, consistent with U.S. government procurement practices. On average, we have been successful in achieving renewal rates in excess of approximately 86% on our government sector business for each of the last three fiscal years. Additionally, some of these programs are utilized to drive greater efficiency and reduce manpower requirements, making them important spending priorities in any government budgetary environment; and

•

The U.S. government and military is one of the largest users of commercial satellites for government/military applications on a global basis. We currently serve approximately 100 U.S. government customers, either directly or indirectly, through resellers and government integrators.

Our leading position with the government sector has allowed us to benefit from a number of recent trends, including:

•

Growth in demand for secure high bandwidth services related to the rapidly increasing use of mobile platforms for gathering and distributing intelligence, surveillance and reconnaissance, such as drones and manned aerial vehicles;

•

Growth in demand for commercial capacity resulting from the cancellation or delay of proprietary government satellite programs, such as the Transformational Satellite Communications Program, due to budgetary pressures;

•

Growth in demand for rapid response managed and turn-key secure communication systems encompassing design, hardware, installation and transmission capacity, often from end-to-end service providers such as Intelsat;

•

Long-term contracts resulting from the use of commercial satellite programs to host proprietary military payloads, providing a shared ride to space and on-going operations for the life of the payload; and

•	According to a study by NSR, global revenue growth from C- and Ku-band services used for government and military applications is expected to grow at a CAGR of 4.6% from 2012 to 2017.

We believe our reputation as a provider of secure solutions, our global fleet, our customer relationships, our ability to provide turn-key services and our demonstrated willingness to reposition or procure capacity to support specific requirements position us to successfully compete for the increasing demand for satellite solutions for military and civilian applications.

Our Competitive Advantages

We were the world’s first commercial satellite operator, with many accomplishments during our 45-year history of industry leadership. We have provided communications capacity for milestone events since our founding in 1964, including transmitting worldwide the video signals of the first moon walk, providing the “hot line” connecting the White House and the Kremlin and transmitting live coverage of every Olympics since 1968. The following competitive advantages characterize our business:

Global Leader

We are the global leader in our sector based upon both revenues and in-service transponders. We operate more satellite capacity, have more satellite capacity under contract, serve more commercial customers and deliver services in more countries than any other commercial satellite operator. We established the commercial satellite sector over 45 years ago and today serve customers in approximately 200 countries and territories. As a result of our leading position, we work with the world’s largest media, telecommunications and governmental organizations, integrating our global network with customers’ communications networks and aligning our capital investments to support customers’ strategic objectives. Our global relationships are often founded on capacity that has been optimized to serve a specific region. We build strong relationships with our customers in their respective domestic markets, then leverage our global capabilities as those customers seek growth in foreign regions. The following charts show the leading firms in our sector by revenues and utilized transponders.

Source: Euroconsult, Satellite Communications & Broadcasting Markets Survey, dated September 2012

(1)	Includes over 30 other operators.
(2)	Revenues for the twelve-month period ending December 31, 2011.

An Exceptional Global Network

We believe that we have one of the largest, most technologically advanced and most flexible commercial communications systems in the world, comprised of a fleet of geosynchronous satellites located in well-placed orbital locations and our suite of IntelsatOneSM managed services, which consists of teleports, points of presence and leased fiber. Our global system features over 50 satellites that cover more than 99% of the world’s populated regions and includes C- and Ku-band satellite capacity. Our skilled engineering and flight operations staff participates in every stage of the life cycle of our satellites, from design and construction through the end of the satellite’s useful life. The reliability of our network is outstanding, delivering 99.999% network availability on station-kept satellites to our customers in 2011. Many of our satellites include non-customized payloads and steerable beams, providing flexibility to our deployment plans. In addition, our fleet is diversified by manufacturer, limiting our exposure to systemic issues that could require early replacement.

As illustrated below, our collection of orbital rights includes numerous well-placed orbital locations for C- and Ku-band spectrum, as well as rights for Ka-band spectrum. As a result, each region of the globe is served by multiple satellites of our fleet. Our orbital rights and flexible fleet allow us to rapidly capitalize on developing business opportunities, for instance, to move existing satellites to new locations in response to customer demand, to improve business continuity and to acquire and integrate existing satellites to respond to customer needs.

Intelsat’s Orbital Rights

Our terrestrial assets consist of teleports, points of presence, shared networking platforms and owned and leased fiber connectivity that complement our satellite network and expand the types of services that we provide to include hybrid satellite-terrestrial end-to-end managed services. Our IntelsatOneSM terrestrial network is based on Cisco IP-MPLS technology, optimized to deliver converging video and IP content and improve the efficiency of our shared media and data platforms. IntelsatOneSM expands our addressable market to include additional elements of our customers’ distribution infrastructures, such as integrated extensions of network backbones for communications services providers and uplinking facilities for content providers, resulting in complex and lasting relationships.

Our customer service center located in Ellenwood, Georgia includes a carrier management center, specialized video operations center, data operations center, and rapid access center. This multilingual facility is responsible for managing the communications services that we provide to our customers and is a single point of contact for customers needing assistance in using our network. We continually invest in our network management tools to provide an improved customer experience, including reduced provisioning times and improved trouble-shooting tools.

We believe our global network, scale, leading collection of orbital rights and hybrid capabilities position us to offer comprehensive solutions and act as system integrator for customers that increasingly seek global, seamless services. See “—Our Network” for a detailed discussion of our infrastructure and our asset management policies.

Diversified Business Serving Blue Chip Customers

Our business is diversified across customers, service offerings and regions, with little revenue concentration by customer, satellite or geography. Our diversity, combined with our flexible transmission services, exposes us to a broad set of commercial opportunities, including supporting the growth strategies of our customers as they expand into new regions. Our blue chip customer base includes leaders in each of our three customer sectors: network services, media and government. We hold the leading position in serving each of our customer sets based upon the number of transponders contracted. Representative blue chip customers and other characteristics of our customer sets are summarized below:

Customer Set	Representative Customers	Year	Annual Revenue(1)		% of 2011 Total Revenue	% of 2011 Backlog(1)	Backlog to 2011 Revenue Multiple
Network Services
	Bharti, France Telecom, MTN Group,	2007		$1,037
	Harris Caprock Communications, Verizon, Vodafone	2008 2009	$ $	1,163 1,245
		2010		$1,248
		2011		$1,218	47%	29%	2.6x

Media
	Discovery Communications, Fox	2007		$801
	Entertainment Group, Home Box Office,	2008		$809
	DIRECTV, The Walt Disney Company,	2009		$781
	Turner Broadcasting Company, Vivendi	2010		$788
		2011		$818	32%	61%	8.0x

Government
	Australian Defence Force, U.S. National	2007		$298
	Oceanic and Atmospheric Administration,	2008		$351
	U.S. Department of Defense, U.S.	2009		$418
	Department of State, U.S. Navy, U.S. Air Force	2010 2011	$ $	483 517	20%	8%	1.7x

(1)	Dollars in millions; backlog as of December 31, 2011.

Our blue chip customer base is diversified across geographies, providing services in multiple regions. Our customers provide additional diversity to our business as we support their growth strategies into new regions. The following chart shows the geographic diversity of our contracted backlog as of December 31, 2011 by region, based upon the billing address of the customer.

Our diversity also reduces our market and operating risk. For the year ended December 31, 2011, no single customer accounted for more than approximately 4% of our revenue.

Leading Position in Emerging Regions

At our inception in the 1960s, we were established to build and operate a global communications infrastructure, and in many cases, our services were the only form of connectivity from emerging, landlocked nations to the rest of the world. As a result, we have unmatched experience in supplying highly reliable communications infrastructure to the developing world. Our services, substantially all of which are U.S. dollar denominated, are used by privatized, state-owned, and entrepreneurial service providers in emerging regions. We believe our leading position in serving emerging regions represents a significant long-term opportunity for us given the rapid evolution and modernization of communications infrastructure in these regions.

We believe we are the sector leader by transponder share in all but two of the geographic regions covered by our network, and our leading positions align to the regions identified by industry analysts as those that either are emerging regions that have the highest growth prospects, such as Africa and Latin America, or that currently purchase the most satellite capacity. The chart below illustrates the forecasted C- and Ku-band growth rates for selected regions and our share and relative position in those regions.

Source Euroconsult, Satellite Communications & Broadcasting Market Survey, Ten Year Outlook, dated September 2012

(1)	Eastern Europe / Russia includes Central Europe and Central Asia; Asia-Pacific includes Southern Asia, North East Asia, South East Asia, China Area and Oceania
(2)	Based on 36 MHz transponder equivalent in-service units as of December 31, 2011 from the most current market survey, which was issued in September 2012; excludes capacity of DTH operators in North America.

The majority of our on-network revenue aligns to emerging regions, based upon the position of our satellites and beams. The following chart shows the breakdown of our on-network revenue by the region in which the service is delivered as of December 31, 2011:

High Visibility on Future Revenues

Our network solutions are a critical component of our customers’ infrastructures. Our network services and media customers enter into long-term contracts with us, resulting in substantial contracted backlog and providing significant near-term revenue visibility as well as a reliable stream of future revenues. Our government customers typically contract for shorter periods, as a result of government procurement practices, but renewal rates have averaged 86% for the last three fiscal years.

As of September 30, 2012, our contracted backlog was approximately $10.8 billion. This backlog represents a 4.2x multiple of our 2011 annual revenue, and had a weighted average life of 5.1 years, demonstrating the long-term visibility of future revenue streams. Furthermore, approximately 96% of our total backlog as of December 31, 2011 related to contracts that were either non-cancellable or cancellable only upon payment of substantial termination fees. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Contracted Backlog” for further information regarding our backlog.

Our revenue stability is supported by strong beginning of year contracted backlog, attractive renewal rates on expiring contracts, and the exercise of the option years prevalent in our government contracts. At the beginning of each of the last three years, the current-year portion of our contracted backlog represented, on average, approximately 80% of that year’s actual revenue. Two other backlog elements, namely usage-based revenues, such as occasional use video, and renewals and amended contracts from existing customers (including the exercise of options on certain of our government contracts), collectively represented, on average, another 14% of that year’s revenue, demonstrating the high renewal rates experienced in our business. On average over the last three years, 7% of each year’s revenue was sourced from completely new business.

Finally, we have a strong track record of converting our contracted backlog into cash. During the last three years, we have converted on average 99% of the current year backlog into revenue. Our bad debt expense averaged 0.2% of revenues for the last three year period.

Efficient Operating and Financial Profile Resulting in Favorable Cash Flow Generation

Our sector requires sizable investment to procure, manufacture and launch satellites. However, once satellites are operational, costs do not vary significantly. This results in significant operating leverage, which we define as an operating environment where fixed costs increase at a rate significantly lower than the rate of revenue increase. Our operating leverage leads to high margins and strong cash flow from operations, a large portion of which cash flow we currently use to service our debt commitments. Features of our efficient operating profile include:

•	Scale economies that result from our ability to spread network operations costs over the largest fixed satellite fleet in the industry;

•	Advantageous relationships with key vendors due to the volume and breadth of our purchasing requirements;

•	A cost-efficient, largely wholesale, business-to-business marketing approach;

•

A fully integrated corporate and operational structure, with a primary satellite operations center for fleet management and regional sales offices located close to our customers. This structure results in our customers having in-region support for determining requirements, while at the same time having a central, single point of contact for global network management;

•	An efficient operating expense profile, with operating expense as a percentage of revenue among the lowest in the industry;

•

An efficient capital expenditure profile, with the lowest capital expenditure as a percentage of revenue over the last 10 years among major providers of comparable satellite services, based upon publicly available data;

•

A stable, efficient and sustainable tax profile for our global business that is largely independent of our leverage level and of short term benefits such as the carry-forward of net operating losses. In 2011, our cash taxes paid represented 0.6% of our revenue; and

•	A long-dated and staggered debt maturity profile and a simplified covenant structure, supported by highly-predictable cash flows.

Our current fleet investment program will be substantially complete in 2012. We believe our efficient operating profile is a strategic advantage that should allow us to capture business growth, while incurring relatively low additional costs, and to increase our cash flows from our operations. Our debt commitments have resulted in high levels of interest expense and this, in combination with our refinancing activities, has historically been a major contributor to the net losses we have reported over the past several years. We believe our capital structure, operating profile and expected growth as we execute our business plan will increase our operating cash flows and reduce our financing costs.

Seasoned Management Team with Track Record of Execution

We are led by a senior management team with broad experience in the telecommunications and satellite industries and functional expertise. Our management team has focused on creative and cost-efficient approaches to asset management and establishing a culture of continuous improvement. Our Chief Executive Officer, David McGlade, joined Intelsat in April 2005. Mr. McGlade was the chief architect of the successful integration of Intelsat with PanAmSat, the largest consolidation in the history of the satellite industry, for which Intelsat was able to deliver significant operating and capital expense synergies. Mr. McGlade has over 25 years of experience in the telecommunications and media industries, including serving as Chief Executive Officer of O2 UK prior to joining Intelsat. Michael McDonnell was appointed our Executive Vice President and Chief Financial Officer in November 2008, after most recently serving as Chief Operating Officer and Executive Vice President, Chief Financial Officer and Treasurer of MCG Capital Corporation. Mr. McDonnell previously served as Executive Vice President and Chief Financial Officer of EchoStar Communications Corporation. Phillip Spector, Executive Vice President, Business Development and General Counsel, joined Intelsat in February 2005, and has over 25 years of experience in the satellite industry. Stephen Spengler, Executive Vice President Sales, Marketing and Strategy and Thierry Guillemin, Senior Vice President and Chief Technical Officer, each have 25 years of industry experience. Michelle Bryan, Senior Vice President Human Resources & Corporate Services, has over 25 years of experience in labor relations.

Our Strategy

We seek revenue growth and increased cash flows by expanding our leading infrastructure business in high growth regions and applications while maintaining our focus on operational discipline. Given our efficient operating structure, we believe our strategies will position us to continue to deliver high operating margins, and to generate strong cash flow and growth as our current fleet investment program is completed. The key components of our strategy include the following:

Focus our core business on attractive and growing broadband, mobility and media applications and innovative government solutions

We are a business-to-business provider of critical communications infrastructure. We intend to leverage our leading position, customer relationships, global network and regional strengths to capture new business opportunities as a result of the following:

Network Services:

•	New broadband connectivity requirements for mobility applications such as aeronautical and maritime applications;

•	The continued expansion of cellular networks and voice and data growth in emerging regions with inadequate infrastructure;

•	The requirement for highly reliable backup to fiber and other terrestrial links for certain geographies; and

•	Growth in multinational enterprise broadband access requirements resulting from globalization.

Media:

•	Programmers and broadcasters seeking new global distribution capabilities to deliver content in new regions;

•	New and expanding DTH platforms in fast growing emerging regions; and

•	Content and format proliferation, such as standard definition and high definition formats, increasing the capacity needs of our programmer customers.

Government:

•	The need for innovative fixed and mobile broadband and turn-key network solutions for in-theatre communications;

•	Rapidly increasing bandwidth requirements resulting from the use of manned and unmanned aerial vehicles; and

•	Hosted payload opportunities as government customers increasingly seek timely and cost efficient access to space, filling capacity gaps by co-locating their space assets on commercial satellites.

Optimize our space-based assets, including orbital locations and spacecraft

We intend to maximize the revenues and returns generated by our assets by managing capacity in a disciplined and efficient manner. Key elements of our strategy include:

•

Relocating bandwidth in order to support customer growth or to capture emerging opportunities. For instance, in 2009 we moved two satellites in our fleet to new orbital locations in a matter of months in order to support special military requirements;

•	Optimizing our space-based assets by creating additional marketable capacity through re-assigning traffic (grooming), repointing steerable beams and relocating satellites; and

•

Allocating capital based on expected returns and market demand, and being disciplined in the selection of the number, size and characteristics of replacement and new satellites to be launched. We do not expect to replace our existing fleet of over 50 satellites on a one-for-one basis.

Given the scale of our fleet, existing customer traffic can be groomed to other satellites in our fleet based upon the customer’s application and the amount of capacity required, which in turn allows us to more efficiently load our transponders and secure larger blocks of capacity for customers with growing, long-term requirements. Furthermore, because many of our satellites have flexible designs, including steerable beams, we can repoint beams to areas of unmet demand, or relocate satellites in order to bring additional capacity to an entire region. Through these various capacity management initiatives, we improve returns on our asset base and maximize the value of our fleet.

Leverage the growth capacity resulting from completion of the current fleet investment program

Our $3.7 billion fleet investment program that began in 2008 will be substantially complete in 2012. Capital investments in our fleet result in enhanced operating characteristics and incremental capacity to fuel future growth. Our program is designed to position the Intelsat satellite network to capitalize on the sector’s best growth opportunities globally, while providing optimal coverage to meet needs across our targeted customer sets. By the conclusion of our current investment program, the characteristics of our refreshed fleet are expected to include:

•

A significant increase in the proportion of high-power, land mass-focused transponders suitable for broadband and video applications, which typically command a higher price, resulting in an opportunity to increase the overall yield on our fleet;

•	Expanded capacity to serve our faster-growth network services and government customers, particularly in emerging regions;

•	Ku-band “mobility beams,” providing highly reliable broadband capability for maritime and aeronautical applications on a global basis;

•	Expanded capacity at our most valuable regional video distribution neighborhoods;

•	Reduced risk of anomalies resulting from the replacement of satellites with known health issues; and

•	A modest increase in the total amount of station-kept transponder capacity after the majority of the remaining satellites in this program have been launched and placed into service in 2013.

Our business will benefit from the current fleet investment program, utilizing the new and enhanced capacity to support our customers’ growth requirements.

Finally, we intend to leverage our frequent satellite launches and collection of orbital rights to address opportunities to supply specialized capabilities for large media companies and government applications. This could include launching and operating satellites with specific regional footprints and capabilities, such as our agreement with DIRECTV Latin America to provide customized capacity for DTH services on two new satellites. With respect to government applications, this could include advanced satellites and space-based services, as well as the ability to integrate hosted payloads with our spacecrafts, providing fast and cost-effective capabilities in space. For instance, we recently integrated a specialized payload for the Australian Defence Force (“ADF”) into our Intelsat 22 satellite, which we launched in 2012.

Incorporate new technology into our core network to capture growth from new applications and evolving customer requirements

Our global scale, diversity, collection of spectrum rights, technical expertise in procuring and designing satellites and fully integrated hybrid network form a strategic platform that positions us to identify and capitalize on new opportunities in satellite services.

Our fleet is large and diversified by coverage, manufacturer and age. As satellites reach the end of their service lives, we have an ongoing opportunity to refresh the technology we use to serve our customers, resulting in flexibility to address new opportunities as they are identified. For instance, we plan to incorporate high throughput spot beam technology into two replacement satellites that will be part of our Intelsat EPICNG satellite platform, which will serve the Indian Ocean and Atlantic Ocean regions in the future, providing higher throughput for our infrastructure and mobility customers. Subsequent to the introduction of the Intelsat EPICNG platform in June 2012, we announced three long-term contracts totaling nearly $500 million in contracted backlog with leading service providers delivering maritime and aeronautical broadband solutions. Our newer assets, including our enhanced terrestrial network, IntelsatOneSM, are used to address current market requirements, allowing older assets to be redeployed to serve legacy customer applications still efficiently served by those assets.

As a result, we believe that we are well positioned to accommodate new business models as they are adopted by our customers. We expect to benefit from the general trend towards IP-based networking and distribution, including growing use of new media formats and compression techniques, as well as infrastructure applications in emerging regions.

We believe that new satellite technologies, including high throughput satellites such as our Intelsat EPICNG platform, could significantly improve the performance of our network and thereby decrease our cost per bit delivered, improving our competitiveness with existing applications and increasing the value we can provide to customers. These improvements will also allow us to expand our addressable market into new fixed and mobile broadband applications. We are including these satellites in our mid-term fleet planning, allowing us to cost effectively increase our inventory and potentially allowing us to reduce the number of core satellite roles, thus enhancing capital expense efficiency.

We are also investing in enhanced technology that is incorporated in our terrestrial network to deliver converging video and IP content, thus expanding the services we provide to the media and telecommunications industries. We intend to continue to implement compression technologies into our ground network to reduce the bandwidth necessary for network service applications, increasing our customers’ efficiency and expanding our market potential, particularly in emerging regions.

Drive innovation through creative acquisitions and new business models

Our record of capitalizing on strategic growth opportunities through targeted acquisitions is well established. In addition, we have demonstrated our ability to integrate acquisitions efficiently and quickly, due to our scale and our centralized satellite operations philosophy. In 2006, we completed the largest acquisition in the history of the satellite sector with our $6.4 billion acquisition of PanAmSat.

In recent years, we have completed other, smaller transactions or partnerships involving single satellites with entities in diverse regions, such as JSAT in Asia, Telenor Inma AS (“Telenor”) in Europe and Convergence Partners in Africa. In 2009, we acquired ProtoStar 1 and relocated it from Asia to the higher growth African region.

We have also been a leader in hosting payloads for government organizations, as noted by the Wall Street Journal. For instance, in 2009 the ADF contracted with us to integrate a UHF communications payload into our Intelsat 22 satellite, which launched in March 2012. We will operate the payload for the ADF for a span of 15 years, providing us with a long-term stream of revenues and our customer with fast and cost-efficient space-based communications.

Going forward, we will consider select acquisitions of complementary businesses or technologies that enhance our product and geographic portfolio and can benefit from our scale, scope and status as a global leader.

Sales, Marketing and Distribution Channels

Our company tagline, “Closer, by far,” describes the close working relationship we strive to build with our customers. Our primary sales and marketing operations are located in the United Kingdom and the United States. In addition, we have established local sales and marketing support offices in the following countries around the world:

• Australia	• Japan

• Brazil	• Mexico

• China	• Singapore

• France	• South Africa

• Germany	• United Arab Emirates

• India	• United States

By establishing local offices closer to our customers and staffing those offices with experienced personnel, we believe that we are able to provide flexible and responsive service and technical support to our customers. Our sales and marketing organization reflects our corporate focus on our three principal customer sets of network services, media and government. Our sales team includes technical marketing and sales engineering application expertise and a sales approach focused on creating integrated solutions for our customers’ communications requirements.

We use a range of direct and wholesale distribution methods to sell our services, depending upon the region, applicable regulatory requirements and customer application.

Our Network

Our global network is comprised of over 50 satellites and ground facilities, including teleports and leased fiber that support our commercial services and the operation and control of our satellites.

Our customers depend on our global communications network and our operational and engineering leadership. Highlights of our network include:

•	Prime orbital locations, reflecting a valuable portfolio of coordinated fixed satellite spectrum rights;

•	Highly reliable services, including network availability of 99.999% on station-kept satellites for the year ended December 31, 2011;

•	Flexibility to relocate satellites to other orbital locations as we manage fleet replacement, demand patterns change or in response to new customer requirements;

•	Design features and steerable beams on many of our satellites that enable us to reconfigure capacity to provide different areas of coverage; and

•	Resilience, with multiple satellites serving each region, allowing for improved restoration alternatives should a satellite anomaly occur.

As we design our new satellites, we work closely with our strategic customers to incorporate technology and geographic service coverage that provides them with a cost-effective platform for their respective requirements.

The table below provides a summary of our satellite fleet as of September 30, 2012.

Satellite	Manufacturer	Orbital Location	Launch Date	Estimated End of Service Life(1)
Station Kept in Primary Orbital Role(2):
Intelsat 707(3)	SS/L(4)	307°E	Mar-96	Nov-12
Intelsat 805	LMC(5)	304.5°E	Jun-98	Nov-17
Intelsat 901	SS/L	342°E	Jun-01	Dec-18
Intelsat 902	SS/L	62°E	Aug-01	Aug-19
Intelsat 904	SS/L	60°E	Feb-02	Jun-19
Intelsat 903	SS/L	325.5°E	Mar-02	Sep-18
Intelsat 905	SS/L	335.5°E	Jun-02	Jun-20
Galaxy 3C	BSS	95.05°W	Jun-02	Sep-20
Intelsat 906	SS/L	64.15°E	Sep-02	Sep-20
Intelsat 907	SS/L	332.5°E	Feb-03	Feb-21
Galaxy 23(8)	SS/L	121°W	Aug-03	Aug-21
Galaxy 13/Horizons-1(9)	BSS	127°W	Sep-03	Dec-18
Intelsat 10-02(1)	EADS Astrium	359°E	Jun-04	Apr-21
Galaxy 28	SS/L	89°W	Jun-05	Oct-22
Galaxy 14	ORB(11)	125°W	Aug-05	Feb-21
Galaxy 15	ORB	133°W	Oct-05	Oct-23
Galaxy 16	SS/L	99°W	Jun-06	Jun-24
Galaxy 17	Thales(12)	91°W	May-07	Feb-24
Intelsat 11	ORB	317°E	Oct-07	Aug-22
Horizons-2(13)	ORB	84.85°E	Dec-07	Nov-24
Galaxy 18	SS/L	123°W	May-08	May-24
Intelsat 25	SS/L	328.5°E	Jul-08	Jul-24
Galaxy 19	SS/L	97°W	Sep-08	Sep-24
Intelsat 14	SS/L	315°E	Nov-09	Nov-25
Intelsat 15	ORB	85.15°E	Nov-09	Nov-25
Intelsat 16	ORB	301.9°E	Feb-10	Feb-26
Intelsat 17	SS/L	66°E	Nov-10	May-26
New Dawn(14)	ORB	32.8°E	Apr-11	Dec-24
Intelsat 18	ORB	180°E	Oct-11	Oct-27
Intelsat 22	BSS	72.1°E	Mar-12	Mar-28
Intelsat 19	SS/L	166°E	Jun-12	Mar-28
Intelsat 20	SS/L	68.5°E	Aug-12	Aug-27
Intelsat 21	BSS	302°E	Aug-12	Aug-28
Station Kept Satellites, Redeployed(15):
Galaxy 25	SS/L	93.1°W	May-97	Dec-17
Intelsat 7(6)	SS/L	68.65°E	Sep-98	Mar-16
Intelsat 8	SS/L	169°E	Nov-98	May-19
Galaxy 26	SS/L	50°E	Feb-99	Dec-17
Galaxy 27	SS/L	45.1°E	Sep-99	Apr-14
Galaxy 11	BSS(7)	304.5°E	Dec-99	Jun-19
Intelsat 12	SS/L	45°E	Oct-00	Mar-17
Intelsat 1R	BSS	310°E	Nov-00	Sep-17
Intelsat 10(6)	BSS	68.5°E	May-01	Oct-15
Galaxy 12	ORB	129°W	Apr-03	Dec-17
Inclined Orbit:
Leasat F5(16)	BSS	72°E	Jan-90	Aug-15
Intelsat 603	BSS	11.5°E	Mar-90	Apr-13
Intelsat 701	SS/L	157°E	Oct-93	Oct-20
Intelsat 702	SS/L	47.5°E	Jun-94	Nov-20
Intelsat 706	SS/L	Drifting	May95	Aug-16
Intelsat 709	SS/L	Drifting	Jun-96	Feb-14
Intelsat 26	BSS	50.3°E	Feb-97	Dec-14
Intelsat 801	LMC	330.5°E	Mar-97	Nov-13
Intelsat 5	BSS	169°E	Aug-97	Dec-20
Intelsat 9(17)	BSS	302°E	Jul-00	May-13

(1)	Engineering estimates of the service life as of September 30, 2012, as determined by remaining fuel levels, consumption rates and other considerations (including power) and assuming no relocation of the satellite.
(2)	Primary orbital roles are those that are populated with station-kept satellites, generally, but not always, in their initial service positions, and where our general expectation is to provide continuity of service over the long-term.
(3)	In December 2012, Intelsat 707 was replaced by Intelsat 23, which was launched in October 2012.
(4)	Space Systems/Loral, Inc.
(5)	Lockheed Martin Corporation.
(6)	Intelsat 20 entered service in September 2012 when we began traffic transition from Intelsat 7 and Intelsat 10. All transitions are expected to be fully complete in the fourth quarter of 2012 along with the redeployment of both satellites.
(7)	Boeing Satellite Systems, Inc., formerly Hughes Aircraft Company.
(8)	EchoStar Communications Corporation owns all of this satellite’s Ku-band transponders and a portion of the common elements of the satellite.
(9)	Horizons Holdings, our joint venture with JSAT, owns and operates the Ku-band payload on this satellite. We are the exclusive owner of the C-band payload.
(10)	Telenor owns 18 Ku-band transponders (measured in equivalent 36 MHz transponders) on this satellite.
(11)	Orbital Sciences Corporation.
(12)	Thales Alenia Space.
(13)	Horizons Holdings owns the payload on this satellite and we operate the payload for the joint venture.
(14)	New Dawn was re-named Intelsat 28 in October 2012.
(15)	Certain of our orbital roles are populated with satellites that generally, but not always, have been redeployed from their primary orbital role but still have significant remaining station-kept life.
(16)	Leasat F5 provides services in the X-band and UHF-band frequencies for military applications.
(17)	In November 2012, Intelsat 9 was replaced by Intelsat 21, which was launched in August 2012.

Satellite Systems

There are three primary types of commercial communications satellite systems: low-earth orbit systems, medium-earth orbit systems and geosynchronous systems. All of our satellites are geosynchronous satellites and are located approximately 22,300 miles, or 35,700 kilometers, above the equator.

A geosynchronous satellite is referred to as geostationary, or station-kept, when it is operated within an assigned orbital control, or station-keeping box, which is defined by a specific range of latitudes and longitudes. Geostationary satellites revolve around the earth with a speed that corresponds to that of the earth’s rotation and appear to remain above a fixed point on the earth’s surface at all times. These satellites can receive radio frequency communications from an origination point, relay those signals over great distances and distribute those signals to a single receiver or multiple receivers within the coverage areas of the satellites’ transmission beams. Geosynchronous satellites relay signals using various parts of the radio frequency spectrum. The spectrum available for use at each orbital location includes the following frequency bands in which most commercial satellite services are offered today:

•	C-band—low power, broad beams requiring use of relatively larger antennae, valued as spectrum least susceptible to transmission impairments such as rain;

•	Ku-band—high power, narrow to medium size beams facilitating use of smaller antennae favored by businesses, but somewhat less reliable due to weather-related impairments; and

•

Ka-band—very high power, very narrow beams facilitating use of very small transmit/receive antennae, but less reliable due to high weather-related transmission impairments. The Ka-band is utilized for various applications, including broadband services.

Substantially all of the station-kept satellites in our fleet are designed to provide capacity using the C- and/or Ku-bands of this spectrum.

Geosynchronous satellites that are not in a station-kept orbit are referred to as inclined orbit. The daily north south motion of a satellite in inclined orbit exceeds the specified range of latitudes of its assigned station-keeping box, and the satellite appears to oscillate slowly, moving above and below the equator every day. An operator will typically operate a satellite in inclined orbit toward the end of its service life because the operator is able to save significant amounts of fuel by not controlling the north-south position of the satellite and is thereby able to substantially extend the service life of the satellite. The types of services and customers that can access an inclined orbit satellite have traditionally been limited due to the movement of the satellite relative to a fixed ground antenna, however, recent technology innovations now allow the use of inclined orbit capacity for certain applications. As a result, we anticipate demand for inclined orbit capacity may increase over the next few years if these applications are successfully introduced. As of September 30, 2012, ten of our satellites were operating in an inclined orbit, with most continuing to earn revenue beyond our original estimated life for each of these satellites.

In-Orbit Satellites

We believe that our strong operational performance is due primarily to our satellite procurement and operations philosophy. Our operations and engineering staff is involved from the design through the decommissioning of each satellite that we procure. Our staff works at the manufacturers’ and launchers’ sites to monitor progress, allowing us to maintain close technical collaboration with our contractors during the process of designing, manufacturing and launching a satellite. We continue our engineering involvement throughout the operating lifetime of each satellite. Extensive monitoring of earth station operations and around-the-clock satellite control and network operations support ensure our consistent operational quality, as well as timely corrections when problems occur. In addition, we have in place contingency plans for technical problems that may occur during the lifetime of a satellite.

These features also contribute to the resilience of our network, which enables us to ensure the continuity of service that is important for our customers and to retain revenue in the event that we need to move customers to alternative capacity. The design flexibility of some of our satellites enables us to meet customer demand and respond to changing market conditions.

As of September 30, 2012, our in-orbit fleet of satellites had approximately 1,250 and 900 36-MHz equivalent transponders available for transmitting in the C-band and the Ku-band, respectively. These totals measure transponders on station-kept satellites. The average system fill factor for our satellites, which represents the percentage of our total available transponder capacity that is in use or that is reserved at a given time (including guaranteed reservations for service), was 80%, 79%, 77% and 77% in the quarters ended December 31, 2011, March 31, 2012, June 30, 2012 and September 30, 2012, respectively. The decline in average system fill factor over this period is primarily related to a net decline of in-use transponders related to the release of restoration capacity following the resolution of an anomaly, and the non-renewal and terminations of certain services, partially offset by new and expanded customer services. Total available capacity increased slightly over this period as a result of new satellite launches, offset by satellites deorbited.

The design life of a satellite is the length of time that the satellite’s hardware is designed by the manufacturer to remain operational under normal operating conditions. In contrast, a satellite’s orbital maneuver life is the length of time the satellite has enough fuel to remain operational. A satellite’s service life is based upon fuel levels and other considerations, including power. Satellites launched in the recent past are generally expected to remain in service for the lesser of maneuver life or 16 years. Satellites typically have enough fuel to maintain between 16 and 18 years of station-kept operations. The average remaining service life of our satellites was approximately 8.7 years as of September 30, 2012.

Planned Satellites

As of September 30, 2012, we had orders for the following five satellites, of which three are replacement satellites. Generally, these satellites are being built over a period of three years. In the following table, a replacement satellite refers to a new satellite to be located in a position currently occupied by a primary orbital role satellite.

Satellite	Manufacturer	Role	Earliest Expected Launch Date	Actual or Expected Launch Provider
IS-23	Orbital	Replacement satellite for IS-707 located at 307°E	Launched October 2012	ILS
IS-27	Boeing	Replacement satellite for IS-805 and Galaxy II located at 304.5°E	Q1 2013	Sea Launch
IS-30	SS/L	New satellite serving Latin America to be located at 95°W	Q3 2014	Arianespace
IS-31	SS/L	New satellite serving Latin America to be located at 95°W	Q3 2015	Undetermined
IS-29e	Boeing	Next generation satellite offering high-throughput, open-architecture platform	Q4 2015	Undetermined

In addition to these planned satellites, we are finalizing the design of Intelsat 33e as part of our mid-term fleet planning. Intelsat 33e will be part of our Intelsat EPICNG high-throughput, open-architecture platform.

Future Satellites

We would expect to replace other existing satellites, as necessary, with satellites that meet customer needs and that have a compelling economic rationale. We periodically conduct evaluations to determine the current and projected strategic and economic value of our existing and any planned satellites and to guide us in redeploying satellite resources as appropriate.

Network Operations and Current Ground Facilities

We control and operate each of our satellites and manage the communications services for which each satellite is used from the time of its initial deployment through the end of its operational life, and we believe that our technical skill in performing these critical operations differentiates us from our competition. We provide most of these services from our satellite operations centers in Washington, D.C. and Long Beach, California and our customer service center in Ellenwood, Georgia. In the event of a natural disaster or other situation disabling one of the facilities, each satellite operations center has the functional ability to provide instantaneous restoration of services on behalf of the other, demonstrating the efficiency and effectiveness of our network.

Utilizing state-of-the-art satellite command and control hardware and software, our satellite operations centers analyze telemetry from our satellites in order to monitor their status and track their location. Our skill in flying satellites is demonstrated by the number of satellite operators who have selected Intelsat to operate their satellites. We currently operate 25 satellites belonging to five third-party satellite operators. We provide command and control services for monitoring, operation and control of such third-party satellites. Services include performing satellite telemetry, command and ranging operations; performing station-keeping and orbit adjustments; performing necessary satellite bus health and safety operations; and maintaining the ground control systems.

Our satellite operations centers use a network of ground facilities to perform their functions. This network includes 15 earth stations that provide TT&C services for our satellites and various other earth stations worldwide. Through our ground facilities, we constantly monitor signal quality, protect bandwidth from piracy or other interference and maintain customer installed equipment.

Our customer service center located in Ellenwood, Georgia includes a carrier management center, specialized video operations center, data operations center and rapid access center. This facility is responsible for managing the communications services that we provide to our customers and is the first point of contact for customers needing assistance in using our network. We also maintain a back-up operations facility and data center a relatively short distance from our Washington, D.C. facility in Hagerstown, Maryland. This facility provides back-up emergency operational services in the event that our Ellenwood, Georgia customer service center experiences an interruption.

Our fully integrated IntelsatOneSM terrestrial network complements our satellite network. Our network includes teleport, leased fiber and network performance monitoring systems and enables us to provide end-to-end managed solutions to our customers. In addition to leased fiber connecting high-density routes, our ground network also features shared data platforms and strategically located points of presence, which are drop-off points for our customers’ traffic that are close to major interconnection hubs for telecommunications applications, video transmissions and trunking to the Internet backbone. Our terrestrial network is an all IP network environment that results in improved ground support of high bandwidth applications such as HD video. The CISCO-based network architecture allows us to merge our media and network services terrestrial network infrastructures, resulting in reduced costs, and provides opportunities for generating additional revenue from existing and new customers by bundling combinations of media and network services products that can be offered through a single access circuit into our network.

Capacity Sparing and Backup and General Satellite Risk Management

As part of our satellite risk management, we continually evaluate, and design plans to mitigate, the areas of greatest risk within our fleet, especially for those satellites with known technical risks. We believe that the availability of spare transponder services capacity, together with the overlapping coverage areas of our satellites and flexible satellite design features described in “—Satellite Systems” above, are important aspects of our ability to provide reliable service to our customers. In addition, these factors could help us to mitigate the financial impact to our operations attributable to the occurrence of a major satellite anomaly, including the loss of a satellite. Although we do not maintain backup for all of our transponder services operating capacity, we maintain some form of backup capacity for each satellite designated as being in primary operating service. Our restoration backup capacity may include any one or more of the following:

•	designated reserve transponders on the satellite or other on-board backup systems or designed-in redundancies;

•	an in-orbit spare satellite; or

•	interim restoration capacity on other satellites.

In addition, we provide some capacity on a preemptible basis and could preempt the use of this capacity to provide backup capacity in the event of a loss of a satellite.

We typically obtain launch insurance for our satellites at the time of launch and will decide whether or not to obtain such insurance taking into consideration launch insurance rates, terms of available coverage and alternative risk management strategies, including the availability of backup satellites and transponders in the event of a launch failure. Launch insurance coverage is typically in an amount equal to the fully capitalized cost of the satellite, which generally includes the construction costs, the portion of the insurance premium related to launch, the cost of the launch services and capitalized interest (but may exclude any unpaid incentive payments to the manufacturer).

As of September 30, 2012, six of the satellites in our fleet were covered by in-orbit insurance. In-orbit insurance coverage may initially be for an amount comparable to launch insurance levels, generally decreases over time and is typically based on the declining book value of the satellite. We do not currently insure against lost revenue in the event of a total or partial loss of a satellite.

One of the six insured satellites, Galaxy 13/Horizons-1, was covered by an insurance policy with substantial exclusions or exceptions to coverage for failures of specific components identified by the underwriters as at risk for possible failure, primarily related to XIPS related anomalies (“Significant Exclusion Policies”). The Significant Exclusion Policies reduce the probability of an insurance recovery in the event of a loss on this satellite.

Satellite Health and Technology

Our satellite fleet is diversified by manufacturer and satellite type and is generally healthy, with 99.999% availability of station-kept satellite capacity during the year ended December 31, 2011. We have experienced some technical problems with our current fleet but have been able to minimize the impact of these problems on our customers, our operations and our business in recent years. Many of these problems have been component failures and anomalies that have had little long-term impact to date on the overall transponder availability in our satellite fleet. All of our satellites have been designed to accommodate an anticipated rate of equipment failures with adequate redundancy to meet or exceed their orbital design lives, and to date, this redundancy design scheme has proven effective. After each anomaly we have generally restored services for our customers on the affected satellite, provided alternative capacity on other satellites in our fleet or provided capacity that we purchased from other satellite operators.

Significant Anomalies

On November 28, 2004, our Galaxy 27 satellite experienced a sudden anomaly in its north electrical distribution system which resulted in the loss of control of the satellite and the interruption of customer services on the satellite. Galaxy 27 is a FS 1300 series satellite manufactured by SS/L. Our engineers were able to regain command and control of Galaxy 27, and it was placed back in service, with reduced payload capacity, following operational testing. We have determined that the north electrical distribution system on Galaxy 27 and the communications capacity associated with it are not operational, and the satellite has lost redundancy in nearly all of its components. As a result, Galaxy 27 faces an increased risk of loss in the future. As of September 30, 2012, a substantial subset of Galaxy 27’s transponders, which are all powered by the south electrical distribution system, have been tested, are performing normally and are available for service to our customers. Some of these transponders are currently being used by our customers.

On January 14, 2005, our IS-804 satellite experienced a sudden and unexpected electrical power system anomaly that resulted in the total loss of the satellite. IS-804 was a Lockheed Martin 7000 series (the “LM 7000 series”) satellite, and, as of September 30, 2012, we operated two other satellites in the LM 7000 series, IS-801 and IS-805. Of these two satellites, only IS-805 remains in a primary orbital role. Based on the report of the failure review board that we established with Lockheed Martin Corporation, we believe that the IS-804 failure was not likely to have been caused by an IS-804-specific workmanship or hardware element, but was most likely caused by a high current event in the battery circuitry triggered by an electrostatic discharge that propagated to cause the sudden failure of the high voltage power system. We therefore believe that although this risk exists for our other LM 7000 series satellites, the risk of any individual satellite having a similar anomaly is low.

On September 21, 2006, our IS-802 satellite, which was also a LM 7000 series satellite, experienced a reduction of electrical power capability that resulted in a degraded capability of the satellite. A substantial subset of transponders on IS-802 was subsequently reactivated and operated normally until the end of its service life in September 2010, when it was decommissioned. The anomaly review board that we established with Lockheed Martin Corporation to investigate the cause of the anomaly concluded that the IS-802 anomaly was most likely caused by an electrical short internal to the solar array harness located on the south solar array boom. The anomaly review board found that this anomaly was significantly different from previous LM 7000 series spacecraft failures and was the first failure of this type on a solar array of the LM 7000 series. We therefore believe that although this risk exists for our other LM 7000 series satellites, the risk of any individual satellite having a similar anomaly is low.

On June 29, 2008, our Galaxy 26 satellite experienced a sudden and unexpected electrical distribution anomaly causing the loss of a substantial portion of the satellite power generating capability and resulting in the interruption of some of the customer services on the satellite. Galaxy 26 is a FS 1300 series satellite. Certain transponders continue to operate normally. However, the anomaly resulted in a reduction to the estimated remaining useful life of the satellite.

With respect to both the Galaxy 27 and Galaxy 26 anomalies, the failure review boards that we established with SS/L identified the likely root cause of the anomalies as a design flaw which is affected by a number of parameters and in some extreme cases can result in an electrical system anomaly. The design flaw also exists on IS-8. This satellite has been in service since November 1998 and has not experienced an electrical system anomaly. Along with the manufacturer, we continually monitor this problem. Traffic on IS-8 was transferred to IS-19, which entered into service in August 2012.

On April 5, 2010, our Galaxy 15 satellite experienced an anomaly resulting in our inability to command the satellite. We transitioned all media traffic on this satellite to our Galaxy 12 satellite, which was our designated in-orbit spare satellite for the North America region. Galaxy 15 is a Star-2 satellite manufactured by Orbital Sciences Corporation. On December 23, 2010, we recovered command of the spacecraft and we began diagnostic testing and uploading of software updates that protect against future anomalies of this type. Galaxy 15 was drifted to an interim orbital location where we concluded our in-orbit testing to confirm the functionality of every aspect of the spacecraft, a critical phase that our satellite engineering and operations team was managing. In February 2011, Galaxy 15 initiated a drift to 133.1°W and returned to service, initially as an in-orbit spare. In October 2011, media traffic was transferred from Galaxy 12 back to Galaxy 15, and Galaxy 15 resumed normal service.

On April 22, 2011, the Intelsat New Dawn satellite was launched into orbit. Subsequent to the launch, the satellite experienced an anomaly during the deployment of its west antenna reflector, which controls communications in the C-band frequency. The anomaly had not been experienced previously on other STAR satellites manufactured by Orbital Sciences Corporation, including those in the Intelsat fleet. The Ku-band antenna reflector deployed and that portion of the satellite is operating as planned, entering service in June 2011. A failure review board was established to determine the cause of the anomaly. The failure review board completed its investigation in July 2011 and concluded that the deployment anomaly of the C-band reflector was most likely due to a malfunction of the reflector sunshield. As a result, the sunshield interfered with the ejection release mechanism, and prevented the deployment of the C-band antenna. The New Dawn failure review board also recommended corrective actions for Orbital Sciences Corporation satellites not yet launched to prevent reoccurrence of the anomaly. Appropriate corrective actions were implemented on Intelsat 18, which was successfully launched on October 5, 2011, and on Intelsat 23, which was launched in October 2012. Intelsat 23 has successfully completed in-orbit testing.

Other Anomalies

We have also identified three other types of common anomalies among the satellite models in our fleet, which have had an operational impact in the past and could, if they materialize, have an impact in the future. These are:

•	failure of the SCP in Boeing 601 (“BSS 601”) satellites;

•	failure of the on-board XIPS used to maintain the in-orbit position of Boeing 601 High Power Series (“BSS 601 HP”) satellites; and

•	accelerated solar array degradation in early Boeing 702 (“BSS 702”) satellites.

SCP Failures. Many of our satellites use an on-board SCP to provide automatic on-board control of many operational functions. SCPs are a critical component in the operation of such satellites. Each such satellite has a backup SCP, which is available in the event of a failure of the primary SCP. Certain BSS 601 satellites have experienced SCP failures. The risk of SCP failure appears to decline as these satellites age.

On February 1, 2010 our IS-4 satellite experienced an anomaly of its backup SCP which caused this satellite to be deemed unrecoverable. Launched in 1995, IS-4 was expected to reach its end of service life later in 2010. IS-4 had previously experienced the failure of its primary SCP and was operating on its backup SCP.

As of September 30, 2012, we operated one BSS 601 satellite, IS-26. This satellite has been identified as having heightened susceptibility to the SCP problem. IS-26 has been in continuous operation since 1997. Both primary and backup SCPs on this satellite are monitored regularly and remain fully functional. Accordingly, we believe it is unlikely that additional SCP failures will occur; however, should they occur, we do not anticipate an interruption in business or early replacement of this satellite as a result.

BSS 601 HP XIPS. The BSS 601 HP satellite uses XIPS as its primary propulsion system. There are two separate XIPS on each BSS 601 HP, each one of which is capable of maintaining the satellite in its orbital position. The satellite also has a completely independent bi-propellant propulsion system as a backup to the XIPS. As a result, the failure of a XIPS on a BSS 601 HP typically would have no effect on the satellite’s performance or its operating life. However, the failure of both XIPS would require the use of the backup bi-propellant propulsion system, which could result in a shorter operating life for the satellite depending on the amount of bi-propellant fuel remaining. XIPS failures do not typically result in a catastrophic failure of the satellite or affect the communications capability of the satellite.

As of September 30, 2012, we operated four BSS 601 HP satellites, IS-5, IS-9, IS-10 and Galaxy 13/Horizons-1. Galaxy 13/Horizons-1 continues to have both XIPS available as its primary propulsion system. IS-5, IS-9 and IS-10 have all experienced a failure of both XIPS and are operating on their backup bi-propellant systems. IS-5 has been replaced by IS-8, and IS-9 and IS-10 were replaced by IS-21 and IS-20, respectively, in 2012. Our BSS 601 HP satellites had available bi-propellant fuel for a range of approximately one to eight years from September 30, 2012. No assurance can be given that we will not have further XIPS failures that result in shortened satellite lives. We have decommissioned three satellites that had experienced failure of both XIPS. IS-6B was replaced by IS-11 during the first quarter of 2008, Galaxy 10R was replaced by Galaxy 18 during the second quarter of 2008, and Galaxy 4R was decommissioned in March 2009.

BSS 702 Solar Arrays. All of our satellites have solar arrays that power their operating systems and transponders and recharge the batteries used when solar power is not available. Solar array performance typically degrades over time in a predictable manner. Additional power margins and other operational flexibility are designed into satellites to allow for such degradation without loss of performance or operating life. Certain BSS 702 satellites have experienced greater than anticipated degradation of their solar arrays resulting from the design of the solar arrays. Such degradation, if continued, results in a shortened operating life of a satellite or the need to reduce the use of the communications payload.

As of September 30, 2012, we operated three BSS 702 satellites, two of which are affected by accelerated solar array degradation, Galaxy 11 and IS-1R. Service to customers has not been affected, and we expect that both of these satellites will continue to serve customers until we replace or supplement them with new satellites. Along with the manufacturer, we continually monitor the problem to determine its cause and its expected effect. Due to this continued degradation, Galaxy 11’s estimated end of service life is April 2015 and IS-1R’s estimated end of service life is February 2016. Galaxy 11 is currently operating in a primary orbital role, and IS-1R was redeployed. The third BSS 702 satellite that we operated as of September 30, 2012, Galaxy 3C, was launched after the solar array anomaly was identified, and it has a substantially different solar array design intended to eliminate the problem. This satellite has been in service since September 2002 and has not experienced similar degradation problems.

On June 1, 2012, our IS-19 satellite was launched into orbit. During launch operations, our IS-19 satellite experienced damage to its south solar array. Although both solar arrays are deployed, the power available to the satellite is less than is required to operate 100% of the payload capacity. Failure review boards were established to determine the cause of the anomaly. A final conclusion has not been reached; however, the investigation has converged on two very likely contributing factors to the anomaly that can be eliminated in future manufacturing, and the launch vehicle appears not to have been a contributing factor. In-orbit testing on our IS-19 satellite is complete and the satellite entered into service in August 2012 at the 166° east longitude orbital location. We have filed a partial loss claim with our insurers relating to the damage to the south solar array.

Competition

We compete in the communications market for the provision of video, data and voice connectivity worldwide. Communications services are provided using various communications technologies, including satellite networks, which provide services as a substitute for, or as a complement to, the capabilities of terrestrial networks. We also face competition from suppliers of terrestrial communications capacity.

We operate at a global scale. Our competition includes providers of fixed satellite services of varying size. We compete with other satellite operators for both point-to-multipoint and point-to-point services.

We also compete with providers of terrestrial fiber optic cable capacity on certain routes and networks, principally for point-to-point services. As a result, we have been experiencing, and expect to continue to experience, a decline in certain of our revenues due to the build-out of fiber optic cable capacity. However, we believe that satellites have advantages over fiber optic cables in certain regions and for certain applications. The primary use of fiber optic cable is carrying high-volume communications traffic from point to point, and fiber capacity is available at substantially lower prices than satellite capacity once operational. Consequently, the growth in fiber optic cable capacity has led voice, data and video contribution customers that require service between major city hubs to migrate from satellite to fiber optic cable. However, satellite capacity remains competitive for signals that need to be transmitted beyond the main termination points of fiber optic cable, for point-to-multipoint transmissions, such as for video broadcast, and for signals seeking to bypass congested terrestrial networks. Satellite capacity is also competitive in parts of the world where providing fiber optic cable capacity is not yet cost-effective, reliable or is physically not feasible. We believe that in those applications and regions where we do compete with fiber optic cable companies, the basis for competition is primarily price. See “—Our Sector” for a description of the FSS sector generally and the advantages of satellite communications.

We also face competition from resellers of satellite and fiber capacity. Resellers purchase FSS or fiber capacity from current or future providers and then resell the capacity to their customers.

Regulation

As an operator of a privately owned global satellite system, we are subject to U.S. government regulation, regulation by foreign national telecommunications authorities and the International Telecommunication Union frequency coordination process and regulations.

U.S. Government Regulation

FCC Regulation. Almost all of the satellites in our current constellation are licensed and regulated by the FCC. We have final or temporary FCC authorization for all of our U.S.-licensed operating satellites. The special temporary authorizations (“STAs”) in effect relating to our satellites cover various time periods, and thus the number held at any given time varies. In some cases, we have sought STAs because we needed temporary operational authority while we are awaiting grant of identical permanent authority. In others, we sought STAs because the activity was temporary in nature, and thus no permanent authority was needed. Historically we have been able to obtain the STAs that we have needed on a timely basis. In addition, based on the current launch schedule through the end of 2012, we need final FCC licenses for two new satellites. The license for one of these satellites has been granted, and an application for the other satellite has been filed. It is not uncommon for licenses for new satellites to be granted just prior to launch, and we expect to receive such licenses for all planned satellites. FCC satellite licenses have a fifteen-year term. At the end of a license term, we can request an extension to continue operating a satellite. In addition, our FCC satellite licenses that relate to use of those orbital locations and associated frequencies that were transferred to the United States at the time of our privatization in July 2001 are conditioned on our remaining a signatory to the Public Services Agreement with the International Telecommunications Satellite Organization described below under “—Our History—The Privatization.” Furthermore, any transfer of these licenses by us to a third party or a successor-in-interest is only permitted if such third party or successor-in-interest has undertaken to perform our obligations under the Public Services Agreement. Some of our authorizations contain waivers of technical regulations. Many of our technical waivers were required when our satellites were initially licensed by the United States at privatization in 2001 because, as satellites previously operated by an intergovernmental entity, they had not been built in compliance with certain U.S. regulations. Since privatization, several replacement satellites for satellites licensed at privatization also have needed technical waivers as they are technically similar to the satellites they are replacing.

Changes to our satellite system generally require prior FCC approval. From time to time, we have pending applications for permanent or temporary changes in orbital locations, frequencies and technical design. From time to time, we also file applications for replacement or additional satellites. Replacement satellite applications are eligible for streamlined processing if they seek authority for the same orbital location, frequency bands and coverage area as an existing satellite and will be brought into use at approximately the same time, but no later than, the existing satellite is retired. The FCC processes satellite applications for new orbital locations or frequencies on a first come, first served basis and requires licensees to post a $3.0 million bond and to comply with a schedule of progress “milestones,” establishing deadlines to: sign a satellite construction contract; complete critical design review; begin spacecraft construction; and launch and operate the satellite. Upon an FCC determination that each milestone has been completed, the amount of the bond is reduced by $750,000. A satellite licensee not satisfying a milestone will lose its license and must forfeit the remaining amount on its bond absent circumstances warranting a milestone extension under the FCC’s rules and policies.

We hold other FCC licenses, including earth station licenses associated with technical facilities located in several states and in Washington, D.C. We must pay FCC filing fees in connection with our space station and earth station applications, and we must also pay annual regulatory fees to the FCC. Violations of the FCC’s rules can result in various sanctions including fines, loss of authorizations or the denial of applications for new authorizations or the renewal of existing authorizations.

We are not regulated as a common carrier for most of our activities. Therefore we generally are not subject to rate regulation or the obligation not to discriminate among customers and we operate most of our activities with minimal governmental scrutiny of our business decisions. One of our subsidiaries is regulated as a common carrier. Common carriers are subject to FCC requirements, which include traffic and revenue reports, international circuit status reports, international interconnected private line reports, notification and approval for foreign carrier affiliations, filing of contracts with international carriers, annual financial reports, equal employment opportunity reports, assistance for law enforcement and maintenance of customer billing records for 18 months. We currently qualify for exemptions from several of these reporting requirements. In addition, other common carrier requirements (e.g., certain foreign ownership restrictions) do not apply to us because our common carrier affiliate does not hold any FCC spectrum licenses.

U.S. Export Control Requirements and Sanctions Regulation. We must comply with U.S. export control laws and regulations, specifically the Arms Export Control Act, implemented by the International Traffic in Arms Regulations (“ITAR”) and administered by the U.S. State Department, the Export Administration Act/International Emergency Economic Powers Act, implemented by the Export Administration Regulations and the trade sanctions laws and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) in the operation of our business. The export of satellites, satellite hardware, defense services and technical information relating to satellites to non-U.S. satellite manufacturing firms, launch services providers, insurers, customers, employees and other non-U.S. persons is regulated by the U.S. Department of State’s Directorate of Defense Trade Controls (“DDTC”), under the ITAR. Certain of our contracts for the manufacture, launch, operation and insurance of our satellites involve the export to non-U.S. persons of technical data or hardware regulated by the

ITAR. We believe that we have obtained all of the specific DDTC authorizations currently needed in order to fulfill our obligations under contracts with non-U.S. entities, and we believe that the terms of these licenses are sufficient given the scope and duration of the contracts to which they pertain.

The U.S. Department of Commerce’s Bureau of Industry and Security (“BIS”) also regulates some of our activities under the Export Administration Regulations. BIS regulates our export of equipment to earth stations in our ground network located outside of the United States. It is our practice to obtain all licenses necessary for the furnishing of original or spare equipment for the operation of our TT&C stations in a timely manner in order to facilitate the shipment of this equipment when needed.

We cannot provide services to certain countries subject to U.S. trade sanctions unless we first obtain the necessary authorizations from OFAC. Where required, OFAC has granted us the authorizations needed to provide satellite capacity and related administrative services to U.S.-sanctioned countries.

U.S. Department of Defense Security Clearances. To participate in classified U.S. government programs, we entered into a proxy agreement with the U.S. government that allows one of our subsidiaries to obtain security clearance from the U.S. Department of Defense as required under the national security laws and regulations of the United States. Such a proxy agreement is required to insulate the subsidiary performing this work from inappropriate foreign influence and control by Intelsat Global Holdings S.A., a Luxembourg company with significant non-U.S. investment and employees. Security clearances are subject to ongoing scrutiny by the issuing agency, as well as renewal every five years, and if we do not maintain the security clearances that we have obtained from the U.S. Department of Defense, we will not be able to perform our obligations under any classified U.S. government contracts to which our subsidiary is a party. Under those circumstances, the U.S. government would have the right to terminate our contracts requiring access to classified information, and we would not be able to enter into new classified contracts. Compliance with the proxy agreement is regularly monitored by the U.S. Department of Defense and reviewed at least annually, and if we materially violate the terms of the proxy agreement, the subsidiary holding the security clearances may be suspended or barred from performing any government contracts, whether classified or unclassified. Our current proxy agreement expires in 2019 and is subject to extension with the agreement of the U.S. Department of Defense.

Regulation by Non-U.S. National Telecommunications Authorities

U.K. Regulation. The United Kingdom is the licensing jurisdiction for the IS-603 satellite, as well as the BSS portion of the Ku-band on the IS-805 satellite. Satellite operators in the United Kingdom are regulated by the U.K.’s Office of Communications.

Papua New Guinean Regulation. The Papua New Guinea Telecommunication Authority (“PANGTEL”) is the licensing authority for our use of the C-band payload on the Galaxy 23 satellite. We are required to pay fees to PANGTEL in connection with our use of this orbital location. In 2003, the FCC added this C-band payload to its “Permitted Space Station List,” enabling use of the payload to provide non-DTH services in the United States.

German Regulation. We hold licenses for several earth stations in Germany, as well as authorizations to operate the IS-12, IS-601, Galaxy 27 and IS-24 satellites.

South African Regulation. We hold a license for an earth station in South Africa.

Japanese Regulation. We and JSAT are the sole members of Horizons Holdings, and in 2002 the Japanese telecommunications ministry authorized Horizons Holdings to operate the Ku-band payload on the Galaxy 13/Horizons-1 satellite. In 2003, the FCC added this Ku-band payload to its “Permitted Space Station List,” enabling Horizons Holdings to use the payload to provide non-DTH services in the United States, and in May 2004, the FCC expanded this authority to include one-way DTH services. We are the exclusive owner of the C-band payload on Galaxy 13/Horizons-1, which the FCC has licensed us to operate.

Other National Telecommunications Authorities. As a provider of satellite capacity, we are also subject to the national communications and broadcasting laws and regulations of many other countries in which we operate. In addition, in some cases our ability to operate a satellite in a non-U.S. jurisdiction also arises from a contractual arrangement with a third party. Some countries require us to obtain a license or other form of written authorization from the applicable regulator prior to offering service. We have obtained these licenses or written authorizations in all countries that have required us to obtain them. As satellites are launched or relocated, we determine whether such licenses or written authorizations are required and, if so, we obtain them. Most countries allow authorized telecommunications providers to own their own transmission facilities and to purchase satellite capacity without restriction, facilitating customer access to our services. Other countries maintain strict monopoly regimes or otherwise regulate the provision of our services. In order to provide services in these countries, we may need to negotiate an operating agreement with a monopoly entity that covers the types of services to be offered by each party, the contractual terms for service and each party’s rates. As we have developed our ground network and expanded our service offerings, we have been required to obtain additional licenses and authorizations. To date, we believe that we have identified and complied with all of the regulatory requirements applicable to us in connection with our ground network and expanded services.

The International Telecommunication Union Frequency Coordination Process and Associated Regulation

Our use of orbital locations is subject to the frequency coordination and recording process of the International Telecommunication Union. In order to protect satellite networks from harmful radio frequency interference from other satellite networks, the International Telecommunication Union maintains a Master International Frequency Register of radio frequency assignments and their associated orbital locations. Each International Telecommunication Union notifying administration is required by treaty to give notice of, coordinate and record its proposed use of radio frequency assignments and associated orbital locations with the International Telecommunication Union’s Radiocommunication Bureau.

When a frequency assignment is recorded in the Master International Frequency Register, the International Telecommunication Union publishes this information so that all potential users of frequencies and orbital locations are aware of the need to protect the recorded assignments associated with a given orbital location from subsequent or nonconforming interfering uses by Member States of the International Telecommunication Union. The International Telecommunication Union’s Radio Regulations do not contain mandatory dispute resolution or enforcement mechanisms. The Radio Regulations’ arbitration procedure is voluntary and neither the International Telecommunication Union specifically, nor international law generally, provides clear remedies if this voluntary process fails. Only nations have full standing as International Telecommunication Union members. Therefore, we must rely on governments to represent our interests before the International Telecommunication Union, including obtaining new rights to use orbital locations and resolving disputes relating to the International Telecommunication Union’s regulations.

Employees

As of December 31, 2011, we had 1,110 full-time regular employees. These employees consisted of:

•	532 employees in engineering, operations and related information systems;

•	267 employees in finance, legal, corporate information systems and other administrative functions;

•	206 employees in sales, marketing and strategy; and

•	105 employees in support of government sales and marketing.

We believe that our relations with our employees are good. None of our employees is represented by a union or covered by a collective bargaining agreement.

Properties

As of September 30, 2012, we owned the two facilities in which most of our operations and employees are located in Washington, D.C. and Ellenwood, Georgia. As of September 30, 2012, we owned the U.S. Administrative Headquarters Property, the Washington, D.C. building where our administrative headquarters and primary satellite operations center are located. The land that underlies this building was leased from the U.S. government pursuant to a lease that was to expire in 2081. The building has approximately 917,000 gross square feet, of which approximately 546,500 rentable square feet is used for office space and satellite operations facilities. See “—Our Network—Network Operations and Current Ground Facilities” for descriptions of these facilities. The building also houses the majority of our sales and marketing support staff and other administrative personnel. On October 5, 2012, Intelsat Global Service LLC, our indirect subsidiary, completed the sale of our U.S. Administrative Headquarters Property, and assigned our Amended and Restated Lease Agreement with the U.S. Government relating to the U.S. Administrative Headquarters Property, to the purchaser for a purchase price of $85.0 million in cash. Upon the closing of the sale, we entered into an agreement under which we are temporarily leasing from the purchaser a portion of the U.S. Administrative Headquarters Property. On December 3, 2012, we entered into an agreement to lease approximately 188,000 square feet of space in McLean, Virginia for our new permanent U.S. administrative headquarters and primary satellite operations center in a building to be constructed. The lease is for a term of 15 years, beginning in mid-2014.

We own the facility in Ellenwood, Georgia in which our primary customer service center is located, together with our Atlanta Teleport. The facility has approximately 129,000 square feet of office space and operations facilities, which are based in two buildings and multiple antenna shelters and 65 antennas on the property. See “—Our Network—Network Operations and Current Ground Facilities” for a description of this facility.

We also lease approximately 30,000 square feet in Bethesda, Maryland where the employees of our Intelsat General subsidiary are located. The lease expires on January 31, 2017.

Our backup satellite operations center is located at a facility that we own in Long Beach, California, which includes approximately 68,875 square feet for administrative and operational facilities. We have entered into a lease agreement for 9,520 square feet with a third party tenant. Our current plan is to lease the remaining portion of this facility to third parties.

We use a worldwide ground network to operate our satellite fleet and to manage the communications services that we provide to our customers. This network is comprised of 51 owned and leased earth station and teleport facilities around the world, including 21 earth stations that perform TT&C services.

The seven TT&C earth stations in our ground network that we own are located in Hagerstown, Maryland, Ellenwood, Georgia, Fillmore, Napa and Riverside, California, Paumalu, Hawaii and Fuchsstadt, Germany. There are also two U.S. leased arrangements in Clarksburg, Maryland and Castle Rock, Colorado. The Clarksburg facility is migrating its function into Mountainside Teleport and will be closed by September 2013. We maintain assets at both facilities including all antennas, communications equipment, and some infrastructure equipment. We lease facilities at 43 other locations for satellite and commercial operations worldwide. We also contract with the owners of some of these facilities for the provision of additional services. The locations of other earth stations in our ground network include Argentina, Australia, Bahrain, Canada, Hong Kong, India, Israel, Italy, Kazakhstan, Kenya, Mongolia, the Netherlands, New Zealand, Nigeria, South Korea, South Africa, French Polynesia, Taiwan, Uruguay and the United Arab Emirates. Our network also consists of the leased communications links that connect the earth stations to our satellite operations center located at our Washington, D.C. location and to our back-up operations facility.

We have established points of presence connected by leased fiber at key traffic exchange points around the world, including Atlanta, Los Angeles, New York, McLean, Virginia, Hong Kong, and London. We lease our facilities at these traffic exchange points. We have also established video points of presence connected by leased fiber at key video exchange points around the world, including Los Angeles, Denver, New York, Washington, D.C. and London. We lease our facilities at these video exchange points. We use our teleports and points of presence in combination with our satellite network to provide our customers with managed data and video services.

We lease office space in Luxembourg and London, England. Our Luxembourg office serves as the headquarters for us and our Luxembourg entities. Our London office houses the employees of Intelsat Global Sales & Marketing Ltd. (“Intelsat Global Sales”), our sales and marketing subsidiary, and administrative support and functions as our global sales headquarters.

We also lease office space in New York, Florida, Delaware, Australia, Brazil, China, Hong Kong, France, Germany, India, Japan, Mexico, Singapore, South Africa and the United Arab Emirates for our local sales and marketing and administrative support offices.

The leases relating to our TT&C earth stations, teleports, points of presence and office space expire at various times. We do not believe that any such properties are individually material to our business or operations, and we expect that we could find suitable properties to replace such locations if the leases were not renewed at the end of their respective terms.

Environmental Matters

Our operations are subject to various laws and regulations relating to the protection of the environment, including those governing the management, storage and disposal of hazardous materials and the cleanup of contamination. As an owner or operator of property and in connection with current and historical operations at some of our sites, we could incur significant costs, including cleanup costs, fines, sanctions and third-party claims, as a result of violations of or liabilities under environmental laws and regulations. For instance, some of our operations require continuous power supply, and, as a result, current and past operations at our teleport and other technical facilities include fuel storage and batteries for back-up power generators. We believe, however, that our operations are in substantial compliance with environmental laws and regulations.

Our History

Intelsat, Ltd. was the successor entity to the International Telecommunications Satellite Organization (the “IGO”). The IGO was a public intergovernmental organization created on an interim basis by its initial member states in 1964 and formally established in February 1973 upon entry into force of an intergovernmental agreement. The member states that were party to the treaty governing the IGO designated certain entities, known as the Signatories, to market and use the IGO’s communications system within their territories and to hold investment share in the IGO. Signatories were either private telecommunications entities or governmental agencies of the applicable party’s country or territory. Some Signatories authorized certain other entities located within their territories that used the IGO’s satellite system, known as the Investing Entities, to invest in the IGO as well. Both Signatories and Investing Entities made capital contributions to the IGO and received capital repayments from the IGO in proportion to their investment share in the IGO. Signatories and Investing Entities were also the IGO’s principal customers. Each Signatory’s and Investing Entity’s investment share in the IGO was based on its level of use of the IGO’s satellite system as compared to the use by other Signatories and Investing Entities.

As a public intergovernmental organization, the IGO was exempt from various taxes and enjoyed privileges, exemptions and immunities in many of its member states. However, due to its status as an intergovernmental organization, the IGO’s business was subject to certain operating restrictions. For example, the IGO could not own or operate its own earth stations or provide retail services directly to end users in certain countries. It also could not set market-based pricing for its services or engage in business relationships with non-Signatories without first obtaining Signatory approval.

Intelsat’s heritage as the first international satellite carrier includes many technical innovations and unmatched experience in the design and operations of communications satellites. Our skill and acumen support our ongoing focus on technical and commercial innovation.

The Privatization

Our management began contemplating privatization in the mid-1990s in order to be able to operate our business free of the restrictions described above and to better position us to be responsive to a number of commercial, competitive and regulatory forces. In November 2000, the IGO’s Assembly of Parties unanimously approved our management’s specific plan for our privatization and set the date of privatization for July 18, 2001. On July 18, 2001, substantially all of the assets and liabilities of the IGO were transferred to us.

The privatization required the amendment of the two formal agreements establishing the IGO. These two agreements were the Agreement Relating to the International Telecommunications Satellite Organization “INTELSAT,” known as the INTELSAT Agreement, and the Operating Agreement Relating to the International Telecommunications Satellite Organization “INTELSAT,” known as the Operating Agreement, which both entered into force in February 1973. Because the process to formally ratify the amendments to the INTELSAT Agreement was expected to be lengthy, the IGO’s Assembly of Parties decided to provisionally apply, or rapidly implement, the amendments on a consensus basis with effect from July 18, 2001, pending their formal ratification. Formal entry into force of the amendments to the INTELSAT Agreement occurred on November 30, 2004.

Upon our privatization, each Signatory and Investing Entity that executed and delivered the required privatization agreements, including a shareholders agreement, received shares in Intelsat, Ltd. in proportion to its investment share in the IGO.

The IGO, referred to post-privatization as the International Telecommunications Satellite Organization (“ITSO”), continues to exist as an intergovernmental organization and will continue to exist as such for a period of at least 12 years after July 18, 2001, and then may be terminated by a decision of a governing body of ITSO called the Assembly of Parties. Pursuant to a Public Services Agreement among ITSO and Intelsat, Ltd. and certain of our subsidiaries, we have an obligation to provide our services in a manner consistent with the core principles of global coverage and connectivity, lifeline connectivity and non-discriminatory access, and ITSO monitors our implementation of this obligation. These core principles are described below under “—Certain Customer Service Agreements—Novation Agreements” and “—Certain Customer Service Agreements—Lifeline Connectivity Obligation Contracts.”

The 2005 Acquisition Transactions

On January 28, 2005, Intelsat, Ltd. was acquired by Intelsat Holdings for total cash consideration of approximately $3.2 billion, with pre-acquisition debt of approximately $1.9 billion remaining outstanding. Intelsat Holdings was initially formed as a Bermuda company at the direction of funds advised by or associated with Apax Partners Worldwide LLP and Apax Partners, L.P., Apollo Management V, L.P., MDP Global Investors Limited, and Permira Advisers LLC.

The PanAmSat Acquisition Transactions

On August 28, 2005, Intelsat Bermuda, PanAmSat and Proton Acquisition Corporation, a wholly-owned subsidiary of Intelsat Bermuda, signed a definitive merger agreement pursuant to which Intelsat Bermuda acquired all of the outstanding equity interests in PanAmSat for $25.00 per common share in cash, or approximately $3.2 billion in the aggregate (plus approximately $0.00927 per share as the pro rata share of undeclared regular quarterly dividends). Upon completion of the acquisition on July 3, 2006, PanAmSat and Intelsat Sub Holdco became separate direct or indirect wholly-owned subsidiaries of Intelsat Bermuda. As part of this transaction, approximately $3.2 billion in existing debt of PanAmSat and its subsidiaries was either refinanced or remained outstanding. The acquisition and the related transactions are referred to collectively as the “PanAmSat Acquisition Transactions.” Concurrently with the PanAmSat Acquisition Transactions, Intelsat General, the entity that primarily operates our government services business, purchased the government services business of PanAmSat.

The Sponsors Acquisition Transactions

On February 4, 2008, Serafina Acquisition Limited (“Serafina”) completed the acquisition of 100% of the equity ownership of Intelsat Holdings (the “Sponsors Acquisition”) for total cash consideration of approximately $5.0 billion, pursuant to a share purchase agreement among Serafina, Intelsat Holdings, certain shareholders of Intelsat Holdings and Serafina Holdings (which refers to Intelsat Global) (the “BC Share Purchase Agreement”). Serafina Holdings is an entity formed by funds controlled by BC Partners Holdings Limited (the “BCEC Funds”) and certain other investors. Subsequent to the execution of the BC Share Purchase Agreement, investment funds advised by Silver Lake (the “Silver Lake Funds”) and other equity investors joined the BCEC Funds as the equity sponsors of Serafina Holdings. As a result of completion of the Sponsors Acquisition and related financing transactions, we and our subsidiaries assumed aggregate net incremental debt of approximately $3.7 billion.

The Luxembourg Migration

On December 15, 2009, Intelsat, Ltd. and certain of its parent holding companies and subsidiaries migrated their jurisdiction of organization from Bermuda to Luxembourg (the “Migration”). As a result of the Migration, our headquarters are located in Luxembourg. Each company that migrated has continued its corporate and legal personality in Luxembourg. Subsequent to the Migration, Intelsat Global, Ltd. became known as Intelsat Global S.A., Intelsat Global Subsidiary, Ltd. became known as Intelsat Global Subsidiary S.A., Intelsat Holdings, Ltd. became known as Intelsat Holdings S.A., Intelsat, Ltd. became known as Intelsat S.A. (and will be renamed Intelsat Investments S.A. prior to the pricing of this offering), Intelsat (Bermuda), Ltd. became known as Intelsat (Luxembourg) S.A. and Intelsat Jackson Holdings, Ltd. became known as Intelsat Jackson Holdings S.A.

Certain Customer Service Agreements

Our Intelsat Global Sales subsidiary is the contracting party for certain of our customer service agreements. For regulatory reasons, some of our Brazilian customers contract with our Brazilian subsidiaries. Our U.S., Canadian and Caribbean customers enter into agreements with certain of our U.S. subsidiaries. References to “our,” “we” and “us” below in our discussion of our service agreements are to the Intelsat entities that are the actual contracting parties to the service agreements.

Our customers generally obtain satellite capacity from us by placing an order pursuant to one of several master service agreements. Our customer contracts offer four different service types: transponder services, managed services, channel services, mobile satellite services and other. For a description of these service types and a breakdown of our revenue by service type, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Revenue” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations.”

Most customer service commitments entered into prior to our privatization were transferred to us from the IGO pursuant to novation agreements. Since the privatization, our customers generally order services pursuant to master service agreements. The novation agreements and the master service agreements that Intelsat entered into in connection with the privatization contain provisions that restrict certain aspects of our business. These provisions are described below. Following the privatization, we have entered into master service agreements that do not contain these types of restrictions.

Novation Agreements

Each Intelsat novation agreement sets forth the terms and conditions upon which the service commitments entered into prior to the privatization are provided, and the same terms and conditions generally apply to all customer service commitments transferred by the IGO pursuant to a novation agreement. Certain outstanding customer commitments represented in our December 31, 2011 contracted backlog are covered by novation agreements.

Lifeline Connectivity Obligation Contracts

In connection with the privatization, customers that novated service commitments and that met specified eligibility criteria had the option of entering into LCO contracts. An LCO contract provides price and capacity protection for a covered service commitment until the earlier of July 18, 2013 or the expiration of the commitment, which may be renewed as many times as required up to July 18, 2013 at a price no higher than the price charged for that service on the privatization date. Our customers cannot elect to receive LCO protection on contracts effective after the privatization date, except in limited circumstances. As of December 31, 2011, less than 1% of the outstanding customer commitments in our contracted backlog were LCO-protected. The LCO contracts obligate us, in some circumstances, to reduce the prices we charge for covered service commitments, based on the cumulative price increases and decreases of our non-LCO protected service commitments against a specified pricing index calculated annually on July 18. Because the cumulative decrease in pricing to non-LCO customers through July 18, 2012 has been less than 15%, we have not as of yet been required to reduce prices for our LCO-protected service commitments.

Pursuant to a Public Services Agreement that we entered into with ITSO in connection with the privatization, ITSO monitors our implementation of the LCO protections. Under the Public Services Agreement, we are obligated to provide our services in a manner consistent with the core principles of global coverage and connectivity, lifeline connectivity and non-discriminatory access. Global coverage and connectivity refers to the principle that our satellite system should provide the maximum coverage of the earth available from satellites in geostationary orbit and that it should have sufficient interconnection capabilities to make communication possible within and between Africa, Asia, Europe, North America and South America. Lifeline connectivity refers to the principle that we should make our satellite system available at protected price levels to users in low income countries, countries with low teledensity and other countries that are dependent on our system for access to international telecommunications services. Non-discriminatory access refers to the principle that all entities should have a fair and equal opportunity to access our satellite system.

Legal Proceedings

We are subject to litigation in the ordinary course of business, but management does not believe that the resolution of any pending proceedings would have a material adverse effect on our financial position or results of operations.

MANAGEMENT

Executive Officers and Directors

Intelsat S.A.’s and its subsidiaries’ current executive officers and directors are as follows:

Name	Age	Position
David McGlade	52	Director, Deputy Chairman and Chief Executive Officer, Intelsat S.A.
Raymond Svider	50	Chairman and Director, Intelsat S.A.
Michael McDonnell	48	Executive Vice President and Chief Financial Officer, Intelsat S.A.
Phillip Spector	62	Executive Vice President, General Counsel and Assistant Secretary, Intelsat S.A.
Stephen Spengler	53	Executive Vice President Sales, Marketing and Strategy, Intelsat Corporation
Thierry Guillemin	53	Senior Vice President and Chief Technical Officer, Intelsat Corporation
Linda Bartlett	54	Senior Vice President and Controller, Intelsat Corporation
Justin Bateman	39	Director, Intelsat S.A.
Egon Durban	39	Director, Intelsat S.A.
Edward A. Kangas	68	Director, Intelsat S.A.
Simon Patterson	40	Director, Intelsat S.A.
Denis Villafranca	40	Director, Intelsat S.A.

The following is a brief biography of each of Intelsat S.A.’s and its subsidiaries’ executive officers and directors:

Mr. McGlade has been the Chief Executive Officer of Intelsat S.A. since April 2005 and became Deputy Chairman of the board of directors in August 2008. Prior to that, Mr. McGlade was the Chief Executive Officer of O2 UK, the largest subsidiary of O2 plc and a leading U.K. cellular telephone company, a position he took in October 2000. He was also an Executive Director of O2 plc. During his tenure at O2 UK and O2, Mr. McGlade was a director of the GSM Association, a trade association for GSM mobile operators, and served as Chairman of its Finance Committee from February 2004 to February 2005. He was also a director of Tesco Mobile from September 2003 to March 2005 and a director of The Link, a distributor of mobile phones and other high technology consumer merchandise, from December 2000 to May 2004. Mr. McGlade is currently a director of Skyworks Solutions, Inc. Mr. McGlade holds a Bachelor of Arts degree from Rutgers University. We believe Mr. McGlade’s extensive telecommunications industry experience is of benefit to our board. Mr. McGlade’s business address is 4, rue Albert Borschette, L-1246 Luxembourg.

Mr. Svider became a director of Intelsat S.A. in February 2008 and became the Chairman of the board of directors of Intelsat S.A. in May 2008. Mr. Svider has been Co-Chairman of BC Partners since December 2008 and has been a Managing Partner of BC Partners, since 2003. He joined BC Partners in 1992 in Paris before moving to London in 2000 to lead its investments in the technology and telecommunications industries. Over the years, Mr. Svider has participated in or led a variety of investments including Tubesca, Nutreco, UTL, Neopost, Polyconcept, Neuf Telecom, Unity Media/Tele Columbus, Office Depot Inc., ATI Enterprises, MultiPlan, Inc., Suddenlink Communications and Hamilton Sundstrand Industrials. He is currently on the board of Office Depot Inc., Suddenlink Communications and MultiPlan, Inc. Prior to joining BC Partners, Mr. Svider worked in investment banking at Wasserstein Perella in New York and Paris, and at the Boston Consulting Group in Chicago. Mr. Svider holds a Master of Business Administration from the University of Chicago and a Master of Science in Engineering from both École Polytechnique and École Nationale Superieure des Telecommunications in France. We believe Mr. Svider’s experience overseeing other BC Partners portfolio companies is of benefit to our board. Mr. Svider’s business address is 4, rue Albert Borschette, L-1246 Luxembourg.

Mr. McDonnell became the Executive Vice President and Chief Financial Officer of Intelsat S.A. in November 2008. He was previously Executive Vice President, Chief Financial Officer and Treasurer of MCG Capital Corporation, a publicly-held commercial finance company, from September 2004 and its Chief Operating

Officer from August 2006 through October 2008. From August 2000 to August 2004, Mr. McDonnell was employed by direct-to-home satellite television operator, EchoStar Communications Corporation (f/k/a DISH Network Corporation), where he served as Executive Vice President and Chief Financial Officer from July 2004 to August 2004 and as Senior Vice President and Chief Financial Officer from August 2000 to July 2004. Prior to joining EchoStar, from 1986 to 2000 Mr. McDonnell was employed by PricewaterhouseCoopers LLP, where he was a partner from 1996. He also currently serves on the board of directors of Catalyst Health Solutions, Inc., a pharmacy benefit management company. Mr. McDonnell has a Bachelor of Science degree in accounting from Georgetown University. Mr. McDonnell’s business address is 4, rue Albert Borschette, L-1246 Luxembourg.

Mr. Spector became the Executive Vice President and General Counsel of Intelsat S.A. in February 2005 and the Head of Business Development in April 2007. He was previously the managing partner of the Washington, D.C. office of the law firm of Paul, Weiss, Rifkind, Wharton & Garrison LLP, and chair of the firm’s Communications & Technology Group. He is the former Chairman of the American Bar Association’s International Communications Committee, and served in the U.S. government as Associate Assistant to the President and as a law clerk to a Supreme Court justice. Mr. Spector is a magna cum laude graduate of the Harvard Law School and holds a Master in Public Policy degree from Harvard’s Kennedy School of Government. Mr. Spector’s business address is 4, rue Albert Borschette, L-1246 Luxembourg.

Mr. Spengler became the Executive Vice President Sales, Marketing and Strategy of Intelsat Corporation in February 2008. From July 2006 to February 2008, he served as Intelsat Corporation’s Senior Vice President, Europe, Middle East, Africa & Asia Pacific Sales. From February 2006 to July 2006, Mr. Spengler served as Acting Senior Vice President Sales & Marketing of Intelsat Global Service Corporation, leading Intelsat S.A.’s global marketing and sales organizations immediately prior to the acquisition of PanAmSat. From July 2003 to February 2006, he served as Vice President, Sales, Network Services & Telecom of Intelsat Global Service Corporation. Before joining Intelsat, Mr. Spengler held various positions in the telecommunications industry, including Senior Vice President of Global Sales, Broadband Access Networks, at Cirronet, Inc., Vice President for Sales and Marketing at ViaSat Satellite Networks, Regional Sales Director for Satellite Networks in Europe, Middle East and Africa for Scientific-Atlanta Europe based in London, and sales and marketing positions at GTE Spacenet and GTE Corporation. Mr. Spengler received his Bachelor of Arts degree from Dickinson College in Carlisle, Pennsylvania, and his Master’s in Business Administration from Boston University in Massachusetts. Mr. Spengler’s business address is 3400 International Drive, N.W., Washington, D.C. 20008, United States.

Mr. Guillemin became the Senior Vice President and Chief Technical Officer of Intelsat Corporation in February 2008, with responsibility for customer operations, space systems management and planning, and satellite operations. From July 2006 to February 2008, he served as Intelsat Corporation’s Vice President of Satellite Operations & Engineering, in which role he was responsible for the service availability of Intelsat’s entire in-orbit fleet of satellites (combined with PanAmSat’s). From July 2005 to July 2006, Mr. Guillemin served as Vice President of Satellite Engineering & Program Management of Intelsat Global Service Corporation, and from January 2003 to July 2005, he served as Senior Director of Satellite Operations. He has over 25 years’ experience in the satellite industry, in disciplines including spacecraft development, launch and operations. Mr. Guillemin earned a Master’s Degree in Space Engineering from the Ecole Nationale Superieure de l’Aeronautique et de l’Espace in Toulouse, France. Mr. Guillemin’s business address is 3400 International Drive, N.W., Washington, D.C. 20008, United States.

Ms. Bartlett became the Senior Vice President and Controller of Intelsat Corporation on January 3, 2011. Prior to joining Intelsat, Ms. Bartlett served as Executive Vice President, Global Finance/Chief Financial Officer of the International Lodging Division of Marriott International, Inc. from 2004. She was employed by Marriott in various finance, accounting and business development roles from 1989 to 1993 and 1994 to 2010, and was first appointed as Executive Vice President in 2002. Ms. Bartlett holds a Bachelor’s degree in Accounting and a Master’s degree in Finance from Loyola University Maryland. Ms. Bartlett’s business address is 3400 International Drive N.W., Washington, D.C. 20008, United States.

Mr. Bateman became a director of Intelsat S.A. in August 2008. Mr. Bateman is a Senior Partner of BC Partners based in its New York office, the investment arm of which he co-established in early 2008. He initially joined BC Partners’ London office in 2000 from PricewaterhouseCoopers, where he spent three years in Transaction Services working on due diligence projects for both financial investors and corporate clients. In 2002/2003 he left BC Partners to complete his MBA at INSEAD before rejoining its London office. Mr. Bateman serves on the board of Office Depot Inc. and MultiPlan, Inc. He has a degree in economics from the University of Cambridge in the UK. We believe Mr. Bateman’s accounting and financial education and experience are of benefit to our board. Mr. Bateman’s business address is 4, rue Albert Borschette, L-1246 Luxembourg.

Mr. Durban became a director of Intelsat S.A. in February 2008. Mr. Durban is a Managing Partner and Managing Director of Silver Lake. Mr. Durban joined Silver Lake in 1999 as a founding principal and has worked in the firm’s Menlo Park and New York offices and set-up and oversaw the firm’s London office from 2005 to 2010. Mr. Durban serves on the board of directors of NXP Semiconductors N.V., MultiPlan, Inc. and on the Executive Committee of William Morris Endeavor Entertainment, LLC. Mr. Durban also oversees the firm’s investments in Groupon and Zynga and oversaw investments in Unity Media, Tandberg and Intelsat debt. Previously, he served on the board of Skype Global S.à r.l. and was the Chairman of its Operating Committee. Earlier, Mr. Durban worked in Morgan Stanley’s Corporate Finance Technology and Equity Capital Markets Group. Mr. Durban graduated from Georgetown University with a B.S. in Finance. We believe Mr. Durban’s experience overseeing Silver Lake portfolio companies is of benefit to our board. Mr. Durban’s business address is 4, rue Albert Borschette, L-1246 Luxembourg.

Mr. Kangas became a director of Intelsat S.A. in July 2012. Mr. Kangas has served as Non-Executive Chairman of Tenet Healthcare Corporation since 2003. Mr. Kangas also serves on the board of directors of Hovnanian Enterprises, Inc., Intuit Inc. and United Technologies Corporation, and he formerly served as a director of Allscripts Healthcare Solutions, Inc., Eclipsys Corp. and Electronic Data Systems Corp. Mr. Kangas previously served as Chairman and Chief Executive Officer of Deloitte, Touche, Tohmatsu from 1989 to 2000. He also served as the managing partner of Deloitte & Touche (USA) from 1989 to 1994. Mr. Kangas holds a bachelor’s degree in business and an MBA from the University of Kansas and is a Certified Public Accountant. We believe Mr. Kangas’ qualifications for serving on our board of directors include his experience serving on public company boards and his extensive financial and accounting expertise. Mr. Kangas also qualifies as an audit committee financial expert. Mr. Kangas’ business address is 4, rue Albert Borschette, L-1246 Luxembourg.

Mr. Patterson became a director of Intelsat S.A. in January 2012. Mr. Patterson is a Managing Director of Silver Lake having joined in 2005. Mr. Patterson previously worked at G-FX, the Financial Times Group and McKinsey & Company. Mr. Patterson also serves on the board of directors of Gerson Lehrman Group, Inc. and MultiPlan, Inc. Previously, he served on the board of Skype Global S.à r.l. Mr. Patterson holds an M.A. from King’s College, Cambridge University and an M.B.A. from the Stanford University Graduate School of Business. We believe Mr. Patterson’s experience overseeing Silver Lake portfolio companies is of benefit to our board. Mr. Patterson’s business address is 4, rue Albert Borschette, L-1246 Luxembourg.

Mr. Villafranca became a director of Intelsat S.A. in August 2010. Mr. Villafranca joined BC Partners in 1999, where he is a Senior Partner. He previously worked for Bain & Company in Paris as a management consultant specializing in M&A advisory, corporate strategy and operational improvements. Mr. Villafranca is a graduate in business administration from the École des Hautes Études Commerciales (HEC) in Paris. He also holds an MBA from Harvard Business School. We believe Mr. Villafranca’s experience overseeing other BC Partners portfolio companies is of benefit to our board. Mr. Villafranca’s business address is 4, rue Albert Borschette, L-1246 Luxembourg.

Board Leadership Structure

Intelsat S.A.’s board of directors is led by a Chairman who is a Managing Partner of a private equity firm that is affiliated with entities that own or control more than 70% of the outstanding equity of Intelsat Global

Holdings. Our Chief Executive Officer is also the Deputy Chairman of our board and has an employment agreement pursuant to which he reports to the board of directors. The separation of the Chairman and Chief Executive Officer positions is appropriate for a privately-held company such as ours.

Audit Committee

Intelsat S.A. has an audit committee consisting of Messrs. Svider, Bateman, Patterson and Kangas. One of the members, Mr. Kangas, satisfies the “independence” requirements of Rule 10A-3 of the Exchange Act and the “independence” requirements of the NYSE rules. The other members are not independent since they are associated with the New Sponsors. Pursuant to its charter and the authority delegated to it by the board of directors, the audit committee has sole authority for the engagement, compensation and oversight of our independent registered public accounting firm. In addition, the audit committee reviews the results and scope of the audit and other services provided by our independent registered public accounting firm and also reviews our accounting and control procedures and policies. The audit committee also is a primary monitor of risks impacting the Company, and performs the primary risk oversight role of the board of directors. The audit committee meets as often as it determines necessary but not less frequently than once every fiscal quarter. Our board of directors has determined that each member of the audit committee is an audit committee financial expert.

Compensation Committee

Intelsat S.A. has a compensation committee consisting of Messrs. Svider, Durban and Kangas. Mr. Kangas is independent, and the members are not independent since they are associated with the New Sponsors. Pursuant to its charter and the authority delegated to it by the board of directors, the compensation committee has responsibility for the approval and evaluation of all of our compensation plans, policies and programs as they affect Intelsat S.A.’s chief executive officer and its other executive officers. The compensation committee meets as often as it determines necessary.

Compensation Committee Interlocks and Insider Participation

Intelsat S.A.’s compensation committee is currently comprised of Messrs. Svider, Durban and Kangas. None of these individuals has been at any time an officer or employee of Intelsat S.A., other than Mr. Svider who serves as our Chairman. During 2011, Intelsat S.A. had no compensation committee “interlocks”—meaning that it was not the case that an executive officer of ours served as a director or member of the compensation committee of another entity and an executive officer of the other entity served as a director or member of our compensation committee.

Code of Ethics

We have adopted a Code of Ethics for Senior Financial Officers, including our chief executive officer, chief financial officer, principal accounting officer, controller and any other person performing similar functions. The Code of Ethics is posted on our website at www.intelsat.com. We intend to disclose on our website any amendments to or waivers of this Code of Ethics.

Executive Compensation

Compensation Discussion and Analysis

Introduction

The Company’s Named Executive Officers (the “NEOs”) for 2011 are:

•	David McGlade, Deputy Chairman and Chief Executive Officer;

•	Michael McDonnell, Executive Vice President and Chief Financial Officer;

•	Phillip Spector, Executive Vice President, General Counsel and Assistant Secretary;

•	Stephen Spengler, Executive Vice President, Sales, Marketing and Strategy, Intelsat Corporation; and

•	Thierry Guillemin, Senior Vice President and Chief Technical Officer, Intelsat Corporation.

The Company’s compensation objectives and policies, together with specific information on the compensation for each NEO, are described herein.

Compensation Objectives

Our executive compensation programs are designed to encourage our executives to think and act like owners of the Company. We want our executive officers to focus on generating returns for our shareholders, but at the same time to share the downside risk if their decisions cause poor performance. Through our performance management and rewards programs, and their link to our corporate strategy scorecard, we endeavor to create an environment that fosters and rewards increasing enterprise value.

The Company has developed a set of strategic corporate objectives designed to support long term growth in its enterprise value. The strategic corporate objectives are set in four areas: financial, customer, internal processes and productivity, and talent management and culture. Through this process, the Company achieves a balanced focus on corporate performance without overemphasizing one area over others. Additionally, the Company sets specific metrics and initiatives designed to measure performance against the strategic goals. To promote a performance-based culture, a significant portion of our executives’ compensation is linked to performance against these objectives. Our Compensation Committee reviews the compensation policies covering our NEOs and approves all compensation for the NEOs with employment agreements, as described below.

Compensation Policy

We believe that in order to achieve our objectives, our executive compensation programs must be competitive, properly reward results and provide incentives for both short and long term performance to sustain and enhance long-term shareholder value. Our overall executive compensation philosophy is one based upon alignment with our shareholders and business strategy. Through a mixture of fixed and performance-dependent income and long and short term incentives, we strive for a balance of risk and reward. Incentives must be within the Company’s budgetary parameters and provide excellent value, ensuring a strong return on the Company’s incentive compensation investment. The level of total compensation varies based upon the returns ultimately achieved by our shareholders. The amount of variable compensation also increases with the level of the executive officer, with differentiation based on individual performance and contributions to value creation.

We target our base compensation levels to reflect market median (50th percentile) of our market data for comparable executive positions, with the opportunity to reach the 75th percentile of the market through performance-based variable pay.

Our performance-driven compensation consists of the following three components:

•	base salary;

•	short-term incentive awards (in the form of annual cash bonuses); and

•	long-term incentive awards (in the form of restricted shares and options).

We use short-term compensation (base salaries and annual cash bonuses) to provide competitive levels of cash compensation for our executives and to focus them on our annual goals and objectives. We use long-term compensation (restricted shares and options) to achieve our goal of driving long-term growth in share value. This long-term compensation element is designed to emphasize the performance measures our executives need to achieve in order to deliver shareholder value. Our NEOs hold a mixture of previously granted restricted shares and options, and newly granted restricted shares and options awarded in connection with the Sponsors Acquisition Transactions. These newly granted equity incentive awards are subject to a variety of time and performance vesting requirements, all closely linked to the long-term growth in the value of the Company. While certain previously granted long-term incentive awards are now vested in full, the value to the NEO remains linked to the growth in the value of the Company.

We carefully determine the percentage mix of compensation components we think is appropriate for each of our NEOs. This is not a mechanical process and we use our judgment and experience to determine the appropriate mix of compensation for each individual. We also look at market data for comparable executive positions. The number of restricted shares and options each NEO received was based on the expectations we have for the individual and, over time, on such officer’s performance against those expectations.

Base salary may constitute a minority portion of the total compensation of our NEOs. We set salary to provide adequate cash compensation to be competitive in the market for executive talent, but we focus on total compensation, including short-term and long-term compensation, so that our NEOs are prepared to have “at risk” a significant portion of their total compensation. Our at-risk philosophy is reinforced by the modifications made in 2012 to our executive short-term incentive plan. For 2012, we raised our funding trigger to 100% target performance from our prior threshold level, which resulted in a bonus payout upon reaching less than full target performance. As a result, the Company will have to meet its financial goals at 100% of target achievement or higher for bonus payouts to NEOs to occur.

The level and terms of compensation for Messrs. McGlade, McDonnell and Spector are set forth in the terms of employment agreements between Intelsat Management LLC, a direct subsidiary of Intelsat S.A. (“Intelsat Management”), and the executive. The terms of compensation for Messrs. Spengler and Guillemin are governed by the general policies and plans of the Company and are not set forth in employment agreements, with the exception of letters regarding arrangements for severance under certain conditions.

Elements of Compensation

Base Salary. Base salary is used to recognize the experience, skills, knowledge and responsibilities required of the executive officers in their roles. When establishing the 2011 base salaries of the NEOs, the Compensation Committee and management considered a number of factors, including the functional role of the position, the individual’s performance, the level of the individual’s responsibility, the individual’s prior experience in similar positions, competitive market data, the ability to replace the individual, the base salary of the individual at his or her prior employment or prior position within the Company and the number of well-qualified candidates available. The salaries of the NEOs are reviewed on an annual basis, as well as at the time of promotion or other changes in responsibilities.

Annual Cash Bonuses. We maintain a corporate bonus plan, which was adopted by the board of directors in March 2006 (the “Bonus Plan”). The Bonus Plan provides that certain of our and our subsidiaries’ employees, including the NEOs, may be awarded cash bonuses based on the attainment of specific performance goals and business criteria established by our board of directors for participants in the Bonus Plan. The goals and criteria for the 2011 fiscal year included certain revenue, backlog, and adjusted EBITDA targets, all as defined by the Compensation Committee.

Annual cash bonuses are short-term incentive awards intended to reward individual performance for the prior fiscal year and will, therefore, vary from year to year. Our Compensation Committee, in consultation with management, establishes performance targets which determine bonus eligibility for our executives. Bonus targets are determined based upon the executive’s level in the Company as well as by a total cash compensation market comparison. Awards for the subject year are determined based upon completion of the audited consolidated financial statements for that year.

The employment agreements for Messrs. McGlade, McDonnell and Spector specify that their annual target bonus percentages are 100%, 65% and 65%, respectively, of the executive’s annual base salary. These bonus amounts are paid in the event of the Company’s achievement of pre-established metrics at the target level. In the event of significant outperformance of target objective criteria, the executive may also receive additional bonuses. For 2011, the Compensation Committee established two additional levels of performance, tied to objective criteria at two tiers above the target levels, at which Messrs. McGlade, McDonnell and Spector could achieve additional bonuses. At the first tier of stretch performance, Messrs. McGlade, McDonnell and Spector could each receive an additional bonus of up to 50% of such executive’s annual base salary. At the second tier of stretch performance, Mr. McGlade could achieve an additional bonus of up to another 50% of his annual base salary and Messrs. McDonnell and Spector could each achieve an additional bonus of up to another 15% of such executive’s annual base salary. For 2012, the Compensation Committee has established only one additional level of performance tied to objective criteria. The change in the bonus structure for 2012 was designed to simplify the incentive structure and to incentivize stronger over-performance by increasing the reward for hitting a higher target. If the 2012 performance “stretch” criteria are met, Messrs. McGlade, McDonnell and Spector may receive an additional 100%, 65% and 65%, respectively, of the executive’s annual base salary. In the case of Messrs. Spengler and Guillemin, their target bonus percentages have been established pursuant to the terms of the Bonus Plan at 60% and 45% respectively, of the executive’s annual base salary. For 2011, in the event that the corporate performance achieved the first tier of stretch performance and based upon each executive’s individual performance, Messrs. Spengler and Guillemin each had the ability to obtain a maximum additional bonus in the amounts of 40.8% and 30.6%, respectively, of annual base salary. For 2012, in the event of achievement of “stretch” criteria, Messrs. Spengler and Guillemin each may receive an additional 60% and 45%, respectively, of annual base salary.

Each of the target goals and criteria for bonuses referred to above is based on thorough discussion between the Compensation Committee and management as to budgets and projections for the relevant year. Great care is taken to ensure that the targets are difficult to achieve but achievable, thereby ensuring that the NEOs and other management are appropriately incentivized to perform at the highest levels. The Bonus Plan is a discretionary plan and the Compensation Committee retains the right to award compensation absent the attainment of performance criteria. In 2011, the Company exceeded target performance on adjusted EBITDA and backlog metrics, and achieved above threshold performance on the revenue metric. In determining the amount of the incentive awards for the NEOs for 2011, the Compensation Committee funded bonus awards to reflect company financial performance, and, with respect to the awards for Messrs. Spengler and Guillemin, exercised some discretion in differentiating the amount of individual NEO awards based on individual performance.

Long-Term Incentive Awards

Shares and Options. At the NEO level, we have sought to weight our compensation programs to ownership of common shares. We believe that share ownership by our executives enhances our ability to deliver superior shareholder returns because it aligns the interests of our employees and our shareholders. The equity awards granted to our executives are governed by the terms of the Intelsat Global, Ltd. 2008 Share Incentive Plan (the “2008 Share Plan”). The goal of the 2008 Share Plan is to engage our NEOs and other key employees as partners in the Company’s success and help the Company realize the maximum return from its strategy. We do not have a formal requirement for share ownership by any group of employees. The 2008 Share Plan provides for the granting of incentive share options, nonqualified share options, restricted shares, restricted share units, share appreciation rights, phantom shares and performance awards to our and our subsidiaries’ and specified affiliates’ employees, officers and directors, including the NEOs.

The Compensation Committee has exclusive authority to select the executives to receive awards and the amount and the type of equity awards under the 2008 Share Plan. At the time of each award, the Compensation Committee determines the terms of the award, including the performance period (or periods) and the performance objectives relating to the award. The Company’s policy has been to grant equity awards that align with the ownership objectives of our principal shareholders. Because the Company is privately held, the grant is typically a one-time grant at the outset of the shareholder investment, with vesting and other performance criteria aligned with the growth expected and the length of investment expected by the shareholders. For example, Messrs. McGlade, Spector, Spengler, and Guillemin each received a grant of shares in connection with the investment of prior sponsors in January of 2005. Upon the disposition of the prior sponsor shares, these executives received compensation commensurate with the return on investment received by the prior sponsors. As described more fully below in the equity award agreements narrative, each of the NEOs received new equity grants in connection with the investment of the New Sponsors, with terms and conditions aligned with the New Sponsors’ investment horizon. Additional grants may also occur upon the promotion or hire of a new executive.

Based upon the rights of the executive and the Company under the terms of their award agreements, some option grants are considered to be a share-based compensation arrangement (an “SCA”) for accounting purposes rather than an option; however, from a compensation policy perspective, the award is intended to operate like an option. For purposes of this Compensation Discussion and Analysis section and the tables included in this Executive Compensation item, any reference to an option includes SCAs. For further explanation of the accounting treatment of options and SCAs, see Note 4 to our audited consolidated financial statements included elsewhere in this prospectus.

In addition to grants made under the 2008 Share Plan, Messrs. McGlade and Spector each purchased for cash certain unrestricted shares of Intelsat Global pursuant to subscription agreements entered into in May 2009.

Restricted Shares. Each of the NEOs holds restricted shares that are subject to transfer, vesting and other restrictions as set forth in their applicable award agreements. A portion of these restricted shares vests each month with full vesting being achieved over a period of five years, subject to the executive’s continued employment. Certain of the shares awarded are also subject to the meeting of performance criteria based on annual performance targets and cumulative total return earned by certain principal shareholders of Intelsat Global on their investment. These annual performance goals relate to certain revenue and adjusted EBITDA targets which were set by the Compensation Committee at the grant date based on the Company’s five year business plan. At the time the targets were set, the Compensation Committee believed these goals were challenging, but achievable. The cumulative return goals were established by the principal shareholders at the grant date and are intended to incentivize the executive to operate the Company in a manner designed to meet the total return goals of the principal shareholders of Intelsat Global. Upon termination of employment, Intelsat Global retains the unilateral right to repurchase vested shares at a value as defined in the 2008 Share Plan. See the discussion of individual agreements with the NEOs following the Summary Compensation Table for further details regarding these restricted shares and the cumulative return goals.

Options. Each of the NEOs holds options that are subject to transfer, vesting and other restrictions as set forth in their applicable award agreements. A portion of these options vests upon the meeting of annual performance targets and a portion vests upon the determination of the cumulative total return earned by certain principal shareholders of Intelsat Global on their investment. The annual performance goals relate to certain revenue and adjusted EBITDA targets which were set by the Compensation Committee at the grant date based on the Company’s five year business plan. At the time the targets were set, the Compensation Committee believed these goals were challenging, but achievable. The cumulative return goals were established by the principal shareholders at the grant date and are intended to incentivize the executive to operate the Company in a manner designed to meet the total return goals of the principal shareholders of Intelsat Global. These options are also subject to forfeiture and other restrictions as set forth in the executives’ respective award agreements. Upon termination of employment, the Company retains the right to cancel vested options or to repurchase shares acquired upon exercise of the options in exchange for an amount set forth in the 2008 Share Plan. See the discussion of individual agreements with the NEOs following the Summary Compensation Table for further details regarding these options and the cumulative return goals.

Other Elements. Other elements of our executive compensation program include certain severance arrangements and perquisites, all of which are more fully described in those parts of this “Management” which follow this “—Compensation Discussion and Analysis”. Our philosophy with respect to these items is to maintain competitive overall compensation programs. The NEOs also participate in our other benefit plans on the same terms as other employees. These plans include a 401(k) plan, medical, vision, dental, disability and life insurance. In 2011, we increased our company-paid life insurance benefit to one times salary for all employees. In connection with this change, we imputed income for our NEOs and all employees above the $50,000 benefit level. Under the terms of their employment agreements, Messrs. McGlade and Spector are provided with certain retiree medical benefits that are not otherwise provided to participants under the terms of the medical plan. Additionally, for employees hired prior to July 19, 2001, the Company maintains a defined benefit pension plan. Of the NEOs, only Mr. Guillemin is eligible to participate in this plan.

Competitive Market Review

During 2011, the Company conducted a review of our executive short-term compensation program. The objective of the review was to determine relative market competitiveness of our compensation to enable the Company to attract and retain key executive talent.

In setting compensation we target the median compensation range for base salary, with the opportunity to reach the 75th percentile for total cash compensation (base salary and target bonus) based on performance. Using market survey data we compared our executive officers’ total direct compensation levels to a peer group of companies and other general survey data. The peer group consists of similarly situated companies in various industries which represent a competitive market for executive talent, business and capital. Peer group companies and survey data were selected based on industry, size determined by reviewing both revenue levels and enterprise value and other factors such as market capitalization. Based on this review, it was determined that the short term elements of our executive compensation program were reasonably competitive with market rates for comparable executives.

Role of Executive Officers in Setting Executive Compensation

The Compensation Committee approves the final determination of compensation for Messrs. Spector and McDonnell, acting on recommendation of our Chief Executive Officer, David McGlade, and in consultation with the head of our human resources department. The Compensation Committee determines the compensation of Mr. McGlade acting with advice from the head of our human resources department. Mr. McGlade plays no role in determining his own compensation. The compensation for Messrs. Spengler and Guillemin is set by Mr. McGlade, in consultation with the head of our human resources department.

Conclusion

Our compensation policies are designed to recruit, retain and motivate our senior executive officers, to align their interests with those of our shareholders, and ultimately to reward them for outstanding performance as measured by their contributions to value creation.

Summary Compensation Table

The following summarizes the compensation earned during the years ended December 31, 2009, December 31, 2010, and December 31, 2011 by our NEOs, who are our Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers who were serving as executive officers on December 31, 2011.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Non-Qualified Deferred Compensation ($)		All Other Compensation ($)		Total ($)
David McGlade	2011	$1,066,810	$—	$—	$—	$1,160,127	(2)	$—		$60,261	(4)	$2,287,198
Deputy Chairman and Chief Executive Officer	2010	$1,037,262	$648,516	$—	$—	$346,800		$—		$47,840		$2,080,418
	2009	$1,016,923	$—	$3,427,935	$—	$2,040,000		$—		$1,931,407		$8,416,265

Michael McDonnell	2011	$556,657	$—			$432,283	(2)			$53,235	(5)	$1,042,175
Executive Vice President and Chief Financial Officer	2010	$536,809	$218,155	$—	$—	$116,660		$—		$49,779		$921,403
	2009	$525,894	$—	$865,686	$—	$686,238		$—		$565,285		$2,643,103

Phillip Spector	2011	$552,100	$—			$428,126	(2)	$—		$61,137	(6)	$1,041,363
Executive Vice President, Business Dev and General Counsel	2010	$536,809	$218,155	$—	$—	$116,660		$—		$52,593		$924,218
	2009	$525,894	$—	$865,686	$—	$686,238		$—		$457,023		$2,534,841

Stephen Spengler	2011	$363,041	$—			$280,000	(2)	$—		$37,777	(7)	$680,818
Executive Vice President, Sales, Marketing and Strategy	2010	$355,923	$133,518	$—	$—	$71,400		$—		$32,017		$592,858
	2009	$347,692	$58,432	$507,744	$—	$325,080		$—		$337,826		$1,576,774

Thierry Guillemin	2011	$319,807	$—			$189,000	(2)	$96,494	(3)	$21,603	(8)	$626,904
Senior Vice President and Chief Technical Officer	2010	$305,631	$111,249	$—	$—	$59,492		$44,093		$22,140		$542,605
	2009	$292,452	$—	$330,033	$—	$205,932		$60,263		$247,570		$1,136,250

(1)	The salaries set forth in this column reflect the actual earnings for each NEO during fiscal year 2011. The base salary for each NEO generally changes annually in the month of February. The base salaries in effect for Messrs. McGlade, McDonnell, Spector, Spengler and Guillemin from February 16, 2009 through February 14, 2010 were, respectively, $1,020,000, $527,875, $527,875, $350,000 and $295,625. The base salaries in effect for Messrs. McGlade, McDonnell, Spector, Spengler, and Guillemin from February 15, 2010 through February 13, 2011 were, respectively, $1,040,400, $538,433, $538,433, $357,000 and $307,450. The base salaries in effect for Messrs. McGlade, McDonnell, Spector, Spengler and Guillemin from February 14, 2011 through February 12, 2012 were respectively, $1,071,612, $559,970, $554,585, $364,140 and $ 322,054. Effective February 13, 2012 the base salaries for Messrs. McGlade, McDonnell, Spector, Spengler and Guillemin were increased to $1,095,723, $572,569, $567,063, $372,333 and $329,300, respectively.
(2)	In accordance with the Bonus Plan described above, incentive awards earned for 2011 performance were based upon the Company’s financial performance against criteria established at the beginning of 2011. Accordingly, the total award value is reflected in the column headed “Non-Equity Incentive Plan Compensation.” These payments were made in March 2012.
(3)	Mr. Guillemin participates in the Company’s Pension Plan, as described below in the Pension Benefits section. This amount reflects the change in the actuarial present value of his accrued benefit over the 12-month period from December 31, 2010 through December 31, 2011, using a discount rate of 4.51% for the fiscal year ended December 31, 2011, a discount rate of 5.30% for the fiscal year ended December 31, 2010, a discount rate of 5.88% for the fiscal year ended December 31, 2009, and using an assumed retirement date of November 1, 2019 (age 60). No other NEO participates in the Pension Plan.
(4)	This amount includes: (a) an auto/financial planning/club dues allowance of $20,000; (b) executive benefits paid for by the Company including tax gross-up payments where applicable, in the amounts of $7,892 for life insurance, $1,971 ($521 of which was to cover taxes) for personal excess liability insurance, $4,968 ($940 of which was to cover taxes) for a comprehensive physical examination; and $930 for long-term disability insurance; and (c) $24,500 in contributions to Mr. McGlade’s 401(k) plan account.
(5)	This amount includes: (a) an auto/financial planning/club dues allowance of $20,000; (b) executive benefits paid for by the Company including tax gross-up payments where applicable, in the amounts of $2,988 for life insurance, $1,971 ($521 of which was to cover taxes) for personal excess liability insurance, $2,845 ($752 of which was to cover taxes) for a comprehensive physical examination, and $930 for long-term disability insurance; and (c) $24,500 in contributions to Mr. McDonnell’s 401(k) plan account.
(6)	This amount includes: (a) an auto/financial planning/club dues allowance of $20,000; (b) executive benefits paid for by the Company including tax gross-up payments where applicable, in the amounts of $11,525 for life insurance, $1,971 ($521 of which was to cover taxes) for personal excess liability insurance, and $3,141 ($831 of which was to cover taxes) for a comprehensive physical examination; and (c) $24,500 in contributions to Mr. Spector’s 401(k) plan account.
(7)	This amount includes: (a) an auto allowance of $6,000; (b) executive benefits paid for by the Company including tax gross-up payments where applicable, in the amounts of $2,998 for life insurance, $1,971 ($521 of which was to cover taxes) for personal excess liability insurance, and $2,308 ($610 of which was to cover taxes) for a comprehensive physical examination; and (c) $24,500 in contributions to Mr. Spengler’s 401(k) plan account.
(8)	This amount includes: (a) an auto allowance of $6,000; (b) executive benefits paid for by the Company including tax gross up payments where applicable, in the amounts of $2,637 for life insurance, $2,236 ($786 of which was to cover taxes) for personal excess liability insurance, and $930 for long-term disability insurance; and (c) $9,800 in contributions to Mr. Guillemin’s 401(k) plan account.

Grants of Plan-Based Awards

There were no grants of equity plan-based awards or other stock or option awards to any of the NEOs during the year ended December 31, 2011. The following table sets forth information concerning the grant of annual non-equity incentive awards under our cash Bonus Plan during the year ended December 31, 2011. The actual payout of the awards is reflected in the Summary Compensation Table.

		Estimated Possible Payouts Under Non- Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
David McGlade	3/2/2011	$535,806	$1,071,612	$2,143,224
Michael McDonnell	3/2/2011	$181,990	$363,981	$727,961
Phillip Spector	3/2/2011	$180,240	$360,480	$720,961
Stephen Spengler	3/2/2011	$109,242	$218,484	$367,053
Thierry Guillemin	3/2/2011	$72,462	$144,924	$243,473

Employment and Other Agreements

Messrs. McGlade, McDonnell and Spector each are employed with the Company pursuant to employment agreements with Intelsat Management.

Pursuant to his employment agreement, Mr. McGlade serves as Deputy Chairman of the Board of Directors and Chief Executive Officer. Mr. McDonnell serves as Executive Vice President and Chief Financial Officer and Mr. Spector serves as Executive Vice President and General Counsel of the Company.

Messrs. Spengler and Guillemin are not party to employment agreements with the Company; however, the Company does have certain severance and other obligations to them pursuant to Company policies and each has a letter agreement covering the payment of severance benefits in the event of certain termination circumstances.

Each of the NEOs is a party to agreements governing the terms of his restricted share awards and option awards. Details of the agreements in place for 2011 for each of the NEOs appear below.

Employment Agreements with Messrs. McGlade, McDonnell and Spector

McGlade Employment Agreement. On December 29, 2008, Mr. McGlade entered into a new employment agreement with Intelsat Global and the Company, effective as of February 4, 2008, as amended on May 6, 2009 and assigned to Intelsat Management on December 21, 2009 (the “McGlade Employment Agreement”). The McGlade Employment Agreement provides for Mr. McGlade’s continued employment as Chief Executive Officer of each of Intelsat Global and the Company, his continued service as a member of the board of directors of each of Intelsat Global and the Company, and his nomination for reelection as a member of the board of directors of each of Intelsat Global and the Company at the expiration of the then current term. The McGlade Employment Agreement supersedes the terms and conditions of his prior employment agreement.

McDonnell Employment Agreement. On May 6, 2009, Mr. McDonnell entered into an employment agreement with Intelsat Global and the Company, as assigned to Intelsat Management on December 21, 2009 (the “McDonnell Employment Agreement”). The McDonnell Employment Agreement provides for Mr. McDonnell’s continued employment as Executive Vice President and Chief Financial Officer of each of Intelsat Global and the Company. The McDonnell Employment Agreement supersedes the terms and conditions of the offer letter between Mr. McDonnell and the Company.

Spector Employment Agreement. On May 6, 2009, Mr. Spector entered into an employment agreement with Intelsat Global and the Company, as assigned to Intelsat Management on December 21, 2009 (the “Spector Employment Agreement”). The Spector Employment Agreement provides for Mr. Spector’s continued

employment as Executive Vice President and General Counsel of each of Intelsat Global and the Company. The Spector Employment Agreement supersedes the terms and conditions of his prior employment agreement.

Compensation and Benefits. The McGlade, McDonnell and Spector Employment Agreements have a term of one year and renew automatically for successive one year periods, unless earlier terminated. The McGlade Employment Agreement provides that Mr. McGlade will be paid an annual base salary of no less than $1,000,000 during the term, which will be reviewed for increase no less frequently than annually. The McDonnell and Spector Employment Agreements provide that Messrs. McDonnell and Spector will each be paid an annual base salary of no less than $527,875 during the term, which will be reviewed for increase no less frequently than annually.

For 2011, the McGlade Employment Agreement provides that Mr. McGlade will be eligible for (i) a basic annual bonus of 100% of annual base salary, based on meeting pre-established performance criteria, and (ii) two additional annual bonuses, the “stretch” bonus and “super stretch” bonus, each of 50% of annual base salary and each based on meeting incrementally more difficult to achieve pre-established performance criteria.

In March of 2012, the McGlade Employment Agreement was amended to provide that he would be eligible for (i) a basic annual bonus of 100% of annual base salary based on meeting pre-established performance criteria, and (ii) an additional “stretch” bonus of 100% of annual base salary based on meeting more difficult to achieve pre-established criteria. The change in bonus structure for 2012 was designed to simplify the incentive structure and to incentivize stronger over-performance by increasing the reward for hitting a higher target.

For 2011, the McDonnell and Spector Employment Agreements provide that Messrs. McDonnell and Spector will be eligible for (i) a basic annual bonus of 65% of annual base salary, based on meeting pre-established performance criteria, and (ii) two additional annual bonuses, the “stretch” bonus at 50% of base salary and the “super stretch” bonus at 15% of annual base salary, each based on meeting incrementally more difficult to achieve pre-established performance criteria.

In March of 2012, the McDonnell and Spector Employment Agreements were amended to provide that they would each be eligible for (i) a basic annual bonus of 65% of annual base salary based on meeting pre-established performance criteria, and (ii) an additional “stretch” bonus of 65% of annual base salary based on meeting more difficult to achieve pre-established criteria. Consistent with modifications to Mr. McGlade’s employment agreement, the change in bonus structure for 2012 was designed to simplify the incentive structure and to incentivize stronger over-performance by increasing the reward for hitting a higher target.

During the employment term, Messrs. McGlade, McDonnell and Spector will each be eligible to participate in the Company’s employee benefit plans and programs. The McGlade Employment Agreement and Spector Employment Agreement also provide for them to receive certain retiree medical benefits for the respective lifetimes of Mr. McGlade and Mr. Spector and their spouses under the Intelsat Group Welfare Benefits Plan.

The McGlade, McDonnell and Spector Employment Agreements also provide for the executives to receive certain perquisites as set forth therein and quantified and summarized in the Summary Compensation Table set forth above.

Severance Benefits. The McGlade, McDonnell and Spector Employment Agreements also provide for certain severance benefits to be paid to the executive in the event of employment termination under certain circumstances. Specifically, if the executive’s employment is terminated without cause or if he resigns for good reason (in either case as defined in the McGlade, McDonnell and Spector Employment Agreements) on or after January 1, 2009, subject to his timely execution and non-revocation of a waiver and release of claims and the executive’s continued compliance with the terms of the employment agreement, and except as otherwise required by law or by the terms of the Company’s benefit plans (excluding severance plans), the executive will be paid severance, which severance amount shall be payable on the sixtieth day after such termination of employment. In the case of Mr. McGlade, the severance amount is equal to 1.5 times the sum of the executive’s (i) annual base salary plus (ii) the basic annual bonus and the stretch annual bonus (“Target Bonus”) as in effect on the date of such termination of employment. In the case of Messrs. McDonnell and Spector, the severance amount is equal to 1.25 times the sum of the executive’s (i) annual base salary plus (ii) the basic annual bonus as in effect on the date of such termination of employment.

In addition, in connection with a termination of the executive’s employment without cause or for good reason, and in the event of a termination of his employment by reason of his death or disability, the executive will be paid any earned but unpaid compensation and a pro-rata Target Bonus for the year of his termination of employment based on actual results and the portion of the fiscal year the executive was employed by the Company through the effective date of such termination of employment, payable in the calendar year following such termination of employment at such time bonuses are paid to the Company’s other senior executives. The McGlade, McDonnell and Spector Employment Agreements define good reason to include any of (i) a material diminution of title, position or responsibilities, (ii) a material breach by the Company of any terms of the applicable executive’s Employment Agreement; (iii) a reduction of the executive’s base salary or bonus potential, and (iv) under certain specified conditions, relocation or a requirement to work from a location other than the principal place of employment.

In the event that certain specified change in control transactions occur, and the affirmative written consent of certain shareholders is not required for the Company to terminate the executive’s employment at the time of such termination, and the executive is terminated without cause or resigns for good reason (each as defined in the applicable McGlade, McDonnell or Spector Employment Agreement), then applicable vesting provisions of the executive’s equity award agreements shall apply as if a change in control (as defined in the applicable McGlade, McDonnell or Spector Employment Agreement) had occurred immediately prior to such termination of employment. If the affirmative written consent of certain shareholders is required for the Company to terminate the executive’s employment at the time of such termination following such a corporate transaction, and the executive is terminated without cause or resigns for good reason on or after the date that is eighteen months following the date of such corporate transaction, then the applicable vesting provision of the executive’s equity award agreements shall apply as if a change in control had occurred immediately prior to such termination of employment.

Partial Gross Up Payment. In the event that an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), will be imposed on any compensation or benefits received by Messrs. McGlade, McDonnell or Spector, then, if (i) no shares of the Company are readily tradable on an established securities market or otherwise and (ii) the shareholders that controlled more than 75% of the voting power of the Company entitled to vote on February 4, 2008 no longer hold 75% of such voting power at the time such excise tax would be imposed, the Company shall pay the executive an additional payment (the “Partial Gross-Up Payment”) equal to the amount of the excise tax that will be imposed on such compensation or benefits; provided, that such Partial Gross-Up Payment will not include any additional payments for any federal, state or local income taxes imposed on such compensation or benefits or on the Partial Gross-Up Payment, including any excise tax imposed on the Partial Gross-Up Payment. In the event that excise tax under Section 4999 of the Code will be imposed on any compensation or benefits received by Messrs. McGlade, McDonnell or Spector and the Company’s shares are readily tradable on an established securities market or otherwise at such time, then the Company shall pay the executive an additional payment such that he will be placed in the same after-tax position that he would have been in had no excise tax been imposed.

Non-Competition. The McGlade, McDonnell and Spector Employment Agreements each provide that, during the executive’s employment with the Company and for one year after termination of his employment, whether voluntary or involuntary, the executive will not compete with the Company or its affiliates or hire or attempt to hire any person who is or was, during the year prior to the termination of his employment, an employee of the Company.

Employment Arrangements with Messrs. Spengler and Guillemin

Messrs. Spengler and Guillemin do not have employment agreements, but under the terms of the Company’s severance plans and agreements, in the event their employment is involuntarily terminated without cause, Messrs. Spengler and Guillemin are entitled to a severance benefit equal to nine months’ salary and eight months’ salary, respectively, and executive outplacement services. The severance benefits are contingent upon the executive signing a standard release of claims and a non-compete, non-solicitation and non-disparagement agreement. Cause is defined as willful misconduct or negligence in the performance of duties. Additionally, on May 8, 2009, Intelsat Global entered into letter agreements with Messrs. Spengler and Guillemin providing for an enhanced severance benefit under certain limited circumstances (the “Severance Agreements”). The Severance Agreements provide that in the event the executive is terminated without cause or resigns for good reason (in either case as defined in the Severance Agreement) following certain specified corporate transactions identified in the Severance Agreements, the executive will be paid an amount equal to one times base salary as in effect on the date of termination, payable in a lump sum on the sixtieth day after such termination of employment. The Severance Agreements will supersede each executive’s previously existing severance arrangements to the extent the Severance Agreements apply with respect to an executive’s termination of employment.

Equity Award Agreements

McGlade, McDonnell and Spector Awards. On May 6, 2009, Messrs. McGlade and Spector each entered into a Class A Restricted Share Agreement, a Class B Restricted Share Agreement and an Option Agreement and Mr. McDonnell entered into a Class B Restricted Share Agreement and an Option Agreement, each with Intelsat Global.

The Class A Restricted Share Agreements entered into with Messrs. McGlade and Spector govern the terms and conditions applicable to the executive’s outstanding restricted share awards under a previous plan that were unvested at the time of the Sponsors Acquisition Transaction and were exchanged for restricted shares in the new corporate entity (“Rollover Shares”). These Rollover Shares are subject to vesting and forfeiture provisions. Subject to the executive’s continued employment, the Class A Shares subject to the Class A Restricted Share Agreement vest in twenty-four equal monthly installments on the last day of each month commencing February 29, 2008. As of January 31, 2010, these Rollover Shares were 100% vested. The Class A Restricted Share Agreement also provides that in the event of the executive’s termination of employment, Intelsat Global may repurchase the Rollover Shares generally for fair market value, unless the termination is for cause. If the executive is terminated for cause, the shares may be repurchased for the executive’s purchase price or the per share fair market value of the Class A Shares as of February 4, 2008. The Class A Restricted Share Agreements govern 158,810.45 Rollover Shares for Mr. McGlade and 70,165.54 Rollover Shares for Mr. Spector.

The Class B Restricted Share Agreements entered into with Messrs. McGlade, McDonnell and Spector govern the terms and conditions applicable to the Class B Shares issued to each executive as of May 6, 2009. A portion of the Class B Shares subject to the Class B Restricted Share Agreement are subject to time vesting (“Class B Time-Vesting Shares”) and a portion of the Class B Shares are subject to annual performance-based vesting upon the achievement of certain adjusted EBITDA and revenue goals for fiscal years 2008 and 2009 for Messrs. McGlade and Spector and for fiscal years 2008, 2009 and 2010 for Mr. McDonnell (“Class B Performance Shares”).

Mr. McGlade was awarded 319,472 Class B Shares, with 228,194 designated as Class B Time-Vesting Shares and the remaining 91,278 designated as Class B Performance Shares. Of the 228,194 Class B Time-Vesting Shares issued to Mr. McGlade, 25% were vested on the date of grant and the remaining shares vest in equal installments over 45 months from the date of grant, commencing on June 4, 2009. Mr. McDonnell was awarded 80,679 Class B Shares, with 57,628 designated as Class B Time-Vesting Shares and the remaining 23,051 designated as Class B Performance Shares. Of the 57,628 Class B Time-Vesting Shares issued to

Mr. McDonnell, 10% were vested on the date of grant and the remaining shares vest in equal installments over 54 months from the date of grant, commencing on June 4, 2009. Mr. Spector was awarded 80,679 Class B Shares, with 57,628 designated as Class B Time-Vesting Shares and the remaining 23,051 designated as Class B Performance Shares. Of the 57,628 Class B Time-Vesting Shares issued to Mr. Spector, 25% were vested on the date of grant and the remaining shares vest in equal installments over 45 months from the date of grant, commencing on June 4, 2009.

In the event of a change in control, as defined in the 2008 Share Plan, the Class B Time-Vesting Shares become fully vested, and the Class B Performance Shares vest if, upon a change in control or other realization event, certain principal shareholders receive a three times multiple on their investment (four times if it occurs after February 4, 2015). In the event the executive dies or becomes disabled, the Class B Time-Vesting Shares become fully vested and the Class B Performance Shares cease vesting and unvested shares are forfeited, unless, within six months following such termination, an initial public offering occurs or Intelsat Global enters into a definitive agreement resulting in a change in control, in which case the unvested shares will be eligible to become vested as if a change in control had occurred immediately prior to termination (“Transaction Vesting Protection”). In the event the executive is terminated without cause or resigns for good reason (in either case as defined in the executive’s Employment Agreement), the Transaction Vesting Protection applies to both the Class B Time-Vesting and Class B Performance Shares, and if such termination occurs after July 31, 2010 (April 30, 2011 for Mr. McDonnell), 50% of the unvested Class B Time-Vesting Shares vest. The Class B Restricted Share Agreements for Messrs. McGlade, McDonnell and Spector provide for similar repurchase rights for Intelsat Global as are set forth in the executive’s Class A Restricted Share Agreement, provided, however, that the repurchase price is generally a liquidation fair market value. In the event the executive breaches any covenants contained in the executive’s Employment Agreement, he will be required to repay Intelsat Global for all the Class B Shares which vested during the twelve months preceding the breach of the covenants.

The Option Agreements entered into with Messrs. McGlade, McDonnell and Spector govern the terms and conditions applicable to options to purchase Class A Shares granted to each executive as of May 6, 2009. The exercise price of each option is $100 per share. Each option is subject to performance vesting. Each option will vest with respect to a portion of the Class A Shares (the “Annual Performance Options”) based upon the achievement of certain adjusted EBITDA and revenue goals for 2010, 2011 and 2012 (and 2013 with respect to Mr. McDonnell), as defined in the Option Agreement, subject to catch-up vesting upon achievement of targets in later years or if certain principal shareholders of Intelsat Global receive a three times multiple on their investment in connection with a change in control or other realization event (four times if it occurs after February 4, 2015). Upon the occurrence of a change in control or other realization event for certain specified shareholders, the option will vest ratably with respect to the remaining Class A Shares (the “Exit Performance Option”) based upon a sliding scale of return on certain specified shareholders’ investment from 3.3 times to 4.1 times. The option generally expires on the earliest to occur of: (i) February 4, 2018, (ii) 90 days following resignation without good reason, (iii) one year following termination without cause or for good reason or upon death or disability, or (iv) the date of termination for cause. The option is subject to Transaction Vesting Protection following a termination due to death or disability, a termination without cause, or a resignation for good reason. Additionally, in the event that the executive is terminated without cause or resigns for good reason following certain specified corporate transactions, the option will vest as if a change in control had occurred immediately prior to termination. The Class A Shares acquired upon exercise of the options are subject to Intelsat Global repurchase rights similar to the rights specified in the executives’ Class A Restricted Share Agreements. In the event the executive breaches any covenants contained in the executive’s Employment Agreement, he will be required to repay Intelsat Global an amount equal to the number of shares acquired pursuant to the option during the twelve months preceding the breach of the covenants multiplied by the excess of the fair market value of the shares over the exercise price paid.

Mr. McGlade was awarded options to purchase 251,013 Class A Shares, with 136,916 designated as Annual Performance Options and the remaining 114,097 designated as Exit Performance Options. Mr. McDonnell was awarded options to purchase 63,391 Class A Shares, with 34,577 designated as Annual Performance Options and the remaining 28,814 designated as Exit Performance Options. Mr. Spector was awarded options to purchase 63,391 Class A Shares, with 34,577 designated as Annual Performance Options and the remaining 28,814 designated as Exit Performance Options.

Spengler and Guillemin Awards. On May 8, 2009, Intelsat Global entered into Class A Restricted Share Agreements, Class B Restricted Share Agreements and Option Agreements with each of Messrs. Spengler and Guillemin.

The Class A Restricted Share Agreements govern the terms and conditions applicable to Rollover Shares, consisting of the Class A Shares issued to Messrs. Spengler and Guillemin as of February 4, 2008 in exchange for a previous equity award. Mr. Spengler’s Class A Restricted Share Agreement covers 16,237.41 Class A Shares and Mr. Guillemin’s Class A Restricted Share Agreement covers 3,044.47 Class A Shares. The shares are subject to vesting and forfeiture provisions. Subject to each of their continued employment, the Class A Shares subject to the Class A Restricted Share Agreements vest in twenty-three equal monthly installments on the first day of each month commencing on March 1, 2008. As of January 1, 2010, these Rollover Shares were 100% vested. The Class A Restricted Share Agreements provide that in the event of the holder’s termination of employment, Intelsat Global may repurchase the shares subject to the agreement generally for fair market value, unless the executive resigns without good reason or the termination is for cause. If either Mr. Spengler or Mr. Guillemin resigns without good reason, his shares may be repurchased at a price per share equal to the lesser of the fair market value on the date of resignation or $100. If either Mr. Spengler or Mr. Guillemin is terminated for cause, his shares may be repurchased at a price per share equal to par value.

The Class B Restricted Share Agreements govern the terms and conditions applicable to the Class B Shares issued to Messrs. Spengler and Guillemin as of May 8, 2009. A portion of the Class B Shares subject to the Class B Restricted Share Agreement are subject to time vesting (“Class B Time-Vesting Shares”) and a portion of the Class B Shares are subject to annual performance-based vesting upon the achievement of certain adjusted EBITDA and revenue goals for fiscal years 2008 and 2009 for Messrs. Spengler and Guillemin (“Class B Performance Shares”).

Mr. Spengler’s Class B Restricted Share Agreement covers 47,320 Class B Shares of which 33,800 are designated as Class B Time-Vesting Shares and the remaining 13,520 are designated as Class B Performance Shares. Mr. Guillemin’s Class B Restricted Share Agreement covers 30,758 Class B Shares of which 21,970 are designated as Class B Time-Vesting Shares and the remaining 8,788 are designated as Class B Performance Shares. With respect to the Class B Time-Vesting Shares issued to each of Messrs. Spengler and Guillemin, 25% of the shares vested as of the date of grant and the remaining shares vesting in equal installments over 45 months from the date of grant, commencing on June 4, 2009.

In the event of a change in control, as defined in the award agreements, the Class B Time-Vesting Shares issued to Messrs. Spengler and Guillemin become fully vested, and their Class B Performance Shares vest if, upon a change in control or other realization event, certain principal shareholders of Intelsat Global receive a three times multiple on their investment (four times if it occurs after February 4, 2015). In the event that either Mr. Spengler or Mr. Guillemin is terminated without cause, as defined in the 2008 Share Plan, resigns for any reason, dies or becomes disabled, his Class B Time-Vesting Shares and Class B Performance Shares cease vesting and all unvested shares are forfeited.

In the event that either Mr. Spengler or Mr. Guillemin is terminated without cause or resigns for good reason (as defined in the Class B Restricted Share Agreement) following certain specified corporate transactions, his respective Class B Time-Vesting Shares and Class B Performance Shares will vest as if a change in control had occurred immediately prior to such termination. The Class B Restricted Share Agreements also provide that in the event of the holder’s termination of employment without cause or for good reason, Intelsat Global may repurchase the shares subject to the agreement generally for a liquidation fair market value. If the termination is for cause, the shares may be repurchased at a price per share equal to par value. The Class B Restricted Share

Agreements also contain covenants generally restricting Messrs. Spengler and Guillemin from competing against Intelsat Global for a period of one year following termination. In the event of a breach of this covenant, or any other applicable covenants, the executive will be required to repay Intelsat Global for all the Class B Shares which vested during the twenty-four months preceding the breach of the covenants.

The Option Agreements govern the terms and conditions applicable to options to purchase Class A Shares granted to Messrs. Spengler and Guillemin as of May 8, 2009. Mr. Spengler was awarded an option to purchase 37,180 Class A Shares, with 20,280 designated as Annual Performance Options and the remaining 16,900 designated as Exit Performance Options. Mr. Guillemin was awarded an option to purchase 24,167 Class A Shares, with 13,182 designated as Annual Performance Options and the remaining 10,985 designated as Exit Performance Options. The exercise price of each option is $100 per share. The options are subject to performance vesting as set forth above for the other executives’ Annual Performance Options and Exit Performance Options. The options generally expire on the earliest to occur of: (i) February 4, 2018, (ii) 90 days following termination of employment, other than as a result of death or disability, (iii) one year following termination upon death or disability, and (iv) the date of termination for cause. In the event that either Mr. Spengler or Mr. Guillemin is terminated without cause or resigns for good reason following certain specified corporate transactions, his respective options will vest as if a change in control had occurred immediately prior to such termination. The Class A Shares acquired upon exercise of the options are subject to repurchase rights similar to the rights specified in the Class A Restricted Share Agreements. The Option Agreements contain similar covenants as the Class B Restricted Share Agreements. In the event of a breach of any of the covenants contained in the Option Agreements, or any other applicable covenants, the individual will be required to repay Intelsat Global an amount equal to the number of shares acquired pursuant to the option during the twenty-four months preceding the breach of the covenants multiplied by the excess of the fair market value of the shares over the exercise price paid.

Management Shareholders Agreement. Each recipient of an equity award is, or prior to the exercise of any options, will become a party to that certain Management Shareholders Agreement, entered into on May 6, 2009 and effective as of February 4, 2008, by and among Intelsat Global, the principal shareholders of Intelsat Global and all employees (the “Management Shareholders”) who hold Class A Shares or Class B Shares (the “Management Shareholders Agreement”). The Management Shareholders Agreement governs the terms and conditions of a Management Shareholder’s ownership of Class A Shares and Class B Shares and applies to each Management Shareholder and any person or entity to whom the Management Shareholder’s shares are transferred (whether voluntarily or involuntarily).

In general, the Management Shareholders Agreement prevents Management Shareholders from transferring any Class A Shares or Class B Shares without the consent of the Board of Directors of Intelsat Global. If the Board approves any such transfer, certain shareholders have a right of first offer to purchase the shares proposed to be transferred. Notwithstanding the general prohibition on transferring shares, Management Shareholders may be permitted to transfer shares pursuant to “tag along” and “drag along” rights set forth in the Management Shareholders Agreement.

In addition, the Management Shareholders Agreement permits certain principal shareholders to repurchase Class A Shares and/or Class B Shares from a Management Shareholder following the Management Shareholder’s termination of employment if Intelsat Global does not repurchase such shares pursuant to the applicable award agreement. The Management Shareholders Agreement also provides “priority subscription” rights. If certain principal shareholders purchase additional shares, the priority subscription rights allow Management Shareholders to purchase additional shares on the same terms as the sponsor shareholders.

The Management Shareholders Agreement terminates upon an initial public offering (generally defined as a public offering of at least 20% of outstanding shares of Intelsat Global), the liquidation of Intelsat Global or sale of all or substantially all of Intelsat Global’s assets, or a date established by the Board to terminate the Management Shareholders Agreement. In addition, the Management Shareholders Agreement may terminate at specified times following Intelsat Global’s merger with a public company.

Each of Messrs. McGlade, Spector, and McDonnell have entered into letter agreements (the “MSA Letter Agreements”) amending the Management Shareholders Agreement as it applies to the shares held by such executives. The MSA Letter Agreements generally provide for “piggy back registration rights,” additional option grants upon certain conversions of Class B Shares, and limits on Intelsat Global’s ability to repurchase co-invest Class A Shares purchased by certain of the executives pursuant to subscription agreements if the fair market value is less than the original purchase price per share for such shares.

Unallocated Bonus Plan

On August 20, 2010, Intelsat Global adopted the Unallocated Bonus Plan (the “Unallocated Plan”) in connection with the equity awards available to management under the 2008 Share Plan. Pursuant to the 2008 Share Plan, 1,989,975 shares (approximately 10% of the shares of Intelsat Global) may be awarded to management as options and/or restricted shares (the “Pool”). The Unallocated Plan provides for the distribution of the value of any unallocated shares that remain in the Pool, and that otherwise would have been vested, on certain measurement dates to the recipients of equity under the 2008 Share Plan who remain employed by the Company at that time. Each such equity participant will be eligible to receive a pro-rata share of the value of the unallocated Pool, based on the percentage of allocated shares held by such participant and the length of time elapsed since such participant was granted the underlying award(s). The bonus will be payable in the form of cash or shares of Intelsat Global, as set forth in the Unallocated Plan. If equity participants do not become eligible to receive a bonus under the Unallocated Plan on or prior to February 4, 2015, the Unallocated Plan expires and no bonuses will be payable. At the same time as and in connection with the adoption of the Unallocated Plan, Intelsat Global entered into letter agreements with Messrs. McGlade, Spector and McDonnell providing that the Unallocated Plan may not be amended in any manner that would adversely affect the rights of any of Mr. McGlade, Mr. Spector or Mr. McDonnell under the plan without such individual’s prior consent. To date, no awards have been made under the Unallocated Plan.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning the number and value of any outstanding unvested restricted share awards, equity incentive plan awards and unexercised options held by the NEOs at December 31, 2011. There was no public market for Intelsat Global’s common stock as of December 31, 2011.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
David McGlade	45,639	(1)	—	91,277	(2)	$100.00	2/4/2018	53,245	$4,469,949	(4)
	—		—	114,097	(3)	$100.00	2/4/2018

Michael McDonnell	2,881	(1)	—	31,696	(2)	$100.00	2/4/2018	22,091	$1,854,508	(4)
	—		—	28,814	(3)	$100.00	2/4/2018

Phillip Spector	11,526	(1)	—	23,051	(2)	$100.00	2/4/2018	13,446	$1,128,828	(4)
	—		—	28,814	(3)	$100.00	2/4/2018

Stephen Spengler	6,760	(1)	—	13,520	(2)	$100.00	2/4/2018	7,887	$662,094	(4)
	—		—	16,900	(3)	$100.00	2/4/2018

Thierry Guillemin	4,394	(1)	—	8,788	(2)	$100.00	2/4/2018	5,126	$430,347	(4)
	—		—	10,985	(3)	$100.00	2/4/2018

(1)	The Annual Performance Options for 2010 performance vested on March 2, 2011.
(2)	The vesting date for the Annual Performance Option awards is annually on the date the board of directors approves the audited financial statements of 2010, 2011 and 2012 (and 2013 in the case Mr. McDonnell) for the Annual Performance Options, contingent upon meeting annual revenue and adjusted EBITDA performance targets. The performance targets for 2010 were met.
(3)	The vesting date for the Exit Performance Option awards is contingent upon certain principal shareholders of Intelsat Global receiving cumulative returns on their investment in excess of 3.3 times their initial investment.

(4)	This award is for Class B Shares of Intelsat Global. The market value reflected here is based upon management’s estimate of fair value, relying in part on the most recent independent valuation performed, dated as of December 31, 2011, which set forth a Class B Share fair value of $83.95 per share. The vesting date for the Class B Time-Vesting Shares is monthly, with full vesting occurring for Messrs. McGlade, Spector, Spengler and Guillemin on February 4, 2013 and for Mr. McDonnell on November 4, 2013.

Option Exercises and Stock Vested

The following table sets forth certain information regarding the number of restricted shares and options that vested in 2011, together with the corresponding amounts realized by the NEOs.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise		Number of Shares Acquired on Vesting	Value Realized on Vesting
David McGlade	—	$—	(1)	45,639	$3,831,374	(2)
Michael McDonnell	—	$—	(1)	20,171	$1,693,325	(2)
Phillip Spector	—	$—	(1)	11,526	$967,577	(2)
Stephen Spengler	—	$—	(1)	6,760	$567,499	(2)
Thierry Guillemin	—	$—	(1)	4,394	$368,880	(2)

(1)	There were no options exercised during 2011 by the NEOs.
(2)	This award is for Class B Shares. Because Intelsat Global is privately held, there is no public market for these securities. The value realized on vesting provided here is based on management’s estimate of the fair value at the time of vesting, $83.95 per Class B Share, relying in part on the most recent independent valuation performed at the time of vesting, which was dated as of December 31, 2011.

Pension Benefits

The following table sets forth the actuarial present value of accumulated benefits for Mr. Guillemin, the only one of our NEOs who is eligible to participate in the pension plan of the Company.

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit	Payments During the Last Fiscal Year
Thierry Guillemin	Intelsat Staff Retirement Plan	12.1667	$383,022	—

The Intelsat Staff Retirement Plan is a tax-qualified defined benefit pension plan covering U.S.-based employees of Intelsat who were hired prior to July 19, 2001. The benefits under the plan are calculated based upon a set of formulas that take into account the participant’s hire date, years of service and average compensation. For Mr. Guillemin, the formula is 2.0% of final average earnings for each year of service prior to 2002, plus 1.5% of final average earnings for each year of service on or after 2002. Final average earnings for Mr. Guillemin includes regular earnings (as described in the Staff Retirement Plan) and does not include bonus payments, and is based on average earnings over the 60 months of employment that produces the highest average. Early retirement is available at age 55 with three years of service, and there is a seven year vesting schedule. The portion of Mr. Guillemin’s benefit attributable to pre-2002 service is payable on an unreduced basis at age 60. Benefit payments may be taken in the form of a single life annuity, a partially subsidized 60% or 75% joint and survivor annuity if married at the time of benefit commencement, a 50% or 100% joint and survivor annuity if unmarried at the time of benefit commencement, a lump sum or a reduced annuity plus a partial lump sum. Benefits paid in the form of an annuity are adjusted for cost of living increases but only on the portion of the benefit attributable to pre-2002 service and pre-2006 compensation. See Note 5 to our audited consolidated financial statements included elsewhere in this prospectus for additional disclosure on the assumptions used to value pension benefits.

Nonqualified Deferred Compensation

No deferred compensation programs are maintained for the Company’s NEOs.

Severance and Change of Control Arrangements

Upon termination of employment, the NEOs may receive payments under their employment agreements or Company policies, as applicable, which are described in detail in the section entitled Employment and Other Agreements and in the following section discussing benefits and payments upon termination.

Benefits and Payments Upon Termination

The following is a table which shows, hypothetically, what each of the current NEOs would receive upon termination of employment under varying circumstances, assuming such termination had occurred on December 31, 2011 and assuming that Intelsat Global repurchased equity at the repurchase price summarized in the footnotes to the table below. However, this table does not take into account all of the restrictions and other provisions of relevant employment contracts described earlier. Thus, this table does not represent guarantees to any NEO that he will receive the amounts set forth herein.

Name		Resignation Without Good Reason		Resignation With Good Reason or Involuntary Termination Without Cause		Resignation With Good Reason or Involuntary Termination Without Cause Following a Change of Control		Death or Disability		Termination For Cause
David McGlade
Accrued Salary and Vacation	(1)	$164,863		$164,863		$164,863		$164,863		$164,863
Accrued Bonus	(2)	$—		$1,607,418		$1,607,418		$1,607,418		$—
Severance	(3)	$—		$4,018,545		$4,018,545		$—		$—
Vested Shares and Options		$58,194,795	(4)	$60,588,174	(6)	$62,981,554	(7)	$62,981,554	(8)	$15,929,346	(9)
Unvested Shares and Options	(10)	$532		$266		$—		$—		$266
Medical Benefits	(11)	$306,486		$306,486		$306,486		$306,486		$—

TOTAL		$58,666,676		$66,685,752		$69,078,866		$65,060,321		$16,094,475

Michael McDonnell
Accrued Salary and Vacation	(1)	$86,149		$86,149		$86,149		$86,149		$86,149
Accrued Bonus	(2)	$—		$643,966		$643,966		$643,966		$—
Severance	(3)	$—		$1,154,938		$1,154,938		$—		$—
Vested Shares and Options		$5,526,096	(4)	$6,519,070	(6)	$7,512,044	(7)	$7,512,044	(8)	$3,467	(9)
Unvested Shares and Options	(10)	$221		$110		$—		$—		$110

TOTAL		$5,612,466		$8,404,233		$9,397,097		$8,242,159		$89,726

Phillip Spector
Accrued Salary and Vacation	(1)	$85,321		$85,321		$85,321		$85,321		$85,321
Accrued Bonus	(2)	$—		$637,773		$637,773		$637,773		$—
Severance	(3)	$—		$1,143,832		$1,143,832		$—		$—
Vested Shares and Options		$20,404,802	(4)	$21,009,219	(6)	$21,613,636	(7)	$21,613,636	(8)	$7,028,752	(9)
Unvested Shares and Options	(10)	$134		$67		$—		$—		$67
Medical Benefits	(11)	$225,341		$225,341		$225,341		$225,341		$—

TOTAL		$20,715,598		$23,101,553		$23,705,903		$22,562,071		$7,114,140

Stephen Spengler
Accrued Salary and Vacation	(1)	$56,022		$56,022		$56,022		$56,022		$56,022
Accrued Bonus	(2)	$—		$—		$—		$218,484		$—
Severance	(3)	$—		$273,105		$273,105		$—		$—
Vested Shares and Options		$1,624,135	(5)	$7,236,256	(6)	$7,945,276	(7)	$7,236,256	(8)	$7,317	(9)
Unvested Shares and Options	(10)	$79		$79		$—		$79		$79
Other	(12)	$—		$12,235		$12,235		$—		$—

TOTAL		$1,680,236		$7,577,697		$8,286,638		$7,510,841		$63,418

Thierry Guillemin
Accrued Salary and Vacation	(1)	$49,499		$49,499		$49,499		$49,499		$49,499
Accrued Bonus	(2)	$—		$—		$—		$144,924		$—
Severance	(3)	$—		$214,703		$214,703		$—		$—
Vested Shares and Options		$304,703	(5)	$3,277,462	(6)	$3,738,310	(7)	$3,277,462	(8)	$4,681	(9)
Unvested Shares and Options	(10)	$51		$51		$—		$51		$51
Other	(12)	$—		$12,235		$12,235		$—		$—

TOTAL		$354,253		$3,553,950		$4,014,747		$3,471,936		$54,231

(1)	This reflects unpaid salary for days worked prior to termination and accrued but unpaid vacation as of December 31, 2011.
(2)	It is currently the policy under our Bonus Plan that no bonus payments are made to plan participants who leave prior to the bonus payment date in March of the following year, unless otherwise provided for in an applicable employment agreement or in the event of death or disability. In the event of death or disability, the NEOs not covered by an employment agreement receive a pro-rata bonus, based upon actual financial performance, pro-rated for the date of death or disability. This number assumes a date of death or disability on December 31, 2011, and corporate and individual performance at the target level. For the NEOs with employment agreements (Messrs. McGlade, McDonnell and Spector), the agreements provide for a pro-rata bonus at the tier 1 stretch level for the year of termination based on actual results and the portion of the year he was employed. This amount assumes the maximum amount payable for a full year of employment and corporate results achieved at the tier 1 stretch level.

(3)

For NEOs with employment agreements, the severance payment is equal to (a) a severance multiple, times (b) the sum of base salary plus bonus calculated at the tier 1 stretch level for Mr. McGlade and at the basic bonus level for Messrs. McDonnell and Spector, payable in a lump sum on the 60th day following termination. The severance multiples are 1.5 for Mr. McGlade, and 1.25 for Messrs. McDonnell and Spector. For Messrs. Spengler and Guillemin, the severance payment is equal to nine months and eight months, respectively, of base salary.

(4)	Rollover Shares that are vested may be repurchased at any time during the two years following a resignation at a price per share equal to the fair market value of the share on the date of resignation. Management estimates, relying in part on the most recent independent valuation performed, that the fair market value of the Class A Shares as of December 31, 2011 was $189.90 (the “estimated FMV”). With respect to the Class B shares held by Messrs. McGlade, McDonnell and Spector, Class B shares that are vested may be repurchased at any time during the two years following a resignation at the Class B repurchase price defined in the 2008 Share Plan on the date of termination. For purposes of this table, the Class B repurchase price on December 31, 2011 was assumed to be $89.90 (the “Class B Repurchase Price”). With respect to vested options held by Messrs. McGlade, McDonnell and Spector, they may be repurchased at the estimated FMV less the exercise price, or $89.90 per option, upon voluntary resignation.
(5)	Rollover Shares that are vested may be repurchased at any time following a resignation at a price per share equal to the lesser of the fair market value of such share on (i) the date of resignation or (ii) February 4, 2008 ($100). The assumed fair market value of the Class A Shares as of December 31, 2011 was $189.90. Accordingly, the value assumes a repurchase of vested Rollover Shares for $100.00 per share. Class B Time-Vesting Shares that are vested may be repurchased at any time following termination at a price per share equal to the lesser of the Class B repurchase price at May 6, 2009 or the Class B Repurchase Price. Accordingly, because the Class B repurchase price at grant date was $0, no value has been given to any vested Class B shares, other than par value at $0.01 per share. With respect to vested options held by Messrs. Spengler and Guillemin, they may be repurchased at $0 upon voluntary resignation.
(6)	For resignation with good reason or involuntary termination without cause, vested Rollover Shares may be repurchased at any time during the two years following the termination at a price per share equal to the estimated FMV of the share on the date of termination. Accordingly, the value assumes all vested Rollover Shares are repurchased by Intelsat Global at $189.90 per share. The equity award agreements for Messrs. McGlade and Spector also provide that in the event of a change of control or initial public offering within six months after the termination of employment where the share value exceeds $189.90, the executive is entitled to an additional payment equal to the number of vested shares times the excess of the higher share value over $189.90. Class B Shares that are vested may be repurchased at any time during the two-year period following termination at a price per share equal to Class B Repurchase Price. For Messrs. McGlade, McDonnell, Spector, Spengler and Guillemin, options may be repurchased at the FMV of $89.90 per share for involuntary termination without cause or resignation with good reason.
(7)	Following a change in control, vested Rollover Shares may be repurchased at any time during the two years following the termination at a price per share equal to the fair market value on the date of termination. This value is based on the estimated FMV of $189.90 share. All unvested Class B Time-Vesting Shares immediately vest upon a change of control. Class B Performance Shares vest if performance criteria are met within six months from the date of the change in control. The value shown reflects 100% vesting on all Class B Time-Vesting and Performance Shares and assumes that the shares are repurchased at a Class B Repurchase Price. With respect to unvested options, vesting only occurs upon a change in control if the performance criteria related to the investment return are achieved by certain principal shareholders. If all investment return objectives are met at the highest levels thus causing 100% of the Annual Performance and Exit Performance Options to vest, additional amounts would be payable to Messrs. McGlade, McDonnell, Spector, Spengler and Guillemin in the amounts of $18,463,153, $5,439,849, $4,662,694, $2,734,758 and $1,777,593, respectively.
(8)	For Messrs. McGlade, McDonnell and Spector, all Class B Time-Vesting Shares become immediately vested upon the termination of the executive’s employment due to death or disability. Messrs. Spengler and Guillemin do not receive accelerated vesting upon death or disability. This value reflects a repurchase of vested Rollover Shares at $189.90 per share and a repurchase of vested Class B Shares at the Class B Repurchase Price. For Messrs. McGlade, McDonnell, Spector, Spengler and Guillemin, vested options may be repurchased at the FMV of $89.90 per share.
(9)	Upon a termination for cause, with respect to Messrs. McGlade and Spector, any vested Rollover Shares are repurchased at the paid-in-capital price of $100 per share, and with respect to Messrs. Spengler and Guillemin, any vested Rollover Shares are repurchased at par value ($0.01). Vested Class B Shares for all NEOs are also repurchased at par value ($0.01). All options are forfeited upon a termination for cause for Messrs. McGlade, McDonnell, Spector, Spengler and Guillemin.
(10)	Any unvested shares are forfeited upon termination of employment, but must be repurchased at the par value of the shares ($0.01) and returned to the corporate treasury.
(11)	The McGlade and Spector Employment Agreements provide for Messrs. McGlade and Spector to receive retiree medical benefits for the executive and his spouse upon termination of employment. This represents the present value of Intelsat’s net premium cost, using the same actuarial methods and assumptions used in connection with other post-retirement obligations as further described in Note 5 to the consolidated financial statements. For 2011, our present value of accumulated benefits assumes that the annual employer cost cap applicable to non-settlement retirees in the Intelsat Postretirement Medical Plan applies. The value also assumes immediate retirement on December 31, 2011 and that each executive and each spouse lives to age 80.
(12)	Reflects the cost of executive outplacement services.

Director Compensation

We do not compensate our directors for their service on the board of directors or any committee of the board of directors. Non-executive members of the board are reimbursed for travel and other out-of-pocket expenses related to their board service pursuant to a monitoring fee agreement entered into with certain principal shareholders on February 4, 2008. For more information regarding the monitoring fee agreement, see “—Certain Relationships and Related Transactions, and Director Independence—Certain Relationships and Related Transactions—Monitoring Fee Agreements and Transaction Fees.” Mr. Raymond Svider, Co-Chairman of BC Partners, Intelsat’s majority shareholder, is currently and has been since May 1, 2008, the Chairman of our Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Certain Related Party Transactions

Monitoring Fee Agreements and Transaction Fees

In connection with the closing of the Sponsors Acquisition Transactions, Intelsat Bermuda, now known as Intelsat Luxembourg, entered into a monitoring fee agreement (the “2008 MFA”) with the New Sponsors, or affiliates of, or entities advised by, designated by or associated with the New Sponsors, as the case may be (collectively, the “2008 MFA parties”), pursuant to which the 2008 MFA parties provide certain monitoring, advisory and consulting services to Intelsat Luxembourg. Pursuant to the 2008 MFA, an annual fee equal to the greater of $6.25 million and 1.25% of adjusted EBITDA (as defined in the Senior Bridge Loan Credit Agreement) is paid to the 2008 MFA parties, and Intelsat Luxembourg reimburses the 2008 MFA parties for their out-of-pocket expenses. Intelsat Luxembourg also agreed to indemnify the 2008 MFA parties and their directors, officers, employees, agents and representatives for losses relating to the services contemplated by the 2008 MFA and the engagement of the 2008 MFA parties pursuant to, and the performance by them of the services contemplated by, the 2008 MFA. We recorded expenses for services associated with the 2008 MFA of $23.2 million, $24.7 million and $24.9 million during the years ended December 31, 2009, 2010, and 2011, respectively.

Subscription Agreements

On May 6, 2009, Intelsat Global entered into Subscription Agreements with certain trusts established for the benefit of Mr. McGlade and his family (the “McGlade Trust”) and the benefit of Mr. Spector and his family (the “Spector Trusts”), pursuant to which the McGlade Trust purchased 100,000 Class A common shares and the Spector Trusts purchased 20,000 Class A common shares of Intelsat Global for an aggregate purchase price of $10 million and $2 million, respectively.

WildBlue Option Agreement

On August 17, 2009 we entered into an agreement with WildBlue, in which we had an ownership interest of approximately 28% prior to December 15, 2009, granting WildBlue the exclusive option to acquire certain of our rights to operate a Ka-Band satellite system at a designated orbital location for $0.2 million. This amount is included in other income, net for the year ended December 31, 2009 in our consolidated statement of operations. On December 15, 2009 we sold our ownership interest in WildBlue to Viasat Inc. in exchange for newly issued shares of Viasat Inc. common stock. A gain on the sale was recorded within our consolidated statement of operations for $27.3 million for the year ended December 31, 2009.

Resale of Intelsat Luxembourg Notes

In October 2010, ISAT Limited, our affiliate, as it is an affiliate of BC Partners, one of our principal shareholders, sold $90.9 million aggregate principal amount of Intelsat Luxembourg’s 11  1/4% Senior Notes due 2017 (the “2017 Senior Notes”) in a registered resale. We did not receive any proceeds from the resale of such notes, but in connection with such resale we agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

In April 2011, entities associated with Silver Lake sold all of the $190.9 million aggregate principal amount of the 2017 Senior Notes and $854 million aggregate principal amount of the 2017 PIK Notes that they had purchased in 2008. We did not receive any proceeds from the resale of such notes.

Horizons

As a result of the PanAmSat Acquisition Transactions, we have a joint venture with JSAT, a leading satellite operator in the Asia-Pacific region. The joint venture is named Horizons Satellite Holdings, LLC, and consists of two investments: Horizons-1 and Horizons-2. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Off-Balance Sheet Arrangements.”

Review and Approval of Related Party Transactions

We review all relationships and transactions in which we and our directors, executive officers or any beneficial owner of greater than 5% of Intelsat Global’s common shares or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from our directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related person are disclosed in our Annual Report on Form 10-K. Our audit committee charter also provides for the review of related party transactions by our audit committee.

In addition, we and our board of directors follow the requirements set forth in the transactions with affiliates covenant contained in our indentures and credit agreement. In summary, these agreements provide that we will not, and we will not permit any of our restricted subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of our properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with or for the benefit of, any affiliate (as defined in the agreements) involving aggregate consideration in excess of specified thresholds, unless we determine that the terms of such transaction are not materially less favorable to such company than those that could have been obtained in a comparable transaction by such company with an unrelated person and that the terms of such transaction are substantially as favorable to such company as it would obtain in a comparable arm’s-length transaction with a person that is not an affiliate, subject to certain exceptions specified in such agreements. Copies of our indentures and credit agreement are on file with the SEC as exhibits to our periodic filings.

Director Independence

We are a privately held corporation. Under current rules of public trading markets, such as the NASDAQ and the New York Stock Exchange, only Mr. Kangas would be deemed to be “independent,” as each of our other directors is either associated with the New Sponsors or is a member of our management.

PRINCIPAL SHAREHOLDERS

Intelsat S.A. is an indirect, wholly-owned subsidiary of Intelsat Global Holdings. Shares of Intelsat Global Holdings are currently held by the New Sponsors and certain members of our management and other designated employees.

The members of Intelsat S.A.’s board of directors nominated by a New Sponsor may be deemed to beneficially own shares owned by such New Sponsors. The following table and accompanying footnotes show information regarding the beneficial ownership of Intelsat Global’s Holdings common shares by:

•	each person known by us to beneficially own 5% or more of Intelsat Global Holdings’ outstanding common shares;

•	each of Intelsat Global Holdings’ and our directors;

•	each Named Executive Officer; and

•	all directors and executive officers as a group.

The percentage of beneficial ownership set forth below is based on approximately 14,909,421.47 Intelsat Global Holdings Class A common shares and 822,018.00 Class B common shares issued and outstanding as of November 15, 2012. All Class A common and Class B common shares listed in the table below are entitled to one vote per share, unless otherwise indicated in the notes thereto. Unless otherwise indicated, the address of each person named in the table below is c/o Intelsat Global Holdings S.A., 4, rue Albert Borschette, L-1246 Luxembourg.

Name of Beneficial Owner:	Number of Class A Common Shares Beneficially Owned(1)	% of Class A Common Shares Beneficially Owned(1)	Number of Class B Common Shares Beneficially Owned(1)	% of Class B Common Shares Beneficially Owned(1)	Number of All Voting Shares Beneficially Owned(1)	% of All Voting Shares Beneficially Owned(1)
Serafina(2)	11,330,000.04	76.0%	—	—	11,330,000.04	72.0%
SLP III Investment Holding S.à r.l(3)	2,500,000.00	16.8%	—	—	2,500,000.00	15.9%
David McGlade(4)	304,449.12	2.0%	319,472.00	38.9%	623,921.12	4.0%
Phillip Spector(5)	101,691.21	*	80,679.00	9.8%	182,370.21	1.2%
Michael McDonnell(6)	*	*	80,679.00	9.8%	*	*
Stephen Spengler(7)	*	*	47,320.00	5.8%	*	*
Thierry Guillemin(8)	*	*	30,758.00	3.7%	*	*
Directors and Executive
Officers as a Group
(12 persons)(9)	14,273,115.25	95.7%	558,908.00	68.0%	14,832,023.25	94.3%

*	Represents beneficial ownership of less than one percent of shares outstanding.
(1)	The amounts and percentages of Intelsat Global Holdings’ shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of such securities as to which such person has an economic interest.
(2)

The shares beneficially owned by Serafina S.A. are beneficially owned by the limited partnerships comprising the fund commonly known as BC European Capital VIII fund, BC European Capital—Intelsat Co-Investment, BC European Capital—Intelsat Co-Investment 1 and BC European Capital—Intelsat Syndication L.P. CIE Management II Limited is the general partner of, and has investment control over the shares held by, each of the BC European Capital VIII fund, BC European Capital—Intelsat Co-Investment, BC European Capital—

Intelsat Co-Investment 1 and BC European Capital—Intelsat Syndication L.P. CIE Management II Limited may, therefore, be deemed to have shared voting and investment power over the shares beneficially owned by each of these entities. Because CIE Management II Limited is managed by a board of directors, no individuals have ultimate voting or investment control (as determined by Rule 13d-3) over the shares that may be deemed beneficially owned by CIE Management II Limited.
(3)	The common shares held of record by SLP III Investment Holding S.à r.l. are beneficially owned by its shareholders Silver Lake Partners III, L.P. (“SLP”) and Silver Lake Technology Investors III, L.P. (“SLTI”). Silver Lake Technology Associates III, L.P. (“SLTA”) serves as the general partner of SLP and SLTI and may be deemed to beneficially own the shares directly owned by SLP and SLTI. SLTA III (GP), L.L.C. (“SLTA GP”) serves as the general partner of SLTA and may be deemed to beneficially own the shares directly owned by SLP and SLTI. Silver Lake Group, L.L.C. (“SLG”) serves as the managing member of SLTA GP and may be deemed to beneficially own the shares directly owned by SLP and SLTI. SLG has sole voting and investment control over the shares directly owned by SLP and SLTI. SLG is controlled by Michael Bingle, James Davidson, Egon Durban, Kenneth Hao, Glenn Hutchins, Gregory Mondre and David Roux, each of whom disclaim beneficial ownership of such shares except to the extent of each individual’s pecuniary interest. The address for each of SLP, SLTI, SLTA, SLTA GP and SLG is 2775 Sand Hill Road, Suite 100, Menlo Park, CA 94025. Mr. Egon Durban is a member of our board of directors.
(4)	Includes shares held by The David P. McGlade 2009 GRAT dated May 12, 2009, The David P. McGlade 2010 GRAT dated August 24, 2010, The David P. McGlade 2011 GRAT dated August 25, 2011, McGlade Investments II, LLC and the David P. McGlade Declaration of Trust. Mr. McGlade exercises voting power over these shares. Mr. McGlade also holds options entitling him to purchase 45,638.67 Class A common shares within sixty days of November 15, 2012. A portion of these shares and options is subject to vesting and other restrictions described in “Management—Executive Compensation—Compensation Discussion and Analysis.”
(5)	Includes shares held by The Phillip L. Spector Trust U/A dated 12/21/07, The Phillip L. Spector 2007 Family Trust, The Adam L. Spector 2011 Descendants Trust U/A dated September 30, 2011 and The David L. Spector 2011 Descendants Trust U/A dated September 30, 2011. Mr. Spector exercises voting power over these shares. Mr. Spector also holds options entitling him to purchase 11,525.67 Class A common shares within sixty days of November 15, 2012. A portion of these shares and options is subject to vesting and other restrictions described in “Management—Executive Compensation—Compensation Discussion and Analysis.”
(6)	Includes shares held by The McDonnell 2010 GRAT and The McDonnell 2011 GRAT, over which Mr. McDonnell exercises voting power. Mr. McDonnell also holds options entitling him to purchase 2,881.00 Class A common shares within sixty days of November 15, 2012. A portion of these shares and options is subject to vesting and other restrictions as described in “Management—Executive Compensation—Compensation Discussion & Analysis.”
(7)	Mr. Spengler exercises voting power over 16,237.41 Class A common shares and 47,320.00 Class B common shares, and holds options entitling him to purchase 6,760.00 Class A common shares within sixty days of November 15, 2012. A portion of these shares and options is subject to vesting and other restrictions as described in “Management—Executive Compensation—Compensation Discussion and Analysis.” Mr. Spengler’s business address is 3400 International Drive, N.W., Washington, D.C. 20008.
(8)	Mr. Guillemin exercises voting power over 3,044.47 Class A common shares and 30,758.00 Class B common shares, and holds options entitling him to purchase 4,394.00 Class A common shares within 60 days of November 15, 2012. A portion of these shares and options is subject to vesting and other restrictions as described in “Management—Executive Compensation—Compensation Discussion and Analysis.” Mr. Guillemin’s business address is 3400 International Drive, N.W., Washington, D.C. 20008.
(9)	Directors and executive officers as a group hold 14,198,257.91 Class A common shares, 558,908.00 Class B common shares and options and share-based compensation arrangements entitling them to purchase 74,857.34 Class A common shares that are exercisable within sixty days of November 15, 2012 under applicable vesting schedules.

DESCRIPTION OF OTHER INDEBTEDNESS

The following is a summary of our outstanding indebtedness other than the notes as of the date of this prospectus. The following summary does not reflect some of the name changes effected in connection with the Migration. For additional information regarding our historical debt and other financing arrangements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Intelsat Jackson Senior Secured Credit Facilities

On January 12, 2011, Intelsat Jackson entered into the Intelsat Jackson Secured Credit Agreement, which includes a $3.25 billion term loan facility maturing in April 2018 and a $500.0 million revolving credit facility with a five-year maturity, and borrowed the full $3.25 billion available under the term loan facility.

The term loan facility requires regularly scheduled quarterly payments of principal equal to 0.25% of the original principal amount of the term loan, beginning six months after January 12, 2011, with the remaining unpaid amount due and payable at maturity on April 2, 2018. Up to $350.0 million of the revolving credit facility is available for issuance of letters of credit. Additionally, up to $70.0 million of the revolving credit facility is available for swingline loans. Both the face amount of any outstanding letters of credit and any swingline loans reduce availability under the revolving credit facility on a dollar for dollar basis. Intelsat Jackson is required to pay a commitment fee for the unused commitments under the revolving credit facility, if any, at a rate per annum of 0.375%. As of September 30, 2012, Intelsat Jackson had $150.0 million outstanding under its revolving credit facility and $339.3 million (net of standby letters of credit) of availability remaining thereunder.

On October 3, 2012, Intelsat Jackson entered into the Jackson Credit Agreement Amendment. As a result of the Jackson Credit Agreement Amendment, interest rates for borrowings under the term loan facility and the revolving credit facility will be (i) LIBOR plus 3.25%, or (ii) the ABR plus 2.25%. Following the Jackson Credit Agreement Amendment, the interest rate may decrease to LIBOR plus 3.00% or ABR plus 2.00% based on the corporate family rating of Intelsat Jackson from Moody’s Investors Service, Inc. LIBOR and the ABR, plus the applicable margins, will be determined as specified in the Intelsat Jackson Secured Credit Agreement, as amended by the Jackson Credit Agreement Amendment, and LIBOR will not be less than 1.25% per annum.

The Intelsat Jackson Secured Credit Agreement includes two financial covenants. Intelsat Jackson must maintain a consolidated secured debt to consolidated EBITDA ratio of less than or equal to 3.50 to 1.00 at the end of each fiscal quarter as well as a consolidated EBITDA to consolidated interest expense ratio of greater than or equal to 1.75 to 1.00 at the end of each fiscal quarter, in each case as such financial measures are defined in the Intelsat Jackson Secured Credit Agreement. We were in compliance with these financial maintenance covenant ratios with a consolidated secured debt to consolidated EBITDA ratio of 1.58 to 1.00 and a consolidated EBITDA to consolidated interest expense ratio of 2.81 to 1.00 as of September 30, 2012. In the event we were to fail to comply with these financial maintenance covenant ratios and were unable to obtain waivers, we would default under the Intelsat Jackson Secured Credit Agreement, and the lenders under the Intelsat Jackson Secured Credit Agreement could accelerate our obligations thereunder, which would result in an event of default under our outstanding notes and the Intelsat Jackson Unsecured Credit Agreements.

Intelsat Jackson’s obligations under the Intelsat Jackson Secured Credit Agreement are guaranteed by Intelsat Luxembourg pursuant to the Intelsat Jackson Secured Credit Agreement and by certain of Intelsat Jackson’s subsidiaries pursuant to a Guarantee dated as of January 12, 2011, as supplemented from time to time. Intelsat Jackson’s obligations under the Intelsat Jackson Secured Credit Agreement are secured by a first priority security interest in substantially all of the assets of Intelsat Jackson and the guarantors thereof, to the extent legally permissible and subject to certain agreed exceptions, and by a pledge of the equity interests of the subsidiary guarantors and the direct subsidiaries of each guarantor, subject to certain exceptions, including exceptions for equity interests in certain non-U.S. subsidiaries, existing contractual prohibitions and prohibitions under other legal requirements.

Intelsat Jackson Senior Unsecured Credit Agreement

Intelsat Jackson is party to a senior unsecured credit agreement, referred to as the Intelsat Jackson Senior Unsecured Credit Agreement, which includes a senior unsecured term loan facility due 2014 with $195.2 million outstanding at September 30, 2012. Immediately following the Sponsors Acquisition Transactions, Intelsat (Bermuda), Ltd. (now known as Intelsat Luxembourg) transferred certain of its assets (including all of its direct and indirect ownership interests in its subsidiaries) and certain of its liabilities and obligations to a newly-formed direct wholly-owned subsidiary, Intelsat Jackson, pursuant to an assignment and assumption agreement (the “Intelsat Bermuda Transfer”). Pursuant to the Intelsat Bermuda Transfer, the Intelsat Jackson Senior Unsecured Credit Agreement was transferred to Intelsat Jackson, and Intelsat (Bermuda), Ltd. executed a supplemental agreement pursuant to which it became a guarantor of the Intelsat Jackson Senior Unsecured Credit Agreement.

Borrowings under the Intelsat Jackson Senior Unsecured Credit Agreement bear interest at either (i) LIBOR plus 250 basis points or (ii) the ABR, which is the rate for any day equal to the higher of (a) the Federal Funds Rate plus  1/2 of 1.00% and (b) the rate of interest in effect for such day as its prime rate, plus 150 basis points.

Borrowings under the Intelsat Jackson Senior Unsecured Credit Agreement are prepayable at any time without premium or penalty. With respect to a change of control or asset sales, the Intelsat Jackson Senior Unsecured Credit Agreement contains substantially the same prepayment provisions as apply to the 8 1/2% 2019 Jackson Notes.

Borrowings under the Intelsat Jackson Senior Unsecured Credit Agreement are guaranteed by Intelsat S.A., Intelsat Luxembourg and all of Intelsat Jackson’s subsidiaries that guarantee Intelsat Jackson’s obligations under the Intelsat Jackson Secured Credit Agreement.

The Intelsat Jackson Senior Unsecured Credit Agreement contains substantially the same covenants and events of default as apply to Intelsat Jackson’s 8 1/2% Senior Notes due 2019 (the “8 1/2% 2019 Jackson Notes”).

New Intelsat Jackson Senior Unsecured Credit Agreement

On July 1, 2008, Intelsat Jackson entered into a senior unsecured credit agreement, referred to as the New Intelsat Jackson Senior Unsecured Credit Agreement, consisting of a senior unsecured term loan facility due 2014 with $810.9 million outstanding as of September 30, 2012. Intelsat Jackson used the proceeds from the borrowings under the New Intelsat Jackson Senior Unsecured Credit Agreement, together with cash on hand, to repay loans tendered in a change of control offer relating to the Intelsat Jackson Senior Unsecured Credit Agreement. The New Intelsat Jackson Senior Unsecured Credit Agreement and the Intelsat Jackson Senior Unsecured Credit Agreement are referred to together as the “Intelsat Jackson Unsecured Credit Agreements.”

Borrowings under the New Intelsat Jackson Senior Unsecured Credit Agreement bear interest at either (i) LIBOR plus 300 basis points or (ii) the ABR, which is the rate for any day equal to the higher of (a) the Federal Funds Rate plus 50 basis points or (b) the prime rate, plus 200 basis points.

Borrowings under the New Intelsat Jackson Senior Unsecured Credit Agreement are prepayable at any time without premium or penalty. With respect to a change of control or asset sales, the New Intelsat Jackson Senior Unsecured Credit Agreement contains substantially the same prepayment provisions as apply to the 8 1/2% 2019 Jackson Notes.

Borrowings under the New Intelsat Jackson Senior Unsecured Credit Agreement are guaranteed by Intelsat S.A., Intelsat Luxembourg and all of Intelsat Jackson’s subsidiaries that guarantee Intelsat Jackson’s obligations under the Intelsat Jackson Secured Credit Agreement.

The New Intelsat Jackson Senior Unsecured Credit Agreement contains substantially the same covenants and events of default as apply to the 8 1/2% 2019 Jackson Notes.

8 1/2% Senior Notes due 2019

On October 20, 2009, Intelsat Jackson issued $500.0 million aggregate principal amount of 8 1/2% 2019 Jackson Notes. These notes are senior unsecured obligations of Intelsat Jackson and rank equally with Intelsat Jackson’s other senior unsecured indebtedness. These notes are guaranteed by Intelsat S.A., Intelsat Luxembourg and all of Intelsat Jackson’s subsidiaries that guarantee Intelsat Jackson’s obligations under the Intelsat Jackson Secured Credit Agreement. Interest is payable on the 8 1/2% 2019 Jackson Notes semi-annually on May 1 and November 1. Intelsat Jackson may redeem some or all of the 8 1/2% 2019 Jackson Notes at any time prior to November 1, 2014 at a price equal to 100% of the principal amount thereof plus the make-whole premium described in the notes. Thereafter, Intelsat Jackson may redeem some or all of the notes at the applicable redemption prices set forth in the notes. Intelsat Jackson had $500.0 million in aggregate principal amount of the 8 1/2% 2019 Jackson Notes outstanding at September 30, 2012.

Covenants

The terms of the 8 1/2% 2019 Jackson Notes include the following covenants:

•	a limitation on Intelsat Jackson’s and some of its subsidiaries’ ability to incur additional debt or issue disqualified or preferred stock;

•	a limitation on Intelsat Jackson’s and some of its subsidiaries’ ability to pay dividends or repurchase shares of Intelsat Jackson or any of its parent companies;

•	a limitation on Intelsat Jackson’s and some of its subsidiaries’ ability to make certain investments;

•	a limitation on Intelsat Jackson’s and some of its subsidiaries’ ability to enter into transactions with affiliates;

•	a limitation on merger, consolidation and sale of our assets, applicable to Intelsat Jackson and some of its subsidiaries; and

•

a limitation on Intelsat Jackson’s and some of its subsidiaries’ ability to incur liens on any of our assets securing other indebtedness, unless the 8 1/2% 2019 Jackson Notes are equally and ratably secured.

Events of Default

The 8 1/2% 2019 Jackson Notes contain events of default with respect to:

•	default in payments of interest after a 30-day grace period or a default in the payment of principal when due;

•	default in the performance of any covenant in the indenture that continues for more than 60 days after notice of default has been provided to Intelsat Jackson;

•

failure to make any payment when due, including applicable grace periods, under any indebtedness for money borrowed by Intelsat S.A., Intelsat Jackson or a significant subsidiary thereof having a principal amount in excess of $75 million;

•	the acceleration of the maturity of any indebtedness for money borrowed by Intelsat S.A., Intelsat Jackson or a significant subsidiary thereof having a principal amount in excess of $75 million;

•	insolvency or bankruptcy of Intelsat S.A., Intelsat Jackson or a significant subsidiary thereof; and

•

failure by Intelsat S.A., Intelsat Jackson or a significant subsidiary thereof to pay final judgments aggregating in excess of $75 million, which are not discharged, waived or stayed for 60 days after the entry thereof.

If any event of default occurs and is continuing with respect to the 8 1/2% 2019 Jackson Notes, the trustee or the holders of at least 25% in principal amount of the 8 1/2% 2019 Jackson Notes may declare the entire principal amount of the 8 1/2% 2019 Jackson Notes to be immediately due and payable. If any event of default with respect to the 8 1/2% 2019 Jackson Notes occurs because of events of bankruptcy, insolvency or reorganization, the entire principal amount of the 8 1/2% 2019 Jackson Notes will be automatically accelerated, without any action by the trustee or any holder.

7 1/4% Senior Notes due 2019 and 7 1/2% Senior Notes due 2021

On April 5, 2011, Intelsat Jackson issued $1.5 billion aggregate principal amount of 7 1/4% 2019 Jackson Notes and $1.15 billion aggregate principal amount of 2021 Jackson Notes. These notes are guaranteed by Intelsat S.A., Intelsat Luxembourg and all of Intelsat Jackson’s subsidiaries that guarantee Intelsat Jackson’s obligations under the Intelsat Jackson Secured Credit Agreement. Interest is payable on the New Jackson Notes semi-annually on April 1 and October 1. Intelsat Jackson may redeem the 7 1/4% 2019 Jackson Notes and the 2021 Jackson Notes, in whole or in part, prior to April 1, 2015 and April 1, 2016, respectively, at a price equal to 100% of the principal amount thereof plus the applicable make-whole premium described in the respective notes. Intelsat Jackson may redeem the 7 1/4% 2019 Jackson Notes and the 2021 Jackson Notes, in whole or in part, on or after April 1, 2015 and April 1, 2016, respectively, at the applicable redemption prices set forth in the respective notes. Intelsat Jackson may redeem up to 35% of the aggregate principal amount of the 7 1/4% 2019 Jackson Notes and the 2021 Jackson Notes on or prior to April 1, 2014, with the net cash proceeds of one or more equity offerings by Intelsat Jackson or its direct or indirect parent companies at a redemption price equal to 107.25% and 107.5%, respectively, of the principal amount thereof, plus accrued and unpaid interest, under the conditions set forth in the respective notes. These notes have covenants and events of default substantially similar to those of the 8 1/2% 2019 Jackson Notes. Intelsat Jackson had $1.5 billion in aggregate principal amount of its 7 1/4% Senior Notes due 2019 and $1.15 billion aggregate principal amount of its 2021 Jackson Notes outstanding at September 30, 2012.

6 5/8% Senior Notes due 2022

On October 3, 2012, Intelsat Jackson issued $640.0 million aggregate principal amount of 2022 Jackson Notes. These notes are guaranteed by Intelsat S.A. and Intelsat Luxembourg. Interest is payable on the 2022 Jackson Notes semi-annually on June 15 and December 15. Intelsat Jackson may redeem the 2022 Jackson Notes, in whole or in part, prior to December 15, 2017 at a price equal to 100% of the principal amount thereof plus the make-whole premium described in the notes. Intelsat Jackson may redeem the 2022 Jackson Notes, in whole or in part, on or after December 15, 2017 at the redemption prices set forth in the notes. Intelsat Jackson may redeem up to 35% of the aggregate principal amount of the 2022 Jackson Notes on or prior to December 15, 2015, with the net cash proceeds of one or more equity offerings by Intelsat Jackson or its direct or indirect parent companies at a redemption price equal to 106.625% of the principal amount thereof, plus accrued and unpaid interest, under the conditions set forth in the notes. These notes have covenants and events of default substantially similar to those of the 8 1/2% 2019 Jackson Notes.

2017 Luxembourg Notes

On June 27, 2008, Intelsat Luxembourg issued $2.81 billion aggregate principal amount of 2017 Senior Notes and $2.23 billion aggregate principal amount of 2017 PIK Notes (collectively, the “2017 Luxembourg Notes”).

The 2017 Senior Notes bore interest at 7 7/8% per annum on and prior to August 4, 2008, and bear interest at 11 1/4% per annum after August 4, 2008. The notes mature in February of 2017. Interest is payable on the 2017 Senior Notes semi-annually on February 15 and August 15 of each year. Intelsat Luxembourg had $2.8 billion in aggregate principal amount of the 2017 Senior Notes outstanding at September 30, 2012.

The 2017 PIK Notes mature in February of 2017. Interest on the 2017 PIK Notes is payable semi-annually on February 15 and August 15 of each year. Intelsat Luxembourg was permitted, at its option, to elect to pay interest on the 2017 PIK Notes (i) entirely in cash, (ii) entirely in PIK interest or (iii) 50% in cash and 50% in

PIK interest, through February 15, 2013. After February 15, 2013, interest on the 2017 PIK Notes is payable in cash only. Cash interest on the 2017 PIK Notes accrued at the rate of 7.53% per annum on and prior to August 4, 2008, and accrues at 11 1/2% per annum after August 4, 2008. If we elected to pay PIK interest, the applicable PIK interest rate was the cash pay interest rate in effect during the period plus 1.00%. If we elected to pay any PIK interest, we either increased the principal amount of the outstanding 2017 PIK Notes or issued new 2017 PIK Notes to holders of the 2017 PIK Notes in an amount equal to the amount of PIK interest for the applicable interest payment period. We made elections to pay interest on the 2017 PIK Notes entirely in cash for the interest periods August 15, 2011 through February 15, 2012, February 15, 2012 through August 15, 2012 and August 15, 2012 through February 15, 2013. Intelsat Luxembourg had $2.5 billion in aggregate principal amount of the 2017 PIK Notes outstanding at September 30, 2012.

The 2017 Luxembourg Notes are senior unsecured obligations of Intelsat Luxembourg and rank equally with Intelsat Luxembourg’s existing and future senior indebtedness and are senior in right of payment to any future subordinated indebtedness of Intelsat Luxembourg. The 2017 Luxembourg Notes are effectively subordinated to any secured indebtedness of Intelsat Luxembourg to the extent of the value of the assets securing such secured indebtedness and are effectively subordinated to any indebtedness and other liabilities of any subsidiaries of Intelsat Luxembourg. No subsidiaries of Intelsat Luxembourg guaranteed the 2017 Luxembourg Notes. Intelsat S.A. guarantees the 2017 Luxembourg Notes but is under no obligation to continue such guarantee. Intelsat Luxembourg may redeem the 2017 Luxembourg Notes, in whole or in part, prior to February 15, 2013, at a price equal to 100% of the principal amount thereof plus the applicable make-whole premium described in the respective notes. Thereafter, Intelsat Luxembourg may redeem some or all of the 2017 Luxembourg Notes at the applicable redemption prices set forth in the respective notes. These notes have covenants and events of default substantially similar to those of the 8 1/2% 2019 Jackson Notes.

Intelsat S.A. Senior Notes due 2013

On November 7, 2003, Intelsat, Ltd. (now known as Intelsat S.A.) issued $700.0 million in aggregate principal amount of 6 1/2% Senior Notes due 2013 (the “Original 2013 Senior Notes”) in a private placement to initial purchasers that resold the notes pursuant to Rule 144A in the United States and in accordance with Regulation S outside of the United States. In February 2004, Intelsat, Ltd. exchanged substantially all of these notes for notes registered under the Securities Act (the “Intelsat S.A. Notes”), after an exchange offer conducted pursuant to a registration rights agreement that Intelsat, Ltd. entered into with the initial purchasers of the Original 2013 Senior Notes. Interest is payable on the 2013 Senior Notes semi-annually on May 1 and November 1 of each year. Intelsat S.A. may redeem some or all of the 2013 Senior Notes at any time at the redemption prices set forth in the 2013 Senior Notes. Intelsat S.A. may also redeem the outstanding 2013 Senior Notes in whole in the event of certain tax changes affecting such notes, as set forth in the indenture governing the 2013 Senior Notes.

The 2013 Senior Notes are senior unsecured obligations of Intelsat S.A. and rank equally with our other senior unsecured indebtedness.

On February 12, 2009, Intelsat Sub Holdco purchased $346.5 million of the 2013 Senior Notes for $254.6 million pursuant to a tender offer. In October 2009, these notes were distributed to Intelsat, Ltd., at which time they were cancelled.

Intelsat S.A. had $353.6 million aggregate principal amount of the 2013 Senior Notes outstanding at September 30, 2012.

Covenants

The terms of the 2013 Senior Notes include the following covenants:

•	a limitation on merger, consolidation and sale of our assets, applicable to Intelsat S.A. and some of its subsidiaries;

•

a limitation on the ability of Intelsat S.A. and some of its subsidiaries to incur liens on any of their respective assets securing other indebtedness, unless the 2013 Senior Notes are equally and ratably secured; and

•	a limitation on sale leaseback transactions, applicable to Intelsat S.A. and some of its subsidiaries.

On April 22, 2010, Intelsat S.A. completed a consent solicitation that amended certain terms of the indenture governing the 2013 Senior Notes. The most significant amendments replaced the limitation on secured debt covenant, which limited secured debt of Intelsat S.A. and its restricted subsidiaries to 15% of their consolidated net tangible assets (subject to certain exceptions), with a new limitation on liens covenant, which generally limits such secured debt to two times the adjusted EBITDA of Intelsat S.A. plus certain general baskets (subject to certain exceptions), and made certain corresponding changes to the sale and leaseback covenant as a result of the addition of the new limitation on liens covenant.

Events of Default

The 2013 Senior Notes contain events of default with respect to:

•	default in payments of interest after a 30-day grace period or a default in the payment of principal when due;

•	default in the performance of any covenant in the indenture that continues for more than 90 days after notice of default has been provided to Intelsat S.A.;

•

failure to make any payment when due, including applicable grace periods, under any indebtedness for money borrowed by Intelsat S.A. or a significant subsidiary thereof having a principal amount in excess of $50 million;

•	the acceleration of the maturity of any indebtedness for money borrowed by Intelsat S.A. or a significant subsidiary thereof having a principal amount in excess of $50 million; or

•	insolvency or bankruptcy of Intelsat S.A. or one of its significant subsidiaries.

If any of these events of default occurs and is continuing with respect to the 2013 Senior Notes, the trustee or the holders of not less than 25% in principal amount of the 2013 Senior Notes may declare the entire principal amount of the 2013 Senior Notes to be immediately due and payable. If any event of default with respect to the 2013 Senior Notes occurs because of events of bankruptcy, insolvency or reorganization, the entire principal amount of the 2013 Senior Notes will be automatically accelerated, without any action by the trustee or any holder.

Refinancing Commitment

Intelsat S.A. has obtained agreements from affiliates of Goldman, Sachs & Co. and Morgan Stanley to provide unsecured term loan commitments sufficient to refinance in full the 2013 Senior Notes on or immediately prior to their maturity date, in the event that Intelsat S.A. does not otherwise refinance or retire the 2013 Senior Notes. These term loans will have a maturity of two years from funding, and the funding thereof is subject to various terms and conditions.

DESCRIPTION OF NOTES

General

Capitalized terms used in this “Description of Notes” section and not otherwise defined have the meanings set forth in the section “—Certain Definitions.” As used in this “Description of Notes” section, the “Issuer,” “we,” “us” and “our” mean Intelsat Jackson Holdings S.A. and not any of its Subsidiaries, and “Holdings” means Intelsat S.A. and not any of its Subsidiaries.

The Issuer issued the original notes on April 26, 2012 and will issue up to $1,200,000,000 aggregate principal amount of 7 1/4% Senior Notes due 2020 (the “notes”) that will be guaranteed by the Guarantors under the indenture (the “indenture”), dated as of September 30, 2010, among the Issuer, Holdings, Intelsat Luxembourg, the other Guarantors and Wells Fargo Bank, National Association, as Trustee. On September 30, 2010, the Issuer issued $1,000,000,000 in aggregate principal amount of 7 1/4% senior notes due 2020 (the “existing notes”), that are guaranteed by the Guarantors. The notes are part of the same issue as the existing notes, and the existing notes and the notes will be treated as one class for all purposes under the indenture, including for purposes of voting, waivers, amendments, redemptions and offers to purchase. On December 16, 2011, we exchanged the existing notes that were issued on September 30, 2010 with the restrictive legends for existing notes not containing the restrictive legends in accordance with the registration rights agreement entered into in connection with the issuance of the existing notes. The original notes were originally issued under CUSIP numbers different from the existing notes; however, following the consummation of this exchange offer, the existing notes and the notes issued in the exchange offer will have the same CUSIP number and be fungible. The indenture was supplemented by supplemental indentures dated as of January 12, 2011, April 12, 2011, April 25, 2012 and July 31, 2012, which each added additional guarantors, and by a supplemental indenture dated December 16, 2011, which amended the indenture to allow the Issuer, as permitted by the Securities Act, to issue notes without the restricted legends.

The following summary of certain provisions of the indenture and the notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture, including the definitions of certain terms therein and those terms made a part thereof by the TIA.

We may issue additional notes (the “additional notes”) from time to time after this offering without notice or the consent of holders of notes. Any offering of additional notes is subject to the covenant described below under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, voting, waivers, amendments, redemptions and offers to purchase. Except as otherwise specified herein, all references to the “notes” include additional notes.

Principal of, premium, if any, and interest on the notes is payable, and the notes may be exchanged or transferred, at the office or agency of the Issuer as specified in the indenture (which initially shall be the designated corporate trust office of the Trustee), except that, at the option of the Issuer, payment of interest may be made by check mailed to the holders at their registered addresses.

The notes will be issued only in fully registered form, without coupons, in minimum denominations of $2,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Terms of the Notes

The notes are unsecured senior obligations of the Issuer. The notes are not entitled to the benefit of any mandatory sinking fund.

The notes will mature on October 15, 2020 at their principal amount, plus accrued and unpaid interest to, but not including, the maturity date. Interest on the notes accrues at 7 1/4% per annum and is payable semi-annually in arrears on April 15 and October 15. The Issuer will make each interest payment to the holders of record of the notes on the immediately preceding April 1 and October 1. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the issue date of the notes. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional Redemption

On and after October 15, 2015, the Issuer may redeem the notes, at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on October 15, 2015 of the years set forth below:

Period	Redemption Price
2015	103.625%
2016	102.417%
2017	101.208%
2018 and thereafter	100.000%

In addition, prior to October 15, 2015, the Issuer may redeem the notes, at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Optional Redemption Upon Equity Offering. Notwithstanding the foregoing, at any time and from time to time on or prior to October 15, 2013, the Issuer may redeem in the aggregate up to 35% of the aggregate principal amount of the notes (calculated after giving effect to any issuance of the additional notes) with the net cash proceeds of one or more Equity Offerings by the Issuer or by any Parent of the Issuer, in each case, to the extent the net cash proceeds thereof are contributed to the common equity capital of the Issuer or used to purchase Capital Stock (other than Disqualified Stock) of the Issuer from it, or from the cash contribution of equity capital to the Issuer, at a redemption price equal to 107.250% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original aggregate principal amount of the notes (calculated after giving effect to any issuance of any additional notes) must remain outstanding after each such redemption; and provided, further, that such redemption shall occur within 90 days after the date on which any such Equity Offering or cash contribution of equity capital to the Issuer is consummated upon not less than 30 nor more than 60 days’ notice mailed to each holder of notes being redeemed and otherwise in accordance with the procedures set forth in the indenture.

Notice of any redemption may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an Equity Offering.

The Issuer, its Subsidiaries or any Parent of the Issuer may at any time and from time to time purchase notes in the open market or otherwise. The Issuer may also redeem the notes under the circumstances described below under “Redemption for Taxation Reasons.”

Payment of Additional Amounts

If the Issuer (or any Guarantor) or other applicable withholding agent is required by law to deduct or withhold taxes imposed by Luxembourg or another Relevant Tax Jurisdiction on payments to holders under or with respect to the notes or any Guarantee, the Issuer or such Guarantor will pay additional amounts on those payments to the extent described in this section. “Relevant Tax Jurisdiction” means Luxembourg, or another jurisdiction in which the Issuer or a Guarantor, if any, or a successor of any of them, is organized, is resident or engaged in business for tax purposes or through which payments are made on or in connection with the notes or Guarantees.

The Issuer (or any Guarantor) will pay or cause to pay to any holder so entitled all additional amounts that may be necessary so that every net payment of interest, principal, premium or other amount on that note will not be less than the amount provided for in that note. “Net payment” refers to the amount the Issuer or any paying agent pays the holder after deducting or withholding an amount for or on account of any present or future tax, assessment or other governmental charge imposed with respect to that payment by a taxing authority (including any withholding or deduction attributable to additional amounts payable hereunder).

The Issuer (and any Guarantor) will also indemnify and reimburse holders for:

•

taxes (including any interest, penalties and related expenses) imposed on the holders by a Relevant Tax Jurisdiction if and to the same extent that a holder would have been entitled to receive additional amounts if the Issuer (or any Guarantor) had been required to deduct or withhold those taxes from payments on the notes or with respect to any Guarantee; and

•

stamp, court, documentary or similar taxes or charges (including any interest, penalties and related expenses) imposed by a Relevant Tax Jurisdiction in connection with the notes or the execution, delivery, enforcement, registration of the notes, or payment under or with respect to other related documents and obligations (including the Guarantees).

This obligation to pay additional amounts is subject to several important exceptions, however. The Issuer (or any Guarantor) will not pay additional amounts to any holder for or on account of any of the following:

•

any tax, assessment or other governmental charge imposed solely because at any time there is or was a connection between the holder (or between a fiduciary, settlor, beneficiary, partner, member or shareholder of or possessor of power over the relevant holder if the holder is an estate, nominee, trust, partnership, limited liability company, or corporation) and the jurisdiction imposing the tax (other than the mere receipt of a payment or the acquisition, ownership, disposition or holding of, or enforcement of rights under, a note);

•	any estate, inheritance, gift or any similar tax, assessment or other governmental charge;

•

any tax, assessment or other governmental charge imposed solely because the holder (or if the holder is not the beneficial owner, the beneficial owner) that is legally able to do so fails to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with the taxing jurisdiction of the holder or any beneficial owner of the note, if compliance is required by law or by an applicable income tax treaty to which the jurisdiction imposing the tax is a party, as a precondition to exemption from the tax, assessment or other governmental charge and the Issuer has given the holders at least 60 days’ notice that holders will be required to provide such information and identification;

•

any tax, assessment or other governmental charge with respect to a note presented for payment more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for and notice thereof given to holders, whichever occurs later, except to the extent that the holder of the note would have been entitled to additional amounts on presenting the note for payment on any date during the 30-day period; and

•

any withholding or deduction imposed on a payment to an individual or residual entity that is required to be made pursuant to the European Union Directive on the taxation of savings income (2003/48/EC), which was adopted by the ECOFIN Council on June 3, 2003, or any law implementing or complying with, or introduced in order to conform to, such Directive (including as it may be amended including pursuant to the amending proposal (164731/1/09 FISC REV 1 as corrected by 16473/1/09 FISC REV 1 COR1) or the Luxembourg laws of June 21, 2005 and December 23, 2005.

The obligations described under this heading will survive any termination, defeasance or discharge of the indenture and will apply mutatis mutandis to any successor Person to the Issuer or a Guarantor and to any jurisdiction in which such successor is organized, doing business or is otherwise resident for tax purposes or any jurisdiction from or through which payment is made by such successor or its respective agents. Whenever the indenture or this “Description of Notes” refers to, in any context, the payment of principal, premium, if any, interest or any other amount payable under or with respect to any note or under any Guarantee, such reference includes the payment of additional amounts or indemnification payments as described hereunder, if applicable.

Redemption for Taxation Reasons

The Issuer will be entitled, at its option, to redeem the notes in whole if at any time it becomes obligated to pay additional amounts on any notes on the next interest payment date with respect to such notes, but only if its obligation results from a change in, or an amendment to, the laws or treaties (including any regulations or rulings promulgated thereunder) of a Relevant Tax Jurisdiction (or a political subdivision or taxing authority thereof or therein), or from a change in any official position regarding the interpretation, administration or application of those laws, treaties, regulations or rulings (including a change resulting from a holding, judgment or order by a court of competent jurisdiction), that becomes effective or is announced after the Issue Date (or, if the Relevant Tax Jurisdiction became a Relevant Taxing Jurisdiction on a later date, after such later date) and provided the Issuer cannot avoid the obligation after taking reasonable measures to do so. If the Issuer redeems the notes in these circumstances, it will do so at a redemption price equal to 100% of the principal amount of the notes redeemed, plus accrued and unpaid interest and additional interest, if any, and any other amounts due to the redemption date.

If the Issuer becomes entitled to redeem the notes in these circumstances, it may do so at any time on a redemption date of its choice. However, the Issuer must give the holders of the notes being redeemed notice of the redemption not less than 30 days or more than 60 days before the redemption date and not more than 90 days before the next date on which it would be obligated to pay additional amounts. In addition, the Issuer’s obligation to pay additional amounts must remain in effect when it gives the notice of redemption. Notice of the Issuer’s intent to redeem the notes shall not be effective until such time as it delivers to the Trustee both a certificate signed by two of its officers stating that the obligation to pay additional amounts cannot be avoided by taking reasonable measures and an opinion of independent legal counsel or an independent auditor of recognized international standing stating that the Issuer is obligated to pay additional amounts because of an amendment to or change in law, treaties or position as described in the preceding paragraph.

Selection

In the case of any partial redemption, selection of the notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such notes are listed, or if such notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that no notes of $2,000 or less shall be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption so long as the Issuer has deposited with the paying agent funds sufficient to pay the principal of, plus accrued and unpaid interest and additional interest (if any) on, the notes to be redeemed. Any redemption and notice thereof may, at the Issuer’s discretion, be subject to one or more conditions precedent.

Ranking

The Indebtedness evidenced by the notes is unsecured senior Indebtedness of the Issuer, ranks pari passu in right of payment with all existing and future senior Indebtedness of the Issuer and is senior in right of payment to all existing and future Subordinated Indebtedness of the Issuer. The notes are also effectively subordinated to any Secured Indebtedness of the Issuer to the extent of the value of the assets securing such Secured Indebtedness.

The Indebtedness evidenced by the Guarantees of the notes is unsecured senior Indebtedness of the applicable Guarantor, ranks pari passu in right of payment with all existing and future senior Indebtedness of such Guarantor and is senior in right of payment to all existing and future Subordinated Indebtedness of such Guarantor. The Guarantees are also effectively subordinated to any Secured Indebtedness of the applicable Guarantor to the extent of the value of the assets securing such Secured Indebtedness.

At September 30, 2012, on a pro forma basis after giving effect to the Recent Transactions:

(1) the Issuer and its Subsidiaries would have had approximately $10.4 billion aggregate principal amount of Indebtedness (including the notes) ranking pari passu with the notes outstanding on a consolidated basis, approximately $3.4 billion of which would have been Secured Indebtedness (including capital leases but excluding unused commitments);

(2) the Issuer would not have had any Subordinated Indebtedness outstanding;

(3) the Issuer’s Subsidiaries would have had approximately $9.7 billion of Indebtedness outstanding (including guarantees of the notes); and

(4) the Issuer’s Subsidiaries that are not Guarantors of the notes would have had approximately $48.8 million of Indebtedness outstanding, all of which would have been effectively senior to the notes.

In addition, as of September 30, 2012, on the same pro forma basis, (x) Intelsat Luxembourg would have had approximately $15.7 billion principal amount of Indebtedness on a consolidated basis and (y) Holdings would have had approximately $16.1 billion aggregate principal amount of Indebtedness on a consolidated basis, in each case, approximately $3.4 billion of which would have been secured debt.

Although the indenture contains limitations on the amount of additional Indebtedness which the Issuer and its Subsidiaries may Incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Secured Indebtedness. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “Certain Covenants—Liens.”

Substantially all of the operations of the Issuer are conducted through its Subsidiaries. Unless one or more Subsidiaries are Guarantors, claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Issuer, including holders of the notes. The notes, therefore, are effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the Issuer that will not be Guarantors. Although the indenture limits the Incurrence of Indebtedness by and the issuance of Disqualified Stock and Preferred Stock of certain of the Issuer’s Subsidiaries, such limitation is subject to a number of significant qualifications. See “Risk Factors.”

Guarantees

Each of the Issuer’s direct and indirect Restricted Subsidiaries that guarantees Indebtedness under the Intelsat Credit Agreement (other than any License Subsidiary and other than PanAmSat Holdco or its Subsidiaries or any Parent of any such Person that is a Subsidiary of the Issuer) jointly and severally irrevocably and unconditionally guarantees on an unsecured senior basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuer under the indenture and the notes, whether for payment of principal of, premium, if any, or interest or additional interest on the notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Guarantors being herein called the “Guaranteed Obligations”). Such Guarantors have agreed to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the holders in enforcing any rights under the Guarantees.

Each Guarantee is limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Guarantor without rendering the Guarantee, as it relates to such Guarantor, voidable under applicable law relating to corporate benefit, fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. The Issuer will cause each Restricted Subsidiary (unless such Subsidiary is a Receivables Subsidiary or any License Subsidiary) that guarantees certain Indebtedness to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will guarantee payment of the notes on an unsecured senior basis. See “—Certain Covenants—Future Guarantors.”

Each Guarantee is a continuing guarantee and, subject to the next succeeding paragraph, shall:

(1) remain in full force and effect until payment in full of all the Guaranteed Obligations;

(2) be binding upon each such Guarantor and its successors; and

(3) inure to the benefit of and be enforceable by the Trustee, the holders and their successors, transferees and assigns.

A Guarantee of a Guarantor will be automatically released and discharged upon:

(1) (a) the sale, disposition or other transfer (including through merger, amalgamation or consolidation) of the Capital Stock (including any sale, disposition or other transfer following which an applicable Subsidiary Guarantor is no longer a Restricted Subsidiary), or all or substantially all the assets, of the applicable Subsidiary Guarantor if such sale, disposition or other transfer is made in compliance with the indenture;

(b) the Issuer designating a Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with the provisions set forth under “—Certain Covenants—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary”;

(c) in the case of any Restricted Subsidiary which, after the Issue Date, is required to guarantee the notes pursuant to the covenant described under “—Certain Covenants—Future Guarantors,” the release or discharge of the guarantee by such Restricted Subsidiary of Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer or such Restricted Subsidiary or the repayment of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to guarantee the notes; or

(d) the Issuer’s exercise of its legal defeasance option or covenant defeasance option as described under “—Defeasance,” or if the Issuer’s obligations under the indenture are discharged in accordance with the terms of the indenture; and

(2) in the case of clause (1)(a) above, such Guarantor is released from its guarantees, if any, of, and all pledges and security, if any, granted in connection with, the Intelsat Credit Agreement, the New Intelsat Jackson Unsecured Credit Agreement and any other Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer.

A Guarantee also will be automatically released upon the applicable Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing Bank Indebtedness or other exercise of remedies in respect thereof.

Any Parent of the Issuer may guarantee the notes, but no value should be assigned to such guarantee, such guarantor will not be subject to the covenants of the indenture and such guarantee may be released at any time. The notes are unconditionally guaranteed by Holdings and Intelsat Luxembourg. Holdings and Intelsat Luxembourg are not subject to the covenants in the indenture and you should not assign any value to such guarantees.

Change of Control

Upon the occurrence of any of the following events (each, a “Change of Control”), each holder will have the right to require the Issuer to repurchase all or any part of such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent the Issuer has previously elected to redeem notes as described under “—Optional Redemption”:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Issuer and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders, and other than any transaction in compliance with the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” where the Successor Company is a Wholly-Owned Subsidiary of a Parent of the Issuer; or

(2) the Issuer becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, amalgamation, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Issuer or any Parent of the Issuer.

Notwithstanding the foregoing, none of (i) the PanAmSat Acquisition and the Acquisition (and any related change in the composition of the Board of Directors of Holdings in connection therewith), (ii) any Specified Merger/Transfer Transaction or (iii) any Subsidiary Transfer Transaction, shall constitute a Change of Control.

Within 90 days following any Change of Control, except to the extent that the Issuer has exercised its right to redeem the notes as described under “—Optional Redemption,” the Issuer shall mail a notice (a “Change of Control Offer”) to each holder with a copy to the Trustee stating:

(1) that a Change of Control has occurred and that such holder has the right to require the Issuer to purchase such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts and financial information regarding such Change of Control;

(3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the instructions determined by the Issuer, consistent with this covenant, that a holder must follow in order to have its notes purchased.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuer and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this paragraph by virtue thereof.

This Change of Control repurchase provision is a result of negotiations between the Issuer and the Initial Purchasers. The Issuer has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuer could decide to do so in the future. Subject to the limitations discussed below, the Issuer could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the capital structure or credit ratings of the Issuer or any of its affiliates.

The Credit Agreements, the Intelsat Jackson Unsecured Credit Agreement, the New Intelsat Jackson Unsecured Credit Agreement and the indentures governing our existing and future notes contain or will contain, and other existing and future indebtedness of the Issuer and its Subsidiaries may contain, prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repaid or purchased upon a Change of Control. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. The Credit Agreements, the Intelsat Jackson Unsecured Credit Agreement and the New Intelsat Jackson Unsecured Credit Agreement do not, and other existing and future Indebtedness may not, permit the Issuer’s Subsidiaries to pay dividends or make distributions to the Issuer for the purpose of purchasing notes in the event of a Change of Control. Even if sufficient funds were otherwise available, the terms of certain of the Issuer’s Indebtedness and other future Indebtedness could prohibit the prepayment of notes prior to their scheduled maturity. Consequently, if the Issuer is not able to prepay such Indebtedness, it will be unable to fulfill its repurchase obligations if holders of notes exercise their repurchase rights following a Change of Control. The failure to make or consummate the Change of Control Offer or pay the purchase price when due will give the Trustee and the holders the rights described under “Events of Default.” In the event that the Issuer is required to purchase outstanding notes pursuant to a Change of Control Offer, the Issuer expects to seek third-party financing to the extent it lacks available funds to meet its purchase obligations. However, there can be no assurance that we would be able to obtain such financing.

The definition of “Change of Control” includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of the Issuer and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Issuer to repurchase such notes as a result of a sale, lease or transfer of less than all of the assets of the Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Certain Covenants

The indenture contains provisions in respect of certain covenants including, among others, those summarized below:

Suspension of Covenants. During any period of time that: (i) the notes have Investment Grade Ratings from two Rating Agencies and (ii) no Default or Event of Default has occurred and is continuing under the indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Issuer and the Restricted Subsidiaries will not be subject to the following provisions of the indenture:

(1)	“—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(2)	“—Limitation on Restricted Payments”;

(3)	“—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

(4)	“—Asset Sales”;

(5)	“—Transactions with Affiliates”;

(6)	clause (4) of the first paragraph of “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets”;

(7)	“—Future Guarantors”; and

(8)	“—Maintenance of Insurance”

(collectively, the “Suspended Covenants”). Upon the occurrence of a Covenant Suspension Event, any Guarantees of the Subsidiary Guarantors, if any, will also be suspended as of such date (the “Suspension Date”). In the event that the Issuer and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the notes below an Investment Grade Rating, then the Issuer and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events and the Guarantees, if any, of any Subsidiary Guarantors will be reinstated if such guarantees are then required by the terms of the indenture. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.”

Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period).

On the Reversion Date, all Indebtedness Incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified as having been Incurred or issued pursuant to the first paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” below or one of the clauses set forth in the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” below (to the extent such Indebtedness or Disqualified Stock or Preferred Stock would be permitted to be Incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred or issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness or Disqualified Stock or Preferred Stock would not be so permitted to be Incurred or issued pursuant to the first or second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” such Indebtedness or Disqualified Stock or Preferred Stock will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (c) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “—Limitation on Restricted Payments” will be made as though the covenant described under

“—Limitation on Restricted Payments” had been in effect since the Issue Date (with amounts calculated from the respective dates specified in that covenant and the related definitions) and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “—Limitation on Restricted Payments.” As described above, however, no Default or Event of Default will be deemed to have occurred on the Reversion Date as a result of any actions taken by the Issuer or its Restricted Subsidiaries during the Suspension Period.
Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock. The indenture provides that:

(1) the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and

(2) the Issuer will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock;

provided, however, that the Issuer and any Restricted Subsidiary of the Issuer may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary may issue shares of Preferred Stock, in each case if the Debt to Adjusted EBITDA Ratio of the Issuer for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would be less than or equal to 6.75 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided that the amount of Indebtedness that may be Incurred and Disqualified Stock or Preferred Stock that may be issued pursuant to the foregoing by Restricted Subsidiaries of Intelsat Sub Holdco that are not Guarantors shall not exceed $200.0 million at any one time outstanding (the “Non-Guarantor Exception”).

The foregoing limitations will not apply to (collectively, “Permitted Debt”):

(a) the Incurrence by the Issuer or its Restricted Subsidiaries of Indebtedness under the Credit Agreements and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount of $4,000.0 million outstanding at any one time;

(b) the Incurrence by the Issuer and the Guarantors of Indebtedness represented by the notes (not including any additional notes) and the Guarantees, as applicable (and any exchange notes and guarantees thereof);

(c) Indebtedness of the Issuer and its Restricted Subsidiaries existing on the Issue Date, including any Indebtedness Incurred on the Issue Date (other than Indebtedness described in clauses (a) and (b));

(d) Indebtedness (including Capitalized Lease Obligations) Incurred by the Issuer or any of its Restricted Subsidiaries, Disqualified Stock issued by the Issuer or any of its Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries of the Issuer to finance (whether prior to or within 270 days after) the purchase, lease, construction or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding that was Incurred pursuant to this clause (d), does not exceed the greater of (x) $450.0 million and (y) 4% of Total Assets of the Issuer at the time of Incurrence;

(e) Indebtedness Incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(f) Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the Transactions or the disposition of any business, assets or a Subsidiary of the Issuer in accordance with the terms of the indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(g) Indebtedness of the Issuer to a Restricted Subsidiary; provided that any such Indebtedness is subordinated in right of payment to the obligations of the Issuer under the notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(h) shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

(i) Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that, if a Guarantor incurs such Indebtedness, and such Indebtedness is owed to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(j) Hedging Obligations (other than for speculative purposes): (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the indenture to be outstanding or (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges;

(k) obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds, completion guarantees and the Lockheed Note provided by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(l) Indebtedness or Disqualified Stock of the Issuer or any Restricted Subsidiary of the Issuer and Preferred Stock of any Restricted Subsidiary of the Issuer not otherwise permitted hereunder in an aggregate principal amount which, when aggregated with the principal amount or liquidation preference of all other Indebtedness and Disqualified Stock then outstanding and Incurred pursuant to this clause (l), does not exceed the greater of (x) $450.0 million and (y) 4% of Total Assets of the Issuer at any one time outstanding (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock Incurred or issued under this clause (l) shall cease to be deemed Incurred or outstanding for purposes of this clause (l) but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which the Issuer or the Restricted Subsidiary, as the case may be, could have Incurred or issued such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance upon this clause (l));

(m) any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of the Issuer or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness or other Obligations by the Issuer or such Restricted Subsidiary is permitted under the terms of the indenture;

provided that if such Indebtedness is by its express terms subordinated in right of payment to the notes or the Guarantee of such Restricted Subsidiary, as applicable, any such guarantee of such guarantor with respect to such Indebtedness shall be subordinated in right of payment to the notes or such Guarantor’s Guarantee, as applicable, substantially to the same extent as such Indebtedness is subordinated to the notes or the Guarantee of such Restricted Subsidiary, as applicable;

(n) the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Issuer which serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Stock or Preferred Stock as permitted under the first paragraph of this covenant and clauses (b), (c), (d), (n), (o), (s), (t) and (v) of this paragraph or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness, Disqualified Stock and Preferred Stock being refunded or refinanced that was due on or after the date one year following the last maturity date of any notes then outstanding were instead due on such date one year following the last date of maturity of any notes then outstanding;

(2) to the extent such Refinancing Indebtedness refinances (a) Indebtedness junior to the notes, such Refinancing Indebtedness is junior to the notes, or (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock;

(3) is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus premium and fees Incurred in connection with such refinancing;

(4) shall not include (x) Indebtedness of a Restricted Subsidiary of the Issuer that is not a Subsidiary Guarantor that refinances Indebtedness of the Issuer or a Restricted Subsidiary that is a Subsidiary Guarantor, or (y) Indebtedness of the Issuer or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary; and

(5) in the case of any Refinancing Indebtedness Incurred to refinance Indebtedness outstanding under clause (d) or (t), shall be deemed to have been Incurred and to be outstanding under such clause (d) or (t), as applicable, and not this clause (n) for purposes of determining amounts outstanding under such clauses (d) and (t);

and provided, further, that subclause (1) of this clause (n) will not apply to any refunding, refinancing or defeasance of (A) the notes or (B) any Secured Indebtedness;

(o) Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by the Issuer or any of its Restricted Subsidiaries or merged or amalgamated into the Issuer or a Restricted Subsidiary in accordance with the terms of the indenture; provided, however, that such Indebtedness, Disqualified Stock or Preferred Stock is not Incurred in contemplation of such acquisition, merger or amalgamation; provided, further, however, that after giving effect to such acquisition, merger or amalgamation, either (A) the Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Debt to Adjusted EBITDA Ratio test set forth in the first paragraph of this covenant or (B) the Debt to Adjusted EBITDA Ratio of the Issuer would be less than or equal to such ratio immediately prior to such acquisition;

(p) Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse (except for Standard Securitization Undertakings) to the Issuer or any Restricted Subsidiary other than a Receivables Subsidiary;

(q) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

(r) Indebtedness of the Issuer or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to any Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(s) Contribution Indebtedness;

(t) (1) if the Issuer could Incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant after giving effect to such borrowing, Indebtedness of Restricted Subsidiaries that are not Guarantors not otherwise permitted hereunder or (2) if the Issuer could not Incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant after giving effect to such borrowing, Indebtedness of Restricted Subsidiaries that are not Guarantors Incurred for working capital purposes; provided, however, that the aggregate principal amount of Indebtedness Incurred under this clause (t), when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (t), does not exceed the greater of (x) $75.0 million and (y) 10% of the Total Assets of the Restricted Subsidiaries of Intelsat Sub Holdco that are not Guarantors;

(u) Indebtedness of the Issuer or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business; and

(v) Indebtedness of the Issuer or any of its Restricted Subsidiaries Incurred to repay, repurchase or refinance any of the Existing Subsidiary Notes.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock meets the criteria of one or more of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (a) through (v) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Issuer shall, in its sole discretion, divide, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock in any manner that complies with this covenant and such item of Indebtedness, Disqualified Stock or Preferred Stock will be treated as having been Incurred pursuant to one or more of such clauses or pursuant to the first paragraph hereof; provided that all Indebtedness under the Credit Agreements outstanding on the Issue Date shall be deemed to have been Incurred pursuant to clause (a). Accrual of interest, the accretion of accreted value, amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

Limitation on Restricted Payments. The indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment with respect to such Equity Interests made in connection with any merger, amalgamation or consolidation involving the Issuer (other than (A) dividends or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Restricted Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(2) purchase or otherwise acquire or retire for value any Equity Interests of the Issuer or any Parent of the Issuer;

(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of the Issuer or any Restricted Subsidiary (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (g) and (i) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”); or

(4) make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(b) immediately after giving effect to such transaction on a pro forma basis, the Issuer would have a Debt to Adjusted EBITDA Ratio of less than or equal to 6.0 to 1.0; and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after January 28, 2005 (including Restricted Payments permitted by clauses (1), (4) (only to the extent of one-half of the amounts paid pursuant to such clause), (6), (8) and (13)(d) (only to the extent that the Issuer does not designate any such Parent Principal Distributions to reduce the amount of Restricted Payments that may be made in reliance on clause (10)) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the amount equal to the difference between (1) the Cumulative Credit and (2) 1.4 times Cumulative Interest Expense (it being understood that for purposes of calculating Cumulative Interest Expense for this purpose only, any of the Issuer’s or its Subsidiaries’ non-cash interest expense and amortization of original issue discount shall be excluded).

As of December 31, 2011, the amount available for Restricted Payments pursuant to the foregoing clause (c) was greater than $3.0 billion.

The foregoing provisions will not prohibit:

(1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the indenture;

(2) (a) the repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Issuer or any Parent of the Issuer or Subordinated Indebtedness of the Issuer or any Subsidiary Guarantor in exchange for, or out of the proceeds of, the substantially concurrent sale (other than the sale of any Disqualified Stock or any Equity Interests sold to a Restricted Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Subsidiaries) of Equity Interests of the Issuer or any Parent of the Issuer or contributions to the equity capital of the Issuer (collectively, including any such contributions, “Refunding Capital Stock”), and

(b) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Subsidiaries) of Refunding Capital Stock;

(3) the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Issuer or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer or any Subsidiary Guarantor which is Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(a) the principal amount of such new Indebtedness does not exceed the principal amount of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired plus any fees incurred in connection therewith),

(b) such Indebtedness is subordinated to the notes, or the related Guarantee, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value,

(c) such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired or (y) one year following the maturity date of any notes then outstanding, and

(d) such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being redeemed, repurchased, acquired or retired that were due on or after the date one year following the last maturity date of any notes then outstanding were instead due on such date one year following the date of maturity of any notes then outstanding;

(4) the repurchase, retirement or other acquisition (or dividends to any Parent of the Issuer to finance any such repurchase, retirement or other acquisition) for value of Equity Interests of the Issuer or any Parent of the Issuer held by any future, present or former employee, director or consultant of the Issuer, any Parent of the Issuer or any Subsidiary of the Issuer pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (4) do not exceed $35.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over to succeeding calendar years subject to a maximum payment (without giving effect to the following proviso) of $70.0 million in any calendar year); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds received by the Issuer or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Issuer or any Parent of the Issuer (to the extent contributed to the Issuer) to members of management, directors or consultants of the Issuer and its Restricted Subsidiaries or any Parent of the Issuer that occurs after January 28, 2005 (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (c) of the immediately preceding paragraph); plus

(b) the cash proceeds of key man life insurance policies received by the Issuer, any Parent of the Issuer (to the extent contributed to the Issuer) or the Issuer’s Restricted Subsidiaries after January 28, 2005;

provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) above in any calendar year; and provided, further, that the cancellation of Indebtedness owing to the Issuer from members of management of the Issuer, of any direct or indirect Parent of the Issuer or of any Restricted Subsidiary of the Issuer in connection with a repurchase of Equity Interests of the Issuer or any Parent of the Issuer will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the indenture;

(5) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries issued or incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(6) the declaration and payment of dividends or distributions (a) to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after January 28, 2005, (b) to any Parent of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any Parent of the Issuer issued after January 28, 2005 and (c) on Refunding Capital Stock in excess of amounts permitted pursuant to clause (2) of this paragraph; provided, however, that (A) in the case of (a), (b) and (c) of this clause (6), for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Debt to Adjusted EBITDA Ratio test in the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” and (B) the aggregate amount of dividends declared and paid pursuant to clauses (a) and (b) of this clause (6) does not exceed the net cash proceeds actually received by the Issuer from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after January 28, 2005;

(7) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (7) that are at that time outstanding, not to exceed $125.0 million at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8) the payment of dividends on the Issuer’s ordinary shares or common stock (or the payment of dividends to any Parent of the Issuer, as the case may be, to fund the payment by any Parent of the Issuer of dividends on such entity’s ordinary shares or common stock) of up to 7.5% per annum of the net proceeds received by the Issuer from any public offering of ordinary shares or common stock or contributed to the Issuer by any Parent of the Issuer from any public offering of ordinary shares or common stock;

(9) Investments that are made with Excluded Contributions;

(10) other Restricted Payments in an aggregate amount not to exceed $200.0 million if, immediately after giving effect to such Restricted Payment on a pro forma basis, the Issuer would have a Debt to Adjusted EBITDA Ratio of less than or equal to 6.0 to 1.0; provided that the amount of Restricted Payments permitted pursuant to this clause (10) shall be reduced (but not to less than zero) by an amount equal to the amount of Parent Principal Distributions that the Issuer designates at the time of making such Parent Principal Distributions to reduce the amount of Restricted Payments that may be made pursuant to this clause (10);

(11) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary of the Issuer by, Unrestricted Subsidiaries;

(12) (a) with respect to any tax year or portion thereof that a Tax-affected Investor would be required to recognize on a current basis taxable income attributable to earnings and profits of the Issuer or its Subsidiaries in advance of any distribution of such earnings and profits by the Issuer, an amount equal to the product of (i) the amount of the income so required to be included (it being understood that for purposes of calculating such income pursuant to clause (a), any of the Issuer’s non-cash interest expense and amortization of original issue discount shall be excluded) and (ii) the Presumed Tax Rate; provided that in the case of any such distribution other than a distribution solely on account of any Parent of the Issuer qualifying as a Flow Through Entity, the Trustee shall have received an opinion of nationally recognized tax counsel to the effect that the earnings and profits of the Issuer and its Subsidiaries are subject to inclusion in income of a Tax-affected Investor on a current basis in advance of any distribution of such earnings and profits; and

(b) for any taxable year, payment of dividends or other distributions to any Parent of the Issuer if any Parent of the Issuer is required to file a consolidated, unitary or similar tax return reflecting income of the Issuer or its Restricted Subsidiaries in an amount equal to the portion of such taxes attributable to the Issuer and/or its Restricted Subsidiaries that are not payable directly by the Issuer or its Restricted Subsidiaries, but not to exceed the amount that the Issuer or such Restricted Subsidiaries would have been required to pay in respect of taxes if the Issuer and such Restricted Subsidiaries had been required to pay such taxes directly as standalone taxpayers (or a standalone group separate from such Parent);

(13) the payment of dividends, other distributions or other amounts by the Issuer to, or the making of loans to, any Parent, in amounts required for such Parent to:

(a) pay amounts equal to the amounts required for any Parent of the Issuer to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any Parent of the Issuer and general corporate overhead expenses of any Parent of the Issuer, in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities are attributable to the ownership or operation of the Issuer and its Subsidiaries;

(b) pay amounts equal to amounts required for any Parent of the Issuer to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Issuer or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, the Issuer Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(c) pay cash interest on the Existing Holdings Notes and the Existing Luxembourg Notes pursuant to the terms of the agreements governing such Existing Holdings Notes and such Existing Luxembourg Notes as in effect on the Issue Date and to pay any cash interest on any Indebtedness refinancing the Existing Holdings Notes and the Existing Luxembourg Notes; provided, that such Indebtedness remains the sole obligation of Holdings or Luxembourg, respectively (or any successor thereto), and the principal amount of any such Indebtedness redeeming, refinancing or replacing the Existing Holdings Notes or the Existing Luxembourg Notes does not exceed the principal amount of the Indebtedness refinanced, plus any premiums, fees and expenses payable in connection with such refinancing; and

(d) pay principal and premium, if any, on the Existing Holdings Notes pursuant to the terms of the agreements governing such Existing Holdings Notes as in effect on the Issue Date and to pay any principal and premium, if any, on any Indebtedness refinancing the Existing Holdings Notes (any such payments made pursuant to this subclause (d), “Parent Principal Distributions”); provided that the Issuer shall deliver a certificate to the Trustee at the time of making any Parent Principal Distributions that designates a reduction of an equal amount of Restricted Payments that may be made pursuant to clause (10) of this paragraph and/or clause (c) of the first paragraph of this covenant (which latter clause may be reduced to below zero) in such proportion as the Issuer designates in such certificate;

(14) any Restricted Payment used to fund the Transactions and the fees and expenses related thereto or made in connection with the consummation of the Transactions (including pursuant to or as contemplated by the Transaction Documents, whether prior to or on the Issue Date or thereafter), or owed by the Issuer or any Parent of the Issuer or Restricted Subsidiaries of the Issuer to Affiliates, in each case to the extent permitted by the covenant described under “—Transactions with Affiliates”;

(15) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(16) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

(17) the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness, Disqualified Stock or Preferred Stock of the Issuer and its Restricted Subsidiaries pursuant to provisions similar to those described under “—Change of Control” and “—Asset Sales”; provided that, prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Issuer (or a third party to the extent permitted by the indenture) has made a Change of Control Offer or Asset Sale Offer, as the case may be, with respect to the notes as a result of such Change of Control or Asset Sale, as the case may be, and has repurchased all notes validly tendered and not withdrawn in connection with such Change of Control Offer or Asset Sale Offer, as the case may be;

(18) any payments made in connection with the consummation of the Transactions or as contemplated by the Transaction Documents (other than payments to any Permitted Holder or any Affiliate thereof);

(19) the repurchase, redemption or other acquisition or retirement for value (including repayment at maturity) of the Lockheed Note (including any payments to any Parent of the Issuer to effect the foregoing); provided that any Indebtedness Incurred in connection with any such redemption, repurchase or other acquisition is Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(20) the repurchase, redemption or other acquisition or retirement for value of any of the Existing Holdings Notes from the proceeds of a Specified Sale/Leaseback Transaction (including any payments to any Parent of the Issuer to effect the foregoing); and

(21) the payment of dividends, other distributions or other amounts by the Issuer to, or the making of loans by the Issuer or any of its Restricted Subsidiaries to, any Parent of the Issuer to the extent that amounts equal to such dividends, distributions, other amounts or loans are promptly contributed to the capital of the Issuer by such Parent or otherwise promptly repaid by such Parent to the Issuer or any Restricted Subsidiary of the Issuer (whether in the form of interest or principal or other payment on debt existing on the Issue Date); provided, that any amounts contributed to the capital of the Issuer or otherwise repaid pursuant to this clause (21) shall be excluded from the calculation set forth in the definition of the term “Cumulative Credit”;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (5), (6), (7), (10), (11), (13)(c), (17) and (19), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments or Permitted Investments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if Restricted Payments or Permitted Investments in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Matters Relating to Government Business Subsidiaries. The indenture provides that the Issuer will use its commercially reasonable efforts (as may be permitted under that certain proxy agreement (the “Proxy Agreement”) among Intelsat General Corporation (“Intelsat General”) and the other parties thereto, and as may be permitted under any substantially similar agreement), and will use its commercially reasonable efforts (as may be permitted under the Proxy Agreement, and as may be permitted under any substantially similar agreement) to cause its Restricted Subsidiaries (other than Intelsat General, and other than any other Government Business Subsidiary), not to allow or permit, directly or indirectly, Intelsat General, or such other Government Business Subsidiary, to take, or fail to take, any action that would violate the covenants and terms of the indenture governing the notes.

Dividend and Other Payment Restrictions Affecting Subsidiaries. The indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a) (i) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(b) make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(c) sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect or entered into on the Issue Date, including pursuant to the Credit Agreements and the other Senior Credit Documents, the Intelsat Jackson Unsecured Credit Agreement, the New Intelsat Jackson Unsecured Credit Agreement, documents and agreements relating to the Specified Intercompany Agreements, the Existing Holdings Notes, the Existing Luxembourg Notes, the Existing Jackson Notes, the Existing Subsidiary Notes, the Intelsat Luxembourg Intercompany Loan and the Lockheed Note;

(2) the indenture and the notes (and any exchange notes) and guarantees thereof;

(3) applicable law or any applicable rule, regulation or order;

(4) any agreement or other instrument of a Person acquired by the Issuer or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(5) contracts or agreements for the sale of assets, including customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(6) Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(7) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8) customary provisions in joint venture agreements and other similar agreements (including customary provisions in agreements relating to any Joint Venture);

(9) purchase money obligations for property acquired and Capitalized Lease Obligations in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(10) customary provisions contained in leases, licenses, contracts and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in clause (c) above on the property subject to such lease;

(11) any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing that, in the good faith judgment of the Issuer, are necessary or advisable in connection therewith; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(12) agreements and instruments, including agreements and instruments governing Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary of the Issuer that is Incurred subsequent to the Issue Date and permitted pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that either (A) the provisions relating to such encumbrance or restriction contained in such agreements or instruments are no less favorable to the Issuer, taken as a whole, as determined by the Board of Directors of the Issuer in good faith, than the provisions contained in any Credit Agreement and the other Senior Credit Documents, the Intelsat Jackson Unsecured Credit Agreement, the New Intelsat Jackson Unsecured Credit Agreement, the Intelsat Luxembourg Intercompany Loan or in an indenture governing the Existing Holdings Notes, the Existing Luxembourg Notes, the Existing Jackson Notes, the Existing Subsidiary Notes or the notes, in each case, as in effect or entered into on the Issue Date or (B) such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Issuer’s ability to make anticipated principal or interest payments on the notes (as determined by the Issuer in good faith);

(13) any Restricted Investment not prohibited by the covenant described under “—Limitation on Restricted Payments” and any Permitted Investment; and

(14) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive as a whole with respect to such encumbrances and restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this covenant, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on ordinary shares shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Issuer or a Restricted Subsidiary of the Issuer to other Indebtedness Incurred by the Issuer or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Asset Sales. The indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) the Issuer or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of and (y) at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(a) any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Issuer or any Restricted Subsidiary of the Issuer (other than liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets,

(b) any notes or other obligations or other securities or assets received by the Issuer or such Restricted Subsidiary of the Issuer from such transferee that are converted by the Issuer or such Restricted Subsidiary of the Issuer into cash within 180 days of the receipt thereof (to the extent of the cash received), and

(c) any Designated Non-cash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated

Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed 6.25% of Total Assets of the Issuer at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value)

shall be deemed to be Cash Equivalents for the purposes of this provision.

Within 485 days after the Issuer’s or any Restricted Subsidiary of the Issuer’s receipt of the Net Proceeds of any Asset Sale (or Event of Loss Proceeds), the Issuer or such Restricted Subsidiary of the Issuer may apply the Net Proceeds from such Asset Sale (together with any Event of Loss Proceeds), at its option:

(1) to permanently reduce Obligations under Secured Indebtedness or Pari Passu Indebtedness (provided that if the Issuer or any Guarantor shall so reduce Obligations under Pari Passu Indebtedness (other than Pari Passu Indebtedness that is Secured Indebtedness and other than Pari Passu Indebtedness that is Indebtedness represented by the Issuer’s guarantee of Indebtedness of any Restricted Subsidiary of the Issuer), the Issuer will equally and ratably reduce Obligations under the notes if the notes are then prepayable or, if the notes may not then be prepaid, by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of notes that would otherwise be prepaid) or Indebtedness of a Restricted Subsidiary that is not a Guarantor, in each case other than Indebtedness owed to the Issuer or an Affiliate of the Issuer; provided that if an offer to purchase any Indebtedness of the Issuer or its Restricted Subsidiaries is made in accordance with the terms of such Indebtedness, the obligation to permanently reduce Indebtedness of the Issuer or a Restricted Subsidiary, as the case may be, will be deemed to be satisfied to the extent of the amount of the offer, whether or not accepted by the holders thereof, and no Net Proceeds in the amount of such offer will be deemed to exist following such offer,

(2) to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Issuer), or capital expenditures or assets, in each case used or useful in a Similar Business, and/or

(3) to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Issuer), properties or assets that replace the properties and assets that are the subject of such Asset Sale or Event of Loss;

provided that in the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment and, in the event such binding commitment is later canceled or terminated for any reason before such Net Proceeds are so applied, the Issuer or such Restricted Subsidiary enters into another binding commitment within nine months of such cancellation or termination of the prior binding commitment. Pending the final application of any such Net Proceeds (or Event of Loss Proceeds), the Issuer or such Restricted Subsidiary of the Issuer may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds (or Event of Loss Proceeds) in Cash Equivalents or Investment Grade Securities. The indenture provides that any Net Proceeds from any Asset Sale (or Event of Loss Proceeds) that are not applied as provided and within the time period set forth in the first sentence of this paragraph (it being understood that any portion of such Net Proceeds (or Event of Loss Proceeds) used to make an offer to purchase notes, as described in clause (1) above, shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $55.0 million, the Issuer shall make an offer to all holders of notes (and, at the option of the Issuer, to holders of any Pari Passu Indebtedness) (an “Asset Sale Offer”) to purchase the maximum principal amount of notes (and such Pari Passu Indebtedness) that is an integral multiple of $1,000, provided that no notes of $2,000 or less shall be purchased in part, that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such Pari Passu Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest and additional interest, if any (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Pari Passu Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $55.0 million by mailing the notice required pursuant to the terms of the indenture, with a copy to the Trustee. To the extent that the aggregate amount of notes (and such Pari Passu Indebtedness) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the notes (and such Pari Passu Indebtedness) to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the indenture by virtue thereof.

If more notes (and such Pari Passu Indebtedness) are tendered pursuant to an Asset Sale Offer than the Issuer is required to purchase, the principal amount of the notes (and Pari Passu Indebtedness) to be purchased will be determined pro rata based on the principal amount so tendered and the selection of the actual notes of each series for purchase will be made by the Trustee on a pro rata basis to the extent practicable; provided, however, that no notes (or Pari Passu Indebtedness) of $2,000 or less shall be purchased in part.

Notice of an Asset Sale Offer shall be mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each holder of notes at such holder’s registered address. If any note is to be purchased in part only, any notice of purchase that relates to such note shall state the portion of the principal amount thereof that has been or is to be purchased.

A new note in principal amount equal to the unpurchased portion of any note purchased in part will be issued in the name of the holder thereof upon cancellation of the original note. On and after the purchase date, unless the Issuer defaults in payment of the purchase price, interest shall cease to accrue on notes or portions thereof purchased.

Transactions with Affiliates. The indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $15.0 million, unless:

(a) such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $35.0 million, the Issuer delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Issuer or any Parent of the Issuer approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions will not apply to the following:

(1) (a) transactions between or among the Issuer and/or any of its Restricted Subsidiaries and (b) any merger or amalgamation of the Issuer and any direct parent company of the Issuer, provided that such parent company shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Issuer and such merger or amalgamation is otherwise in compliance with the terms of the indenture and effected for a bona fide business purpose;

(2) (a) Restricted Payments permitted by the provisions of the indenture described above under the covenant “—Limitation on Restricted Payments” and (b) Investments under the definition of “Permitted Investments”;

(3) the entering into of any agreement to pay, and the payment of, management, consulting, monitoring and advisory fees and expenses to the Sponsors in an aggregate amount in any fiscal year not to exceed the greater of (x) $12.5 million and (y) 1.25% of Adjusted EBITDA of the Issuer and its Restricted Subsidiaries for the immediately preceding fiscal year;

(4) the payment of reasonable and customary fees to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Issuer or any Restricted Subsidiary of the Issuer or any Parent of the Issuer;

(5) payments by the Issuer or any of its Restricted Subsidiaries to the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are (x) approved by a majority of the Board of Directors of the Issuer in good faith or (y) made pursuant to any agreement described under Item 13 “Certain Relationships and Related Transactions, and Director Independence” in Intelsat S.A.’s Annual Report on Form 10-K for the year ended December 31, 2009;

(6) transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(7) payments or loans (or cancellation of loans) to employees or consultants that are approved by a majority of the Board of Directors of the Issuer in good faith;

(8) any agreement as in effect as of the Issue Date and any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the notes in any material respect than the original agreement as in effect on the Issue Date) or any transaction contemplated thereby;

(9) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, the Transaction Documents and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the holders of the notes in any material respect than the original agreement as in effect on the Issue Date;

(10) transactions to effect the Transactions and the payment of all fees and expenses related to the Transactions;

(11) (a) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture which are fair to the Issuer and its Restricted Subsidiaries, in the reasonable judgment of the Issuer, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party and (b) transactions with Joint Ventures or Unrestricted Subsidiaries entered into in the ordinary course of business;

(12) any transaction effected as part of a Qualified Receivables Financing;

(13) the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any Permitted Holder or to any director, officer, employee or consultant of the Issuer or any Parent of the Issuer;

(14) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Issuer or any Parent of the Issuer or of a Restricted Subsidiary of the Issuer, as appropriate, in good faith;

(15) the entering into of any tax sharing agreement or arrangement and any payments permitted by clause (12) of the second paragraph of the covenant described under “—Limitation on Restricted Payments”;

(16) any contribution to the capital of the Issuer;

(17) transactions permitted by, and complying with, the provisions of the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets”;

(18) transactions between the Issuer or any of its Restricted Subsidiaries and any Person, a director of which is also a director of the Issuer or any Parent of the Issuer; provided, however, that such director abstains from voting as a director of the Issuer or such Parent, as the case may be, on any matter involving such other Person;

(19) pledges of Equity Interests of Unrestricted Subsidiaries;

(20) any employment agreements entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business; and

(21) any transaction pursuant to or in connection with the Specified Intercompany Agreements.

Liens. The indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) that secures any obligations under Indebtedness of the Issuer or any Subsidiary Guarantor against or on any asset or property now owned or hereafter acquired by the Issuer or any such Subsidiary Guarantor, or any income or profits therefrom, unless:

(1) in the case of Liens securing Indebtedness that is Subordinated Indebtedness, the notes or such Guarantee of such Subsidiary Guarantor is secured by a Lien on such property or assets that is senior in priority to such Liens; and

(2) in all other cases, the notes or such Guarantee of such Subsidiary Guarantor is equally and ratably secured;

provided that any Lien which is granted to secure the notes or such Guarantee under this covenant shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the notes or such Guarantee under this covenant.

Reports and Other Information. The indenture provides that notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Issuer will file with the SEC (unless the SEC will not accept such a filing), and provide the Trustee and holders with copies thereof, without cost to each holder, within 15 days after it files or, in the case of a Form 6-K, furnishes (or attempts to file or furnish) them with the SEC,

(1) within 90 days after the end of each fiscal year (or such longer period as may be permitted by the SEC if the Issuer were then subject to such SEC reporting requirements as a required filer, voluntary filer or otherwise), an annual report (which, if permitted under applicable rules of the SEC, may be the annual report of Holdings or another Parent of the Issuer) on Form 10-K or 20-F (or any successor or comparable forms) containing the information required to be contained therein (or required in such successor or comparable form) and

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or such longer period as may be permitted by the SEC if the Issuer were then subject to such SEC reporting requirements as a required filer, voluntary filer or otherwise), a quarterly report (which, if permitted under applicable rules of the SEC, may be the quarterly report of Holdings or another Parent of the Issuer) on Form 10-Q or 6-K (or any successor or comparable forms), including a Management’s Discussion and Analysis of Financial Condition and Results of Operations or substantially similar section (whether or not required by such form).

In addition, the Issuer will make such information available to prospective investors upon request. In addition, the Issuer has agreed that, for so long as any notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, it will furnish to the holders of the notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, the Issuer will be deemed to have furnished such reports referred to above to the Trustee and the holders if it or Holdings or another Parent of the Issuer has filed (or, in the case of a Form 6-K, furnished) such reports with the SEC via the EDGAR filing system and such reports are publicly available.

In the event that any Parent of the Issuer is or becomes a Guarantor or co-obligor of the notes, the indenture permits the Issuer to satisfy its obligations in this covenant with respect to financial information relating to the Issuer by furnishing financial information relating to such Parent; provided that, if Regulation S-X under the Securities Act were to apply and so require, the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent and any of its Subsidiaries other than the Issuer and its Subsidiaries, on the one hand, and the information relating to the Issuer, the Subsidiary Guarantors, if any, and the other Subsidiaries of the Issuer on a stand-alone basis, on the other hand. The indenture specifically permits the Issuer to satisfy this covenant by furnishing financial information relating to Holdings.

Future Guarantors. The Issuer will not permit any of its Restricted Subsidiaries (other than (i) any Receivables Subsidiary formed in connection with a Qualified Receivables Financing and (ii) any License Subsidiary in connection with any guarantee of any Credit Agreement) that is not a Subsidiary Guarantor to, directly or indirectly, guarantee the payment of any Indebtedness of the Issuer or any other Restricted Subsidiary of the Issuer (other than (1) Indebtedness Incurred pursuant to the Non-Guarantor Exception and (2) Permitted Debt of a Restricted Subsidiary of the Issuer), unless such Subsidiary executes and delivers to the Trustee a guarantee or a supplemental indenture in form and substance satisfactory to the Trustee (together with such opinions or certificates reasonably requested in connection therewith) pursuant to which such Subsidiary will guarantee payment of the notes. Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Guarantee of a Guarantor shall be released in accordance with the provisions of the indenture described under “—Guarantees.” Any Parent of the Issuer may guarantee the notes on or after the Issue Date, but no value should be assigned to such guarantee, such guarantor will not be subject to the covenants of the indenture and such guarantee may be released at any time.

Maintenance of Insurance. The Issuer will, and will cause each Restricted Subsidiary to, obtain, maintain and keep in full force and effect at all times (i) with respect to each Satellite procured by the Issuer or any Restricted Subsidiary for which the risk of loss passes to the Issuer or such Restricted Subsidiary at or before launch, and for which launch insurance or commitments with respect thereto are not in place as of the Issue Date, launch insurance with respect to each such Satellite covering the launch of such Satellite and a period of time thereafter, but only to the extent, if at all, and on such terms (including coverage period, exclusions, limitations on coverage, co-insurance, deductibles and coverage amount) as is determined by the Issuer to be in the best interests of the Issuer, (ii) with respect to each Satellite it currently owns or for which it has risk of loss (or, if the entire Satellite is not owned, the portion it owns or for which it has risk of loss), other than any Excluded Satellite, In-Orbit Insurance and (iii) at all times subsequent to the coverage period of the launch insurance described in clause (i) above, if any, or if launch insurance is not procured, at all times subsequent to the initial completion of in-orbit testing, in each case with respect to each Satellite it then owns or for which it has risk of loss (or portion, as applicable), other than any Excluded Satellite, In-Orbit Insurance; provided, however, that at any time with respect to a Satellite that is not an Excluded Satellite, none of the Issuer or any of its Subsidiaries shall be required to maintain In-Orbit Insurance in excess of 33% of the aggregate net book value of all in-orbit Satellites (and portions it owns or for which it has risk of loss) insured (it being understood that any Satellite (or portion, as applicable) protected by In-Orbit Contingency Protection shall be deemed to be insured for a percentage of its net book value as set forth in the definition of “In-Orbit Contingency Protection”). In the event that the expiration and non-renewal of In-Orbit Insurance for such a Satellite (or portion, as applicable) resulting from a claim of loss under such policy causes a failure to comply with the proviso in the immediately preceding sentence, the Issuer and its Restricted Subsidiaries shall be deemed to be in compliance with the proviso in the immediately preceding sentence for the 120 days immediately following such expiration or non-renewal, provided that the Issuer or any of its Restricted Subsidiaries, as the case may be, procures such In-Orbit Insurance or provides such In-Orbit Contingency Protection as necessary to comply with the preceding proviso within such 120-day period.

The insurance required by this covenant shall name the Issuer or the applicable Restricted Subsidiary as the named insured.

In the event of the unavailability of any In-Orbit Contingency Protection for any reason, the Issuer or a Restricted Subsidiary, as the case may be, shall, subject to the proviso to the first sentence of the first paragraph of this covenant above, within 120 days of such unavailability, be required to have in effect In-Orbit Insurance complying with clause (ii) or (iii) of the first paragraph above, as applicable, with respect to all Satellites (or portions, as applicable), other than Excluded Satellites that the unavailable In-Orbit Contingency Protection was intended to protect and for so long as such In-Orbit Contingency Protection is unavailable, provided that the Issuer and its Restricted Subsidiaries shall be considered in compliance with this insurance covenant for the 120 days immediately following such unavailability.

In the event that the Issuer or any of its Restricted Subsidiaries receives any Event of Loss Proceeds in respect of an Event of Loss, such Event of Loss Proceeds shall be applied in the manner provided for under “—Asset Sales.”

Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets

The indenture provides that the Issuer may not consolidate, amalgamate or merge with or into or wind up into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(1) the Issuer is a surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, under the laws of the jurisdiction of organization of the Issuer or any Subsidiary or Parent of the Issuer or under the laws of Bermuda or any country that is a member of the European Union (the Issuer or such Person, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company (if other than the Issuer) expressly assumes all the obligations of the Issuer under the indenture and the notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after giving effect to such transaction no Default or Event of Default shall have occurred and be continuing;

(4) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), either

(a) the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Debt to Adjusted EBITDA Ratio test set forth in the first paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b) the Debt to Adjusted EBITDA Ratio for the Successor Company and its Restricted Subsidiaries would be equal to or less than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction;

(5) each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the indenture and the notes; and

(6) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indentures (if any) comply with the indenture.

The Successor Company (if other than the Issuer) will succeed to, and be substituted for, the Issuer under the indenture and the notes, and the Issuer will automatically be released and discharged from its obligations under the indenture and the notes. Notwithstanding the foregoing clauses (3) and (4), (a) the Issuer or any Restricted Subsidiary may consolidate or amalgamate with, merge into, sell, assign or transfer, lease, convey or otherwise dispose of all or part of its properties and assets to the Issuer or to another Restricted Subsidiary and (b) the Issuer may merge, amalgamate or consolidate with an Affiliate incorporated solely for the purpose of reincorporating the Issuer in a (or another) state of the United States, the District of Columbia, any territory of the United States, Bermuda or any country that is a member of the European Union so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby (any transaction described in this sentence a “Specified Merger/Transfer Transaction”).

The indenture contains similar provisions relating to the consolidation, amalgamation, merger or sale of all or substantially all of the assets of any Subsidiary Guarantor.

Notwithstanding the foregoing, nothing in this covenant shall prevent any Subsidiary Transfer Transaction, which need not comply with this covenant.

Defaults

An Event of Default is defined in the indenture as:

(1) a default in any payment of interest on any note when due continues for 30 days,

(2) a default in the payment of principal or premium, if any, of any note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise,

(3) the failure by the Issuer or any of its Restricted Subsidiaries to comply for 60 days after notice with its other agreements contained in the notes or the indenture; provided, however, that to the extent such failure relates solely to an action or inaction by Intelsat General or another Government Business Subsidiary, and the Issuer and its Restricted Subsidiaries have otherwise complied with the covenant described under “—Certain Covenants—Matters Relating to Government Business Subsidiaries,” no Event of Default shall occur,

(4) the failure by Holdings, the Issuer or any Significant Subsidiary to pay any Indebtedness (other than Indebtedness owing to a Parent of the Issuer or a Restricted Subsidiary of the Issuer) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $75.0 million or its foreign currency equivalent (the “cross-acceleration provision”),

(5) certain events of bankruptcy, insolvency or reorganization of Holdings, the Issuer or a Significant Subsidiary (the “bankruptcy provisions”),

(6) failure by Holdings, the Issuer or any Significant Subsidiary to pay final judgments aggregating in excess of $75.0 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days (the “judgment default provision”), or

(7) any Guarantee of a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms thereof) or any Guarantor that qualifies as a Significant Subsidiary denies or disaffirms its obligations under the indenture or any Guarantee and such Default continues for 10 days.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clause (3) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of outstanding notes under the indenture notify the Issuer of the default and the Issuer does not cure such default within the time specified in clause (3) hereof after receipt of such notice.

If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of outstanding notes under the indenture by notice to the Issuer may declare the principal of, premium, if any, and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer occurs, the principal of, premium, if any, and interest on all the notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

In the event of any Event of Default specified in clause (4) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the notes, if within 30 days after such Event of Default arose the Issuer delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the notes as described above be annulled, waived or rescinded upon the happening of any such events.

Subject to the provisions of the indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the Trustee written notice that an Event of Default is continuing,

(2) holders of at least 25% in principal amount of the outstanding notes under the indenture make a written request to the Trustee to pursue the remedy,

(3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(5) the holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a Default occurs and is continuing and is actually known to the Trustee, the Trustee must mail to each holder of notes notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the noteholders. In addition, the Issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain Defaults, their status and what action the Issuer is taking or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the indenture may be amended with the consent of the holders of a majority in principal amount of the notes then outstanding under the indenture and any past default or compliance with any provision may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding under the indenture. However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1) reduce the amount of notes whose holders must consent to an amendment,

(2) reduce the rate of or extend the time for payment of interest on any note,

(3) reduce the principal of or change the Stated Maturity of any note,

(4) reduce the premium payable upon the redemption of any note or change the time at which any note may be redeemed as described under “—Optional Redemption,”

(5) make any note payable in money other than that stated in such note,

(6) impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes,

(7) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions,

(8) expressly subordinate the notes or any Guarantee of the notes to any other Indebtedness of the Issuer or any Guarantor, or

(9) modify the Guarantees in any manner materially adverse to the holders.

Notwithstanding the preceding, without the consent of any holder, the Issuer and the Trustee may amend the indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a Successor Company of the obligations of the Issuer under the indenture and the notes, to provide for the assumption by a successor Guarantor of the obligations of a Subsidiary Guarantor under the indenture and its Guarantee, to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code), to add Guarantees with respect to the notes, to secure the notes, to add to the covenants of the Issuer or any Parent of the Issuer for the benefit of the holders or to surrender any right or power conferred upon the Issuer or any Parent of the Issuer, to make any change that does not adversely affect the rights of any holder, to comply with any requirement of the SEC in connection with the qualification of the indenture under the TIA, to effect any provision of the indenture (including to release any Guarantees in accordance with the terms of the indenture) or to make certain changes to the indenture to provide for the issuance of additional notes.

The consent of the noteholders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the indenture becomes effective, the Issuer is required to mail to the noteholders under such indenture a notice briefly describing such amendment. However, the failure to give such notice to all noteholders entitled to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or holder of any Equity Interests in the Issuer (other than Holdings) or any Parent of the Issuer, as such, will have any liability for any obligations of the Issuer under the notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Transfer and Exchange

A noteholder may transfer or exchange notes in accordance with the indenture. Upon any transfer or exchange, the registrar and the Trustee may require a noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a noteholder to pay any taxes required by law or permitted by the indenture. The Issuer is not required to transfer or exchange any note selected for redemption or to transfer or exchange any note for a period of 15 days prior to a selection of notes to be redeemed. The notes will be issued in registered form and the registered holder of a note will be treated as the owner of such note for all purposes.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration or transfer or exchange of notes, as expressly provided for in the indenture) as to all outstanding notes under the indenture when:

(1) either (a) all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all of the notes (i) have become due and payable, (ii) will become due and payable at their Stated Maturity within one year or (iii) if redeemable at the option of the Issuer, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) the Issuer and/or the Guarantors have paid all other sums payable under the indenture; and

(3) the Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Defeasance

The Issuer at any time may terminate all its obligations under the notes and the indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. The Issuer at any time may terminate its obligations under certain covenants that are described in the indenture, including the covenants described under “—Certain Covenants,” the operation of the cross-acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under “—Defaults” and the undertakings and covenants contained under “—Change of Control” and “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” (“covenant defeasance”). If the Issuer exercises its legal defeasance option or its covenant defeasance option, each Guarantor, if any, will be released from all of its obligations with respect to its Guarantee.

The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (3), (4), (5) (with respect only to Significant Subsidiaries), (6) or (7) under “—Defaults” or because of the failure of the Issuer to comply with the undertakings and covenants contained under “—Change of Control” or “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.”

In order to exercise either defeasance option, the Issuer must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations sufficient in the opinion of a firm of independent certified public accountants for the payment of principal, premium (if any) and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable federal income tax law). Notwithstanding the foregoing, the Opinion of Counsel required by the immediately preceding sentence with respect to a legal defeasance need not be delivered if all notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable at their Stated Maturity within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer.

Concerning the Trustee

Wells Fargo Bank, National Association is the Trustee under the indenture and has been appointed by the Issuer as registrar and a paying agent with regard to the notes.

Governing Law

The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York, and for the avoidance of doubt, the applicability of articles 86 to 94-8 of the amended Luxembourg law on commercial companies shall be excluded.

Certain Definitions

“Acquired Indebtedness” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person, in each case, other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by such Person, or such asset was acquired by such Person, as applicable.

“Acquisition” means the transactions pursuant to which Serafina Acquisition Limited became the owner of all of the outstanding share capital of Intelsat Holdings pursuant to the Transaction Agreement.

“Adjusted EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1) Consolidated Taxes; plus

(2) Consolidated Interest Expense; provided that any interest expense set forth in clause (4) of the definition of Consolidated Interest Expense shall be included in the calculation of Adjusted EBITDA solely for purposes of calculating Cumulative Credit, unless the same was deducted in calculating Consolidated Net Income; plus

(3) Consolidated Non-cash Charges; plus

(4) the amount of any restructuring charges or expenses (which, for the avoidance of doubt, shall include retention, severance, systems establishment costs, facility closure costs, leasehold termination costs or excess pension charges); plus

(5) (a) the amount of any fees or expenses incurred or paid in such period for transition services related to satellites or other assets or businesses acquired and (b) the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsors or any other Permitted Holder (or any accruals relating to such fees and related expenses) during such period, provided that such amount pursuant to subclause (b) shall not exceed in any four-quarter period the greater of (x) $12.5 million and (y) 1.25% of Adjusted EBITDA of such Person and its Restricted Subsidiaries; plus

(6) reversals of allowance for customer credits, including any amounts receivable for such period in connection with contracts that are attributable to Globo Comunicações e Participações, Ltda.’s involvement in arrangements with Sky Multi-Country Partners; plus

(7) collections on investments in sales-type leases during such period, to the extent not otherwise included in Consolidated Net Income for such period; plus

(8) leaseback expenses net of deferred gains;

less, without duplication,

(9) any gross profit (loss) on sales-type leases included in Consolidated Net Income for such period; and

(10) non-cash items increasing Consolidated Net Income for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period and any items for which cash was received in any prior period).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any note on any applicable redemption date, the greater of:

(1) 1.0% of the then outstanding principal amount of such note; and

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of such note at October 15, 2015 (such redemption price being set forth in the table appearing above under “—Optional Redemption”) plus (ii) all required interest payments due on such note through October 15, 2015 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the then outstanding principal amount of such note.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) of the Issuer or any Restricted Subsidiary of the Issuer (each referred to in this definition as a “disposition”) or

(2) the issuance or sale of Equity Interests (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals) of any Restricted Subsidiary (other than to the Issuer or another Restricted Subsidiary of the Issuer) (whether in a single transaction or a series of related transactions), in each case other than:

(a) a disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out property or equipment in the ordinary course of business (including the sale or leasing (including by way of sales-type lease) of transponders or transponder capacity and the leasing or licensing of teleports);

(b) the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control;

(c) any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments”;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary with an aggregate Fair Market Value of less than $50.0 million;

(e) any disposition of property or assets or the issuance of securities by a Restricted Subsidiary of the Issuer to the Issuer or by the Issuer or a Restricted Subsidiary of the Issuer to a Restricted Subsidiary of the Issuer;

(f) any exchange of assets for assets (including a combination of assets and Cash Equivalents) of reasonably comparable or greater market value or usefulness to the business of the Issuer and its Restricted Subsidiaries as a whole, as determined in good faith by the Issuer, which in the event of an exchange of assets with a Fair Market Value in excess of (1) $50.0 million shall be evidenced by an Officers’ Certificate, and (2) $100.0 million shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of the Issuer;

(g) foreclosures on assets or property of the Issuer or its Subsidiaries;

(h) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) any disposition of inventory or other assets (including transponders, transponder capacity and teleports) in the ordinary course of business;

(j) the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(k) a sale of accounts receivable (including in respect of sales-type leases) and related assets (including contract rights) of the type specified in the definition of “Receivables Financing” to a Receivables Subsidiary in a Qualified Receivables Financing or in factoring or similar transactions;

(l) a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(m) the grant in the ordinary course of business of any license of patents, trademarks, know-how and any other intellectual property;

(n) any Event of Loss;

(o) any sale or other disposition of assets or property in connection with a Specified Sale/Leaseback Transaction;

(p) any sale of an Excluded Satellite; provided, that for purposes of this clause (p) of this definition of Asset Sale, references in the definition of Excluded Satellite to $75.0 million shall be deemed to be $50.0 million; and provided further, that any cash and Cash Equivalents received in connection with the sale of an Excluded Satellite shall be treated as Net Proceeds of an Asset Sale and shall be applied as provided for under the provisions described under “—Certain Covenants—Asset Sales”;

(q) any disposition of assets, equity or property of the Issuer or any Restricted Subsidiary of the Issuer pursuant to the Specified Intercompany Agreements; and

(r) any disposition of assets in connection with the Transactions.

“Bank Indebtedness” means any and all amounts payable under or in respect of any Credit Agreement or other Senior Credit Documents, as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of any Credit Agreement), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Board of Directors” means as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City.

“Capital Stock” means:

(1) in the case of a corporation or a company, corporate stock or shares;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of the Issuer or any Guarantor described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1) U.S. dollars, pounds sterling, euros, national currency of any participating member state in the European Union or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the government of the United States or any country that is a member of the European Union or any agency or instrumentality thereof, in each case with maturities not exceeding two years from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year, and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250.0 million, or the foreign currency equivalent thereof, and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper issued by a corporation (other than an Affiliate of the Issuer) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(6) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7) Indebtedness issued by Persons (other than the Sponsors or any of their Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition; and

(8) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above.

“Change of Control Offers” means (a) each offer to purchase outstanding notes of the Issuer and any Parent, Subsidiary or Affiliate of the Issuer (including Intelsat Luxembourg, Intermediate Holdco, Intelsat Sub Holdco and Intelsat Corp) pursuant to the indentures governing such notes , and (b) the offer to repay outstanding loans pursuant to the Intelsat Jackson Unsecured Credit Agreement, under which, in each case, the Acquisition resulted in a “change of control” as defined in each such agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization of deferred financing fees, expensing of any bridge or other financing fees and any interest under Satellite Purchase Agreements);

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued;

(3) commissions, discounts, yield and other fees and charges Incurred in connection with any Receivables Financing which are payable to Persons other than such Person and its Restricted Subsidiaries; and

(4) with respect to any Person, consolidated interest expense of any Parent of such Person for such period with respect to the Existing Holdings Notes and the Existing Luxembourg Notes or any refinancing thereof to the extent cash interest is paid thereon pursuant to clause (13)(c) of the second paragraph of the covenant described under “—Limitation on Restricted Payments”;

less interest income for such period; provided that for purposes of calculating Consolidated Interest Expense, no effect shall be given to the effect of any purchase accounting adjustments in connection with the Transactions; provided, further, that for purposes of calculating Consolidated Interest Expense, no effect shall be given to the discount and/or premium resulting from the bifurcation of derivatives under FASB ASC 815, Derivatives and Hedging and related interpretations as a result of the terms of the Indebtedness to which such Consolidated Interest Expense relates.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1) any net after-tax extraordinary or nonrecurring or unusual gains or losses (less all fees and expenses relating thereto), or income or expense or charge (including, without limitation, any severance, relocation or other restructuring costs) and fees, expenses or charges related to any offering of equity interests of such Person, Investment, acquisition, disposition, recapitalization or Indebtedness permitted to be Incurred by the indenture (in each case, whether or not successful), including any such fees, expenses, charges or change in control payments related to the Transactions, in each case, shall be excluded;

(2) any increase in amortization or depreciation or any one-time non-cash charges resulting from purchase accounting in connection with the Transactions or any acquisition that is consummated prior to, on or after the Issue Date shall be excluded;

(3) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(4) any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded;

(5) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of the Issuer) shall be excluded;

(6) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded;

(7) the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the referent Person shall be increased by the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(8) solely for the purpose of determining the amount of the Cumulative Credit, the Net Income for such period of any Restricted Subsidiary (other than any Subsidiary Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted by the operation of the terms of any agreement applicable to such Restricted Subsidiary, unless (x) such restrictions with respect to the payment of dividends or similar distributions have been legally waived or (y) such restriction is permitted by the covenant described under “Dividend and Other Payment Restrictions Affecting Subsidiaries”; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

(9) (a) any non-cash impairment charge or asset write-off resulting from the application of FASB ASC 350 and 360, and the amortization of intangibles arising pursuant to FASB ASC 805, shall be excluded and (b) the effects of adjustments in any line item in such Person’s consolidated financial statements required or permitted by FASB ASC 805 and 350 resulting from the application of purchase accounting, net of taxes, shall be excluded;

(10) any non-cash expenses realized or resulting from employee benefit plans or post-employment benefit plans, grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;

(11) any (a) severance or relocation costs or expenses, (b) one-time non-cash compensation charges, (c) solely for purposes of calculating the Debt to Adjusted EBITDA Ratio, the costs and expenses after January 28, 2005 related to employment of terminated employees, (d) costs or expenses realized in connection with, resulting from or in anticipation of the Transactions or (e) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on January 28, 2005 of officers, directors and employees, in each case of such Person or any of its Restricted Subsidiaries, shall be excluded;

(12) accruals and reserves that are established within twelve months after the Issue Date and that are so required to be established in accordance with GAAP shall be excluded;

(13) (a)(i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by FASB ASC 815 and related interpretations shall be excluded;

(14) an amount equal to the amount of tax distributions actually made to the holders of Capital Stock of such Person or any Parent of such Person in respect of such period in accordance with clause (12) of the second paragraph under “—Certain Covenants—Limitation on Restricted Payments” shall be included as though such amounts had been paid as income taxes directly by such Person for such period;

(15) any net loss resulting from currency exchange risk Hedging Obligations shall be excluded;

(16) any reserves for long-term receivables and sales type lease adjustments, including customer-related long-term receivables evaluated as uncollectable shall be excluded;

(17) non-operating expenses, including transaction related fees and expenses related to acquisitions and due diligence for acquisitions shall be excluded; and

(18) minority interest expenses (less cash dividends actually paid to the holders of such minority interests) shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from the calculation of Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to such Person or a Restricted Subsidiary of such Person in respect of or that originally constituted Restricted Investments to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (5) or (6) of the definition of “Cumulative Credit.”

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization, impairment, compensation, rent and other non-cash expenses of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP, but excluding (i) any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period and (ii) the non-cash impact of recording the change in fair value of any embedded derivatives under FASB ASC 815 and related interpretations as a result of the terms of any agreement or instrument to which such Consolidated Non-cash Charges relate.

“Consolidated Taxes” means, with respect to any Person and its Restricted Subsidiaries on a consolidated basis for any period, provision for taxes based on income, profits or capital, including, without limitation, state franchise and similar taxes, withholding taxes paid or accrued and including an amount equal to the amount of tax distributions actually made to the holders of Capital Stock of such Person or any Parent of such Person in respect of such period in accordance with clause (12) of the second paragraph under “—Certain Covenants—Limitation on Restricted Payments,” which shall be included as though such amounts had been paid as income taxes directly by such Person.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of such Person and its Restricted Subsidiaries and (2) the aggregate amount of all outstanding Disqualified Stock of such Person and all Preferred Stock of its Restricted Subsidiaries, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the Issuer.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contribution Indebtedness” means Indebtedness of the Issuer or any Restricted Subsidiary in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made (without duplication) to the capital of the Issuer or such Restricted Subsidiary after January 28, 2005 (other than any cash contributions in connection with the Transactions), provided that (1) if the aggregate principal amount of such Contribution Indebtedness is greater than the aggregate amount of such cash contributions to the capital of the Issuer or such Restricted Subsidiary, as applicable, the amount in excess shall be Indebtedness (other than Secured Indebtedness) that ranks subordinate to the notes with a Stated Maturity later than the Stated Maturity of the notes, and (2) such Contribution Indebtedness (a) is Incurred within 210 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officers’ Certificate on the date of Incurrence thereof.

“Credit Agreements” means the Intelsat Credit Agreement and the Intelsat Corp Credit Agreement.

“Cumulative Credit” means the sum of (without duplication):

(1) cumulative Adjusted EBITDA of the Issuer for the period (taken as one accounting period) from and after January 1, 2005 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Adjusted EBITDA for such period is a negative, minus the amount by which cumulative Adjusted EBITDA is less than zero), plus

(2) 100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash, received by the Issuer after January 28, 2005 from the issue or sale of Equity Interests of the Issuer or any Parent of the Issuer (excluding (without duplication) Refunding Capital Stock, Designated Preferred Stock, Excluded Contributions, Disqualified Stock and the Cash Contribution Amount), including Equity Interests issued upon conversion of Indebtedness or upon exercise of warrants or options (other than an issuance or sale to a Restricted Subsidiary of the Issuer or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries), plus

(3) 100% of the aggregate amount of contributions to the capital of the Issuer received in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash after January 28, 2005 (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, Disqualified Stock and the Cash Contribution Amount), plus

(4) the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock, of the Issuer or any Restricted Subsidiary

thereof issued after January 28, 2005 (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary) which has been converted into or exchanged for Equity Interests in the Issuer or any Parent of the Issuer (other than Disqualified Stock), plus

(5) 100% of the aggregate amount received by the Issuer or any Restricted Subsidiary since January 28, 2005 in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash received by the Issuer or any Restricted Subsidiary from:

(A) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary of the Issuer) of Restricted Investments made by the Issuer and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Issuer and its Restricted Subsidiaries by any Person (other than the Issuer or any of its Restricted Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clause (7) or (10) of the second paragraph of the covenant described under “Certain Covenants—Limitation on Restricted Payments”),

(B) the sale (other than to the Issuer or a Restricted Subsidiary of the Issuer) of the Capital Stock of an Unrestricted Subsidiary or

(C) a distribution, dividend or other payment from an Unrestricted Subsidiary, plus

(6) in the event any Unrestricted Subsidiary of the Issuer has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer after January 28, 2005, the Fair Market Value (as determined in accordance with the next succeeding sentence) of the Investments of the Issuer in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (7) or (10) of the second paragraph of the covenant described under “Certain Covenants—Limitation on Restricted Payments” or constituted a Permitted Investment).

The Fair Market Value of property other than cash covered by clauses (2), (3), (4), (5) and (6) above shall be determined in good faith by the Issuer and

(A) in the event of property with a Fair Market Value in excess of $50.0 million, shall be set forth in an Officers’ Certificate or

(B) in the event of property with a Fair Market Value in excess of $100.0 million, shall be set forth in a resolution approved by at least a majority of the Board of Directors of the Issuer.

“Cumulative Interest Expense” means, in respect of any Restricted Payment, the sum of the aggregate amount of Consolidated Interest Expense of the Issuer and the Restricted Subsidiaries for the period from and after January 1, 2005 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available and immediately preceding the proposed Restricted Payment.

“Debt to Adjusted EBITDA Ratio” means, with respect to any Person for any period, the ratio of (i) Consolidated Total Indebtedness as of the date of calculation (the “Calculation Date”) to (ii) Adjusted EBITDA of such Person for the four consecutive fiscal quarters immediately preceding such Calculation Date. In the event that such Person or any of its Restricted Subsidiaries Incurs or redeems any Indebtedness (other than in the case of revolving credit borrowings, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Debt to Adjusted EBITDA Ratio is being calculated but prior to the Calculation Date, then the Debt to Adjusted EBITDA Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and other operational changes that such Person or any of its Restricted Subsidiaries has both determined to make and made after January 28, 2005 and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes (and the change of any associated fixed charge obligations and the change in Adjusted EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into such Person or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Debt to Adjusted EBITDA Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Issuer as set forth in an Officers’ Certificate, to reflect, among other things, (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from any acquisition, amalgamation, merger or operational change (including, without limitation, from the Transactions) and (2) all adjustments used in connection with the “adjusted EBITDA” calculations set forth in (i) footnote 3 to the “Summary Historical and Pro Forma Consolidated Financial Data” section of the offering memorandum dated June 19, 2006 in connection with the offering of the Existing Jackson Notes, (ii) Intelsat S.A.’s Annual report on Form 10-K for the year ended December 31, 2009 and (iii) Intelsat S.A.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, in each case to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer, its Restricted Subsidiaries or any Parent of the Issuer or its Restricted Subsidiaries, as applicable (other than Disqualified Stock), that is issued for cash (other than to the Issuer or any of its Subsidiaries or an employee stock ownership plan or trust established by the

Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in the definition of “Cumulative Credit.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the notes (including the purchase of any notes tendered pursuant thereto)),

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock, or

(3) is redeemable at the option of the holder thereof, in whole or in part, in each case prior to 91 days after the maturity date of the notes;

provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Employee Transfer Agreement” means the intercompany agreement regarding the transfer of substantially all of the employees of Intelsat Global Service Corporation to Intelsat Corp, dated as of July 3, 2006, between Intelsat Global Service Corporation and Intelsat Corp, as amended from time to time (provided that no such amendment materially affects the ability of the Issuer to make anticipated principal or interest payments on the notes).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after the Issue Date of common stock or ordinary shares or Preferred Stock of the Issuer or any Parent of the Issuer, as applicable (other than Disqualified Stock), other than:

(1) public offerings with respect to the Issuer’s or such Parent’s common stock or ordinary shares registered on Form S-8; and

(2) any such public or private sale that constitutes an Excluded Contribution.

“Event of Loss” means any event that results in the Issuer or its Restricted Subsidiaries receiving proceeds from any insurance covering any Satellite, or in the event that the Issuer or any of its Restricted Subsidiaries receives proceeds from any insurance maintained for it by any Satellite Manufacturer or any launch provider covering any of such Satellites.

“Event of Loss Proceeds” means, with respect to any proceeds from any Event of Loss, all Satellite insurance proceeds received by the Issuer or any of the Restricted Subsidiaries in connection with such Event of Loss, after

(1) provision for all income or other taxes measured by or resulting from such Event of Loss,

(2) payment of all reasonable legal, accounting and other reasonable fees and expenses related to such Event of Loss,

(3) payment of amounts required to be applied to the repayment of Indebtedness secured by a Lien on the Satellite that is the subject of such Event of Loss,

(4) provision for payments to Persons who own an interest in the Satellite (including any transponder thereon) in accordance with the terms of the agreement(s) governing the ownership of such interest by such Person (other than provision for payments to insurance carriers required to be made based on projected future revenues expected to be generated from such Satellite in the good faith determination of the Issuer as evidenced by an Officers’ Certificate), and

(5) deduction of appropriate amounts to be provided by the Issuer or such Restricted Subsidiary as a reserve, in accordance with GAAP, against any liabilities associated with the Satellite that was the subject of the Event of Loss.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contributions” means the Cash Equivalents or other assets (valued at their Fair Market Value as determined by the Issuer in good faith) received by the Issuer after January 28, 2005 from:

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Issuer or pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer or any of its Subsidiaries) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,

in each case designated as Excluded Contributions pursuant to an Officers’ Certificate executed by an Officer of the Issuer, which are excluded from the calculation set forth in the definition of the term “Cumulative Credit.”

“Excluded Satellite” means any Satellite (or, if the entire Satellite is not owned by the Issuer or any Restricted Subsidiary, as the case may be, the portion of the Satellite it owns or for which it has risk of loss) (i) that is not expected or intended, in the good faith determination of the Issuer, to earn revenue from the operation of such Satellite (or portion, as applicable) in excess of $75.0 million for the immediately succeeding 12-month calendar period or (ii) that has a net book value not in excess of $200.0 million or (iii) that (1) the procurement of In-Orbit Insurance therefor in the amounts and on the terms required by the indenture would not be available for a price that is, and on other terms and conditions that are, commercially reasonable or (2) the procurement of such In-Orbit Insurance therefor would be subject to exclusions or limitations of coverage that would make the terms of the insurance commercially unreasonable, in either case, in the good faith determination of the Issuer or (iv) for which In-Orbit Contingency Protection is available or (v) whose primary purpose is to provide In-Orbit Contingency Protection for the Issuer’s or its Subsidiaries’ Satellites (or portions) and otherwise that is not expected or intended, in the good faith determination of the Issuer, to earn revenue from the operation of such Satellite (or portion, as applicable) in excess of $75.0 million for the immediately succeeding 12-month calendar period.

“Existing Luxembourg Notes” means (i) the 11 1/4% Senior Notes due 2017 (including any notes issued in exchange therefor) and (ii) the 11 1/2%/12 1/2% Senior PIK Election Notes due 2017 (including any notes issued in exchange therefor), in each case, of Intelsat Luxembourg.

“Existing Holdings Notes” means (a) the 7 5/8% Senior Notes due 2012 and (b) the 6 1/2% Senior Notes due 2013, in each case, of Holdings.

“Existing Jackson Notes” means the 11 1/4% Senior Notes due 2016, the 11 1/2% Senior Notes due 2016 (including any notes issued in exchange therefor), the 9 1/4% Senior Notes due 2016, the 9 1/2% Senior Notes due 2016 (including any notes issued in exchange therefor) and the 8 1/2% Senior Notes due 2019 (including any notes issued in exchange therefor).

“Existing Subsidiary Notes” means (a) the 8 1/4% Senior Notes due 2013, the 8 1/2% Senior Notes due 2015 (including any notes issued in exchange therefor), the 8 5/8% Senior Notes due 2013, the 8 7/8% Senior Notes due 2015 (including any notes issued in exchange therefor) and the 8 7/8% Senior Notes due 2015, Series B (including any notes issued in exchange therefor), in each case, of Intelsat Sub Holdco, (b) the 9 1/4% Senior Discount Notes due 2015 and the 9 1/2% Senior Discount Notes due 2015 (including any notes issued in exchange therefor), in each case, of Intermediate Holdco, and (c) the 6 7/8% Senior Secured Debentures due 2028, the 9% Senior Notes due 2014, the 9 1/4% Senior Notes due 2014 (including any notes issued in exchange therefor), the 9% Senior Notes due 2016, the 9 1/4% Senior Notes due 2016 (including any notes issued in exchange therefor), in each case, of Intelsat Corp, and the Intelsat Luxembourg Intercompany Loan.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“FCC Licenses” means all authorizations, licenses and permits issued by the Federal Communications Commission or any governmental authority substituted therefor to the Issuer or any of its Subsidiaries, under which the Issuer or any of its Subsidiaries is authorized to launch and operate any of its Satellites or to operate any of its TT&C Earth Stations (other than authorizations, orders, licenses or permits that are no longer in effect).

“Flow Through Entity” means an entity that is treated as a partnership not taxable as a corporation, a grantor trust or a disregarded entity for U.S. federal income tax purposes or subject to treatment on a comparable basis for purposes of state, local or foreign tax law.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof or the District of Columbia and any direct or indirect subsidiary of such Restricted Subsidiary.

“G2 Transfer Agreement” means the Agreement and Plan of Merger, dated as of July 3, 2006, among Intelsat General, G2 Satellite Solutions Corporation and Intelsat Corp, as amended from time to time (provided that no such amendment materially affects the ability of the Issuer to make anticipated principal or interest payments on the notes), and the other agreements entered into in connection therewith on or prior to July 3, 2006.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on January 28, 2005. For the purposes of the indenture, the term “consolidated” with respect to any Person means such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“Government Business Subsidiary” means any Restricted Subsidiary of the Issuer, including Intelsat General Corporation for so long as it is a Restricted Subsidiary of the Issuer, that (i) is engaged primarily in the business of providing services to customers similar to the services provided on the Issue Date by Intelsat General Corporation and services or activities that are reasonably similar thereto or a reasonable extension, development or expansion thereof, or is complementary, incidental, ancillary or related thereto and (ii) is subject to the Proxy Agreement or a substantially similar agreement substantially restricting the Issuer’s control of such Restricted Subsidiary.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means any guarantee of the obligations of the Issuer under the indenture and the notes by any Person in accordance with the provisions of the indenture.

“Guarantor” means any Person that Incurs a Guarantee; provided that upon the release or discharge of such Person from its Guarantee in accordance with the indenture, such Person ceases to be a Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange or interest rate swap agreements, cap agreements and collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange or interest rates.

“holder” or “noteholder” means the Person in whose name a note is registered on the registrar’s books.

“Holdings” means Intelsat S.A., until a successor replaces it, and thereafter means such successor.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(1) the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, except any such balance that constitutes a current account payable, trade payable or similar obligation Incurred, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business);

(3) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person; and

(4) to the extent not otherwise included, with respect to the Issuer and its Restricted Subsidiaries, the amount then outstanding (i.e., advanced, and received by, and available for use by, the Issuer or any of its Restricted Subsidiaries) under any Receivables Financing (as set forth in the books and records of the Issuer or any Restricted Subsidiary and confirmed by the agent, trustee or other representative of the institution or group providing such Receivables Financing);

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) obligations to make payments to one or more insurers under satellite insurance policies in respect of premiums or the requirement to remit to such insurer(s) a portion of the future revenue generated by a satellite which has been declared a constructive total loss, in each case in accordance with the terms of the insurance policies relating thereto; (5) Obligations under or in respect of any Qualified Receivables Financing; or (6) any obligations to make progress or incentive payments or risk money payments under any satellite manufacturing contract or to make payments under satellite launch contracts in respect of launch services provided thereunder, in each case, to the extent not overdue by more than 90 days.

Notwithstanding anything in the indenture, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of FASB ASC 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under the indenture but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under the indenture.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a Similar Business, in each case of nationally recognized standing that is, in the good faith determination of the Issuer, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means the initial purchasers party to the purchase agreement entered into in connection with the offer and sale of the notes.

“In-Orbit Contingency Protection” means transponder capacity that in the good faith determination of the Issuer is available on a contingency basis by the Issuer or its Subsidiaries, directly or by another satellite operator pursuant to a contractual arrangement, to accommodate the transfer of traffic representing at least 25% of the revenue-generating capacity with respect to any Satellite (or, if the entire Satellite is not owned by the Issuer or any Restricted Subsidiary, as the case may be, the portion of the Satellite it owns or for which it has risk of loss) that may suffer actual or constructive total loss and that meets or exceeds the contractual performance specifications for the transponders that had been utilized by such traffic; it being understood that the Satellite (or portion, as applicable) shall be deemed to be insured for a percentage of the Satellite’s (or applicable portion’s) net book value for which In-Orbit Contingency Protection is available.

“In-Orbit Insurance” means, with respect to any Satellite (or, if the entire Satellite is not owned by the Issuer or any Restricted Subsidiary, as the case may be, the portion of the Satellite it owns or for which it has risk of loss), insurance (subject to a right of co-insurance in an amount up to $150.0 million) or other contractual arrangement providing for coverage against the risk of loss of or damage to such Satellite (or portion, as applicable) attaching upon the expiration of the launch insurance therefor (or, if launch insurance is not procured, upon the initial completion of in-orbit testing) and attaching, during the commercial in-orbit service of such Satellite (or portion, as applicable), upon the expiration of the immediately preceding corresponding policy or other contractual arrangement, as the case may be, subject to the terms and conditions set forth in the indenture.

“Intelsat Bermuda Transfer” means the transfer by Intelsat (Bermuda), Ltd. (now known as Intelsat (Luxembourg) S.A.) of certain of its assets and certain of its liabilities and obligations to Intelsat Jackson Holdings, Ltd. (now known as Intelsat Jackson Holdings S.A.) on February 4, 2008.

“Intelsat Luxembourg” means Intelsat (Luxembourg) S.A., until a successor replaces it, and thereafter means such successor.

“Intelsat Luxembourg Intercompany Loan” means the intercompany loans by Intelsat Luxembourg (irrespective of any subsequent holder of such loans so long as a subsidiary of the Issuer) to PanAmSat Holdco to fund the payment of a portion of the purchase price of the PanAmSat Acquisition and to fund the purchase of PanAmSat Holdco’s 10 3/8% Senior Discount Notes due 2014 and, in each case, fees and expenses related thereto.

“Intelsat Corp” means Intelsat Corporation (formerly PanAmSat Corporation), until a successor replaces it, and thereafter means such successor.

“Intelsat Corp Credit Agreement” means (i) the amended and restated credit agreement entered into on July 3, 2006 in connection with the consummation of the PanAmSat Acquisition, among Intelsat Corp, the financial institutions named therein and Credit Suisse, Cayman Islands Branch (as successor to Citicorp North America, Inc.), as Administrative Agent, and the guarantees thereof provided by certain subsidiaries of Intelsat Corp, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time (prior to, on or after the Issue Date), including any one or more agreements or indentures extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by the Issuer to be included in the definition of “Intelsat Corp Credit Agreement,” one or more (A) debt facilities or commercial paper facilities providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Intelsat Corp Refinancing” means the borrowing by Intelsat Corp of $150.0 million in aggregate principal amount pursuant to a new term loan under the Intelsat Corp Credit Agreement, and the repayment of its 6 3/8% Senior Secured Notes due 2008 with the proceeds of such borrowing.

“Intelsat Credit Agreement” means (i) the credit agreement entered into on July 3, 2006 in connection with the consummation of the PanAmSat Acquisition, among Intelsat Sub Holdco, Intermediate Holdco, the financial institutions named therein and Credit Suisse, Cayman Islands Branch (as successor to Citicorp North America, Inc.), as Administrative Agent, and the guarantees thereof provided by certain subsidiaries of Intelsat Sub Holdco, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time (prior to, on or after the Issue Date), including any one or more agreements or indentures extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by the Issuer to be included in the definition of “Intelsat Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Intelsat Holdings” means Intelsat Holdings S.A., a Luxembourg company, until a successor replaces it, and thereafter means such successor.

“Intelsat Jackson Unsecured Credit Agreement” means (i) the senior unsecured credit agreement entered into on February 2, 2007 among Intelsat Luxembourg, Holdings, the financial institutions named therein and Bank of America, N.A., as administrative agent, and the guarantees thereof provided by Intelsat Sub Holdco and certain subsidiaries of Intelsat Sub Holdco, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any one or more agreements or indentures extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, including any agreement entered into in connection with the refinancing thereof as a result of the Jackson Change of Control Prepayment Offer, and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by the Issuer to be included in the definition of “Intelsat Jackson Unsecured Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Intelsat Sub Holdco” means Intelsat Subsidiary Holding Company S.A., until a successor replaces it, and thereafter means such successor.

“Intermediate Holdco” means Intelsat Intermediate Holding Company S.A., until a successor replaces it, and thereafter means such successor.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or equivalent) by Moody’s or BBB- (or equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(2) securities that have an Investment Grade Rating, but excluding any debt securities or loans or advances between and among the Issuer and its Subsidiaries,

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less

(b) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Issuer.

“Issue Date” means September 30, 2010, the date on which the existing notes were initially issued.

“Issuer” means Intelsat Jackson Holdings S.A., until a successor replaces it, and thereafter means the successor. For the avoidance of doubt, for any periods or dates which the Issuer does not have historical financial statements available, it shall be entitled to use and rely on the financial statements of its predecessor or successor or an assignor or a transferor that has assigned or transferred to the Issuer assets in the Intelsat Bermuda Transfer or any Specified Merger/Transfer Transaction.

“Joint Venture” means any Person, other than an individual or a Subsidiary of the Issuer, (i) in which the Issuer or a Restricted Subsidiary of the Issuer holds or acquires an ownership interest (whether by way of Capital Stock or otherwise) and (ii) which is engaged in a Similar Business.

“License Subsidiary” means one or more wholly-owned Restricted Subsidiaries of the Issuer (i) that holds, was formed for the purpose of holding or is designated to hold FCC Licenses for the launch and operation of Satellites or for the operation of any TT&C Earth Station (other than any FCC License held by Intelsat General or any of its Subsidiaries) and (ii) all of the shares of capital stock and other ownership interests of which are held directly by the Issuer or a Subsidiary Guarantor.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any other agreement to give a security interest and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Lockheed Note” means the $20.0 million note, dated November 25, 2002 from Intelsat Global Service Corporation to COMSAT Corporation.

“Management Group” means the group consisting of the directors, executive officers and other management personnel of the Issuer or any Parent of the Issuer, as the case may be, on the Issue Date together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Issuer or any Parent of the Issuer, as applicable, was approved by a vote of a majority of the directors of the Issuer or any Parent of the Issuer, as applicable, then still in office who were either directors on the Issue Date or whose election or nomination was previously so approved and (2) executive officers and other management personnel of the Issuer or any Parent of the Issuer, as applicable, hired at a time when the directors on the Issue Date together with the directors so approved constituted a majority of the directors of the Issuer or any Parent of the Issuer, as applicable.

“Master Intercompany Services Agreement” means the Master Intercompany Services Agreement, dated as of July 3, 2006, among Intelsat Luxembourg and certain direct and indirect Parent companies and Subsidiaries of Intelsat Luxembourg and the other parties thereto, as in effect on the Issue Date and as amended from time to time thereafter (provided that no such amendment materially affects the ability of the Issuer to make anticipated principal or interest payments on the notes).

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale, including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the third paragraph of the covenant described under “—Certain Covenants—Asset Sales”) to be paid as a result of such transaction (including to obtain any consent therefor), and any deduction of appropriate amounts to be provided by the Issuer as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Net Transponder Capacity” means the aggregate transponder capacity for all in-orbit transponders then owned by the Issuer and its Restricted Subsidiaries.

“New Intelsat Jackson Unsecured Credit Agreement” means (i) the senior unsecured credit agreement entered into on July 1, 2008 among the Issuer, Holdings, Intelsat Luxembourg, Credit Suisse, Cayman Islands Branch, as Administrative Agent, the financial institutions named therein, and the other parties thereto, and the guarantees thereof provided by Intelsat Sub Holdco and certain subsidiaries of Intelsat Sub Holdco, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any one or more agreements or indentures extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by the Issuer to be included in the definition of “New Intelsat Jackson Unsecured Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the holders of the notes.

“Officer” means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer, any Parent of the Issuer or any of the Issuer’s Restricted Subsidiaries.

“Officers’ Certificate” means a certificate signed on behalf of the Issuer by two Officers of the Issuer, any Parent of the Issuer or any of the Issuer’s Restricted Subsidiaries, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer, any Parent of the Issuer or any of the Issuer’s Restricted Subsidiaries, that meets the requirements set forth in the indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“PanAmSat Acquisition” means the transaction pursuant to which Intelsat Luxembourg became the owner of all of the outstanding share capital of PanAmSat Holdco.

“PanAmSat Holdco” means Intelsat Holding Corporation (formerly PanAmSat Holding Corporation), until a successor replaces it, and thereafter means such successor.

“Parent” means, with respect to any Person, any other Person of which such Person is a direct or indirect Subsidiary.

“Pari Passu Indebtedness” means:

(1) with respect to the Issuer, the notes and any Indebtedness which ranks pari passu in right of payment with the notes; and

(2) with respect to any Guarantor, its Guarantee and any Indebtedness which ranks pari passu in right of payment with such Guarantor’s Guarantee.

“Permitted Holders” means, at any time, (i) the Sponsors, (ii) the Management Group, (iii) any Parent of the Issuer, and (iv) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) the members of which include any of the Permitted Holders specified in clauses (i), (ii) and/or (iii) above, and that (directly or indirectly) hold or acquire beneficial ownership of the Voting Stock of the Issuer or any Parent of the Issuer (a “Permitted Holder Group”), so long as no Person or other “group” (other than Permitted Holders specified in clauses (i)—(iii) above) beneficially owns more than 50% on a fully diluted basis of the Voting Stock held by such Permitted Holder Group. Any one or more Persons or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the indenture will thereafter, together with its (or their) Affiliates, constitute an additional Permitted Holder or Permitted Holders, as applicable.

“Permitted Investments” means:

(1) any Investment in the Issuer or any Restricted Subsidiary;

(2) any Investment in Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person that is primarily engaged in a Similar Business if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Issuer, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer;

(4) any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “—Certain Covenants—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) Investments not in excess of $40.0 million outstanding at any one time in the aggregate made or contemplated to be made in Intelsat New Dawn Company, Ltd., an Unrestricted Subsidiary of the Issuer;

(6) advances to employees not in excess of $40.0 million outstanding at any one time in the aggregate;

(7) any Investment acquired by the Issuer or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Hedging Obligations permitted under clause (j) of the “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” covenant;

(9) any Investment (x) existing on the Issue Date, (y) made pursuant to binding commitments in effect on the Issue Date and (z) that replaces, refinances, refunds, renews or extends any Investment described under either of the immediately preceding clauses (x) or (y), provided that any such Investment is in an amount that does not exceed the amount replaced, refinanced, refunded, renewed or extended;

(10) additional Investments by the Issuer or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of (x) $350.0 million and (y) 3% of Total Assets of the Issuer at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (10) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (10) for so long as such Person continues to be a Restricted Subsidiary;

(11) loans and advances to officers, directors and employees for business-related travel expenses, moving and relocation expenses and other similar expenses, in each case Incurred in the ordinary course of business;

(12) Investments the payment for which consists of Equity Interests of the Issuer or any Parent of the Issuer (other than Disqualified Stock); provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under the calculation set forth in the definition of the term “Cumulative Credit”;

(13) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2)(a), (6), (7) and (11)(b) of such paragraph);

(14) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15) guarantees not prohibited by or required pursuant to, as the case may be, the covenants described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Future Guarantors”; provided that the proceeds of the Indebtedness being guaranteed would be applied in a manner that would otherwise comply with the first paragraph of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” (other than clause (4) of the first paragraph thereof);

(16) any Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries of the Issuer;

(17) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(18) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;

(19) Investments resulting from the receipt of non-cash consideration in a sale of assets or property that does not constitute an Asset Sale or in an Asset Sale received in compliance with the covenant described under “—Certain Covenants—Asset Sales”;

(20) additional Investments in Joint Ventures of the Issuer or any of its Restricted Subsidiaries existing on the Issue Date in an aggregate amount not to exceed $50.0 million outstanding at any one time;

(21) Investments of a Restricted Subsidiary of the Issuer acquired after the Issue Date or of an entity merged into, amalgamated with, or consolidated with a Restricted Subsidiary of the Issuer in a transaction that is not prohibited by the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(22) Investments in Subsidiaries or Joint Ventures formed for the purpose of selling or leasing transponders or transponder capacity to third-party customers in the ordinary course of business of the Issuer and its Restricted Subsidiaries which investments are in the form of transfers to such Subsidiaries or Joint Ventures for fair market value transponders or transponder capacity sold or to be sold or leased or to be leased by such Subsidiaries or Joint Ventures; provided that all such Investments in Subsidiaries and Joint Ventures do not exceed 10% of Net Transponder Capacity; and

(23) any Investment in the notes, Existing Subsidiary Notes, or any other Indebtedness incurred or assumed in connection with the Transactions.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued at the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) (A) Liens securing an aggregate principal amount of Pari Passu Indebtedness not to exceed the greater of (x) the aggregate principal amount of Pari Passu Indebtedness permitted to be Incurred pursuant to clause (a) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (y) the maximum principal amount of Indebtedness that, as of such date, and after giving effect to the Incurrence of such Indebtedness and the application of the proceeds therefrom on such date, would not cause the Secured Indebtedness Leverage Ratio of the Issuer to exceed 2.50 to 1.00 and (B) Liens securing Indebtedness permitted to be Incurred pursuant to the Non-Guarantor Exception and clauses (b), (d) (provided that such Liens do not extend to any property or assets that are not property being purchased, leased, constructed or improved with the proceeds of such Indebtedness being Incurred pursuant to clause (d)), (l) or (t) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that in the case of the Non-Guarantor Exception and clause (t), such Lien does not extend to the property or assets of the Issuer or any Subsidiary of the Issuer other than a Restricted Subsidiary of the Issuer that is not a Guarantor;

(7) Liens existing on the Issue Date;

(8) Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any Subsidiary Guarantor of the Issuer;

(9) Liens on assets or property at the time the Issuer or a Restricted Subsidiary of the Issuer acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Issuer or any Restricted Subsidiary of the Issuer; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other assets or property owned by the Issuer or any Restricted Subsidiary of the Issuer;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary of the Issuer permitted to be Incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) Liens securing Hedging Obligations permitted to be Incurred under clause (j) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of the Issuer or any Restricted Subsidiary;

(16) Liens on equipment of the Issuer or any Restricted Subsidiary granted in the ordinary course of business to the Issuer’s client at which such equipment is located;

(17) Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;

(18) deposits made in the ordinary course of business to secure liability to insurance carriers;

(19) Liens on the Equity Interests of Unrestricted Subsidiaries;

(20) grants of software and other technology licenses in the ordinary course of business;

(21) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6)(B), (7), (8), (9), (10), (11) and (15); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6)(B), (7), (8), (9), (10), (11) and (15) at the time the original Lien became a Permitted Lien under the indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; and

(22) other Liens securing obligations Incurred in the ordinary course of business which obligations do not exceed $75.0 million at any one time outstanding.

“Person” means any individual, corporation, partnership, limited liability company, Joint Venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution or winding up.

“Presumed Tax Rate” means the highest effective marginal statutory combined U.S. federal, state and local income tax rate prescribed for an individual residing in New York City (taking into account (i) the deductibility of state and local income taxes for U.S. federal income tax purposes, assuming the limitation of Section 68(a)(2) of the Code applies and taking into account any impact of Section 68(f) of the Code, and (ii) the character (long-term or short-term capital gain, dividend income or other ordinary income) of the applicable income).

“Purchase Money Note” means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from the Issuer or any Subsidiary of the Issuer to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1) the Board of Directors of the Issuer shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the Receivables Subsidiary,

(2) all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Issuer), and

(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Issuer or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Bank Indebtedness shall not be deemed a Qualified Receivables Financing.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the notes for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Issuer or any Parent of the Issuer as a replacement agency for Moody’s or S&P, as the case may be.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Issuer or any of its Subsidiaries pursuant to which the Issuer or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Issuer or any of its Subsidiaries), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Issuer or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Issuer or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly-Owned Restricted Subsidiary of the Issuer (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with the Issuer in which the Issuer or any Subsidiary of the Issuer makes an Investment and to which the Issuer or any Subsidiary of the Issuer transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Issuer and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Issuer (as provided below) as a Receivables Subsidiary and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Issuer or any other Subsidiary of the Issuer (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Issuer or any other Subsidiary of the Issuer in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Issuer or any other Subsidiary of the Issuer, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

(b) with which neither the Issuer nor any other Subsidiary of the Issuer has any material contract, agreement, arrangement or understanding other than on terms which the Issuer reasonably believes to be no less favorable to the Issuer or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer, and

(c) to which neither the Issuer nor any other Subsidiary of the Issuer has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Refinancings” means, collectively, the (i) redemption of the outstanding Intelsat Jackson Floating Rate Senior Notes due 2013 and Floating Rate Senior Notes due 2015 and (ii) redemption of the outstanding Holdings 5 1/4% Senior Notes due 2008.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this “Description of Notes,” all references to Restricted Subsidiaries mean Restricted Subsidiaries of the Issuer.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Issuer or a Restricted Subsidiary whereby the Issuer or a Restricted Subsidiary transfers such property to a Person and the Issuer or such Restricted Subsidiary leases it from such Person, other than leases between the Issuer and a Restricted Subsidiary of the Issuer or between Restricted Subsidiaries of the Issuer.

“Satellite” means any satellite owned by the Issuer or any of its Restricted Subsidiaries and any satellite purchased by the Issuer or any of its Restricted Subsidiaries pursuant to the terms of a Satellite Purchase Agreement, whether such satellite is in the process of manufacture, has been delivered for launch or is in orbit (whether or not in operational service).

“Satellite Manufacturer” means, with respect to any Satellite, the prime contractor and manufacturer of such Satellite.

“Satellite Purchase Agreement” means, with respect to any Satellite, the agreement between the applicable Satellite Purchaser and the applicable Satellite Manufacturer relating to the manufacture, testing and delivery of such Satellite.

“Satellite Purchaser” means the Issuer or Restricted Subsidiary that is a party to a Satellite Purchase Agreement.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Secured Indebtedness Leverage Ratio” means, with respect to any Person, at any date the ratio of (i) Secured Indebtedness of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) to (ii) Adjusted EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred. In the event that the Issuer or any of its Restricted Subsidiaries Incurs or redeems any Indebtedness subsequent to the commencement of the period for which the Secured Indebtedness Leverage Ratio is being calculated but prior to the event for which the calculation of the Secured Indebtedness Leverage Ratio is made (the “Secured Leverage Calculation Date”), then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and other operational changes that such Person or any of its Restricted Subsidiaries has both determined to make and made after January 28, 2005 and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Secured Leverage Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations, discontinued operations and other operational changes (and the change in Adjusted EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into such Person or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, consolidation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Issuer as set forth in an Officers’ Certificate, to reflect, among other things, (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from any acquisition, merger or operational change (including, without limitation, from the Transactions) and (2) all adjustments used in connection with the “adjusted EBITDA” calculations set forth in (i) footnote 3 to the “Summary Historical and Pro Forma Consolidated Financial Data” section of the offering memorandum dated June 19, 2006 in connection with the offering of the Existing Jackson Notes, (ii) Intelsat S.A.’s Annual Report on Form 10-K for the year ended December 31, 2009 and (iii) Intelsat S.A.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, in each case to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Documents” means the collective reference to the Intelsat Credit Agreement, the Intelsat Corp Credit Agreement, the notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented or otherwise modified from time to time.

“Serafina Assignment” means the assignment by Serafina Acquisition Limited, immediately following the Intelsat Bermuda Transfer on February 4, 2008, of certain of its liabilities and obligations to Intelsat (Bermuda), Ltd. (now known as Intelsat (Luxembourg) S.A.), and the assumption by Intelsat Bermuda, Ltd. of such liabilities and obligations.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC or any successor provision.

“Similar Business” means any business or activity of the Issuer or any of its Subsidiaries currently conducted or proposed as of the Issue Date, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof, or is complementary, incidental, ancillary or related thereto.

“Specified Intercompany Agreements” means the Master Intercompany Services Agreement, the Employee Transfer Agreement, the G2 Transfer Agreement and the agreements or promissory notes evidencing the Intelsat Luxembourg Intercompany Loan and, in each case, agreements in connection therewith.

“Specified Sale/Leaseback Transaction” means one Sale/Leaseback Transaction pursuant to which the Issuer or its Restricted Subsidiaries sell one Satellite and related assets that is designated as a Specified Sale/Leaseback Transaction pursuant to an Officers’ Certificate.

“Sponsors” means (1) one or more investment funds advised, managed or controlled by BC Partners Holdings Limited or any Affiliate thereof, (2) one or more investment funds advised, managed or controlled by Silver Lake or any Affiliate thereof and (3) one or more investment funds advised, managed or controlled by any of the Persons described in clauses (1) and (2) of this definition, and, in each case, (whether individually or as a group) their Affiliates; provided that, for purposes of determining the fees and expenses that may be added back pursuant to clause (5) (b) within the definition of Adjusted EBITDA for any period before February 4, 2008, the term “Sponsor” shall also mean one or more investment funds advised, managed or controlled by Apax Partners Worldwide, LLP, Apax Partners, L.P., Apollo Management V, L.P., Madison Dearborn Partners, LLC or Permira Advisers, LLC or any of their respective Affiliates.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Issuer or any Subsidiary of the Issuer which the Issuer has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any loan or security, the date specified in such loan or security as the fixed date on which the final payment of principal of such loan or security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such loan or security at the option of the holder or lender thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Indebtedness” means (a) with respect to the Issuer, any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its Guarantee.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity and (3) any Person that is consolidated in the consolidated financial statements of the specified Person in accordance with GAAP.

“Subsidiary Guarantor” means each Subsidiary of the Issuer that is a Guarantor.

“Subsidiary Transfer Transaction” means the transfer of all or a portion of the equity, assets and liabilities of any of the Issuer or any of its Restricted Subsidiaries between or among any of the Issuer and/or any of its Restricted Subsidiaries.

“Tax-affected Investor” means any holder of capital stock in any Parent of the Issuer that is subject (or if such holder is a Flow-Through Entity, any partner in which is subject) to a tax regime (for example, as a United States shareholder within the meaning of section 951(b) of the Code) that requires such person to recognize on a current basis taxable income attributable to earnings and profits of the Issuer, or its Subsidiaries in advance of any distribution of such earnings and profits.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the indenture.

“Total Assets” means, with respect to any Person, the total consolidated assets of such Person and its Restricted Subsidiaries, as shown on the most recent balance sheet.

“Transaction Agreement” means the Share Purchase Agreement, dated as of June 19, 2007, among Serafina Holdings Limited, Serafina Acquisition Limited, Intelsat Holdings and certain shareholders of Intelsat Holdings, as amended, supplemented or modified from time to time.

“Transaction Documents” means the Transaction Agreement, the Credit Agreements, the indenture governing the notes, the Existing Subsidiary Notes, the Existing Jackson Notes and the Existing Luxembourg Notes, the Specified Intercompany Agreements and, in each case, any other document entered into in connection therewith, in each case as amended, supplemented or modified from time to time.

“Transactions” means the Acquisition and the transactions related thereto (including the Intelsat Bermuda Transfer, the Serafina Assignment, the Change of Control Offers and the Refinancings, as applicable), including as contemplated by the Transaction Documents (including any Equity Interest payments made in connection therewith (whether on the Issue Date or thereafter)), the offering of the 9% Senior Notes due 2016 in connection with the PanAmSat Acquisition and the borrowing under the Intelsat Luxembourg Intercompany Loan, the entry into the Intelsat Jackson Unsecured Credit Agreement and the New Intelsat Jackson Unsecured Credit Agreement, the issuance of the notes, the Existing Subsidiary Notes, the Existing Jackson Notes and the Existing Luxembourg Notes, amendments and borrowings made pursuant to the Credit Agreements, the execution and performance of the Specified Intercompany Agreements, the Subsidiary Transfer Transactions, the Intelsat Corp Refinancing, and the other transactions in connection with the foregoing.

“Treasury Rate” means with respect to the notes, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to October 15, 2015; provided, however, that if the period from such redemption date to October 15, 2015, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Officer” means any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, trust officer, assistant trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject, and who shall have direct responsibility for the administration of the indenture.

“Trustee” means the respective party named as such in the indenture until a successor replaces it and, thereafter, means the successor.

“TT&C Earth Station” means any earth station licensed for operation by the FCC or by any international, federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body, authority, agency or commission or legislative body or other governmental entity outside of the United States used for the provision of TT&C Services that is owned and operated by the Issuer or any of its Subsidiaries.

“TT&C Services” means the provision of tracking, telemetry and command services for the purposes of operational control of any Satellite.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Issuer may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary of the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any of its Restricted Subsidiaries (other than Equity Interests of Unrestricted Subsidiaries); provided, further, however, that either:

(a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

The Board of Directors of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation no Event of Default shall have occurred and be continuing and either (1) the Issuer could Incur $1.00 of additional Indebtedness pursuant to the Debt to Adjusted EBITDA Ratio test described in the first paragraph under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or (2) the Debt to Adjusted EBITDA Ratio for the Issuer and its Restricted Subsidiaries would be less than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly-Owned Restricted Subsidiary” is any Wholly-Owned Subsidiary that is a Restricted Subsidiary.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person and one or more Wholly-Owned Subsidiaries of such Person.

BOOK-ENTRY; DELIVERY AND FORM

As used in this “Book-Entry; Delivery and Form” section, “exchange notes” means the new notes issued pursuant to the exchange offer.

Book-Entry, Delivery and Form

The exchange notes will be represented by one or more global notes in registered, global form without interest coupons (collectively, the “Global Exchange Notes”). The Global Exchange Notes initially will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company, or DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below.

Except as set forth below, the Global Exchange Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Exchange Notes may not be exchanged for exchange notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Exchange Notes for Certificated Notes.” In addition, transfers of beneficial interests in the Global Exchange Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

The notes may be presented for registration of transfer and exchange at the offices of the registrar.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “participants”) and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the “indirect participants”). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

DTC has also advised us that, pursuant to procedures established by it:

(1) upon deposit of the Global Exchange Notes, DTC will credit the accounts of participants with portions of the principal amount of the Global Exchange Notes; and

(2) ownership of these interests in the Global Exchange Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the Global Exchange Notes).

Investors in the Global Exchange Notes who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Exchange Notes who are not participants may hold their interests therein indirectly through organizations which are participants in such system. All interests in a Global Exchange Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Exchange Note to such persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a person having beneficial interests in a Global Exchange Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Exchange Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium on a Global Exchange Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the Trustee will treat the persons in whose names the notes, including the Global Exchange Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the Trustee nor any agent of us or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the Global Exchange Notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the Global Exchange Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee or us. Neither we nor the Trustee will be responsible or liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Exchange Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, DTC reserves the right to exchange the Global Exchange Notes for legended notes in certificated form, and to distribute such notes to its participants.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Exchange Notes among participants, it is under no obligation to perform such procedures, and such procedures may be discontinued or changed at any time. Neither we, the Trustee nor any agent of us or the Trustee will have any responsibility or liability for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Exchange Notes for Certificated Notes

A Global Exchange Note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if DTC (A) notifies us that it is unwilling or unable to continue as depositary for the Global Exchange Notes and a successor depositary is not appointed or (B) has ceased to be a clearing agency registered under the Exchange Act.

In addition, beneficial interests in a Global Exchange Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Exchange Note or beneficial interests in Global Exchange Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

We will make payments in respect of the notes represented by the Global Exchange Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Exchange Note holder. We will make all payments of principal, interest and premium with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Exchange Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

THE EXCHANGE OFFER

Purpose and Effect of Exchange Offer; Registration Rights

On April 26, 2012, we sold the original notes to Goldman, Sachs & Co. and Morgan Stanley & Co. LLC as initial purchasers in a private offering pursuant to a purchase agreement. These initial purchasers subsequently sold the original notes to qualified institutional buyers under Rule 144A under the Securities Act of 1933 and to certain sophisticated investors in offshore transactions in reliance on Regulation S under the Securities Act of 1933. As a condition to the sale of the original notes to the initial purchasers, we entered into a registration rights agreement with those initial purchasers.

The registration rights agreement requires us to file a registration statement under the Securities Act of 1933 offering to exchange your original notes for new notes. Accordingly, we are offering you the opportunity to exchange your original notes for the same principal amount of new notes. The new notes will be registered and issued without a restrictive legend. The registration rights agreement relating to the notes also requires us to use commercially reasonable efforts to cause the registration statement to be declared effective by the SEC and to complete the exchange offer by May 27, 2013. In the event that we are unable to satisfy these requirements, holders of the original notes would be entitled to additional interest on the original notes at a rate equal to 0.25% per annum for the first 90-day period from and including the specified date and increasing by an additional 0.25% per annum for each subsequent 90-day period. The aggregate amount of the additional interest in respect of each note payable will in no event exceed 1.00% per annum. The registration rights agreement provides that the accrual of additional interest will cease once we satisfy the requirements described above.

A copy of the registration rights agreement has been filed as an exhibit to this registration statement. You are strongly encouraged to read the entire text of the agreement. Except as discussed below, we will have no further obligation to register your original notes upon the completion of the exchange offer.

We believe that the notes issued to you in this exchange offer may be offered for resale, sold and otherwise transferred by you, without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, only if you are able to make these four representations:

•	you are acquiring the notes issued in the exchange offer in the ordinary course of your business;

•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the notes issued to you in the exchange offer;

•	you are not an affiliate, as defined under the Securities Act of 1933, of Intelsat S.A.; and

•	you are not a broker-dealer tendering original notes acquired directly from us for your own account.

Our belief is based upon existing interpretations by the SEC’s staff contained in several “no-action” letters to third parties unrelated to us. If you tender your original notes in the exchange offer for the purpose of participating in a distribution of new notes, you cannot rely on these interpretations by the SEC’s staff and you must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with a secondary resale transaction.

The SEC considers broker-dealers that acquired original notes directly from us, but not as a result of market-making activities or other trading activities, to be making a distribution of the new notes if they participate in the exchange offer. Consequently, these broker-dealers cannot use this prospectus for the exchange offer in connection with a resale of the new notes and, absent an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with a resale of the new notes. These broker-dealers cannot rely on the position of the SEC’s staff set forth in the Exxon Capital Holdings Corporation no-action letter (available May 13, 1988) or similar letters.

A broker-dealer that has bought original notes for market-making or other trading activities must deliver a prospectus in order to resell any new notes it receives for its own account in the exchange offer. The SEC has taken the position that such broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes by delivering the prospectus contained in the registration statement for the exchange offer. Accordingly, this prospectus may be used by such a broker-dealer to resell any of its new notes. We have agreed in the registration rights agreement to send a prospectus to any broker-dealer that requests copies in the notice and questionnaire included in the letter of transmittal accompanying the prospectus for a period of up to 90 days after the date of expiration of this exchange offer. Unless you are required to do so because you are such a broker-dealer, you may not use this prospectus for an offer to resell, resale or other retransfer of new notes.

We are not making this exchange offer to, nor will we accept tenders for exchange from, holders of original notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of that jurisdiction.

You may suffer adverse consequences if you fail to exchange your original notes. Following the completion of the exchange offer, except as set forth below and in the registration rights agreement, you will not have any further registration rights and your original notes will continue to be subject to certain restrictions on transfer. Accordingly, if you do not participate in the exchange offer, your ability to sell your original notes could be adversely affected.

Under the registration rights agreement, we are required to use commercially reasonable efforts to file a shelf registration statement with the SEC to cover resales of the original notes or the new notes by holders if we are not permitted to consummate the exchange offer because we determine that the exchange offer is not permitted by applicable law or SEC policy, if the exchange offer is not for any reason consummated on or prior to May 27, 2013, or if any holder of registrable securities notifies us prior to the 20th business day following the consummation of the exchange offer that it may not resell the notes acquired by it in the exchange offer to the public without restriction under U.S. federal and state securities laws.

For purposes of the preceding paragraph, “registrable securities” means each original note or new note until the earliest to occur of:

•	the date on which that original note has been exchanged for a new note in the exchange offer;

•	the date on which that original note or new note has been effectively registered under the Securities Act of 1933 and disposed of in accordance with the shelf registration statement;

•	the date on which that original or new note ceases to be outstanding for purpose of the governing indenture; or

•

the date on which that original note may be sold by the holder to the public pursuant to Rule 144 under the Securities Act of 1933 or any similar provision then in force, by a person that is not an affiliate without restrictions and does not bear any restrictive legends relating to the Securities Act of 1933.

If we are obligated to file a shelf registration statement, we will be required to keep such shelf registration statement effective for up to three years after the date that the original notes were issued.

Representations We Need From You Before You May Participate in the Exchange Offer

We need representations from you before you can participate in the exchange offer.

These representations are that:

•	the notes that you will acquire in the exchange offer are being obtained in the ordinary course of your business;

•	neither you nor any person you are acting for is engaging in or intends to engage in a distribution of the notes;

•	neither you nor any person you are acting for has an arrangement or understanding with any person to participate in the distribution of notes;

•

neither you nor any person you are acting for is our “affiliate,” as defined under Rule 405 of the Securities Act of 1933 or, if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act of 1933 and will provide information to be included in the shelf registration statement in order to have your notes included in such shelf registration statement;

•	neither you nor any person receiving new notes from you is prohibited by any law or policy of the Commission from participating in the exchange offer; and

•

if you or any other person you are acting for is a broker-dealer, and you receive notes for your own account in exchange for original notes that were acquired as a result of market-making or other trading activities, you will comply with the applicable provisions of the Securities Act of 1933, including delivering a prospectus in connection with any resale of such notes.

In relation to each Relevant Member State, you will need to represent and agree that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) you have not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that you may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive subject to obtaining the prior consent of the representatives of the Issuer for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive provided that no such offer of notes shall require the Issuer to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Terms of the Exchange Offer

We will accept any validly tendered original notes that are not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue $2,000 principal amount, and integral multiples in excess of $1,000 thereof, of new notes in exchange for each $2,000 principal amount, and integral multiples of $1,000 in excess thereof, of your original notes tendered. Holders may tender some or all of their original notes in the exchange offer.

The form and terms of the new notes will be substantially the same as the form and terms of your original notes except that:

•

interest on the new notes will accrete or accrue, as the case may be, from the last interest payment date on which interest accreted or was paid on your original notes, or, if no interest has accreted or been paid on the original notes, from the date of the original issuance of your original notes;

•	the new notes have been registered under the Securities Act of 1933 and will not bear a legend restricting their transfer; and

•	the provisions for payment of additional interest in the case of non-registration will be eliminated.

The new notes will be issued under, and entitled to the benefits of, the same indenture governing your original notes.

This prospectus and the documents you received with this prospectus are being sent to you and to others believed to have beneficial interests in the original notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC.

We will have accepted your validly tendered original notes when we have given oral or written notice to Wells Fargo Bank, National Association, referred to as Wells Fargo Bank. Wells Fargo Bank will act as agent for you for the purpose of receiving the notes. If any tendered original notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events or otherwise, certificates sent to Wells Fargo Bank will be returned to you, without expense, as promptly as practicable, unless you request in the letter of transmittal that the notes be sent to someone else.

You will not be required to pay brokerage commissions, fees or transfer taxes in the exchange of your original notes. We will pay all charges and expenses in connection with the exchange offer except for any taxes you may incur in effecting the transfer of your original notes or new notes to some other person, or if a transfer tax is imposed for any reason other than the exchange of notes pursuant to the exchange offer.

Expiration Date; Extensions; Amendments

The exchange offer will expire at 5:00 p.m., New York City time, on February 1, 2013, unless we extend the exchange offer, in which case the exchange offer shall terminate at 5:00 p.m., New York City time, on the last day of the extension. We do not currently intend to extend the expiration date. In any event, the exchange offer will be held open for at least 20 business days. In order to extend the exchange offer, we will issue a notice by press release or other public announcement.

We reserve the right, in our sole discretion:

•	to delay accepting your original notes;

•	to extend the exchange offer;

•	to terminate the exchange offer, if any of the conditions shall not have been satisfied; or

•	to amend the terms of the exchange offer in any manner.

If we delay, extend, terminate or amend the exchange offer, we will give notice to the exchange agent and issue a press release or other public announcement.

Procedures for Tendering Your Original Notes

Except in limited circumstances, only a DTC participant listed on a DTC securities position listing with respect to the original notes may tender original notes in the exchange offer. Except as stated below under “—Book-Entry Transfer,” to tender in the exchange offer:

•

if you do not hold your position through DTC, Euroclear or Clearstream, Luxembourg, you must, on or before the expiration date, deliver a duly completed letter of transmittal to the exchange agent at its address specified in the letter of transmittal, and certificates for your original notes must be received by Wells Fargo Bank along with the letter of transmittal;

•

if you hold your position through DTC, you must instruct DTC and a DTC participant by completing the form “Instruction to Registered Holder from Beneficial Holder” accompanying this prospectus of your intention whether or not you wish to tender your original notes for new notes, and you must in turn follow the procedures for book-entry transfer as set forth below under “—Book-Entry Transfer” and in the letter of transmittal; or

•

if you hold your position through Euroclear or Clearstream, Luxembourg, the form “Instruction to Registered Holder from Beneficial Holder” with respect to original notes held through Euroclear or Clearstream, Luxembourg must be completed by a direct accountholder in Euroclear or Clearstream, Luxembourg, and interests in the original notes must be tendered in compliance with procedures established by Euroclear or Clearstream, Luxembourg.

If you intend to use the guaranteed delivery procedures, you must comply with the guaranteed delivery procedures described below.

Neither Intelsat S.A. nor the exchange agent will be responsible for the communication of tenders by holders to the accountholders in DTC, Euroclear or Clearstream, Luxembourg through which they hold original notes or by such accountholders to the exchange agent, DTC, Euroclear or Clearstream, Luxembourg.

Holders will not be responsible for the payment of any fees or commissions to the exchange agent for the original notes.

In no event should a holder submitting a tender for exchange send a letter of transmittal or original notes to any agent of Intelsat S.A. other than the exchange agent, or to DTC, Euroclear or Clearstream, Luxembourg.

Holders may contact the exchange agent for assistance in filling out and delivering letters of transmittal and for additional copies of the exchange offer materials.

To be tendered effectively, a letter of transmittal or, as described below under “—Book-Entry Transfer,” an “agent’s message” and other required documents must be received by Wells Fargo Bank at its address set forth under “—Exchange Agent” below prior to the expiration date.

If you do not withdraw your tender before the expiration date, your tender will constitute an agreement between you and us in accordance with the terms and conditions in this prospectus and in the letter of transmittal.

The method of delivery of your original notes, the letter of transmittal and all other required documents to be delivered to Wells Fargo Bank is at your election and risk. Instead of delivery by mail, it is recommended that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to ensure delivery to Wells Fargo Bank before the expiration date. No letter of transmittal or original notes should be sent to us. You may request your brokers, dealers, commercial banks, trust companies or nominees to effect these transactions on your behalf.

Procedure if the Original Notes Are Not Registered in Your Name

If your original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your original notes, then you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on behalf of a registered owner, you must, prior to completing and executing a letter of transmittal and delivering the registered owner’s original notes, either make appropriate arrangements to register ownership of the original notes in your name or obtain a properly completed power of attorney or other proper endorsement from the registered holder. We strongly urge you to act immediately since the transfer of registered ownership may take considerable time.

Signature Requirements and Signature Guarantees

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended, referred to as an eligible institution, that is a member of specified signature guarantee programs. Signatures on a letter of transmittal or a notice of withdrawal will not be required to be guaranteed if the original notes are tendered:

•	by a registered holder that has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If a letter of transmittal or any notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Evidence satisfactory to us of their authority to so act must be submitted with such letter of transmittal unless waived by us.

Conditions to the Exchange Offer

All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered notes will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all original notes not properly tendered or any original notes the acceptance of which would be unlawful in the opinion of us or our counsel. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular original notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in a letter of transmittal, will be final and binding on all parties. Any defects or irregularities in connection with tenders of original notes must be cured within such time as we shall determine, unless waived by us. Although we intend to notify you of defects or irregularities with respect to tenders of original notes, neither we, Wells Fargo Bank nor any other person shall be under any duty to give such notification or shall incur any liability for failure to give such notification. Tenders of original notes will not be deemed to have been made until all such defects and irregularities have been cured or waived. Any original notes received by Wells Fargo Bank that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by Wells Fargo Bank as soon as practicable following the expiration date to you, unless you request in the letter of transmittal that the notes be sent to someone else.

In addition, we reserve the right in our sole discretion to purchase or make offers for any original notes that remain outstanding after the expiration date and, to the extent permitted by applicable law, to purchase original notes in the open market in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of this exchange offer.

Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange new notes for, any original notes, and we may terminate the exchange offer, if:

•

the exchange offer, or the making of any exchange by a holder, violates, in our good faith determination or on the advice of counsel, any applicable law, rule or regulation or any applicable interpretation of the staff of the SEC;

•

any action or proceeding is instituted or threatened in any court or by the SEC or any other governmental agency with respect to the exchange offer that, in our judgment, would impair our ability to proceed with the exchange offer; or

•	we have not obtained any governmental approval which we, in our sole discretion, consider necessary for the completion of the exchange offer as contemplated by this prospectus.

The conditions listed above are for our sole benefit and may be asserted by us at any time, regardless of the circumstances giving rise to any of these conditions, or may be waived by us in whole or in part at any time in our sole discretion. The failure by us to exercise any of our rights shall not be a waiver of our rights. We are required to use reasonable efforts to obtain the withdrawal of any stop order at the earliest possible time.

In all cases, the issuance of new notes for tendered original notes that are accepted for exchange in the exchange offer will be made only after timely receipt by Wells Fargo Bank of:

•	certificates for original notes or a timely confirmation from DTC of such original notes into Wells Fargo Bank’s account at DTC,

•

a properly completed and duly executed letter of transmittal or, with respect to DTC and its participants, an “agent’s message” described further below in which the tendering holder acknowledges its receipt of and agreement to be bound by the letter of transmittal for such exchange offer, and

•	all other required documents.

If we do not accept your tendered original notes or if you submit original notes for a greater aggregate principal amount than you desire to exchange, then the unaccepted or unexchanged original notes will be returned without expense to you or, in the case of notes tendered by book-entry transfer into Wells Fargo Bank’s account at DTC pursuant to the book-entry transfer procedures described below, such non-exchanged notes will be credited to an account maintained with DTC, as promptly as practicable.

Book-Entry Transfer

We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the original notes at DTC for the purpose of facilitating the exchange offer. Any financial institution that is a participant in DTC’s system may make book-entry delivery of original notes by causing DTC, Euroclear or Clearstream, Luxembourg, as the case may be, to transfer such original notes into the exchange agent’s DTC account in accordance with DTC’s electronic Automated Tender Offer Program procedures for such transfer. The exchange of new notes for tendered original notes will only be made after timely:

•	confirmation of book-entry transfer of the original notes into the exchange agent’s account; and

•	receipt by the exchange agent of an executed and properly completed letter of transmittal or an “agent’s message” and all other required documents specified in the letter of transmittal.

The confirmation, letter of transmittal or agent’s message and any other required documents must be received at the exchange agent’s address listed below under “—Exchange Agent” on or before 5:00 p.m., New York City time, on the expiration date of the exchange offer or, if the guaranteed delivery procedures described below are complied with, within the time period provided under those procedures.

As indicated above, delivery of documents to any of DTC, Euroclear or Clearstream, Luxembourg in accordance with its procedures does not constitute delivery to the exchange agent.

The term “agent’s message” means a message, transmitted by DTC and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from a participant in DTC tendering original notes stating:

•	the aggregate principal amount of original notes that have been tendered by the participant;

•	that such participant has received an appropriate letter of transmittal and agrees to be bound by the terms of the letter of transmittal and the terms of the exchange offer; and

•	that we may enforce such agreement against the participant.

Delivery of an agent’s message will also constitute an acknowledgment from the tendering DTC participant that the representations contained in the letter of transmittal are true and correct.

Guaranteed Delivery Procedures

If you wish to tender your original notes and the original notes are not immediately available, or time will not permit your original notes or other required documents to reach Wells Fargo Bank before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the tender is made through an eligible institution;

•

before the expiration date, Wells Fargo Bank has received from such eligible institution a properly completed and duly executed letter of transmittal, or a facsimile thereof, and notice of guaranteed delivery substantially in the form provided by us, by facsimile transmission, mail or hand delivery. The notice of guaranteed delivery shall state your name and address and the amount of the original notes tendered, shall state that the tender is being made thereby and shall guarantee that, within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered original notes, in proper form for transfer, or a confirmation from DTC of book-entry transfer, the letter of transmittal, or a manually executed facsimile thereof, properly completed and duly executed, and any other documents required by the applicable letter of transmittal will be deposited by the eligible institution with Wells Fargo Bank; and

•

the certificates for all physically tendered original notes, in proper form for transfer, or a confirmation from DTC of book-entry transfer, the properly completed and duly executed letter of transmittal, or a manually executed facsimile thereof, and all other documents required by the applicable letter of transmittal are received by Wells Fargo Bank within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

You may withdraw your tender of original notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal of tendered notes to be effective, a written, or for a DTC participant electronic, notice of withdrawal must be received by Wells Fargo Bank, at its address set forth in the next section of this prospectus entitled “—Exchange Agent,” prior to 5:00 p.m., New York City time, on the expiration date.

Any such notice of withdrawal must:

•	specify your name;

•	identify the original notes to be withdrawn, including, if applicable, the certificate number or numbers and aggregate principal amount of such original notes;

•

be signed by you in the same manner as the original signature on the letter of transmittal by which your original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient for the trustee of your original notes to register the transfer of those notes into the name of the person withdrawing the tender; and

•	specify the name in which you want the withdrawn original notes to be registered, if different from your name.

All questions as to the validity, form and eligibility, including time of receipt, of such notices will be determined by us, and our determination shall be final and binding on all parties. Any original notes withdrawn will be considered not to have been validly tendered for exchange for the purposes of the exchange offer. Any notes that have been tendered for exchange but that are not exchanged for any reason will be returned to you without cost as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer relating to such original notes. Properly withdrawn original notes may be retendered by following one of the procedures described above in “—Procedures for Tendering Your Original Notes” at any time on or prior to the expiration date.

Exchange Agent

All executed letters of transmittal should be directed to the exchange agent. We have appointed Wells Fargo Bank, National Association as the exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of the prospectus or letter of transmittal should be directed to the exchange agent at its offices at:

By Registered or Certified Mail:	By Regular Mail or Overnight Courier:
WELLS FARGO BANK, N.A.	WELLS FARGO BANK, N.A.
Corporate Trust Operations	Corporate Trust Operations
MAC N9303-121	MAC N9303-121
PO Box 1517	Sixth & Marquette Avenue
Minneapolis, MN 55480	Minneapolis, MN 55479

In Person by Hand Only:	By Facsimile (For Eligible Institutions only):
WELLS FARGO BANK, N.A.	fax. (612) 667-6282
12th Floor—Northstar East Building	Attn. Bondholder Communications
Corporate Trust Operations
608 Second Avenue South	For Information or Confirmation by
Minneapolis, MN 55479	Telephone: (800) 344-5128, Option 0
Attn. Bondholder Communications

Fees and Expenses

We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer, other than to the exchange agent. The principal solicitation is being made by mail. However, additional solicitations may be made in person or by telephone by our officers and employees.

The cash expenses to be incurred in connection with the exchange offer will be paid by us and are estimated in the aggregate to be approximately $892,000, which includes the SEC’s registration fee, fees and expenses of Wells Fargo Bank, as exchange agent, and accounting, legal, printing and related fees and expenses.

Transfer Taxes

If you tender original notes for exchange, you will not be obligated to pay any transfer taxes unless you instruct us to register your new notes in a different name or if a transfer tax is imposed for a reason other than the exchange of notes pursuant to this exchange offer. If you request that your original notes not tendered or not accepted in the exchange offer be returned to a different person, you will be responsible for the payment of any applicable transfer tax.

Consequences of Failure to Properly Tender Original Notes in the Exchange

We will issue new notes in exchange for original notes under the exchange offer only after timely receipt by the exchange agent of the original notes, a properly completed and duly executed letter of transmittal or agent’s message and all other required documents. Therefore, holders of the original notes desiring to tender original notes in exchange for new notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of original notes for exchange. Upon completion of the exchange offer, specified rights under the registration rights agreement, including registration rights and any right to additional interest, will be either limited or eliminated.

Participation in the exchange offer is voluntary. In the event the exchange offer is completed, we will not be required to register the remaining original notes, except in the limited circumstances described under “—Purpose and Effect of Exchange Offer; Registration Rights.” Original notes that are not tendered or that are tendered but not accepted by us will, following completion of the exchange offer, continue to be subject to the following restrictions on transfer:

•

holders may resell original notes only if an exemption from registration under the Securities Act of 1933 is available or, outside of the United States, to non-U.S. persons in accordance with the requirements of Regulation S under the Securities Act of 1933; and

•	the remaining original notes will bear a legend restricting transfer in the absence of registration or an exemption from registration.

To the extent that original notes are tendered and accepted in connection with the exchange offer, any trading market for remaining original notes could be adversely affected.

TAXATION

Luxembourg

The following summary of certain Luxembourg tax consequences of the exchange of the original notes for the new notes pursuant to the exchange offer and the acquisition, ownership and disposition of the new notes is based on present law and interpretation, published rulings and court decisions, all as currently in effect. Any of these are subject to change, possibly on a retroactive basis.

This summary is not a complete analysis or description of all of the possible Luxembourg tax consequences of such transactions and does not address all tax considerations that might be relevant to a particular holder’s or purchaser’s decision to proceed to the exchange, or to acquire, hold or dispose of, new notes. The discussion is a summary only; it is not a substitute for tax advice.

The following summary is of a general nature and is included herein solely for information purposes and does not purport to be a comprehensive description of all tax considerations that may be relevant to a decision to proceed to the exchange of the original notes, or to purchase or to dispose of the new notes. It is based on the laws, regulations and administration and judicial interpretations presently in force in Luxembourg, though it is not intended to be, nor should it be construed to be, legal or tax advice.

Investors or prospective investors in the notes should therefore consult their own professional advisers as to the effects of state, local or foreign laws, including Luxembourg tax law, to which they may be subject.

Please be aware that the residence concept used under the respective headings below applies for Luxembourg income tax assessment purposes only. Any reference in the present section to a tax, duty, levy, impost or other charge or withholding of a similar nature refers to Luxembourg tax law and/ or concepts only. Also, please note that a reference to Luxembourg income tax encompasses corporate income tax (impôt sur le revenu des collectivités), municipal business tax (impôt commercial communal) and a solidarity surcharge (contribution au fonds pour l’emploi), as well as personal income tax (impôt sur le revenu) generally. Investors may further be subject to net wealth tax (impôt sur la fortune) as well as other duties, levies or taxes. Corporate income tax, municipal business tax as well as the solidarity surcharge invariably apply to most corporate taxpayers resident of Luxembourg for tax purposes. Individual taxpayers are generally subject to personal income tax and the solidarity surcharge. Under certain circumstances, where an individual taxpayer acts in the course of the management of a professional or business undertaking, municipal business tax may apply as well.

Exchange of Notes

The exchange of the original notes for the new notes might be a taxable transaction for Luxembourg tax purposes in which gain or loss would generally be recognized. The amount of any gain recognized upon the exchange would be determined by reference to the “estimated realisation price” (as defined by article 27 of the Luxembourg income tax law) of the new notes. Generally any gain or loss realized as a result of the exchange may be taxed under the rules described below under “Income Taxation”.

Withholding Tax

Non-Resident Holders of Notes

Under Luxembourg general tax laws currently in force and subject to the June 2005 Laws (as defined below), there is no withholding tax on payments of principal, premium or interest made to non-resident holders of notes, nor on accrued but unpaid interest in respect of the notes, nor is any Luxembourg withholding tax payable upon redemption or repurchase of the notes held by non-resident holders of notes.

Under the laws of 21, 2005 (the “June 2005 Laws”) implementing the Council Directive 2003/48/EC of June 3, 2003 on taxation of savings income in the form of interest payments and ratifying the treaties entered into by Luxembourg and certain dependent and associated territories of EU Member States (the “Territories”), payments of interest or similar income made or secured by a paying agent established in Luxembourg to or for the immediate benefit of an individual beneficial owner or a residual entity which are resident of, or established in, an EU Member State (other than Luxembourg) or certain of the Territories, will be subject to a withholding tax unless the relevant recipient has adequately instructed the relevant paying agent to provide details of the relevant payments of interest or similar income to the fiscal authorities of his/her/its country of residence or establishment, or, in the case of an individual beneficial owner, has provided a tax certificate issued by the fiscal authorities of his/her country of residence in the required format to the relevant paying agent. The withholding tax rate is 35%. Responsibility for the withholding of the tax will be assumed by the Luxembourg paying agent.

Resident Holders of Notes

Under Luxembourg general tax laws currently in force and subject to the December 2005 Law (as defined below), there is no withholding tax on payments of principal, premium or interest made to Luxembourg resident holders of notes, nor on accrued but unpaid interest in respect of the notes, nor is any Luxembourg withholding tax payable upon redemption or repurchase of the notes held by Luxembourg resident holders of notes.

Under the Law of December 23, 2005 introducing a final withholding tax on certain savings income in the form of interest, as amended (the “December 2005 Law”), payments of interest or similar income made or secured by a paying agent established in Luxembourg to or for the immediate benefit of an individual beneficial owner who is resident of Luxembourg or to certain residual entities established in another Member State or in the Territories receiving payments of interest for the benefit of such individual beneficial owner, will be subject to a withholding tax of 10%. Such withholding tax will be in full discharge of income tax if the beneficial owner is an individual acting in the course of the management of his/her private wealth. Responsibility for the withholding of the tax will be assumed by the paying agent. Payments of interest under the notes coming within the scope of the December 2005 Law would be subject to a withholding tax of 10%.

When used in the preceding paragraphs, “interest”, “residual entity” and “paying agent” have the meaning given thereto in the June 2005 Laws and the December 2005 Law.

Income Taxation

Non-Resident Holders of Notes

A non-resident holder of notes, not having a fixed place of business, a permanent establishment or permanent representative in Luxembourg to which such notes are attributable, is not subject to Luxembourg income tax on income accrued or received, redemption premiums or issue discounts, under the notes. A gain realized by such non-resident holder of notes on the sale or disposal, in any form whatsoever, of the notes is further not subject to Luxembourg income tax.

A non-resident corporate holder of notes or a non-resident individual holder of notes acting in the course of the management of a professional or business undertaking, who has a fixed place of business, a permanent establishment or permanent representative in Luxembourg to which such notes are attributable, is subject to Luxembourg income tax on interest accrued or received, redemption premiums or issue discounts, under the notes and on any gains realized upon the sale or disposal, in any form whatsoever, of the notes.

Resident Holders of Notes

A corporate holder of notes must include any interest accrued or received, any redemption premium or issue discount, as well as any gain realized on the sale or disposal, in any form whatsoever, of the notes, in its taxable income for Luxembourg income tax assessment purposes. The same inclusion applies to an individual holder of notes, acting in the course of the management of a professional or business undertaking.

A holder of notes that is governed by and compliant with the law of December 17, 2010 on undertakings for collective investment, as amended, the law of February 13, 2007 on specialized investment funds or the law of May 11, 2007 on family estate management companies is neither subject to Luxembourg income tax in respect of interest accrued or received, any redemption premium or issue discount, nor on gains realized on the sale or disposal, in any form whatsoever, of the notes.

Interest income received from Notes by holders in the context of managing private wealth is subject to income tax at progressive income tax rates unless the final 10% withholding rate under the December 2005 Law applies. A gain (other than interest) realized by an individual holder of notes, acting in the course of the management of his/her private wealth, upon the sale or disposal, in any form whatsoever, of notes is not subject to Luxembourg income tax, provided this sale or disposal takes place more than six months after the notes were acquired. However, any portion of such gain corresponding to accrued but unpaid interest income is subject to a withholding tax of 10%.

Net Wealth Taxation

A corporate holder of new notes, whether it is resident of Luxembourg for tax purposes or, if not, it maintains a permanent establishment or a permanent representative in Luxembourg to which such notes are attributable, is subject to Luxembourg wealth tax on such notes, except if the holder of notes is governed by and compliant with the law of May 11, 2007 on family estate management companies, the law of December 17, 2010 on undertakings for collective investment, as amended or the law of February 13, 2007 on specialized investment funds, or is a securitization company governed by and compliant with the law of March 22, 2004 on securitization, or a capital company governed by and compliant with the law of June 15, 2004 on venture capital vehicles.

An individual holder of notes, whether he/she is resident of Luxembourg or not, is not subject to Luxembourg wealth tax on such notes.

VAT

There is no Luxembourg value added tax payable in respect of payments in consideration for the issue of the notes or in respect of the payment of interest or principal under the notes or a transfer of the notes, provided that Luxembourg value added tax may, however, be payable in respect of fees charged for certain services rendered to the Issuer, if for Luxembourg value added tax purposes such services are rendered, or are deemed to be rendered, in Luxembourg and an exemption from value added tax does not apply with respect to such services.

Other Taxes

Neither the issuance nor the transfer of notes will give rise to any Luxembourg stamp duty, value added tax, issuance tax, registration tax, transfer tax or similar taxes or duties, provided that the relevant issue or transfer agreement is not registered in Luxembourg which is not mandatory.

No estate or inheritance tax is levied on the transfer of notes upon death of a holder of notes in cases where the deceased was not a resident of Luxembourg for inheritance tax purposes. Where a holder of notes is a resident of Luxembourg for tax purposes at the time of his/her death, the notes are included in his/her taxable estate for inheritance tax or estate tax purposes.

Gift tax may be due on a gift or donation of notes if passed before a Luxembourg notary or recorded in a deed registered in Luxembourg.

EU Directive on the Taxation of Savings Income (2003/48/EC)

Under EC Council Directive 2003/48/EC on the taxation of savings income, each Member State is required to provide to the tax authorities of another Member State, details of payments of interest or other similar income paid by a person within its jurisdiction to, or collected by such a person for, an individual resident in that other Member State; however, for a transitional period, Austria and Luxembourg may instead apply a withholding system in relation to such payments, deducting tax at rates rising over time to 35%. The transitional period is to terminate at the end of the first full fiscal year following agreement by certain non-EU countries to the exchange of information relating to such payments.

Also, a number of non-EU countries and certain dependent or associated territories of certain Member States, have adopted similar measures (either provision of information or transitional withholding) in relation to payments made by a person within its jurisdiction to, or collected by such a person for, an individual resident in a Member State.

In addition, the Member States have entered into reciprocal provision of information or transitional withholding arrangements with certain of those dependent or associated territories in relation to payments made by a person in a Member State to, or collected by such a person for, an individual resident in one of those territories.

Investors should note that on 25 November 2009, the European Commission presented an amending proposal (document number 164731/1/09 FISC REV 1 as corrected by document number 16473/1/09 FISC REV 1 COR1) to the Savings Directive, which, among other changes, seeks to extend the application of the Savings Directive to (i) payments channelled through certain intermediate structures (whether or not established in an EU Member State) for the ultimate benefit of an EU resident individual, and (ii) a wider range of income similar to savings income. For the time being, no certainty exists over whether and when the proposed amendments to the Savings Directive will be effectively implemented. Further developments in this respect should thus be monitored on a continuing basis.

U.S. Federal Income Tax Considerations

Subject to the limitations and qualifications set forth herein (including Exhibit 8.1 hereto) and to the extent it constitutes discussion of law and legal conclusions, this discussion is the opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, our U.S. federal income tax counsel. The following is a discussion of the material U.S. federal income tax consequences to U.S. Holders (as defined below) of the exchange of original notes for new notes pursuant to the exchange offer and the ownership and disposition of the new notes. This discussion is not a complete analysis or description of all of the possible tax consequences of such transactions and does not address all tax considerations that might be relevant to particular U.S. Holders in light of their personal circumstances or to persons that are subject to special tax rules, such as:

•	dealers in securities or currencies,

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings,

•	banks,

•	financial institutions,

•	insurance companies,

•	tax-exempt organizations,

•	partnerships or other pass-through entities (or persons that hold the original notes or the new notes through partnerships or other pass-through entities),

•	persons subject to alternative minimum tax,

•	persons that own the original notes or the new notes as part of a hedge or that are hedged against interest rate risks,

•	persons that own the original notes or the new notes as part of a straddle, conversion, constructive sale or other integrated transaction for tax purposes,

•	holders whose functional currency for tax purposes is not the U.S. dollar, or

•	U.S. expatriates.

The information set forth below deals only with U.S. Holders that hold the original notes and new notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This section is based on the Code, its legislative history, existing and proposed Treasury regulations, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. We have not sought and will not seek any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange of original notes for new notes pursuant to the exchange offer and ownership or disposition of the new notes acquired by U.S. Holders pursuant to the exchange offer or that any such position would not be sustained. This section does not discuss any tax consequences arising under the U.S. federal estate and gift tax laws or the laws of any state, local or other taxing jurisdiction.

Holders of our notes are encouraged to consult their own tax advisors concerning the tax consequences discussed below in light of their particular circumstances, including the application of any state, local, foreign or other tax laws, including gift and estate tax laws.

A U.S. Holder is a beneficial owner of an original note or a new note that is: (1) a citizen or resident alien of the United States as determined for U.S. federal income tax purposes, (2) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income tax regardless of its source, or (4) a trust (A) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust, or (B) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If an entity taxable as a partnership (or other “pass-through” entity) for U.S. federal income tax purposes holds the new notes, the U.S. federal income tax treatment of a partner (or other owner) will depend on the status of the partner (or other owner) and the activities of the entity. Such partner (or other owner) that acquires or holds the new notes should consult its own tax advisors.

Exchange Offer

The exchange of the original notes for new notes in this exchange offer will not constitute a taxable event for U.S. Holders. Consequently, an exchanging U.S. Holder will not recognize gain or loss on the exchange. The holding period of the new note will include the holding period of the original note and the basis of the new note will be the same as the basis of the original note immediately before the exchange.

Notes Subject to Contingencies

In certain circumstances (see “Description of Notes—Optional Redemption” and “Description of Notes—Change of Control”), we may be obligated to pay amounts in excess of stated interest or principal on the new notes, or to pay the full principal amount of some or all of the new notes before their stated maturity date. In each case, this may cause the new notes to be subject to special rules for debt instruments with contingent payments unless the likelihood of the event that would result in such payment is “remote” or the amount of such payment is “incidental.” We believe that as of the date of this prospectus, such contingencies are remote and/or incidental and that the new notes are therefore not subject to special rules governing contingent payment debt instruments. Our determination that the contingencies giving rise to such payments are remote is binding on a U.S. Holder unless such U.S. Holder discloses its contrary position in the manner required by applicable Treasury Regulations. However, our determination is not binding on the Internal Revenue Service (the “IRS”), and if the IRS were to successfully challenge this determination, or if any such contingencies were actually to occur, the amount, timing, and character of income from the new notes could be materially different from that described below. U.S. Holders should consult their own tax advisors regarding the rules applicable to notes that provide for contingent payment. The remaining discussion assumes that the new notes are not contingent payment debt instruments.

Payments of Stated Interest

Payments of stated interest (including any additional amounts) on a new note generally will be taxable to a U.S. Holder as ordinary interest income at the time that such payments are received or accrued, in accordance with such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Market Discount and Bond Premium

If a U.S. Holder purchased an original note at a price that was lower than the original note’s stated redemption price at maturity by 0.25% or more of the stated redemption price at maturity multiplied by the number of remaining whole years to maturity, the original note had “market discount” in the hands of such U.S. Holder. Such U.S. Holder had the option to either (i) elect to include market discount in gross income currently as it accrues (ratably, or if elected, using a constant-yield method) or (ii) treat any gain realized on the disposition of the original note as ordinary interest income to the extent of the market discount that accrued on the original note during the U.S. Holder’s holding period. The tax treatment of any original notes acquired with market discount will not change as a result of this exchange offer, and the new notes for which such original notes are exchanged will be subject to the rules described in the previous sentence.

If a U.S. Holder purchased an original note at a cost greater than the original note’s stated redemption price at maturity, the U.S. Holder purchased the original note at a premium. Such U.S. Holder had the option to either (i) include the entire amount of premium in the U.S. Holder’s tax basis in the original note, or (ii) elect to amortize the premium as an offset to interest income, using a constant-yield method, over the remaining term of the original note, and make corresponding reductions in the U.S. Holder’s tax basis in the original note. The tax treatment of any original notes acquired at a premium will not change as a result of this exchange offer, and the new notes for which such original notes are exchanged will be subject to the rules described in the previous sentence.

Sale, Exchange, Retirement, or Other Taxable Disposition of New Notes

Upon the sale, exchange, retirement, or other taxable disposition of a new note, a U.S. Holder generally will recognize U.S. source gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement or other disposition (less an amount equal to any accrued but unpaid stated interest, which will be taxable as ordinary interest income to the extent not previously included in income by the U.S. Holder) and U.S. Holder’s the adjusted tax basis in the new note. A U.S. Holder’s adjusted tax basis in a new note will, in general, be its cost for that new note. Except as discussed above with respect to market discount, gain or loss realized by a U.S. Holder on such sale, redemption or other disposition generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of the disposition, the U.S. Holder’s holding period of the new notes is greater than one year. Long-term capital gain of individuals may be eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Foreign Tax Credit Considerations

The Luxembourg withholding tax imposed on interest payments (including any additional amounts) will be treated as a foreign income tax eligible, subject to generally applicable limitations and conditions under U.S. tax law, for credit against a U.S. Holder’s federal income tax liability or, at the U.S. Holder’s election, for deduction in computing the holder’s taxable income. Interest (including any additional amounts) paid on the new notes generally will be foreign source “passive category income” or, in the case of certain U.S. Holders, “general category income” for purposes of computing the foreign tax credit allowable under U.S. federal income tax laws. Gain or loss realized by a U.S. Holder on the sale or other disposition of a new note generally will be treated as U.S. source income or loss for U.S. foreign tax credit purposes. The rules governing the foreign tax credit are complex. U.S. Holders are urged to consult their own tax advisors regarding the application of the foreign tax credit in their particular circumstances.

Additional Tax on Passive Income

For tax years beginning after December 31, 2012, certain individuals, estates and trusts whose income exceeds certain thresholds will be required to pay a 3.8% tax on “net investment income” including, among other things, interest and net gain from disposition of property (other than property held in a trade or business). U.S. Holders are encouraged to consult their own tax advisors regarding the effect, if any, of this tax on their ownership and disposition of exchange notes.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to payments on the new notes and to the proceeds of the sale, exchange, retirement or other taxable disposition of a note paid to a U.S. Holder unless such U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number or a certification that it is not subject to backup withholding.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Investor Reporting Requirements

The Hiring Incentives to Restore Employment (HIRE) Act of 2010, enacted March 18, 2010, imposes reporting requirements with respect to investment by certain U.S. Holders in new notes not held through a custodial account with a U.S. financial institution. Investors that fail to report this required information could become subject to substantial penalties. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in the new notes.

CERTAIN ERISA CONSIDERATIONS

To ensure compliance with Treasury Department rules, we inform you that this summary was not intended or written to be used, and it cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on any taxpayer. This summary was written to support the promotion or marketing of the transactions addressed by these Offering Materials. Each taxpayer should seek advice based on such taxpayer´s particular circumstances from an independent tax advisor.

The United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”) imposes certain requirements on “employee benefit plans” (as defined in Section 3(3) of ERISA) subject to ERISA, including entities such as collective investment funds and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”), and on those persons who are fiduciaries with respect to ERISA Plans. Investments by ERISA Plans are subject to ERISA’s general fiduciary requirements, including the requirements of investment prudence and diversification and the requirement that an ERISA Plan’s investments be made in accordance with the documents governing the ERISA Plan. The prudence of a particular investment must be determined by the responsible fiduciary of an ERISA Plan by taking into account the ERISA Plan’s particular circumstances and all of the facts and circumstances of the investment including, but not limited to, the matters discussed above under “Risk Factors” and the fact that in the future there may be no market in which such fiduciary will be able to sell or otherwise dispose of any notes it may acquire.

Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of an ERISA Plan (as well as those pension, profit-sharing and other retirement plans and accounts that are not subject to ERISA but which are subject to Section 4975 of the Code, such as individual retirement accounts and Keogh plans, and entities that are deemed to hold assets of any of the foregoing) and certain persons (referred to as “parties in interest” or “disqualified persons”) having certain relationships to such plans, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code.

Governmental plans, foreign plans and certain church plans not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Code may nevertheless be subject to foreign, federal, state or local laws that are materially similar to the foregoing provisions of ERISA and the Code (any such law a “Similar Law,” and such plans, collectively with ERISA Plans and plans subject to Section 4975 of the Code, “Plans”).

Prohibited transactions within the meaning of Section 406 of ERISA or Section 4975 of the Code may arise if notes are acquired by a Plan with respect to which the issuers, the initial purchasers or any of their respective affiliates is a party in interest or a disqualified person. Certain exemptions from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code may be applicable, however, depending in part on the type of Plan fiduciary making the decision to acquire a note and the circumstances under which such decision is made. Included among these exemptions are Prohibited Transaction class exemption (“PTCE”) 96-23 (relating to transactions directed by an “in-house asset manager”); PTCE 95-60 (relating to transactions involving insurance company general accounts); PTCE 91-38 (relating to investments by bank collective investment funds), PTCE 84-14 (relating to transactions effected by a “qualified professional asset manager”) and PTCE 90-1 (relating to investments by insurance company pooled separate accounts). There can be no assurance that any of these class exemptions or any other exemption will be available with respect to any particular transaction involving the notes.

Each person that acquires the notes will be deemed by such acquisition to have represented and warranted that either: (i) no assets of any Plan have been used to acquire the notes or (ii) the acquisition and holding of the notes will not result in non-exempt prohibited transaction under ERISA or the Code and will not result in a violation of Similar Law.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering acquiring or holding the notes on behalf of, or with the assets of, any Plan consult with counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Law to such transactions.

The sale of any notes to a Plan is in no respect a representation by the issuers or the initial purchasers that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan or that such an investment is appropriate for Plans generally or any particular Plan.

PLAN OF DISTRIBUTION

Each broker-dealer that receives notes for its own account in this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of these notes. This prospectus, including any amendments or supplements to the prospectus that may be issued from time to time, may be used by a broker-dealer in connection with resales of new notes that were received in exchange for original notes where the original notes were acquired as a result of market-making or other trading activities. We have agreed that, for a period of 90 days after the expiration of the exchange offer, we will make available a prospectus that meets the requirements of the Securities Act of 1933 to any broker-dealer for use in this type of resale.

We will not receive any proceeds from any sale of notes by any broker-dealer or any other person. Notes received by broker-dealers for their own accounts in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the notes or through a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale of notes may be made directly to purchases or to or through brokers or dealers that may receive compensation in the form of commissions or concessions from any such broker-dealer or from the purchasers of the notes.

Any broker-dealer that resells notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of these notes may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, and any profit on any such resale of notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act of 1933. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933.

For a period of 90 days after the expiration of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to our performance of, or compliance with, our registration rights agreement with the initial purchaser of the original notes. In addition, we will indemnify holders of the original notes, including any broker-dealers, against certain liabilities, including certain liabilities under the Securities Act of 1933.

LEGAL MATTERS

Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York, will pass on the validity of the exchange notes and certain of the guarantees offered hereby. Kelley Drye & Warren LLP will pass on the validity of the guarantees of Southern Satellite Corp. offered hereby. Elvinger, Hoss & Prussen, will pass on certain legal matters of Luxembourg law relating to the guarantees by Intelsat S.A., Intelsat (Luxembourg) S.A., Intelsat Operations S.A., and Intelsat Luxembourg Investment S.à r.l. Triay Stagnetto Neish will pass on certain legal matters of Gibraltar law relating to the guarantees by Intelsat (Gibraltar) Limited, Intelsat New Dawn (Gibraltar) Limited and Intelsat Subsidiary (Gibraltar) Limited. Baker & McKenzie LLP will pass on certain legal matters of English and Welsh law relating to the guarantees by Intelsat Global Sales & Marketing Ltd. and Intelsat UK Financial Services Ltd. Paul, Weiss, Rifkind, Wharton & Garrison LLP has relied upon the opinions of these other firms as to matters of law in the indicated jurisdictions.

EXPERTS

The consolidated financial statements and schedule of Intelsat S.A. as of December 31, 2009, 2010 and 2011, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933 with respect to this offering of new notes. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the notes, you should refer to the registration statement and the exhibits filed as a part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each of the statements in this prospectus relating to a document that has been filed as an exhibit is qualified in all respects by the filed exhibit.

Intelsat S.A. files annual and quarterly reports and other information with the SEC in accordance with the requirements of its indentures. You may inspect a copy of the registration statement, including exhibits thereto, as well as the reports Intelsat S.A. has filed with the SEC, without charge at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Copies of all or any part of the registration statement and these reports may be obtained from the public reference room upon payment of fees prescribed by the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site at http://www.sec.gov which contains registration statements, reports and other information regarding registrants that file electronically with the SEC.

Intelsat S.A.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholder

Intelsat S.A.

We have audited the consolidated financial statements of Intelsat S.A. and subsidiaries as listed in the accompanying index. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule as listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Intelsat S.A. and subsidiaries as of December 31, 2010 and 2011, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

McLean, Virginia
March 1, 2012

INTELSAT S.A.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	As of December 31, 2010	As of December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents, net of restricted cash	$692,930	$294,700
Restricted cash	—	94,131
Receivables, net of allowance of $21,748 in 2010 and $20,830 in 2011	250,351	331,371
Deferred income taxes	24,090	26,058
Prepaid expenses and other current assets	31,817	42,934

Total current assets	999,188	789,194
Satellites and other property and equipment, net	5,997,283	6,142,731
Goodwill	6,780,827	6,780,827
Non-amortizable intangible assets	2,458,100	2,458,100
Amortizable intangible assets, net	848,318	742,868
Other assets	508,651	447,686

Total assets	$17,592,367	$17,361,406

LIABILITIES AND SHAREHOLDER’S DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$140,984	$143,097
Taxes payable	2,342	11,764
Employee related liabilities	35,217	43,315
Accrued interest payable	403,446	359,336
Current portion of long-term debt	94,723	164,818
Deferred satellite performance incentives	16,693	17,715
Deferred revenue	79,845	64,609
Other current liabilities	67,584	76,460

Total current liabilities	840,834	881,114
Long-term debt, net of current portion	15,821,902	15,837,512
Deferred satellite performance incentives, net of current portion	132,884	113,974
Deferred revenue, net of current portion	407,103	724,413
Deferred income taxes	484,076	265,181
Accrued retirement benefits	257,455	305,902
Other long-term liabilities	326,531	322,735
Redeemable noncontrolling interest	18,621	3,024
Commitments and contingencies (Notes 13 and 14)

Shareholder’s deficit:
Ordinary shares, $1.00 par value, 100,000,000 shares authorized and 5,000,000 shares issued and outstanding at December 31, 2010 and December 31, 2011, respectively	5,000	5,000
Paid-in capital	1,548,380	1,571,855
Accumulated deficit	(2,175,814)	(2,608,702)
Accumulated other comprehensive loss	(76,507)	(111,528)

Total Intelsat S.A. shareholder’s deficit	(698,941)	(1,143,375)
Noncontrolling interest	1,902	50,926

Total liabilities and shareholder’s deficit	$17,592,367	$17,361,406

See accompanying notes to consolidated financial statements.

INTELSAT S.A.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Year Ended December 31, 2009	Year Ended December 31, 2010	Year Ended December 31, 2011
Revenue	$2,513,039	$2,544,652	$2,588,426

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	401,826	413,400	417,179
Selling, general and administrative	259,944	220,207	208,189
Depreciation and amortization	804,037	798,817	769,440
Impairment of asset value	499,100	110,625	—
Losses on derivative financial instruments	2,681	89,509	24,635

Total operating expenses	1,967,588	1,632,558	1,419,443

Income from operations	545,451	912,094	1,168,983
Interest expense, net	1,362,823	1,379,019	1,309,484
Gain (loss) on early extinguishment of debt	4,697	(76,849)	(326,183)

Earnings (loss) from previously unconsolidated affiliates	517	503	(24,658)
Other income, net	41,496	9,124	1,955

Loss before income taxes	(770,662)	(534,147)	(489,387)
Provision for (benefit from) income taxes	11,399	(26,378)	(55,393)

Net loss	(782,061)	(507,769)	(433,994)
Net loss attributable to noncontrolling interest	369	2,317	1,106

Net loss attributable to Intelsat S.A.	$(781,692)	$(505,452)	$(432,888)

See accompanying notes to consolidated financial statements.

INTELSAT S.A.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER’S EQUITY (DEFICIT)

(in thousands, except share amounts)

	Ordinary		Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Intelsat S.A. Shareholder’s Equity (Deficit)	Noncontrolling Interest	Total Comprehensive Loss

	Shares	Amount
Balance at January 1, 2009	12,000	$12	$1,461,006	$(886,306)	$(70,365)	$504,347	$—
Net loss for the year ended December 31, 2009	—	—	—	(781,692)	—	(781,692)	—	$(781,692)
Net loss attributable to redeemable noncontrolling interest	—	—	—	—	—	—	—	(369)
Liabilities assumed by parent and other contributed capital	—	—	56,965	—	—	56,965	—
Change of Domicile:
Recapitalization of common shares	4,988,000	4,988	—	—	—	4,988	—
Contribution surplus	—	—	7,012	—	—	7,012	—
Mark to market valuation adjustment for redeemable noncontrolling interest	—	—	(4,367)	—	—	(4,367)	—

Postretirement/pension liability adjustment, net of tax of $0.3 million	—	—	—	—	(250)	(250)	—	(250)
Other comprehensive income, net of tax of ($0.5) million	—	—	—	—	2,234	2,234	—	2,234

Total comprehensive loss								$(780,077)

Balance, December 31, 2009	5,000,000	$5,000	$1,520,616	$(1,667,998)	$(68,381)	$(210,763)	$—

Net loss for the year ended December 31, 2010	—	—	—	(505,452)	—	(505,452)	(19)	$(505,471)
Net loss attributable to redeemable noncontrolling interest	—	—	—	—	—	—	—	(2,298)
Liabilities assumed by parent and other contributed capital	—	—	38,672	—	—	38,672	—
Consolidation of WP Com (1)	—	—	—	(2,364)	1,846	(518)	1,921
Mark to market valuation adjustment for redeemable noncontrolling interest	—	—	(10,908)	—	—	(10,908)	—

Postretirement/pension liability adjustment, net of tax of $6.2 million	—	—	—	—	(9,579)	(9,579)	—	(9,579)
Other comprehensive income, net of tax of $0.3 million	—	—	—	—	(393)	(393)	—	(393)

Total comprehensive loss								$(517,741)

Balance, December 31, 2010	5,000,000	$5,000	$1,548,380	$(2,175,814)	$(76,507)	$(698,941)	$1,902

Net loss for the year ended December 31, 2011	—	—	—	(432,888)	—	(432,888)	1,136	$(431,752)
Net loss attributable to redeemable noncontrolling interest	—	—	—	—	—	—	—	(2,242)
Liabilities assumed by parent and other contributed capital	—	—	8,385	—	—	8,385	—
Consolidation of Horizons Holdings (1)	—	—	—	—	—	—	49,263
Dividends paid to noncontrolling interests	—	—	—	—	—	—	(1,375)
Mark to market valuation adjustment for redeemable noncontrolling interest	—	—	15,090	—	—	15,090	—

Postretirement/pension liability adjustment, net of tax of $27.7 million	—	—	—	—	(35,080)	(35,080)	—	(35,080)
Other comprehensive income, net of tax of $0.1 million	—	—	—	—	59	59	—	59

Total comprehensive loss								$(469,015)

Balance, December 31, 2011	5,000,000	$5,000	$1,571,855	$(2,608,702)	$(111,528)	$(1,143,375)	$50,926

(1)	See Note 8—Investments for further discussion of the consolidation of WP Com and Horizons Holdings, respectively.

See accompanying notes to consolidated financial statements.

INTELSAT S.A.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31, 2009	Year Ended December 31, 2010	Year Ended December 31, 2011
Cash flows from operating activities:
Net loss	$(782,061)	$(507,769)	$(433,994)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	804,037	798,817	769,440
Impairment of asset value	499,100	110,625	—
Provision for doubtful accounts	3,387	7,839	5,129
Foreign currency transaction gain	(7,798)	(1,057)	(1,375)
Loss on disposal of assets	2,709	354	846
Share-based compensation expense	56,965	20,673	8,385
Deferred income taxes	(43,258)	(45,223)	(72,866)
Amortization of discount, premium, issuance costs and other non-cash items	125,337	97,174	62,855
Interest paid-in-kind	298,030	244,859	27,291
(Gain) loss on early extinguishment of debt	(5,180)	73,988	326,183
(Earnings) loss from previously unconsolidated affiliates	(517)	(503)	24,658
Gain on sale of investment	(27,333)	(1,261)	—
Unrealized (gains) losses on derivative financial instruments	(83,953)	22,225	(54,663)
Other non-cash items	547	3,469	6,851
Changes in operating assets and liabilities
Receivables	5,008	34,846	(40,038)
Prepaid expenses and other assets	20,071	(36,827)	(8,870)
Accounts payable and accrued liabilities:	(53,107)	60,337	20,632
Deferred revenue	63,914	171,954	296,414
Accrued retirement benefits	4,860	(1,437)	(20,693)
Other long-term liabilities	(7,102)	(34,865)	(125)

Net cash provided by operating activities	873,656	1,018,218	916,060

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	(943,133)	(982,127)	(844,688)
Proceeds from sale of other property and equipment	686	—	—
Proceeds from sale of investment	—	28,594	—
Capital contributions to previously unconsolidated affiliates	(12,210)	(12,209)	(12,209)
Loan to affiliated party	—	—	(10,000)
Other investing activities	7,562	11,128	16,466

Net cash used in investing activities	(947,095)	(954,614)	(850,431)

Cash flows from financing activities:
Repayments of long-term debt	(823,309)	(801,785)	(6,331,144)
Loan proceeds repaid to Intelsat Holdings	(34,000)	—	—
Proceeds from issuance of long-term debt	961,917	1,025,565	6,119,425
Capital contribution from parent	12,000	18,000	—
Debt issuance costs	(17,522)	(32,376)	(70,091)
Payment of premium on early retirement of debt	—	(44,613)	(171,047)
Noncontrolling interest in New Dawn	377	1,128	1,734
Principal payments on deferred satellite performance incentives	(24,603)	(15,030)	(14,111)
Principal payments on capital lease obligations	(1,859)	(191)	—

Net cash provided by (used in) financing activities	73,001	150,698	(465,234)

Effect of exchange rate changes on cash and cash equivalents	7,798	1,057	1,375

Net change in cash and cash equivalents	7,360	215,359	(398,230)
Cash and cash equivalents, beginning of period	470,211	477,571	692,930

Cash and cash equivalents, end of period	$477,571	$692,930	$294,700

Supplemental cash flow information:
Interest paid, net of amounts capitalized	$978,515	$954,111	$1,196,416
Income taxes paid, net of refunds	52,070	33,023	16,143
Supplemental disclosure of non-cash investing activities:
Capitalization of deferred satellite performance incentives	$16,705	$18,720	$—
Accrued capital expenditures	78,151	71,219	86,069
Restricted cash received	—	—	94,131

See accompanying notes to consolidated financial statements.

INTELSAT S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1	Background of Company

Intelsat S.A. (“Intelsat,” “we,” “us” or “our”) provides satellite communications services worldwide through a global communications network of 52 satellites in orbit as of December 31, 2011 and ground facilities related to satellite operations and control, and teleport services.

The International Telecommunications Satellite Organization “INTELSAT” (the “IGO”) was established on an interim basis in 1964. The IGO was formally established on February 12, 1973 in accordance with the provisions of an intergovernmental agreement (the “INTELSAT Agreement”) and an operating agreement (the “Operating Agreement”). The parties to the INTELSAT Agreement were the IGO’s 148 member countries. Substantially all of the IGO’s assets, liabilities, rights, obligations and operations were transferred to Intelsat, Ltd. and its wholly-owned subsidiaries on July 18, 2001 in a transaction referred to as the privatization. The IGO’s shareholders received shares in Intelsat, Ltd., a company originally organized under the laws of Bermuda, in proportion to their ownership in the IGO on the privatization date, and became holders of 100% of the outstanding ordinary shares of Intelsat.

On January 28, 2005, Intelsat, Ltd. was acquired by Intelsat Holdings, Ltd. (“Intelsat Holdings”), formerly known as Zeus Holdings, Limited, a Bermuda company formed at the direction of funds advised by or associated with Apax Partners Worldwide LLP and Apax Partners, L.P., Apollo Management V, L.P., MDP Global Investors, Limited and Permira Advisers LLC.

On July 3, 2006, Intelsat (Bermuda), Ltd. (“Intelsat Bermuda”), a wholly-owned indirect subsidiary of Intelsat Holdings, completed the acquisition of PanAmSat Holding Corporation (“PanAmSat Holdco”) pursuant to a merger agreement dated as of August 28, 2005, by and among Intelsat Bermuda, Proton Acquisition Corporation (“Merger Sub”), a wholly-owned subsidiary of Intelsat Bermuda, and PanAmSat Holdco (the “Merger Agreement”). Pursuant to the Merger Agreement, Merger Sub merged with and into PanAmSat Holdco, with PanAmSat Holdco surviving the merger (the “Merger Transaction”). Upon completion of the Merger Transaction, PanAmSat Holdco’s equity holders ceased to hold shares or other equity interests in PanAmSat Holdco. On July 3, 2006, following the completion of the acquisition, PanAmSat Holdco was renamed “Intelsat Holding Corporation” and PanAmSat Corporation was renamed “Intelsat Corporation” (“Intelsat Corp”). Upon completion of the PanAmSat Acquisition Transactions (as defined below), PanAmSat Holdco became a wholly-owned subsidiary of Intelsat Bermuda.

In connection with, and in order to effect, the transactions contemplated by the Merger Agreement and the related financing, Intelsat Bermuda created a new direct wholly-owned subsidiary, Intelsat Intermediate Holding Company, Ltd. (“Intermediate Holdco”). Intelsat Bermuda transferred substantially all of its assets (other than cash, certain prepaid expenses and the capital stock of Merger Sub) and liabilities to Intermediate Holdco. In addition, on July 3, 2006, we incurred approximately $3.5 billion of additional debt and assumed $3.2 billion of outstanding debt to finance the Merger Transaction. Also, on July 3, 2006, Intelsat Subsidiary Holding Company, Ltd. terminated its prior senior secured credit facilities and entered into new senior secured credit facilities under a credit agreement, to change certain of the terms thereunder. These transactions and the Merger Transaction are collectively referred to as the PanAmSat Acquisition Transactions.

On February 4, 2008, Serafina Acquisition Limited (“Serafina”) completed its acquisition of 100% of the equity ownership of Intelsat Holdings for total cash consideration of approximately $5.0 billion, pursuant to a Share Purchase Agreement, dated as of June 19, 2007 (the “BC Share Purchase Agreement”), among Serafina, Intelsat Holdings, certain shareholders of Intelsat Holdings and Serafina Holdings Limited (“Serafina Holdings”), the direct parent of Serafina. This transaction is referred to as the New Sponsors Acquisition.

On December 15, 2009, Intelsat, Ltd. and certain of its parent holding companies and subsidiaries migrated their jurisdiction of organization from Bermuda to Luxembourg (the “Migration”). As a result of the Migration, our headquarters are located in Luxembourg. Each company that migrated has continued its corporate and legal personality in Luxembourg. Subsequent to the Migration, Intelsat Global, Ltd. is known as Intelsat Global S.A. (“Intelsat Global”), Intelsat Global Subsidiary, Ltd. is known as Intelsat Global Subsidiary S.A., Intelsat Holdings, Ltd. is known as Intelsat Holdings S.A. (“Intelsat Holdings”), Intelsat, Ltd. is known as Intelsat S.A., Intelsat Bermuda is known as Intelsat (Luxembourg) S.A. (“Intelsat Luxembourg”), Intelsat Jackson Holdings, Ltd. is known as Intelsat Jackson Holdings S.A. (“Intelsat Jackson”), Intelsat Intermediate Holding Company, Ltd. is known as Intelsat Intermediate Holding Company S.A. (“Intermediate Holdco”) and Intelsat Subsidiary Holding Company, Ltd. is known as Intelsat Subsidiary Holding Company S.A. (“Intelsat Sub Holdco”).

Note 2	Significant Accounting Policies

(a)	Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Intelsat, its wholly-owned subsidiaries, variable interest entities (“VIE”) of which we are the primary beneficiary and a joint venture with Convergence SPV, Ltd. (“Convergence Partners”) named New Dawn Satellite Company Ltd. (“New Dawn”), in which we have a 74.9% interest. We are the primary beneficiary of two VIEs, as more fully described in Note 8—Investments, and accordingly, we include in our consolidated financial statements the assets and liabilities and results of operations of those entities, even though we may not own a majority voting interest. We use the equity method to account for our investments in entities where we exercise significant influence over operating and financial policies but do not control under either the voting interest model (generally 20% to 50% ownership interest) or the variable interest model. We have eliminated all significant intercompany accounts and transactions.

(b)	Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements, the reported amounts of revenues and expenses during the reporting periods, and the disclosures of contingent liabilities. Accordingly, ultimate results could differ from those estimates.

(c)	Revenue Recognition

We earn revenue from providing satellite services and managed services to customers. We enter into contracts with customers to provide satellite transponders and transponder capacity and, in certain cases, earth stations and teleport facilities, for periods typically ranging from one year to the life of the satellite. Our revenue recognition policies are as follows:

Satellite Utilization Charges. We generally recognize revenues on a straight-line basis over the term of the related customer contract unless collectability is not reasonably assured. Revenues from occasional use services are recognized as the services are performed. We have certain obligations, including providing spare or substitute capacity if available, in the event of satellite service failure under certain long-term agreements. We generally are not obligated to refund satellite utilization payments previously made.

Satellite Related Consulting and Technical Services. We recognize revenue from the provision of consulting services on a monthly basis as those services are performed. We recognize revenue for consulting services with specific deliverables, such as Transfer Orbit Support Services or training programs, upon the completion of those services.

Tracking, Telemetry and Commanding (“TT&C”). We earn TT&C services revenue from providing operational services to other satellite owners and from certain customers on our satellites. TT&C agreements entered into in connection with our satellite utilization contracts are typically for the period of the related service agreement. We recognize this revenue ratably over the term of the service agreement.

In-Orbit Backup Services. We provide back-up transponder capacity that is held on reserve for certain customers on agreed-upon terms. We recognize revenues for in-orbit protection services ratably over the term of the related agreement.

Revenue Share Arrangements. We recognize revenues under revenue share agreements for satellite-related services either on a gross or net basis in accordance with the principal versus agent considerations topic of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) (the “Codification”) which provides guidance and clarifies when an entity should report revenue gross as a principal versus net as an agent, depending on the nature of the specific contractual relationship.

Construction Program Management. Construction program management arrangements that extend beyond one year are accounted for in accordance with the Construction-Type and Production-Type Contracts topic of the Codification. We generally account for long-term, fixed price, development and production contracts under the percentage of completion method. We measure progress towards contract completion using the cost-to-cost method.

We may sell these products or services individually or in some combination to our customers. When these products and services are sold together, we account for the multiple elements under FASB ASC Topic 605-25, Revenue Recognition-Multiple Element Arrangements (“FASB ASC 605-25”). FASB ASC 605-25 provides guidance on accounting for arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets.

In October 2009, the FASB issued Accounting Standards Update (“ASU”) 2009-13, Multiple-Deliverable Revenue Arrangements (“ASU 2009-13”), which amended FASB ASC Topic 605-25 to eliminate the requirements for undelivered elements in an arrangement to have vendor-specific objective evidence or third-party evidence before an entity can recognize the portion of revenue that is attributable to items already delivered. Effective January 1, 2010, we elected to early adopt ASU 2009-13 prospectively for revenue arrangements entered into or materially modified beginning in the first quarter of 2010. Under the revised guidance, we allocate revenue for transactions or collaborations that include multiple elements to each unit of accounting based on its relative selling price, and recognize revenue for each unit of accounting when the applicable revenue recognition criteria have been met.

(d)	Fair Value Measurements

We estimate the fair value of our financial instruments using available market information and valuation methodologies. The carrying amounts of cash and cash equivalents, receivables, accounts payable and accrued liabilities approximate their fair values because of the short maturity of these financial instruments.

FASB ASC Topic 820, Fair Value Measurements and Disclosure (“FASB ASC 820”) defines fair value as the price that would be received in the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FASB ASC 820 requires disclosure of the extent to which fair value is used to measure financial assets and liabilities, the inputs utilized in calculating valuation measurements, and the effect of the measurement of significant unobservable inputs on earnings, or changes in net assets, as of the measurement date. FASB ASC 820 establishes a three-level valuation hierarchy based upon the transparency of inputs utilized in the measurement and valuation of financial assets or liabilities as of the measurement date. We apply fair value accounting for all financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis.

The fair value hierarchy prioritizes the inputs used in valuation techniques into three levels as follows:

•	Level 1—unadjusted quoted prices for identical assets or liabilities in active markets;

•

Level 2—quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs other than quoted market prices that are observable or that can be corroborated by observable market data by correlation; and

•	Level 3—unobservable inputs based upon the reporting entity’s internally developed assumptions which market participants would use in pricing the asset or liability.

(e)	Cash, Cash Equivalents and Restricted Cash

Cash and cash equivalents consist of cash on hand and highly liquid investments with original maturities of three months or less, which are generally time deposits with banks and money market funds. The carrying amount of these investments approximates market value.

Restricted cash consists of insurance proceeds received in connection with the Intelsat New Dawn anomaly (see Note 7(c)—Satellite Health—2011 Anomalies). The New Dawn debt agreements provide that the cash be held in a separate account and be used to repay New Dawn debt and a portion of the associated interest rate swaps.

(f)	Receivables, Allowances for Doubtful Accounts and Concentration of Credit Risk

We provide satellite services and extend credit to numerous customers in the satellite communication, telecommunications and video markets. We monitor our exposure to credit losses and maintain allowances for doubtful accounts and anticipated losses. We believe we have adequate customer collateral and reserves to cover our exposure. If we determine that the collection of payments for satellite utilization or managed services is not reasonably assured at the time the service is provided, we defer recognition of the revenue until we believe collection is reasonably assured or the payment is received.

(g)	Satellites and Other Property and Equipment

Satellites and other property and equipment are stated at historical cost, or in the case of certain satellites acquired, the fair value at the date of acquisition. Capitalized costs consist primarily of the costs of satellite construction and launch, including launch insurance and insurance during the period of in-orbit testing, the net present value of performance incentives expected to be payable to the satellite manufacturers (dependent on the continued satisfactory performance of the satellites), costs directly associated with the monitoring and support of satellite construction, and interest costs incurred during the period of satellite construction.

We depreciate satellites and other property and equipment on a straight-line basis over the following estimated useful lives:

Years
Buildings and improvements	10 - 40
Satellites and related costs	11 - 17
Ground segment equipment and software	4 - 15
Furniture and fixtures and computer hardware	4 - 12
Leasehold improvements (1)	2 - 12

(1)	Leasehold improvements are depreciated over the shorter of the useful life of the improvement or the remaining lease term.

(h)	Other Assets

Other assets consist of investments in certain equity securities, unamortized debt issuance costs, long-term deposits, long-term receivables and other miscellaneous deferred charges and long-term assets. Debt issuance costs represent our costs incurred to secure debt financing, which are amortized to interest expense using the effective interest method over the life of the related indebtedness.

(i)	Business Combinations

We account for business combinations under the acquisition method. We recognize the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree at the acquisition date at their fair values as of that date. Any excess of the consideration transferred plus the fair value of any noncontrolling interest in the acquiree at the acquisition date over the fair values of the identifiable net assets acquired is recognized as goodwill.

(j)	Goodwill and Other Intangible Assets

Goodwill. We account for goodwill and other intangible assets in accordance with FASB ASC Topic 350, Intangibles—Goodwill and Other (“FASB ASC 350”). Goodwill represents the excess of the consideration transferred plus the fair value of any noncontrolling interest in the acquiree at the acquisition date over the fair values of identifiable net assets of businesses acquired. Goodwill and certain other intangible assets deemed to have indefinite lives are not amortized but are tested on an annual basis for impairment during the fourth quarter, or whenever events or changes in circumstances indicate that the carrying amount may not be fully recoverable. The impairment test compares the reporting unit’s carrying value to its fair value and, when appropriate, the carrying value of goodwill is reduced to fair value. See Note 9—Goodwill and Other Intangible Assets.

Other Intangible Assets. Intangible assets arising from business combinations are initially recorded at fair value. We record other intangible assets at cost. We amortize intangible assets with determinable lives (consisting of backlog, customer relationships, and technologies) based on the expected pattern of consumption. We review these intangible assets for impairment whenever facts and circumstances indicate that the carrying amounts may not be recoverable. See Note 9—Goodwill and Other Intangible Assets.

(k)	Impairment of Long-Lived Assets

We review long-lived assets, including property and equipment and acquired intangible assets with estimable useful lives, for impairment whenever events or changes in circumstances indicate that the carrying amount of such an asset may not be recoverable. These indicators of impairment can include, but are not limited to, the following:

•	satellite anomalies, such as a partial or full loss of power;

•	under-performance of an asset compared to expectations; and

•	shortened useful lives due to changes in the way an asset is used or expected to be used.

The recoverability of an asset to be held and used is determined by comparing the carrying amount to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated undiscounted future cash flows, we record an impairment charge in the amount by which the carrying amount of the asset exceeds its fair value, which we determine by either a quoted market price, if any, or a value determined by utilizing a discounted cash flow technique.

(l)	Income Taxes

We account for income taxes in accordance with FASB ASC Topic 740—Income Taxes (“FASB ASC 740”). We are subject to income taxes in the United States as well as a number of other foreign jurisdictions. Significant judgment is required in the calculation of our tax provision and the resultant tax liabilities and in the recoverability of our deferred tax assets that arise from temporary differences between the tax and financial statement recognition of revenue and expense and net operating loss and credit carryforwards.

We assess the likelihood that our deferred tax assets can be recovered. A valuation allowance is required when it is more likely than not that all or a portion of the deferred tax asset will not be realized. We evaluate the recoverability of our deferred tax assets based in part on the existence of deferred tax liabilities that can be used to realize the deferred tax assets.

During the ordinary course of business, there are transactions and calculations for which the ultimate tax determination is uncertain. We evaluate our tax positions to determine if it is more likely than not that a tax position is sustainable, based solely on its technical merits and presuming the taxing authorities have full knowledge of the position and access to all relevant facts and information. When a tax position does not meet the more likely than not standard, we record a liability for the entire amount of the unrecognized tax benefit. Additionally, for those tax positions that are determined more likely than not to be sustainable, we measure the tax position at the largest amount of benefit more likely than not (determined by cumulative probability) to be realized upon settlement with the taxing authority.

(m)	Foreign Currency Translation

Our functional currency is the U.S. dollar, since substantially all customer contracts, capital expenditure contracts and operating expense obligations are denominated in U.S. dollars. Consequently, we do not believe that we are exposed to material currency exchange risk. Transactions not denominated in U.S. dollars have been translated using the spot rates of exchange at the dates of the transactions. We recognize differences on exchange arising on the settlement of the transactions denominated in currencies other than the U.S. dollar in the consolidated statement of operations.

(n)	Comprehensive Income

Comprehensive income consists of net income and other gains and losses affecting shareholder’s equity that, under U.S. GAAP, are excluded from net income. Such items consist primarily of the change in the market value of available-for-sale securities and minimum pension liability adjustments.

(o)	Share-Based Compensation

Compensation cost is recognized based on the requirements of FASB ASC Topic 718, Compensation—Stock Compensation, for all share-based awards granted. For share-based awards recognized as liability awards, we record compensation cost based on the fair value of such awards.

Because our equity is privately held, we are required to estimate its fair market value at each reporting period in order to properly record stock compensation expense. The determination of such fair market value requires considerable judgment. We estimate the fair market value using a combination of the income and market approaches, and we allocate a 50% weighting to each approach.

The income approach quantifies the future cash flows that we expect to achieve consistent with our annual business plan and forecasting processes. These future cash flows are discounted to their net present values using an estimated rate corresponding to a weighted average cost of capital. Our forecasted cash flows are subject to uncontrollable and unforeseen events that could positively or negatively impact economic and business conditions. The estimated weighted average cost of capital includes assumptions and estimates based upon interest rates, expected rates of return, and other risk factors that consider both historic data and expected future returns for comparable investments.

The market approach estimates fair value by applying trading multiples of enterprise value to EBITDA based on observed publicly traded comparable companies.

(p)	Deferred Satellite Performance Incentives

The cost of satellite construction includes an element of deferred consideration that we are obligated to pay to satellite manufacturers over the lives of the satellites, provided the satellites continue to operate in accordance with contractual specifications. Historically, the satellite manufacturers have earned substantially all of these payments. Therefore, we account for these payments as deferred financing. We capitalize the present value of these payments as part of the cost of the satellites and record a corresponding liability to the satellite manufacturers. Interest expense is recognized on the deferred financing and the liability is accreted over time and reduced as the payments are made.

(q)	Derivative Instruments

We hold interest rate swaps, each of which were undesignated as of December 31, 2011. The swaps are marked-to-market quarterly with any change in fair value recorded as gains or losses on derivative financial instruments in our consolidated statements of operations.

We accounted for a contingent put option embedded within Intelsat Sub Holdco’s 8  7/8% Senior Notes due 2015, Series B (the “2015 Intelsat Sub Holdco Notes, Series B”) under FASB ASC Topic 815, Derivatives and Hedging (“FASB ASC 815”), bifurcating the put option from the debt host instrument and classifying it as a derivative instrument. We estimated the fair value of the embedded derivative on the issuance date and subsequently revalued the derivative at the end of each reporting period, recognizing any change in fair value through earnings. As of May 5, 2011, we redeemed the entire $400 million aggregate principal amount outstanding of the 2015 Intelsat Sub Holdco Notes, Series B (see Note 10—Long Term Debt—2011 Intelsat Jackson Notes Offering, Tender Offers and Additional Redemptions). Therefore, we derecognized the embedded derivative liability, and the value at December 31, 2011 was $0.

(r)	Redeemable Noncontrolling Interest in Subsidiary

New Dawn is a majority owned subsidiary of ours that is a joint venture investment with Convergence Partners. Convergence Partners has the ability to require Intelsat to buy its ownership interest at fair value subsequent to the operations of New Dawn’s assets for a period of time defined in the New Dawn Project Agreement. In accordance with the guidance provided in FASB ASC Topic 480, Distinguishing Liabilities from Equity (“FASB ASC 480”), regarding the classification and measurement of redeemable securities, we mark to market the fair value of the noncontrolling interest in New Dawn at each reporting period. Any changes in fair value are reflected as an adjustment to paid-in capital. We classify redeemable noncontrolling interest as mezzanine equity in the accompanying consolidated balance sheets.

(s)	Reclassifications

Certain reclassifications have been made to the prior years’ financial statements to conform to the current year presentation. The reclassifications had no effect on previously reported results of operations, cash flows or retained earnings.

(t)	New Accounting Pronouncements

In January 2010, the FASB issued ASU 2010-06, Improving Disclosures about Fair Value Measurements (“ASU 2010-06”). Certain provisions of ASU 2010-06 are effective for fiscal years beginning after December 15, 2010 and we adopted these provisions in the first quarter of 2011. These provisions of ASU 2010-06 amended FASB ASC Topic 820, Fair Value Measurements and Disclosures (“FASB ASC 820”), by requiring us to present as separate line items all purchases, sales, issuances, and settlements of financial instruments valued using significant unobservable inputs (Level 3) in the reconciliation for fair value measurements, whereas previously these were presented in aggregate as one line item. Although this may change the appearance of our reconciliation, this did not have a material impact on our financial statements or disclosures.

In June, 2011, the FASB issued ASU 2011-05, Presentation of Comprehensive Income (“ASU 2011-05”). Beginning in the first quarter of 2012, ASU 2011-05 eliminates the option that currently allows us to present the components of other comprehensive income as part of the statement of changes in shareholder’s equity. Starting in 2012, these items must be presented either in a single continuous statement or in two separate but consecutive statements. ASU 2011-05 does not change whether items are reported in net income or in other comprehensive income and does not change whether and when items of other comprehensive income are reclassified to net income. If there are material components of other comprehensive income, we will follow the guidance in ASU 2011-05 starting in 2012.

Note 3	Fair Value Measurements

We have identified investments in marketable securities, interest rate financial derivative instruments, embedded derivative instruments and a redeemable noncontrolling interest that meet the criteria of the disclosure requirements and fair value framework of FASB ASC 820.

The following tables present assets and liabilities measured and recorded at fair value in our consolidated balance sheets on a recurring basis and their level within the fair value hierarchy (in thousands), excluding long-term debt (see Note 10—Long-Term Debt). We did not have transfers between Level 1 and Level 2 fair value measurements during the year ended December 31, 2011.

		Fair Value Measurements at December 31, 2010
Description	As of December 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Marketable securities (1)	$5,949	$5,949	$—	$—

Total assets	$5,949	$5,949	$—	$—

Liabilities
Undesignated interest rate swaps (2)	$147,815	$—	$147,815	$—
Embedded derivative (3)	4,295	—	—	4,295
Redeemable noncontrolling interest (4)	18,621	—	—	18,621

Total liabilities	$170,731	$—	$147,815	$22,916

		Fair Value Measurements at December 31, 2011
Description	As of December 31, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Marketable securities (1)	$5,418	$5,418	$—	$—

Total assets	$5,418	$5,418	$—	$—

Liabilities
Undesignated interest rate swaps (2)	$95,518	$—	$95,518	$—
Redeemable noncontrolling interest (4)	3,024	—	—	3,024

Total liabilities	$98,542	$—	$95,518	$3,024

(1)	The valuation measurement inputs of these marketable securities represent unadjusted quoted prices in active markets and, accordingly, we have classified such investments within Level 1 of the fair value hierarchy. The cost basis of our available-for-sale marketable securities was $6.3 million at December 31, 2010 and $5.9 million at December 31, 2011. We sold marketable securities with a cost basis of $0.4 million during the twelve months ended December 31, 2011 and recorded a gain on the sale of $0.1 million which was included within other income, net in our consolidated statement of operations.

(2)	The fair value of our interest rate financial derivative instruments reflects the estimated amounts that we would pay or receive to terminate the agreement at the reporting date, taking into account current interest rates, the market expectation for future interest rates and current creditworthiness of both the counterparties and ourselves. Observable inputs utilized in the income approach valuation technique incorporate identical contractual notional amounts, fixed coupon rates, periodic terms for interest payments and contract maturity. Although we have determined that the majority of the inputs used to value our derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments, if any, associated with our derivatives utilize Level 3 inputs, such as the estimates of the current credit spread, to evaluate the likelihood of default by us or our counterparties. We also considered the existence of offset provisions and other credit enhancements that serve to reduce the credit exposure associated with the asset or liability being valued. We have assessed the significance of the inputs of the credit valuation adjustments to the overall valuation of our derivative positions and have determined that the credit valuation adjustments are not significant to the overall valuation of our derivatives. As a result, we have determined that our derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.
(3)	To value the contingent put option embedded within the 2015 Intelsat Sub Holdco Notes, Series B, we used a standard valuation technique utilizing inputs and assumptions which include the debt maturity date, issue price, coupon rate, change of control put price, and the estimated date of a change in control. We identified the inputs used to calculate the fair value as Level 3 inputs and concluded that the valuation in its entirety was classified in Level 3 of the fair value hierarchy.
(4)	We estimated the fair value of the redeemable noncontrolling interest in New Dawn using Level 3 inputs such as the discounted cash flows.

The following table presents the activity for those items measured at fair value on a recurring basis using significant unobservable inputs (Level 3) as defined in FASB ASC 820 (in thousands):

	Fair Value Measurements Using Significant
	Unobservable Inputs (Level 3)
	Redeemable Noncontrolling Interest	Embedded Derivative	Total
Balance at December 31, 2009	$8,884	$14,600	$23,484
Contributions	1,128	—	1,128
Mark to market valuation adjustment	10,908	(10,305)	603
Net loss attributable to noncontrolling interest	(2,299)	—	(2,299)

Balance at December 31, 2010	18,621	4,295	22,916

Contributions	1,734	—	1,734
Mark to market valuation adjustment	(15,090)	(4,295)	(19,385)
Net loss attributable to noncontrolling interest	(2,241)	—	(2,241)

Balance at December 31, 2011	$3,024	$—	$3,024

Certain assets and liabilities are measured at fair value on a nonrecurring basis; that is, such items are not measured at fair value on an ongoing basis but are subject to fair value adjustments only in certain circumstances, such as if there is evidence of impairment.

The fair value measurement of our Galaxy 15 satellite as of September 30, 2010, in conjunction with its related anomaly, was considered by us to be within Level 3 of the fair value hierarchy, as the most significant inputs were derived utilizing our internally prepared budgets and forecast information, which we believe a market participant would use in pricing such an asset. The estimated fair value was determined based on a probability-weighted discounted cash flow analysis, and was discounted at an appropriate weighted average cost of capital. During the second quarter of 2010, this long-lived asset was written down to a fair value of $35.0 million from its carrying value of $139.1 million, and continues to be depreciated. In accordance with the FASB

ASC Topic 360, Property, Plant and Equipment (“FASB ASC 360”), regarding the impairment or disposal of long-lived assets, we recorded an impairment charge of $104.1 million, which was included in our consolidated statements of operations for the year ended December 31, 2010 (see Note 7—Satellites and Other Property and Equipment—Other Significant Anomalies).

Note 4	Share-Based and Other Compensation Plans

2008 Share Plan

On May 6, 2009, the board of directors of Intelsat Global adopted the amended and restated Intelsat Global, Ltd. 2008 Share Incentive Plan (the “2008 Share Plan”). The 2008 Share Plan provides for a variety of equity-based awards with respect to Class A common shares (the “Class A Shares”), and Class B common shares (the “Class B Shares” and, together with the Class A Shares, the “Common Shares”), including non-qualified share options, incentive share options (within the meaning of Section 422 of the United States Internal Revenue Service Tax Code), restricted share awards, restricted share unit awards, share appreciation rights, phantom share awards and performance-based awards.

A total of 1,689,975 Common Shares may be issued under the 2008 Share Plan, provided, however, that no more than 946,386 Class B Shares may be issued under the 2008 Share Plan. Class A Shares may be issued pursuant to any type of award; however, Class B Shares may only be issued pursuant to restricted share awards. Additionally, 438,827 Class A Shares shall be available for issuance pursuant to the vesting and/or exercise of certain options and restricted share awards (the “Rollover Awards”) previously granted under the Intelsat Holdings, Ltd. 2005 Share Incentive Plan (the “2005 Share Plan”). To the extent that any award, other than the Rollover Awards, terminates, expires, or lapses for any reason, or is settled in cash without delivery of shares (or, in the case of restricted shares, without vesting) to the participant, then any shares subject to the award may be used again for new grants under the 2008 Share Plan. All equity based awards are for shares in our indirect parent, Intelsat Global, and therefore the costs related to these equity-based awards are reflected as capital contributions in the form of liabilities assumed by the parent in the accompanying statements of shareholder’s equity (deficit).

Because our equity is privately held, we estimate the fair market value of equity at each reporting period in order to properly record stock compensation expense. We estimate the fair market value using a combination of income and market approaches.

(i) Rollover Shares

In connection with the adoption of the 2008 Share Plan, 293,926 Class A Shares previously granted pursuant to the 2005 Share Plan, of which 228,976 Class A Shares had been awarded to certain executive officers (the “Rollover Executive Officers”) under employment agreements, became subject to new Class A restricted share agreements and the provisions of the 2008 Share Plan. Prior to 2011, these rollover shares were classified as a liability of Intelsat Global due to certain repurchase features in the 2008 Share Plan and the new Class A restricted share agreements. During 2011, in accordance with the terms of the agreements with the Rollover Executive Officers, the repurchase features expired. This change in repurchase features resulted in these awards being reclassified as equity awards during 2011. Rollover shares held by other awardees continue to be accounted for at fair value as liability awards due to the ongoing repurchase features. All of the rollover shares were vested at December 31, 2011.

For the years ended December 31, 2009 and 2010 we recorded compensation expense of $30.9 million and $10.4 million, respectively, related to the rollover shares. No compensation expense related to the rollover shares was recorded for the year ended December 31, 2011.

(ii) Rollover Options

On February 4, 2008, in connection with the New Sponsors Acquisition, certain unvested share-based compensation arrangements (“SCAs”) of Intelsat Holdings under the 2005 Share Plan were rolled over into new SCAs of Intelsat Global. In connection with the adoption of the 2008 Share Plan in May 2009, these SCAs of Intelsat Global became subject to new option agreements and the provisions of the 2008 Share Plan.

Holders of these options who terminate employment with Intelsat Global or its subsidiaries will forfeit any unvested options. Additionally, the option agreements have certain repurchase features which provide Intelsat Global, based on the reason for termination, with the right to repurchase any vested options, and any shares issued upon exercise of vested options, at a price equal to either the fair market value of the shares at resignation or $100.00 per share based on the reason for termination, less the applicable exercise price of $25.00 per share. Unless earlier terminated pursuant to the terms of the option agreements, the rollover options will expire on varying dates, the latest of which is January 17, 2017.

For the years ended December 31, 2009, 2010 and 2011, we recorded compensation expense of $12.1 million, $0.3 million and $0.4 million, respectively related to the rollover options. At December 31, 2011, vested rollover options had an aggregate intrinsic value of $10.6 million.

A summary of the changes in Intelsat Global’s rollover options outstanding during the year ended December 31, 2011 is set forth below:

	Options	Weighted average exercise price
Rollover options outstanding at December 31, 2010	147,247	$25.00
Cancelled and returned for cash	(6,009)	$25.00

Rollover options outstanding at December 31, 2011	141,238	$25.00

Rollover options exercisable at December 31, 2011	141,238	$25.00
(remaining average contractual term of approximately 5 years)

(iii) Class B Share Grants

In connection with the adoption of the 2008 Share Plan, 900,249 Class B Shares were awarded to employees of Intelsat Global and its subsidiaries. These shares are subject to transfer, vesting and other restrictions set forth in the applicable Class B restricted share agreements, as described below.

Class B Share Grants to Certain Executive Officers

480,830 Class B Shares were issued to certain of our executive officers (the “Class B Executive Officers”) as of May 6, 2009. Generally, five-sevenths of these Class B Shares are subject to time vesting, with 25% of the shares vested as of the date of grant and the remaining shares vesting in equal monthly installments of 1/45th per month commencing June 4, 2009 (the “Executive Officer Class B Time-Vesting Shares”). With respect to Class B Executive Officers with a date of hire after February 4, 2008, 10% of the Executive Officer Class B Time-Vesting Shares vest six months after the date of hire and the remaining shares vest in equal monthly installments of 1/54th per month thereafter. The remaining Class B Shares are subject to annual performance-based vesting upon the achievement of certain adjusted EBITDA and revenue goals for 2008 and 2009 (and 2010 for individuals hired after the first quarter of 2008), as defined in the applicable agreements, subject to catch-up vesting upon achievement of targets in later years (the “Executive Officer Class B Performance Shares”). The adjusted EBITDA and revenue targets for 2008, 2009 and 2010 were met.

In the event of a change in control, as defined in the 2008 Share Plan, the Executive Officer Class B Time-Vesting Shares become fully vested, and the Executive Officer Class B Performance Shares vest if certain principal shareholders of Intelsat Global, as defined in the applicable agreements (the “Principal Shareholders”), receive a three times multiple on their investment (four times if the change in control occurs after February 4, 2015).

Prior to 2011, the Class B share grants to the Class B Executive Officers were classified as a liability of Intelsat Global due to certain repurchase features in the 2008 Share Plan and the applicable restricted share agreements. During 2011, in accordance with the terms of the agreements with the Class B Executive Officers, the repurchase features expired. This change in repurchase features resulted in these awards being reclassified as equity awards during 2011.

During the years ended December 31, 2009, 2010 and 2011, we recorded compensation expense of $13.5 million, $6.8 million and $4.6 million, respectively, based on the fair value of the Class B shares. At December 31, 2011, there was $5.4 million of unrecognized compensation cost associated with the Executive Officer Class B Time-Vesting Shares, which is expected to be recognized over the remaining vesting period of 2 years.

A summary of the changes in Intelsat Global’s restricted Class B Shares for the Class B Executive Officers during the year ended December 31, 2011 is set forth below:

	Shares	Grant date fair value per Share
Total non-vested Class B Shares at December 31, 2010	166,117	$10.73
Vested	(77,335)	$10.73

Total non-vested Class B Shares at December 31, 2011	88,782	$10.73

(remaining average contractual term of approximately 2 years)

Class B Share Grants to All Other Awardees

419,419 restricted Class B Shares were issued effective as of May 8, 2009 to certain other members of management and key employees of Intelsat Global and its subsidiaries. Generally, five-sevenths of these Class B Shares are subject to time vesting, with 10% of the shares generally vesting six months after the later of February 4, 2008 or the date of hire, and the remaining shares vesting in equal monthly installments of 1/54th per month thereafter (the “Management Class B Time-Vesting Shares”). The remaining Class B Shares are subject to annual performance-based vesting upon the achievement of certain adjusted EBITDA and revenue goals for 2008 and 2009 (and 2010 for individuals hired after the first quarter of 2008), as defined in the applicable agreements, subject to catch-up vesting upon achievement of targets in later years (the “Management Class B Performance Shares”). The adjusted EBITDA and revenue targets for 2008, 2009 and 2010 were met.

In the event of a change in control, as defined in the applicable agreement, the Management Class B Time-Vesting Shares become fully vested, and the Management Class B Performance Shares vest if the Principal Shareholders receive a three times multiple on their investment (four times if the change in control occurs after February 4, 2015).

Class B Shares held by employees can be repurchased at par value of $0.01 per share in the event of voluntary termination by the employee and other defined circumstances. Since these repurchase features enable Intelsat Global to recover the shares without transferring any appreciation in value if the employee were to terminate voluntarily, the Class B Shares to other awardees were not deemed to be granted under the provisions of ASC Topic 718. No compensation expense has been recorded in connection with these awards. During the year ended December 31, 2011, we repurchased 12,873 vested Class B shares at par value.

(iv) Class A Share Option Grants and SCAs

In connection with the adoption of the 2008 Share Plan, 707,351 Intelsat Global Class A SCAs were awarded to employees of Intelsat Global and its subsidiaries at an exercise price of $100 per share and 377,795 Class A share options were awarded to certain of our executive officers under option agreements at an exercise price of $100 per share. These awards are subject to transfer, vesting and other restrictions set forth in the various agreements. During the years ended December 31, 2010 and 2011, an additional 35,700 and 14,400 Intelsat Global Class A SCAs were awarded to employees at an exercise price of $122.06 and $161.84 per share, respectively.

Class A Share Option Grants to Certain Executive Officers

Approximately 55% of these options will vest based upon the achievement of certain adjusted EBITDA and revenue goals for 2010, 2011 and 2012 (and 2013 for individuals hired after the first quarter of 2008), as defined in the applicable agreements, subject to catch-up vesting upon achievement of targets in later years or if the Principal Shareholders receive a three times multiple on their investment (four times if the change in control occurs after February 4, 2015) in connection with a change in control. The adjusted EBITDA and revenue targets for 2010 were met. The 2011 targets were not met. Approximately 45% of these options will vest upon the occurrence of a change in control or other realization event based upon a sliding scale of return on the Principal Shareholders’ investment from 3.3 times to 4.1 times. The options generally expire on the earliest to occur of: (i) February 4, 2018, (ii) 90 days following resignation without good reason, (iii) one year following termination without cause or for good reason or upon death or disability and (iv) the date of termination for cause. The Class A Shares acquired upon exercise of the options are subject to repurchase rights similar to the rights specified in the executive officer’s Class B restricted share agreement.

We calculated compensation expense for these options based on the performance-based vesting criteria specified in the applicable agreements, including the meeting of certain of the goals as of December 31, 2011. These option grants are classified as a liability of Intelsat Global. During the years ended December 31, 2009, 2010 and December 31, 2011, we recorded compensation expense of $0.5 million, $3.2 million and $3.4 million, respectively, related to these options. At December 31, 2011, outstanding Class A share options granted to certain executive officers had an aggregate intrinsic value of $34.0 million. At December 31, 2011, vested Class A share options granted to certain executive officers had an aggregate intrinsic value of $5.4 million.

A summary of the changes in Intelsat Global’s Class A share option grants for certain executive officers during the year ended December 31, 2011 is set forth below:

		Weighted average
	Options	exercise price
Class A share options outstanding at December 31, 2010	377,795	$100.00
Class A share options outstanding at December 31, 2011	377,795	$100.00

Class A share options exercisable at December 31, 2011	60,045	$100.00
(remaining average contractual term of approximately 7 years)

Class A SCAs for All Other Employees

Approximately 55% of the Intelsat Global Class A SCAs will vest based upon the achievement of certain adjusted EBITDA and revenue goals for 2010, 2011 and 2012 (and beyond for individuals hired after the first quarter of 2008), as defined in the applicable agreements, subject to catch-up vesting in certain circumstances, including upon achievement of targets in later years or if the Principal Shareholders receive a three times multiple on their investment (four times if the change in control occurs after February 4, 2015)

in connection with a change in control, as defined. The adjusted EBITDA and revenue targets for 2010 were met. The 2011 targets were not met. Approximately 45% of the Intelsat Global Class A SCAs will vest upon the occurrence of a change in control or other realization event based upon a sliding scale of return on the Principal Shareholders’ investment from 3.3 times to 4.1 times. The Intelsat Global Class A SCAs generally expire on the earliest to occur of: (i) ten years from grant date, (ii) 90 days following termination of employment, other than as a result of death or disability, (iii) one year following termination upon death or disability and (iv) the date of termination for cause. The Intelsat Global Class A SCAs also contain restrictive covenants similar to those contained in the agreements governing the restricted Class B Share grants.

Any Class A Shares held by employees as a result of the exercise of the Intelsat Global Class A SCAs can be repurchased at the lesser of fair market value and the exercise price in the event of voluntary termination by the employee and other defined circumstances. Since these repurchase features enable Intelsat Global to recover the shares without transferring any appreciation in value if the employee were to terminate voluntarily, the Intelsat Global Class A SCAs were not deemed to be granted under the provisions of ASC Topic 718. No compensation expense has been recorded in connection with these awards.

Note 5	Retirement Plans and Other Retiree Benefits

(a) Pension and Other Postretirement Benefits

We maintain a noncontributory defined benefit retirement plan covering substantially all of our employees hired prior to July 19, 2001. The cost of providing benefits to eligible participants under the defined benefit retirement plan is calculated using the plan’s benefit formulas, which take into account the participants’ remuneration, dates of hire, years of eligible service, and certain actuarial assumptions. In addition, as part of the overall medical plan, we provide postretirement medical benefits to certain current retirees who meet the criteria under the medical plan for postretirement benefit eligibility.

The defined benefit retirement plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. We expect that our future contributions to the defined benefit retirement plan will be based on the minimum funding requirements of the Internal Revenue Code and on the plan’s funded status. Any significant decline in the fair value of our defined benefit retirement plan assets or other adverse changes to the significant assumptions used to determine the plan’s funded status would negatively impact its funded status and could result in increased funding in future periods. The impact on the funded status as of October 1, the plan’s annual measurement date, is determined based upon market conditions in effect when we completed our annual valuation. During the year ended December 31, 2011, we made a cash contribution to the defined benefit retirement plan of $26.3 million. We anticipate that our contribution to the defined benefit retirement plan in 2012 will be approximately $30.1 million. We fund the postretirement medical benefits throughout the year based on benefits paid. We anticipate that our contributions to fund postretirement medical benefits in 2012 will be approximately $4.5 million.

Reconciliation of Funded Status and Accumulated Benefit Obligation. Expenses for our defined benefit retirement plan and for postretirement medical benefits that are provided under our medical plan are developed from actuarial valuations. The following summarizes the projected benefit obligations, plan assets and funded status of the defined benefit retirement plan, as well as the projected benefit obligations of the postretirement medical benefits provided under our medical plan (in thousands, except percentages):

	Year Ended December 31, 2010		Year Ended December 31, 2011
	Pension Benefits	Other Post- retirement Benefits	Pension Benefits	Other Post- retirement Benefits
Change in benefit obligation
Benefit obligation at beginning of period	$366,840	$84,849	$390,646	$96,312
Service cost	2,905	550	3,102	452
Interest cost	20,882	4,930	20,058	5,069
Employee contributions	—	430	—	418
Benefits paid	(18,791)	(4,410)	(20,219)	(3,652)
Actuarial (gain) loss	18,810	9,963	42,515	12,138

Benefit obligation at end of period	$390,646	$96,312	$436,102	$110,737

Change in plan assets
Plan assets at beginning of period	$208,300	$—	$225,766	$—
Employer contributions	7,304	3,980	26,296	3,234
Employee contributions	—	430	—	418
Actual return on plan assets	28,953	—	4,950	—
Benefits paid	(18,791)	(4,410)	(20,219)	(3,652)

Plan assets at fair value at end of period	$225,766	$—	$236,793	$—

Accrued benefit costs and funded status of the plans	$(164,880)	$(96,312)	$(199,309)	$(110,737)

Accumulated benefit obligation	$379,590		$424,957

Weighted average assumptions used to determine accumulated benefit obligation and accrued benefit costs
Discount rate	5.30%	5.38%	4.51%	4.57%
Salary rate	3.25%	—	3.25%	—

Weighted average assumptions used to determine net periodic benefit costs
Discount rate	5.88%	5.95%	5.30%	5.38%
Expected rate of return on plan assets	8.0%	—	8.0%	—
Rate of compensation increase	3.25%	—	3.25%	—

Amounts in accumulated other comprehensive loss recognized in net periodic benefit cost
Actuarial loss, net of tax	$5,852	$5,911	$4,328	$—
Prior service credits, net of tax	(2,184)	—	(109)	—

Total	$3,668	$5,911	$4,219	$—

Amounts in accumulated other comprehensive loss not yet recognized in net periodic benefit cost
Actuarial (gain) loss, net of tax	$75,030	$7,609	$100,172	$13,195
Prior service credits, net of tax	(824)	—	(714)	—

Total	$74,206	$7,609	$99,458	$13,195

Amounts in accumulated other comprehensive loss expected to be recognized in net periodic benefit cost in the subsequent year
Actuarial loss	$(6,862)	$—	$(13,990)	$(687)
Prior service credits	172	—	172	—

Total	$(6,690)	$—	$(13,818)	$(687)

Yield curves matching our benefit obligations were derived from monthly bid-price bond data including corporate bonds and excluding bonds that are callable, make-whole, sinkable and putable as well as those for which the quoted yield-to-maturity is zero. Using this bond universe, regression analysis is used to identify the best-fitting regression curve that links yield-to-maturity providing match to data for both long and short maturities. The resulting regressed coupon yield curve is smoothly continuous along its entire length and represents an unbiased average of the observed market data and takes into account all information for both a single maturity and across all maturities.

Interest rates used in these valuations are key assumptions, including discount rates used in determining the present value of future benefit payments and expected return on plan assets, which are reviewed and updated on an annual basis. The discount rates reflect market rates for high-quality corporate bonds. We consider current market conditions, including changes in interest rates, in making assumptions. In establishing the expected return on assets assumption, we review the asset allocations considering plan maturity and develop return assumptions based on different asset classes. The return assumptions are established after reviewing historical returns of broader market indexes, as well as historical performance of the investments in the plan. Our pension plan assets are managed in accordance with an investment policy adopted by the pension committee, as discussed below.

Plan Assets. The investment policy of the Plan includes target allocation percentages of approximately 38% for investments in equity securities (25% U.S. equities and 13% non-U.S. equities), 47% for investments in fixed income securities and 15% for investments in other securities. The Plan’s committee has adopted a new asset allocation for the plan assets, to be phased in over four quarters and implemented by the third quarter of 2012. There are restrictions on investment managers to prevent the concentration of investments in the securities of any one company or industry, the purchase of tax-exempt securities, direct investments in commodities and short sales and to impose other restrictions. Plan assets include investments in both U.S. and non-U.S. equity and bond funds, and liquid reserve funds. The mutual funds in which the plans assets are invested are institutionally managed mutual funds with diversified exposures into multiple asset classes implemented with over 100 investment managers. The guidelines and objectives of the funds are congruent with the Intelsat investment policy statement.

The target and actual asset allocation of our pension plan assets was as follows:

	As of December 31, 2010		As of December 31, 2011
Asset Category	Target Allocation	Actual Allocation	Target Allocation	Actual Allocation
Equity securities	65%	67%	38%	62%
Debt securities	35%	33%	47%	36%
Other securities	0%	0%	15%	2%

Total	100%	100%	100%	100%

The fair values of our pension plan assets by asset category are as follows (in thousands):

	Fair Value Measurements at December 31, 2010	Fair Value Measurements at December 31, 2011
	Quoted Prices in Active Markets for Identical Assets	Quoted Prices in Active Markets for Identical Assets
Asset Category	(Level 1)	(Level 1)
Equity Securities
U.S. Large-Cap (1)	$97,217	$96,420
U.S. Small/Mid-Cap (2)	16,795	14,864
World Equity Ex-US (3)	36,339	34,577
Fixed Income Securities
Long Duration Bonds (4)	47,709	39,707
High Yield Bonds (5)	18,407	18,642
Emerging Market Fixed income (Non-US) (6)	8,968	9,708
Core Fixed Income (7)	—	15,113
Cash	—	2,963
Other Securities
Hedge Fund (8)	—	4,477
Income earned but not yet received	331	322

Total	$225,766	$236,793

(1)	US large cap equity fund invests primarily in a portfolio of common stocks included in the S&P 500 Index, as well as other equity securities and derivative instruments whose value is derived from the performance of the S&P 500.
(2)	US small/mid cap equity fund invests primarily in a portfolio of common stocks included in the Russell 2500 Index.
(3)	World equity ex-US fund invests primarily in common stocks and other equity securities whose issuers comprise a broad range of capitalizations and are located outside of the U.S. The fund invests primarily in developed countries but may also invest in emerging markets.
(4)	Long duration bond fund seeks to duplicate the return characteristics of high quality corporate bonds with a duration range of 10-13 years. The fund’s investment strategy is designed to aid corporate pension plans with asset and liability management in order to reduce funding status volatility caused by changes in interest rates.
(5)	High yield bond fund seeks to maximize return by investing primarily in a diversified portfolio of higher yielding, lower rated fixed income securities. The fund will invest primarily in securities rated below investment grade, including corporate bonds, convertible and preferred securities and zero coupon obligations.
(6)	Emerging markets debt fund seeks to maximize return investing in fixed income securities of emerging markets issuers. The fund will invest primarily in U.S. dollar denominated debt securities of government, government-related and corporate issuers in emerging market countries, as well as entities organized to restructure the outstanding debt of such issuers.
(7)	Core fixed income fund invests in fixed-income funds which seek to provide current income consistent with the preservation of capital.
(8)	Hedge fund seeks to provide returns that are different than (less correlated with) investments in more traditional asset classes. The fund will pursue its investment objective by investing substantially all of its assets in various hedge funds.

Net periodic pension benefit costs included the following components (in thousands):

	Year Ended December 31, 2009	Year Ended December 31, 2010	Year Ended December 31, 2011

Service cost	$2,774	$2,905	$3,102
Interest cost	20,706	20,882	20,058
Expected return on plan assets	(20,573)	(19,421)	(19,729)
Amortization of unrecognized prior service cost	(172)	(172)	(172)
Amortization of unrecognized net loss	—	3,641	6,862

Total benefit	2,735	7,835	10,121
Curtailment gain	(55)	—	—

Net periodic costs after curtailment	$2,680	$7,835	$10,121

We had accrued benefit costs at December 31, 2010 and 2011 of $164.9 million and $199.3 million, respectively, related to the pension benefits, of which $0.6 million was recorded within other current liabilities for both respective periods and $164.3 million and $198.7 million was recorded in other long-term liabilities, respectively. Additionally, we had accrued benefit costs at December 31, 2010 and 2011 related to the other postretirement benefits of $96.3 million and $110.7 million, respectively, of which $4.2 million and $4.5 million was recorded in other current liabilities, respectively, and $92.1 million and $106.3 million was recorded in other long-term liabilities, respectively.

Net periodic other postretirement benefit costs included the following components (in thousands):

	Year Ended December 31, 2009	Year Ended December 31, 2010	Year Ended December 31, 2011
Service cost	$781	$550	$452
Interest cost	4,810	4,930	5,069

Total costs	$5,591	$5,480	$5,521

Depending upon our actual future health care claims, our actual costs may vary significantly from those projected above. As of December 31, 2010 and December 31, 2011, the assumed health care cost trend rate was 8.5% and 8.3%, respectively. This rate is assumed to decrease gradually to 4.5% by the year 2030 and to remain at that level of annual increase thereafter. Increasing the assumed health care cost trend rate by 1% each year would increase the other postretirement benefits obligation as of December 31, 2011 by $12.8 million. Decreasing this trend rate by 1% each year would reduce the other postretirement benefits obligation as of December 31, 2011 by $10.7 million. A 1% increase or decrease in the assumed health care cost trend rate would have increased or decreased the net periodic other postretirement benefits cost for 2011 by $0.5 million.

The benefits expected to be paid in each of the next five years and in the aggregate for the five years thereafter are as follows (in thousands):

	Pension Benefits	Other Post-retirement Benefits
2012	$26,928	$4,723
2013	25,121	5,171
2014	25,265	5,572
2015	26,146	6,034
2016	27,465	6,488
2017 to 2021	145,568	38,039

Total	$276,493	$66,027

(b) Other Retirement Plans

We maintain two defined contribution retirement plans, qualified under the provisions of Section 401(k) of the Internal Revenue Code, for our employees in the United States. We recognized compensation expense for these plans of $9.0 million, $5.1 million and $8.0 million for the years ended December 31, 2009, 2010 and 2011, respectively. We also maintain other defined contribution retirement plans in several non-U.S. jurisdictions, but such plans are not material to our financial position or results of operations.

Note 6	Receivables

Receivables were comprised of the following (in thousands):

	As of December 31, 2010	As of December 31, 2011
Service charges:
Billed	$252,483	$278,835
Unbilled	9,037	13,197
Other	10,579	60,169
Allowance for doubtful accounts	(21,748)	(20,830)

Total	$250,351	$331,371

Unbilled service charges represent amounts earned and accrued as receivables from customers for services rendered prior to the end of the reporting period. Unbilled service charges are expected to be billed and collected within twelve months of the respective balance sheet date. Other receivables as of December 31, 2010 and 2011 include $5.0 million and $16.8 million, respectively, of receivables due from our indirect parent, Intelsat Global. In addition, other receivables at December 31, 2011 include $23.9 million in insurance proceeds receivable related to the New Dawn partial loss claim which was finalized in 2011 (see Note 7(c)—Satellites and Other Property and Equipment—2011 Anomalies) and a $12.2 million receivable from JSAT International, Inc. (“JSAT”), with which we have a joint venture (see Note 8(b)—Horizons Holdings).

Note 7	Satellites and Other Property and Equipment

(a) Satellites and Other Property and Equipment

Satellites and other property and equipment were comprised of the following (in thousands):

	As of December 31, 2010	As of December 31, 2011
Satellites and launch vehicles	$7,145,919	$7,825,259
Information systems and ground segment	429,888	480,002
Buildings and other	282,633	284,742

Total cost	7,858,440	8,590,003
Less: accumulated depreciation	(1,861,157)	(2,447,272)

Total	$5,997,283	$6,142,731

Satellites and other property and equipment, net as of December 31, 2010 and 2011 included construction-in-progress of $1.6 billion and $1.5 billion, respectively. These amounts relate primarily to satellites under construction and related launch services. Interest costs of $99.4 million and $129.2 million were capitalized during the years ended December 31, 2010 and 2011, respectively. Additionally, we recorded depreciation expense of $668.5 million and $664.0 million during the years ended December 31, 2010 and 2011, respectively.

We have entered into launch contracts for the launch of both specified and unspecified future satellites. Each of these launch contracts provides that such contract may be terminated at our option, subject to payment of a termination fee that increases as the applicable launch date approaches. In addition, in the event of a failure of any launch, we may exercise our right to obtain a replacement launch within a specified period following our request for re-launch.

(b) Satellite Launches

On April 22, 2011, we launched the Intelsat New Dawn satellite into orbit. The Ku-band antenna reflector was successfully deployed, however the satellite experienced an anomaly while attempting to deploy the C-band antenna reflector (see (c) Satellite Health—2011 Anomalies below). This satellite operates at 32.8° east longitude and provides capacity for voice, wireless backhaul, fixed line and wireless infrastructure, broadband and media services. This satellite entered into service in June 2011.

On October 5, 2011, we successfully launched our IS-18 satellite into orbit. This satellite replaces Intelsat 701 at 180° east longitude and provides capacity to enable enhanced direct-to-home coverage and network services throughout the Pacific Ocean region via Ku-band and C-band platforms. This satellite entered into service in November 2011.

(c) Satellite Health

Our satellite fleet is diversified by manufacturer and satellite type, and as a result, our fleet is generally healthy. We have experienced some technical problems with our current fleet but have been able to minimize the impact of these problems on our customers, our operations and our business in recent years. Many of these problems have been component failures and anomalies that have had little long-term impact to date on the overall transponder availability in our satellite fleet. All of our satellites have been designed to accommodate an anticipated rate of equipment failures with adequate redundancy to meet or exceed their orbital design lives, and to date, this redundancy design scheme has proven effective. After each anomaly we have generally restored services for our customers on the affected satellite, provided alternative capacity on other satellites in our fleet, or provided capacity that we purchased from other satellite operators.

2011 Anomalies

Subsequent to the launch of Intelsat New Dawn on April 22, 2011, the satellite experienced an anomaly during the deployment of its west antenna reflector, which controls communications in the C-band frequency. A Failure Review Board was established to determine the cause of the anomaly. The Failure Review Board completed its investigation in July 2011 and concluded that the deployment anomaly of the C-band reflector was most likely due to a malfunction of the reflector sunshield. As a result, the sunshield interfered with the ejection release mechanism and prevented the deployment of the C-band antenna. Despite the C-band antenna reflector anomaly, the Ku-band antenna reflector deployed and that portion of the satellite is operating as planned, entering service in June 2011.

The Intelsat New Dawn satellite and its operations are financed primarily with non-recourse debt through a joint venture in which we are the majority shareholder (see Note 8(c)—Investments—New Dawn). The New Dawn joint venture has filed a partial loss claim with its insurers, relating to the C-band antenna reflector anomaly. The claim was finalized and agreed to during 2011, resulting in anticipated total insurance recoveries of $118.0 million. At December 31, 2011, $94.1 million of this amount was received from the insurers and is held in a specific insurance proceeds account. This amount is reflected as restricted cash on the accompanying consolidated balance sheet. The remaining $23.9 million was received in 2012. We have included the $23.9 million in receivables on the accompanying consolidated balance sheet at December 31, 2011. The carrying value of the Intelsat New Dawn satellite at December 31, 2011 has been reduced by the $118.0 million. New Dawn’s existing debt agreements provide that all or most of the proceeds of the insurance claim will be used to pay down

New Dawn’s debt and a portion of the associated interest rate swap. Therefore, $107.4 million of the New Dawn senior debt and $10.4 million of the fair value of the New Dawn interest rate swap have been reclassified as current liabilities, with the remaining $0.2 million of the $118.0 million of insurance proceeds included in accrued interest payable.

In accordance with our policy and the guidance provided for under FASB ASC 360, we review our long-lived assets for impairment whenever events and circumstances indicate that the carrying amount of the asset or asset group may not be recoverable. The recoverability of an asset or asset group held and used is measured by a comparison of the carrying amount of the asset or asset group to the estimated undiscounted future cash flows expected to be generated by the asset or asset group. When a satellite experiences an anomaly or other health related issues, we believe the lowest level of identifiable cash flows exists at the individual satellite level. Accordingly, in the second quarter of 2011, we performed an impairment review of our Intelsat New Dawn satellite and determined that there was no impairment of the carrying amount of the asset due to the expected cash flows to be generated by the Ku-band payload over the satellite’s expected useful life.

Other Significant Anomalies

On November 28, 2004, our Galaxy 27 satellite experienced a sudden anomaly in its north electrical distribution system which resulted in the loss of control of the satellite and the interruption of customer services on the satellite. Galaxy 27 is a FS 1300 series satellite manufactured by SS/L. Our engineers were able to regain command and control of Galaxy 27, and it was placed back in service, with reduced payload capacity, following operational testing. We have determined that the north electrical distribution system on Galaxy 27 and the communications capacity associated with it are not operational, and the satellite has lost redundancy in nearly all of its components. As a result, Galaxy 27 faces an increased risk of loss in the future. As of December 31, 2011, a substantial subset of Galaxy 27’s transponders, which are all powered by the south electrical distribution system, have been tested, are performing normally and are available for service to our customers. Some of these transponders are currently being used by our customers.

On January 14, 2005, our IS-804 satellite experienced a sudden and unexpected electrical power system anomaly that resulted in the total loss of the satellite. IS-804 was a Lockheed Martin 7000 series (the “LM 7000 series”) satellite, and as of December 31, 2011 we operated two other satellites in the LM 7000 series, IS-801, and IS-805. Of these two satellites, only IS-805 remains in a primary orbital role. Based on the report of the failure review board that we established with Lockheed Martin Corporation, we believe that the IS-804 failure was not likely to have been caused by an IS-804 specific workmanship or hardware element, but was most likely caused by a high current event in the battery circuitry triggered by an electrostatic discharge that propagated to cause the sudden failure of the high voltage power system. We therefore believe that although this risk exists for our other LM 7000 series satellites, the risk of any individual satellite having a similar anomaly is low.

On September 21, 2006, our IS-802 satellite, which was also an LM 7000 series satellite, experienced a reduction of electrical power capability that resulted in a degraded capability of the satellite. A substantial subset of transponders on IS-802 were subsequently reactivated and operated normally until the end of its service life in September 2010, when it was decommissioned. The anomaly review board that we established with Lockheed Martin Corporation to investigate the cause of the anomaly concluded that the IS-802 anomaly was most likely caused by an electrical short internal to the solar array harness located on the south solar array boom. The anomaly review board found that this anomaly was significantly different from previous LM 7000 series spacecraft failures and was the first failure of this type on a solar array of the LM 7000 series. We therefore believe that although this risk exists for our other LM 7000 series satellites, the risk of any individual satellite having a similar anomaly is low.

On June 29, 2008, our Galaxy 26 satellite experienced a sudden and unexpected electrical distribution anomaly causing the loss of a substantial portion of the satellite power generating capability and resulting in the interruption of some of the customer services on the satellite. Galaxy 26 is also a FS 1300 series satellite. Certain transponders continue to operate normally. However, the anomaly resulted in a reduction to the estimated remaining useful life of the satellite.

With respect to both the Galaxy 27 and Galaxy 26 anomalies, the failure review boards that we established with SS/L identified the likely root cause of the anomalies as a design flaw which is affected by a number of parameters and in some extreme cases can result in an electrical system anomaly. The design flaw also exists on IS-8. This satellite has been in service since November 1998 and has not experienced an electrical system anomaly. Along with the manufacturer, we continually monitor this problem and we have ordered a replacement for IS-8 expected to be launched in the second quarter of 2012.

On April 5, 2010, our Galaxy 15 satellite experienced an anomaly resulting in our inability to command the satellite. We transitioned all media traffic on this satellite to our Galaxy 12 satellite, which was our designated in-orbit spare satellite for the North America region. Galaxy 15 is a Star-2 satellite manufactured by Orbital Sciences Corporation. When the anomaly occurred there was substantial uncertainty as to our ability to recover use of the satellite and, accordingly, we recognized a $104.1 million non-cash impairment charge related to Galaxy 15 during the second quarter of 2010. On December 23, 2010, we recovered command of the spacecraft and we began diagnostic testing and uploading of software updates that protect against future anomalies of this type. In February 2011, Galaxy 15 initiated a drift to 133.1°W and returned to service, initially as an in-orbit spare. In October 2011, media traffic was transferred from Galaxy 12 back to Galaxy 15, and Galaxy 15 resumed normal service.

Other Anomalies

We have also identified three other types of common anomalies among the satellite models in our fleet, which have had an operational impact in the past and could, if they materialize, have an impact in the future. These are:

•	failure of the on-board satellite control processor (“SCP”) in Boeing 601 (“BSS 601”) satellites;

•	failure of the on-board XIPS used to maintain the in-orbit position of Boeing 601 High Power Series (“BSS 601 HP”) satellites; and

•	accelerated solar array degradation in early Boeing 702 (“BSS 702”) satellites.

SCP Failures. Many of our satellites use an on-board SCP to provide automatic on-board control of many operational functions. SCPs are a critical component in the operation of such satellites. Each such satellite has a backup SCP, which is available in the event of a failure of the primary SCP. Certain BSS 601 satellites have experienced SCP failures. The risk of SCP failure appears to decline as these satellites age.

On February 1, 2010, our IS-4 satellite experienced an anomaly of its backup SCP. The anomaly caused this satellite to be deemed unrecoverable, resulting in a net non-cash impairment charge in February 2010 of $6.5 million to write off the remaining carrying value of the satellite, which was not insured, and related deferred performance incentive obligations. Launched in 1995, IS-4 was expected to reach its end of service life later in 2010. IS-4 had previously experienced the failure of its primary SCP and was operating on its backup SCP.

As of December 31, 2011, we operated two BSS 601 satellites: HGS-3, which was decommissioned in January 2012, and IS-26. These satellites were identified as having heightened susceptibility to the SCP problem. IS-26 has been in continuous operation since 1997. Both primary and backup SCPs on this satellite are monitored regularly and remain fully functional. Accordingly, we believe it is unlikely that additional SCP failures will occur; however, should they occur, we do not anticipate an interruption in business or early replacement of this satellite as a result.

BSS 601 HP XIPS. The BSS 601 HP satellite uses XIPS as its primary propulsion system. There are two separate XIPS on each BSS 601 HP, each one of which is capable of maintaining the satellite in its orbital position. The satellite also has a completely independent bi-propellant propulsion system as a backup to the XIPS. As a result, the failure of a XIPS on a BSS 601 HP typically would have no effect on the satellite’s performance or its operating life. However, the failure of both XIPS would require the use of the backup bi-propellant propulsion system, which could result in a shorter operating life for the satellite depending on the amount of bi-propellant fuel remaining. XIPS failures do not typically result in a catastrophic failure of the satellite or affect the communications capability of the satellite.

As of December 31, 2011, we operated four BSS 601 HP satellites, IS-5, IS-9, IS-10 and Galaxy 13/Horizons-1. Galaxy 13/Horizons-1 continues to have both XIPS available as their primary propulsion system. IS-5, IS-9 and IS-10 have experienced the failure of both XIPS and are operating on their backup bi-propellant systems. These three satellites are expected to be replaced in 2012. Our BSS 601 HP satellites had available bi-propellant fuel for a range of approximately one to seven years from December 31, 2011. No assurance can be given that we will not have further XIPS failures that result in shortened satellite lives. We have decommissioned three satellites that had experienced failure of both XIPS. IS-6B was replaced by IS-11 during the first quarter of 2008, Galaxy 10R was replaced by Galaxy 18 during the second quarter of 2008, and Galaxy 4R was decommissioned in March 2009.

BSS 702 Solar Arrays. All of our satellites have solar arrays that power their operating systems and transponders and recharge the batteries used when solar power is not available. Solar array performance typically degrades over time in a predictable manner. Additional power margins and other operational flexibility are designed into satellites to allow for such degradation without loss of performance or operating life. Certain BSS 702 satellites have experienced greater than anticipated degradation of their solar arrays resulting from the design of the solar arrays. Such degradation, if continued, results in a shortened operating life of a satellite or the need to reduce the use of the communications payload.

As of December 31, 2011, we operated three BSS 702 satellites, two of which are affected by accelerated solar array degradation, Galaxy 11 and IS-1R. Service to customers has not been affected, and we expect that both of these satellites will continue to serve customers until we replace or supplement them with new satellites. Along with the manufacturer, we continually monitor the problem to determine its cause and its expected effect. Due to this continued degradation, Galaxy 11’s estimated end of service life is April 2015 and IS-1R’s estimated end of service life is February 2016. Galaxy 11 is currently operating in a primary orbital role and IS-1R was redeployed following its replacement by IS-14. The third BSS 702 satellite that we operated as of December 31, 2011, Galaxy 3C, was launched after the solar array anomaly was identified, and it has a substantially different solar array design intended to eliminate the problem. This satellite has been in service since September 2002 and has not experienced similar degradation problems.

Note 8	Investments

We have ownership interests in a number of entities which met the criteria of a VIE, including Horizons Satellite Holdings, LLC (“Horizons Holdings”) and WP Com, S. de R.L. de C.V. (“WP Com”). We have a greater than 50% controlling ownership and voting interest in New Dawn and therefore consolidate the New Dawn joint venture. Horizons Holdings, as well as WP Com, are discussed in further detail below, including our analyses of the primary beneficiary determination as required under FASB ASC Topic 810, Consolidation (“FASB ASC 810”).

(a) WildBlue Communications, Inc.

Prior to December 15, 2009 we had a noncontrolling ownership interest of approximately 28% in WildBlue Communications, Inc. (“WildBlue”), a company offering broadband Internet access services in the continental United States via Ka-band satellite capacity. We accounted for our investment using the equity method of accounting. On December 15, 2009, we sold our ownership interest in WildBlue to Viasat Inc. (“Viasat”) through a non-cash transaction whereby we exchanged our interest in WildBlue for shares of Viasat common stock. During the first quarter of 2010, we sold all of our shares of Viasat common stock for $28.6 million, and recorded a $1.3 million gain on the sale within our consolidated statement of operations during the year ended December 31, 2010.

(b) Horizons Holdings

We have a joint venture with JSAT, a leading satellite operator in the Asia-Pacific region. The joint venture is named Horizons Satellite Holdings, LLC, and consists of two investments: Horizons-1 Satellite LLC (“Horizons-1”) and Horizons-2 Satellite LLC (“Horizons-2”). We provide certain services to the joint venture and utilize capacity from the joint venture.

Under FASB ASC 810, we are required to reassess the primary beneficiary determination of Horizons Holdings on a recurring basis, as well as consider qualitative factors when identifying the primary beneficiary. Upon inception of the joint venture, we originally concluded that we were not the primary beneficiary, and therefore, did not consolidate Horizons Holdings. The assessment considered both quantitative and qualitative factors, including which entity had more voting power or other control of the joint venture as well as whether either entity was exposed to risk of loss or gain. Horizons Holdings was set up with a joint 50/50 share of management authority and equal rights to profits and revenues from Horizons-1 and Horizons-2. However, Horizons Holdings borrowed from JSAT a portion of the funds necessary to finance the construction of the Horizons-2 satellite (the “Horizons 2 Loan Agreement”). As a result, it was initially determined that we were not the primary beneficiary and therefore would not consolidate Horizons Holdings. Our investment was accounted for using the equity method of accounting. Prior to September 30, 2011, there had been no events or revisions to the joint venture that changed our primary beneficiary determination.

On September 30, 2011, Intelsat and JSAT amended the joint venture agreement relating to their investment in Horizons Holdings (the “Horizons Amendment”), and as a result, we re-evaluated the primary beneficiary determination. Pursuant to the Horizons Amendment, the Horizons-2 satellite was relocated to 85° east longitude in early 2012 and decisions relating to any future relocation of the Horizons-2 satellite will be effectively controlled by us. We believe satellite location is the most significant driver of Horizons Holdings’ economic performance. Additionally, the Horizons-1 satellite is the less significant asset of the joint venture. As a result, we determined that we became the primary beneficiary of Horizons Holdings as of September 30, 2011. In accordance with FASB ASC 810, as the primary beneficiary, we have consolidated Horizons Holdings within our consolidated financial statements, net of eliminating entries, as of December 31, 2011. For the year ended December 31, 2011, our revenue and net loss included $2.6 million and $1.8 million, respectively, from Horizons Holdings subsequent to its consolidation on September 30, 2011. Additionally, we recorded a $0.9 million noncontrolling interest for the year ended December 31, 2011 related to JSAT’s share of the Horizons Holdings net income.

In accordance with FASB ASC 810, the initial consolidation of a VIE that is a business is considered a business combination and should be accounted for in accordance with the provisions in FASB ASC Topic 805, Business Combinations (“FASB ASC 805”). Based on the guidance in FASB ASC 805, an equity interest that is currently held as the result of a previous transaction is remeasured at fair value when an acquirer gains control, and any resulting gain or loss is recognized in the statement of operations. In addition, FASB ASC 805 states that an acquirer must recognize the identifiable assets acquired, the liabilities assumed and any noncontrolling interest at their acquisition date fair values. Determining the fair values of the net assets of Horizons Holdings required us to make significant estimates and assumptions. In order to develop the fair value estimates, we utilized the income approach. Our estimates included assumptions about projected growth rates, cost of capital, effective tax rates and industry and economic trends. While we believe that the estimates and assumptions underlying the valuation methodology were reasonable, different assumptions could have resulted in different market values. We recorded the assets, liabilities and the noncontrolling interest in Horizons Holdings at fair value upon consolidation at September 30, 2011. The $49.3 million fair value of the Horizons Holdings noncontrolling interest at the date of consolidation is included in the equity section of our consolidated balance sheet at December 31, 2011 in accordance with FASB ASC 810. During the year ended December 31, 2011, we recorded a charge of $20.2 million in earnings (loss) from previously unconsolidated affiliates in the accompanying consolidated statements of operations for the difference between the fair value and carrying value of our investment in Horizons Holdings. In addition, we recorded a $7.4 million income tax benefit in the consolidated statements of operations for the year ended December 31, 2011, related to this charge.

Prior to the consolidation of Horizons Holdings on September 30, 2011, under the equity method of accounting, our 50% share of the results of the joint venture was income of $0.5 million for each of the years ended December 31, 2009 and 2010, which is included in earnings (loss) from previously unconsolidated affiliates in the accompanying consolidated statements of operations.

Through September 30, 2011, we have recorded expenses in relation to the utilization of satellite capacity on the Ku-band portion of the Horizons-1 satellite and on the Horizons-2 satellite. Additionally, we provide tracking, telemetry and commanding as well as administrative services for the Horizons-1 and the Horizons-2 satellites (collectively, the “Horizons Satellites”), and we have recorded revenue for these services. Following the consolidation of Horizons Holdings at September 30, 2011, these revenues and expenses are considered intercompany transactions and are eliminated in consolidation.

We also have a revenue sharing agreement with JSAT related to services sold on the Horizons Satellites. We are responsible for billing and collecting for such services, and we remit 50% of the revenue to JSAT. Under the Horizons Amendment, we have agreed to guarantee to JSAT certain minimum levels of annual gross revenues for a three-year period beginning on the date that the Horizons-2 satellite is relocated to 85° east longitude. This guarantee could require us to pay JSAT a maximum potential amount ranging from $7.8 million to $10.3 million per year over the three-year period; however, we have assessed the likelihood of any payments being made as remote. In addition, we guaranteed JSAT certain minimum levels of revenue on the Horizons-2 satellite prior to the arrival at 85° east longitude. Amounts payable to JSAT related to the revenue share from the Horizons Satellites were $3.4 million and $2.2 million as of December 31, 2010 and 2011, respectively.

In connection with the Horizons Holdings investment in Horizons-2, we and JSAT entered into a capital contribution and subscription agreement in August 2005, which requires both us and JSAT to fund 50% of the amount due under the Horizons 2 Loan Agreement. As of December 31, 2011, we had a receivable of $36.6 million from JSAT representing the total remaining future payments to be received from JSAT to fund their portion of the amount due under the Horizons 2 Loan Agreement, $12.2 million of which is included in receivables, net and the remainder of which is included in other assets on our consolidated balance sheet as of December 31, 2010.

(c) New Dawn

In June 2008, we entered into a project and shareholders’ agreement (the “New Dawn Project Agreement”) with Convergence Partners pursuant to which New Dawn, a Mauritius company in which we have a 74.9% indirect ownership interest and Convergence Partners has a 25.1% noncontrolling ownership interest, launched a new satellite in April 2011 to provide satellite transponder services to customers in Africa (see Note 7(b)—Satellite Launches).

New Dawn entered into a secured loan financing arrangement, which is non-recourse to New Dawn’s shareholders, including us and our wholly-owned subsidiaries, beyond the shareholders’ scheduled capital contributions, on December 5, 2008 to obtain $215.0 million of financing to fund a portion of the cost of construction and launch of the new satellite (see Note 10—Long-Term Debt). In addition, we and Convergence Partners have agreed to make certain capital contributions to New Dawn in proportion to our respective ownership interests in New Dawn to fund a portion of these costs. Total equity contributions during 2010 and 2011 were $4.5 million and $6.9 million, respectively, of which $3.4 million and $5.2 million were attributable to us, with the remaining $1.1 million and $1.7 million contributed by Convergence Partners. New Dawn and its subsidiaries are unrestricted subsidiaries for purposes of applicable indentures and credit agreements of ours and our wholly-owned subsidiaries.

We have agreed to provide sales and marketing services, engineering and administrative support services, and have agreed to perform satellite-related consulting and technical services for New Dawn. The services include the provision of program management services with respect to the satellite and launch vehicle construction programs as well as TT&C services for the new satellite. In addition, for a fee of $15.0 million together with assumption of continuing payment obligations, we assigned New Dawn a launch service contract to provide for the launch of the New Dawn satellite.

Convergence Partners has at its option the ability to require us to buy its ownership interest at fair value subsequent to the operations of New Dawn’s assets for a period of time as defined in the New Dawn Project Agreement. As a result of this option, as of each balance sheet date, we have reflected within mezzanine equity the estimated amount that we would pay to Convergence Partners as if the option was exercised. This amount reflects the fair value analysis we performed at December 31, 2011, which resulted in a year-to-date decrease of $15.1 million in the fair value option, reducing it to $3.0 million. The decrease reflects the impact on the fair value of the option associated with the C-band antenna reflector anomaly on the Intelsat New Dawn satellite (see Note 7(b)—Satellite Launches). The $15.1 million reduction in fair value is also reflected as an increase in our paid-in capital at December 31, 2011. We have assessed the significance of the Level 3 inputs to the overall valuation and have concluded that the valuation in its entirety is classified in Level 3 of the fair value hierarchy (see Note 2—Significant Accounting Policies).

We consolidate New Dawn within our consolidated financial statements, net of eliminating entries. Additionally, we account for the percentage interest in New Dawn owned by Convergence Partners as a noncontrolling interest according to the guidance provided under FASB ASC 480 specifically related to the classification and measurement of redeemable securities.

(d) WP Com

We have formed a joint venture with Corporativo W. Com S. de R.L. de C.V. (“Corporative”) named WP Com, S. de R.L. de C.V. (“WP Com”). We own 49% of the voting equity shares and 88% of the economic interest in WP Com and Corporativo owns the remaining 51% of the voting equity shares. PanAmSat de Mexico, S. de R.L. de C.V. (“PAS de Mexico”) is a subsidiary of WP Com, 99.9% of which is owned by WP Com, with the remainder of the equity interest split between us and Corporativo. We formed WP Com to enable us to operate in Mexico, and PAS de Mexico acts as a reseller of our satellite services to customers in Mexico and, beginning in the second quarter of 2011, in Ecuador. Profits and losses of WP Com are allocated to the joint venture partners based upon the voting equity shares.

We have determined that this joint venture meets the criteria of a VIE under FASB ASC 810. In accordance with FASB ASC 810, we evaluated this joint venture to determine the primary beneficiary. We have concluded that we are the primary beneficiary because we influence the underlying business drivers of PAS de Mexico, including by acting as the sole provider for satellite services that PAS de Mexico resells. Furthermore, we have modified our pricing for these services to ensure that PAS de Mexico continues to operate in the Mexican market. Corporativo does not fund any of the operating expenses of PAS de Mexico. Thus, we have consolidated WP Com within our consolidated financial statements and we have accounted for the percentage interest in the voting equity of WP Com owned by Corporativo as a noncontrolling interest, which is included in the equity section of our consolidated balance sheet in accordance with FASB ASC 810.

Note 9	Goodwill and Other Intangible Assets

The carrying amounts of goodwill and acquired intangible assets not subject to amortization consist of the following (in thousands):

	As of December 31, 2010	As of December 31, 2011
Goodwill	$6,780,827	$6,780,827
Trade name	70,400	70,400
Orbital locations	2,387,700	2,387,700

We account for goodwill and other non-amortizable intangible assets in accordance with FASB ASC 350, and have deemed these assets to have indefinite lives. Therefore, these assets are not amortized but are tested on an annual basis for impairment during the fourth quarter, or whenever events or changes in circumstances indicate that the carrying amount may not be fully recoverable. The following is a discussion of our impairment analysis and methodology:

Goodwill. We follow a two-step process to evaluate if a potential impairment exists to our recorded amounts of goodwill and tradename. The first step of the process is to compare the reporting unit’s fair value to its carrying value, including goodwill. In the event the carrying value of our reporting unit exceeds its fair value, goodwill is considered impaired and the second step is required. The second step requires us to calculate a hypothetical purchase allocation to compare the current implied fair value of the goodwill to the current carrying value of the goodwill. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination, which is the excess of the fair value over the aggregate fair values of the individual assets, liabilities and identifiable intangibles, as if they were being acquired in a business combination. If the implied fair value of goodwill as described above exceeds recorded goodwill, there is no impairment. If the recorded goodwill exceeds the implied fair value, an impairment charge would be recorded for the excess. Furthermore, an impairment loss cannot exceed the amount of goodwill assigned to a reporting unit. After recognizing the impairment loss, the corresponding loss establishes a new basis in the goodwill. Subsequent reversals of goodwill impairment losses are not permitted under applicable accounting standards.

We determined the estimated fair value of our reporting unit using discounted cash flow analysis, along with independent source data related to comparative market multiples and, when available, recent transactions which are all considered Level 3 inputs within the fair value hierarchy under FASB ASC 820. The discounted cash flows were derived from a five-year projection of revenues and expenses plus a residual value, with the resulting projected cash flows discounted at an appropriate weighted average cost of capital. The analysis, which was completed in the fourth quarter of 2011, did not result in an impairment of our goodwill intangible, and there is no accumulated impairment.

Trade name. We have implemented the relief from royalty method to determine the estimated fair value of the Intelsat trade name. The relief from royalty analysis is comprised of two major steps: i) a determination of the hypothetical royalty rate, and ii) the subsequent application of the royalty rate to projected revenue. In determining the hypothetical royalty rate utilized in the relief from royalty approach, we considered comparable license agreements, operating earnings benchmark rule of thumb, an excess earnings analysis to determine aggregate intangible asset earnings, and other qualitative factors which are all considered Level 3 inputs within the fair value hierarchy under FASB ASC 820. Based on our analysis, the fair value of the Intelsat trade name as of the fourth quarter of 2011 was not impaired.

Orbital Locations. We are authorized by governments to operate satellites at certain orbital locations – i.e., longitudinal coordinates along the Clarke Belt. The Clarke Belt is the part of space approximately 35,800 kilometers above the plane of the equator where geostationary orbit may be achieved. Various governments acquire rights to these orbital locations through filings made with the International Telecommunication Union, a sub-organization of the United Nations. We will continue to have rights to operate at our orbital locations so long as we maintain our authorizations to do so.

We determined the estimated fair value of our right to operate at orbital locations using the build up method to determine the cash flows for the income approach, with the resulting projected cash flows discounted at an appropriate weighted average cost of capital. In instances where the build up method did not generate positive value for the right to operate at an orbital location, but the right was expected to generate revenue, we assigned a value based upon independent source data for recent transactions of similar orbital locations which are all considered Level 3 inputs within the fair value hierarchy under FASB ASC 820. The analysis, which was completed in the fourth quarter of 2011, did not result in an impairment of our orbital slots.

During the first quarter of 2009, the credit markets continued to experience difficulties, with new debt issuances being priced at significantly higher effective interest rates as compared to the pricing of debt issuances completed in prior periods. The higher effective interest rates reflected, in our view, higher discounts being applied in the valuation of companies generally, and were therefore considered by us to be an indicator of potential impairment to the fair value of our right to operate at orbital locations. The higher interest rates resulted in an increase to our weighted average cost of capital, and led to our recognizing a non-cash impairment charge of $499.1 million in the first quarter of 2009.

The carrying amount and accumulated amortization of acquired intangible assets subject to amortization consisted of the following (in thousands):

	As of December 31, 2010			As of December 31, 2011
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount

Backlog and other	$743,760	$(376,455)	$367,305	$743,760	$(456,604)	$287,156
Customer relationships	534,030	(53,017)	481,013	534,030	(78,318)	455,712
Technology	2,700	(2,700)	—	2,700	(2,700)	—

Total	$1,280,490	$(432,172)	$848,318	$1,280,490	$(537,622)	$742,868

Intangible assets are amortized based on the expected pattern of consumption. As of December 31, 2011, backlog and other, customer relationships and technology had weighted-average useful lives of four years, thirteen years and two years, respectively. We recorded amortization expense of $145.7 million, $130.3 million and $105.5 million for the years ended December 31, 2009, 2010 and 2011, respectively.

Scheduled amortization charges for the intangible assets over the next five years are as follows (in thousands):

Year	Amount
2012	$91,781
2013	82,311
2014	68,231
2015	60,215
2016	48,491

In the first quarter of 2009, the FASB revised FASB ASC 350 to provide additional guidance for determining the useful life of intangible assets. The revised guidance provides that we are required to disclose on an interim and annual basis our policy related to the renewal or extension of the term of our intangible assets. Our policy is to expense all costs incurred to renew or extend the terms of our intangible assets. The renewal expenses for the years ended December 31, 2009, 2010 and 2011 were immaterial to our consolidated results of operations.

Note 10	Long-Term Debt

The carrying amounts and fair values of our notes payable and long-term debt were as follows (in thousands):

	As of December 31, 2010		As of December 31, 2011
	Carrying Value	Fair Value	Carrying Value	Fair Value

Intelsat S.A.:
6.5% Senior Notes due November 2013	$353,550	$368,152	$353,550	$354,434
Unamortized discount on 6.5% Senior Notes	(73,687)	—	(51,471)	—
7.625% Senior Notes due April 2012	485,841	510,133	—	—
Unamortized discount on 7.625% Senior Notes	(43,757)	—	—	—

Total Intelsat S.A. obligations	721,947	878,285	302,079	354,434

Intelsat Luxembourg:
11.25% Senior Notes due February 2017	2,805,000	3,064,463	2,805,000	2,706,825
11.5% / 12.5% Senior PIK Election Notes due February 2017	2,427,138	2,675,919	2,502,986	2,340,292

Total Intelsat Luxembourg obligations	5,232,138	5,740,382	5,307,986	5,047,117

Intelsat Jackson:
11.25% Senior Notes due June 2016	1,048,220	1,129,457	1,048,220	1,103,251
Unamortized premium on 11.25% Senior Notes	4,990	—	4,286	—
11.5% Senior Notes due June 2016	284,595	305,940	—	—
9.5% Senior Notes due June 2016	701,913	740,518	701,913	733,499
9.25% Senior Notes due June 2016	55,035	59,509	—	—
8.5% Senior Notes due November 2019	500,000	543,750	500,000	527,500
Unamortized discount on 8.5% Senior Notes	(3,845)	—	(3,545)	—
7.25% Senior Notes due October 2020	1,000,000	1,010,000	1,000,000	1,011,300
7.25% Senior Notes due April 2019	—	—	1,500,000	1,530,000
7.5% Senior Notes due April 2021	—	—	1,150,000	1,173,000
Senior Unsecured Credit Facilities due February 2014	195,152	185,161	195,152	182,468
New Senior Unsecured Credit Facilities due February 2014	810,876	769,359	810,876	758,169
Senior Secured Credit Facilities due April 2018	—	—	3,233,750	3,217,581
Unamortized discount on Senior Credit Facilities	—	—	(14,349)	—

Total Intelsat Jackson obligations	4,596,936	4,743,694	10,126,303	10,236,768

Intermediate Holdco:
9.25% Senior Discount Notes due February 2015	4,545	4,681	—	—
9.5% Senior Discount Notes due February 2015	481,020	495,451	—	—

Total Intermediate Holdco obligations	485,565	500,132	—	—

	As of December 31, 2010		As of December 31, 2011
	Carrying Value	Fair Value	Carrying Value	Fair Value

Intelsat Sub Holdco:
8.5% Senior Notes due January 2013	850,346	852,472	—	—
8.875% Senior Notes due January 2015	681,012	699,740	—	—
Senior Secured Credit Facilities due July 2013	330,960	328,478	—	—
8.875% Senior Notes due January 2015, Series B	400,000	411,000	—	—
Unamortized discount on 8.875% Senior Notes	(63,050)	—	—	—

Total Intelsat Sub Holdco obligations	2,199,268	2,291,690	—	—

New Dawn:
Senior Secured Debt Facility due 2017	84,773	84,773	109,625	109,625
Mezzanine Secured Debt Facility due 2019	62,819	62,819	82,580	82,580
10.5% Note Payable to Convergence Partners	—		502	502

Total New Dawn obligations	147,592	147,592	192,707	192,707

Intelsat Corp:
Senior Secured Credit Facilities due January 2014	1,715,522	1,709,517	—	—
Unamortized discount on Senior Secured Credit Facilities	(8,361)	—	—	—
Senior Secured Credit Facilities due July 2012	133,466	132,305	—	—
9.25% Senior Notes due August 2014	111,833	115,333	—	—
9.25% Senior Notes due June 2016	580,719	627,177	—	—

Total Intelsat Corp obligations	2,533,179	2,584,332	—	—

Horizons Holdings
Loan Payable to JSAT	—	—	73,255	73,255

Total Horizons Holdings obligations	—	—	73,255	73,255

Total Intelsat S.A. long-term debt	15,916,625	$16,886,107	16,002,330	$15,904,281

Less:
Current portion of long-term debt	94,723		164,818

Total current portion	94,723		164,818

Total long-term debt, excluding current portion	$15,821,902		$15,837,512

The fair value for publicly traded instruments is determined using quoted market prices and, for non-publicly traded instruments, fair value is based upon composite pricing from a variety of sources, including market leading data providers, market makers, and leading brokerage firms. Substantially all of the inputs used to determine the fair value of our debt are classified as Level 1 inputs within the fair value hierarchy from FASB ASC 820, except our senior secured credit facilities, the inputs for which are classified as Level 2. The fair values of the New Dawn obligations and the Horizons Holdings obligations approximate their respective book values.

Required principal repayments of long-term debt over the next five years and thereafter as of December 31, 2011 are as follows (in thousands):

Year	Amount
2012	$164,818
2013	411,067
2014	1,070,139
2015	47,317
2016	1,798,769
2017 and thereafter	12,575,299

Total principal repayments	16,067,409
Unamortized discounts and premium	(65,079)

Total Intelsat S.A. long-term debt	$16,002,330

2011 Reorganization and 2011 Secured Loan Refinancing

On January 12, 2011, certain of our subsidiaries completed a series of internal transactions and related steps that reorganized the ownership of our assets among our subsidiaries and effectively combined the legacy businesses of Intelsat Sub Holdco and Intelsat Corp in order to simplify our operations and enhance our ability to transact business in an efficient manner (the “2011 Reorganization”). Also on January 12, 2011, Intelsat Jackson entered into a secured credit agreement (the “Intelsat Jackson Secured Credit Agreement”), and borrowed $3.25 billion under a term loan facility. Part of the net proceeds of the term loan, amounting to $2.4 billion, were contributed or loaned to Intelsat Corp, which used such funds to repay its existing indebtedness under Intelsat Corp’s senior secured facilities and to redeem Intelsat Corp’s 9 1/4% Senior Notes due 2016. Separately, Intelsat Corp also redeemed all of its 9 1/4% Senior Notes due 2014 (the “2014 Corp Notes”) and its 6 7/8% Senior Secured Debentures due 2028 (the “2028 Corp Notes”). In addition, Intelsat Jackson contributed approximately $330.2 million of the net proceeds of the new term loan to Intelsat Sub Holdco to repay all existing indebtedness under Intelsat Sub Holdco’s senior secured credit facilities. The entry into the Intelsat Jackson Secured Credit Agreement, the repayment of the existing indebtedness of Intelsat Corp and the repayment of all the secured existing indebtedness of Intelsat Sub Holdco are referred to collectively as the “2011 Secured Loan Refinancing”. In connection with the 2011 Secured Loan Refinancing, certain of our interest rate swaps were assigned by Intelsat Sub Holdco and Intelsat Corp to Intelsat Jackson, and are now secured by a first priority security interest in the collateral that also secures obligations under the Intelsat Jackson Secured Credit Agreement. Additionally, in connection with the 2011 Secured Loan Refinancing, we recognized a loss on early extinguishment of debt of $87.9 million during the first quarter of 2011, which consists of the difference between the carrying value of the Intelsat Corp and Intelsat Sub Holdco debt repaid and the total cash amount paid (including related fees), and a write-off of unamortized debt discounts and debt issuance costs.

2011 Notes Redemptions

On March 18, 2011, Intelsat S.A. redeemed all of the $485.8 million aggregate principal amount outstanding of its 7 5/8% Senior Notes due 2012 (the “2012 Intelsat S.A. Notes”). Additionally, on March 18, 2011, Intelsat Sub Holdco redeemed $225.0 million aggregate principal amount outstanding of its 8 1/2% Senior Notes due 2013 (the “2013 Sub Holdco Notes”). In connection with these redemptions, we recognized a loss on early extinguishment of $80.3 million during the first quarter of 2011, which consists of the difference between the carrying value of the Intelsat S.A. and Intelsat Sub Holdco debt repaid and the total cash paid (including related fees), and a write-off of unamortized debt discounts and debt issuance costs. On April 8, 2011, Intermediate Holdco redeemed all of the $4.5 million aggregate principal amount outstanding of its 9 1/4% Senior Discount Notes due 2015.

2011 Intelsat Jackson Notes Offering, Tender Offers and Additional Redemptions

On April 5, 2011, Intelsat Jackson completed an offering of $2.65 billion aggregate principal amount of senior notes (the “2011 Intelsat Jackson Notes Offering”), consisting of $1.5 billion aggregate principal amount of 7 1/4% Senior Notes due 2019 and $1.15 billion aggregate principal amount of 7 1/2% Senior Notes due 2021 (collectively, the “New Jackson Notes”). The net proceeds from the sale of the New Jackson Notes were primarily used to repurchase all of the following notes in tender offers launched on March 21, 2011 and completed on April 15, 2011, and to subsequently redeem the remaining outstanding amounts of such notes on May 5, 2011:

•	$481.0 million aggregate principal amount outstanding of the Intermediate Holdco 9 1/2% Senior Discount Notes due 2015;

•	$625.3 million aggregate principal amount outstanding of the 2013 Sub Holdco Notes, after giving effect to the March 2011 partial redemption of the 2013 Sub Holdco Notes, as discussed above;

•	$681.0 million aggregate principal amount outstanding of the Intelsat Sub Holdco 8 7/8% Senior Notes due 2015;

•	$400.0 million aggregate principal amount outstanding of the 2015 Intelsat Sub Holdco Notes, Series B;

•	$55.0 million aggregate principal amount outstanding of the Intelsat Jackson 9 1/4% Senior Notes due 2016; and

•	$284.6 million aggregate principal amount outstanding of the Intelsat Jackson 11 1/2% Senior Notes due 2016.

As a result, all of the above series of notes were paid off in full and no third party debt remained outstanding at Intermediate Holdco and Intelsat Sub Holdco as of May 5, 2011. Additionally, in connection with the above transactions, we recognized a loss on early extinguishment of debt of $158.0 million during the second quarter of 2011, which consists of the difference between the carrying value of the debt repaid or redeemed and the total cash amount paid (including related fees), and a write-off of unamortized debt discounts and debt issuance costs.

Horizons Holdings Debt

On September 30, 2011, we began consolidating Horizons Holdings within our results (see Note 8—Investments—(b) Horizons Holdings). As of the date of consolidation, Horizons Holdings had a debt balance of $73.3 million which is included in long-term debt on our consolidated balance sheet at December 31, 2011. Horizons Holdings incurred the debt pursuant to a loan agreement with JSAT in August 2005 (the “Horizons Loan”) whereby JSAT loaned Horizon Holdings funds for the construction of the Horizons-2 satellite.

2010 Consent Solicitation

On April 21, 2010, Intelsat S.A. completed a consent solicitation that resulted in the amendment of certain terms of the indenture governing the 2012 Intelsat S.A. Notes and its 6 1/2% Senior Notes due 2013 (the “2013 Senior Notes”). The most significant amendments replaced the limitation on secured debt covenant, which limited secured debt of Intelsat S.A. and its restricted subsidiaries to 15% of their consolidated net tangible assets (subject to certain exceptions), with a new limitation on liens covenant, which generally limits such secured debt to two times the adjusted EBITDA of Intelsat S.A. plus certain general baskets (subject to certain exceptions), and made certain corresponding changes to the sale and leaseback covenant as a result of the addition of the new limitation on liens covenant. As consideration, Intelsat S.A. paid the consenting holders of such notes a consent payment equal to 2% of the outstanding principal amount of notes held by such holders that totaled approximately $15.4 million, which was capitalized and will be amortized over the remaining terms of the notes. The 2012 Intelsat S.A. Notes were subsequently fully redeemed in March 2011 as discussed in 2011 Notes Redemptions above.

Description of Indebtedness

(a) Intelsat S.A.

Senior Notes due 2013

Intelsat S.A. had $353.6 million in aggregate principal amount of the 2013 Senior Notes outstanding at December 31, 2011. These notes bear interest at 6 1/2% annually and mature in November 2013.

Interest is payable on the 2013 Senior Notes semi-annually on May 1 and November 1 of each year. Intelsat S.A. may redeem some or all of the 2013 Senior Notes at any time at the redemption prices set forth in the 2013 Senior Notes. Intelsat S.A. may also redeem the outstanding 2013 Senior Notes in whole in the event of certain tax changes affecting the senior notes, as set forth in the indenture governing the 2013 Senior Notes. The 2013 Senior Notes are senior unsecured obligations of Intelsat S.A. and rank equally with Intelsat S.A.’s other senior unsecured indebtedness.

(b) Intelsat Luxembourg

Senior Notes due 2017

Intelsat Luxembourg had $2.8 billion in aggregate principal amount of Senior Notes due 2017 (the “2017 Senior Notes”) outstanding at December 31, 2011. These notes bore interest at 7 7/8% on and prior to August 4, 2008, and bear interest at 11 1/4% after August 4, 2008. The notes mature in February of 2017. Interest is payable on the 2017 Senior Notes semi-annually on August 15 and February 15 of each year. The 2017 Senior Notes are senior unsecured obligations of Intelsat Luxembourg and rank equally with Intelsat Luxembourg’s other senior unsecured indebtedness. The 2017 Senior Notes are guaranteed by Intelsat S.A.

Senior PIK Election Notes due 2017

Intelsat Luxembourg had $2.5 billion in aggregate principal amount of Senior PIK Election Notes due 2017 (the “2017 PIK Notes”) outstanding at December 31, 2011. The notes mature in February of 2017. Interest on the 2017 PIK Notes is payable semi-annually on August 15 and February 15 of each year. The 2017 PIK Notes are senior unsecured obligations of Intelsat Luxembourg and rank equally with Intelsat Luxembourg’s other senior unsecured indebtedness. The 2017 PIK Notes are guaranteed by Intelsat S.A.

Intelsat Luxembourg may, at its option, elect to pay interest on the 2017 PIK Notes (i) entirely in cash, (ii) entirely in payment-in-kind (“PIK”) interest or (iii) 50% in cash and 50% in PIK interest, through February 15, 2013. After February 15, 2013, interest on the 2017 PIK Notes will be payable in cash. Cash interest on the 2017 PIK Notes accrued at the rate of 7.53% on and prior to August 4, 2008, and accrues at 11 1/2% after August 4, 2008. If we elect to pay in PIK interest, the applicable PIK interest rate will be the cash pay interest rate in effect during the period plus 100 basis points. If we elect to pay any PIK interest, we will either increase the principal amount of the outstanding 2017 PIK Notes or issue new 2017 PIK Notes to holders of the 2017 PIK Notes in an amount equal to the amount of PIK interest for the applicable interest payment period.

We made elections to pay interest on the 2017 PIK Notes entirely in cash for the interest periods August 15, 2011 through February 15, 2012 and February 15, 2012 through August 15, 2012.

(c) Intelsat Jackson

11 1/4% Senior Notes due 2016

Intelsat Jackson had $1.0 billion in aggregate principal amount of its 11 1/4% Senior Notes due 2016 (the “2016 Intelsat Jackson Notes”) outstanding at December 31, 2011. The 2016 Intelsat Jackson Notes are guaranteed by Intelsat S.A.

Interest is payable on the 2016 Intelsat Jackson Notes semi-annually on June 15 and December 15. Intelsat Jackson may redeem some or all of the 2016 Intelsat Jackson Notes at the applicable redemption prices set forth in the notes. The 2016 Intelsat Jackson Notes are senior unsecured obligations of Intelsat Jackson and rank equally with Intelsat Jackson’s other senior unsecured indebtedness.

9 1/2% Senior Notes due 2016

Intelsat Jackson had $701.9 million in aggregate principal amount of its 9 1/2% Senior Notes due 2016 (the “New 2016 Guaranteed Notes”) outstanding at December 31, 2011. The New 2016 Guaranteed Notes are guaranteed by Intelsat S.A., Intelsat Luxembourg, Intelsat Sub Holdco and certain of its subsidiaries.

Interest is payable on the New 2016 Guaranteed Notes semi-annually on June 15 and December 15. Intelsat Jackson may redeem some or all of the New 2016 Guaranteed Notes at the applicable redemption prices set forth in the notes. The New 2016 Guaranteed Notes are senior unsecured obligations of Intelsat Jackson and rank equally with Intelsat Jackson’s other senior unsecured indebtedness.

8 1/2% Senior Notes due 2019

Intelsat Jackson had $500.0 million in aggregate principal amount of its 8 1/2 % Senior Notes due 2019 (the “2019 Jackson Notes”) outstanding at December 31, 2011. The 2019 Jackson Notes are guaranteed by Intelsat S.A., Intelsat Luxembourg, Intelsat Sub Holdco and certain of its subsidiaries.

Interest is payable on the 2019 Jackson Notes semi-annually on May 1 and November 1. Intelsat Jackson may redeem some or all of the 2019 Jackson Notes at any time prior to November 1, 2014 at a price equal to 100% of the principal amount thereof plus the make-whole premium described in the respective notes. Thereafter, Intelsat Jackson may redeem some or all of the respective notes at the applicable redemption prices set forth in the respective notes.

The 2019 Jackson Notes are senior unsecured obligations of Intelsat Jackson and rank equally with Intelsat Jackson’s other senior unsecured indebtedness.

7 1/4% Senior Notes due 2020

Intelsat Jackson had $1.0 billion in aggregate principal amount of its 7 1/4 % Senior Notes due 2020 (the “2020 Jackson Notes”) outstanding at December 31, 2011. The 2020 Jackson Notes are guaranteed by Intelsat S.A., Intelsat Luxembourg, Intelsat Sub Holdco and certain of its subsidiaries.

Interest is payable on the 2020 Jackson Notes semi-annually on April 15 and October 15. With the exception of the two options stated below, the 2020 Jackson Notes shall not be redeemable prior to October 15, 2015. Thereafter, Intelsat Jackson may redeem some or all of the respective notes at the applicable redemption prices set forth in the respective notes.

Intelsat Jackson may redeem some or all of the 2020 Jackson Notes at any time prior to October 15, 2015 at a price equal to 100% of the principal amount thereof plus the applicable premium described in the respective notes. Or Intelsat Jackson may redeem at its option some or all of the 2020 Jackson Notes at any time prior to October 15, 2013 for up to 35% of the aggregate principal amount of the Notes with the net cash proceeds of one or more equity offerings by Intelsat Jackson or its direct or indirect parent, under the conditions set forth in the respective notes.

7 1/4% Senior Notes due 2019 and 7 1/2% Senior Notes due 2021

Intelsat Jackson had $1.5 billion in aggregate principal amount of its 7 1/4% Senior Notes due 2019 (the “7 1/4% 2019 Jackson Notes”) and $1.15 billion aggregate principal amount of its 7 1/2% Senior Notes due 2021

(the “2021 Jackson Notes” and, together with the 7 1/4% 2019 Jackson Notes, the “New Jackson Notes”) outstanding at December 31, 2011. The New Jackson Notes are guaranteed by Intelsat S.A., Intelsat Luxembourg, and certain wholly-owned subsidiaries of Intelsat Jackson.

Interest is payable on the New Jackson Notes semi-annually on April 1 and October 1. Intelsat Jackson may redeem the 7 1/4% 2019 Jackson Notes and the 2021 Jackson Notes, in whole or in part, prior to April 1, 2015 and April 1, 2016, respectively, at a price equal to 100% of the principal amount plus the applicable premium described in the respective notes. Intelsat Jackson may redeem the 7 1/4% 2019 Jackson Notes and the 2021 Jackson Notes, in whole or in part, on or after April 1, 2015 and April 1, 2016, respectively, at redemption prices set forth in the respective notes. Or Intelsat Jackson may redeem up to 35% of the aggregate principal amount of the New Jackson Notes on or prior to April 1, 2014, with the net cash proceeds of one or more equity offerings by Intelsat Jackson or its direct or indirect parent, under the conditions set forth in the respective notes.

Intelsat Jackson Senior Unsecured Credit Agreement

Intelsat Jackson has a senior unsecured credit facility consisting of a senior unsecured term loan facility due 2014 with $195.2 million outstanding at December 31, 2011.

Borrowings under the Intelsat Jackson Senior Unsecured Credit Agreement bear interest at either (i) the London Interbank Offered Rate (“LIBOR”) plus 250 basis points or (ii) the Above Bank Rate (“ABR”), which is the rate for any day equal to the higher of (a) the Federal Funds Rate plus 50 basis points and (b) the rate of interest in effect for such day as its prime rate, plus 150 basis points.

Borrowings under the Intelsat Jackson Senior Unsecured Credit Agreement are prepayable at any time without premium or penalty. With respect to a change in control or asset sales, the Intelsat Jackson Unsecured Credit Agreement contains substantially the same prepayment provisions as the New 2016 Guaranteed Notes.

Borrowings under the Intelsat Jackson Senior Unsecured Credit Agreement are guaranteed by Intelsat S.A., Intelsat Luxembourg, Intelsat Sub Holdco and all of Intelsat Sub Holdco’s subsidiaries that guarantee the 2019 Jackson Notes and the 2020 Jackson Notes.

New Intelsat Jackson Senior Unsecured Credit Agreement

On July 1, 2008, Intelsat Jackson entered into the New Intelsat Jackson Senior Unsecured Credit Agreement, consisting of a senior unsecured term loan facility due 2014 with $810.9 million outstanding at December 31, 2011.

Borrowings under the New Intelsat Jackson Senior Unsecured Credit Agreement bear interest at either (i) LIBOR plus 300 basis points or (ii) the ABR plus 200 basis points. With respect to a change in control or asset sales, the New Intelsat Jackson Senior Unsecured Credit Agreement contains substantially the same prepayment provisions as the Intelsat Jackson Senior Unsecured Credit Agreement.

Borrowings under the New Intelsat Jackson Senior Unsecured Credit Agreement are guaranteed by Intelsat S.A., Intelsat Luxembourg, Intelsat Sub Holdco and all of Intelsat Sub Holdco’s subsidiaries that guarantee the 2019 Jackson Notes and the 2020 Jackson Notes.

Intelsat Jackson Senior Secured Credit Agreement

On January 12, 2011, Intelsat Jackson entered into the Intelsat Jackson Secured Credit Agreement, which includes a $3.25 billion term loan facility maturing in April 2018 and a $500.0 million revolving credit facility with a five year maturity, and borrowed the full $3.25 billion under the term loan facility. The term loan facility requires regularly scheduled quarterly payments of principal equal to 0.25% of the original principal amount of the term loan beginning six months after January 12, 2011, with the remaining unpaid amount due and payable at maturity on April 2, 2018. Up to $350.0 million of the revolving credit facility is available for issuance of letters of credit. Additionally, up to $70.0 million of the revolving credit facility is available for swingline loans. Both the face amount of any outstanding letters of credit and any swingline loans reduce availability under the revolving credit facility on a dollar for dollar basis. Intelsat Jackson is required to pay a commitment fee for the unused commitments under the revolving credit facility, if any, at a rate per annum of 0.375%. In August 2011, we borrowed and subsequently repaid $200.0 million principal amount under the revolving credit facility. As of December 31, 2011, Intelsat Jackson had $462.6 million (net of standby letters of credit) of availability remaining under its revolving credit facility. In February 2012, we borrowed $175.0 million under this revolving credit facility.

Interest rates for borrowings under the term loan facility and the revolving credit facility range from (i) the LIBOR rate plus 3.50% to the LIBOR rate plus 3.75%, or (ii) the ABR plus 2.50% to the ABR plus 2.75%, depending on the ratio of Intelsat Jackson’s consolidated total debt to consolidated EBITDA, as such financial measures are defined in the Intelsat Jackson Secured Credit Agreement. The LIBOR rate and the ABR, plus the applicable margins, are determined as specified in the Intelsat Jackson Secured Credit Agreement and the LIBOR rate will not be less than 1.50% per annum.

Intelsat Jackson’s obligations under the Intelsat Jackson Secured Credit Agreement are guaranteed by Intelsat Luxembourg, and certain of Intelsat Jackson’s subsidiaries. Intelsat Jackson’s obligations under the Intelsat Jackson Secured Credit Agreement are secured by a first priority security interest in substantially all of the assets of Intelsat Jackson and the guarantors, to the extent legally permissible and subject to certain agreed exceptions, and by a pledge of the equity interests of the subsidiary guarantors and the direct subsidiaries of each guarantor, subject to certain exceptions, including exceptions for equity interests in certain non-U.S. subsidiaries, existing contractual prohibitions and prohibitions under other legal requirements.

The Intelsat Jackson Secured Credit Agreement includes two financial covenants. Intelsat Jackson must maintain a consolidated secured debt to consolidated EBITDA ratio of less than or equal to 3.50 to 1.00 at the end of each fiscal quarter as well as a consolidated EBITDA to consolidated interest expense ratio of greater than or equal to 1.75 to 1.00 at the end of each fiscal quarter, in each case as such financial measures are defined in the Intelsat Jackson Secured Credit Agreement. Intelsat Jackson was in compliance with these financial maintenance covenant ratios with a consolidated secured debt to consolidated EBITDA ratio of 1.47 to 1.00 and a consolidated EBITDA to consolidated interest expense ratio of 2.76 to 1.00 as of December 31, 2011.

(d) New Dawn

New Dawn Credit Facilities

On December 5, 2008, New Dawn entered into a $215.0 million secured financing arrangement with an eight year maturity that consists of senior and mezzanine term loan facilities. The credit facilities are non-recourse to New Dawn’s shareholders, including us and our wholly-owned subsidiaries, beyond the shareholders’ scheduled capital contributions. During the year ended December 31, 2011, New Dawn drew $35.2 million under this facility, primarily to fund the purchase of launch insurance for the launch of the Intelsat New Dawn satellite in the second quarter of 2011 and insurance on the satellite for five years in-orbit. The senior facility provides for a commitment of up to $125.0 million. The interest rate on term loans under the senior facility is the aggregate of LIBOR plus an applicable margin between 3.0% and 4.0% and certain costs, if incurred. The mezzanine facility provides for a commitment of up to $90.0 million. The interest rate on term loans under the mezzanine facility is the aggregate of LIBOR plus an applicable margin between 5.3% and 6.3% and certain costs, if incurred. New Dawn is required to pay a commitment fee at a rate per annum of between  3/8% and   1/2% on any unused commitments under the credit facilities. During the year ended December 31, 2011, New Dawn paid $46.4 million for satellite related capital expenditures, and had aggregate outstanding borrowings of $192.2 million under its credit facilities as of December 31, 2011.

Subsequent to the launch of the Intelsat New Dawn satellite in April 2011, which experienced an anomaly resulting in the failure to deploy the C-band antenna reflector (see Note 7—Satellites and Other Property and Equipment—2011 Anomalies), the New Dawn joint venture filed a partial loss claim with its insurer. The claim was finalized and agreed to during 2011, resulting in anticipated total insurance recoveries of $118.0 million. At December 31, 2011, $94.1 million of this amount was received from the insurers and is held in a specific insurance proceeds account reflected as restricted cash on the accompanying consolidated balance sheet. New Dawn’s secured financing arrangement provides that all or most of the proceeds of the insurance claim will be used to pay down New Dawn’s debt and a portion of the associated interest rate swap. Therefore, $107.4 million of the New Dawn senior term loan facility has been classified as current as of December 31, 2011.

(e) Horizons Holdings

Horizons Holdings had $73.3 million in aggregate principal amount of the Horizons Loan outstanding at December 31, 2011. These notes bear interest at LIBOR plus 0.6%. Horizons Holdings’ obligations under the loan agreement are secured by a security interest in substantially all of the assets of Horizons Holdings, Horizons-1 and Horizons-2. Payments on the Horizons Loan are made semi-annually in March and September in equal installments. As of December 31, 2011, six semi-annual payments remain on the Horizons Loan, which will be fully repaid in September 2014.

Note 11	Derivative Instruments and Hedging Activities

Interest Rate Swaps

We are subject to interest rate risk primarily associated with our variable rate borrowings. Interest rate risk is the risk that changes in interest rates could adversely affect earnings and cash flows. Specific interest rate risk includes: the risk of increasing interest rates on short-term debt; the risk of increasing interest rates for planned new fixed long-term financings; and the risk of increasing interest rates for planned refinancing using long-term fixed rate debt. In order to mitigate this risk, we have entered into interest rate swap agreements to reduce the impact of interest rate movements on future interest expense by converting substantially all of our floating-rate debt to a fixed rate.

In connection with the 2011 Secured Loan Refinancing, certain of our interest rate swaps were assigned by Intelsat Sub Holdco and Intelsat Corp to Intelsat Jackson, and are now secured by a first priority security interest in the collateral that also secures obligations under the Intelsat Jackson Secured Credit Agreement (see Note 10—Long-Term Debt).

On December 22, 2011 we amended our interest rate swap agreements with an aggregate notional amount of $448.5 million between Intelsat Jackson and respective counterparties to the interest rate swaps. These amendments resulted in a change to the maturity date, the applicable fixed rate of interest that we pay and certain termination events.

As of December 31, 2011, we held interest rate swaps with aggregate notional amounts of $1.9 billion and $448.5 million that mature in March 2013 and January 2016, respectively. These swaps were entered into as further described below to economically hedge the variability in cash flow on a portion of the floating-rate term loans under our senior secured and unsecured credit facilities, but have not been designated as hedges for accounting purposes. On a quarterly basis, we receive a floating rate of interest equal to the three-month LIBOR and pay a fixed rate of interest. On the interest rate reset date of December 14, 2011, the interest rate which the counterparties utilized to compute interest due to us was 0.54%.

Additionally, New Dawn had a zero-coupon interest rate swap with varying notional amounts that matured on July 7, 2011. As of December 31, 2011, New Dawn had a floating-to-fixed interest rate swap to hedge future interest payments on its senior and mezzanine term loan facilities. The interest rate swap has an effective date of July 7, 2011, maturing on July 7, 2014, with a notional amount of $65.5 million for the mezzanine loan and varying notional amounts for the senior loan. We receive an interest rate of three-month LIBOR and pay a fixed coupon of 3.72%. On the interest rate reset date of October 5, 2011, the interest rate which the counterparties utilized to compute interest due to us was 0.38%. Both of these swaps were undesignated as hedges for accounting purposes.

The counterparties to our interest rate swap agreements are highly rated financial institutions. In the unlikely event that the counterparties fail to meet the terms of the interest rate swaps, our exposure is limited to the interest rate differential on the notional amount at each quarterly settlement period over the life of the agreement. We do not anticipate non-performance by the counterparties.

All of these interest rate swaps were undesignated as of December 31, 2011. The swaps are marked-to-market quarterly with any change in fair value recorded within (gains) losses on derivative financial instruments in our consolidated statements of operations. We incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements of our derivatives. The fair value measurement of derivatives could result in either a net asset or a net liability position for us. In adjusting the fair value of our derivative contracts for the effect of nonperformance risk, we have considered the impact of netting arrangements as applicable and necessary. When the swaps are in net liability position for us, the credit valuation adjustments are calculated by determining the total expected exposure of the derivatives, incorporating the current and potential future exposures and then applying an applicable credit spread to the exposure. The total expected exposure of a derivative is derived using market-observable inputs, such as yield curves and volatilities. The inputs utilized for our own credit spread are based on implied spreads from traded levels of our debt. Accordingly, as of December 31, 2011 we recorded a non-cash credit valuation adjustment of approximately $4.0 million as a reduction to our liability.

As of December 31, 2010 and December 31, 2011, $6.4 million and $14.8 million was included in other current liabilities, respectively, and $141.4 million and $80.7 million was included in other long-term liabilities, respectively, within our consolidated balance sheets related to the interest rate swaps. The $14.8 million in other current liabilities at December 31, 2011 includes $10.4 million related to the portion of the New Dawn insurance proceeds that we anticipate will be used to pay down a portion of the New Dawn interest rate swap (see Note 7—Satellites and Other Property and Equipment—2011 Anomalies).

Put Option Embedded Derivative Instrument

At the date of issuance of the 2015 Intelsat Sub Holdco Notes, Series B, we determined that these debt instruments contained a contingent put option clause within the host contract, which afforded the holders of the notes the option to require the issuer to repurchase such notes at 101% of their principal amount in the event of a change of control, as defined in the indenture governing the notes. In our evaluation of the financing arrangement, we concluded that the contingent put option required bifurcation in accordance with current accounting standards under FASB ASC 815. We therefore bifurcated the contingent put option and carried it as a derivative liability at fair value. We estimated the fair value of the derivative on the date of inception using a standard valuation technique, which places the most significant emphasis upon the estimated date and probability of a change of control and incorporated the issue price, maturity date and change of control put price. We subsequently revalued the derivative at the end of each reporting period, recognizing any change in fair value through earnings. The fair value of the embedded derivative was calculated as $4.3 million at December 31, 2010. As of May 5, 2011, we redeemed the entire $400 million aggregate principal amount outstanding of the 2015 Intelsat Sub Holdco Notes, Series B (see Note10—Long-Term Debt for further discussion). Therefore, we derecognized the embedded derivative liability and the value at December 31, 2011 was $0. We recorded a gain of $10.3 million during the year ended December 31, 2010 as well as a gain of $4.3 million during the year ended December 31, 2011 which adjusted the fair market value of the put option embedded derivative to $0, both of which are included in losses on derivative financial instruments in our consolidated statement of operations.

The following table sets forth the fair value of our derivatives by category (in thousands):

		Liability Derivatives
Derivatives not designated as hedging instruments	Balance Sheet Location	December 31, 2010	December 31, 2011
Undesignated interest rate swaps	Other current liabilities	$6,404	$14,828
Undesignated interest rate swaps	Other long-term liabilities	141,411	80,690

Put option embedded derivative	Other long-term liabilities	4,295	—

Total derivatives		$152,110	$95,518

The following table sets forth the effect of the derivative instruments on the consolidated statements of operations (in thousands):

Derivatives not designated as hedging instruments	Presentation in Statements of Operations	Year Ended December 31, 2009	Year Ended December 31, 2010	Year Ended December 31, 2011
Undesignated interest rate swaps	Losses on derivative financial instruments	$24,121	$99,814	$28,930
Put option embedded derivative	Losses on derivative financial instruments	(21,440)	(10,305)	(4,295)

Total losses on derivative financial instruments		$2,681	$89,509	$24,635

Note 12	Income Taxes

The following table summarizes our total loss before income taxes (in thousands):

	Year Ended December 31, 2009	Year Ended December 31, 2010	Year Ended December 31, 2011
Domestic income (loss) before income taxes	$114,380	$(446,738)	$(565,768)
Foreign income (loss) before income taxes	(885,042)	(87,409)	76,381

Total loss before income taxes	$(770,662)	$(534,147)	$(489,387)

The change between our pre-tax domestic and foreign income (loss) for the year ended December 31, 2010 as compared to 2011 is due primarily to the 2011 Reorganization.

The provision for (benefit from) income taxes consisted of the following (in thousands):

	Year Ended December 31, 2009	Year Ended December 31, 2010	Year Ended December 31, 2011
Current income tax provision (benefit)
Domestic	$1,206	$(5,097)	$1,162
Foreign	47,111	23,942	23,011

Total	48,317	18,845	24,173

Deferred income tax provision (benefit):
Foreign	(36,918)	(45,223)	(79,566)

Total	(36,918)	(45,223)	(79,566)

Total income tax provision (benefit):	$11,399	$(26,378)	$(55,393)

The income tax provision (benefit) was different from the amount computed using the Luxembourg statutory income tax rate of 28.80% for the reasons set forth in the following table (in thousands):

	Year Ended December 31, 2009	Year Ended December 31, 2010	Year Ended December 31, 2011

Expected tax benefit at Luxembourg statutory income tax rate	$(220,332)	$(152,239)	$(140,944)
Foreign income tax differential	252,996	(166)	27,626
Nontaxable interest income	(41,368)	(45,482)	(102,758)
U.S. extraterritorial income exclusion tax benefit	(4,149)	(1,194)	(208)
U.S. extraterritorial income exclusion tax benefit - prior period adjustment	—	7,048	—
Change in tax rate	8,864	(7,948)	716
Medicare Part D subsidy	—	2,891	—
Nondeductible stock compensation expense	1,316	—	—
Changes in unrecognized tax benefits	11,434	(17,345)	(5,087)
Basis difference in WildBlue	(29,066)	—	—
Fair market value basis adjustment on Luxembourg assets and liabilities	(687,529)	(106,477)	—
Changes in valuation allowance	719,801	297,365	173,564
Tax effect of 2011 Intercompany Sale	—	—	(6,272)
Other	(568)	(2,831)	(2,030)

Total income tax provision	$11,399	$(26,378)	$(55,393)

The extraterritorial income exclusion benefit will continue to be reduced in subsequent years because of changes to the federal tax law. We have certain contracts that are grandfathered under the tax law.

Because of our cumulative losses in recent years and the inherent uncertainty associated with the realization of future income in the near term, we have recorded a valuation allowance against our Luxembourg net deferred tax assets at December 31, 2010 and 2011. During 2011, Luxembourg enacted a tax rate change increasing the tax rate from 28.59% to 28.8%. The effective date of the enacted tax rate change is January 1, 2011. Due to the full valuation allowance on our Luxembourg net deferred tax assets, the rate change does not materially affect our tax expense. Our Luxembourg net operating loss includes the effect of Luxembourg GAAP to US GAAP differences, primarily related to fair value adjustments attributable to our Luxembourg Migration on December 15, 2009 and the 2011 Reorganization.

The following table details the composition of the net deferred tax balances as of December 31, 2010 and 2011 (in thousands).

	As of December 31, 2010	As of December 31, 2011

Current deferred taxes, net	$24,090	$26,058
Long-term deferred taxes, net	(484,076)	(265,181)
Other long-term assets	64,491	7,407

Net deferred taxes	$(395,495)	$(231,716)

The components of the net deferred tax liability were as follows (in thousands):

	As of December 31, 2010	As of December 31, 2011
Deferred tax assets:
Accruals and advances	$9,416	$37,592
Amortizable intangible assets	558,276	447,839
Non-amortizable intangible assets	85,219	85,219
Performance incentives	39,072	35,984
Sales-type leases	16,364	—
Customer deposits	58,533	56,605
Debt issuance costs	4,021	—
Bad debt reserve	7,146	1,668
Accrued retirement benefits	100,541	116,130
Interest rate swap	27,573	14,999
Satellites and other property and equipment	77,690	125,422
Disallowed Interest Expense	—	27,653
Net operating loss carryforward	337,727	626,507
Capital loss carryforward	19,741	22,680
Alternative minimum tax credit carryforward	16,345	16,345
Other	13,962	22,857

Total deferred tax assets	1,371,626	1,637,500

Deferred tax liabilities:
Satellites and other property and equipment	(275,282)	(79,706)
Amortizable intangible assets	(160,798)	(35,612)
Non-amortizable intangible assets	(241,233)	(268,087)
Debt obligations	(28,423)	—
Tax Basis Differences in Investments and Affiliates	—	(273,281)
Other	(10,653)	(8,008)

Total deferred tax liabilities	(716,389)	(664,694)

Valuation allowance	(1,050,732)	(1,204,522)

Total net deferred tax liabilities	$(395,495)	$(231,716)

As of December 31, 2010 and 2011, our consolidated balance sheets included a deferred tax asset in the amount of $337.7 million and $626.5 million, respectively, attributable to the future benefit from the utilization of certain net operating loss carryforwards and $16.3 million and $16.3 million of deferred tax assets, respectively, attributable to the future benefit from the utilization of alternative minimum tax credit carryforwards. As of December 31, 2011, we had tax effected U.S. federal, state and foreign tax net operating loss carryforwards of $111.9 million expiring between 2017 and 2031 and tax effected Luxembourg net operating loss carryforwards of $514.6 million without expiration. These Luxembourg net operating loss carryforwards were caused primarily by our interest expense. Our alternative minimum tax credit carryforward of $16.3 million may be carried forward indefinitely. Our capital loss carryforward was $22.7 million, which may be carried forward for the next three to five years to offset capital gains. As we do not believe we will generate capital gains sufficient to offset this capital loss carryforward in the next three to five years, an offsetting valuation allowance has been recorded.

Our valuation allowance as of December 31, 2011 was $1.2 billion, of which $22.7 million relates to our capital loss carryforwards. Almost all of the remaining valuation allowance relates to net operating loss carryforwards and deferred tax assets created by differences between US GAAP and Luxembourg tax basis.

Certain operations of our subsidiaries are controlled by various intercompany agreements which provide these subsidiaries with predictable operating profits. Other subsidiaries, principally Luxembourg subsidiaries, are subject to the risks of our overall business conditions which make their earnings less predictable.

The following table summarizes the activity related to our unrecognized tax benefits (in thousands):

	2010	2011
Balance at January 1	$86,921	$71,981
Increases related to current year tax positions	5,283	3,665
Increases related to prior year tax positions	6,264	5,064
Decreases related to prior year tax positions	(20,686)	(14,259)
Expiration of statute of limitations for the assessment of taxes	(5,801)	(1,684)

Balance at December 31	$71,981	$64,767

As of December 31, 2011, our gross unrecognized tax benefits were $64.8 million (including interest and penalties), of which $46.6 million if recognized, would affect our effective tax rate. As of December 31, 2010 and 2011, we had recorded reserves for interest and penalties of $5.7 million and $8.6 million, respectively. We continue to recognize interest and, to the extent applicable, penalties with respect to the unrecognized tax benefits as income tax expense.

We operate in various taxable jurisdictions throughout the world and our tax returns are subject to audit and review from time to time. We consider Luxembourg, the United Kingdom and the United States to be our significant tax jurisdictions. Our Luxembourg, U.S. and U.K. companies are subject to federal, state and local income tax examination for periods after December 31, 2003.

Within the next twelve months, we believe that there are no jurisdictions in which the outcome of unresolved tax issues or claims is likely to be material to our results of operations, financial position or cash flows.

On March 7, 2011, Intelsat Holding Corporation was notified by the Internal Revenue Service of its intent to initiate an audit for the tax years ending December 31, 2008 and 2009. On December 13, 2011, the tax authorities in the United Kingdom initiated an audit of our UK subsidiaries for the tax year ending December 31, 2009. At this point in time, it is too early to anticipate the probability of any adjustments resulting from these audits.

On September 30, 2011, certain subsidiaries of Intelsat Corporation, a U.S. subsidiary of Intelsat SA, merged into Intelsat Corporation. As a result, Intelsat Corporation released certain state valuation allowances and recorded a tax benefit of $26.4 million.

Tax Contingency

Prior to August 20, 2004, our subsidiary, Intelsat Corp, joined with The DIRECTV Group and General Motors Corporation in filing a consolidated U.S. federal income tax return. In April 2004, Intelsat Corp entered into a tax separation agreement with The DIRECTV Group that superseded four earlier tax-related agreements among Intelsat Corp and its subsidiaries, The DIRECTV Group and certain of its affiliates. Pursuant to the tax separation agreement, The DIRECTV Group agreed to indemnify Intelsat Corp for all federal and consolidated state and local income taxes a taxing authority may attempt to collect from Intelsat Corp regarding any liability for the federal or consolidated state or local income taxes of General Motors Corporation and The DIRECTV Group, except those income taxes Intelsat Corp is required to pay under the tax separation agreement. In addition, The DIRECTV Group agreed to indemnify Intelsat Corp for any taxes (other than those taxes described in the preceding sentence) related to any periods or portions of such periods ending on or prior to the day of the closing of the PanAmSat recapitalization, which occurred on August 20, 2004, in amounts equal to 80% of the first $75.0 million of such other taxes and 100% of any other taxes in excess of the first $75.0 million. As a result, Intelsat Corp’s tax exposure after indemnification related to these periods is capped at $15.0 million, of which $4.0 million has been paid to date. The tax separation agreement with The DIRECTV Group is effective from August 20, 2004 until the expiration of the statute of limitations with respect to all taxes to which the tax separation agreement relates. As of December 31, 2010 and 2011, we had a tax indemnification receivable of $2.3 million.

Note 13	Contractual Commitments

In the further development and operation of our commercial global communications satellite system, significant additional expenditures are anticipated. In connection with these and other expenditures, we have assumed a significant amount of long-term debt, as described in Note 10—Long-Term Debt. In addition to these debt and related interest obligations, we have expenditures represented by other contractual commitments. The additional expenditures as of December 31, 2011 and the expected year of payment are as follows (in thousands):

	Satellite Construction and Launch Obligations	Satellite Performance Incentive Obligations	Operating Leases	Sublease Rental Income	Customer and Vendor Contracts	Total
2012	$474,535	$28,279	$5,098	$(3,509)	$140,821	$645,224
2013	192,302	24,057	4,074	(3,302)	23,613	240,744
2014	79,396	22,577	3,176	(1,128)	13,929	117,950
2015	18,025	19,684	2,923	(27)	6,378	46,983
2016	19,752	17,433	2,903	(56)	1,193	41,225
2017 and thereafter	184,827	73,189	47,561	—	949	306,526

Total contractual commitments	$968,837	$185,219	$65,735	$(8,022)	$186,883	$1,398,652

(a) Satellite Construction and Launch Obligations

As of December 31, 2011, we had approximately $968.8 million of expenditures remaining under our existing satellite construction and launch contracts. Satellite launch and in-orbit insurance contracts related to future satellites to be launched are cancelable up to thirty days prior to the satellite’s launch. As of December 31, 2011, we did not have any non-cancelable commitments related to existing launch insurance or in-orbit insurance contracts for satellites to be launched.

The satellite construction contracts typically require that we make progress payments during the period of the satellite’s construction. The satellite construction contracts contain provisions that allow us to terminate the contracts with or without cause. If terminated without cause, we would forfeit the progress payments and be subject to termination payments that escalate with the passage of time. If terminated for cause, we would be entitled to recover any payments we made under the contracts and certain liquidated damages as specified in the contracts.

(b) Satellite Performance Incentive Obligations

Satellite construction contracts also typically require that we make orbital incentive payments (plus interest as defined in each agreement with the satellite manufacturer) over the orbital life of the satellite. The incentive obligations may be subject to reduction or refund if the satellite fails to meet specific technical operating standards. As of December 31, 2011, we had $185.2 million recorded in relation to satellite performance incentive obligations, including future interest payments.

(c) Operating Leases

We have commitments for operating leases primarily relating to equipment and office facilities. These leases contain escalation provisions for increases. As of December 31, 2011, the total obligation related to operating leases, net of $8.0 million aggregate sublease income on leased facilities and rental income, was $57.7 million. We lease space in our Washington, D.C. building, which we own, to various tenants. As of December 31, 2011, the minimum rental income anticipated with respect to this building is $7.7 million, which is expected to be received during the next three years. Rental income and sublease income are included in other income (expense), net in the accompanying consolidated statements of operations.

Total rent expense for the years ended December 31, 2009, 2010 and 2011, was $7.0 million, $6.1 million and $4.9 million, respectively.

(d) Customer and Vendor Contracts

We have contracts with certain customers that require us to provide equipment, services and other support during the term of the related contracts. We also have long-term contractual obligations with service providers primarily for the operation of certain of our satellites. As of December 31, 2011, we had commitments under these customer and vendor contracts which totaled approximately $186.9 million related to the provision of equipment, services and other support.

Note 14	Contingencies

(a) Insurance

As of December 31, 2011, the majority of our in-orbit satellites were uninsured. Of the insured satellites, one was covered by an insurance policy with substantial exclusions or exceptions to coverage for failures of specific components identified by the underwriters as at risk for possible failure (“Significant Exclusion Policies”). The Significant Exclusion Policies reduce the probability of an insurance recovery in the event of a loss on this satellite. Galaxy 13/Horizons-1, which was placed in service in January 2004 and is insured by a policy with an exclusion for XIPS related anomalies, continues to have XIPS available as its primary propulsion system. It also has a bi-propellant fuel system currently in use, with sufficient bi-propellant fuel to maintain station-kept orbit until approximately July 2020.

An uninsured failure of one or more satellites could have a material adverse effect on our financial condition and results of operations. In addition, higher premiums on insurance policies would increase our costs, thereby reducing income from operations by the amount of such increased premiums.

(b) Litigation and Claims

We are subject to litigation in the ordinary course of business. Management does not believe that the resolution of any pending proceedings would have a material adverse effect on our financial position or results of operations.

(c) LCO Protection

Most of the customer service commitments entered into prior to our privatization were transferred to us pursuant to novation agreements. Certain of these agreements contain provisions, including provisions for lifeline connectivity obligation (“LCO”) protection, which constrain our ability to price services in some circumstances. Our LCO contracts require us to provide customers with the right to renew their service commitments covered by LCO contracts at prices no higher than the prices charged for those services on the privatization date. Under some circumstances, we may also be required by an LCO contract to reduce the price for a service commitment covered by the contract. LCO protection may continue until July 18, 2013. As of December 31, 2011, we had approximately $95.9 million of backlog covered by LCO contracts and to date we have not been required to reduce prices for our LCO-protected service commitments. There can be no assurance that we will not be required to reduce prices in the future under our LCO commitments.

(d) WildBlue Litigation

In late 2010, Intelsat USA Sales Corp. (“USA Sales”), our wholly-owned indirect subsidiary, and certain of our directors and officers, were named as defendants in an amendment to a lawsuit filed against WildBlue in Delaware. The lawsuit alleged, among other things, that various former directors of WildBlue, including certain of our directors and officers, breached their fiduciary duty in connection with their approval of a recapitalization of WildBlue in July 2008. WildBlue was a U.S. satellite broadband internet service provider, and USA Sales owned approximately 28% of WildBlue before selling its interest to Viasat in a non-cash transaction in December 2009. On November 30, 2011, the parties reached a settlement, pursuant to which we agreed to pay $6.1 million, representing our share of the settlement payment, in exchange for a release of all claims made by the plaintiffs. The court approved the settlement in January 2012. We accrued the $6.1 million in the fourth quarter of 2011 and it is included in other income, net in the accompanying consolidated statement of operations for the year ended December 31, 2011. We incurred approximately $2.2 million of legal fees in connection with the case, which have been reflected in selling, general and administrative expenses in the accompanying consolidated statement of operations.

Note 15	Business and Geographic Segment Information

We operate in a single industry segment, in which we provide satellite services to our communications customers around the world. Revenue by region is based on the locations of customers to which services are billed. Our satellites are in geosynchronous orbit, and consequently are not attributable to any geographic location. Of our remaining assets, substantially all are located in the United States.

The geographic distribution of our revenue was as follows:

	Year Ended December 31, 2009	Year Ended December 31, 2010	Year Ended December 31, 2011
North America	46%	46%	47%
Europe	17%	16%	16%
Africa and Middle East	17%	18%	17%
Latin America and Caribbean	12%	13%	14%
Asia Pacific	8%	7%	6%

Approximately 4% of our revenue was derived from our largest customer during each of the years ended December 31, 2009, 2010 and 2011. The ten largest customers accounted for approximately 24%, 27% and 27% of our revenue for the years ended December 31, 2009, 2010 and 2011, respectively.

Our revenues were derived from the following services, with Off-Network and Other Revenues shown separately from On-Network Revenues (in thousands, except percentages):

	Year Ended December 31, 2009		Year Ended December 31, 2010		Year Ended December 31, 2011
On-Network Revenues
Transponder services	$1,795,477	71%	$1,839,047	72%	$1,907,768	74%
Managed services	338,607	14%	321,863	13%	294,078	11%
Channel	133,660	5%	119,924	5%	104,981	4%

Total on-network revenues	2,267,744	90%	2,280,834	90%	2,306,827	89%
Off-Network and Other Revenues
Transponder, MSS and other off-network services	160,660	6%	221,663	9%	225,328	9%
Satelitte-related services	84,635	4%	42,155	1%	56,271	2%

Total off-network and other revenues	245,295	10%	263,818	10%	281,599	11%

Total	$2,513,039	100%	$2,544,652	100%	$2,588,426	100%

Note 16	Related Party Transactions

(a) Shareholders’ Agreement

The shareholders of Intelsat Global entered into shareholders’ agreements on February 4, 2008. The shareholders’ agreements and the articles of incorporation of Intelsat Global provide, among other things, for the governance of Intelsat Global and its subsidiaries and provide specific rights to and limitations upon the holders of Intelsat Global’s share capital with respect to shares held by such holders.

(b) Monitoring Fee Agreements and Transaction Fees

Intelsat Luxembourg, our direct wholly-owned subsidiary, has a monitoring fee agreement dated February 4, 2008 (the “2008 MFA”) with BC Partners Limited and Silver Lake Management Company III, LLC, entities associated with the New Sponsors (together, the “2008 MFA Parties”), pursuant to which the 2008 MFA Parties provide certain monitoring, advisory and consulting services to Intelsat Luxembourg. We recorded expense for services associated with the 2008 MFA of $23.2 million, $24.7 million and $24.9 million for the years ended December 31, 2009, 2010 and 2011, respectively.

(c) Ownership by Management

Certain directors, officers and key employees of Intelsat Global and its subsidiaries hold restricted shares, options and SCAs of Intelsat Global (see Note 4—Share-based and Other Compensation). In the aggregate, these shares and arrangements outstanding as of December 31, 2011 provided for the issuance of approximately 12.6% of the voting equity of Intelsat Global on a fully diluted basis.

(d) Resale of Intelsat Luxembourg Notes

In April 2011, entities associated with funds and investment vehicles advised or controlled by Silver Lake Partners, one of our principal shareholders, sold all of the $190.9 million aggregate principal amount of the 2017 Senior Notes and $854 million aggregate principal amount of the 2017 PIK Notes that they had purchased in 2008.

(e) Horizons Holdings

We have a 50% ownership interest in Horizons Holdings as a result of a joint venture with JSAT (see Note 8—Investments).

(f) New Dawn

We have a 74.9% ownership interest in New Dawn as a result of the New Dawn Project Agreement with Convergence Partners (see Note 8—Investments).

(g) WP Com

We have a 49% ownership interest in WP Com as a result of a joint venture with Corporativo (see Note 8—Investments).

(h) Receivable from Related Party

We had a receivable from Intelsat Global as of December 31, 2010 and 2011 of $5.0 million and $16.8 million, respectively (see Note 6—Receivables).

Note 17	Quarterly Results of Operations (unaudited)

	Quarter Ended
2010	March 31	June 30	September 30	December 31
Revenue	$621,140	$635,286	$644,256	$643,970
Income from operations	245,452	135,242	274,572	256,827
Net loss	(103,428)	(181,912)	(107,353)	(115,077)
Net loss attributable to Intelsat S.A.	(102,618)	(180,646)	(106,400)	(115,789)

	Quarter Ended
2011	March 31	June 30	September 30	December 31
Revenue	$640,188	$642,446	$652,881	$652,911
Income from operations	290,278	271,364	292,249	315,092
Net loss	(215,758)	(214,482)	(2,109)	(1,645)
Net loss attributable to Intelsat S.A.	(215,598)	(213,368)	(442)	(3,480)

Our quarterly revenue and operating income are generally not impacted by seasonality since customer contracts for satellite utilization are generally long-term. The quarter ended March 31, 2010 includes a $6.5 million non-cash impairment charge to write off the remaining carrying value of our IS-4 satellite which experienced an anomaly of its backup satellite control processor. The quarter ended June 30, 2010 includes a $104.1 million non-cash impairment charge related to the write down of our Galaxy 15 satellite to its estimated fair value following an anomaly. The quarter ended September 30, 2010 includes a $75.8 million loss on early extinguishment of debt recognized in connection with the repurchase by Intelsat Corp of its outstanding 2014 Corp Notes and its 2028 Corp Notes.

The quarter ended March 30, 2011 included a $168.2 million loss on early extinguishment of debt recognized in connection with the repayment of debt in the 2011 Secured Loan Refinancing and the 2011 Notes Redemptions. The quarter ended June 30, 2011 included a $158.0 million loss on early extinguishment of debt related to the repayment of debt in connection with the 2011 Intelsat Jackson Notes Offering, and the subsequent tender offers and additional redemptions. The quarter ended September 30, 2011 included a $20.2 million loss from previously unconsolidated affiliates for a charge as a result of the remeasurement of our investment in Horizons Holdings to fair value upon the consolidation of the joint venture on September 30, 2011 (see Note 8(b)—Investments—Horizons Holdings). In addition, we recorded a $7.4 million income tax benefit in the quarter ended September 30, 2011, related to this charge.

Note 18	Supplemental Consolidating Financial Information

Intelsat Jackson is the issuer of approximately $1.0 billion of the 2016 Intelsat Jackson Notes. The 2016 Intelsat Jackson Notes are fully and unconditionally guaranteed, jointly and severally, by Intelsat S.A. and Intelsat Luxembourg. The 2016 Intelsat Jackson Notes are not guaranteed by any of Intelsat Jackson’s direct or indirect subsidiaries.

In addition, on June 27, 2008, Intelsat Luxembourg issued the 2017 Senior Notes and the 2017 PIK Notes, which are fully and unconditionally guaranteed, jointly and severally, by Intelsat S.A.

Separate financial statements of Intelsat S.A., Intelsat Luxembourg and Intelsat Jackson are not presented because management believes that such financial statements would not be material to investors. Investments in Intelsat Jackson’s subsidiaries in the following condensed consolidating financial information are accounted for under the equity method of accounting. Consolidating adjustments include the following:

•	elimination of investment in subsidiaries;

•	elimination of intercompany accounts; and

•	elimination of equity in earnings (losses) of subsidiaries.

INTELSAT S.A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2011

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Intelsat Jackson Subsidiaries (Non-Guarantors)	Consolidation and Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents, net of restricted cash	$511	$908	$2,269	$291,012	$—	$294,700
Restricted cash	—	—	—	94,131	—	94,131
Receivables, net of allowance	41	—	—	331,330	—	331,371
Deferred income taxes	—	—	—	26,058	—	26,058
Prepaid expenses and other current assets	551	16	37	42,330	—	42,934
Intercompany receivables	—	6,249	—	897,410	(903,659)	—

Total current assets	1,103	7,173	2,306	1,682,271	(903,659)	789,194

Satellites and other property and equipment, net	—	—	—	6,142,731	—	6,142,731
Goodwill	—	—	—	6,780,827	—	6,780,827
Non-amortizable intangible assets	—	—	—	2,458,100	—	2,458,100
Amortizable intangible assets, net	—	—	—	742,868	—	742,868
Investment in affiliates	(303,483)	5,177,192	15,832,505	1,010	(20,706,214)	1,010
Other assets	5,356	99,680	95,708	246,280	(348)	446,676

Total assets	$(297,024)	$5,284,045	$15,930,519	$18,054,087	$(21,610,221)	$17,361,406

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$2,484	$(10)	$450	$195,252	$—	$198,176
Accrued interest payable	3,831	227,953	125,714	1,838	—	359,336
Current portion of long-term debt	—	—	32,500	132,318	—	164,818
Deferred satellite performance incentives	—	—	—	17,715	—	17,715
Other current liabilities	—	—	3,195	137,874	—	141,069
Intercompany payables	487,031	—	416,628	—	(903,659)	—

Total current liabilities	493,346	227,943	578,487	484,997	(903,659)	881,114
Long-term debt, net of current portion	302,079	5,307,986	10,093,802	133,645	—	15,837,512
Deferred satellite performance incentives, net of current portion	—	—	—	113,974	—	113,974
Deferred revenue, net of current portion	—	—	—	724,413	—	724,413
Deferred income taxes	—	—	—	265,181	—	265,181
Accrued retirement benefits	—	—	—	305,902	—	305,902
Other long-term liabilities	—	49,673	81,038	192,372	(348)	322,735

Noncontrolling interest	—	—	—	3,024	—	3,024

Shareholder’s equity (deficit):
Ordinary shares	5,000	669,036	4,322,473	9,576,008	(14,567,517)	5,000
Other shareholder’s equity (deficit)	(1,097,449)	(970,593)	854,719	6,254,571	(6,138,697)	(1,097,449)

Total liabilities and shareholder’s equity	$(297,024)	$5,284,045	$15,930,519	$18,054,087	$(21,610,221)	$17,361,406

(Certain totals may not add due to the effects of rounding)

INTELSAT S.A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2010

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Intelsat Jackson Subsidiaries (Non-Guarantors)	Consolidation and Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$7,315	$10,017	$126,605	$548,993	$—	$692,930
Receivables, net of allowance	4,962	—	25	245,364	—	250,351
Deferred income taxes	—	—	—	24,090	—	24,090
Prepaid expenses and other current assets	608	16	9	31,184	—	31,817
Intercompany receivables	—	—	—	660,379	(660,379)	—

Total current assets	12,885	10,033	126,639	1,510,010	(660,379)	999,188

Satellites and other property and equipment, net	—	—	—	5,997,283	—	5,997,283
Goodwill	—	—	—	6,780,827	—	6,780,827
Non-amortizable intangible assets	—	—	—	2,458,100	—	2,458,100
Amortizable intangible assets, net	—	—	—	848,318	—	848,318
Investment in affiliates	498,926	5,896,195	10,588,831	81,764	(16,983,952)	81,764
Other assets	11,616	113,290	41,845	260,136	—	426,887

Total assets	$523,427	$6,019,518	$10,757,315	$17,936,438	$(17,644,331)	$17,592,367

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$803	$(12)	$2,111	$175,641	$—	$178,543
Accrued interest payable	11,651	229,242	43,025	119,528	—	403,446
Current portion of long-term debt	—	—	—	94,723	—	94,723
Deferred satellite performance incentives	—	—	—	16,693	—	16,693
Other current liabilities	—	—	1,274	146,155	—	147,429
Intercompany payables	486,065	450	173,864	—	(660,379)	—

Total current liabilities	498,519	229,680	220,274	552,740	(660,379)	840,834

Long-term debt, net of current portion	721,947	5,232,138	4,596,936	5,270,881	—	15,821,902
Deferred satellite performance incentives, net of current portion	—	—	—	132,884	—	132,884
Deferred revenue, net of current portion	—	—	—	407,103	—	407,103
Deferred income taxes	—	—	—	484,076	—	484,076
Accrued retirement benefits	—	—	—	257,455	—	257,455
Other long-term liabilities	—	56,872	43,910	225,749	—	326,531

Noncontrolling interest	—	—	—	18,621	—	18,621

Shareholder’s equity (deficit):
Ordinary shares	5,000	669,037	4,959,000	3,602,044	(9,230,081)	5,000
Other shareholder’s equity (deficit)	(702,039)	(168,209)	937,195	6,984,885	(7,753,871)	(702,039)

Total liabilities and shareholder’s equity	$523,427	$6,019,518	$10,757,315	$17,936,438	$(17,644,331)	$17,592,367

(Certain totals may not add due to the effects of rounding)

INTELSAT S.A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2011

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Intelsat Jackson Subsidiaries (Non-Guarantors)	Consolidation and Eliminations	Consolidated

Revenue	$5,221	$—	$—	$2,588,443	$(5,238)	$2,588,426

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	—	—	—	422,398	(5,219)	417,179
Selling, general and administrative	5,691	25,302	955	176,260	(19)	208,189
Depreciation and amortization	—	—	—	769,440	—	769,440
Losses on derivative financial instruments	—	—	24,265	370	—	24,635

Total operating expenses	5,691	25,302	25,220	1,368,468	(5,238)	1,419,443

Income (loss) from operations	(470)	(25,302)	(25,220)	1,219,975	—	1,168,983
Interest expense, net	72,915	612,560	593,975	30,034	—	1,309,484
Loss on early extinguishment of debt	(78,960)	—	(28,963)	(218,260)	—	(326,183)
Subsidiary income (loss)	(280,553)	369,951	1,018,107	—	(1,107,505)	—
Loss from previously unconsolidated affiliates	—	—	—	(24,658)	—	(24,658)
Other income (loss), net	10	(1)	2	1,944	—	1,955

Income (loss) before income taxes	(432,888)	(267,912)	369,951	948,967	(1,107,505)	(489,387)
Benefit from income taxes	—	—	—	(55,393)	—	(55,393)

Net income (loss)	(432,888)	(267,912)	369,951	1,004,360	(1,107,505)	(433,994)
Net loss attributable to noncontrolling interest	—	—	—	1,106	—	1,106

Net income (loss) attributable to Intelsat S.A.	$(432,888)	$(267,912)	$369,951	$1,005,466	$(1,107,505)	$(432,888)

(Certain totals may not add due to the effects of rounding)

INTELSAT S.A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2010

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Intelsat Jackson Subsidiaries (Non-Guarantors)	Consolidation and Eliminations	Consolidated

Revenue	$—	$—	$—	$2,544,652	$—	$2,544,652

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	—	—	—	413,400	—	413,400
Selling, general and administrative	4,054	25,204	376	190,573	—	220,207
Depreciation and amortization	—	—	—	798,817	—	798,817
Impairment of asset value	—	—	—	110,625	—	110,625
Losses on derivative financial instruments	—	—	35,942	53,567	—	89,509

Total operating expenses	4,054	25,204	36,318	1,566,982	—	1,632,558

Income (loss) from operations	(4,054)	(25,204)	(36,318)	977,670	—	912,094
Interest expense, net	123,482	611,213	331,155	313,169	—	1,379,019
Loss on early extinguishment of debt	—	—	—	(76,849)	—	(76,849)
Subsidiary income (loss)	(415,901)	234,134	550,951	—	(369,184)	—
Other income, net	—	—		9,627	—	9,627

Income (loss) before income taxes	(543,437)	(402,283)	183,478	597,279	(369,184)	(534,147)
Provision for (benefit from) income taxes	(37,985)	(14,090)	(50,656)	76,353	—	(26,378)

Net income (loss)	(505,452)	(388,193)	234,134	520,926	(369,184)	(507,769)
Net loss attributable to noncontrolling interest	—	—	—	2,317	—	2,317

Net income (loss) attributable to Intelsat S.A.	$(505,452)	$(388,193)	$234,134	$523,243	$(369,184)	$(505,452)

(Certain totals may not add due to the effects of rounding)

INTELSAT S.A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2009

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Intelsat Jackson Subsidiaries (Non-Guarantors)	Consolidation and Eliminations	Consolidated

Revenue	$—	$—	$—	$2,513,039	$—	$2,513,039

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	—	—	—	401,826	—	401,826
Selling, general and administrative	28,029	23,273	224	208,418	—	259,944
Depreciation and amortization	—	—	—	804,037	—	804,037
Impairment of asset value	—	—	—	499,100	—	499,100
(Gains) losses on derivative financial instruments	—	—	4,672	(1,991)	—	2,681

Total operating expenses	28,029	23,273	4,896	1,911,390	—	1,967,588

Income (loss) from operations	(28,029)	(23,273)	(4,896)	601,649	—	545,451
Interest expense, net	104,311	622,058	291,908	345,746	(1,200)	1,362,823
Gain (loss) on early extinguishment of debt	(74,483)	19,676	—	60,704	(1,200)	4,697
Subsidiary income (loss)	(536,884)	128,646	476,106	—	(67,868)	—
Other income (expense), net	—	(1)		42,014	—	42,013

Income (loss) before income taxes	(743,707)	(497,010)	179,302	358,621	(67,868)	(770,662)
Provision for (benefit from) income taxes	37,985	14,133	50,656	(91,375)	—	11,399

Net income (loss)	(781,692)	(511,143)	128,646	449,996	(67,868)	(782,061)
Net loss attributable to noncontrolling interest	—	—	—	369	—	369

Net income (loss) attributable to Intelsat S.A.	$(781,692)	$(511,143)	$128,646	$450,365	$(67,868)	$(781,692)

(Certain totals may not add due to the effects of rounding)

INTELSAT S.A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2011

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Intelsat Jackson Subsidiaries (Non-Guarantors)	Consolidation and Eliminations	Consolidated

Cash flows from operating activities:	$(44,987)	$(557,340)	$(337,550)	$1,855,937	$—	$916,060

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	—	—	—	(844,688)	—	(844,688)
Disbursements for intercompany loans	—	—	(113,206)	(157,412)	270,618	—

Capital contributions to previously unconsolidated affiliates	—	—	—	(12,209)	—	(12,209)
Loan to affiliated party	—	—	—	(10,000)	—	(10,000)
Investment in subsidiaries	(3,550)	—	(5,061,999)	—	5,065,549	—
Dividend from affiliates	564,334	1,112,567	911,907	—	(2,588,808)	—
Other investing activities	—	—	—	16,466	—	16,466

Net cash provided by (used in) investing activities	560,784	1,112,567	(4,263,298)	(1,007,843)	2,747,359	(850,431)

Cash flows from financing activities:
Repayments of long-term debt	(485,841)	—	(555,880)	(5,289,423)	—	(6,331,144)
Proceeds from issuance of long-term debt	—	—	6,083,750	35,675	—	6,119,425
Proceeds from intercompany borrowing	—	—	157,412	113,206	(270,618)	—
Debt issuance costs	—	—	(70,091)	—	—	(70,091)
Payment of premium on early retirement of debt	(36,770)	—	(26,114)	(108,163)	—	(171,047)

Principal payments on deferred satellite performance incentives	—	—	—	(14,111)	—	(14,111)
Capital contribution from parent	—	—	—	5,065,549	(5,065,549)	—
Dividends to shareholders	—	(564,334)	(1,112,567)	(911,907)	2,588,808	—
Noncontrolling interest in New Dawn	—	—	—	1,734	—	1,734

Net cash provided by (used in) financing activities	(522,611)	(564,334)	4,476,510	(1,107,440)	(2,747,359)	(465,234)

Effect of exchange rate changes on cash and cash equivalents	10	(2)	2	1,365	—	1,375

Net change in cash and cash equivalents	(6,804)	(9,109)	(124,336)	(257,981)	—	(398,230)
Cash and cash equivalents, beginning of period	7,315	10,017	126,605	548,993	—	692,930

Cash and cash equivalents, end of period	$511	$908	$2,269	$291,012	$—	$294,700

(Certain totals may not add due to the effects of rounding)

INTELSAT S.A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2010

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Intelsat Jackson Subsidiaries (Non- Guarantors)	Consolidation and Eliminations	Consolidated

Cash flows from operating activities:	$(68,898)	$(340,628)	$(177,218)	$1,604,962	$—	$1,018,218

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	—	—	—	(982,127)	—	(982,127)
Proceeds from sale of investment	—	—	—	28,594	—	28,594
Disbursements for intercompany loans	—	—	—	(228,499)	228,499	—

Capital contribution to previously unconsolidated affiliates	—	—	—	(12,209)	—	(12,209)
Investment in subsidiaries	(6,500)	—	(868,087)	—	874,587	—
Dividend from affiliates	35,013	203,794	351,006	—	(589,813)	—
Other investing activities	—	—	—	11,128	—	11,128

Net cash provided by (used in) investing activities	28,513	203,794	(517,081)	(1,183,113)	513,273	(954,614)

Cash flows from financing activities:
Repayments of long-term debt	—	—	—	(801,785)	—	(801,785)
Proceeds from issuance of long-term debt	—	—	1,000,000	25,565	—	1,025,565
Proceeds from intercompany borrowing	23,253	167,235	38,011	—	(228,499)	—
Debt issuance costs	(15,370)	(1,485)	(15,521)	—	—	(32,376)
Payment of premium on early retirement of debt	—	—	—	(44,613)	—	(44,613)

Principal payments on deferred satellite performance incentives	—	—	—	(15,030)	—	(15,030)
Principal payments on capital lease obligations	—	—	—	(191)	—	(191)
Capital contribution from parent	18,000	—	—	874,587	(874,587)	18,000
Dividends to shareholders	—	(35,013)	(203,794)	(351,006)	589,813	—
Noncontrolling interest in New Dawn	—	—	—	1,128	—	1,128

Net cash provided by (used in) financing activities	25,883	130,737	818,696	(311,345)	(513,273)	150,698

Effect of exchange rate changes on cash and cash equivalents	—	(1)	2	1,056	—	1,057

Net change in cash and cash equivalents	(14,502)	(6,098)	124,399	111,560	—	215,359
Cash and cash equivalents, beginning of period	21,817	16,115	2,206	437,433	—	477,571

Cash and cash equivalents, end of period	$7,315	$10,017	$126,605	$548,993	$—	$692,930

(Certain totals may not add due to the effects of rounding)

INTELSAT S.A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2009

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Intelsat Jackson Subsidiaries (Non- Guarantors)	Consolidation and Eliminations	Consolidated
Cash flows from operating activities:	$(96,719)	$(348,049)	$(296,688)	$1,615,112	$—	$873,656

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	—	—	—	(943,133)	—	(943,133)
Proceeds from sale of other property and equipment	—	—	—	686	—	686
Disbursements for intercompany loans	—	—	(10,616)	(302,295)	312,911	—
Capital contribution to unconsolidated affiliates	—	—	—	(12,210)	—	(12,210)
Investment in subsidiaries	(5,000)	—	(100,000)	—	105,000	—
Investment in affiliate debt	—	—	—	(347,953)	347,953	—
Dividend from affiliates	53,625	596,524	283,560	—	(933,709)	—
Other investing activities	—	—	—	7,562	—	7,562

Net cash provided by (used in) investing activities	48,625	596,524	172,944	(1,597,343)	(167,845)	(947,095)

Cash flows from financing activities:
Repayments of long-term debt	—	(376,000)	—	(99,356)	(347,953)	(823,309)

Repayment of loan proceeds received from Intelsat Holdings	—	—	(34,000)	—	—	(34,000)
Proceeds from issuance of long-term debt	—	—	495,830	466,087	—	961,917
Proceeds from intercompany borrowing	51,625	10,616	250,670	—	(312,911)	—
Debt issuance costs	—	—	(10,192)	(7,330)	—	(17,522)

Principal payments on deferred satellite performance incentives	—	—	—	(24,603)	—	(24,603)
Principal payments on capital lease obligations	—	—	—	(1,859)	—	(1,859)
Capital contribution from parent	12,000	5,000	—	100,000	(105,000)	12,000
Dividends to shareholders	—	(53,625)	(596,524)	(283,560)	933,709	—
Noncontrolling interest in New Dawn	—	—	—	377	—	377

Net cash provided by (used in) financing activities	63,625	(414,009)	105,784	149,756	167,845	73,001

Effect of exchange rate changes on cash and cash equivalents	—	(1)	—	7,799	—	7,798

Net change in cash and cash equivalents	15,531	(165,535)	(17,960)	175,324	—	7,360
Cash and cash equivalents, beginning of period	6,286	181,650	20,166	262,109	—	470,211

Cash and cash equivalents, end of period	$21,817	$16,115	$2,206	$437,433	$—	$477,571

(Certain totals may not add due to the effects of rounding)

On April 5, 2011, Intelsat Jackson completed an offering of $2.65 billion aggregate principal amount of senior notes, consisting of $1.5 billion aggregate principal amount of the 7 1/4% 2019 Jackson Notes and $1.15 billion amount of the 2021 Jackson Notes. The 7 1/4% 2019 Jackson Notes and the 2021 Jackson Notes are fully and unconditionally guaranteed, jointly and severally by Intelsat S.A., Intelsat Luxembourg and certain wholly-owned subsidiaries of Intelsat Jackson (the “Subsidiary Guarantors”).

Separate financial statements of Intelsat S.A., Intelsat Luxembourg, Intelsat Jackson and the Subsidiary Guarantors are not presented because management believes that such financial statements would not be material to investors. Investments in Intelsat Jackson’s subsidiaries in the following condensed consolidating financial information are accounted for under the equity method of accounting. Consolidating adjustments include the following:

•	elimination of investment in subsidiaries;

•	elimination of intercompany accounts;

•	elimination of intercompany sales between guarantor and non-guarantor subsidiaries; and

•	elimination of equity in earnings (losses) of subsidiaries.

INTELSAT S.A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2011

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Jackson Subsidiary Guarantors	Non-Guarantor Subsidiaries	Consolidation and Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents, net of restricted cash	$511	$908	$240,175	$237,906	$53,106	$(237,906)	$294,700
Restricted cash	—	—	—	—	94,131	—	94,131
Receivables, net of allowance	41	—	217,082	217,082	114,248	(217,082)	331,371
Deferred income taxes	—	—	23,944	23,944	2,114	(23,944)	26,058
Prepaid expenses and other current assets	551	16	27,985	27,949	15,216	(28,783)	42,934
Intercompany receivables	—	6,249	523,329	939,957	—	(1,469,535)	—

Total current assets	1,103	7,173	1,032,515	1,446,838	278,815	(1,977,250)	789,194

Satellites and other property and equipment, net	—	—	5,869,027	5,869,027	291,182	(5,886,505)	6,142,731
Goodwill	—	—	6,780,827	6,780,827	—	(6,780,827)	6,780,827
Non-amortizable intangible assets	—	—	2,458,100	2,458,100	—	(2,458,100)	2,458,100
Amortizable intangible assets, net	—	—	742,868	742,868	—	(742,868)	742,868
Investment in affiliates	(303,383)	5,177,292	218,048	218,048	10	(5,309,005)	1,010
Other assets	5,356	99,680	293,032	197,322	42,728	(191,442)	446,676

Total assets	$(296,924)	$5,284,145	$17,394,417	$17,713,030	$612,735	$(23,345,997)	$17,361,406

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$2,484	$(10)	$168,577	$168,126	$27,960	$(168,961)	$198,176
Accrued interest payable	3,831	227,953	126,646	932	906	(932)	359,336
Current portion of long-term debt	—	—	32,500	—	132,318	—	164,818
Deferred satellite performance incentives	—	—	16,339	16,339	1,376	(16,339)	17,715
Other current liabilities	—	—	121,327	118,131	21,074	(119,463)	141,069
Intercompany payables	487,031	—	—	—	42,547	(529,578)	—

Total current liabilities	493,346	227,943	465,389	303,528	226,181	(835,273)	881,114
Long-term debt, net of current portion	302,079	5,307,986	10,093,802	—	133,645	—	15,837,512
Deferred satellite performance incentives, net of current portion	—	—	110,982	110,982	2,992	(110,982)	113,974
Deferred revenue, net of current portion	—	—	731,560	731,560	8,850	(747,557)	724,413
Deferred income taxes	—	—	244,216	244,216	14,785	(238,036)	265,181
Accrued retirement benefits	—	—	305,902	305,902	—	(305,902)	305,902
Other long-term liabilities	—	49,673	265,274	184,237	8,136	(184,585)	322,735

Noncontrolling interest	—	—	—	—	3,024	—	3,024

Shareholder’s equity (deficit):
Ordinary shares	5,000	669,036	4,322,518	9,576,008	24	(14,567,586)	5,000
Other shareholder’s equity (deficit)	(1,097,349)	(970,493)	854,774	6,256,597	215,098	(6,356,076)	(1,097,449)

Total liabilities and shareholder’s equity	$(296,924)	$5,284,145	$17,394,417	$17,713,030	$612,735	$(23,345,997)	$17,361,406

(Certain totals may not add due to the effects of rounding)

INTELSAT S.A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2010

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Jackson Subsidiary Guarantors	Non-Guarantor Subsidiaries	Consolidation and Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$7,315	$10,017	$595,472	$468,867	$80,126	$(468,867)	$692,930
Receivables, net of allowance	4,962	—	198,186	198,161	47,203	(198,161)	250,351
Deferred income taxes	—	—	12,479	12,479	11,611	(12,479)	24,090
Prepaid expenses and other current assets	608	16	20,556	20,548	12,644	(22,555)	31,817
Intercompany receivables	—	—	647,961	821,825	—	(1,469,786)	—

Total current assets	12,885	10,033	1,474,654	1,521,880	151,584	(2,171,848)	999,188

Satellites and other property and equipment, net	—	—	5,722,302	5,722,302	290,773	(5,738,094)	5,997,283
Goodwill	—	—	6,780,827	6,780,827	—	(6,780,827)	6,780,827
Non-amortizable intangible assets	—	—	2,458,100	2,458,100	—	(2,458,100)	2,458,100
Amortizable intangible assets, net	—	—	848,318	848,318	—	(848,318)	848,318
Investment in affiliates	498,926	5,896,195	122,454	122,454	10	(6,558,275)	81,764
Other assets	11,616	113,290	279,564	237,719	18,138	(233,440)	426,887

Total assets	$523,427	$6,019,518	$17,686,219	$17,691,600	$460,505	$(24,788,902)	$17,592,367

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$803	$(12)	$154,820	$152,708	$24,939	$(154,715)	$178,543
Accrued interest payable	11,651	229,242	162,284	119,260	269	(119,260)	403,446
Current portion of long-term debt	—	—	94,723	94,723	—	(94,723)	94,723
Deferred satellite performance incentives	—	—	15,623	15,623	1,070	(15,623)	16,693
Other current liabilities	—	—	123,040	121,766	24,389	(121,766)	147,429
Intercompany payables	486,065	450	—	—	161,444	(647,959)	—

Total current liabilities	498,519	229,680	550,490	504,080	212,111	(1,154,046)	840,834
Long-term debt, net of current portion	721,947	5,232,138	9,720,225	5,123,289	147,592	(5,123,289)	15,821,902
Deferred satellite performance incentives, net of current portion	—	—	128,956	128,956	3,928	(128,956)	132,884
Deferred revenue, net of current portion	—	—	416,753	416,753	8,143	(434,546)	407,103
Deferred income taxes	—	—	461,146	461,146	16,652	(454,868)	484,076
Accrued retirement benefits	—	—	257,455	257,455	—	(257,455)	257,455
Other long-term liabilities	—	56,873	254,999	211,088	14,659	(211,088)	326,531

Noncontrolling interest	—	—	—	—	18,621	—	18,621

Shareholder’s equity (deficit):
Ordinary shares	5,000	669,036	4,959,045	3,602,046	26	(9,230,153)	5,000
Other shareholder’s equity (deficit)	(702,039)	(168,209)	937,150	6,986,787	38,773	(7,794,501)	(702,039)

Total liabilities and shareholder’s equity	$523,427	$6,019,518	$17,686,219	$17,691,600	$460,505	$(24,788,902)	$17,592,367

(Certain totals may not add due to the effects of rounding)

INTELSAT S.A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2011

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Jackson Subsidiary Guarantors	Non-Guarantor Subsidiaries	Consolidation and Eliminations	Consolidated
Revenue	$5,221	$—	$2,292,284	$2,292,289	$695,652	$(2,697,020)	$2,588,426

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	—	—	262,753	262,753	559,142	(667,469)	417,179
Selling, general and administrative	5,691	25,302	128,301	127,351	48,908	(127,364)	208,189
Depreciation and amortization	—	—	737,413	737,413	32,657	(738,043)	769,440

(Gains) losses on derivative financial instruments	—	—	19,804	(4,461)	4,831	4,461	24,635

Total operating expenses	5,691	25,302	1,148,271	1,123,056	645,538	(1,528,415)	1,419,443

Income (loss) from operations	(470)	(25,302)	1,144,013	1,169,233	50,114	(1,168,605)	1,168,983
Interest expense, net	72,915	612,560	613,080	19,106	10,929	(19,106)	1,309,484
Loss on early extinguishment of debt	(78,960)	—	(247,223)	(218,260)	—	218,260	(326,183)
Subsidiary income (loss)	(280,453)	370,051	57,280	57,280	—	(204,158)	—
Loss from previously unconsolidated affiliates	—	—	(24,658)	(24,658)	—	24,658	(24,658)
Other income (expense), net	10	(1)	(14,404)	(14,404)	17,125	13,629	1,955

Income (loss) before income taxes	(432,788)	(267,812)	301,928	950,085	56,310	(1,097,110)	(489,387)
Provision for (benefit from) income taxes	—	—	(68,123)	(68,123)	12,777	68,076	(55,393)

Net income (loss)	(432,788)	(267,812)	370,051	1,018,208	43,533	(1,165,186)	(433,994)
Net loss attributable to noncontrolling interest	—	—	—	—	1,106	—	1,106

Net income (loss) attributable to Intelsat, S.A.	$(432,788)	$(267,812)	$370,051	$1,018,208	$44,639	$(1,165,186)	$(432,888)

(Certain totals may not add due to the effects of rounding)

INTELSAT S.A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2010

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Jackson Subsidiary Guarantors	Non-Guarantor Subsidiaries	Consolidation and Eliminations	Consolidated
Revenue	$—	$—	$2,279,437	$2,279,437	$628,777	$(2,642,999)	$2,544,652

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	—	—	257,553	257,553	519,408	(621,114)	413,400
Selling, general and administrative	4,054	25,204	129,216	128,839	61,734	(128,840)	220,207
Depreciation and amortization	—	—	771,473	771,473	27,344	(771,473)	798,817
Impairment of asset value	—	—	110,625	110,625	—	(110,625)	110,625
Losses on derivative financial instruments	—	—	80,490	44,548	9,019	(44,548)	89,509

Total operating expenses	4,054	25,204	1,349,357	1,313,038	617,505	(1,676,600)	1,632,558

Income (loss) from operations	(4,054)	(25,204)	930,080	966,399	11,272	(966,399)	912,094
Interest expense, net	123,482	611,213	641,039	309,882	3,285	(309,882)	1,379,019
Loss on early extinguishment of debt	—	—	(76,849)	(76,849)	—	76,849	(76,849)
Subsidiary income (loss)	(415,901)	234,134	25,836	25,836	—	130,095	—
Other income, net	—	—	7,790	7,788	1,837	(7,788)	9,627

Income (loss) before income taxes	(543,437)	(402,283)	245,818	613,292	9,824	(457,361)	(534,147)
Provision for (benefit from) income taxes	(37,985)	(14,090)	11,684	62,340	14,013	(62,340)	(26,378)

Net income (loss)	(505,452)	(388,193)	234,134	550,952	(4,189)	(395,021)	(507,769)
Net loss attributable to noncontrolling interest	—	—	—	—	2,317	—	2,317

Net income (loss) attributable to Intelsat, S.A.	$(505,452)	$(388,193)	$234,134	$550,952	$(1,872)	$(395,021)	$(505,452)

(Certain totals may not add due to the effects of rounding)

INTELSAT S.A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2009

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Jackson Subsidiary Guarantors	Non-Guarantor Subsidiaries	Consolidation and Eliminations	Consolidated
Revenue	$—	$—	$2,316,133	$2,316,133	$525,821	$(2,645,048)	$2,513,039

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	—	23	282,362	282,362	448,355	(611,276)	401,826
Selling, general and administrative	28,029	23,250	146,591	146,367	62,074	(146,367)	259,944
Depreciation and amortization	—	—	777,831	777,831	26,206	(777,831)	804,037
Impairment of asset value	—	—	499,100	499,100	—	(499,100)	499,100
(Gains) losses on derivative financial instruments	—	—	1,088	(3,584)	1,593	3,584	2,681

Total operating expenses	28,029	23,273	1,706,972	1,702,076	538,228	(2,030,990)	1,967,588

Income (loss) from operations	(28,029)	(23,273)	609,161	614,057	(12,407)	(614,058)	545,451
Interest expense, net	104,311	622,058	631,857	339,949	5,798	(341,150)	1,362,823
Gain (loss) on early extinguishment of debt	(74,483)	19,676	60,704	60,704	—	(61,904)	4,697
Subsidiary income (loss)	(536,884)	128,646	4,501	4,501	—	399,236	—
Other income (expense), net	—	(1)	34,377	34,377	7,637	(34,377)	42,013

Income (loss) before income taxes	(743,707)	(497,010)	76,886	373,690	(10,568)	30,047	(770,662)
Provision for (benefit from) income taxes	37,985	14,133	(51,760)	(102,416)	11,041	102,416	11,399

Net income (loss)	(781,692)	(511,143)	128,646	476,106	(21,609)	(72,369)	(782,061)
Net loss attributable to noncontrolling interest	—	—	—	—	369	—	369

Net income (loss) attributable to Intelsat, S.A.	$(781,692)	$(511,143)	$128,646	$476,106	$(21,240)	$(72,369)	$(781,692)

(Certain totals may not add due to the effects of rounding)

INTELSAT S.A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2011

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Consolidation and Eliminations	Consolidated
Cash flows from operating activities:	$(44,987)	$(557,340)	$1,502,574	$1,843,084	$18,127	$(1,845,398)	$916,060

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	—	—	(792,220)	(792,220)	(54,782)	794,534	(844,688)
Repayment from (disbursements for) intercompany loans	—	—	17,661	(141,231)	787	122,783	—
Capital contributions to previously unconsolidated affiliates	—	—	(12,209)	(12,209)	—	12,209	(12,209)
Loan to affiliated party			(10,000)	(10,000)		10,000	(10,000)
Investment in subsidiaries	(3,550)	—	(6,671)	(6,671)	—	16,892	—
Dividend from affiliates	564,334	1,112,567	24,730	24,730	—	(1,726,361)	—
Other investing activities	—	—	15,518	15,518	948	(15,518)	16,466

Net cash provided by (used in) investing activities	560,784	1,112,567	(763,191)	(922,083)	(53,047)	(785,461)	(850,431)

Cash flows from financing activities:
Repayments of long-term debt	(485,841)	—	(5,845,303)	(5,289,423)	—	5,289,423	(6,331,144)
Proceeds from issuance of long-term debt	—	—	6,083,750	—	35,675	—	6,119,425
Proceeds from (repayment of) intercompany borrowing	—	—	(787)	110,940	(17,661)	(92,492)	—
Debt issuance costs	—	—	(70,091)	—	—	—	(70,091)
Payment of premium on early retirement of debt	(36,770)	—	(134,277)	(108,163)	—	108,163	(171,047)
Principal payments on deferred satellite performance incentives	—	—	(13,482)	(13,482)	(629)	13,482	(14,111)
Capital contribution from parent	—	—	—	5,061,999	10,221	(5,072,220)	—
Dividends to shareholders	—	(564,334)	(1,112,567)	(911,907)	(24,730)	2,613,538	—
Noncontrolling interest in New Dawn	—	—	—	—	1,734	—	1,734

Net cash provided by (used in) financing activities	(522,611)	(564,334)	(1,092,757)	(1,150,036)	4,610	2,859,894	(465,234)

Effect of exchange rate changes on cash and cash equivalents	10	(2)	(1,923)	(1,926)	3,290	1,926	1,375

Net change in cash and cash equivalents	(6,804)	(9,109)	(355,297)	(230,961)	(27,020)	230,961	(398,230)
Cash and cash equivalents, beginning of period	7,315	10,017	595,472	468,867	80,126	(468,867)	692,930

Cash and cash equivalents, end of period	$511	$908	$240,175	$237,906	$53,106	$(237,906)	$294,700

(Certain totals may not add due to the effects of rounding)

INTELSAT S.A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2010

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Jackson Subsidiary Guarantors	Non-Guarantor Subsidiaries	Consolidation and Eliminations	Consolidated
Cash flows from operating activities:	$(68,898)	$(340,628)	$1,397,532	$1,574,750	$35,909	$(1,580,447)	$1,018,218

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	—	—	(924,619)	(924,619)	(63,200)	930,311	(982,127)
Proceeds from sale of investment	—	—	28,594	28,594	—	(28,594)	28,594
Disbursements for intercompany loans	—	—	(173,719)	(211,731)	—	385,450	—
Capital contribution to unconsolidated affiliates	—	—	(12,209)	(12,209)	—	12,209	(12,209)
Investment in subsidiaries	(6,500)	—	(3,817)	(3,817)	—	14,134	—
Dividend from affiliates	35,013	203,794	13,939	13,939	—	(266,685)	—
Other investing activities	—	—	7,642	7,642	3,486	(7,642)	11,128

Net cash provided by (used in) investing activities	28,513	203,794	(1,064,189)	(1,102,201)	(59,714)	1,039,183	(954,614)

Cash flows from financing activities:
Repayments of long-term debt	—	—	(801,785)	(801,785)	—	801,785	(801,785)
Proceeds from issuance of long-term debt	—	—	1,000,000	—	25,562	3	1,025,565
Proceeds from (repayment of) intercompany borrowing	23,253	167,235	—	—	(16,769)	(173,719)	—
Debt issuance costs	(15,370)	(1,485)	(15,521)	—	—	—	(32,376)
Payment of premium on early retirement of debt	—	—	(44,613)	(44,613)	—	44,613	(44,613)
Principal payments on deferred satellite performance incentives	—	—	(14,437)	(14,437)	(593)	14,437	(15,030)
Principal payments on capital lease obligations	—	—	—	—	(191)	—	(191)
Capital contribution from parent	18,000	—	—	868,087	10,317	(878,404)	18,000
Dividends to shareholders	—	(35,013)	(203,794)	(351,006)	(13,939)	603,752	—
Noncontrolling interest in New Dawn	—	—	—	—	1,128	—	1,128

Net cash provided by (used in) financing activities	25,883	130,737	(80,150)	(343,754)	5,515	412,467	150,698

Effect of exchange rate changes on cash and cash equivalents	—	(1)	(806)	(806)	1,862	808	1,057

Net change in cash and cash equivalents	(14,502)	(6,098)	252,387	127,989	(16,428)	(127,989)	215,359
Cash and cash equivalents, beginning of period	21,817	16,115	343,085	340,878	96,554	(340,878)	477,571

Cash and cash equivalents, end of period	$7,315	$10,017	$595,472	$468,867	$80,126	$(468,867)	$692,930

(Certain totals may not add due to the effects of rounding)

INTELSAT S.A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2009

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Jackson Subsidiary Guarantors	Non-Guarantor Subsidiaries	Consolidation and Eliminations	Consolidated
Cash flows from operating activities:	$(96,719)	$(348,049)	$1,092,529	$1,572,776	$42,336	$(1,389,217)	$873,656

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	—	—	(818,127)	(818,127)	(125,006)	818,127	(943,133)
Proceeds from sale of other property and equipment	—	—	686	686	—	(686)	686
Repayment from (disbursements for) intercompany loans	—	—	(49,309)	(289,363)	13,048	325,624	—
Capital contribution to unconsolidated affiliates	—	—	(12,210)	(12,210)	—	12,210	(12,210)
Investment in subsidiaries	(5,000)	—	(101,124)	(1,124)	—	107,248	—
Investment in affiliate debt	—	—	(347,953)	(347,953)	—	695,906	—
Dividend from affiliates	53,625	596,524	292,610	9,050	—	(951,809)	—
Other investing activities	—	—	7,562	7,562	—	(7,562)	7,562

Net cash provided by (used in) investing activities	48,625	596,524	(1,027,865)	(1,451,479)	(111,958)	999,058	(947,095)

Cash flows from financing activities:
Repayments of long-term debt	—	(376,000)	(99,355)	(99,355)	—	(248,599)	(823,309)
Repayment of loan proceeds received from Intelsat Holdings	—	—	(34,000)	—	—	—	(34,000)
Proceeds from issuance of long-term debt	—	—	849,830	354,000	112,087	(354,000)	961,917
Proceeds from (repayment of) intercompany borrowing	51,625	10,616	(13,048)	(13,048)	(12,932)	(23,213)	—
Debt issuance costs	—	—	(17,522)	(7,330)	—	7,330	(17,522)
Principal payments on deferred satellite performance incentives	—	—	(23,691)	(23,691)	(912)	23,691	(24,603)
Principal payments on capital lease obligations	—	—	(1,491)	(1,491)	(368)	1,491	(1,859)
Capital contribution from parent	12,000	5,000	—	100,000	1,124	(106,124)	12,000
Dividends to shareholders	—	(53,625)	(596,524)	(283,560)	(9,050)	942,759	—
Noncontrolling interest in New Dawn	—	—	—	—	377	—	377

Net cash provided by (used in) financing activities	63,625	(414,009)	64,199	25,525	90,326	243,335	73,001

Effect of exchange rate changes on cash and cash equivalents	—	(1)	279	279	7,520	(279)	7,798

Net change in cash and cash equivalents	15,531	(165,535)	129,142	147,101	28,224	(147,103)	7,360
Cash and cash equivalents, beginning of period	6,286	181,650	213,943	193,777	68,330	(193,775)	470,211

Cash and cash equivalents, end of period	$21,817	$16,115	$343,085	$340,878	$96,554	$(340,878)	$477,571

(Certain totals may not add due to the effects of rounding)

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

Description	Balance at Beginning of Period	Charged to Costs and Expenses	Deductions	Balance at End of Period
	(in thousands)
Year ended December 31, 2009:
Allowance for doubtful accounts	$20,237	$3,356	$(3,076)	$20,517
Reserve for operating leases	$132	$(31)	$—	$101
Restructuring reserve	$5,980	$(802)	$(2,222)	$2,956

Year ended December 31, 2010:
Allowance for doubtful accounts	$20,517	$7,839	$(6,608)	$21,748
Reserve for operating leases	$101	$(101)	$—	$—
Restructuring reserve	$2,956	$—	$(1,883)	$1,073

Year ended December 31, 2011:
Allowance for doubtful accounts	$21,748	$5,129	$(6,047)	$20,830
Restructuring reserve	$1,073	$—	$(1,073)	$—

INTELSAT S.A.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	As of December 31, 2011	As of September 30, 2012
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents, net of restricted cash	$294,700	$231,246
Restricted cash	94,131	—
Receivables, net of allowance of $20,830 in 2011 and $24,406 in 2012	331,371	326,169
Deferred income taxes	26,058	25,925
Prepaid expenses and other current assets	42,934	53,726

Total current assets	789,194	637,066
Satellites and other property and equipment, net	6,142,731	6,403,078
Goodwill	6,780,827	6,780,827
Non-amortizable intangible assets	2,458,100	2,458,100
Amortizable intangible assets, net	742,868	674,032
Other assets	447,686	410,446

Total assets	$17,361,406	$17,363,549

LIABILITIES AND SHAREHOLDER’S DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$143,097	$113,036
Taxes payable	11,764	—
Employee related liabilities	43,315	36,124
Accrued interest payable	359,336	336,830
Current portion of long-term debt	164,818	209,716
Deferred satellite performance incentives	17,715	19,772
Deferred revenue	64,609	81,573
Other current liabilities	76,460	76,974

Total current liabilities	881,114	874,025
Long-term debt, net of current portion	15,837,512	15,875,820
Deferred satellite performance incentives, net of current portion	113,974	157,992
Deferred revenue, net of current portion	724,413	807,164
Deferred income taxes	265,181	274,374
Accrued retirement benefits	305,902	284,450
Other long-term liabilities	322,735	299,785
Redeemable noncontrolling interest	3,024	8,744
Commitments and contingencies (Note 11)

Shareholder’s deficit:
Ordinary shares, $1.00 par value, 100,000,000 shares authorized and 5,000,000 shares issued and outstanding at December 31, 2011 and September 30, 2012	5,000	5,000
Paid-in capital	1,571,855	1,589,582
Accumulated deficit	(2,608,702)	(2,751,643)
Accumulated other comprehensive loss	(111,528)	(108,475)

Total Intelsat S.A. shareholder’s deficit	(1,143,375)	(1,265,536)
Noncontrolling interest	50,926	46,731

Total liabilities and shareholder’s deficit	$17,361,406	$17,363,549

See accompanying notes to unaudited condensed consolidated financial statements.

INTELSAT S.A.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2012
Revenue	$1,935,515	$1,937,783
Operating expenses:
Direct costs of revenue (excluding depreciation and amortization)	316,749	307,224
Selling, general and administrative	157,516	151,300
Depreciation and amortization	583,196	567,472
Losses on derivative financial instruments	24,163	37,651

Total operating expenses	1,081,624	1,063,647

Income from operations	853,891	874,136
Interest expense, net	992,084	950,073
Loss on early extinguishment of debt	(326,183)	(46,489)
Loss from previously unconsolidated affiliates	(24,658)	—
Other income (expense), net	7,753	(20,982)

Loss before income taxes	(481,281)	(143,408)
Benefit from income taxes	(48,931)	(1,110)

Net loss	(432,350)	(142,298)
Net (income) loss attributable to noncontrolling interest	2,942	(643)

Net loss attributable to Intelsat S.A.	$(429,408)	$(142,941)

See accompanying notes to unaudited condensed consolidated financial statements.

INTELSAT S.A.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(in thousands)

	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2012

Net loss	$(432,350)	$(142,298)
Other Comprehensive income (loss), net of tax:
Defined benefit retirement plans:
Reclassification adjustment for amortization of unrecognized prior service credits included in net periodic pension costs, net of tax of $0.05 million for each of the nine months ended September 30, 2011 and 2012	(81)	(83)
Reclassification adjustment for amortization of unrecognized actuarial loss included in net periodic pension costs, net of tax of ($1.9) million and ($8.1) million for the nine months ended September 30, 2011 and 2012, respectively	3,246	2,947
Gains (losses) on investments, net of tax of $0.2 million and ($0.1) million for the nine months ended September 30, 2011 and 2012, respectively	(227)	189

Other comprehensive income	2,938	3,053

Comprehensive loss	(429,412)	(139,245)
Comprehensive (income) loss attributable to noncontrolling interest	2,942	(643)

Comprehensive loss attributable to Intelsat S.A.	$(426,470)	$(139,888)

See accompanying notes to unaudited condensed consolidated financial statements.

INTELSAT S.A.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2012
Cash flows from operating activities:
Net loss	$(432,350)	$(142,298)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	583,196	567,472
Provision for doubtful accounts	5,315	6,607
Foreign currency transaction (gain) loss	(2,905)	4,743
(Gain) loss on disposal of assets	829	(25)
Share-based compensation expense	3,956	4,390
Deferred income taxes	(53,026)	(10,752)
Amortization of discount, premium, issuance costs and other non-cash items	49,238	42,715
Interest paid-in-kind	23,130	4,949
Loss on early extinguishment of debt	326,183	46,489
Share in loss from previously unconsolidated affiliates	24,658	—
Unrealized (gains) losses on derivative financial instruments	(35,179)	11
Termination of third-party commitment costs and expenses	—	21,000
Other non-cash items	5,178	6,457
Changes in operating assets and liabilities:
Receivables	(36,694)	(15,603)
Prepaid expenses and other assets	(19,809)	2,904
Accounts payable and accrued liabilities	(13,481)	(50,560)
Deferred revenue	267,845	95,346
Accrued retirement benefits	(17,715)	(21,452)
Other long-term liabilities	(5,149)	(2,830)

Net cash provided by operating activities	673,220	559,563

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	(615,113)	(715,101)
Capital contributions to previously unconsolidated affiliates	(12,209)	—
Loan to affiliated party	—	(10,000)
Other investing activities	6,710	—

Net cash used in investing activities	(620,612)	(725,101)

Cash flows from financing activities:
Repayments of long-term debt	(6,323,019)	(1,489,013)
Proceeds from issuance of long-term debt	6,119,425	1,661,000
Debt issuance costs	(69,339)	(19,444)
Payment of premium on early retirement of debt	(171,047)	(39,477)
Capital contribution from noncontrolling interest	—	12,209
Dividends paid to noncontrolling interest	—	(6,782)
Noncontrolling interest in New Dawn	1,734	—
Principal payments on deferred satellite performance incentives	(10,776)	(11,666)

Net cash provided by (used in) financing activities	(453,022)	106,827

Effect of exchange rate changes on cash and cash equivalents	2,905	(4,743)

Net change in cash and cash equivalents	(397,509)	(63,454)
Cash and cash equivalents, beginning of period	692,930	294,700

Cash and cash equivalents, end of period	$295,421	$231,246

Supplemental cash flow information:
Interest paid, net of amounts capitalized	$921,812	$924,977
Income taxes paid, net of refunds	19,454	25,838
Supplemental disclosure of non-cash investing activities:
Accrued capital expenditures	$34,181	$54,083
Restricted cash received	—	23,901
Restricted cash paid	—	(118,032)

See accompanying notes to unaudited condensed consolidated financial statements.

INTELSAT S.A.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

September 30, 2012

Note 1	General

Basis of Presentation

The accompanying condensed consolidated financial statements of Intelsat S.A. and its subsidiaries (“Intelsat,” “we,” “us” or “our”) have not been audited, but are prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. References to U.S. GAAP issued by the Financial Accounting Standards Board (“FASB”) in these footnotes are to the FASB Accounting Standards Codification (“ASC” or the “Codification”). The unaudited condensed consolidated financial statements include all adjustments (consisting only of normal and recurring adjustments) that are, in the opinion of management, necessary for a fair presentation of these financial statements. The results of operations for the periods presented are not necessarily indicative of operating results for the full year or for any future period. The condensed consolidated balance sheet as of December 31, 2011 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by U.S. GAAP for complete financial statements. These unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 on file with the Securities and Exchange Commission.

On March 30, 2012, Intelsat Global S.A. (“Intelsat Global”), our former indirect parent, and certain of its subsidiaries engaged in a series of transactions that resulted in Intelsat Global Holdings S.A. (“Intelsat Global Holdings”), a new holding company, acquiring all of the outstanding shares of Intelsat Global. As a result, Intelsat Global became a wholly owned subsidiary of Intelsat Global Holdings, and all of Intelsat Global Holdings’ equity is now beneficially owned by the former shareholders of Intelsat Global in the same proportions as such shareholders’ former ownership in Intelsat Global. Further, on May 31, 2012, Intelsat Global merged with and into Intelsat Investment Holdings S.à r.l.

Use of Estimates

The preparation of these condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of these condensed consolidated financial statements, the reported amounts of revenues and expenses during the reporting periods, and the disclosures of contingent liabilities. Accordingly, ultimate results could differ from those estimates.

Reclassifications

Certain reclassifications have been made to the prior year’s financial statements to conform to the current year presentation. The reclassifications had no effect on previously reported results of operations, cash flows or retained earnings.

Recently Adopted Accounting Pronouncements

In June 2011, the FASB issued ASU 2011-05, Presentation of Comprehensive Income (“ASU 2011-05”). Beginning in the first quarter of 2012, ASU 2011-05 eliminated the option that had previously allowed us to present the components of other comprehensive income as part of the statement of changes in shareholder’s equity. Beginning in the first quarter of 2012, we have included a separate condensed consolidated statement of comprehensive loss in our financial statements. The majority of our other comprehensive loss and our accumulated other comprehensive loss is related to our defined benefit retirement plans. ASU 2011-05 does not change whether items are reported in net loss or in other comprehensive income and does not change whether and when items of other comprehensive income are reclassified to net loss.

Note 2	Fair Value Measurements

FASB ASC Topic 820, Fair Value Measurements and Disclosure (“FASB ASC 820”) defines fair value, establishes a market-based framework or hierarchy for measuring fair value and provides for certain required disclosures about fair value measurements. The guidance is applicable whenever another accounting pronouncement requires or permits assets and liabilities to be measured at fair value, but does not require any new fair value measurements.

The fair value hierarchy prioritizes the inputs used in valuation techniques into three levels as follows:

•	Level 1—unadjusted quoted prices for identical assets or liabilities in active markets;

•

Level 2—quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs other than quoted market prices that are observable or that can be corroborated by observable market data by correlation; and

•	Level 3—unobservable inputs based upon the reporting entity’s internally developed assumptions which market participants would use in pricing the asset or liability.

We have identified investments in marketable securities, interest rate financial derivative instruments and a redeemable noncontrolling interest as those items that meet the criteria of the disclosure requirements and fair value framework of FASB ASC 820.

The following tables present assets and liabilities measured and recorded at fair value in our condensed consolidated balance sheets on a recurring basis and their level within the fair value hierarchy (in thousands), excluding long-term debt (see Note 8—Long-Term Debt). We did not have any transfers between Level 1 and Level 2 fair value measurements during the nine months ended September 30, 2012.

		Fair Value Measurements at December 31, 2011
	As of December 31, 2011	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Description		(Level 1)	(Level 2)	(Level 3)
Assets
Marketable securities(1)	$5,418	$5,418	$—	$—

Total assets	$5,418	$5,418	$—	$—

Liabilities
Undesignated interest rate swaps(2)	$95,518	$—	$95,518	$—
Redeemable noncontrolling interest(3)	3,024	—	—	3,024

Total liabilities	$98,542	$—	$95,518	$3,024

		Fair Value Measurements at September 30, 2012
	As of September 30, 2012	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Description		(Level 1)	(Level 2)	(Level 3)
Assets
Marketable securities(1)	$5,351	$5,351	$—	$—

Total assets	$5,351	$5,351	$—	$—

Liabilities
Undesignated interest rate swaps(2)	$89,825	$—	$89,825	$—
Redeemable noncontrolling interest(3)	8,744	—	—	8,744

Total liabilities	$98,569	$—	$89,825	$8,744

(1)	The valuation measurement inputs of these marketable securities represent unadjusted quoted prices in active markets and, accordingly, we have classified such investments within Level 1 of the fair value hierarchy. The cost basis of our available-for-sale marketable securities was $5.9 million at December 31, 2011 and $5.5 million at September 30, 2012. We sold marketable securities with a cost basis of $0.4 million during the nine months ended September 30, 2012 and recorded a loss on the sale of $0.07 million, which was included within other income (expense), net in our condensed consolidated statement of operations.
(2)	The fair value of our interest rate financial derivative instruments reflects the estimated amounts that we would pay or receive to terminate the agreement at the reporting date, taking into account current interest rates, the market expectation for future interest rates and current creditworthiness of both the counterparties and ourselves. Observable inputs utilized in the income approach valuation technique incorporate identical contractual notional amounts, fixed coupon rates, periodic terms for interest payments and contract maturity. Although we have determined that the majority of the inputs used to value our derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments, if any, associated with our derivatives utilize Level 3 inputs, such as the estimates of the current credit spread, to evaluate the likelihood of default by us or our counterparties. We also considered the existence of offset provisions and other credit enhancements that serve to reduce the credit exposure associated with the asset or liability being valued. We have assessed the significance of the inputs of the credit valuation adjustments to the overall valuation of our derivative positions and have determined that the credit valuation adjustments are not significant to the valuation of our derivatives. As a result, we have determined that our derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.
(3)	On October 5, 2012, we purchased the remaining noncontrolling ownership interest in our indirect subsidiary, New Dawn Satellite Company, Ltd. (“New Dawn”), held by our joint venture partner, Convergence SPV Ltd (“Convergence Partners”) for $8.7 million (see Note 6(b)—Investments—New Dawn). At September 30, 2012, we valued our redeemable noncontrolling interest at this purchase price, as compared to the income approach valuation technique used in prior periods. Both of these approaches to estimate fair value utilized Level 3 inputs.

The following tables present the activity for those items measured at fair value on a recurring basis using significant unobservable inputs (Level 3) as defined in FASB ASC 820 (in thousands):

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Redeemable Noncontrolling Interest(1)	Embedded Derivative	Total
Balance at December 31, 2010	$18,621	$4,295	$22,916
Contributions	1,734	—	1,734
Mark to market valuation adjustment	(15,090)	(4,295)	(19,385)
Net loss attributable to noncontrolling interest	(2,241)	—	(2,241)

Balance at December 31, 2011	$3,024	$—	$3,024

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Redeemable Noncontrolling Interest(1)	Embedded Derivative	Total
Balance at December 31, 2011	$3,024	$—	$3,024
Mark to market valuation adjustment	(268)	—	(268)
Net loss attributable to noncontrolling interest	(658)	—	(658)

Balance at March 31, 2012	2,098	—	2,098

Mark to market valuation adjustment	3,845	—	3,845
Net loss attributable to noncontrolling interest	(531)	—	(531)

Balance at June 30, 2012	5,412	—	5,412

Mark to market valuation adjustment	4,086	—	4,086
Net loss attributable to noncontrolling interest	(754)	—	(754)

Balance at September 30, 2012	$8,744	$—	$8,744

(1)	In accordance with FASB ASC Topic 480, Distinguishing Liabilities from Equity (“FASB ASC 480”), regarding the classification and measurement of redeemable securities, we marked to market the fair value of the noncontrolling interest in our joint venture investment in New Dawn.

Note 3	Share-Based and Other Compensation Plans

On May 6, 2009, the board of directors of Intelsat Global adopted the amended and restated Intelsat Global, Ltd. 2008 Share Incentive Plan (the “2008 Share Plan”). The 2008 Share Plan was adopted by our new parent holding company, Intelsat Global Holdings, by an amendment effective as of March 30, 2012. The 2008 Share Plan provides for a variety of equity-based awards with respect to Class A common shares (the “Class A Shares”), and Class B common shares (the “Class B Shares” and, together with the Class A Shares, the “Common Shares”), including non-qualified share options, incentive share options (within the meaning of Section 422 of the United States Internal Revenue Service Tax Code), restricted share awards, restricted share unit awards, share appreciation rights, phantom share awards and performance-based awards.

Due to the expiration of certain repurchase features that are contained within the 2008 Share Plan, we changed the classification of certain executive officers’ awards from liability classified awards to equity classified awards in the first quarter of 2011. The change was accounted for in a manner similar to that of a modification in accordance with FASB ASC Topic 718, Compensation—Stock Compensation, and did not have a material impact on our condensed consolidated balance sheet.

During the nine months ended September 30, 2012, Intelsat Global Holdings repurchased 14,231 vested Class A share options and 16,482 vested Class B common shares. Intelsat Global Holdings did not grant equity-based awards under the 2008 Share Plan during the nine months ended September 30, 2012. We recorded compensation expense of $4.0 million and $4.4 million during the nine months ended September 30, 2011 and 2012, respectively, related to our share-based awards.

Note 4	Retirement Plans and Other Retiree Benefits

(a)	Pension and Other Postretirement Benefits

We maintain a noncontributory defined benefit retirement plan covering substantially all of our employees hired prior to July 19, 2001. The cost of providing benefits to eligible participants under the defined benefit retirement plan is calculated using the plan’s benefit formulas, which take into account the participants’ remuneration, dates of hire, years of eligible service, and certain actuarial assumptions. In addition, as part of the overall medical plan, we provide postretirement medical benefits to certain current retirees who meet the criteria under the medical plan for postretirement benefit eligibility.

The defined benefit retirement plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. We expect that our future contributions to the defined benefit retirement plan will be based on the minimum funding requirements of the Internal Revenue Code and on the plan’s funded status. Any significant decline in the fair value of our defined benefit retirement plan assets or other adverse changes to the significant assumptions used to determine the plan’s funded status would negatively impact its funded status and could result in increased funding in future periods. The impact on the funded status as of October 1, the plan’s annual measurement date, is determined based upon market conditions in effect when we completed our annual valuation. During the nine months ended September 30, 2012, we made cash contributions to the defined benefit retirement plan of $24.2 million. We anticipate that we will make additional contributions of approximately $5.9 million to the defined benefit retirement plan during the remainder of 2012. We fund the postretirement medical benefits throughout the year based on benefits paid. We anticipate that our contributions to fund postretirement medical benefits in 2012 will be approximately $4.5 million.

Included in accumulated other comprehensive loss at September 30, 2012 is $169.4 million ($105.9 million, net of tax) that has not yet been recognized in net periodic pension cost, which includes the unrecognized prior service credits and unrecognized actuarial losses.

Net periodic pension benefit costs included the following components (in thousands):

	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2012
Service cost	$2,326	$2,408
Interest cost	15,044	14,296
Expected return on plan assets	(14,796)	(15,422)
Amortization of unrecognized prior service credit	(129)	(129)
Amortization of unrecognized net loss	5,146	10,493

Net periodic costs	$7,591	$11,646

Net periodic other postretirement benefit costs included the following components (in thousands):

	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2012
Service cost	$339	$266
Interest cost	3,802	3,719
Amortization of unrecognized net loss	—	515

Total costs	$4,141	$4,500

(b)	Other Retirement Plans

We maintain two defined contribution retirement plans, qualified under the provisions of Section 401(k) of the Internal Revenue Code, for our employees in the United States. We recognized compensation expense for these plans of $5.4 million and $5.0 million during the nine months ended September 30, 2011 and 2012, respectively. We also maintain other defined contribution retirement plans in several non-U.S. jurisdictions, but such plans are not material to our financial position or results of operations.

Note 5	Satellites and Other Property and Equipment

(a)	Satellites and Other Property and Equipment, net

Satellites and other property and equipment, net were comprised of the following (in thousands):

	As of December 31, 2011	As of September 30, 2012
Satellites and launch vehicles	$7,825,259	$8,517,246
Information systems and ground segment	480,002	517,551
Buildings and other	284,742	291,875

Total cost	8,590,003	9,326,672
Less: accumulated depreciation	(2,447,272)	(2,923,594)

Total	$6,142,731	$6,403,078

Satellites and other property and equipment are stated at cost, with the exception of satellites that have been impaired. Satellites and other property and equipment acquired as part of an acquisition are based on their fair value at the date of acquisition.

Satellites and other property and equipment, net as of December 31, 2011 and September 30, 2012 included construction-in-progress of $1.5 billion and $1.1 billion, respectively. These amounts relate primarily to satellites under construction and related launch services. Interest costs of $95.1 million and $102.1 million were capitalized during the nine months ended September 30, 2011 and 2012, respectively.

We have entered into launch contracts for the launch of both specified and unspecified future satellites. Each of these launch contracts may be terminated at our option, subject to payment of a termination fee that increases as the applicable launch date approaches. In addition, in the event of a failure of any launch, we may exercise our right to obtain a replacement launch within a specified period following our request for re-launch.

(b)	Satellite Launches

On March 25, 2012, we successfully launched our IS-22 satellite into orbit. This satellite establishes long-term capacity at the 72° east longitude orbit location most recently occupied by our IS-709 satellite. IS-22 provides capacity for media, government and network services in Africa, Asia, Europe and Middle East via C-band and Ku-band platforms. In addition, IS-22 hosts a specialized UHF communications payload. This satellite entered into service in May 2012.

On June 1, 2012, our IS-19 satellite was launched into orbit. During launch operations, IS-19 experienced damage to its south solar array. Although both solar arrays are deployed, the power available to the satellite is less than is required to operate 100% of the payload capacity. Failure Review Boards were established to determine the cause of the anomaly. As of September 30, 2012, a final conclusion had not been reached as to the likely cause of the anomaly. We continue to participate in the on-going investigation. Additionally, we have filed a partial loss claim with our insurers relating to the solar array anomaly. This satellite replaces IS-8 at 166° east longitude and provides C- and Ku- band capacity for media, government and network services customers in the western United States and the Asia-Pacific region, including hosting video neighborhoods with global programmers. This satellite entered into service in August 2012.

In accordance with our policy and the guidance provided for under FASB ASC Topic 360, Property, Plant and Equipment, we review our long-lived assets for impairment whenever events and circumstances indicate that the carrying amount of the asset or asset group may not be recoverable. The recoverability of an asset or asset group held and used is measured by a comparison of the carrying amount of the asset or asset group to the estimated undiscounted future cash flows expected to be generated by the asset or asset group. When a satellite experiences an anomaly or other health related issues, we believe the lowest level of identifiable cash flows exists at the individual satellite level. Accordingly, in the second quarter of 2012, we performed an impairment review of our IS-19 satellite and determined that there was no impairment of the carrying amount of the asset due to the expected cash flows to be generated by the C- and Ku-band payload over the satellite’s expected useful life.

On August 2, 2012, we successfully launched our IS-20 satellite into orbit. This satellite replaces IS-7 and IS-10 at 68.5° east longitude and provides capacity for direct-to-home television, cellular backhaul and VSAT services in Africa, Asia, Europe, Middle East and Russia via C-band and Ku-band platforms. IS-20 currently hosts the largest direct-to-home platform in Africa. This satellite entered into service in September 2012.

On August 19, 2012, we successfully launched our IS-21 satellite into orbit. This satellite will replace IS-9 at 302° east longitude and will serve the leading direct-to-home and cable programmers in Latin America. IS-21 entered into service in October 2012 and will provide long-term capacity for South America, North America and Europe via C-band platform and North America, the Caribbean, Brazil, Europe and Western Africa via Ku-band platform.

On October 14, 2012, we successfully launched our IS-23 satellite into orbit. This satellite will replace Intelsat 707 at 307° east longitude. The satellite will provide C-band services to customers in the Americas, Europe and Africa, and Ku-band coverage for Latin America. IS-23 is undergoing in-orbit testing and is expected to enter into service in the fourth quarter of 2012.

(c)	Sale of U.S. Administrative Headquarters Building

On October 5, 2012, Intelsat Global Service LLC, our indirect subsidiary, completed the sale of our U.S. administrative headquarters office building in Washington, D.C. (the “U.S. Administrative Headquarters Property”), and assigned our Amended and Restated Lease Agreement with the U.S. Government relating to the U.S. Administrative Headquarters Property, to the purchaser for a purchase price of $85.0 million in cash. The sale will result in a pre-tax gain to be recognized in the fourth quarter of 2012 of between $12.0 and $13.0 million. Upon the closing of the sale, we entered into an agreement under which we will temporarily lease from the purchaser a portion of the U.S. Administrative Headquarters Property. We are currently in the process of selecting a location for a new permanent U.S. administrative headquarters.

Note 6	Investments

We have ownership interests in a number of entities which met the criteria of a Variable Interest Entity (“VIE”), including Horizons Satellite Holdings, LLC (“Horizons Holdings”) and WP Com, S. de R.L. de C.V. (“WP Com”). We have a greater than 50% controlling ownership and voting interest in New Dawn and therefore consolidate the New Dawn joint venture. Horizons Holdings, as well as WP Com, are discussed in further detail below, including our analyses of the primary beneficiary determination as required under FASB ASC Topic 810, Consolidation (“FASB ASC 810”).

(a)	Horizons Holdings

We have a joint venture with JSAT International, Inc. (“JSAT”), a leading satellite operator in the Asia-Pacific region. The joint venture is named Horizons Satellite Holdings, LLC, and consists of two investments: Horizons-1 Satellite LLC (“Horizons-1”) and Horizons-2 Satellite LLC (“Horizons-2”). Horizons Holdings borrowed from JSAT a portion of the funds necessary to finance the construction of the Horizons-2 satellite (the “Horizons 2 Loan Agreement”). We provide certain services to the joint venture and utilize capacity from the joint venture.

We have determined that this joint venture meets the criteria of a VIE under FASB ASC 810. On September 30, 2011, Intelsat and JSAT amended the joint venture agreement relating to their investment in Horizons Holdings (the “Horizons Amendment”), and as a result, we re-evaluated the primary beneficiary determination. Pursuant to the Horizons Amendment, the Horizons-2 satellite was relocated to 85° east longitude in early 2012 and decisions relating to any future relocation of the Horizons-2 satellite will be effectively controlled by us. We believe satellite location is the most significant driver of Horizons Holdings’ economic performance. Additionally, the Horizons-1 satellite is the less significant asset of the joint venture. As a result, we determined that we became the primary beneficiary of Horizons Holdings as of September 30, 2011. In accordance with FASB ASC 810, as the primary beneficiary, we consolidated Horizons Holdings within our condensed consolidated financial statements, net of eliminating entries, beginning on September 30, 2011. Total assets and liabilities of Horizons Holdings were $171.2 million and $73.6 million as of December 31, 2011, respectively, and $138.3 million and $49.0 million as of September 30, 2012, respectively.

In accordance with FASB ASC 810, the initial consolidation of a VIE that is a business is considered a business combination and should be accounted for in accordance with the provisions in FASB ASC Topic 805, Business Combinations. Determining the fair values of the net assets of Horizons Holdings required us to make significant estimates and assumptions. In order to develop the fair value estimates, we utilized the income approach. Our estimates included assumptions about projected growth rates, cost of capital, effective tax rates and industry and economic trends. While we believe that the estimates and assumptions underlying the valuation methodology were reasonable, different assumptions could have resulted in different market values. We recorded the assets, liabilities and the noncontrolling interest in Horizons Holdings at fair value upon consolidation at September 30, 2011. The $49.3 million fair value of the Horizons Holdings noncontrolling interest at the initial date of consolidation is included in the equity section of our condensed consolidated balance sheet at December 31, 2011 and September 30, 2012 in accordance with FASB ASC 810.

Prior to the consolidation of Horizons Holdings on September 30, 2011, under the equity method of accounting, our 50% share of the results of the joint venture was a loss of $4.5 million for the nine months ended September 30, 2011, which is included in loss from previously unconsolidated affiliates in the accompanying condensed consolidated statements of operations.

We also have a revenue sharing agreement with JSAT related to services sold on the Horizons satellites. We are responsible for billing and collection for such services and we remit 50% of the revenue, less applicable fees and commissions, to JSAT. Under the Horizons Amendment, we agreed to guarantee to JSAT certain minimum levels of annual gross revenues for a three-year period beginning on the date that the Horizons-2 satellite was relocated to 85° east longitude. This guarantee could require us to pay JSAT a maximum potential amount ranging from $7.8 million to $10.3 million per year over the three-year period, less applicable fees and commission. We currently do not expect to incur any losses under this guarantee, and we will continue to assess this on a quarterly basis. In addition, we guaranteed JSAT certain minimum levels of revenue on the Horizons-2 satellite prior to the arrival at 85° east longitude. Amounts payable to JSAT related to the revenue share, net of applicable fees and commissions, from the Horizons Satellites were $2.2 million and $3.4 million as of December 31, 2011 and September 30, 2012, respectively.

In connection with the Horizons Holdings investment in Horizons-2, we entered into a capital contribution and subscription agreement with JSAT in August 2005, which requires both us and JSAT to fund 50% of the amount due from Horizons Holdings under the Horizons 2 Loan Agreement. As of September 30, 2012, we had a receivable of $24.4 million from JSAT representing the total remaining future payments to be received from JSAT to fund their portion of the amount due under the Horizons 2 Loan Agreement, $12.2 million of which is included in receivables, net and the remainder of which is included in other assets on our condensed consolidated balance sheet as of September 30, 2012.

(b)	New Dawn

In June 2008, we entered into a project and shareholders’ agreement (the “New Dawn Project Agreement”) with Convergence Partners pursuant to which New Dawn, a Mauritius company in which we had a 74.9% indirect ownership interest and Convergence Partners had a 25.1% noncontrolling ownership interest, launched a satellite in April 2011 to provide satellite transponder services to customers in Africa.

We and Convergence Partners agreed to make certain capital contributions to New Dawn in proportion to our respective ownership interests in New Dawn to fund a portion of the cost of construction and launch of the New Dawn satellite. Total equity contributions during the nine months ended September 30, 2011 were $6.9 million, of which $5.2 million were attributable to us, with the remaining $1.7 million contributed by Convergence Partners. There were no equity contributions made during the nine months ended September 30, 2012. As of September 30, 2012, New Dawn and its subsidiaries were unrestricted subsidiaries for purposes of applicable indentures and credit agreements of ours and our wholly-owned subsidiaries.

At September 30, 2012, Convergence Partners had at its option the ability to require us to buy its ownership interest at fair value subsequent to the operations of New Dawn’s assets for a period as defined in the New Dawn Project Agreement. As a result of this option, as of each balance sheet date, we have reflected within mezzanine equity the estimated amount that we would pay to Convergence Partners if the option was exercised. This amount reflects a fair value of $8.7 million, representing a year-to-date increase of $7.7 million in the fair value of the option. The $7.7 million change in fair value is shown as a decrease in our paid-in capital at September 30, 2012.

On October 5, 2012, we purchased from Convergence Partners the remaining ownership interest in New Dawn for $8.7 million, increasing our ownership from 74.9% to 100% (the “New Dawn Equity Purchase”). In conjunction with the New Dawn Equity Purchase, we repaid $82.6 million of outstanding debt under New Dawn’s credit facilities. Additionally, we made $5.3 million of termination payments to counterparties on New Dawn’s interest rate swap agreement.

We consolidate New Dawn within our condensed consolidated financial statements, net of eliminating entries. Additionally, we accounted for the percentage interest in New Dawn owned by Convergence Partners as a noncontrolling interest according to the guidance provided under FASB ASC 480 specifically related to the classification and measurement of redeemable securities. As a result of the New Dawn Equity Purchase, we will eliminate the redeemable noncontrolling interest of $8.7 million in the fourth quarter of 2012 in accordance with FASB ASC 480.

(c)	WP Com

We have formed a joint venture with Corporativo W. Com S. de R.L. de C.V. (“Corporativo”) named WP Com, S. de R.L. de C.V. We own 49% of the voting equity shares and 88% of the economic interest in WP Com and Corporativo owns the remaining 51% of the voting equity shares. PanAmSat de Mexico, S. de R.L. de C.V. (“PAS de Mexico”) is a subsidiary of WP Com, 99.9% of which is owned by WP Com, with the remainder of the equity interest split between us and Corporativo. We formed WP Com to enable us to operate in Mexico, and PAS de Mexico acts as a reseller of our satellite services to customers in Mexico and Ecuador. Profits and losses of WP Com are allocated to the joint venture partners based upon the voting equity shares.

We have determined that this joint venture meets the criteria of a VIE under FASB ASC 810. In accordance with FASB ASC 810, we evaluated this joint venture to determine the primary beneficiary. We have concluded that we are the primary beneficiary because we influence the underlying business drivers of PAS de Mexico, including by acting as the sole provider for satellite services that PAS de Mexico resells. Furthermore, we have modified our pricing for these services to ensure that PAS de Mexico continues to operate in the Mexican market. Corporativo does not fund any of the operating expenses of PAS de Mexico. Thus, we consolidate WP Com within our condensed consolidated financial statements and we account for the percentage interest in the voting equity of WP Com owned by Corporativo as a noncontrolling interest, which is included in the equity section of our condensed consolidated balance sheet in accordance with FASB ASC 810.

(d)	Equity Attributable to Intelsat and Noncontrolling Interests

The following tables present changes in equity attributable to Intelsat and equity attributable to our noncontrolling interests, which is included in the equity section of our condensed consolidated balance sheet (in thousands):

	Intelsat S.A. Shareholder’s Deficit	Non-redeemable Noncontrolling Interest	Total Shareholder’s Deficit

Balance at January 1, 2011	$(698,941)	$1,902	$(697,039)
Net income (loss)	(432,888)	1,136	(431,752)
Liabilities assumed by parent and other contributed capital	8,385	—	8,385
Consolidation of Horizons Holdings	—	49,263	49,263
Dividends paid to noncontrolling interests	—	(1,375)	(1,375)
Mark to market adjustment for redeemable noncontrolling interest	15,090	—	15,090
Pension/postretirement liability adjustment	(35,080)	—	(35,080)
Other comprehensive income	59	—	59

Balance at December 31, 2011	$(1,143,375)	$50,926	$(1,092,449)

	Intelsat S.A. Shareholder’s Deficit	Non-redeemable Noncontrolling Interest	Total Shareholder’s Deficit

Balance at January 1, 2012	$(1,143,375)	$50,926	$(1,092,449)
Net income (loss)	(24,449)	839	(23,610)
Liabilities assumed by parent and other contributed capital	1,062	—	1,062
Dividends paid to noncontrolling interests	—	(2,255)	(2,255)
Mark to market adjustment for redeemable noncontrolling interest	268	—	268
Pension/postretirement liability adjustment	2,251	—	2,251
Other comprehensive income	304	—	304

Balance at March 31, 2012	$(1,163,939)	$49,510	$(1,114,429)

Net income (loss)	(84,009)	913	(83,096)
Liabilities assumed by parent and other contributed capital	2,266	—	2,266
Dividends paid to noncontrolling interests	—	(2,418)	(2,418)
Mark to market adjustment for redeemable noncontrolling interest	(3,845)	—	(3,845)
Pension/postretirement liability adjustment	2,251	—	2,251
Other comprehensive loss	(86)	—	(86)

Balance at June 30, 2012	$(1,247,362)	$48,005	$(1,199,357)

Net income (loss)	(34,483)	835	(33,648)
Liabilities assumed by parent and other contributed capital	1,062	—	1,062
Dividends paid to noncontrolling interests	—	(2,109)	(2,109)
Mark to market adjustment for redeemable noncontrolling interest	(4,086)	—	(4,086)
Pension/postretirement liability adjustment	(1,638)	—	(1,638)
Other comprehensive loss	(29)	—	(29)
Capital contribution from parent	21,000		21,000

Balance at September 30, 2012	$(1,265,536)	$46,731	$(1,218,805)

Note 7	Goodwill and Other Intangible Assets

The carrying amounts of goodwill and acquired intangible assets not subject to amortization consist of the following (in thousands):

	As of December 31, 2011	As of September 30, 2012
Goodwill	$6,780,827	$6,780,827
Trade name	70,400	70,400
Orbital locations	2,387,700	2,387,700

We account for goodwill and other non-amortizable intangible assets in accordance with FASB ASC Topic 350, Intangibles—Goodwill and Other, and have deemed these assets to have indefinite lives. Therefore, these assets are not amortized but are tested on an annual basis for impairment during the fourth quarter, or whenever events or changes in circumstances indicate that the carrying amount may not be fully recoverable.

The carrying amount and accumulated amortization of acquired intangible assets subject to amortization consist of the following (in thousands):

	As of December 31, 2011			As of September 30, 2012
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Backlog and other	$743,760	$(456,604)	$287,156	$743,760	$(504,304)	$239,456
Customer relationships	534,030	(78,318)	455,712	534,030	(99,454)	434,576
Technology	2,700	(2,700)	—	2,700	(2,700)	—

Total	$1,280,490	$(537,622)	$742,868	$1,280,490	$(606,458)	$674,032

Intangible assets are amortized based on the expected pattern of consumption. We recorded amortization expense of $79.1 million and $68.8 million for the nine months ended September 30, 2011 and 2012, respectively.

Note 8	Long-Term Debt

The carrying values and fair values of our notes payable and long-term debt were as follows (in thousands):

	As of December 31, 2011		As of September 30, 2012
	Carrying Value	Fair Value	Carrying Value	Fair Value
Intelsat S.A.:
6.5% Senior Notes due November 2013	$353,550	$354,434	$353,550	$366,808
Unamortized discount on 6.5% Senior Notes	(51,471)	—	(32,257)	—

Total Intelsat S.A. obligations	302,079	354,434	321,293	366,808

Intelsat Luxembourg:
11.25% Senior Notes due February 2017	2,805,000	2,706,825	2,805,000	2,955,909
11.5% / 12.5% Senior PIK Election Notes due February 2017	2,502,986	2,340,292	2,502,986	2,656,419

Total Intelsat Luxembourg obligations	5,307,986	5,047,117	5,307,986	5,612,328

Intelsat Jackson:
11.25% Senior Notes due June 2016	1,048,220	1,103,251	603,220	630,063
Unamortized premium on 11.25% Senior Notes	4,286	—	2,132	—
9.5% Senior Notes due June 2016	701,913	733,499	—	—
8.5% Senior Notes due November 2019	500,000	527,500	500,000	563,750
Unamortized discount on 8.5% Senior Notes	(3,545)	—	(3,303)	—
7.25% Senior Notes due October 2020	1,000,000	1,011,300	2,200,000	2,360,060
Unamortized premium on 7.25% Senior Notes	—	—	20,213	—
7.25% Senior Notes due April 2019	1,500,000	1,530,000	1,500,000	1,614,450
7.5% Senior Notes due April 2021	1,150,000	1,173,000	1,150,000	1,240,620
Senior Unsecured Credit Facilities due February 2014	195,152	182,468	195,152	190,039
New Senior Unsecured Credit Facilities due February 2014	810,876	758,169	810,876	803,416
Senior Secured Credit Facilities due April 2018	3,233,750	3,217,581	3,209,375	3,212,263
Unamortized discount on Senior Credit Facilities	(14,349)	—	(12,822)	—
Senior Secured Revolving Credit Facility	—	—	150,000	150,000

Total Intelsat Jackson obligations	10,126,303	10,236,768	10,324,843	10,764,661

	As of December 31, 2011		As of September 30, 2012
	Carrying Value	Fair Value	Carrying Value	Fair Value
New Dawn:
Senior Secured Debt Facility due 2017	109,625	109,625	14,070	14,070
Mezzanine Secured Debt Facility due 2019	82,580	82,580	68,508	68,508
10.5% Note Payable to Convergence Partners	502	502	—	—

Total New Dawn obligations	192,707	192,707	82,578	82,578

Horizons Holdings:
Loan Payable to JSAT	73,255	73,255	48,836	48,836

Total Horizons Holdings obligations	73,255	73,255	48,836	48,836

Total Intelsat S.A. long-term debt	16,002,330	$15,904,281	16,085,536	$16,875,211

Less:
Current portion of long-term debt	164,818		209,716

Total long-term debt, excluding current portion	$15,837,512		$15,875,820

The fair value for publicly traded instruments is determined using quoted market prices, and for non-publicly traded instruments, fair value is based upon composite pricing from a variety of sources, including market leading data providers, market makers, and leading brokerage firms. Substantially all of the inputs used to determine the fair value of our debt are classified as Level 1 inputs within the fair value hierarchy from FASB ASC 820, except our senior secured credit facilities, the inputs for which are classified as Level 2. The fair values of the New Dawn obligations and the Horizons Holdings obligations approximate their respective book values.

Senior Secured Credit Facilities

On January 12, 2011, Intelsat Jackson Holdings S.A. (“Intelsat Jackson”), a wholly-owned subsidiary of Intelsat S.A., entered into a secured credit agreement (the “Intelsat Jackson Secured Credit Agreement”), which includes a $3.25 billion term loan facility maturing in April 2018 and a $500.0 million revolving credit facility with a five year maturity, and borrowed the full $3.25 billion under the term loan facility. The term loan facility requires regularly scheduled quarterly payments of principal equal to 0.25% of the original principal amount of the term loan beginning six months after January 12, 2011, with the remaining unpaid amount due and payable at maturity on April 2, 2018. Up to $350.0 million of the revolving credit facility is available for issuance of letters of credit. Additionally, up to $70.0 million of the revolving credit facility is available for swingline loans. Both the face amount of any outstanding letters of credit and any swingline loans reduce availability under the revolving credit facility on a dollar for dollar basis. Intelsat Jackson is required to pay a commitment fee for the unused commitments under the revolving credit facility, if any, at a rate per annum of 0.375%. As of September 30, 2012, Intelsat Jackson had $150.0 million outstanding under its revolving credit facility and $339.3 million (net of standby letters of credit) of availability remaining thereunder.

On October 3, 2012, Intelsat Jackson entered into an Amendment and Joinder Agreement (the “Jackson Credit Agreement Amendment”), which amended the Intelsat Jackson Secured Credit Agreement. As a result of the Jackson Credit Agreement Amendment, interest rates for borrowings under the term loan facility and the revolving credit facility will be (i) the London Inter-Bank Offered Rate (“LIBOR”) plus 3.25%, or (ii) the Above Bank Rate (“ABR”) plus 2.25%. Following the Jackson Credit Agreement Amendment, the interest rate may decrease to LIBOR plus 3.00% or ABR plus 2.00% based on the corporate family rating of Intelsat Jackson from Moody’s Investors Service, Inc. LIBOR and the ABR, plus the applicable margins, will be determined as specified in the Intelsat Jackson Secured Credit Agreement, as amended by the Jackson Credit Agreement Amendment, and LIBOR will not be less than 1.25% per annum.

The Intelsat Jackson Secured Credit Agreement includes two financial covenants. Intelsat Jackson must maintain a consolidated secured debt to consolidated EBITDA ratio equal to or less than 3.50 to 1.00 at the end of each fiscal quarter as well as a consolidated EBITDA to consolidated interest expense ratio equal to or greater than 1.75 to 1.00 at the end of each fiscal quarter, in each case as such financial measures are defined in the Intelsat Jackson Secured Credit Agreement. Intelsat Jackson was in compliance with these financial maintenance covenant ratios with a consolidated secured debt to consolidated EBITDA ratio of 1.58 to 1.00 and a consolidated EBITDA to consolidated interest expense ratio of 2.81 to 1.00 as of September 30, 2012.

New Dawn Credit Facilities

On December 5, 2008, New Dawn entered into a $215.0 million secured financing arrangement with an eight-year maturity that consisted of senior and mezzanine term loan facilities. The credit facilities were non-recourse to New Dawn’s shareholders, including us and our wholly-owned subsidiaries, beyond the shareholders’ scheduled capital contributions. The senior facility provided for a commitment of up to $125.0 million. The interest rate on term loans under the senior facility was the aggregate of LIBOR plus an applicable margin between 3.0% and 4.0% and certain costs, if incurred. The mezzanine facility provided for a commitment of up to $90.0 million. The interest rate on term loans under the mezzanine facility was the aggregate of LIBOR plus an applicable margin between 5.3% and 6.3% and certain costs, if incurred. New Dawn was required to pay a commitment fee at a rate per annum of between  3/8% and  1/2% on any unused commitments under the credit facilities. New Dawn had aggregate outstanding borrowings of $82.6 million under its credit facilities as of September 30, 2012.

Subsequent to the April 2011 launch of the Intelsat New Dawn satellite, which experienced an anomaly resulting in the failure to deploy the C-band antenna reflector, the New Dawn joint venture filed a partial loss claim with its insurer. The claim was finalized and agreed to during 2011, resulting in total insurance recoveries of $118.0 million. As of December 31, 2011, $94.1 million was received from the insurers and held in a specific insurance proceeds account reflected as restricted cash in the accompanying condensed consolidated balance sheets. The remaining proceeds of $23.9 million were received from the insurers in the first quarter of 2012. In July 2012, a payment of $112.2 million was made out of restricted cash to prepay a portion of New Dawn’s outstanding borrowings under its credit facilities. In connection with this prepayment, we recognized a loss on early extinguishment of debt of $3.1 million during the third quarter of 2012, associated with the write-off of unamortized debt issuance costs.

On October 5, 2012, in conjunction with the New Dawn Equity Purchase (see Note 6(b)—Investments—New Dawn) we repaid the remaining $82.6 million outstanding under New Dawn’s credit facilities and designated the New Dawn entities as restricted subsidiaries for purposes of applicable indentures and credit agreements of ours and our subsidiaries. In connection with this repayment, we expect to recognize a loss on early extinguishment of debt of $2.7 million in the fourth quarter of 2012, associated with the write-off of unamortized debt issuance costs.

Intelsat Luxembourg Senior PIK Election Notes due 2017

In August 2012, we made an election to pay interest on the Intelsat Luxembourg Senior PIK Election Notes due 2017 entirely in cash for the interest period August 15, 2012 through February 15, 2013. For the interest periods beginning February 16, 2013, we are required to make all interest payments in cash.

2012 Intelsat Jackson Notes Offerings, Tender Offers and Redemptions

On April 26, 2012, Intelsat Jackson completed an offering of $1.2 billion aggregate principal amount of its 7 1/4% Senior Notes due 2020 (the “2020 Jackson Notes”). Intelsat Jackson had previously issued $1.0 billion aggregate principal amount of the 2020 Jackson Notes on September 30, 2010. The net proceeds from the April 2012 offering were used by Intelsat Jackson to repurchase $49.5 million aggregate principal amount of Intelsat

Jackson’s outstanding 9 1/2% Senior Notes due 2016 (the “2016 Jackson 9  1/2% Notes”) and $10.1 million aggregate principal amount of Intelsat Jackson’s 11 1/4% Senior Notes due 2016 (the “2016 Jackson 11 1/4% Notes”) in tender offers launched on April 12, 2012 and completed on May 10, 2012. On June 15, 2012, Intelsat Jackson redeemed the remaining $652.4 million aggregate principal amount outstanding of the 2016 Jackson 9 1/2% Notes and an additional $434.9 million aggregate principal amount of the 2016 Jackson 11 1/4% Notes.

In connection with these tender offers and redemptions, we recognized a loss on early extinguishment of debt of $43.4 million during the second quarter of 2012, consisting of the difference between the carrying value of the aggregate debt repurchased or redeemed and the total cash amount paid (including related fees), and a write-off of unamortized debt premium and debt issuance costs.

On October 3, 2012, Intelsat Jackson completed an offering of $640.0 million aggregate principal amount of 6 5/8% Senior Notes due 2022. The net proceeds from the October 2012 offering were used by Intelsat Jackson to repurchase or redeem all of its outstanding $603.2 million principal amount of the 2016 Jackson 11 1/4% Notes. In connection with the tender offers and redemptions, we expect to recognize a loss on early extinguishment of debt of $23.6 million in the fourth quarter of 2012, consisting of the difference between the carrying value of the debt ultimately repurchased or redeemed and the total cash amount paid (including related fees), and a write-off of unamortized debt premium.

Financing Commitment for Intelsat S.A. Senior Notes due 2013

On April 12, 2012, Intelsat S.A. obtained agreements from affiliates of Goldman, Sachs & Co. and Morgan Stanley to provide unsecured term loan commitments sufficient to refinance in full its 6 1/2% Senior Notes due 2013 (the “Intelsat S.A. Notes”) on or immediately prior to their maturity date, in the event that Intelsat S.A. does not otherwise refinance or retire the Intelsat S.A. Notes. These term loans will have a maturity of two years from funding, and the funding thereof is subject to various terms and conditions.

2011 Reorganization and 2011 Secured Loan Refinancing

On January 12, 2011, certain of our subsidiaries completed a series of internal transactions and related steps that reorganized the ownership of our assets among our subsidiaries and effectively combined the legacy businesses of Intelsat Subsidiary Holding Company S.A. (“Intelsat Sub Holdco”) and Intelsat Corporation (“Intelsat Corp”) in order to simplify our operations and enhance our ability to transact business in an efficient manner (the “2011 Reorganization”). Also on January 12, 2011, Intelsat Jackson entered into the Intelsat Jackson Secured Credit Agreement as discussed above, and borrowed $3.25 billion under the term loan facility. Part of the net proceeds of the term loan, amounting to $2.4 billion, were contributed or loaned to Intelsat Corp, which used such funds to repay its existing indebtedness under Intelsat Corp’s senior secured facilities and to redeem Intelsat Corp’s 9 1/4% Senior Notes due 2016. Separately, Intelsat Corp also redeemed all of its 9 1/4% Senior Notes due 2014 and its 6 7/8% Senior Secured Debentures due 2028. In addition, Intelsat Jackson contributed approximately $330.2 million of the net proceeds of the new term loan to Intelsat Sub Holdco to repay all existing indebtedness under Intelsat Sub Holdco’s senior secured credit facilities. The entry into the Intelsat Jackson Secured Credit Agreement, the repayment of the existing indebtedness of Intelsat Corp and the repayment of all the secured existing indebtedness of Intelsat Sub Holdco are referred to collectively as the “2011 Secured Loan Refinancing”. In connection with the 2011 Secured Loan Refinancing, certain of our interest rate swaps were assigned by Intelsat Sub Holdco and Intelsat Corp to Intelsat Jackson, and are now secured by a first priority security interest in the collateral that also secures obligations under the Intelsat Jackson Secured Credit Agreement. Additionally, in connection with the 2011 Secured Loan Refinancing, we recognized a loss on early extinguishment of debt of $87.9 million during the first quarter of 2011, which consists of the difference between the carrying value of the Intelsat Corp and Intelsat Sub Holdco debt repaid and the total cash amount paid (including related fees), and a write-off of unamortized debt discounts and debt issuance costs.

2011 Notes Redemptions

On March 18, 2011, Intelsat S.A. redeemed all of the $485.8 million aggregate principal amount outstanding of its 7 5/8% Senior Notes due 2012. Additionally, on March 18, 2011, Intelsat Sub Holdco redeemed $225.0 million aggregate principal amount outstanding of its 8 1/2% Senior Notes due 2013 (the “2013 Sub Holdco Notes”). In connection with these redemptions, we recognized a loss on early extinguishment of $80.3 million during the first quarter of 2011, which consists of the difference between the carrying value of the Intelsat S.A. and Intelsat Sub Holdco debt repaid and the total cash paid (including related fees), and a write-off of unamortized debt discounts and debt issuance costs. On April 8, 2011, Intermediate Holdco redeemed all of the $4.5 million aggregate principal amount outstanding of its 9 1/4% Senior Discount Notes due 2015.

2011 Intelsat Jackson Notes Offering, Tender Offers and Redemptions

On April 5, 2011, Intelsat Jackson completed an offering of $2.65 billion aggregate principal amount of senior notes (the “2011 Intelsat Jackson Notes Offering”), consisting of $1.5 billion aggregate principal amount of 7 1/4% Senior Notes due 2019 (the “7 1/4% 2019 Jackson Notes”) and $1.15 billion aggregate principal amount of 7 1/2% Senior Notes due 2021 (the “2021 Jackson Notes” and collectively, the “New Jackson Notes”). The net proceeds from the sale of the New Jackson Notes were primarily used to repurchase all of the following notes in tender offers launched on March 21, 2011 and completed on April 15, 2011, and to subsequently redeem the remaining outstanding amounts of such notes on May 5, 2011:

•	$481.0 million aggregate principal amount outstanding of the Intermediate Holdco 9 1/2% Senior Discount Notes due 2015;

•	$625.3 million aggregate principal amount outstanding of the 2013 Sub Holdco Notes, after giving effect to the March 2011 partial redemption of the 2013 Sub Holdco Notes, as discussed above;

•	$681.0 million aggregate principal amount outstanding of the Intelsat Sub Holdco 8 7/8% Senior Notes due 2015;

•	$400.0 million aggregate principal amount outstanding of the 2015 Intelsat Sub Holdco Notes, Series B;

•	$55.0 million aggregate principal amount outstanding of the Intelsat Jackson 9 1/4% Senior Notes due 2016; and

•	$284.6 million aggregate principal amount outstanding of the Intelsat Jackson 11 1/2% Senior Notes due 2016.

As a result, all of the above series of notes were paid off in full and no third party debt remained outstanding at Intermediate Holdco and Intelsat Sub Holdco as of May 5, 2011. Additionally, in connection with the above transactions, we recognized a loss on early extinguishment of debt of $158.0 million during the three months ended June 30, 2011, which consists of the difference between the carrying value of the debt repaid or redeemed and the total cash amount paid (including related fees), and a write-off of unamortized debt discounts and debt issuance costs.

Note 9	Derivative Instruments and Hedging Activities

Interest Rate Swaps

We are subject to interest rate risk primarily associated with our variable-rate borrowings. Interest rate risk is the risk that changes in interest rates could adversely affect earnings and cash flows. Specific interest rate risk includes: the risk of increasing interest rates on short-term debt; the risk of increasing interest rates for planned new fixed long-term financings; and the risk of increasing interest rates for planned refinancing using long-term fixed-rate debt. We have entered into interest rate swap agreements to reduce the impact of interest rate movements on future interest expense by converting substantially all of our floating-rate debt to a fixed rate.

In connection with the 2011 Secured Loan Refinancing, certain of our interest rate swaps were assigned by Intelsat Sub Holdco and Intelsat Corp to Intelsat Jackson, and are now secured by a first priority security interest in the collateral that also secures obligations under the Intelsat Jackson Secured Credit Agreement (see Note 8—Long Term Debt).

On December 22, 2011, we amended our interest rate swap agreements with an aggregate notional amount of $448.5 million between Intelsat Jackson and respective counterparties to the interest rate swaps. These amendments resulted in a change to the maturity date, the applicable fixed rate of interest that we pay and certain termination events.

During the first quarter of 2012, we amended our interest rate swap agreements with an aggregate notional amount of $1.2 billion between Intelsat Jackson and respective counterparties to the interest rate swaps. These amendments resulted in a change to the maturity date, the applicable fixed rate of interest that we pay and certain termination events.

As of September 30, 2012, we held interest rate swaps with aggregate notional amounts of $731.4 million and $1.6 billion which mature in March 2013 and January 2016, respectively. These swaps were entered into, as further described below, to economically hedge the variability in cash flow on a portion of the floating-rate term loans under our senior secured and unsecured credit facilities, but have not been designated as hedges for accounting purposes. On a quarterly basis, we receive a floating rate of interest equal to the three-month LIBOR and pay a fixed rate of interest. On the interest rate reset date of September 14, 2012, the interest rate which the counterparties utilized to compute interest due to us was determined to be 0.39%.

Additionally, as of September 30, 2012, New Dawn had a floating-to-fixed interest rate swap to hedge future interest payments on its senior and mezzanine term loan facilities. The interest rate swap had an effective date of July 7, 2011, maturing on July 7, 2014, with a notional amount of $65.5 million for the mezzanine loan and varying notional amounts for the senior loan. We received an interest rate of three-month LIBOR and paid a fixed coupon of 3.72%. On the interest rate reset date of July 5, 2012, the interest rate which the counterparties utilized to compute interest due to us was 0.46%. This swap was undesignated as a hedge for accounting purposes. In July 2012, in conjunction with the prepayment of $112.2 million of New Dawn debt made out of restricted cash, we settled $69.0 million notional amount under the New Dawn interest rate swap associated with the senior term loan facilities for $4.1 million (see Note 8—Long-Term Debt—New Dawn Credit Facilities). On October 5, 2012, in conjunction with the repayment of the remaining New Dawn debt related to the New Dawn Equity Purchase (see Note 6(b)—Investments—New Dawn), we made a $5.3 million termination payment to the respective counterparties on New Dawn’s interest rate swap agreement, effectively settling the remaining notional amount.

The counterparties to our interest rate swap agreements are highly rated financial institutions. In the unlikely event that the counterparties fail to meet the terms of the interest rate swaps, our exposure is limited to the interest rate differential on the notional amount at each quarterly settlement period over the life of the agreement. We do not anticipate non-performance by the counterparties.

All of our interest rate swaps were undesignated as of September 30, 2012. The swaps are marked-to-market quarterly with any change in fair value recorded within losses on derivative financial instruments in our condensed consolidated statements of operations. We incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements of our derivatives. The fair value measurement of derivatives could result in either a net asset or a net liability position for us. In adjusting the fair value of our derivative contracts for the effect of nonperformance risk, we have considered the impact of netting arrangements as applicable and necessary. When the swaps are in a net liability position for us, the credit valuation adjustments are calculated by determining the total expected exposure of the derivatives, incorporating the current and potential future exposures and then applying an applicable credit spread to the exposure. The total expected exposure of a derivative is derived using market-

observable inputs, such as yield curves and volatilities. The inputs utilized for our own credit spread are based on implied spreads from traded levels of our debt. Accordingly, as of September 30, 2012, we recorded a non-cash credit valuation adjustment of approximately $7.8 million as a reduction to our liability.

Put Option Embedded Derivative Instrument

On the date of issuance of Intelsat Sub Holdco’s 8 7/8% Senior Notes due 2015 (the “2015 Intelsat Sub Holdco Notes, Series B”), we determined that these debt instruments contained a contingent put option clause within the host contract, which afforded the holders of the notes the option to require the issuer to repurchase such notes at 101% of their principal amount in the event of a change of control, as defined in the indenture governing the notes. In our evaluation of the financing arrangement, we concluded that the contingent put option required bifurcation in accordance with current accounting standards under FASB ASC Topic 815, Derivatives and Hedging. We therefore bifurcated the contingent put option and carried it as a derivative liability at fair value. We estimated the fair value of the derivative on the date of inception using a standard valuation technique, which places the most significant emphasis upon the estimated date and probability of a change of control and incorporated the issue price, maturity date and change of control put price. We subsequently revalued the derivative at the end of each reporting period, recognizing any change in fair value through earnings. The fair value of the embedded derivative was calculated as $4.3 million at December 31, 2010. As of May 5, 2011, we redeemed the entire $400 million aggregate principal amount outstanding of the 2015 Intelsat Sub Holdco Notes, Series B. Therefore, we derecognized the embedded derivative liability and the value at December 31, 2011 was $0. We recorded a gain of $4.3 million included in losses on derivative financial instruments in our condensed consolidated statement of operations during the nine months ended September 30, 2011 to adjust the fair market value of the put option embedded derivative to $0.

The following table sets forth the fair value of our derivatives by category (in thousands):

		Liability Derivatives
Derivatives not designated as hedging instruments	Balance Sheet Location	December 31, 2011	September 30, 2012
Undesignated interest rate swaps	Other current liabilities	$14,828	$13,340
Undesignated interest rate swaps	Other long-term liabilities	80,690	76,485

Total derivatives		$95,518	$89,825

The following table sets forth the effect of the derivative instruments on the condensed consolidated statements of operations (in thousands):

Derivatives not designated as hedging instruments	Presentation in Statements of Operations	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2012
Undesignated interest rate swaps	Losses on derivative financial instruments	$28,458	$37,651
Put option embedded derivative	Losses on derivative financial instruments	(4,295)	—

Total losses on derivative financial instruments		$24,163	$37,651

Note 10	Income Taxes

The majority of our operations are located in taxable jurisdictions, including Luxembourg, the United States and the United Kingdom. Our Luxembourg companies that file tax returns as a consolidated group generated a loss for the nine months ended September 30, 2012. Due to our cumulative losses in recent years, and the inherent uncertainty associated with the realization of future taxable income in the foreseeable future, we recorded a full valuation allowance against the net operating losses generated in Luxembourg. The difference between tax expense (benefit) reported in the condensed consolidated statements of operations and tax computed at statutory rates is attributable to the valuation allowance on losses generated in Luxembourg, the provision for foreign taxes, which were principally in the United States and the United Kingdom, as well as withholding taxes on revenue earned in many of the foreign markets in which we operate.

As of December 31, 2011 and September 30, 2012, our gross unrecognized tax benefits were $64.8 million and $68.6 million, respectively (including interest and penalties), of which $46.6 million and $49.6 million, respectively, if recognized, would affect our effective tax rate. As of December 31, 2011 and September 30, 2012, we had recorded reserves for interest and penalties in the amount of $8.6 million and $10.9 million, respectively. We continue to recognize interest and, to the extent applicable, penalties with respect to the unrecognized tax benefits as income tax expense. Since December 31, 2011, the change in the balance of unrecognized tax benefits consisted of an increase of $0.9 million related to prior period tax positions and an increase of $2.9 million related to current tax positions.

We operate in various taxable jurisdictions throughout the world and our tax returns are subject to audit and review from time to time. We consider Luxembourg, the United States and the United Kingdom to be our significant tax jurisdictions. Our Luxembourg, U.S. and U.K. subsidiaries are subject to income tax examination for periods after December 31, 2003. Within the next twelve months, we believe that there are no jurisdictions in which the outcome of unresolved tax issues or claims is likely to be material to our results of operations, financial position or cash flows.

On March 7, 2011, Intelsat Holding Corporation, the former parent of Intelsat Corp, was notified by the Internal Revenue Service of its intent to initiate an audit for the tax years ending December 31, 2008 and 2009. We do not currently expect the result of this audit to have a material impact on our provision for income taxes.

In May 2012, India enacted new legislation that defines payments for satellite services as “royalties for the use of a process”. Due to the law’s retroactive application, and because it is contrary to recent Delhi High Court rulings as well as model commentaries issued by international tax bodies, we are likely to appeal any assessments we may receive as a result of the new law, and we believe that it is more likely than not that we would be successful with such appeals. As a result, we do not expect this new law to have a material impact on our provision for income taxes.

Prior to August 20, 2004, Intelsat Corp, joined with The DIRECTV Group and General Motors Corporation in filing a consolidated U.S. federal income tax return. In April 2004, Intelsat Corp entered into a tax separation agreement with The DIRECTV Group that superseded four earlier tax-related agreements among Intelsat Corp and its subsidiaries, The DIRECTV Group and certain of its affiliates. Pursuant to the tax separation agreement, The DIRECTV Group agreed to indemnify Intelsat Corp for all federal and consolidated state and local income taxes a taxing authority may attempt to collect from Intelsat Corp regarding any liability for the federal or consolidated state or local income taxes of General Motors Corporation and The DIRECTV Group, except those income taxes Intelsat Corp is required to pay under the tax separation agreement. In addition, The DIRECTV Group agreed to indemnify Intelsat Corp for any taxes (other than those taxes described in the preceding sentence) related to any periods or portions of such periods ending on, or prior to, the day of the closing of the PanAmSat Corporation recapitalization, which occurred on August 20, 2004, in amounts equal to 80% of the first $75.0 million of such other taxes and 100% of any other taxes in excess of the first $75.0 million. As a result, Intelsat Corp’s tax exposure after indemnification related to these periods is capped at $15.0 million, of which $4.0 million has been paid to date. The tax separation agreement with The DIRECTV Group is effective from August 20, 2004 until the expiration of the statute of limitations with respect to all taxes to which the tax separation agreement relates. As of December 31, 2011 and September 30, 2012, we had a tax indemnification receivable of $2.3 million.

Note 11	Commitments and Contingencies

(a)	Litigation and Claims

We are subject to litigation in the ordinary course of business. Management does not believe that the resolution of any pending proceedings would have a material adverse effect on our financial position or results of operations.

(b)	LCO Protection

Most of the customer service commitments entered into prior to our privatization were transferred to us pursuant to novation agreements. Certain of these agreements contain provisions, including provisions for lifeline connectivity obligation (“LCO”) protection, which constrain our ability to price services in some circumstances. Our LCO contracts require us to provide customers with the right to renew their service commitments covered by LCO contracts at prices no higher than the prices charged for those services on the privatization date. Under some circumstances, we may also be required by an LCO contract to reduce the price for a service commitment covered by the contract. LCO protection may continue until July 18, 2013. As of September 30, 2012, we had approximately $71.8 million of backlog covered by LCO contracts and to date we have not been required to reduce prices for our LCO-protected service commitments. There can be no assurance that we will not be required to reduce prices in the future under our LCO commitments.

(c)	Loss Contingency

Our indirect parent, Intelsat Global Holdings, entered into an agreement pursuant to which an independent third party made an investment commitment to us. This commitment was subject to certain terms and conditions and had a fixed duration. We previously loaned $10.0 million to Intelsat Global Holdings in connection with a fee paid to the third party under this agreement. The commitment expired on October 1, 2012 and the investment was not consummated. We recorded a $20.0 million pretax charge plus associated costs and expenses of $1.0 million in the third quarter of 2012 within other income (expense), net in the accompanying consolidated statement of operations. The charge consisted of the $10.0 million previously loaned to Intelsat Global Holdings, an additional $10.0 million that was loaned to Intelsat Global Holdings in the third quarter of 2012 and paid to the third party upon expiration of the commitment, and $1.0 million for related costs and expenses, the amount of which was loaned to Intelsat Global Holdings and paid to the third party in October 2012.

Note 12	Business and Geographic Segment Information

We operate in a single industry segment in which we provide satellite services to our communications customers around the world. Revenue by region is based on the locations of customers to which services are billed. Our satellites are in geosynchronous orbit, and consequently are not attributable to any geographic location. Of our remaining assets, substantially all are located in the United States.

We earn revenue primarily by providing services over satellite transponder capacity to our customers. Our customers generally obtain satellite capacity from us by placing an order pursuant to one of several master customer service agreements. Our customer agreements also cover services that we procure from third parties and resell, which we refer to as off-network services. These services can include transponder services and other satellite-based transmission services in frequencies not available on our network. Under the category off-network and other revenues, we also include revenues from consulting and other services.

The geographic distribution of our revenue based upon billing region of the customer was as follows:

	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2012
North America	47%	47%
Europe	16%	16%
Africa and Middle East	17%	16%
Latin America and Caribbean	14%	15%
Asia Pacific	6%	6%

Approximately 4% of our revenue was derived from our largest customer during each of the nine months ended September 30, 2011 and 2012. Our ten largest customers accounted for approximately 27% and 26% of our revenue for the nine months ended September 30, 2011 and 2012, respectively.

Our revenues were derived from the following services, with Off-Network and Other Revenues shown separately from On-Network Revenues (in thousands, except percentages):

	Nine Months Ended September 30, 2011		Nine Months Ended September 30, 2012
On-Network Revenues
Transponder services	$1,422,163	74%	$1,447,797	75%
Managed services	212,432	11%	202,928	11%
Channel	80,377	4%	70,025	4%

Total on-network revenues	1,714,972	89%	1,720,750	89%
Off-Network and Other Revenues
Transponder, MSS and other off-network services	178,942	9%	180,665	9%
Satellite-related services	41,601	2%	36,368	2%

Total off-network and other revenues	220,543	11%	217,033	11%

Total	$1,935,515	100%	$1,937,783	100%

Note 13	Related Party Transactions

(a)	Shareholders’ Agreement

The shareholders of Intelsat Global entered into shareholders agreements on February 4, 2008. The shareholders agreements were assigned to Intelsat Global Holdings by amendments effective as of March 30, 2012. The shareholders agreements and the articles of incorporation of Intelsat Global Holdings provide, among other things, for the governance of Intelsat Global Holdings and its subsidiaries and provide specific rights to and limitations upon the holders of Intelsat Global Holdings’ share capital with respect to shares held by such holders.

(b)	Monitoring Fee Agreement

Intelsat Luxembourg, our direct wholly-owned subsidiary, has a monitoring fee agreement dated February 4, 2008 (the “2008 MFA”) with BC Partners Limited and Silver Lake Management Company III, L.L.C. (together, the “2008 MFA Parties”), pursuant to which the 2008 MFA Parties provide certain monitoring, advisory and consulting services to Intelsat Luxembourg. We recorded expense for services associated with the 2008 MFA of $18.7 million and $18.8 million during the nine months ended September 30, 2011 and 2012, respectively.

(c)	Ownership by Management

Certain directors, officers and key employees of Intelsat Global Holdings and its subsidiaries hold restricted shares, options and SCAs of Intelsat Global Holdings (see Note 3—Share-Based and Other Compensation Plans). In the aggregate, these shares and arrangements outstanding as of September 30, 2012 provided for the issuance of approximately 12.3% of the voting equity of Intelsat Global Holdings on a fully diluted basis.

(d)	Horizons Holdings

We have a 50% ownership interest in Horizons Holdings as a result of a joint venture with JSAT (see Note 6(a)—Investments—Horizons Holdings).

(e)	New Dawn

As of September 30, 2012, we had a 74.9% ownership interest in New Dawn as a result of the New Dawn Project Agreement with Convergence Partners. On October 5, 2012, we purchased the remaining ownership interest from Convergence Partners (see Note 6(b)—Investments—New Dawn).

(f)	WP Com

We have a 49% ownership interest in WP Com as a result of a joint venture with Corporativo (see Note 6(c)—Investments—WP Com).

(g)	Receivable from Parent

We had receivables from our indirect parent entities as of December 31, 2011 and September 30, 2012 of $16.8 million and $33.9 million, respectively.

Note 14	Supplemental Consolidating Financial Information

On February 4, 2008, Intelsat Jackson issued approximately $1.3 billion of the 2016 Jackson 11 1/4% Notes. The 2016 Jackson 11 1/4% Notes are fully and unconditionally guaranteed, jointly and severally, by Intelsat S.A. and Intelsat Luxembourg. The 2016 Jackson 11 1/4% Notes are not guaranteed by any of Intelsat Jackson’s direct or indirect subsidiaries.

In addition, on June 27, 2008, Intelsat Luxembourg issued approximately $2.8 billion of 11 1/4% Senior Notes due 2017 and approximately $2.3 billion of 11 1/2% / 12  1/2% Senior PIK Election Notes due 2017, which are fully and unconditionally guaranteed, jointly and severally, by Intelsat S.A.

Separate financial statements of Intelsat S.A., Intelsat Luxembourg and Intelsat Jackson are not presented because management believes that such financial statements would not be material to investors. Investments in Intelsat Jackson’s subsidiaries in the following condensed consolidating financial information are accounted for under the equity method of accounting. Consolidating adjustments include the following:

•	elimination of investment in subsidiaries;

•	elimination of intercompany accounts; and

•	elimination of equity in earnings (losses) of subsidiaries.

Other comprehensive income for the nine months ended September 30, 2011 and 2012 was $2.9 million and $3.1 million, respectively. Other comprehensive income is fully attributable to the subsidiaries of Intelsat Jackson.

INTELSAT S.A. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING BALANCE SHEET

AS OF SEPTEMBER 30, 2012

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Intelsat Jackson Subsidiaries (Non-Guarantors)	Consolidation and Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents, net of restricted cash	$32	$92	$100,776	$130,346	$—	$231,246
Receivables, net of allowance	23	4	371	325,771	—	326,169
Deferred income taxes	—	—	—	25,925	—	25,925
Prepaid expenses and other current assets	804	6,266	153	46,635	(132)	53,726
Intercompany receivables	—	6,853	—	2,666,389	(2,673,242)	—

Total current assets	859	13,215	101,300	3,195,066	(2,673,374)	637,066
Satellites and other property and equipment, net	—	—	—	6,403,078	—	6,403,078
Goodwill	—	—	—	6,780,827	—	6,780,827
Non-amortizable intangible assets	—	—	—	2,458,100	—	2,458,100
Amortizable intangible assets, net	—	—	—	674,032	—	674,032
Investment in affiliates	(407,360)	4,921,442	17,563,967	1,010	(22,078,049)	1,010
Other assets	8,767	88,389	100,216	212,064	—	409,436

Total assets	$(397,734)	$5,023,046	$17,765,483	$19,724,177	$(24,751,423)	$17,363,549

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$2,524	$—	$612	$146,156	$(132)	$149,160
Accrued interest payable	9,575	77,102	248,080	2,073	—	336,830
Current portion of long-term debt	—	—	182,500	27,216	—	209,716
Deferred satellite performance incentives	—	—	—	19,772	—	19,772
Other current liabilities	—	—	12,727	145,820	—	158,547
Intercompany payables	487,679	—	2,185,563	—	(2,673,242)	—

Total current liabilities	499,778	77,102	2,629,482	341,037	(2,673,374)	874,025
Long-term debt, net of current portion	321,293	5,307,986	10,142,343	104,198	—	15,875,820
Deferred satellite performance incentives, net of current portion	—	—	—	157,992	—	157,992
Deferred revenue, net of current portion	—	—	—	807,164	—	807,164
Deferred income taxes	—	—	—	274,374	—	274,374
Accrued retirement benefits	—	—	—	284,450	—	284,450
Other long-term liabilities	—	43,809	72,216	183,760	—	299,785
Noncontrolling interest	—	—	—	8,744	—	8,744
Shareholder’s equity (deficit):
Ordinary shares	5,000	669,036	4,322,473	8,773,388	(13,764,897)	5,000
Other shareholder’s equity (deficit)	(1,223,805)	(1,074,887)	598,969	8,789,070	(8,313,152)	(1,223,805)

Total liabilities and shareholder’s equity (deficit)	$(397,734)	$5,023,046	$17,765,483	$19,724,177	$(24,751,423)	$17,363,549

(Certain totals may not add due to the effects of rounding)

INTELSAT S.A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2011

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Intelsat Jackson Subsidiaries (Non-Guarantors)	Consolidation and Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents, net of restricted cash	$511	$908	$2,269	$291,012	$0	$294,700
Restricted cash	0	0	0	94,131	0	94,131
Receivables, net of allowance	41	0	0	331,330	0	331,371
Deferred income taxes	0	0	0	26,058	0	26,058
Prepaid expenses and other current assets	551	16	37	42,330	0	42,934
Intercompany receivables	0	6,249	0	897,410	(903,659)	0

Total current assets	1,103	7,173	2,306	1,682,271	(903,659)	789,194
Satellites and other property and equipment, net	0	0	0	6,142,731	0	6,142,731
Goodwill	0	0	0	6,780,827	0	6,780,827
Non-amortizable intangible assets	0	0	0	2,458,100	0	2,458,100
Amortizable intangible assets, net	0	0	0	742,868	0	742,868
Investment in affiliates	(303,483)	5,177,192	15,832,505	1,010	(20,706,214)	1,010
Other assets	5,356	99,680	95,708	246,280	(348)	446,676

Total assets	$(297,024)	$5,284,045	$15,930,519	$18,054,087	$(21,610,221)	$17,361,406

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$2,484	$(10)	$450	$195,252	$0	$198,176
Accrued interest payable	3,831	227,953	125,714	1,838	0	359,336
Current portion of long-term debt	0	0	32,500	132,318	0	164,818
Deferred satellite performance incentives	0	0	0	17,715	0	17,715
Other current liabilities	0	0	3,195	137,874	0	141,069
Intercompany payables	487,031	0	416,628	0	(903,659)	0

Total current liabilities	493,346	227,943	578,487	484,997	(903,659)	881,114
Long-term debt, net of current portion	302,079	5,307,986	10,093,802	133,645	0	15,837,512
Deferred satellite performance incentives, net of current portion	0	0	0	113,974	0	113,974
Deferred revenue, net of current portion	0	0	0	724,413	0	724,413
Deferred income taxes	0	0	0	265,181	0	265,181
Accrued retirement benefits	0	0	0	305,902	0	305,902
Other long-term liabilities	0	49,673	81,038	192,372	(348)	322,735
Noncontrolling interest	0	0	0	3,024	0	3,024
Shareholder’s equity (deficit):
Ordinary shares	5,000	669,036	4,322,473	9,576,008	(14,567,517)	5,000
Other shareholder’s equity (deficit)	(1,097,449)	(970,593)	854,719	6,254,571	(6,138,697)	(1,097,449)

Total liabilities and shareholder’s equity (deficit)	$(297,024)	$5,284,045	$15,930,519	$18,054,087	$(21,610,221)	$17,361,406

(Certain totals may not add due to the effects of rounding)

INTELSAT S.A. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2012

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Intelsat Jackson Subsidiaries (Non-Guarantors)	Consolidation and Eliminations	Consolidated
Revenue	$—	$—	$20,528	$1,937,789	$(20,534)	$1,937,783

Operating expenses:
Direct costs of revenue (excluding depreciation and amortization)	—	—	—	327,751	(20,527)	307,224
Selling, general and administrative	2,902	18,992	1,105	128,308	(7)	151,300
Depreciation and amortization	—	—	17,104	550,368	—	567,472
Losses on derivative financial instruments	—	—	36,053	1,598	—	37,651

Total operating expenses	2,902	18,992	54,262	1,008,025	(20,534)	1,063,647

Income (loss) from operations	(2,902)	(18,992)	(33,734)	929,764	—	874,136
Interest (income) expense, net	47,156	457,983	610,347	(165,413)	—	950,073
Loss on early extinguishment of debt	—	—	(43,385)	(3,104)	—	(46,489)
Subsidiary income (loss)	(71,870)	412,763	1,100,236	—	(1,441,129)	—
Other income (expense), net	(13)	(1)	(7)	39	(21,000)	(20,982)

Income (loss) before income taxes	(121,941)	(64,213)	412,763	1,092,112	(1,462,129)	(143,408)
Benefit from income taxes	—	—	—	(1,110)	—	(1,110)

Net income (loss)	(121,941)	(64,213)	412,763	1,093,222	(1,462,129)	(142,298)
Net income attributable to noncontrolling interest	—	—	—	(643)	—	(643)

Net income (loss) attributable to Intelsat S.A.	$(121,941)	$(64,213)	$412,763	$1,092,579	$(1,462,129)	$(142,941)

(Certain totals may not add due to the effects of rounding)

INTELSAT S.A. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Intelsat Jackson Subsidiaries (Non-Guarantors)	Consolidation and Eliminations	Consolidated
Revenue	$0	$0	$0	$1,935,515	$0	$1,935,515

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	0	0	0	316,749	0	316,749
Selling, general and administrative	3,982	19,049	820	133,665	0	157,516
Depreciation and amortization	0	0	0	583,196	0	583,196
Losses on derivative financial instruments	0	0	23,716	447	0	24,163

Total operating expenses	3,982	19,049	24,536	1,034,057	0	1,081,624

Income (loss) from operations	(3,982)	(19,049)	(24,536)	901,458	0	853,891
Interest expense, net	58,011	460,023	442,774	31,276	0	992,084
Loss on early extinguishment of debt	(78,960)	0	(28,963)	(218,260)	0	(326,183)
Subsidiary income (loss)	(288,455)	197,706	693,978	0	(603,229)	0
Loss from previously unconsolidated affiliates	0	0	0	(24,658)	0	(24,658)
Other income (expense), net	0	(1)	1	7,753	0	7,753

Income (loss) before income taxes	(429,408)	(281,367)	197,706	635,017	(603,229)	(481,281)
Benefit from income taxes	0	0	0	(48,931)	0	(48,931)

Net income (loss)	(429,408)	(281,367)	197,706	683,948	(603,229)	(432,350)
Net loss attributable to noncontrolling interest	0	0	0	2,942	0	2,942

Net income (loss) attributable to Intelsat S.A.	$(429,408)	$(281,367)	$197,706	$686,890	$(603,229)	$(429,408)

(Certain totals may not add due to the effects of rounding)

INTELSAT S.A. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2012

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Intelsat Jackson Subsidiaries (Non-Guarantors)	Consolidation and Eliminations	Consolidated
Cash flows from operating activities:	$(15,767)	$(626,643)	$184,445	$1,017,528	$—	$559,563

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	—	—	—	(715,101)	—	(715,101)
Disbursements for intercompany loans	—	—	—	(145,286)	145,286	—
Loan to affiliated party	—	—	—	(10,000)	—	(10,000)
Investment in subsidiaries	(4,889)	—	(42,491)	—	47,380	—
Dividend from affiliates	18,390	644,218	316,500	—	(979,108)	—

Net cash provided by (used in) investing activities	13,501	644,218	274,009	(870,387)	(786,442)	(725,101)

Cash flows from financing activities:
Repayments of long-term debt	—	—	(1,461,288)	(27,725)	—	(1,489,013)
Proceeds from issuance of long-term debt	—	—	1,661,000	—	—	1,661,000
Proceeds from intercompany borrowing	1,800	—	143,486	—	(145,286)	—
Debt issuance costs	—	—	(19,444)	—	—	(19,444)
Payment of premium on early retirement of debt	—	—	(39,477)	—	—	(39,477)
Principal payments on deferred satellite performance incentives	—	—	—	(11,666)	—	(11,666)
Capital contribution from parent	—	—	—	47,380	(47,380)	—
Dividends to shareholders	—	(18,390)	(644,218)	(316,500)	979,108	—
Capital contribution from noncontrolling interest	—	—	—	12,209	—	12,209
Dividends paid to noncontrolling interest	—	—	—	(6,782)	—	(6,782)

Net cash provided by (used in) financing activities	1,800	(18,390)	(359,941)	(303,084)	786,442	106,827

Effect of exchange rate changes on cash and cash equivalents	(13)	(1)	(6)	(4,723)	—	(4,743)

Net change in cash and cash equivalents	(479)	(816)	98,507	(160,666)	—	(63,454)
Cash and cash equivalents, beginning of period	511	908	2,269	291,012	—	294,700

Cash and cash equivalents, end of period	$32	$92	$100,776	$130,346	$—	$231,246

(Certain totals may not add due to the effects of rounding)

INTELSAT S.A. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Intelsat Jackson Subsidiaries (Non-Guarantors)	Consolidation and Eliminations	Consolidated
Cash flows from operating activities:	$(33,898)	$(557,342)	$(56,163)	$1,320,623	$0	$673,220

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	0	0	0	(615,113)	0	(615,113)
Disbursements for intercompany loans	0	0	(113,206)	(21,841)	135,047	0
Capital contributions to previously unconsolidated affiliates	0	0	0	(12,209)	0	(12,209)
Investment in subsidiaries	(3,100)	0	(5,027,932)	0	5,031,032	0
Dividend from affiliates	559,801	1,108,034	781,374	0	(2,449,209)	0
Other investing activities	0	0	0	6,710	0	6,710

Net cash provided by (used in) investing activities	556,701	1,108,034	(4,359,764)	(642,453)	2,716,870	(620,612)

Cash flows from financing activities:
Repayments of long-term debt	(485,841)	0	(547,755)	(5,289,423)	0	(6,323,019)
Proceeds from issuance of long-term debt	0	0	6,083,750	35,675	0	6,119,425
Proceeds from intercompany borrowing	0	0	21,841	113,206	(135,047)	0
Debt issuance costs	0	0	(69,339)	0	0	(69,339)
Payment of premium on early retirement of debt	(36,770)	0	(26,114)	(108,163)	0	(171,047)
Principal payments on deferred satellite performance incentives	0	0	0	(10,776)	0	(10,776)
Capital contribution from parent	0	0	0	5,031,032	(5,031,032)	0
Dividends to shareholders	0	(559,801)	(1,108,034)	(781,374)	2,449,209	0
Noncontrolling interest in New Dawn	0	0	0	1,734	0	1,734

Net cash provided by (used in) financing activities	(522,611)	(559,801)	4,354,349	(1,008,089)	(2,716,870)	(453,022)

Effect of exchange rate changes on cash and cash equivalents	0	0	0	2,905	0	2,905

Net change in cash and cash equivalents	192	(9,109)	(61,578)	(327,014)	0	(397,509)
Cash and cash equivalents, beginning of period	7,315	10,017	126,605	548,993	0	692,930

Cash and cash equivalents, end of period	$7,507	$908	$65,027	$221,979	$0	$295,421

(Certain totals may not add due to the effects of rounding)

On April 5, 2011 Intelsat Jackson completed an offering of $2.65 billion aggregate principal amount of senior notes, consisting of $1.5 billion aggregate principal amount of the 7  1/4% 2019 Jackson Notes and $1.15 billion aggregate principal amount of the 2021 Jackson Notes. The 7  1/4% 2019 Jackson Notes and the 2021 Jackson Notes are fully and unconditionally guaranteed, jointly and severally, by Intelsat S.A., Intelsat Luxembourg and certain wholly-owned subsidiaries of Intelsat Jackson (the “Subsidiary Guarantors”).

Separate financial statements of Intelsat S.A., Intelsat Luxembourg, Intelsat Jackson and the Subsidiary Guarantors are not presented because management believes that such financial statements would not be material to investors. Investments in Intelsat Jackson’s subsidiaries in the following condensed consolidating financial information are accounted for under the equity method of accounting. Consolidating adjustments include the following:

•	elimination of investment in subsidiaries;

•	elimination of intercompany accounts; and

•	elimination of equity in earnings (losses) of subsidiaries.

Other comprehensive income for the nine months ended September 30, 2011 and 2012 was $2.9 million and $3.1 million, respectively. Other comprehensive income is fully attributable to the Subsidiary Guarantors, which are consolidated within Intelsat Jackson as well.

INTELSAT S.A. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING BALANCE SHEET

AS OF SEPTEMBER 30, 2012

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Jackson Subsidiary Guarantors	Non-Guarantor Subsidiaries	Consolidation and Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents, net of restricted cash	$32	$92	$175,412	$74,635	$55,710	$(74,635)	$231,246
Receivables, net of allowance	23	4	229,450	229,079	96,692	(229,079)	326,169
Deferred income taxes	—	—	23,829	23,829	2,096	(23,829)	25,925
Prepaid expenses and other current assets	804	6,266	29,828	29,675	17,175	(30,022)	53,726
Intercompany receivables	—	6,853	514,235	2,699,798	—	(3,220,886)	—

Total current assets	859	13,215	972,754	3,057,016	171,673	(3,578,451)	637,066
Satellites and other property and equipment, net	—	—	6,152,026	6,152,026	267,584	(6,168,558)	6,403,078
Goodwill	—	—	6,780,827	6,780,827	—	(6,780,827)	6,780,827
Non-amortizable intangible assets	—	—	2,458,100	2,458,100	—	(2,458,100)	2,458,100
Amortizable intangible assets, net	—	—	674,032	674,032	—	(674,032)	674,032
Investment in affiliates	(407,188)	4,921,614	213,159	213,159	10	(4,939,744)	1,010
Other assets	8,767	88,389	282,649	182,432	23,404	(176,205)	409,436

Total assets	$(397,562)	$5,023,218	$17,533,547	$19,517,592	$462,671	$(24,775,917)	$17,363,549

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$2,524	$—	$118,587	$117,976	$28,396	$(118,323)	$149,160
Accrued interest payable	9,575	77,102	249,874	1,794	279	(1,794)	336,830
Current portion of long-term debt	—	—	182,500	—	27,216	—	209,716
Deferred satellite performance incentives	—	—	18,542	18,542	1,230	(18,542)	19,772
Other current liabilities	—	—	149,338	136,609	10,542	(137,942)	158,547
Intercompany payables	487,679	—	—	—	33,409	(521,088)	—

Total current liabilities	499,778	77,102	718,841	274,921	101,072	(797,689)	874,025
Long-term debt, net of current portion	321,293	5,307,986	10,142,343	—	104,198	—	15,875,820
Deferred satellite performance incentives, net of current portion	—	—	155,752	155,752	2,240	(155,752)	157,992
Deferred revenue, net of current portion	—	—	814,162	814,162	7,999	(829,159)	807,164
Deferred income taxes	—	—	251,962	251,962	16,215	(245,765)	274,374
Accrued retirement benefits	—	—	284,450	284,450	—	(284,450)	284,450
Other long-term liabilities	—	43,809	244,423	172,207	11,553	(172,207)	299,785
Noncontrolling interest	—	—	—	—	8,744	—	8,744
Shareholder’s equity (deficit):
Ordinary shares	5,000	669,036	4,322,518	8,773,388	24	(13,764,966)	5,000
Other shareholder’s equity (deficit)	(1,223,633)	(1,074,715)	599,096	8,790,750	210,626	(8,525,929)	(1,223,805)

Total liabilities and shareholder’s equity (deficit)	$(397,562)	$5,023,218	$17,533,547	$19,517,592	$462,671	$(24,775,917)	$17,363,549

(Certain totals may not add due to the effects of rounding)

INTELSAT S.A. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2011

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Jackson Subsidiary Guarantors	Non-Guarantor Subsidiaries	Consolidation and Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents, net of restricted cash	$511	$908	$240,175	$237,906	$53,106	$(237,906)	$294,700
Restricted cash	0	0	0	0	94,131	0	94,131
Receivables, net of allowance	41	0	217,082	217,082	114,248	(217,082)	331,371
Deferred income taxes	0	0	23,944	23,944	2,114	(23,944)	26,058
Prepaid expenses and other current assets	551	16	27,985	27,949	15,216	(28,783)	42,934
Intercompany receivables	0	6,249	523,329	939,957	0	(1,469,535)	0

Total current assets	1,103	7,173	1,032,515	1,446,838	278,815	(1,977,250)	789,194
Satellites and other property and equipment, net	0	0	5,869,027	5,869,027	291,182	(5,886,505)	6,142,731
Goodwill	0	0	6,780,827	6,780,827	0	(6,780,827)	6,780,827
Non-amortizable intangible assets	0	0	2,458,100	2,458,100	0	(2,458,100)	2,458,100
Amortizable intangible assets, net	0	0	742,868	742,868	0	(742,868)	742,868
Investment in affiliates	(303,383)	5,177,292	218,048	218,048	10	(5,309,005)	1,010
Other assets	5,356	99,680	293,032	197,322	42,728	(191,442)	446,676

Total assets	$(296,924)	$5,284,145	$17,394,417	$17,713,030	$612,735	$(23,345,997)	$17,361,406

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$2,484	$(10)	$168,577	$168,126	$27,960	$(168,961)	$198,176
Accrued interest payable	3,831	227,953	126,646	932	906	(932)	359,336
Current portion of long-term debt	0	0	32,500	0	132,318	0	164,818
Deferred satellite performance incentives	0	0	16,339	16,339	1,376	(16,339)	17,715
Other current liabilities	0	0	121,327	118,131	21,074	(119,463)	141,069
Intercompany payables	487,031	0	0	0	42,547	(529,578)	0

Total current liabilities	493,346	227,943	465,389	303,528	226,181	(835,273)	881,114
Long-term debt, net of current portion	302,079	5,307,986	10,093,802	0	133,645	0	15,837,512
Deferred satellite performance incentives, net of current portion	0	0	110,982	110,982	2,992	(110,982)	113,974
Deferred revenue, net of current portion	0	0	731,560	731,560	8,850	(747,557)	724,413
Deferred income taxes	0	0	244,216	244,216	14,785	(238,036)	265,181
Accrued retirement benefits	0	0	305,902	305,902	0	(305,902)	305,902
Other long-term liabilities	0	49,673	265,274	184,237	8,136	(184,585)	322,735
Noncontrolling interest	0	0	0	0	3,024	0	3,024
Shareholder’s equity (deficit):
Ordinary shares	5,000	669,036	4,322,518	9,576,008	24	(14,567,586)	5,000
Other shareholder’s equity (deficit)	(1,097,349)	(970,493)	854,774	6,256,597	215,098	(6,356,076)	(1,097,449)

Total liabilities and shareholder’s equity (deficit)	$(296,924)	$5,284,145	$17,394,417	$17,713,030	$612,735	$(23,345,997)	$17,361,406

(Certain totals may not add due to the effects of rounding)

INTELSAT S.A. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2012

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Jackson Subsidiary Guarantors	Non-Guarantor Subsidiaries	Consolidation and Eliminations	Consolidated
Revenue	$—	$—	$1,718,186	$1,718,190	$543,803	$(2,042,396)	$1,937,783

Operating expenses:
Direct costs of revenue (excluding depreciation and amortization)	—	—	194,870	215,397	436,559	(539,602)	307,224
Selling, general and administrative	2,902	18,992	93,022	91,921	36,384	(91,921)	151,300
Depreciation and amortization	—	—	538,371	521,267	30,046	(522,212)	567,472
Losses on derivative financial instruments	—	—	36,053	—	1,598	—	37,651

Total operating expenses	2,902	18,992	862,316	828,585	504,587	(1,153,735)	1,063,647

Income (loss) from operations	(2,902)	(18,992)	855,870	889,605	39,216	(888,661)	874,136
Interest (income) expense, net	47,156	457,983	434,154	(176,193)	10,780	176,193	950,073
Loss on early extinguishment of debt	—	—	(43,385)	—	(3,104)	—	(46,489)
Subsidiary income (loss)	(71,798)	412,835	24,538	24,538	—	(390,113)	—
Other income (expense), net	(13)	(1)	5,328	5,334	(4,296)	(27,334)	(20,982)

Income (loss) before income taxes	(121,869)	(64,141)	408,197	1,095,670	21,036	(1,482,301)	(143,408)
Provision for (benefit from) income taxes	—	—	(4,638)	(4,638)	3,512	4,654	(1,110)

Net income (loss)	(121,869)	(64,141)	412,835	1,100,308	17,524	(1,486,955)	(142,298)
Net income attributable to noncontrolling interest	—	—	—	—	(643)	—	(643)

Net income (loss) attributable to Intelsat, S.A.	$(121,869)	$(64,141)	$412,835	$1,100,308	$16,881	$(1,486,955)	$(142,941)

(Certain totals may not add due to the effects of rounding)

INTELSAT S.A. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Jackson Subsidiary Guarantors	Non-Guarantor Subsidiaries	Consolidation and Eliminations	Consolidated
Revenue	$0	$0	$1,714,752	$1,714,752	$508,811	$(2,002,800)	$1,935,515

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	0	0	191,443	191,443	413,354	(479,491)	316,749
Selling, general and administrative	3,982	19,049	100,456	99,637	34,029	(99,637)	157,516
Depreciation and amortization	0	0	558,503	558,503	25,008	(558,818)	583,196
(Gains) losses on derivative financial instruments	0	0	19,255	(4,461)	4,908	4,461	24,163

Total operating expenses	3,982	19,049	869,657	845,122	477,299	(1,133,485)	1,081,624

Income (loss) from operations	(3,982)	(19,049)	845,095	869,630	31,512	(869,315)	853,891
Interest expense, net	58,011	460,023	467,479	24,705	6,571	(24,705)	992,084
Loss on early extinguishment of debt	(78,960)	0	(247,223)	(218,261)	0	218,261	(326,183)
Subsidiary income (loss)	(288,325)	197,836	37,595	37,595	0	15,299	0
Loss from previously unconsolidated affiliates	0	0	(24,658)	(24,658)	0	24,658	(24,658)
Other income (expense), net	0	(1)	2,336	2,336	5,863	(2,781)	7,753

Income (loss) before income taxes	(429,278)	(281,237)	145,666	641,937	30,804	(589,173)	(481,281)
Provision for (benefit from) income taxes	0	0	(52,170)	(52,170)	3,239	52,170	(48,931)

Net income (loss)	(429,278)	(281,237)	197,836	694,107	27,565	(641,343)	(432,350)
Net loss attributable to noncontrolling interest	0	0	0	0	2,942	0	2,942

Net income (loss) attributable to Intelsat S.A.	$(429,278)	$(281,237)	$197,836	$694,107	$30,507	$(641,343)	$(429,408)

(Certain totals may not add due to the effects of rounding)

INTELSAT S.A. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2012

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Jackson Subsidiary Guarantors	Non-Guarantor Subsidiaries	Consolidation and Eliminations	Consolidated
Cash flows from operating activities:	$(15,767)	$(626,643)	$1,135,227	$846,682	$66,746	$(846,682)	$559,563

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	—	—	(708,494)	(708,494)	(6,607)	708,494	(715,101)
Repayment from (disbursements for) intercompany loans	—	—	15,562	(23,771)	—	8,209	—
Loan to affiliated party			(10,000)	(10,000)		10,000	(10,000)
Investment in subsidiaries	(4,889)	—	261	261	—	4,367	—
Dividend from affiliates	18,390	644,218	17,307	17,307	—	(697,222)	—
Other investing activities	—	—	—	—	—	—	—

Net cash provided by (used in) investing activities	13,501	644,218	(685,364)	(724,697)	(6,607)	33,848	(725,101)

Cash flows from financing activities:
Repayments of long-term debt	—	—	(1,461,288)	—	(27,725)	—	(1,489,013)
Proceeds from issuance of long-term debt	—	—	1,661,000	—	—	—	1,661,000
Proceeds from (repayment of) intercompany borrowing	1,800	—	—	—	(17,362)	15,562	—
Debt issuance costs	—	—	(19,444)	—	—	—	(19,444)
Payment of premium on early retirement of debt	—	—	(39,477)	—	—	—	(39,477)
Principal payments on deferred satellite performance incentives	—	—	(10,767)	(10,767)	(899)	10,767	(11,666)
Capital contribution from parent	—	—	—	42,437	4,628	(47,065)	—
Dividends to shareholders	—	(18,390)	(644,218)	(316,500)	(17,307)	996,415	—
Capital contribution from noncontrolling interest	—	—	—	—	12,209	—	12,209
Dividends paid to noncontrolling interest	—	—	—	—	(6,782)	—	(6,782)

Net cash provided by (used in) financing activities	1,800	(18,390)	(514,194)	(284,830)	(53,238)	975,679	106,827

Effect of exchange rate changes on cash and cash equivalents	(13)	(1)	(432)	(426)	(4,297)	426	(4,743)

Net change in cash and cash equivalents	(479)	(816)	(64,763)	(163,271)	2,604	163,271	(63,454)
Cash and cash equivalents, beginning of period	511	908	240,175	237,906	53,106	(237,906)	294,700

Cash and cash equivalents, end of period	$32	$92	$175,412	$74,635	$55,710	$(74,635)	$231,246

(Certain totals may not add due to the effects of rounding)

INTELSAT S.A. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011

(in thousands)

	Intelsat S.A.	Intelsat Luxembourg	Intelsat Jackson	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Consolidation and Eliminations	Consolidated
Cash flows from operating activities:	$(33,898)	$(557,342)	$1,260,055	$1,319,179	$6,782	$(1,321,556)	$673,220

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	0	0	(566,434)	(566,434)	(51,056)	568,811	(615,113)
Repayment from (disbursements for) intercompany loans	0	0	15,767	(7,554)	787	(9,000)	0
Capital contributions to previously unconsolidated affiliates	0	0	(12,209)	(12,209)	0	12,209	(12,209)
Investment in subsidiaries	(3,100)	0	(6,671)	(6,671)	0	16,442	0
Dividend from affiliates	559,801	1,108,034	17,267	17,267	0	(1,702,369)	0
Other investing activities	0	0	6,710	6,710	0	(6,710)	6,710

Net cash provided by (used in) investing activities	556,701	1,108,034	(545,570)	(568,891)	(50,269)	(1,120,617)	(620,612)

Cash flows from financing activities:
Repayments of long-term debt	(485,841)	0	(5,837,178)	(5,289,423)	0	5,289,423	(6,323,019)
Proceeds from issuance of long-term debt	0	0	6,083,750	0	35,675	0	6,119,425
Proceeds from (repayment of) intercompany borrowing	0	0	(787)	110,940	(15,767)	(94,386)	0
Debt issuance costs	0	0	(69,339)	0	0	0	(69,339)
Payment of premium on early retirement of debt	(36,770)	0	(134,277)	(108,163)	0	108,163	(171,047)
Principal payments on deferred satellite performance incentives	0	0	(10,361)	(10,361)	(415)	10,361	(10,776)
Capital contribution from parent	0	0	0	5,027,932	9,771	(5,037,703)	0
Dividends to shareholders	0	(559,801)	(1,108,034)	(781,374)	(17,267)	2,466,476	0
Noncontrolling interest in New Dawn	0	0	0	0	1,734	0	1,734

Net cash provided by (used in) financing activities	(522,611)	(559,801)	(1,076,226)	(1,050,449)	13,731	2,742,334	(453,022)

Effect of exchange rate changes on cash and cash equivalents	0	0	(951)	(953)	3,856	953	2,905

Net change in cash and cash equivalents	192	(9,109)	(362,692)	(301,114)	(25,900)	301,114	(397,509)
Cash and cash equivalents, beginning of period	7,315	10,017	595,472	468,867	80,126	(468,867)	692,930

Cash and cash equivalents, end of period	$7,507	$908	$232,780	$167,753	$54,226	$(167,753)	$295,421

(Certain totals may not add due to the effects of rounding)

Intelsat Jackson Holdings S.A.

Offer to Exchange

7 1/4% Senior Notes due 2020

PROSPECTUS

DECEMBER 27, 2012